Form 10-K, Exhibit 13
period 1999-12-31
PRINCETON NATIONAL BANCORP INC
filed 2000-03-30
CIK 707855

EXHIBIT 13

[LOGO] KPMG

The Board Of Directors and Stockholders
Princeton National Bancorp, Inc.
Princeton, Illinois



We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary (Corporation) as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.




                                             /s/ KPMG LLP


Chicago, Illinois
January 28, 2000, except for Note 14, which is as of February 17, 2000

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS)

                                                                                 DECEMBER 31
                                                                             1999           1998
---------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (note 2)                                           $  19,325      $  31,133
Federal funds sold                                                             7,900         23,000
Investment securities (note 3):
   Available-for-sale, at fair value                                         100,043        109,530
   Held-to-maturity, at amortized cost                                        13,923         21,396
Loans held for sale, at lower of cost or market                                8,646          5,363
Loans (note 4):
   Gross loans                                                               308,356        265,655
   Less: Unearned interest                                                        (9)          (181)
         Allowance for possible loan losses                                   (1,950)        (1,800)
                                                                           ---------      ---------
      Net loans                                                              306,397        263,674
Interest receivable                                                            5,799          5,604
Premises and equipment, net of accumulated depreciation (note 5)              12,127         10,627
Goodwill and intangible assets, net of accumulated
   amortization of $2,551 and $2,103,
   at December 31, 1999 and 1998                                               4,600          5,023
Other assets                                                                   4,060          3,561
                                                                           ---------      ---------
      TOTAL ASSETS                                                         $ 482,820      $ 478,911
                                                                           =========      =========
---------------------------------------------------------------------------------------------------
LIABILITIES
Deposits (note 6):
   Demand                                                                  $  45,514      $  47,355
   Interest-bearing demand                                                    93,521         93,982
   Savings                                                                    52,277         54,378
   Time                                                                      213,496        212,123
                                                                           ---------      ---------
      Total deposits                                                         404,808        407,838

Borrowings (note 7):
   Customer repurchase aggreements                                            15,663         13,768
   Advances from Federal Home Loan Bank                                       13,320          9,111
   Interest-bearing demand notes issued to the U.S. Treasury                   2,366            217
   Notes payable                                                               2,150          1,200
                                                                           ---------      ---------

      Total Borrowings                                                        33,499         24,296

Other liabilities                                                              3,567          4,171
                                                                           ---------      ---------

      TOTAL LIABILITIES                                                      441,874        436,305
                                                                           ---------      ---------

STOCKHOLDERS' EQUITY
Common stock: $5 par value, 7,000,000 shares authorized at
   December 31, 1999 and 1998; 4,139,841 shares issued at
   December 31, 1999 and 1998                                                 20,699         20,699
Surplus                                                                        6,335          6,305
Retained earnings                                                             22,118         19,588
Accumulated other comprehensive income (loss), net of tax                     (1,031)           862
Less: Cost of 472,112 and 312,061 treasury shares at December 31, 1999
   and 1998, respectively                                                     (7,175)        (4,848)
                                                                           ---------      ---------

      TOTAL STOCKHOLDERS' EQUITY                                              40,946         42,606

Commitments &  contingencies
                                                                           ---------      ---------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 482,820      $ 478,911
                                                                           =========      =========

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                         FOR THE YEARS ENDED DECEMBER 31
                                                          1999        1998         1997
------------------------------------------------------------------------------------------
INTEREST INCOME:
    Interest and fees on loans                           $24,684     $24,705     $24,150
    Interest and dividends on investment securities:
        Taxable                                            5,082       5,494       4,976
        Tax-exempt                                         1,844       1,729       1,622
    Interest on federal funds sold                           268         388         297
    Interest on interest-bearing time deposits in
           other banks                                       247         335         267
                                                         -------     -------     -------

          Total interest income                           32,125      32,651      31,312
                                                         -------     -------     -------
INTEREST EXPENSE:
    Interest on deposits (note 6)                         14,025      15,297      14,716
    Interest on borrowings                                 1,385       1,207         825
                                                         -------     -------     -------

          Total interest expense                          15,410      16,504      15,541
                                                         -------     -------     -------

NET INTEREST INCOME                                       16,715      16,147      15,771
Provision for possible loan losses (note 4)                  651         337         590
                                                         -------     -------     -------

NET INTEREST INCOME AFTER PROVISION
    FOR POSSIBLE LOAN LOSSES                              16,064      15,810      15,181
                                                         -------     -------     -------

NON-INTEREST INCOME:
    Trust & farm management fees                           1,197       1,119       1,067
    Service charges on deposit accounts                    1,583       1,498       1,368
    Other service fees                                       696         515         445
    Net gain on securities transactions (note 3)              41          96          97
    Loan servicing fees and other charges                    201         374         177
    Other operating income                                   288         241         211
                                                         -------     -------     -------

          Total non-interest income                        4,006       3,843       3,365
                                                         -------     -------     -------

NON-INTEREST EXPENSE:
    Salaries and employee benefits                         7,829       7,479       6,866
    Occupancy                                              1,000       1,007         964
    Equipment expense                                      1,174         822         858
    FDIC/OCC assessments                                     188         185         144
    Goodwill and intangible assets amortization              448         467         464
    Data processing                                          514         609         677
    Trust litigation expenses (note 14)                      141         256          73
    Other operating expense                                3,366       3,149       2,616
                                                         -------     -------     -------

          Total non-interest expense                      14,660      13,974      12,662
                                                         -------     -------     -------

INCOME BEFORE INCOME TAXES                                 5,410       5,679       5,884
Income tax expense (note 8)                                1,556       1,420       1,525
                                                         -------     -------     -------

NET INCOME                                               $ 3,854     $ 4,259     $ 4,359
                                                         =======     =======     =======


NET INCOME PER SHARE:
    Basic                                                $  1.02     $  1.08     $  1.07
    Diluted                                              $  1.02     $  1.08     $  1.07

Basic weighted average shares outstanding              3,768,055   3,950,771   4,063,820
Diluted weighted average shares outstanding            3,781,299   3,951,374   4,063,820

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(DOLLARS IN THOUSANDS)

                                                                        FOR THE YEARS ENDED DECEMBER 31
                                                                         1999         1998         1997
---------------------------------------------------------------------------------------------------------
NET INCOME                                                              $ 3,854      $ 4,259      $ 4,359
    Other comprehensive income (loss), net of tax

        Unrealized holding gains (losses) arising during the period      (1,866)         365          324
        Less: Reclassification adjustment for net realized (gains)
              losses included in net income                                 (27)         (63)         (64)
                                                                        -------      -------      -------

    Other comprehensive income (loss)                                    (1,893)         302          260
                                                                        -------      -------      -------

COMPREHENSIVE INCOME                                                    $ 1,961      $ 4,561      $ 4,619
                                                                        =======      =======      =======

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                             ACCUMULATED
                                                                                OTHER
                                                                            COMPREHENSIVE
                                   COMMON                      RETAINED     INCOME (LOSS)    TREASURY
                                    STOCK        SURPLUS       EARNINGS   NET OF TAX EFFECT    STOCK        TOTAL
                                   ------        -------       --------   -----------------  --------       -----
Balance, January 1, 1997          $20,700        $ 6,193       $ 13,350       $   300        $  (346)      $40,197

   Net income                                                     4,359                                      4,359
   Sale of 5,364 shares
      of treasury stock                               42                                          34            76
   Purchase of 75,000 shares
      of treasury stock                                                                       (1,084)       (1,084)
   Cash dividends
      ($.28 per share)                                           (1,140)                                    (1,140)
   Other comprehensive income,
      net of $133 tax effect                                                      260                          260
                                  -------        -------       --------       -------        -------       -------
Balance, December 31, 1997        $20,700        $ 6,235       $ 16,569       $   560        $(1,396)      $42,668

   Net income                                                     4,259                                      4,259
   Sale of 6,700 shares
      of treasury stock                               72                                          44           116
   Purchase of 195,156 shares
      of treasury stock                                                                       (3,496)       (3,496)
   Cash dividends
      ($.31 per share)                                           (1,241)                                    (1,241)
   Effect of fractional shares retired
      (77 shares) related to 1998
      stock dividend                   (1)            (2)             1                                         (2)
   Other comprehensive income,
      net of $156 tax effect                                                      302                          302
                                  -------        -------       --------       -------        -------       -------
Balance, December 31, 1998        $20,699        $ 6,305       $ 19,588       $   862        $(4,848)      $42,606

   Net income                                                     3,854                                      3,854
   Sale of 4,378 shares
      of treasury stock                               30                                          29            59
   Purchase of 164,429 shares
      of treasury stock                                                                       (2,356)       (2,356)
   Cash dividends
      ($.35 per share)                                           (1,324)                                    (1,324)
   Other comprehensive loss,
      net of $975 tax effect                                                   (1,893)                      (1,893)
                                  -------        -------       --------       -------        -------       -------
BALANCE, DECEMBER 31, 1999        $20,699        $ 6,335       $ 22,118       $(1,031)       $(7,175)      $40,946
                                  =======        =======       ========       =======        =======       =======

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                             1999        1998        1997
-----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
    Net income                                                             $  3,854    $  4,259    $  4,359
    Adjustments to reconcile net income to
        net cash provided by operating activities:
          Depreciation                                                        1,153         822         876
          Provision for possible loan losses                                    651         337         590
          Deferred income tax (benefit) expense                                (282)        191        (208)
          Amortization of goodwill and other intangible assets                  448         467         464
          Amortization of premiums on investment securities,
            net of accretion                                                    206         187          76
          Gain on securities transactions, net                                  (41)        (96)        (97)
          Loans originated for sale                                         (14,208)    (32,742)     (7,431)
          Proceeds from sales of loans originated for sale                   10,925      28,955       8,704
          Increase (decrease) in accrued interest payable                        71         (12)        420
          (Increase) decrease in accrued interest receivable                   (195)        204         (83)
          Increase in other assets                                             (899)       (727)       (481)
          Increase (decrease) in other liabilities                              582         (39)         98
                                                                           --------    --------    --------
              Net cash provided by operating activities                       2,265       1,806       7,287
                                                                           --------    --------    --------
INVESTING ACTIVITIES:
    Proceeds from sales of investment securities available-for-sale           4,054       7,440       6,586
    Proceeds from maturities of investment securities available-for-sale     39,788      35,749      46,080
    Purchase of investment securities available-for-sale                    (33,689)    (45,864)    (55,191)
    Proceeds from maturities of investment securities held-to-maturity       15,489      14,611       4,385
    Purchase of investment securities held-to-maturity                      (11,715)    (21,015)     (6,452)
    Proceeds from sales of other real estate owned                              375          79         200
    Net (increase) decrease in loans                                        (43,374)      6,270     (14,570)
    Purchase of premises and equipment                                       (2,653)     (2,697)       (481)
                                                                           --------    --------    --------

              Net cash used by investing activities                         (31,725)     (5,427)    (19,443)
                                                                           --------    --------    --------
FINANCING ACTIVITIES:
    Net (decrease) increase in deposits                                      (3,030)     21,898      27,239
    Proceeds from borrowings                                                 10,244      10,650       1,200
    Payments for borrowings                                                  (1,041)     (3,341)     (2,100)
    Dividends paid                                                           (1,324)     (1,241)     (1,140)
    Purchase of treasury stock                                               (2,356)     (3,496)     (1,084)
    Sale of treasury stock                                                       59         116          76
                                                                           --------    --------    --------
              Net cash provided by financing activities                       2,552      24,586      24,191
                                                                           --------    --------    --------
Increase (decrease) in cash and cash equivalents                            (26,908)     20,965      12,035
Cash and cash equivalents at beginning of year                               54,133      33,168      21,133
                                                                           --------    --------    --------

Cash and cash equivalents at end of year                                   $ 27,225    $ 54,133    $ 33,168
                                                                           ========    ========    ========

Cash paid during the year for:
    Interest                                                               $ 15,339    $ 16,516    $ 15,121
    Income taxes                                                           $  1,609    $  1,454    $  1,600
Supplemental disclosure of non-cash investing activities:
    Loans transferred to other real estate owned                           $    200    $    375    $    158

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollar amounts in thousands except per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and conform with general practices within the banking industry. A description of the significant accounting policies follows:

BASIS OF CONSOLIDATION - The consolidated financial statements of Princeton National Bancorp, Inc. ("Corporation") include the accounts of the Corporation and its wholly-owned subsidiary, Citizens First National Bank ("subsidiary bank"). Intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES - In order to prepare the Corporation's consolidated financial statements in conformity with generally accepted accounting principles, management is required to make certain estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates may differ from actual results.

INVESTMENT SECURITIES - Investment securities which the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. The Corporation does not have a trading portfolio. All other investment securities that are not classified as held-to-maturity are classified as available-for-sale. Investment securities available-for-sale are recorded at fair value with any changes in fair value reflected as a separate component of stockholders' equity, net of related tax effects. Gains and losses on the sale of securities are determined using the specific identification method. Premiums and discounts on investment securities are amortized or accreted over the contractual lives of those securities. The method of amortization or accretion results in a constant effective yield on those securities (the interest method).

LOANS - Loans are stated at the principal amount outstanding, net of unearned interest and allowance for possible loan losses. Interest on commercial, real estate, and certain installment loans is credited to operations as earned, based upon the principal amount outstanding. Interest on other installment loans is credited to operations using a method which approximates the interest method.

   It is the subsidiary bank's policy to discontinue the accrual of interest on any loan when, in the opinion of management, there is reasonable doubt as to the collectibility of interest or principal. Interest on these loans is credited to income only when the collection of principal has been assured and only to the extent interest payments are received.

   Impaired loans are measured based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Certain groups of small-balance homogenous loans, which are collectively evaluated for impairment and are generally represented by consumer and residential mortgage loans or loans which are measured at the lower of cost or market, are not analyzed individually for impairment. The Corporation generally identifies impaired loans within the non-accrual and restructured commercial and commercial real estate portfolios on an individual loan-by-loan basis. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

   Non-refundable loan fees and certain direct costs of loan originations are deferred at the time a loan is originated. Net deferred loan fees or costs are recognized as yield adjustments over the contractual life of the loan using the interest method.

ALLOWANCE FOR POSSIBLE LOAN LOSSES - The allowance for possible loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries, and is available to absorb losses on loans.

   The allowance is based on factors that include overall composition of loan portfolio, types of loans, past loss experience, loan delinquencies, watchlist, substandard and doubtful credits, and such other factors that, in management's best judgment, deserve evaluation in estimating potential loan losses.

   In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary bank's allowance for possible loan losses. Such agencies may require the subsidiary bank to recognize additions to the allowance for possible loan losses based on their judgments of information available to them at the time of their examination.

SALES OF FIRST MORTGAGE LOANS AND LOAN SERVICING - The subsidiary bank sells first mortgage loans on a non-recourse basis. The total cost of these loans is allocated between loans and servicing rights based on the relative fair value of each. A gain or loss on the sale is recorded which reflects the difference between the cash received and the loan value. Loan servicing fees are recognized over the lives of the related loans. Loan servicing costs are charged to expense as incurred. Loans held-for-sale are stated at the lower of aggregate cost or market. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

   At December 31, 1999 and 1998, the amount of originated mortgage servicing rights was $438 and $414, respectively, and is amortized in future periods in proportion to, and over the period of, estimated net servicing income similar to the interest method using an accelerated amortization method. The amortization of capitalized mortgage servicing rights is reflected in the statements of income as a reduction to loan servicing fees and other charges.

PREMISES AND EQUIPMENT - Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, as follows: buildings, fifteen to forty years; furniture and equipment, three to fifteen years. The carrying amounts of assets sold or retired and the related accumulated depreciation are eliminated from the accounts, and any resulting gains or losses are reflected in income.

COST IN EXCESS OF FAIR VALUE OF NET ASSETS - The cost in excess of the fair value (goodwill) of net assets acquired is being amortized over a fifteen-year period using the straight-line method. Long lived assets, including premises and goodwill, are evaluated for impairment using the guidance provided by Statement of Financial Accounting Standard 121 (FAS 121) "Accounting for the Impairment of Long Lived Assets and Long Lived Assets to be Impaired".

OTHER REAL ESTATE - Other real estate, which is included in other assets in the consolidated balance sheets, represents assets to which the Corporation's subsidiary bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at cost or its fair value at the date of acquisition, less estimated selling costs, whichever is lower. Any deficiency is charged to the allowance for possible loan losses. Subsequent declines in value, based on changes in market conditions, are recorded in expense as incurred. Gains or losses on the disposition of other real estate are recorded in expense in the period in which they are realized.

INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER SHARE - Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the year, which were 3,768,055, 3,950,771, and 4,063,820 for 1999, 1998, and 1997,
respectively. Diluted weighted average shares outstanding included potential common stock relating to outstanding stock options. Diluted weighted average shares outstanding were 3,781,299 for 1999 and 3,951,374 for 1998. There was no potential common stock in 1997.

CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

RESTATEMENT AND RECLASSIFICATION - Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the 1999 presentation.

IMPACT OF FUTURE NEW ACCOUNTING STANDARDS - In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities.

   In June 1999, the FASB issued Statement 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement 133, an Amendment of FASB Statement 133" (FAS 137). FAS 137 defers the effective date to no later than January 1, 2001. Management, at this time, does not anticipate the adoption of this statement will have a material effect on the consolidated financial statements of the Corporation.

2. CASH AND DUE FROM BANKS

   The average compensating balances held at correspondent banks during 1999 and 1998 were $7,875 and $9,066, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the subsidiary bank was not required to maintain reserve requirement balances at the Federal Reserve Bank in either 1999 or 1998.

3. INVESTMENT SECURITIES

   The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31 were as follows:

                                                                          1999
                                                                 GROSS             GROSS          ESTIMATED
                                             AMORTIZED        UNREALIZED        UNREALIZED          FAIR
                                               COST              GAINS            LOSSES            VALUE
                                               ----              -----            ------            -----
Available-for-sale:
     United States Treasury                  $  2,003           $  -0-          $   -0-          $  2,003
     United States Government Agencies         45,143                2             (405)           44,740
     State and Municipal                       22,878              182             (593)           22,467
     Collateralized mortgage obligations       29,451                7             (755)           28,703
     Other securities                           2,130              -0-              -0-             2,130
                                             --------           ------          --------         --------
           Total                              101,605              191           (1,753)          100,043
                                             --------           ------          --------         --------
Held-to-maturity:
     State and Municipal                       13,923               56             (367)           13,612
                                             --------           ------          --------         --------
           Total                             $115,528           $  247          $(2,120)         $113,655
                                             ========           ======          ========         ========
                                                                          1998
                                                                 Gross             Gross          Estimated
                                             Amortized        Unrealized        Unrealized          Fair
                                               Cost              Gains            Losses            Value
                                               ----              -----            ------            -----
Available-for-sale:
     United States Treasury                  $ 16,099           $  104           $  -0-           $16,203
     United States Government Agencies         31,771              304              (23)           32,052
     State and Municipal                       22,685              929              (47)           23,567
     Collateralized mortgage obligations       35,618              158             (119)           35,657
     Other securities                           2,051              -0-              -0-             2,051
                                             --------           ------          --------         --------
           Total                              108,224            1,495             (189)          109,530
                                             --------           ------          --------         --------
Held-to-maturity:
     State and Municipal                       12,508              238               (3)           12,743
     Other securities                           8,888               12              -0-             8,900
                                             --------           ------          --------         --------
           Total                             $129,620           $1,745           $ (192)         $131,173
                                             ========           ======          ========         ========

(dollar amounts in thousands except per share data)

Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 1999:

                                                                  ESTIMATED
                                                        AMORTIZED   FAIR
                                                          COST      VALUE
                                                        --------   --------
Available-for-sale:
     Due in one year or less                            $ 20,381   $ 20,500
     Due after one year through five years                29,757     29,341
     Due after ten years                                  17,930     17,452
                                                        --------   --------

                                                          68,068     67,293
                                                        --------   --------

     Mortgage-backed securities                            1,956      1,917
     Collateralized mortgage obligations                  29,451     28,703
     Other securities                                      2,130      2,130
                                                        --------   --------

                                                        $101,605   $100,043
                                                        ========   ========

Held-to-maturity:
     Due in one year or less                            $  2,598   $  2,604
     Due after one year through five years                 4,914      4,909
     Due after five years through ten years                3,914      3,815
     Due after ten years                                   2,497      2,284
                                                        --------   --------

                                                        $ 13,923   $ 13,612
                                                        ========   ========

   Proceeds from sales of investment securities available-for-sale during 1999, 1998, and 1997 were $4,054, $7,440, and $6,586, respectively. Gross gains of $41 in 1999, $96 in 1998, and $108 in 1997, and gross losses of $ 0 in 1999, $0 in
1998, and $11 in 1997, were realized on those sales. There were no sales of investment securities classified as held-to-maturity during 1999, 1998, and 1997.

   Certain investment securities are pledged to secure public and trust deposits, and for other purposes required or permitted by law. The fair value of these pledged assets at December 31, 1999, 1998, and 1997 was $88,039, $78,682, and $77,273, respectively.

4. LOANS

   The composition of the loan portfolio as of December 31 was as follows:

   Gross loans:                                 1999              1998

     Commercial                              $ 47,963          $ 44,147
     Agricultural                              37,891            37,520
     Real estate-construction                  13,316             6,299
     Real estate-mortgage                     166,837           141,739
     Installment                               42,349            35,950
                                             --------          --------
         Total                               $308,356          $265,655
                                             ========          ========

   Changes in the allowance for possible loan losses for the years ended December 31 were as follows:

                                                1999         1998         1997

   Balance, January 1                         $ 1,800      $ 1,830      $ 1,630
     Provision for possible
         loan losses                              651          337          590
     Recoveries of loans
         previously charged off                   333          651          616
     Loans charged off                           (834)      (1,018)      (1,006)
                                              -------      -------      -------
   Balance, December 31                       $ 1,950      $ 1,800      $ 1,830
                                              =======      =======      =======

   Non-accrual loans at December 31, 1999, 1998, and 1997 were $1,274, $1,390, and $810, respectively. Interest income that would have been recorded on these loans had they remained current was approximately $126, $85, and $75, respectively.

   At December 31, 1999, 1998, and 1997, the recorded investment in impaired loans totaled $845, $957, and $489, respectively, all of which related to impaired loans which do not require a related allowance for possible loan losses as the carrying value of the loans is less than the discounted present value of expected future cash flows. For the years ended December 31, 1999, 1998, and 1997, the average recorded investment in impaired loans was approximately $933, $537, and $596, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not considered material.

   The Corporation's subsidiary bank had loans outstanding to directors, executive officers, and to their related interests (related parties) of the Corporation and its subsidiary of approximately $1,540, $1,865, and $1,639, at December 31, 1999, 1998, and 1997, respectively. These loans were made in the ordinary course of business on the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. An analysis of the activity in 1999 for loans made to directors, executive officers or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 is as follows:

              Balance                                            Balance
          January 1, 1999      Additions      Payments      December 31, 1999
          ---------------      ---------      --------      -----------------
              $1,865             $797          $1,122            $1,540

   The Corporation services loans for others with unpaid principal balances at December 31, 1999, 1998, and 1997 of approximately $58,870, $56,267, and
$42,399, respectively.

5. PREMISES AND EQUIPMENT

   As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

                                           1999        1998

   Land                                  $ 2,280     $ 2,280
   Buildings                              12,192      10,488
   Furniture and Equipment                 9,110       8,166
                                         -------     -------
                                          23,582      20,935

   Less accumulated depreciation          11,455      10,307
                                         -------     -------
           Total                         $12,127     $10,627
                                         =======     =======

   Depreciation expense charged to operating expense for 1999, 1998, and 1997 was $1,153, $822, and $876, respectively.

6. DEPOSITS

   As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

                                          1999          1998          1997

   Amount                               $57,229       $50,578        $40,420
   Interest expense for the year          2,462         2,207          2,162

   Total interest expense on deposits for the years ending December 31, was as follows:

                                           1999         1998         1997

   Interest-bearing demand               $ 2,161      $ 2,492       $2,420
   Savings                                 1,143        1,536        1,631
   Time                                   10,721       11,269       10,665
                                         -------      -------      -------
           Total                         $14,025      $15,297      $14,716
                                         =======      =======      =======

7. BORROWINGS

   As of December 31, borrowings consisted of the following:

                                                1999                 1998
                                                   WEIGHTED             Weighted
                                                    AVERAGE              Average
                                          AMOUNT     RATE       Amount    Rate
                                          ------     ----       ------    ----

   Customer repurchase agreements        $15,663      4.57%    $13,768     4.20%
   Advances from the Federal Home Loan
     Bank of Chicago due:
       September 22, 2000                    351      6.21         399     6.21
       June 18, 2002                         419      6.46         562     6.46
       March 7, 2004                       2,550      5.94       3,150     5.94
       October 7, 2004                     5,000      5.55         -0-       --
       February 27, 2008                   2,500      5.37       2,500     5.37
       June 19, 2008                       2,500      5.44       2,500     5.44
   Interest-bearing demand notes issued
     to the U.S. Treasury                  2,366      4.52         217     4.11
   Notes payable                           2,150      7.50       1,200     6.75
                                         -------      ----     -------     ----
       Total                             $33,499      5.17%    $24,296     4.89%
                                         =======      ====     =======     ====

   The subsidiary bank has adopted a collateral pledge agreement whereby the bank has agreed to keep on hand at all times, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB). All advances from the FHLB have fixed interest rates. The advance maturing in June, 2008 has a one-time callable feature in June, 2003, while the advance maturing in February, 2008 also has a callable feature beginning in February, 2003 and quarterly thereafter. The advance maturing in October, 2004 also has a callable feature, beginning in October, 2000 and quarterly thereafter. All stock in the FHLB is also pledged as additional collateral for these advances.

      The Corporation had notes payable totaling $2,150 and $1,200 at December 31, 1999 and 1998, respectively. There are three notes, all of which are demand notes that carry a floating interest rate equal to the lender's prime rate less one percent (7.50% at December 31, 1999). The notes, which are unsecured, have various maturities in 2000.

(dollar amounts in thousands except per share data)

8. INCOME TAXES

   Income tax expense (benefit) consisted of the following:

                                              CURRENT      DEFERRED      TOTAL
                                              -------      --------      -----

   Year ended December 31, 1999:
      U.S. Federal                            $1,516       $ (247)      $1,269
      State                                      322          (35)         287
                                              ------       ------       ------
         Total                                $1,838       $ (282)      $1,556
   Year ended December 31, 1998:
      U.S. Federal                            $1,229       $  191       $1,420
   Year ended December 31, 1997:
      U.S. Federal                            $1,733       $ (208)      $1,525

   The Corporation was not liable for state income taxes for 1998 or 1997.

   Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following:

                                               1999         1998         1997
                                              ------       ------       ------

   Computed "expected" tax expense            $1,839       $1,931       $2,000
   Increase (decrease) in income taxes
    resulting from:
      Tax-exempt income                         (673)        (630)        (582)
      Non-deductible interest expense             89           86           77
      State income taxes, net of federal
       tax benefit                               174          -0-          -0-
      Goodwill amortization                       88           88           87
      Other, net                                  39          (55)         (57)
                                              ------       ------       ------
                                              $1,556       $1,420       $1,525
                                              ======       ======       ======

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

   Deferred tax assets:                                1999         1998
                                                      ------        -----

      Deferred directors' fees                        $  116        $ 125
      State NOL carryforwards                            -0-            7
      Unrealized loss on investment securities
       available-for-sale                                531          -0-
      Other, net                                          13          -0-
                                                      ------        -----
         Total gross deferred tax assets                 660          132
                                                      ------        -----
   Deferred tax liabilities:
      Building and equipment, principally due to
         differences in depreciation                    (202)        (216)
      Provision for possible loan losses                 (82)        (301)
      Accretion                                          (21)         (73)
      Unrealized gain on investment securities
         available-for-sale                              -0-         (444)
      Purchase accounting adjustments                    (24)         (24)
                                                      ------        -----
         Total gross deferred tax liabilities           (329)      (1,058)
                                                      ------        -----
         Net deferred tax assets (liabilities)        $  331        $(926)
                                                      ======        =====

   Management believes it is more likely than not the deferred tax assets will be realized.

9. REGULATORY MATTERS

   The Corporation and its subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of each entity's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and its subsidiary bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulations to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 1999 and 1998, the Corporation and its subsidiary bank were categorized as well capitalized under the regulatory framework.

   The most recent notification, as of June 7, 1999, from the federal banking agencies categorized the Corporation and the subsidiary bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table that follows. There are no conditions or events since that notification which have changed the Corporation's or the subsidiary bank's category.

   The Corporation's and the subsidiary bank's actual capital amounts and ratios at December 31, 1999 and 1998 were as follows:

                                                                                                 TO BE WELL
                                                                                             CAPITALIZED UNDER
                                                                          FOR CAPITAL        PROMPT CORRECTIVE
                                                       ACTUAL          ADEQUACY PURPOSES     ACTION PROVISIONS

                                                 AMOUNT      RATIO     AMOUNT      RATIO      AMOUNT       RATIO
-----------------------------------------------------------------------------------------------------------------
   As of December 31, 1999:

   Total Capital (to risk-weighted assets):
       Princeton National Bancorp, Inc.         $39,721      12.31%    $25,810      8.00%     $32,263      10.00%
       Citizens First National Bank              41,422      12.85      25,787      8.00       32,234      10.00

   Tier 1 Capital (to risk-weighted assets):
       Princeton National Bancorp, Inc.         $37,771      11.71%    $12,905      4.00%     $19,358       6.00%
       Citizens First National Bank              39,472      12.25      12,893      4.00       19,340       6.00

   Tier 1 Capital (to average adjusted assets):
       Princeton National Bancorp, Inc.         $37,771       8.21%    $18,395      4.00%     $22,994       5.00%
       Citizens First National Bank              39,472       8.59      18,384      4.00       22,980       5.00
-----------------------------------------------------------------------------------------------------------------

                                                                                                 TO BE WELL
                                                                                             CAPITALIZED UNDER
                                                                          FOR CAPITAL        PROMPT CORRECTIVE
                                                       ACTUAL          ADEQUACY PURPOSES     ACTION PROVISIONS

                                                 AMOUNT      RATIO     AMOUNT      RATIO      AMOUNT       RATIO
-----------------------------------------------------------------------------------------------------------------
   As of December 31, 1998:

   Total Capital (to risk-weighted assets):
       Princeton National Bancorp, Inc.         $38,894      13.68%    $22,745      8.00%     $28,431      10.00%
       Citizens First National Bank              39,593      13.94      22,721      8.00       28,401      10.00

   Tier 1 Capital (to risk-weighted assets):
       Princeton National Bancorp, Inc.         $37,094      13.05%    $11,373      4.00%     $17,059       6.00%
       Citizens First National Bank              37,793      13.31      11,360      4.00       17,040       6.00

   Tier 1 Capital (to average adjusted assets):
       Princeton National Bancorp, Inc.         $37,094       8.35%    $17,771      4.00%     $22,213       5.00%
       Citizens First National Bank              37,793       8.51      17,762      4.00       22,202       5.00
-----------------------------------------------------------------------------------------------------------------

10. EMPLOYEE, OFFICER, AND DIRECTOR BENEFIT PLANS

   The subsidiary bank has a defined contribution investment (401k) plan. Under this plan, employees may elect to contribute, on a tax-deferred basis, up to ten percent of their salary. In addition, the subsidiary bank will match employees' contributions up to three percent of each employee's salary. The subsidiary bank's contribution to the defined contribution investment (401k) plan for 1999, 1998, and 1997 was $141, $136, and $124, respectively.

   The subsidiary bank also has a stock purchase program in which the employee contributes through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation's common stock on a quarterly basis at the opening bid price on the last business day of the quarter.

   The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank's plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit-sharing plan charged to operating expense was $196 in 1999, $193 in 1998, and $222 in 1997.

   Additionally, in 1998, the Corporation's shareholders approved a non-qualifying stock option plan for the benefit of employees and directors of the Bank. The Corporation applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plans. The fair value of each option grant in 1999 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 3.22%; expected volatility of 33%; risk-free interest rate of 6.40%; expected life of ten years.

   The number of shares of common stock authorized under the stock option plan is 202,500. The option exercise price must be at least 100% of the fair value of the common stock on the date of grant, and the option term cannot exceed ten years. A summary of the stock option activity and related information follows:

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                            1999                     1998
                                                       ---------------         ---------------
                                                                AVERAGE                 AVERAGE
                                                               EXERCISE                EXERCISE
                                                       SHARES    PRICE         SHARES    PRICE
                                                       ------    -----         ------    -----
           Beginning of period                         12,950   $17.19            -0-       --
           Granted                                     21,500    11.19         12,950   $17.19
           Exercised                                      -0-       --            -0-
                                                       ------   ------         ------   ------
           End of period                               34,450   $13.45         12,950   $17.19
           Options exercisable                          4,317                     -0-
           Fair value of options granted during period  $3.99                   $6.49

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period. There is no difference between the stated and pro forma net income per share in 1998. Proforma diluted earnings would be $.01 less than stated in 1999 and the same in 1998.

(dollar amounts in thousands except per share data)

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107 ("FAS 107"), "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in FAS 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and to not engage in trading or sales activities except for loans held-for-resale and available-for-sale securities. Therefore, significant estimations and assumptions, as well as present value calculations, were used by the Corporation for the purposes of this disclosure.

   Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values, and the recorded book balances at December 31, 1999 and 1998, were as follows:

                                               1999                    1998
                                       --------------------    ---------------------
                                       AMORTIZED     FAIR      Amortized     Fair
                                         COST        VALUE       Cost        Value
------------------------------------------------------------------------------------
FINANCIAL ASSETS:
     Cash and due from banks           $ 19,325    $ 19,325    $ 31,133    $ 31,133
     Federal funds sold                   7,900       7,900      23,000      23,000
     Investment securities              115,528     113,655     129,620     131,173
     Loans, net                         315,043     313,359     269,037     269,349
     Accrued interest receivable          5,799       5,799       5,604       5,604
                                       --------    --------    --------    --------
        Total Financial Assets         $463,595    $460,038    $458,394    $460,259
------------------------------------------------------------------------------------

FINANCIAL LIABILITIES:
     Non-interest-bearing
        demand deposits                $ 45,514    $ 45,514    $ 47,355    $ 47,355
     Interest-bearing deposits          359,294     359,833     360,483     362,159
     Borrowings                          33,499      33,499      24,296      24,296
     Accrued interest payable             2,423       2,423       2,345       2,345
                                       --------    --------    --------    --------
        Total Financial Liabilities    $440,730    $441,269    $434,479    $436,155
------------------------------------------------------------------------------------

   Financial instruments actively traded in a secondary market have been valued using quoted available market prices. Cash and due from banks, interest-bearing time deposits in other banks, federal funds sold, loans held-for-sale, and interest receivable are valued at book value which approximates fair value.

   Financial liability instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar liabilities. Interest payable is valued at book value which approximates fair value.

   Financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance.

   The net loan portfolio has been valued using a present value discounted cash flow. The discount rate used in these calculations is the current rate at which similar loans would be made to borrowers with similar credit ratings, same remaining maturities, and assumed prepayment risk.

   Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

   The Corporation's remaining assets and liabilities, which are not considered financial instruments, have not been valued differently than has been customary with historical cost accounting. No disclosure of the relationship value of the Corporation's core deposit base is required by FAS 107. Because the Corporation's 1999 cost of funds compares favorably with alternative funding sources available to the Corporation, the relationship value of these liabilities is believed by management to be significant. There is no material difference between the notional amount and the estimated fair value of off-balance sheet items, which total $70,342 and $64,102 at December 31, 1999 and 1998 respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

   Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the subsidiary bank has a large trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred tax liabilities, property, plant and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

   Management is concerned reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

12. UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY

   National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 1999, the subsidiary bank had $1,829 available for dividends. Future dividend payments by the subsidiary bank would be dependent on individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

13. COMMITMENTS AND CONTINGENCIES

   The subsidiary bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the subsidiary bank has in particular classes of financial instruments.

   The subsidiary bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. At December 31, 1999, commitments to extend credit and standby letters of credit were approximately $69,177 and $1,165, respectively.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the subsidiary bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing properties.

   Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank secures the standby letters of credit with the same collateral used to secure the loan.

   There are various claims pending against the Corporation's subsidiary bank, arising in the normal course of business. Management believes, based upon consultation with counsel, liabilities arising from these proceedings, if any, will not be material to the Corporation's financial position.

14. SUBSIDIARY BANK TRUST DEPARTMENT LITIGATION

   A ruling was received during the third quarter of 1998 on the Corporation's subsidiary bank's lawsuit, stemming from the 1995 Trust Department issue, against Cincinnati Insurance Company. The case was heard in the United States District Court for the Northern District of Illinois, Eastern Division, in Chicago, Illinois. The judge ruled in favor of the subsidiary bank on all issues and awarded $4,900 in damages, pre-judgment interest, post-judgment interest, and reasonable attorney fees and costs. Cincinnati Insurance Company filed an appeal to the ruling.

   In January, 2000, the Seventh Circuit Court of Appeals issued its decision on the appeal, affirming the Federal District Court Award and increasing the recovery under the policy by $100 though setting aside the award of attorneys' fees. The subsidiary bank is therefore entitled to $5,000 under the policy, pre-judgment interest of approximately $730, and post-judgment interest accruing at the statutory rate from the date of the original judgment in the lower court of approximately $400.

   On February 17, 2000, the subsidiary bank received the settlement from Cincinnati Insurance Company in the amount of $6,235, bringing the matter to a conclusion. Due to the uncertainty of the litigation, none of these amounts had been accrued for at December 31,1999.

15. STOCK DIVIDEND

   In April, 1998, the Corporation announced a 3-for-2 stock split which was paid on May 15, 1998 to shareholders of record as of April 24, 1998. All amounts for 1998 and 1997 have been adjusted to reflect this stock split.

16. POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

   The Corporation offers their retirees the opportunity to continue benefits in the subsidiary bank's Employee Health Benefit Plan provided the retiree agrees to pay a portion of their monthly premiums. The Corporation's level of contribution is based upon an age and service formula and will provide benefits to active participants until age 65. The components of the 1999, 1998, and 1997 net periodic post-retirement benefit cost are shown below:

                                               1999        1998         1997

   Service cost                                $ 31       $  29         $ 27
   Interest cost                                 29          26           25
   Net amortization of transition obligation     16          16           16
                                               ----       -----         ----
   Net periodic post-retirement benefit cost   $ 76       $  71         $ 68
                                               ====       =====         ====

   At December 31, 1999, 1998, and 1997, the accumulated post-retirement benefit obligation totaled $413, $371, and $349, respectively. For measurement purposes, a 10% annual rate of increase in the cost of covered benefits (healthcare cost trend rate) was assumed for 1999, 1998, and 1997 and the rate was further assumed to decline to 5% after six years. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.0% at December 31, 1999, 1998, and 1997.

   Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

                                               1-PERCENTAGE-      1-PERCENTAGE-
                                              POINT INCREASE     POINT DECREASE
                                              --------------     --------------
   Effect on total of service and interest
      cost components                             $   5             $   (4)
   Effect on post-retirement benefit
      obligation                                     44                (38)

(dollar amounts in thousands except per share data)

17. CONDENSED FINANCIAL INFORMATION OF PRINCETON NATIONAL BANCORP, INC.

   The following condensed financial statements are presented for the Corporation on a stand alone basis.

                            CONDENSED BALANCE SHEETS

                                                                     DECEMBER 31
                                                                ---------------------
                                                                  1999         1998
         ASSETS
         Cash                                                   $     14     $     14
         Interest-bearing deposits in subsidiary bank                136          295
         Other assets                                                519          552
         Investment in subsidiary bank                            42,384       43,005
                                                                --------     --------
                  TOTAL ASSETS                                  $ 43,053     $ 43,866
                                                                ========     ========

         LIABILITIES
         Borrowings                                             $  2,150     $  1,200
         Other liabilities                                           (43)          60
                                                                --------     --------
                  TOTAL LIABILITIES                                2,107        1,260
                                                                --------     --------
         STOCKHOLDERS' EQUITY
         Common stock                                             20,699       20,699
         Surplus                                                   6,335        6,305
         Retained earnings                                        22,118       19,588
         Accumulated other comprehensive income (loss),
            net of tax                                            (1,031)         862
         Less: Cost of treasury shares                            (7,175)      (4,848)
                                                                --------     --------
                  TOTAL STOCKHOLDERS' EQUITY                      40,946       42,606
                                                                --------     --------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $ 43,053     $ 43,866
                                                                ========     ========


                         CONDENSED STATEMENTS OF INCOME

                                                                 FOR THE YEARS ENDED DECEMBER 31
                                                                ----------------------------------
                                                                  1999         1998         1997
   INCOME
   Dividends received from subsidiary bank                      $  2,800     $  6,200     $  2,400
   Interest income                                                    11           18           62
   Gain on sale of investment securities                             -0-          -0-            2
   Other income                                                       20           36            1
                                                                --------     --------     --------
            TOTAL INCOME                                           2,831        6,254        2,465
                                                                --------     --------     --------
   EXPENSES
   Interest expense                                                   96          114          353
   Amortization of goodwill and other intangible assets               63           63           63
   Other expenses                                                    169          161          118
                                                                --------     --------     --------
            TOTAL EXPENSES                                           328          338          534
                                                                --------     --------     --------
   Income before income taxes and equity
      in undistributed income of subsidiary bank                   2,503        5,916        1,931
   Applicable income taxes (benefit)                                 (80)         (75)        (138)
                                                                --------     --------     --------
   Income before equity in undistributed income
      of subsidiary bank                                           2,583        5,991        2,069
   Equity in undistributed income (loss) of subsidiary bank        1,271       (1,732)       2,290
                                                                --------     --------     --------
            NET INCOME                                          $  3,854     $  4,259     $  4,359
                                                                ========     ========     ========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                           FOR THE YEARS ENDED DECEMBER 31
                                                           -------------------------------
                                                             1999        1998        1997
   Operating activities:
      Net income                                           $ 3,854     $ 4,259     $ 4,359
      Adjustments to reconcile net income to
         net cash provided by operating activities:
           Amortization of investment securities,
              net of accretion                                 -0-         -0-          (1)
           Gain on securities transactions, net                -0-         -0-          (2)
           Equity in undistributed income                   (1,271)      1,732      (2,290)
           Amortization of goodwill
              and other intangible assets                       63          63          63
           (Increase) decrease in other assets                 (32)       (101)        261
           Increase (decrease) in other liabilities           (102)        983      (1,056)
                                                           -------     -------     -------
                     NET CASH PROVIDED BY
                     OPERATING ACTIVITIES                    2,512       6,936       1,334
                                                           -------     -------     -------
   Investing activities:
      Proceeds from sales of investment securities
         available-for-sale                                    -0-         -0-         925
      Proceeds from maturities of investment securities
         available-for-sale                                    -0-         -0-           8
                                                           -------     -------     -------
                     NET CASH PROVIDED BY
                     INVESTING ACTIVITIES                      -0-         -0-         933
                                                           -------     -------     -------
   Financing activities:
      Payments for borrowings                                 (250)     (4,750)       (600)
      Proceeds from borrowings                               1,200       2,200          --
      Sale of treasury stock                                    59         116          76
      Purchase of treasury stock                            (2,356)     (3,496)     (1,084)
      Dividends paid                                        (1,324)     (1,241)     (1,140)
                                                           -------     -------     -------
                     NET CASH USED BY
                     FINANCING ACTIVITIES                   (2,671)     (7,171)     (2,748)
                                                           -------     -------     -------
   Decrease in cash and cash equivalents                      (159)       (235)       (481)
   Cash and cash equivalents at beginning of year              309         544       1,025
                                                           -------     -------     -------
   CASH AND CASH EQUIVALENTS AT END OF YEAR                $   150     $   309     $   544
                                                           =======     =======     =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollar amounts in thousands except per share data)

   The following discussion and analysis provides information about the Corporation's financial condition and results of operations for the years ended December 31, 1999, 1998, and 1997. This discussion and analysis should be read in conjunction with "Selected Statistical Data", and the Corporation's Consolidated Financial Statements and the Notes thereto included in this report (dollar amounts in thousands unless otherwise indicated).

OVERVIEW

   Assets increased to $482,820 at year-end. The structure of the balance sheet changed significantly throughout 1999. Loans increased and short-term funds decreased. This had a positive effect on net interest income. The net interest margin improved to 4.27% in the fourth quarter as compared to 4.15% for all of 1999 and 4.12% for 1998.

   The decrease in equity resulted from a negative fair market value adjustment of the subsidiary bank's investment portfolio, which was caused by an increase in interest rates during 1999.

   The stock repurchase plan increased treasury shares and also contributed to the decrease in capital. The balance sheet leverage did improve as a result of this change in capital.

   Net income decreased 9.51% during 1999. Operating expenses were negatively impacted by increases in equipment depreciation, provision for loan loss expense, and salary expenses. Additionally, income tax expense increased as a result of the Company's increase in pre-tax income and utilizing all available state net operating loss carryforwards in 1998 and becoming taxable for state income tax purposes in 1999. Loan growth contributed to the improvement in net interest income in 1999.

              ASSETS AT    PERCENT    EQUITY AT    PERCENT      NET      PERCENT
              YEAR-END     CHANGE     YEAR-END     CHANGE     INCOME     CHANGE
              --------     ------     --------     ------     ------     ------
   1999       $482,820      0.82%     $40,946      (3.90)%    $3,854    (9.51)%
   1998        478,911      6.51       42,606      (0.15)      4,259    (2.29)
   1997        449,660      6.96       42,668       6.15       4,359    27.20

ANALYSIS OF RESULTS OF OPERATIONS

   NET INTEREST INCOME. Net interest income increased by $638 (on a taxable equivalent basis) to $17,732 in 1999 from $17,094 in 1998, an increase of 3.7%. This increase is not only a result of an increase in the volume of interest-earning assets, but, more importantly, a change in the composition of interest-earning assets with a higher percentage being in net loans, which earns the highest return. As a result, the net yield on interest-earning assets increased to 4.15% in 1999, from 4.12% in 1998. The yield on average earning assets decreased from 8.10% in 1998 to 7.77% in 1999. However, the cost of interest-bearing liabilities also dropped from 4.53% in 1998 to 4.07% in 1999.

   The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

                                                       1999                          1998                         1997
                                          ---------------------------   ----------------------------  ---------------------------
                                          AVERAGE              YIELD/   Average               Yield/  Average              Yield/
                                          BALANCE   INTEREST    COST    Balance    Interest    Cost   Balance   Interest    Cost
                                          ---------------------------   ----------------------------  ---------------------------
AVERAGE INTEREST-EARNING ASSETS

Interest-bearing deposits                 $  5,260  $    247     4.70%  $  6,401   $    335    5.23%  $  4,911  $    267    5.44%
Taxable investment securities               89,818     5,082     5.66     92,643      5,494    5.93     82,200     4,976    6.05
Tax-exempt investment securities (a)        37,262     2,794     7.50     34,340      2,620    7.63     30,824     2,458    7.97
Federal funds sold                           5,664       268     4.73      7,380        388    5.26      5,465       297    5.43
Net loans (a) (b)                          288,773    24,751     8.57    274,272     24,761    9.03    267,918    24,185    9.03
                                          --------  --------            --------   --------           --------  --------
      Total interest-earning assets        426,777    33,142     7.77    415,036     33,598    8.10    391,318    32,183    8.22
                                          --------  --------            --------   --------           --------  --------
Average non-interest-earning assets         37,945                        34,343                        35,696
                                          --------                      --------                      --------
      Total average assets                $464,722                      $449,379                      $427,014
                                          ========                      ========                      ========

AVERAGE INTEREST-BEARING LIABILITIES

Interest-bearing demand deposits          $ 92,448     2,161     2.34%  $ 86,874      2,492    2.87%  $ 84,424     2,420    2.87%
Savings deposits                            54,998     1,143     2.08     53,630      1,536    2.86     54,543     1,631    2.99
Time deposits                              203,365    10,721     5.27    201,598     11,269    5.59    192,250    10,665    5.55
Interest-bearing demand notes
   issued to the U. S. Treasury              1,093        52     4.76      1,015         55    5.42      1,117        64    5.73
Federal funds purchased and
   customer repurchase agreements           15,053       667     4.43     12,963        626    4.83      7,741       375    4.84
Advances from Federal Home Loan Bank        10,008       570     5.70      7,011        412    5.88        521        33    6.33
Borrowings                                   1,342        96     7.15      1,397        114    8.16      4,120       353    8.57
                                          --------  --------            --------   --------           --------  --------
      Total interest-bearing
         liabilities                       378,307    15,410     4.07    364,488     16,504    4.53    344,716    15,541    4.51
                                          --------  --------            --------   --------           --------  --------
Net yield on average
   interest-earning assets                          $ 17,732     4.15%             $ 17,094    4.12%            $ 16,642    4.25%
                                                    ========     ====              ========    ====             ========    ====
Average non-interest-bearing liabilities    44,536                        41,999                        41,039

Average stockholders' equity                41,879                        42,892                        41,259
                                          --------                      --------                      --------
      Total average liabilities and
         stockholders' equity             $464,722                      $449,379                      $427,014
                                          ========                      ========                      ========


(a) Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a fully taxable basis.

(b) Includes $63 in 1999, $329 in 1998, and $116 in 1997, attributable to interest from non-accrual loans.

   In 1998, net interest income improved by 2.7% to $17,094, a result of an increase in the volume of interest-earning assets, offset by falling interest rates and a flattening yield curve throughout 1998, which reduced the net yield on interest-earning assets and the average cost of interest-bearing liabilities. The net yield on interest-earning assets decreased to 8.10% from 8.22% in 1997. The average rate on interest-bearing liabilities increased to 4.53% from 4.51%. The resulting net yield on average interest-earning assets on a fully taxable equivalent basis decreased to 4.12% from 4.25% in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollar amounts in thousands except per share data)

   The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates.

                                                                     FOR THE YEARS ENDED DECEMBER 31
                                         ------------------------------------------------------------------------------------------
                                            1999 COMPARED TO 1998         1998 COMPARED TO 1997          1997 COMPARED TO 1996

                                         VOLUME(a)  RATE(a)     NET    VOLUME(a)   RATE(a)     NET     VOLUME(a)   RATE(a)    NET
INTEREST FROM INTEREST-EARNING ASSETS

   Interest-bearing time deposits        $   (57)  $   (31)  $   (88)   $    79   $   (11)   $    68    $   251   $    (7)  $   244
   Taxable investment securities            (164)     (248)     (412)       624      (106)       518       (587)      428      (159)
   Tax-exempt investment securities (b)      221       (47)      174        274      (112)       162         63       (78)      (15)
   Federal funds sold                        (86)      (34)     (120)       102       (11)        91        151         6       157
   Net loans (c)                           1,280    (1,290)      (10)       576       -0-        576      2,034       (60)    1,974
                                         -------   -------   -------    -------   -------    -------    -------   -------   -------
      Total income from interest-
         earning assets                    1,194    (1,650)     (456)     1,655      (240)     1,415      1,912       289     2,201
                                         -------   -------   -------    -------   -------    -------    -------   -------   -------

EXPENSE OF INTEREST-BEARING LIABILITIES

   Interest-bearing demand deposits          144      (475)     (331)        72       -0-         72        211       193       404
   Savings deposits                           32      (425)     (393)       (26)      (69)       (95)        44       -0-        44
   Time deposits                              98      (646)     (548)       523        81        604        343       152       495
   Interest-bearing demand notes issued
      to the U.S. Treasury                     4        (7)       (3)        (6)       (3)        (9)         3         9        12
   Federal funds purchased and customer
      repurchase agreements                   97       (56)       41        250         1        251         31        (6)       25
   Advances from Federal Home Loan Bank      174       (16)      158        397       (18)       379         33       -0-        33
   Borrowings                                 (4)      (14)      (18)      (228)      (11)      (239)       (75)        7       (68)
                                         -------   -------   -------    -------   -------    -------    -------   -------   -------
      Total expense from interest-
         bearing liabilities                 545    (1,639)   (1,094)       982       (19)       963        590       355       945
                                         -------   -------   -------    -------   -------    -------    -------   -------   -------
      Net difference                     $   649   $   (11)  $   638    $   673   $  (221)   $   452    $ 1,322   $   (66)  $ 1,256
                                         =======   =======   =======    =======   =======    =======    =======   =======   =======

(a) The change in interest due both to rate and volume has been allocated equally.

(b) Interest income on non-taxable investment securities includes the effects of taxable equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities to a fully-taxable basis.

(c) Includes loan fees of $1,048 in 1999, $986 in 1998, and $787 in 1997.
    Interest income on loans includes the effect of tax equivalent adjustments for non-taxable loans using a tax rate of 34% in adjusting interest on tax-exempt loans to a fully-taxable basis. Includes non-accrual loans, with year-end balances of $1,274 in 1999, $1,390 in 1998, and $810 in 1997.

   NON-INTEREST INCOME. Non-interest income increased in 1999 by $163 to $4,006, up 4.2% from 1998's total of $3,843. As a percentage of average assets, non-interest income remained at .86% for 1999, the same level as in 1998. The biggest increase was in other service charges, which increased by $181 (or 35.2%). This was a result of income generated by the subsidiary bank's new debit card product and a 168% increase in brokerage fee income. Notable increases were also seen in trust income (up $90 or 10.6%) as a result of the increase in trust accounts and assets, and in service charges on deposit accounts (up $85 or 5.7%) as a result of an increase in the number of deposit accounts at the subsidiary bank. There was a decrease in loan servicing fees and other charges of $173 (or 46.3%), a result of higher interest rates which reduced loan originations and related sales in the secondary market. The following table provides non-interest income by category, total non-interest income, and non-interest income to average total assets for the periods indicated:

                                                   YEAR ENDED DECEMBER 31
                                             --------------------------------
                                              1999         1998         1997

   Trust income                              $  943       $ 853        $  817
   Farm management fees                         254         266           250
   Service charges on deposit accounts        1,583       1,498         1,368
   Other service charges                        696         515           445
   Securities transactions, net                  41          96            97
   Other operating income                       288         241           211
   Loan servicing fees and other charges        201         374           177
                                             ------      ------        ------
   Total non-interest income                 $4,006      $3,843        $3,365
                                             ======      ======        ======
   Non-interest income
       to average total assets                  .86%        .86%          .79%

   In 1998, non-interest income increased by $478 to $3,843, up 14.2% from 1997's total of $3,365. Likewise, non-interest income as a percentage of average assets increased from .79% to .86% over the same period. With the exception of securities transactions, which decreased only $1, all categories showed increases in 1998 when compared to 1997. The biggest increase was seen in loan servicing fees and other charges which increased by $197 (or 111.3%) due to heavy refinancing activity in the real estate market. Service charges on deposit accounts also showed a healthy increase of $130 (or 9.5%) due to an overall increase in the number of deposit accounts at the subsidiary bank.

   NON-INTEREST EXPENSE. In 1999, non-interest expenses increased by $686, or 4.9%, to $14,660 compared to $13,974 in 1998. As a percentage of average assets, non-interest expense was 3.15% in 1999, up just slightly from 3.11% in 1998. Two categories accounted for the majority of the increase: salaries and employee benefits, and equipment. Salaries and employee benefits increased by $350 (or 4.7%), due to normal salary increases and a slight increase in the number of employees. Equipment expense increased by $352 (or 42.8%), due to the installation of new computer systems in the latter part of 1998 and the resulting depreciation expense beginning in 1999. In 1998, the older equipment became fully depreciated, thereby lowering depreciation expense. Collectively, all other categories of non-interest expense decreased by $16. The following table provides non-interest expense, and non-interest expense to average total assets for the periods indicated.

                                                             YEAR ENDED DECEMBER 31
                                                       ----------------------------------
                                                         1999          1998         1997
   Salaries and employee benefits                      $ 7,829       $7,479       $ 6,866
   Equipment                                             1,174          822           858
   Occupancy                                             1,000        1,007           964
   Loan administrative expenses                            550          586           451
   Data processing                                         514          609           677
   Goodwill and intangible assets amortization             448          467           464
   Postage                                                 335          326           316
   Supplies                                                269          242           203
   FDIC/OCC assessments                                    188          185           144
   Trust litigation expenses                               141          256            73
   Other operating expense                               2,212        1,995         1,646
                                                       -------      -------       -------
   Total non-interest expense                          $14,660      $13,974       $12,662
                                                       =======      =======       =======
   Non-interest expense
       to average total assets                            3.15%        3.11%         2.97%


   Non-interest expenses increased in 1998 by $1,312 (or 10.4%) to $13,974 from $12,662 in 1997. Salaries and employee benefits increased by $613 (or 8.9%), a result of an increase in the number of full-time equivalent employees in 1998, which has been required as the subsidiary bank continues to grow. Trust litigation expenses also increased in 1998 to $256 from $73 in 1997. FDIC/OCC assessments were up 28.5% from 1997, due to the fact that the Corporation received a refund in the first quarter of 1997. Other operating expenses also increased during 1998, the result of several smaller accounts such as postage, advertising, supplies, etc. showing marginal increases. Data processing expenses decreased by $68 (or 10.0%), partially as a result of the subsidiary bank changing to in-house item processing.

   NET INCOME. Net income for 1999 was $3,854 (or $1.02 per diluted share), a decrease of $405 (or 9.5%) from $4,259 (or $1.08 per diluted share) in 1998. This decrease is a result of the subsidiary bank becoming state taxable in 1999 and an increase in the provision for loan losses as well as the aforementioned increases in non-interest expenses.

   Net income for 1998 decreased by $100 (or 2.3%) from $4,359 in 1997. This decrease was attributable to a narrowing of the net interest margin as well as increases in non-interest expenses, which more than offset increases in non-interest income.

ANALYSIS OF FINANCIAL CONDITION

   LOANS. The Corporation's loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: agricultural, commercial, real estate, and installment. The Corporation has no foreign loans. The following table summarizes the Corporation's loan portfolio:

                                                                           DECEMBER 31
                              ---------------------------------------------------------------------------------------------------
                                     1999                 1998                 1997                 1996                1995
                                           % OF                 % of                 % of               % of                 % of
                               AMOUNT     TOTAL     Amount     Total     Amount     Total     Amount    Total     Amount    Total
                              -----------------    -----------------    -----------------    ----------------    ----------------
   Agricultural               $ 37,891     12.3%   $ 37,520     14.1%   $ 38,991     14.3%   $ 36,030    14.0%   $ 33,106    14.2%
   Commercial                   47,963     15.6      44,147     16.6      41,241     15.1      38,410    14.8      34,687    14.9
   Real Estate
       1-4 family residences    67,936     22.0      66,243     24.9      75,607     27.8      72,460    28.1      63,824    27.4
       Agricultural             41,641     13.5      33,491     12.6      30,434     11.2      28,374    11.0      23,148    10.0
       Construction             13,316      4.3       6,299      2.4       6,030      2.2       4,160     1.6       3,116     1.3
       Commercial               57,260     18.6      42,005     15.8      42,617     15.7      41,170    16.0      37,378    16.1
                              --------             --------             --------             --------            --------
       Real Estate Total       180,153     58.4     148,038     55.7     154,688     56.9     146,164    56.7     127,466    54.8

   Installment                  42,349     13.7      35,950     13.6      37,480     13.7      37,514    14.5      37,434    16.1
                              --------             --------             --------             --------            --------
   Total loans                $308,356    100.0%   $265,655    100.0%   $272,400    100.0%   $258,118   100.0%   $232,693   100.0%
                              ========             ========             ========             ========            ========

   Total assets               $482,820             $478,911             $449,660             $420,407            $402,393

   Loans to total assets                   63.9%                55.5%                60.6%               61.4%               57.8%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except per share data)

   Total loans increased $42.7 million (or 16.1%) in 1999, as compared to a decrease of $6.7 million (or 2.5%) in 1998. This substantial increase reflects the overall strong economy of the market area served by the subsidiary bank and successful efforts of the staff to build profitable relationships with customers.

   Commercial loans increased $3.8 million (or 8.6%) in 1999. This compares to an increase of $2.9 million (or 7.1%) in 1998. Commercial growth remains particularly active in the eastern and northeastern markets. More established areas posted increases also, largely due to the success of relationship building with customers. Competition for high quality commercial and agricultural customers remains strong.

   The agricultural loan portfolio was virtually unchanged in 1999 compared to 1998. This is after a decrease of $1.5 million (or 3.8%) in 1998. During 1999 and 1998, a number of short-term agricultural credits were converted to well secured agricultural real estate loans. Agriculture commodity prices remain low, causing reduced cash flow for many farmers; however, increased yields and cash injected from the government have helped mitigate the low commodity prices.

   The largest area of growth in the portfolio was in real estate loans. These loans increased $32.1 million (or 21.7%) from 1998 compared to a decrease of $6.7 million (or 4.3%) in 1998. The decrease in 1998 was due to heavy refinancing of residential real estate loans into fixed rate loans that were sold into the secondary market. Due to increasing interest rates, such refinancing did not occur in 1999. All types of real estate loans increased in 1999 with commercial and agricultural real estate loans showing the largest gains. Construction loans are primarily commercial projects.

   Consumer installment loans increased $6.4 million (or 17.8%) in 1999 from 1998. This follows a slight decline in 1998. Most of the increase is in home equity loans and auto financing.

   Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are the quality of the borrower's management and the impact of national economic factors. With respect to agricultural loans, the primary risks are weather and, like commercial loans, quality of the borrower's management. Risks associated with real estate loans include concentrations of loans in a loan type, such as commercial or agricultural, and fluctuating land values. Installment loans also have risks associated with concentrations of loans in a single type of loan. Installment loans additionally carry the risk of a borrower's unemployment as a result of deteriorating economic conditions.

   The Corporation's strategy with respect to addressing and managing these types of risks, whether loan demand is weak or strong, is for the subsidiary bank to follow its conservative loan policies and underwriting practices, which include (i) granting loans on a sound and collectible basis, (ii) investing funds profitably for the benefit of the shareholders and the protection of depositors, (iii) serving the legitimate needs of the community and the subsidiary bank's general market area while obtaining a balance between maximum yield and minimum risk, (iv) ensuring primary and secondary sources of repayment are adequate in relation to the amount of the loan, (v) administering loan policies through a Directors' Loan Committee and an Officers' Loan Committee,
(vi) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each loan category, and (vii) ensuring each loan is properly documented and, if appropriate, secured or guaranteed by government agencies, and insurance coverage is adequate, especially with respect to certain agricultural loans because of the risk of poor weather.

   NON-PERFORMING LOANS AND OTHER REAL ESTATE OWNED. Non-performing loans amounted to .44% of total loans at year-end 1999 compared to .52% at year-end 1998. The overall low level of non-performing loans is a reflection of the subsidiary bank's lending staff, credit policies, and management's emphasis on asset quality. Potential problem credits are closely monitored by the lending staff, and an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off, or if well secured and in the process of collection, placed on a non-accrual status. Reflecting the Corporation's sound credit policies, the allowance for possible loan losses was 141% and 128% of nonperforming loans at year-end 1999 and 1998, respectively. The Corporation does not have any significant concentration of commercial real estate loans or commitments in areas which are experiencing deteriorating economic conditions. Total other real estate owned as of December 31,1999 was $92. The Corporation had $217 in other real estate owned as of December 31, 1998. The following table provides information on the Corporation's non-performing loans since 1995:

                                                                      DECEMBER 31
                                             --------------------------------------------------------------
                                               1999         1998          1997          1996          1995
   Non-accrual                               $1,274        $1,390        $  810        $1,157        $  808
   90 days past due and accruing                111            16            27           -0-           109
   Restructured                                 -0-           -0-           -0-           -0-           -0-
                                             ------        ------        ------        ------        ------
       Total non-performing loans            $1,385        $1,406        $  837        $1,157        $  917
                                             ======        ======        ======        ======        ======

   Non-performing loans to total loans
       (net of unearned interest)               .44%          .52%          .31%          .45%          .39%

   As of December 31, 1999 and 1998, loans which the Corporation's management had serious doubts as to the ability of borrowers to comply with loan repayment terms not carried as non-performing loans totaled approximately $235 (or .08% of the total loan portfolio), compared to $279 (or .10% of the total loan portfolio), respectively.

   ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance shown in the following table represents the allowance available to absorb losses within the entire portfolio:

                                                             FOR THE YEARS ENDED DECEMBER 31
                                              -------------------------------------------------------------
                                                1999         1998         1997         1996         1995
   Amount of loans outstanding at end of
      period (net of unearned interest)       $308,347     $265,474     $272,111     $257,931     $ 232,471
   Average amount of loans outstanding for
     the period (net of unearned interest)    $283,845     $274,076     $265,756     $244,027     $ 218,091
   Allowance for possible loan
     losses at beginning of period            $  1,800     $  1,830     $  1,630     $  2,034     $   2,100

   Charge-offs:
     Agricultural                                  -0-           84          -0-          -0-           -0-
     Commercial                                    155          279          171          140             6
     Real estate-mortgage                           74           26            1            4           -0-
     Installment                                   605          629          834        1,221           557
                                              --------     --------     --------     --------     ---------
         Total charge-offs                         834        1,018        1,006        1,365           563
                                              --------     --------     --------     --------     ---------
   Recoveries:
     Agricultural                                    6          243           66          351           321
     Commercial                                     28           28           65           31            23
     Real estate-mortgage                            1            1          -0-            4            10
     Installment                                   298          379          485          534           244
                                              --------     --------     --------     --------     ---------
         Total recoveries                          333          651          616          920           598
                                              --------     --------     --------     --------     ---------
   Net loans charged off  (recovered)              501          367          390          445           (35)
   Provision (credit) for possible
     loan losses                                   651          337          590           41          (101)
                                              --------     --------     --------     --------     ---------
   Allowance for possible loan
      losses at end of period                 $  1,950     $  1,800     $  1,830     $  1,630     $   2,034
                                              ========     ========     ========     ========     =========

   Net loans charged off
     (recovered) to average loans                  .18%         .13%         .15%         .18%         (.02)%
   Allowance for possible loan
     losses to non-performing loans             140.79%      128.02%      218.64%      140.88%       221.81%
   Allowance for possible loan
     losses to total loans at end of
     period (net of unearned interest)             .63%         .68%         .67%         .63%          .87%

   The allowance for possible loan losses is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management's best judgment, deserve evaluation in estimating possible loan losses. The adequacy of the allowance for possible loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the loan review staff of the audit department of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis and to the Board of Directors of the Corporation on a quarterly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank's management and its Board of Directors.

   More specifically, the Corporation calculates the appropriate level of the allowance for possible loan losses on a monthly basis using historical charge-offs for each loan type, substandard loans, and anticipated losses with respect to specific loans. The amount in the allowance is based on the amount of outstanding loans for each loan type, and other factors such as the historical loan loss experience by loan type, specific loan loss reserves, and the level of substandard and delinquent loans. In addition to management's assessment of the portfolio, the Corporation and the subsidiary bank are examined periodically by regulatory agencies. Although the regulatory agencies do not determine whether the subsidiary bank's allowance for possible loan losses is adequate, such agencies do review the procedures and policies followed by management of the subsidiary bank in establishing the allowance.

   Reflecting the Corporation's emphasis on asset quality, net charge-offs were .18% of average total loans in 1999, and the allowance for possible loan losses at year-end 1999 was $1.95 million, .63% of total loans, net of unearned interest, and 141% of non-performing loans. Management considers the allowance for possible loan losses adequate to meet potential losses as of December 31, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except per share data)

   INVESTMENT SECURITIES. The objectives of the investment portfolio are to provide the Corporation with a source of earnings and liquidity. The following table provides information on the book value of investment securities as of the dates indicated:

                                                            DECEMBER 31
                                                    ------------------------
                                                      1999              1998

     U.S. Treasury Notes                            $  2,003         $ 16,203
     U.S. Government Agencies                         44,740           32,052
     State and Municipal                              36,390           36,075
     Collateralized mortgage obligations              28,703           35,657
     Commercial paper                                    -0-            8,888
     Other securities                                  2,130            2,051
                                                    --------         --------
         Total                                      $113,966         $130,926
                                                    ========         ========

   Total investment securities decreased by $17.0 million (or 12.9%) to $114.0 million, at December 31, 1999, compared to December 31, 1998. The major reason for the decrease was an increase in loan demand. A decrease of $14.2 million occurred in the U.S. Treasury category, while an increase totaling $12.7 million occurred in the U.S. Government Agency category. The return of an attractive spread in the U.S. Government Agencies over Treasuries was responsible for the shift from Treasuries to Agencies. Maturing investments of $6.2 million and $8.9 million, respectively, in Collateralized mortgage obligations and Commercial paper were used to fuel the increase in loan demand.

   DEPOSITS. Total deposits declined slightly in 1999 by $3.0 million from 1998. However, total deposits remain up from 1997 by $18.9 million (or 4.9%). 1999's decline was less than 1%. The average rate for deposits in 1999 was 3.59%, down from 3.95% in 1998. While this had a positive impact on the subsidiary bank's interest margin, it precipitated the deposit decline as investors seeking higher returns continued to look outside the subsidiary bank. With rates declining and the stock market surging, the slight decline in total deposits is not alarming to management.

   The decrease in deposits occurred primarily in savings and non-interest-bearing demand accounts. This reflects the customers' continued desire for higher rates while maintaining liquidity. Time deposits increased slightly over 1998, by $1.4 million.

   Over the last three years, the subsidiary bank has seen consistent growth in most deposit categories. Total deposits have increased 12.9% ( $46.1 million) with the largest increase coming in the interest-bearing demand accounts, 18.6% ($14.6 million).

   The following table sets forth the classification of deposits with year-end balances and the average rates paid for the indicated periods:

                                                     FOR THE YEARS ENDING DECEMBER 31
                                   ---------------------------------------------------------------------
                                            1999                    1998                      1997
                                    BALANCE      RATE       Balance       Rate       Balance        Rate
                                    -------      ----       -------       ----       -------        ----
   Non-interest-bearing demand     $ 45,514       N/A       $ 47,355       N/A       $ 42,333        N/A
   Interest-bearing demand           93,521      2.34%        93,982      2.87%        87,364       2.87%
   Savings                           52,277      2.08%        54,378      2.86%        52,193       2.99%
   Time deposits                    213,496      5.27%       212,123      5.59%       204,050       5.55%
                                   --------                 --------                 --------

       Total                       $404,808      3.59%      $407,838      3.95%      $385,940       3.99%
                                   ========                 ========                 ========


   The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 1999. These time deposits are made by individuals, corporations, and public entities:

           Three months or less                    $30,233
           Over three months through six months     13,359
           Over six months through one year          9,759
           Over one year                             3,878
                                                   -------
             Total                                 $57,229
                                                   =======

   LIQUIDITY. Liquidity is measured by a financial institution's ability to raise funds through deposits, borrowed funds, capital, or the sale of assets. Additional sources of liquidity, including cash flow from both the repayment of loans and the securitization of assets, are also considered in determining whether liquidity is satisfactory. The funds are used to meet deposit withdrawals, maintain reserve requirements, fund loans, and operate the organization. Liquidity is achieved through growth of core funds (defined as core deposits, 50% of non-public entity certificates of deposit over $100, and repurchase agreements issued to commercial customers) and liquid assets, and accessibility to the money and capital markets. The Corporation's subsidiary bank has access to short-term funds through its correspondent banks, as well as access to the Federal Home Loan Bank of Chicago, which can provide longer-term funds to help meet liquidity needs.

   The ratio of temporary investments and other short-term available funds (those investments maturing within one year plus twelve months' projected payments on mortgage-backed securities and collateralized mortgage obligations, cash and due from bank balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, Treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 62.67% at December 31, 1999 and 138.8% at December 31, 1998, respectively. The reduction in this ratio is reflective of the shift in assets from investments to loans during the course of the year. Core deposits, defined as demand deposits, interest-bearing checking accounts, total savings, and certificates of deposit less than $100, were 81.9% of total deposits at December 31, 1999 and 84.8% of total deposits at December 31, 1998. Money market accounts of approximately $36.7 million at December 31, 1999 are classified by the Corporation as core deposits.

   The Corporation experienced a net decrease of $26.9 million in cash and cash equivalents in 1999. This decrease was primarily the result of net cash used by investing activities of $31.7 million. A net increase in loans of $43.4 million, plus $2.7 million for the purchase of premises and equipment were major components of cash used by investing activities. These were partially offset by net funds of $13.9 million provided by securities transactions. Financing activities provided $2.6 million in net cash, while operating activities provided $2.3 million in net cash. Cash and cash equivalents of $27.2 million at December 31, 1999 are deemed adequate to meet short-term liquidity needs.

   A net increase of $21.0 million in cash and cash equivalents was experienced by the Corporation in 1998. Financing activities provided net cash of $24.6 million. Increases of $21.9 million in net deposits and $9.9 million in short-term borrowings were offset by $3.5 million used to buy back stock of the Corporation and a decrease of $2.5 million in long-term borrowings. Funds used by investing activities of $5.4 million partially offset the funds provided by financing activities. Major components of the investing activities were net cash used of $9.1 million for securities transactions and $2.7 million for the purchase of premises and equipment, offset by a $6.3 million reduction in loans.

   The long-term liquidity needs of the Corporation will be driven by the necessity to grow and change in the marketplace to meet the needs of its customers and to offset strategies of its competitors. The Corporation's equity base, along with its low debt level and common stock available for issuance, provide several options for future financing.

   ASSET/LIABILITY MANAGEMENT. The Corporation actively manages its assets and liabilities through coordinating the levels of interest rate sensitive assets and liabilities to minimize changes in net interest income despite changes in market interest rates. The Corporation defines interest rate sensitive assets and liabilities as any instrument that can be repriced within 180 days, either because the instrument will mature during the period or because it carries a variable interest rate. Changes in net interest income occur when interest rates on loans and investments change in a different time period from that of changes in interest rates on liabilities, or when the mix and volume of earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the dollar amount difference between rate sensitive assets and rate sensitive liabilities within a given time period (GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

   The Corporation's strategy with respect to asset/liability management is to maximize net interest income while limiting the Corporation's exposure to risks associated with volatile interest rates. The subsidiary bank's Asset/Liability Management Committee is responsible for monitoring the subsidiary bank's GAP position. As a general rule, the subsidiary bank's policy is to maintain GAP as a percent of total assets within a range from +20% to -20% in any given time period. Based on the simulation of various rising or falling interest rate scenarios in comparison to one considered to be the most likely interest rate scenario, management seeks to operate with net interest income within a range of +10% to -10% of budgeted net interest income during any twelve-month period. The Corporation also performs an interest rate risk analysis, on a quarterly basis, on the assets and liabilities of the subsidiary bank. This analysis applies an immediate shift in interest rates of +200 basis points and -200 basis points to the assets and liabilities to determine the impact on the net interest income and net income of the subsidiary bank, when compared to a flat rate scenario. The subsidiary bank strives to maintain the net interest income variance within a range of +10% to -10% and net income variance within a range of +5% to -5%. Applying these analyses at December 31, 1999 resulted in no material change to net interest income or net income of the Corporation.

   The Asset/Liability Management Committee monitors the effect of changes in yield and rates paid on a monthly basis. The Committee considers the subsidiary bank's current and anticipated positions during the next twelve months and the effect of rising and falling interest rate scenarios on net income. The Committee considers various contingency plans if the results of this analysis with regard to the following key ratios indicate a deviation from the asset/liability management policy: loans to assets, net loans to core funds, net loans to total deposits, net loans to total assets, equity capital to total assets, rate sensitive assets to rate sensitive liabilities, GAP, temporary investments to total assets, and temporary investments to volatile liabilities. The contingency plans considered by the Committee include generating funds through internal and external sources, adjusting maturities within the investment portfolio, repricing of assets, purchasing or selling loans, secondary mortgage activity, and liability rate adjustment. The Committee reports the results of their meetings to the subsidiary bank's Board of Directors on a monthly basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except per share data)

                                                                                    DECEMBER 31, 1999
                                                         ------------------------------------------------------------------------
                                                           0-3 MO.        4-12 MO.        1-5 YRS.      OVER 5 YRS.       TOTAL
                                                         ---------       ---------       ---------      -----------     ---------
   Interest-earning assets:

        Interest-bearing deposits                        $   1,851           $ -0-           $ -0-           $ -0-      $   1,851
        Taxable investment securities                        7,844          20,606          35,244          14,337         78,031
        Tax-exempt investment securities                       723           2,192           8,957          24,928         36,800
        Federal funds sold                                   7,900             -0-             -0-             -0-          7,900
        Loans                                               96,539          48,184         152,642          18,227        315,592
                                                         ---------       ---------       ---------       ---------      ---------
            Total rate sensitive assets ("RSA")          $ 114,857       $  70,982       $ 196,843       $  57,492      $ 440,174
                                                         =========       =========       =========       =========      =========
   Interest-bearing liabilities:

        Interest-bearing demand deposits                 $  93,521           $ -0-           $ -0-           $ -0-      $  93,521
        Savings deposits                                    52,277             -0-             -0-             -0-         52,277
        Time deposits                                       66,261          93,144          53,985             106        213,496
        Customer repurchase agreements                      15,663             -0-             -0-             -0-         15,663
        Advances from Federal Home Loan Bank                   -0-           5,351           7,969             -0-         13,320
        Interest-bearing demand notes issued
            to the U.S. Treasury                             2,366             -0-             -0-             -0-          2,366
        Borrowings                                           2,150             -0-             -0-             -0-          2,150
                                                         ---------       ---------       ---------       ---------      ---------

            Total rate sensitive liabilities ("RSL")     $ 232,238       $  98,495       $  61,954       $     106      $ 392,793
                                                         =========       =========       =========       =========      =========
   Interest rate sensitivity GAP (RSA less RSL)          $(117,381)      $ (27,513)      $ 134,889       $  57,386
   Cumulative GAP                                        $(117,381)      $(144,894)      $ (10,005)      $  47,381
   RSA/RSL                                                     .49%            .72%           3.18%         542.38%
   Cumulative RSA/RSL                                          .49%            .56%            .97%           1.12%

   In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month timeframe, as such interest-bearing liabilities are subject to immediate withdrawal.

   Management of the Corporation considers $40.0 million of the interest-bearing checking account balances and $18.4 million (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank's policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

   At December 31, 1999, savings deposits totaled approximately $52.3 million. If that amount, along with the $40.0 million of interest-bearing checking account balances and $18.4 million in money market account balances reflected in the 0-3 month timeframe, are adjusted to exclude these amounts (consistent with the consideration mentioned in the paragraph above), rate sensitive liabilities would be approximately $121.5 million for a negative GAP of approximately $6.7 million. RSA as a percent of RSL would be 94.5%. Adjusting the cumulative GAP and GAP ratio for the 4-12 month timeframe would result in a negative cumulative GAP and GAP ratio of $34.2 million, and 84.5%, respectively.

   YEAR 2000 COMPLIANCE. The Corporation, under the direction of the subsidiary bank's Year 2000 Committee, continued to address the four major steps outlined by the committee (and regulators) that must be accomplished to achieve a position of year 2000 readiness. During the course of 1999, the committee successfully completed the testing of all systems deemed mission-critical by the Corporation. The year was also spent verifying the readiness of third-party vendors, counter-parties, customers, and payment systems.

   As of June 30, 1999, the subsidiary bank had successfully met the last of the critical timeframes established by federal regulatory agencies. The remainder of the year involved the review and retesting of any systems that had received upgrades since the performance of the testing (clean management). During the course of 1999, contingency plans were also reviewed and tested for reasonableness.

   The Corporation has not incurred any significant operational issues relating to the Year 2000 change, nor is it aware of any significant Year 2000 issues relating to its customers or vendors used by the Corporation.

   The Corporation completed the replacement of non-compliant computer equipment, which was fully depreciated and scheduled for replacement, during the first half of 1999. These costs, which were capitalized and amortized over the equipment's useful lives, were met from existing resources.

   In total, the Corporation incurred the following costs in solving the year 2000 issue, including the regular replacement of equipment:

                  Capital costs of technology upgrades    $1.43 million
                  Testing costs                             .03 million
                                                          -------------
                  Total spending                          $1.46 million

   EFFECTS OF INFLATION. The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

   INVESTMENT MATURITIES AND YIELDS. The following table sets forth the contractual maturities of investment securities at December 31, 1999, and the tax equivalent yields of such securities:

                                DUE WITHIN       DUE AFTER ONE BUT       DUE AFTER               OTHER
                                 ONE YEAR        WITHIN FIVE YEARS       FIVE YEARS      (NO STATED MATURITY)
                           ------------------   ------------------   -----------------   --------------------
                            AMOUNT      YIELD    AMOUNT     YIELD     AMOUNT     YIELD     AMOUNT     YIELD
U.S. Treasury              $ 2,003      5.80%   $   -0-        --    $   -0-        --    $   -0-         --

U.S. Government
    Agencies                19,856      5.79     25,260      5.68         27      7.23%      (403)        --

State and Municipal          2,915      7.03      8,957      7.34     24,928      7.65       (410)        --

Collateralized
    mortgage obligations       -0-        --        109      5.56     29,341      6.08       (747)        --

Other
    (no stated maturity)       -0-        --        -0-        --        -0-        --      2,130         --
                           -------              ------               -------              -------
           Total           $24,774      5.94%   $34,326      6.11%   $54,296      6.80%   $   570         --
                           =======              =======              =======              =======

   LOAN MATURITIES. The following table sets forth scheduled loan repayments on agricultural, commercial, and real estate construction loans at December 31, 1999. See note 4 in the Notes to Consolidated Financial Statements.

                                 DUE WITHIN     DUE AFTER ONE BUT      DUE AFTER
                                  ONE YEAR      WITHIN FIVE YEARS      FIVE YEARS       TOTAL
                                  --------      -----------------      ----------       -----
Agricultural                      $30,098           $ 7,126              $  367        $37,891

Commercial                         33,952            12,194               1,817         47,963

Real Estate-Construction           11,510             1,806                 -0-         13,316
                                  -------           -------              ------        -------
        Total                     $75,860           $21,126              $2,184        $99,170
                                  =======           =======              ======        =======

   Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates and adjustable (variable) interest rates at December 31,1999.

                                FIXED RATE       VARIABLE RATE             TOTAL
                                ----------       -------------             -----
Due after one year               $ 15,291           $ 8,021               $23,312

   ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES. The subsidiary bank has allocated the allowance for possible loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans at December 31 are as follows:

                                                                       DECEMBER 31
                      -----------------------------------------------------------------------------------------------------------
                             1999                  1998                   1997                  1996                 1995
                                 PERCENT               Percent                Percent               Percent              Percent
                                 OF LOANS              of loans               of loans              of loans             of loans
                                 IN EACH               in each                in each               in each              in each
                                 CATEGORY              category               category              category             category
                      ALLOWANCE  TO TOTAL  Allowance   to total   Allowance   to total  Allowance   to total  Allowance  to total
                        AMOUNT    LOANS      amount     loans       amount     loans      amount     loans      amount    loans
                      ---------  --------  ---------   --------   ---------   --------  ---------   --------  ---------  --------
Agricultural           $  293      12.3%     $  311      14.1%      $  342      14.3%     $  325      14.0%    $  632      14.2%
Commercial                428      15.6         454      16.6          453      15.1         422      14.8        470      14.9
Real estate-mortgage      333      58.4         175      55.7          156      56.9         151      56.7        227      54.8
Installment               709      13.7         628      13.6          623      13.7         608      14.5        305      16.1
Unallocated               187       N/A         232       N/A          256       N/A         124       N/A        400       N/A
                       ------     -----      ------     -----       ------     -----      ------     -----     ------     -----
     Total             $1,950     100.0%     $1,800     100.0%      $1,830     100.0%     $1,630     100.0%    $2,034     100.0%
                       ======     =====      ======     =====       ======     =====      ======     =====     ======     =====

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands except per share data)

                                                                  For the Years Ended December 31
--------------------------------------------------------------------------------------------------------------------
                                                     1999          1998          1997          1996          1995
--------------------------------------------------------------------------------------------------------------------
SUMMARY OF INCOME
   Interest income                                $  32,125     $  32,651     $  31,312     $  29,114     $  27,645
   Interest expense                                  15,410        16,504        15,541        14,596        14,518
   Net interest income                               16,715        16,147        15,771        14,518        13,127
   Provision (credit) for possible loan losses          651           337           590            41          (101)
   Non-interest income                                4,006         3,843         3,365         2,860         2,553
   Non-interest expense                              14,660        13,974        12,662        12,864        16,247
   Income (loss) before income tax expense            5,410         5,679         5,884         4,473          (466)
   Income tax expense (benefit)                       1,556         1,420         1,525         1,046          (824)
   Net income                                         3,854         4,259         4,359         3,427           358

PER SHARE DATA (a)
   Basic net income                               $    1.02     $    1.08     $    1.07     $    0.84     $    0.09
   Diluted net income                                  1.02          1.08          1.07          0.84          0.09
   Book value (at end of period)                      11.16         11.13         10.62          9.84          9.23
   Cash dividends declared                             0.35          0.31          0.28          0.25          0.24
   Dividend payout ratio                               34.4%         29.1%         26.2%         30.2%        272.9%

SELECTED BALANCES (AT END OF PERIOD)
   Total assets                                   $ 482,820     $ 478,911     $ 449,660     $ 420,407     $ 402,393
   Earning assets                                   438,760       435,789       412,974       379,278       364,177
   Investments                                      113,966       130,926       122,034       117,028       127,094
   Gross loans                                      308,356       265,655       272,400       258,118       232,693
   Allowance for possible loan losses                 1,950         1,800         1,830         1,630         2,034
   Deposits                                         404,808       407,838       385,940       358,701       346,285
   Borrowings                                        33,499        24,296        16,987        17,887         5,443
   Stockholders' equity                              40,946        42,606        42,668        40,197        37,646

SELECTED FINANCIAL RATIOS
   Net income to average
      stockholders' equity                             9.20%         9.94%        10.56%         8.91%         1.01%
   Net income to average assets                        0.83          0.95          1.02          0.84          0.09
   Average stockholders' equity
      to average assets                                9.01          9.54          9.66          9.48          9.03
   Average earning assets
      to average assets                               91.83         92.36         91.64         91.37         91.90
   Non-performing loans to total
      loans at end of period
      (net of unearned interest)                       0.44          0.52          0.31          0.45          0.39
   Tier 1 capital to average adjusted assets           8.10          8.35          8.78          8.59          8.96
   Risk based capital to risk
      adjusted assets                                 12.31         13.68         13.88         13.88         15.17
   Net loans charged off (recovered) to
      average loans                                    0.18          0.13          0.15          0.18         (0.02)
   Allowance for possible loan losses
      to total loans at end of period
      (net of unearned interest)                       0.63          0.68          0.67          0.63          0.87
   Average interest-bearing deposits
      to average deposits                             89.70         90.13         90.00         90.07         90.32
   Average non-interest-bearing deposits
      to average deposits                             10.30          9.87         10.00          9.93          9.68
--------------------------------------------------------------------------------------------------------------------

(a) Per share data prior to 1998 has been restated to reflect the stock dividend (3 for 2) split declared in 1998.

                                                                              35