Form 10-K, Exhibit 13
period 2000-12-31
PRINCETON NATIONAL BANCORP INC
filed 2001-04-02
CIK 707855

Exhibit 13.  Portions of 2000 Annual Report to Shareholders.

KPMG  [LETTERHEAD]

The Board Of Directors and Stockholders
Princeton National Bancorp, Inc.
Princeton, Illinois:

We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                                                             KPMG LLP


Chicago, Illinois
January 26, 2001

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                               DECEMBER 31
                                                                             2000       1999
- --------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (note 2)                                         $ 16,779   $ 19,325
Federal funds sold                                                          2,200      7,900
Investment securities (note 3):
        Available-for-sale, at fair value                                 105,440    100,043
        Held-to-maturity, at amortized cost                                13,677     13,923

Loans held-for-sale, at lower of cost or market                             3,912      8,646
Loans (notes 4 and 7):
        Gross loans, net of unearned interest                             347,147    308,347
                        Allowance for loan losses                          (2,660)    (1,950)
                                                                         --------   --------
                Net loans                                                 344,487    306,397

Interest receivable                                                         6,781      5,799
Premises and equipment, net of accumulated depreciation (note 5)           12,952     12,127
Goodwill and intangible assets, net of accumulated
        amortization of $2,985 and $2,551
        at December 31, 2000 and 1999                                       4,082      4,600
Other assets                                                                4,870      4,060
                                                                         --------   --------
                TOTAL ASSETS                                             $515,180   $482,820
                                                                         ========   ========
- --------------------------------------------------------------------------------------------
LIABILITIES
Deposits (note 6):
        Demand                                                           $ 49,140   $ 45,514
        Interest-bearing demand                                            92,690     93,521
        Savings                                                            47,079     52,277
        Time                                                              236,395    213,496
                                                                         --------   --------
                Total deposits                                            425,304    404,808

Borrowings (note 7):
        Customer repurchase agreements                                     20,166     15,663
        Advances from the Federal Home Loan Bank                           12,216     13,320
        Interest-bearing demand notes issued to the U.S. Treasury           2,086      2,366
        Notes payable                                                       1,850      2,150
                                                                         --------   --------
                Total borrowings                                           36,318     33,499

Other liabilities                                                           6,082      3,567
                                                                         --------   --------
                TOTAL LIABILITIES                                         467,704    441,874
                                                                         --------   --------
STOCKHOLDERS' EQUITY (notes 9 and 12)
Common stock: $5 par value, 7,000,000 shares authorized at
        December 31, 2000 and 1999; 4,139,841 shares issued at
        December 31, 2000 and 1999                                         20,699     20,699
Surplus                                                                     6,364      6,335
Retained earnings                                                          28,963     22,118
Accumulated other comprehensive income (loss), net of tax                     580     (1,031)
Less: Cost of 650,070 and 472,112 treasury shares at December 31, 2000
        and 1999, respectively                                             (9,130)    (7,175)
                                                                         --------   --------

                TOTAL STOCKHOLDERS' EQUITY                                 47,476     40,946
                                                                         --------   --------
Commitments & contingencies (note 13)

                TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $515,180   $482,820
                                                                         ========   ========
- --------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                         FOR THE YEARS ENDED DECEMBER 31
                                                                   2000                1999            1998
- -------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                                $    29,189     $        24,684      $    24,705
   Interest and dividends on investment securities:
     Taxable                                                       4,867               5,082            5,494
     Tax-exempt                                                    1,861               1,844            1,729
   Interest on federal funds sold                                    104                 268              388
   Interest on interest-bearing time deposits in
        other banks                                                   94                 247              335
                                                             -----------     ---------------      -----------
          Total interest income                                   36,115              32,125           32,651
                                                             -----------     ---------------      -----------
INTEREST EXPENSE:
   Interest on deposits (note 6)                                  15,529              14,025           15,297
   Interest on borrowings                                          1,935               1,385            1,207
                                                             -----------     ---------------      -----------
          Total interest expense                                  17,464              15,410           16,504
                                                             -----------     ---------------      -----------
NET INTEREST INCOME                                               18,651              16,715           16,147
Provision for loan losses (note 4)                                   880                 651              337
                                                             -----------     ---------------      -----------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                                17,771              16,064           15,810
                                                             -----------     ---------------      -----------
NON-INTEREST INCOME:
   Trust & farm management fees                                    1,193               1,197            1,119
   Service charges on deposit accounts                             1,934               1,583            1,498
   Other service charges                                             890                 696              515
   Loss on sale of loans held-for-sale                             (259)                 -0-              -0-
   Gain on sales of securities available-for-sale (note 3)            38                  41               96
   Loan servicing fees and other charges                              92                 201              374
   Settlement of trust litigation (note 14)                        6,235                 -0-              -0-
   Other operating income                                            435                 288              241
                                                             -----------     ---------------      -----------
          Total non-interest income                               10,558               4,006            3,843
                                                             -----------     ---------------      -----------
NON-INTEREST EXPENSE:
   Salaries and employee benefits                                  8,767               7,829            7,479
   Occupancy                                                       1,002               1,000            1,007
   Equipment expense                                               1,223               1,174              822
   Federal insurance assessments                                     188                 188              185
   Goodwill and intangible assets amortization                       434                 448              467
   Data processing                                                   579                 514              609
   Loan administrative expense                                       571                 550              586
   Other operating expense                                         3,294               2,957            2,819
                                                             -----------     ---------------      -----------
          Total non-interest expense                              16,058              14,660           13,974
                                                             -----------     ---------------      -----------

INCOME BEFORE INCOME TAXES                                        12,271               5,410            5,679
Income tax expense (note 8)                                        4,085               1,556            1,420
                                                             -----------     ---------------      -----------
NET INCOME                                                   $     8,186     $         3,854      $     4,259
                                                             ===========     ===============      ===========
NET INCOME PER SHARE:
   Basic                                                     $      2.33     $          1.02      $      1.08
   Diluted                                                   $      2.33     $          1.02      $      1.08


Basic weighted average shares outstanding                      3,519,134           3,768,055        3,950,771
Diluted weighted average shares outstanding                    3,519,815           3,781,299        3,951,374
- -------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(DOLLARS IN THOUSANDS)

                                                                              FOR THE YEARS ENDED DECEMBER 31
                                                                             2000           1999          1998
- ---------------------------------------------------------------------------------------------------------------
NET INCOME                                                                 $  8,186       $ 3,854     $   4,259
   Other comprehensive income (loss), net of tax

     Unrealized holding gains (losses) arising during the period              1,634        (1,866)          365
     Less: Reclassification adjustment for net realized gains
        included in net income                                                  (23)          (27)          (63)
                                                                           --------       -------      --------
   Other comprehensive income (loss)                                          1,611        (1,893)          302
                                                                           --------       -------      --------
COMPREHENSIVE INCOME                                                       $  9,797       $ 1,961      $  4,561
                                                                           ========       =======      ========
- ---------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
- --------------------------------------------------------------------------------

                                                                                        ACCUMULATED
                                                                                           OTHER
                                                                                       COMPREHENSIVE
                                               COMMON                   RETAINED        INCOME (LOSS)       TREASURY
                                                STOCK      SURPLUS      EARNINGS      NET OF TAX EFFECT      STOCK        TOTAL
                                             ---------    ---------    ---------          ---------         -------      --------
Balance, January 1, 1998                     $  20,700    $   6,235    $  16,569          $     560         $(1,396)     $ 42,668

   Net income                                                              4,259                                            4,259
   Sale of 6,700 shares
     of treasury stock                                           72                                              44           116
   Purchase of 195,156 shares
     of treasury stock                                                                                       (3,496)       (3,496)
   Cash dividends
     ($.31 per share)                                                     (1,241)                                          (1,241)
   Effect of fractional shares retired
     (77 shares) related to 1998
     stock dividend                                 (1)          (2)           1                                               (2)
   Other comprehensive income,
     net of $156 tax effect                                                                     302                           302
                                             ---------    ---------    ---------          ---------         -------      --------
Balance, December 31, 1998                   $  20,699    $   6,305    $  19,588          $     862         $(4,848)     $ 42,606

   Net income                                                              3,854                                            3,854
   Sale of 4,378 shares
     of treasury stock                                           30                                              29            59
   Purchase of 164,429 shares
     of treasury stock                                                                                       (2,356)       (2,356)
   Cash dividends
     ($.35 per share)                                                     (1,324)                                          (1,324)
   Other comprehensive loss,
     net of $975 tax effect                                                                  (1,893)                       (1,893)
                                             ---------    ---------    ---------          ---------         -------      --------
Balance, December 31, 1999                   $  20,699    $   6,335    $  22,118          $  (1,031)        $(7,175)     $ 40,946

   Net income                                                              8,186                                            8,186
   Sale of 5,428 shares
     of treasury stock                                           29                                              35            64
   Purchase of 183,386 shares
     of treasury stock                                                                                       (1,990)       (1,990)
   Cash dividends
     ($.38 per share)                                                     (1,341)                                          (1,341)
   Other comprehensive income,
     net of $1,019 tax effect                                                                 1,611                         1,611
                                             ---------    ---------    ---------          ---------         -------      --------
BALANCE, DECEMBER 31, 2000                   $  20,699    $   6,364    $  28,963          $     580         $(9,130)     $ 47,476
                                             =========    =========    =========          =========         =======      ========
- ---------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(dollars in thousands)

                                                                                     FOR THE YEARS ENDED DECEMBER 31
                                                                                       2000        1999        1998
- ------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                                       $  8,186    $  3,854    $  4,259
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation                                                                    1,156       1,153         822
       Provision for loan losses                                                         880         651         337
       Deferred income taxes (benefit) expense                                          (118)       (282)        191
       Amortization of goodwill and other intangible assets                              434         448         467
       Amortization of premiums on investment securities,
        net of accretion                                                                  48         206         187
       Gain on securities transactions, net                                              (38)        (41)        (96)
       Loans originated for sale                                                      (5,153)    (14,208)    (32,742)
       Proceeds from sales of loans originated for sale                               10,146      10,925      28,955
       Loss on sale of loans                                                            (259)        -0-         -0-
       Increase (decrease) in accrued interest payable                                   539          71         (12)
       (Increase) decrease in accrued interest receivable                               (982)       (195)        204
       (Increase) in other assets                                                       (781)       (899)       (727)
       Increase (decrease) in other liabilities                                          918         582         (39)
                                                                                   ---------    --------  ----------
              Net cash provided by operating activities                               14,976       2,265       1,806
                                                                                   ---------    --------  ----------
INVESTING ACTIVITIES:
   Proceeds from sales of investment securities available-for-sale                     4,758       4,054       7,440
   Proceeds from maturities of investment securities available-for-sale               32,796      39,788      35,749
   Purchase of investment securities available-for-sale                              (40,289)    (33,689)    (45,864)
   Proceeds from maturities of investment securities held-to-maturity                  3,035      15,489      14,611
   Purchase of investment securities held-to-maturity                                 (2,792)    (11,715)    (21,015)
   Proceeds from sales of other real estate owned                                        173         375          79
   Net (increase) decrease in loans                                                  (38,970)    (43,374)      6,270
   Purchase of premises and equipment                                                 (1,981)     (2,653)     (2,697)
                                                                                   ---------    --------  ----------
              Net cash used in investing activities                                  (43,270)    (31,725)     (5,427)
                                                                                   ---------    --------  ----------
FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                                                20,496      (3,030)     21,898
   Proceeds from borrowings                                                            4,503      10,244      10,650
   Payments for borrowings                                                            (1,684)     (1,041)     (3,341)
   Dividends paid                                                                     (1,341)     (1,324)     (1,241)
   Purchase of treasury stock                                                         (1,990)     (2,356)     (3,496)
   Sale of treasury stock                                                                 64          59         116
                                                                                   ---------    --------  ----------
              Net cash provided by financing activities                               20,048       2,552      24,586
                                                                                   ---------    --------  ----------

Increase (decrease) in cash and cash equivalents                                      (8,246)    (26,908)     20,965
Cash and cash equivalents at beginning of year                                        27,225      54,133      33,168
                                                                                    --------    --------  ----------
Cash and cash equivalents at end of year                                            $ 18,979    $ 27,225  $   54,133
                                                                                    ========    ========  ==========
Cash paid during the year for:
   Interest                                                                         $ 16,925    $ 15,339   $  16,516
   Income taxes                                                                     $  3,255    $  1,609   $   1,454
Supplemental disclosure of noncash investing activities:
   Loans transferred to other real estate owned                                     $    177    $    200   $     375

- ------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform with general practices within the banking industry. A description of the significant accounting policies follows:

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

LOANS - Loans are stated at the principal amount outstanding, net of unearned interest and allowance for loan losses. Interest on commercial, real estate, and certain installment loans is credited to operations as earned, based upon the principal amount outstanding. Interest on other installment loans is credited to operations using a method which approximates the interest method.

     It is the subsidiary bank's policy to discontinue the accrual of interest on any loan when, in the opinion of management, there is reasonable doubt as to the collectibility of interest or principal. Interest on these loans is credited to income only when the collection of principal has been assured and only to the extent interest payments are received.

     Impaired loans are measured based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Certain groups of small-balance homogenous loans, which are collectively evaluated for impairment and are generally represented by consumer and residential mortgage loans or loans which are measured at the lower of cost or market, are not analyzed individually for impairment. The Corporation generally identifies impaired loans within the non-accrual and restructured commercial and commercial real estate portfolios on an individual loan-by-loan basis. The measurement of impaired loans is generally based on the fair value of the collateral.

     Non-refundable loan fees and direct costs of loan originations are deferred at the time a loan is originated. Net deferred loan fees or costs are recognized as yield adjustments over the contractual life of the loan using the interest method.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries, and is available to absorb losses on loans.

     The allowance is based on factors that include overall composition of loan portfolio, types of loans, past loss experience, loan delinquencies, watchlist, substandard and doubtful credits, and such other factors that, in management's best judgment, deserve evaluation in estimating potential loan losses.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary bank's allowance for loan losses. Such agencies may require the subsidiary bank to recognize additions to the allowance for loan losses based on their judgments of information available to them at the time of their examination.

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

     At December 31, 2000 and 1999, the amount of originated mortgage servicing rights was $353 and $438, respectively, and is included in other assets in the consolidated balance sheets. The fair value of mortgage servicing rights approximates the carrying value at December 31, 2000 and 1999. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income similar to the interest method using an accelerated amortization method. The amortization of capitalized mortgage servicing rights is reflected in the statements of income as a reduction to loan servicing fees and other charges. The Corporation services loans for others with unpaid principal balances at December 31, 2000, 1999, and 1998 of approximately $59,608, $58,870, and $56,267, respectively.

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

COST IN EXCESS OF FAIR VALUE OF NET ASSETS - The cost in excess of the fair value (goodwill) of net assets acquired is being amortized over a fifteen-year period using the straight-line method. Long-lived assets, including premises and goodwill, are evaluated for impairment using the guidance provided by Statement of Financial Accounting Standard 121 (FAS 121) "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of."

OTHER REAL ESTATE - Other real estate, which is included in other assets in the consolidated balance sheets, represents assets to which the subsidiary bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the lower of cost or fair market value at the date of acquisition, less estimated selling costs. Any deficiency is charged to the allowance for loan losses. Subsequent declines in value, based on changes in market conditions, are recorded to expense as incurred. Gains or losses on the disposition of other real estate are recorded to expense in the period in which they are realized.

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

NET INCOME PER SHARE - Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the year, which were 3,519,134, 3,768,055, and 3,950,771 for 2000, 1999, and 1998,
respectively. Diluted weighted average shares outstanding includes potential common stock relating to outstanding dilutive stock options. Diluted weighted average shares outstanding were 3,519,815, 3,781,299, and 3,951,374 for 2000, 1999, and 1998, respectively.

CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

RECLASSIFICATION - Certain amounts in the 1999 and 1998 consolidated financial statements have been reclassified to conform to the 2000 presentation.

IMPACT OF NEW ACCOUNTING STANDARDS - In September, 2000, the FASB issued Statement 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (FAS 140). FAS 140 supercedes and replaces Statement 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". Accordingly, FAS 140 is now the authoritative accounting literature for transfers and servicing of financial assets and extinguishment of liabilities. FAS 140 also includes several additional disclosure requirements in the area of securitized financial assets and collateral arrangements. The provisions of FAS 140 related to transfers of financial assets are to be applied to all transfers of financial assets occurring after March 31, 2001. The collateral recognition and disclosure provisions in FAS 140 are effective for fiscal years ending after December 15, 2000. The Corporation anticipates that the adoption of FAS 140 will not have a material impact on the financial condition or results of operations of the Corporation.

     FAS 133, "Accounting for Derivative Instruments and hedging Activities", as amended by FAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement 133", and FAS 138, "Accounting for Certain Derivative Instruments and certain Hedging Activities", was adopted by the Corporation on January 1, 2001. this standard establishes new rules for the recognition and measurement of derivatives, including derivative instruments embedded in other contracts. It requires all derivatives to be recorded as either assets of liabilities in the balance sheet at fair value.

2.   CASH AND DUE FROM BANKS

     The average compensating balances held at correspondent banks during 2000 and 1999 were $2,977 and $7,857, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the subsidiary bank was not required to maintain reserve requirement balances at the Federal Reserve Bank in either 2000 or 1999.

3.   INVESTMENT SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31 were as follows:

                                                                                  2000
                                                                        GROSS              GROSS          ESTIMATED
                                                    AMORTIZED         UNREALIZED        UNREALIZED           FAIR
                                                      COST              GAINS             LOSSES            VALUE
                                                   -----------       -----------        ----------       ----------
Available-for-sale:
   United States Government Agencies               $    50,662       $    332            $   (58)        $   50,936
   State and Municipal                                  23,800            743                (78)            24,465
   Collateralized mortgage obligations                  27,661            264                (96)            27,829
   Other securities                                      2,210            -0-                -0-              2,210
                                                   -----------       --------            -------         ----------
     Total                                             104,333          1,339               (232)           105,440
                                                   -----------       --------            -------         ----------
Held-to-maturity:
   State and Municipal                                  13,677            164               (101)            13,740
                                                   -----------       --------            -------         ----------
     Total                                         $   118,010       $  1,503            $  (333)        $  119,180
                                                   ===========       ========            =======         ==========


                                                                                  1999
                                                                         Gross            Gross           Estimated
                                                    Amortized         Unrealized        Unrealized           Fair
                                                       Cost              Gains            Losses            Value
                                                   ------------      -----------        -----------      -----------
Available-for-sale:
   United States Treasury                          $     2,003       $    -0-            $   -0-         $    2,003
   United States Government Agencies                    45,143              2               (405)            44,740
   State and Municipal                                  22,878            182               (593)            22,467
   Collateralized mortgage obligations                  29,451              7               (755)            28,703
   Other securities                                      2,130            -0-                -0-              2,130
                                                   -----------       --------            -------         ----------
     Total                                             101,605            191             (1,753)           100,043
                                                   -----------       --------            -------         ----------
Held-to-maturity:
   State and Municipal                                  13,923             56               (367)            13,612
                                                   -----------       --------            -------         ----------
     Total                                         $   115,528       $    247            $(2,120)        $  113,655
                                                   ===========       ========            =======         ==========

(dollar amounts in thousands except per share data)

Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2000:

                                                                                        ESTIMATED
                                                                       AMORTIZED           FAIR
                                                                          COST             VALUE
                                                                      ----------        ---------
Available-for-sale:
   Due in one year or less                                            $  25,312         $  25,323
   Due after one year through five years                                 28,232            28,567
   Due after ten years                                                   19,308            19,926
                                                                      ---------         ---------
                                                                         72,852            73,816
                                                                      ---------         ---------
   Mortgage-backed securities                                             1,610             1,585
   Collateralized mortgage obligations                                   27,661            27,829
   Other securities                                                       2,210             2,210
                                                                      ---------         ---------
                                                                      $ 104,333         $ 105,440
                                                                      =========         =========
Held-to-maturity:
   Due in one year or less                                            $   2,408         $   2,415
   Due after one year through five years                                  3,775             3,812
   Due after five years through ten years                                 4,039             4,054
   Due after ten years                                                    3,455             3,459
                                                                      ---------         ---------
                                                                      $  13,677         $  13,740
                                                                      =========         =========

     Other securities included Federal Home Loan Bank and Federal Reserve Bank stock held totaling $1,515 and $695 at December 31, 2000 and $1,435 and $695 at December 31, 1999, respectively.

     Proceeds from sales of investment securities available-for-sale during 2000, 1999, and 1998 were $4,758, $4,054, and $7,440, respectively. Gross gains of $124 in 2000, $41 in 1999, and $96 in 1998, and gross losses of $86 in 2000,
$0 in 1999, and $0 in 1998, were realized on those sales. There were no sales of investment securities classified as held-to-maturity during 2000, 1999, and 1998.

     Certain investment securities are pledged to secure public and trust deposits, and for other purposes required or permitted by law. The fair value of these pledged assets at December 31, 2000 and 1999 was $75,856 and $88,039, respectively.

4.   LOANS

     The composition of the loan portfolio as of December 31 was as follows:

                                                       2000              1999
          Gross loans
              Commercial                             $ 59,456         $ 47,963
              Agricultural                             41,404           37,891
              Real estate-construction                 11,442           13,316
              Real estate-mortgage                    188,838          166,837
              Installment                              46,007           42,340
                                                     --------         --------
                  Total                              $347,147         $308,347
                                                     ========         ========

          Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                                        2000          1999         1998
          Balance, January 1                         $  1,950      $  1,800     $  1,830
              Provision for loan losses                   880           651          337
              Recoveries of loans previously
               charged off                                389           333          651
              Loans charged off                          (559)         (834)      (1,018)
                                                     --------      --------     --------
          Balance, December 31                       $  2,660      $  1,950     $  1,800
                                                     ========      ========     ========

     Non-accrual loans at December 31, 2000, 1999, and 1998 were $897, $1,274, and $1,390, respectively. Interest income that would have been recorded on these loans had they remained current was approximately $98, $126, and $85, respectively.

     Impaired loans at December 31, 2000, 1999, and 1998 totaled $513, $845, and $957, respectively. Of these totals, $487, $637, and $730 of loans had valuation reserves totaling $190, $0, and $0 at December 31, 2000, 1999, and 1998, respectively. For the years ended December 31, 2000, 1999, and 1998, the average recorded investment in impaired loans was approximately $729, $933, and $537, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not considered material.

     The Corporation's subsidiary bank had loans outstanding to directors, executive officers, and to their related interests (related parties) of the Corporation and its subsidiary of approximately $1,879, $1,368, and $1,786, at December 31, 2000, 1999, and 1998, respectively. These loans were made in the ordinary course of business on the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. An analysis of the activity in 2000 for loans made to directors, executive officers or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2000 is as follows:

          Balance                                         Balance
     January 1, 2000        Additions    Payments     December 31, 2000
     ---------------        ---------    --------     -----------------
          $1,368              $1,456       $945             $1,879

5. PREMISES AND EQUIPMENT

   As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

                                              2000            1999
   Land                                    $   3,019       $  3,210
   Buildings                                  11,031         10,984
   Furniture and Equipment                     9,149          9,110
   Construction-in-progress                    2,168            278
                                           ---------       --------
                                              25,367         23,582

   Less accumulated depreciation              12,415         11,455
                                           ---------       --------
      Total                                $  12,952       $ 12,127
                                           =========       ========

   Depreciation expense charged to operating expense for 2000, 1999, and 1998 was $1,156, $1,153, and $822, respectively.

6. DEPOSITS

   As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

                                       2000      1999       1998
    Amount                           $54,106   $57,229    $50,578
    Interest expense for the year      3,346     2,462      2,207

   Total interest expense on deposits for the years ending December 31, was as follows:

                                       2000      1999       1998
    Interest-bearing demand          $ 2,349   $ 2,161    $ 2,492
    Savings                            1,027     1,143      1,536
    Time                              12,153    10,721     11,269
                                     -------   -------    -------
        Total                        $15,529   $14,025    $15,297
                                     =======   =======    =======

   At December 31, 2000, the scheduled maturities of time deposits are as follows:

                                    2001             $ 172,170
                                    2002                50,012
                                    2003                 6,478
                                    Thereafter           7,735
                                                     ---------
                                    Total            $ 236,395
                                                     =========

7. BORROWINGS

   As of December 31, borrowings consisted of the following:

                                                            2000                    1999
                                                                   WEIGHTED                Weighted
                                                                   AVERAGE                  Average
                                                      AMOUNT        RATE      Amount         Rate
                                                      ------        ----     -------         ----
   Customer repurchase agreements                    $ 20,166       5.93%     $ 15,663       4.57%
   Advances from the Federal Home Loan
     Bank of Chicago due:

       September 22, 2000                                 -0-         --           351       6.21
       October 10, 2001                                 5,000       6.70           -0-         --
       June 18, 2002                                      266       6.46           419       6.46
       March 7, 2004                                    1,950       5.94         2,550       5.94
       October 7, 2004                                    -0-         --         5,000       5.55
       February 27, 2008                                2,500       5.37         2,500       5.37
       June 19, 2008                                    2,500       5.44         2,500       5.44

   Interest-bearing demand notes issued
     to the U.S. Treasury                               2,086       5.50         2,366       4.52

   Notes payable                                        1,850       8.50         2,150       7.50
                                                     --------       ----     ---------       ----
       Total                                         $ 36,318       6.07%    $  33,499       5.17%
                                                     ========       ====     =========       ====

   The subsidiary bank has adopted a collateral pledge agreement whereby the bank has agreed to keep on hand at all times, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB). All advances from the FHLB have fixed interest rates. The advance maturing in June, 2008 has a one-time callable feature in June, 2003, while the advance maturing in February, 2008 has a callable feature beginning in February, 2003 and quarterly thereafter. All stock in the FHLB is also pledged as additional collateral for these advances.

   The Corporation had notes payable totaling $1,850 and $2,150 at December 31, 2000 and 1999, respectively. The note payable at December 31, 2000 is a demand note that carries a floating interest rate equal to the lender's prime rate less one percent (8.50% at December 31, 2000). The note, which is unsecured, has a maturity of March 31, 2001.

(dollar amounts in thousands except per share data)

8. INCOME TAXES

   Income tax expense (benefit) consisted of the following:

                                          Current     Deferred       Total
                                          -------     --------     --------
   YEAR ENDED DECEMBER 31, 2000:
      FEDERAL                            $  3,420     $    (96)    $  3,324
      STATE OF ILLINOIS                       783          (22)         761
                                         --------     --------     --------
        TOTAL                            $  4,203     $   (118)    $  4,085
   Year ended December 31, 1999:
      Federal                            $  1,516     $   (247)    $  1,269
      State of Illinois                       322          (35)         287
                                         --------     --------     --------
        Total                            $  1,838     $   (282)    $  1,556
   Year ended December 31, 1998:
      Federal                            $  1,229     $    191     $  1,420


   The Corporation was not liable for state income taxes for 1998.

   Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following:
                                               2000        1999      1998
                                            --------    --------     ------
   Computed "expected" tax expense          $  4,172    $  1,839     $1,931
   Increase (decrease) in income
    taxes resulting from:
     Tax-exempt income                          (674)       (673)      (630)
     Non-deductible interest expense              95          89         86
     State income taxes, net of federal          459         174        -0-
      tax benefit
     Goodwill amortization                        88          88         88
     Other, net                                  (55)         39        (55)
                                            --------    --------     ------
                                            $  4,085    $  1,556     $1,420
                                            ========    ========     ======

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below:

                                                          2000         1999
                                                         -------     -------
   Deferred tax assets:
     Deferred directors' fees                            $   108     $   116
     Provision for loan losses                               193         -0-
     Unrealized loss on investment securities
      available-for-sale                                     -0-         531
     Other, net                                              -0-          13
                                                         -------     -------
        Total gross deferred tax assets                      301         660
                                                         -------     -------
   Deferred tax liabilities:
     Buildings and equipment, principally due to
        differences in depreciation                         (209)       (202)
     Provision for loan losses                               -0-         (82)
     Accretion                                               (88)        (21)
     Unrealized gain on investment securities
        available-for-sale                                  (387)        -0-
     Purchase accounting adjustments                         (23)        (24)
     Other, net                                              (63)        -0-
                                                         -------     -------
        Total gross deferred tax liabilities                (770)       (329)
                                                         -------     -------
        Net deferred tax assets (liabilities)            $  (469)    $   331
                                                         =======     =======

   Management believes it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation allowance has been recorded at December 31, 2000 and 1999.

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

   Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2000 and 1999, the Corporation and its subsidiary bank were categorized as well capitalized under the regulatory framework.

   The most recent notification, as of December 15, 2000, from the federal banking agencies categorized the Corporation and the subsidiary bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table that follows. There are no conditions or events since that notification that have changed the Corporation's or the subsidiary bank's category.

The Corporation's and the subsidiary bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are as follows:

                                                                                                       TO BE WELL
                                                                                                   CAPITALIZED UNDER
                                                                             FOR CAPITAL           PROMPT CORRECTIVE
                                                         ACTUAL          ADEQUACY  PURPOSES        ACTION PROVISIONS
                                                     AMOUNT    RATIO       AMOUNT      RATIO       AMOUNT      RATIO
- --------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2000:
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
   PRINCETON NATIONAL BANCORP, INC.                  $ 45,793  12.71%      $   28,830  8.00%       $   36,037  10.00%
   CITIZENS FIRST NATIONAL BANK                        44,655  12.40           28,808  8.00            36,010  10.00

TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
   PRINCETON NATIONAL BANCORP, INC.                  $ 43,133  11.97%      $   14,415  4.00%       $   21,622   6.00%
   CITIZENS FIRST NATIONAL BANK                        41,995  11.66           14,404  4.00            21,606   6.00

TIER 1 CAPITAL (TO AVERAGE ADJUSTED ASSETS):
PRINCETON NATIONAL BANCORP, INC.                     $ 43,133   8.89%      $   19,418  4.00%       $   24,272   5.00%
   CITIZENS FIRST NATIONAL BANK                        41,995   8.66           19,407  4.00            24,259   5.00
- ---------------------------------------------------------------------------------------------------------------------

                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                             For  Capital          Prompt Corrective
                                                          Actual           Adequacy Purposes       Action Provisions
                                                     Amount   Ratio         Amount     Ratio       Amount      Ratio
- --------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
Total Capital (to risk-weighted assets):
   Princeton National Bancorp, Inc.                  $ 39,721  12.31%       $ 25,810   8.00%      $   32,263   10.00%
   Citizens First National Bank                        41,422  12.85          25,787   8.00           32,234   10.00

Tier 1 Capital (to risk-weighted assets):
   Princeton National Bancorp, Inc.                  $ 37,771  11.71%       $ 12,905   4.00%      $   19,358    6.00%
   Citizens First National Bank                        39,472  12.25          12,893   4.00           19,340    6.00

Tier 1 Capital (to average adjusted assets):
   Princeton National Bancorp, Inc.                  $ 37,771   8.21%       $ 18,395   4.00%      $   22,994    5.00%
   Citizens First National Bank                        39,472   8.59          18,384   4.00           22,980    5.00
- --------------------------------------------------------------------------------------------------------------------

10.  EMPLOYEE, OFFICER, AND DIRECTOR BENEFIT PLANS

     The subsidiary bank has a defined contribution investment (401k) plan. Under this plan, employees may elect to contribute, on a tax-deferred basis, up to ten percent of their salary. In addition, the subsidiary bank will match employees' contributions up to three percent of each employee's salary. The subsidiary bank's contribution to the defined contribution investment (401k) plan for 2000, 1999, and 1998 was $151, $141, and $136, respectively.

     The subsidiary bank also has a stock purchase program in which the employee contributes through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation's common stock on a quarterly basis at the market price on the last business day of the quarter.

     The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank's plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $500 in 2000, $196 in 1999, and $193 in 1998.

     Additionally, in 1998, the Corporation's shareholders approved a non-qualifying stock option plan for the benefit of employees and directors of the subsidiary bank. The Corporation applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plans. The fair value of each option grant was estimated using the Black-Scholes option-pricing model. The following assumptions were used in estimating the fair value for options granted in 2000, 1999, and 1998:

                                               2000         1999        1998
                                             --------     --------   --------
     Dividend yield                            3.55%        3.22%       1.80%
     Risk-free interest rate                   5.02%        6.40%       4.56%
     Weighted average expected life          10 yrs.      10 yrs.     10 yrs.
     Expected volatility                      32.00%       33.00%      29.95%


     The number of shares of common stock authorized under the stock option plan is 202,500. The option exercise price must be at least 100% of the fair market value of the common stock on the date of grant, and the option term cannot exceed ten years. A summary of the stock option activity and related information follows:

                                                                                  FOR THE YEARS ENDED DECEMBER 31
                                                                  2000                          1999                 1998
                                                                --------                      --------             ---------
                                                                     AVERAGE                   Average                    Average
                                                                     EXERCISE                  Exercise                   Exercise
                                                         SHARES       PRICE       Shares        Price          Shares      Price
                                                         ------      --------     -------      --------        -------    --------
Beginning of period                                      34,450       $ 13.45      12,950        $  17.19          -0-         --
Granted                                                  39,500         11.94      21,500           11.19       12,950   $  17.19
Exercised                                                   -0-            --         -0-              --          -0-         --
                                                         ------       -------      ------        --------       ------   --------
End of period                                            73,950        $12.64      34,450        $  13.45       12,950   $  17.19

Options exercisable                                      15,801                     4,317                          -0-
Fair value of options granted during period               $3.61                     $3.99                     $   6.49

(dollar amounts in thousands except per share data)

     Had the Corporation determined the compensation cost based on the fair value at grant date for its stock options under FAS 123, the Corporation's net income and net income per share would have been as summarized below:

                                                    FOR THE YEARS ENDED DECEMBER 31

                                                    2000         1999          1998
                                                  -------      -------      --------
Net Income                     As Reported        $ 8,186      $ 3,854       $ 4,259
                               Pro Forma            8,129        3,826         4,259

Basic Earnings Per Share       As Reported        $  2.33      $  1.02       $  1.08
                               Pro Forma             2.31         1.01          1.08

Diluted Earnings Per Share     As Reported        $  2.33      $  1.02       $  1.08
                               Pro Forma             2.31         1.01          1.08

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 ("FAS 107"), "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of their financial instrument assets and liabilities. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in FAS 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and to not engage in trading or sales activities, except for loans held-for-resale and available-for-sale securities. Therefore, significant estimations and assumptions, as well as present value calculations, were used by the Corporation for the purposes of this disclosure.

     Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values, and the recorded book balances at December 31, 2000 and 1999, were as follows:

                                                          2000                                  1999
                                               ----------------------------          ---------------------------
                                               CARRYING              FAIR             Carrying           Fair
                                                VALUE                VALUE             Value             Value
- ----------------------------------------------------------------------------------------------------------------
     FINANCIAL ASSETS:
        Cash and due from banks               $  16,779           $  16,779          $  19,325         $  19,325
        Federal funds sold                        2,200               2,200              7,900             7,900
        Investment securities                   119,117             119,180            113,966           113,655
        Loans, net                              348,399             346,189            315,043           313,359
        Accrued interest receivable               6,781               6,781              5,799             5,799
                                              ---------           ---------          ---------         ---------
            Total Financial Assets            $ 493,276           $ 491,129          $ 462,033         $ 460,038
- ----------------------------------------------------------------------------------------------------------------
     FINANCIAL LIABILITIES:
        Non-interest-bearing demand deposits  $  49,140           $  49,140          $  45,514         $  45,514
        Interest-bearing deposits               376,164             377,459            359,294           359,833
        Borrowings                               36,318              36,318             33,499            33,499
        Accrued interest payable                  2,949               2,949              2,423             2,423
                                              ---------           ---------          ---------         ---------
            Total Financial Liabilities       $ 464,571           $ 465,866          $ 440,730         $ 441,269
- ----------------------------------------------------------------------------------------------------------------

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

     The Corporation's remaining assets and liabilities which are not considered financial instruments have not been valued differently than has been customary with historical cost accounting. No disclosure of the relationship value of the Corporation's core deposit base is required by FAS 107.

Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the subsidiary bank has a large trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred taxes, property, plant, equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

     Management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

12.  UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY

     National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2000, the subsidiary bank had $1,657 available to pay for dividends. Additionally, according to the guidelines, at January 1, 2001, the subsidiary bank had $3,390 available to pay for dividends. Future dividend payments by the subsidiary bank would be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

13.  COMMITMENTS AND CONTINGENCIES

     The subsidiary bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the subsidiary bank has in particular classes of financial instruments.

     The subsidiary bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. At December 31, 2000, commitments to extend credit and standby letters of credit were approximately $69,821 and $662, respectively.

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

     There are various claims pending against the Corporation's subsidiary bank, arising in the normal course of business. Management believes, based upon consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Corporation's financial position.

14.  SUBSIDIARY BANK TRUST DEPARTMENT LITIGATION

     A ruling was received during the third quarter of 1998 on the Corporation's subsidiary bank's lawsuit, stemming from the 1995 Trust Department issue, against Cincinnati Insurance Company. The case was heard in the United States District Court for the Northern District of Illinois, Eastern Division, in Chicago, Illinois. The judge ruled in favor of the subsidiary bank on all issues and awarded $4,900 in damages, pre-judgment interest, post-judgment interest, and reasonable attorneys' fees and costs. Cincinnati Insurance Company filed an appeal to the ruling.

     In January, 2000, the Seventh Circuit Court of Appeals issued its decision on the appeal, affirming the Federal District Court Award and increasing the recovery under the policy by $100 though setting aside the award of attorneys' fees. The subsidiary bank was therefore entitled to $5,000 under the policy, prejudgment interest of approximately $730, and post-judgment interest accruing at the statutory rate from the date of the original judgment in the lower court of approximately $400.

     On February 17, 2000, the subsidiary bank received the settlement from Cincinnati Insurance Company in the amount of $6,235, bringing the matter to a conclusion. This amount is reflected in the 2000 Consolidated Statement of Income.

15.  POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

     The Corporation offers their retirees the opportunity to continue benefits in the subsidiary bank's Employee Health Benefit Plan, provided the retiree agrees to pay a portion of their monthly premiums. The Corporation's level of contribution is based upon an age and service formula and will provide benefits to active participants until age 65. The components of the 2000, 1999, and 1998 net periodic post-retirement benefit cost are shown below:

                                                     2000        1999     1998
      Service cost                                 $   35      $   31   $   29
      Interest cost                                    30          29       26
      Net amortization of transition obligation        16          16       16
                                                   ------      ------   ------
      Net periodic post-retirement benefit cost    $   81      $   76   $   71
                                                   ======      ======   ======

     As of December 31, 2000, 1999, and 1998, the accumulated post-retirement benefit obligation totaled $427, $413, and $371, respectively. For measurement purposes, a 10% annual rate of increase in the cost of covered benefits (health care cost trend rate) was assumed for 2000, 1999, and 1998 and the rate was further assumed to decline to 5% after six years. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7% at December 31, 2000, 1999, and 1998.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                  1-PERCENTAGE-   1-PERCENTAGE-
                                                  POINT INCREASE  POINT DECREASE
      Effect on total of service and interest
        cost components                              $   5          $  (4)
      Effect on post-retirement benefit
        obligation                                      44            (38)

(dollar amounts in thousands except per share data)

16.  CONDENSED FINANCIAL INFORMATION OF PRINCETON NATIONAL BANCORP, INC.

     The following condensed financial statements are presented for the Corporation on a stand alone basis.


                           CONDENSED BALANCE SHEETS

                                                                                     DECEMBER 31
                                                                               2000                1999
                                                                             --------            --------
               ASSETS
               Cash                                                          $     14            $     14
               Interest-bearing deposits in subsidiary bank                     2,687                 136
               Other assets                                                       423                 519
               Investment in subsidiary bank                                   46,112              42,384
                                                                             --------            --------
                   TOTAL ASSETS                                              $ 49,236            $ 43,053
                                                                             ========            ========
               LIABILITIES
               Borrowings                                                    $  1,850            $  2,150
               Other liabilities                                                  (90)                (43)
                                                                             --------            --------
                   TOTAL LIABILITIES                                            1,760               2,107
                                                                             --------            --------
               STOCKHOLDERS' EQUITY
               Common stock                                                    20,699              20,699
               Surplus                                                          6,364               6,335
               Retained earnings                                               28,963              22,118
               Accumulated other comprehensive income (loss),
                 net of tax                                                       580              (1,031)
               Less: Cost of treasury shares                                   (9,130)             (7,175)
                                                                             --------            --------
                   TOTAL STOCKHOLDERS' EQUITY                                  47,476              40,946
                                                                             --------            --------
                   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 49,236            $ 43,053
                                                                             ========            ========


                        CONDENSED STATEMENTS OF INCOME

                                                                                    FOR THE YEARS ENDED DECEMBER 31
                                                                               2000                1999            1998
                                                                             -------             --------        --------
          INCOME
          Dividends received from subsidiary bank                            $  6,300            $  2,800          $ 6,200
          Interest income                                                          31                  11               18
          Other income                                                            104                  20               36
                                                                             --------            --------          -------
                  TOTAL INCOME                                                  6,435               2,831            6,254
                                                                             --------            --------          -------
          EXPENSES
          Interest expense                                                        170                  96              114
          Amortization and depreciation                                            63                  63               63
          Other expenses                                                          221                 169              161
                                                                             --------            --------          -------
                  TOTAL EXPENSES                                                  454                 328              338
                                                                             --------            --------          -------
          Income before income taxes and equity
            in undistributed income of subsidiary bank                          5,981               2,503            5,916
          Applicable income taxes (benefit)                                       (87)                (80)             (75)
                                                                             --------            --------          -------
          Income before equity in undistributed income
            of subsidiary bank                                                  6,068               2,583            5,991
          Equity in undistributed income (loss) of subsidiary bank              2,118               1,271           (1,732)
                                                                             --------            --------          -------
                  NET INCOME                                                 $  8,186            $  3,854          $ 4,259
                                                                             ========            ========          =======

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                   FOR THE YEARS ENDED DECEMBER 31
                                                                   2000         1999         1998
                                                                  -------      -------      -------
Operating activities:
   Net income                                                     $ 8,186      $ 3,854      $ 4,259
   Adjustments to reconcile net income to
      net cash provided by operating activities:

        Equity in undistributed income                             (2,118)      (1,271)       1,732
        Amortization of goodwill and other intangible assets           63           63           63
        Decrease (increase) in other assets                            33          (32)        (101)
        (Decrease) increase in other liabilities                      (46)        (102)         983
                                                                  -------      -------      -------
               NET CASH PROVIDED BY
               OPERATING ACTIVITIES                                 6,118        2,512        6,936
                                                                  -------      -------      -------
Financing activities:
    Payments for borrowings                                          (300)        (250)      (4,750)
    Proceeds from borrowings                                           -0-       1,200        2,200
    Sale of treasury stock                                             64           59          116
    Purchase of treasury stock                                     (1,990)      (2,356)      (3,496)
    Dividends paid                                                 (1,341)      (1,324)      (1,241)
                                                                  -------      -------      -------
               NET CASH USED BY
               FINANCING ACTIVITIES                                (3,567)      (2,671)      (7,171)
                                                                  -------      -------      -------
Increase (decrease) in cash and cash equivalents                    2,551         (159)        (235)
Cash and cash equivalents at beginning of year                        150          309          544
                                                                  -------      -------      -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $ 2,701      $   150      $   309
                                                                  =======      =======      =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(dollar amounts in thousands except per share data)

     The following discussion and analysis provides information about the Corporation's financial condition and results of operations for the years ended December 31, 2000, 1999, and 1998. This discussion and analysis should be read in conjunction with "Selected Statistical Data," and the Corporation's Consolidated Financial Statements and the Notes thereto included in this report (dollar amounts in thousands unless otherwise indicated).

OVERVIEW

     Assets increased 6.7% to $515,180 at December 31, 2000. Loans continued to increase throughout 2000 with total net loans (including those held-for-sale) increasing $33.4 million, closing the year at $348,399. Investments also increased, by $5.2 million, to $119,117. The balance sheet was further strengthened with the loan portfolio (higher yielding asset) increasing more rapidly than the investment portfolio (lower yielding asset).

     The net interest margin improved to 4.43% in the fourth quarter and was 4.38% for the year. This compared favorably to 4.15% for 1999, and 4.12% for 1998.

     Total stockholders' equity increased 15.9% during 2000 and closed the year at $47,476. Equity was positively impacted by the insurance settlement and strong operational income throughout the year. The dividend was increased twice during 2000 to improve shareholder return and help in the management of the level of capital. The stock repurchase program in the first quarter and the one announced in the fourth quarter were also steps taken to employ capital at its best and highest use.

               ASSETS AT  PERCENT  EQUITY AT  PERCENT    NET     PERCENT
               YEAR-END   CHANGE   YEAR-END   CHANGE    INCOME   CHANGE
               --------   ------   --------   ------    ------   ------
        2000   $515,180    6.70%   $47,476    15.95%    $8,186   112.40%
        1999    482,820    0.82     40,946    (3.90)     3,854    (9.51)
        1998    478,911    6.51     42,606    (0.15)     4,259    (2.29)


ANALYSIS OF RESULTS OF OPERATIONS

     NET INTEREST INCOME. Net interest income improved by 11.0% to $19,673 (on a taxable equivalent basis) in 2000 from $17,732 in 1999. This increase resulted from not only an increase in the volume of interest-earning assets, but, more importantly, a change in the composition of interest-earning assets with a higher percentage being in net loans. As a result, the net yield on interest-earning assets increased to 4.38% in 2000, from 4.15% in 1999. The yield on average earning assets increased to 8.27% in 2000 from 7.77% in 1999. However, the cost of interest-bearing liabilities also increased to 4.42% in 2000, from 4.07% in 1999.

     The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a fully-taxable equivalent basis using a tax rate of 34%.

                                        -------------------------------------------------------------------------------------------
                                                         2000                          1999                           1998
                                        -------------------------------------------------------------------------------------------
                                          AVERAGE                YIELD/    Average             Yield/      Average            Yield/
                                          BALANCE      INTEREST   COST     Balance   Interest   Cost       Balance  Interest   Cost
                                        ------------------------------   ---------------------------   ----------------------------
AVERAGE INTEREST-EARNING ASSETS
Interest-bearing deposits               $   1,659    $     94     5.67%  $   5,260  $    247    4.70%  $    6,401  $    335   5.23%
Taxable investment securities              79,656       4,867     6.11      89,818     5,082    5.66       92,643     5,494   5.93
Tax-exempt investment securities (a)       36,608       2,820     7.70      37,262     2,794    7.50       34,340     2,620   7.63
Federal funds sold                          1,788         104     5.82       5,664       268    4.73        7,380       388   5.26
Net loans (a) (b)                         329,592      29,252     8.88     288,773    24,751    8.57      274,272    24,761   9.03
                                        ---------    --------            ---------  --------           ----------  --------
        Total interest-earning assets     449,303      37,137     8.27     426,777    33,142    7.77      415,036    33,598   8.10
                                        ---------    --------            ---------  --------           ----------  --------
Average non-interest-earning assets        40,145                           37,945                         34,343
                                        ---------                        ---------                     ----------
        Total average assets            $ 489,448                        $ 464,722                     $  449,379
                                        =========                        =========                     ==========
AVERAGE INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits        $  94,168       2,349     2.49%  $  92,448     2,161    2.34%  $   86,874     2,492   2.87%
Savings deposits                           49,365       1,027     2.08      54,998     1,143    2.08       53,630     1,536   2.86
Time deposits                             219,131      12,153     5.55     203,365    10,721    5.27      201,598    11,269   5.59
Interest-bearing demand notes
   issued to the U. S. Treasury             1,192          71     5.95       1,093        52    4.76        1,015        55   5.42
Federal funds purchased and
   customer repurchase agreements          16,537         945     5.71      15,053       667    4.43       12,963       626   4.83
Advances from Federal Home Loan Bank       12,917         749     5.80      10,008       570    5.70        7,011       412   5.88
Other borrowings                            2,055         170     8.27       1,342        96    7.15        1,397       114   8.16
                                        ---------    --------            ---------  --------           ----------  --------
        Total interest-bearing
          liabilities                     395,365      17,464     4.42     378,307    15,410    4.07      364,488    16,504   4.53
                                        ---------    --------            ---------  --------           ----------  --------
Net yield on average
   interest-earning assets                           $ 19,673     4.38%             $ 17,732    4.15%              $ 17,094   4.12%
                                                     ========     ====              ========    ====               ========   ====
Average non-interest-bearing
   liabilities                             50,287                           44,536                         41,999

Average stockholder's equity               43,796                           41,879                         42,892
                                        ---------                        ---------                     ----------
        Total average liabilities and
          stockholder' equity           $ 489,448                        $ 464,722                     $  449,379
                                        =========                        =========                     ==========

(a) Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a fully-taxable basis.

(b) Includes $99 in 2000, $63 in 1999, and $329 in 1998 attributable to interest from non-accrual loans.


     In 1999, net interest income increased by $638 (on a taxable equivalent basis) to $17,732, an increase of 3.7% from $17,094 in 1998. This increase was also due to a change in the composition of interest-earning assets, with a higher percentage being in loans. The net yield on interest-earning assets increased from 4.12% in 1998, to 4.15% in 1999. The yield on average earning assets decreased from 8.10% in 1998 to 7.77% in 1999. However, the cost of interest-bearing liabilities also dropped from 4.53% in 1998 to 4.07% in 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except per share data)

     The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates.

                                                                              YEAR ENDED DECEMBER 31
                                              --------------------------------------------------------------------------------------
                                               2000 AS COMPARED TO 1999      1999 as compared to 1998      1998 as compared to 1997
                                              VOLUME (a) RATE (a) NET        Volume (a) Rate (a) Net       Volume (a) Rate (a) Net
                                              --------------------------    ---------------------------   --------------------------
INTEREST FROM INTEREST-EARNING ASSETS

Interest-bearing time deposits                $  (187)  $   34   $ (153)   $   (57)  $   (31)  $   (88)  $   79    $ (11)   $   68
Taxable investment securities                    (597)     382     (215)      (164)     (248)     (412)     624     (106)      518
Tax-exempt investment
     securities (b)                               (49)      75       26        221       (47)      174      274     (112)      162
Federal funds sold                               (204)      40     (164)       (86)      (34)     (120)     102      (11)       91
Net loans (c)                                   3,552      949    4,501      1,280    (1,290)      (10)     576      -0-       576
                                              -------   ------   ------    -------   -------   -------   ------    -----    ------
        Total income from interest-
          earning assets                        2,515    1,480    3,995      1,194    (1,650)     (456)   1,655     (240)    1,415
                                              -------   ------   ------    -------   -------   -------   ------    -----    ------
EXPENSE OF INTEREST-BEARING LIABILITIES

Interest-bearing demand deposits                   45      143      188        144      (475)     (331)      72      -0-        72
Savings deposits                                 (116)      -0-    (116)        32      (425)     (393)     (26)     (69)      (95)
Time deposits                                     846      586    1,432         98      (646)     (548)     523       81       604
Interest-bearing demand notes
     issued to the U.S. Treasury                    6       13       19          4        (7)       (3)      (6)      (3)       (9)
Federal funds purchased and
     customer repurchase agreements                76      202      278         97       (56)       41      250        1       251
Advances from Federal Home Loan Bank              167       12      179        174       (16)      158      397      (18)      379
Other borrowings                                   55       19       74         (4)      (14)      (18)    (228)     (11)     (239)
                                              -------   ------   ------    -------   -------   -------   ------    -----    ------
        Total expense from interest-
          bearing liabilities                   1,079      975    2,054        545    (1,639)   (1,094)     982      (19)      983
                                              -------   ------   ------    -------   -------   -------   ------    -----    ------
        Net difference                        $ 1,436   $  505   $1,941    $   649   $   (11)  $   638   $  673    $(221)   $  452
                                              =======   ======   ======    =======   =======   =======   ======    =====    ======

(a) The change in interest due both to rate and volume has been allocated equally.

(b) Interest income on non-taxable investment securities includes the effects of taxable equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities to a fully-taxable basis.

(c)  Includes loan fees of $985 in 2000, $1,048 in 1999, and $986 in 1998.
     Interest income on loans includes the effect of tax equivalent adjustments for non-taxable loans using a tax rate of 34% in adjusting interest on tax-exempt loans to a fully-taxable basis. Includes non-accrual loans, with year-end balances of $897 in 2000, $1,274 in 1999, and $1,390 in 1998.

     NON-INTEREST INCOME. Total non-interest income of $10,558 in 2000 represents an increase of $6.6 million (or 163.6%) from 1999's total of $4,006. As a percentage of average assets, non-interest income increased to 2.16% in 2000, from .86% in 1999. This significant increase is due to the settlement received from the trust litigation (see note 14) of $6,235. One of the largest increases in 2000 was in the category of service charges on deposit accounts, which increased $351 (or 22.2%). During 2000, the Corporation contracted a third-party to review and make suggestions to improve the efficiency ratio, specifically relating to changes to the service charges on deposit accounts. This effort was largely responsible for the aforementioned increase. Other areas showing significant improvement in 2000 were other operating income (increasing $147 or 51.0%) and other service charges (increasing $194 or 27.9%). Other operating income increased due to refunds received from amending prior years' tax returns, while the increase in other service charges was mainly the result of a 67.3% increase in brokerage fee income, (or $109). Offsetting these increases was the loss on sale of loans of $259. In March, the subsidiary bank sold loans that had interest rates below current market rates. With commercial loan demand very strong throughout the year, the Corporation believed these funds could be better utilized by loaning to customers at higher interest rates, having a positive future impact on net interest income. There was also a decrease in loan servicing fees of $109 (or 54.2%), a result of higher interest rates, which slowed activity in the secondary market. The following table provides non-interest income by category, total non-interest income, and non-interest income to average total assets for the periods indicated:

                                                                          YEAR ENDED DECEMBER 31
                                                              ----------------------------------------
                                                                 2000             1999           1998
          Trust and farm management fees                      $  1,193         $  1,197       $  1,119
          Service charges on deposit accounts                    1,934            1,583          1,498
          Other service charges                                    890              696            515
          Loss on sale of loans                                   (259)             -0-            -0-
          Net gain on securities transactions                       38               41             96
          Loan servicing fees and other charges                     92              201            374
          Settlement of trust litigation                         6,235              -0-            -0-
          Other operating income                                   435              288            241
                                                              --------         --------       --------
               Total non-interest income                      $ 10,558         $  4,006       $  3,843
                                                              ========         ========       ========
          Non-interest income
               to average total assets                            2.16%             .86%           .86%

     Non-interest income increased in 1999 by $163 to $4,006, up 4.2% from 1998's total of $3,843. As a percentage of average assets, non-interest income remained at .86% for 1999, the same level as in 1998. The biggest increase was in other service charges, which increased by $181 (or 35.2%). This was a result of income generated by the subsidiary bank's new debit card product and a 168% increase in brokerage fee income. Notable increases were also seen in trust income (up $90 or 10.6%) as a result of the increase in trust accounts and assets, and in service charges on deposit accounts (up $85 or 5.7%) as a result of an increase in the number of deposit accounts at the subsidiary bank. There was a decrease in income from loan servicing fees of $173 (or 46.3%), a result of higher interest rates which slowed activity in the secondary market.

     NON-INTEREST EXPENSE. Non-interest expense increased in 2000 by $1,398 (or 9.5%) to $16,058 compared to $14,660 in 1999. As a percentage of average assets, non-interest expense was 3.28% in 2000 as compared to 3.15% in 1999. Two categories accounted for the majority of the increase: salaries and employee benefits, and consulting services. Salaries and employee benefits increased by $938 (or 12.0%), due to normal salary increases ($411) and, due to the increased net income in 2000, an increased profit sharing contribution ($304). The consulting services of $351 represent amounts paid to the third-party contracted to review and make suggestions to improve the efficiency ratio. Although the majority of the focus was on fee income opportunities, there were operational efficiencies realized that will provide benefit in future years. Collectively, all other categories of non-interest expense increased by only $109. The following table provides non-interest expense, and non-interest expense to average total assets for the periods indicated.

                                                               YEAR ENDED DECEMBER 31
                                                         ---------------------------------
                                                             2000        1999        1998
        Salaries and employee benefits                   $   8,767   $  7,829     $  7,479
        Equipment                                            1,223      1,174          822
        Occupancy                                            1,002      1,000        1,007
        Loan administrative expenses                           571        550          586
        Data processing                                        579        514          609
        Goodwill and intangible assets amortization            434        448          467
        Postage                                                320        335          326
        Supplies                                               249        269          242
        FDIC/OCC assessments                                   188        188          185
        Trust litigation expenses                               62        141          256
        Consulting services                                    351        -0-          -0-
        Other operating expense                              2,312      2,212        1,995
                                                         ---------   --------     --------
           Total non-interest expense                    $  16,058   $ 14,660     $ 13,974
                                                         =========   ========     ========
        Non-interest expense
           to average total assets                            3.28%     3.15%        3.11%

     In 1999, non-interest expense increased by $686, or 4.9%, to $14,660 compared to $13,974 in 1998. As a percentage of average assets, non-interest expense was 3.15% in 1999, up just slightly from 3.11% in 1998. Two categories accounted for the majority of the increase: salaries and employee benefits, and equipment. Salaries and employee benefits increased by $350 (or 4.7%), due to normal salary increases and a slight increase in the number of employees. Equipment expense increased by $352 (or 42.8%), due to the installation of new computer systems in the latter part of 1998 and the resulting depreciation expense beginning in 1999. In 1998, the older equipment became fully depreciated thereby lowering depreciation expense. Collectively, all other categories of non-interest expense decreased by $16.

     NET INCOME. Net income for 2000 was $8,186 (or $2.33 per basic and diluted share), an increase of $4,332 (or 112.4%) from $3,854 (or $1.02 per basic and diluted share) in 1999. This increase is largely a result of the receipt of the settlement proceeds from the trust litigation. The Corporation also made significant improvements in the net interest margin, increasing from 4.15% in 1999 to 4.38% in 2000, and in non-interest income.

     Net income for 1999 decreased by $405 (or 9.5%) from $4,259 (or $1.08 per basic and diluted share) in 1998. This decrease is a result of the subsidiary bank becoming state taxable in 1999 and an increase in the provision for loan losses as well as the aforementioned increases in non-interest expense.

ANALYSIS OF FINANCIAL CONDITION

     LOANS. The Corporation's loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: agricultural, commercial, real estate, and consumer installment. The Corporation has no foreign loans. The following table summarizes the Corporation's loan portfolio:

                                                                      DECEMBER 31
                                     ----------------------------------------------------------------------------------------------
                                            2000               1999                 1998               1997               1996
                                                % OF                % of                 % of               % of               % of
                                      AMOUNT   TOTAL     Amount    Total      Amount    Total    Amount    Total    Amount    Total
                                     ---------------   -----------------    -----------------   ----------------   ----------------
        Agricultural                 $ 41,404   11.9%  $ 37,891     12.3%   $ 37,520     14.1%  $ 38,931    14.3%  $ 36,030    14.0%
        Commercial                     59,456   17.1     47,963     15.6      44,147     16.6     41,241    15.1     38,410    14.8
        Real Estate
           1-4 family residences       70,778   20.4     67,936     22.0      66,243     24.9     75,607    27.8     72,460    28.1
           Agricultural                41,487   11.9     41,641     13.5      33,491     12.6     30,434    11.2     28,374    11.0
           Construction                11,442    3.3     13,316      4.3       6,299      2.4      6,030     2.2      4,160     1.6
           Commercial                  76,573   22.1     57,260     18.6      42,005     15.8     42,617    15.7     41,170    16.0
                                     --------          --------             --------            --------           --------
           Real Estate Total          200,280   57.7    180,153     58.4     148,038     55.7    154,688    56.9    146,164    56.7
        Installment                    46,009   13.3     42,349     13.7      35,950     13.6     37,480    13.7     37,514    14.5
                                     --------          --------             --------            --------           --------
           Total loans               $347,149  100.0%  $308,356    100.0%   $265,655    100.0%  $272,400   100.0%  $258,118   100.0%
                                     ========          ========             ========            ========           ========

        Total assets                 $515,180          $482,820             $478,911            $449,660           $420,407

        Loans to total assets                   67.4%               63.9%                55.5%              60.6%              61.4%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

(dollar amounts in thousands except per share data)

     Total loans increased $38.8 million (or 12.6%) in 2000 as compared to an increase of $42.7 million (16.1%) in 1999. This substantial increase reflects the overall strong economy of the market area served by the subsidiary bank and successful efforts of the staff to build profitable relationships with customers.

     Commercial loans increased $11.5 million (or 24.0%) in 2000, which compares to an increase of $3.8 million (or 8.6%) in 1999. Commercial growth remains particularly active in the eastern and northeastern markets. More established areas posted increases also, largely due to the success of relationship building with customers. Competition for high quality commercial and agricultural customers remains strong.

     Loans to agricultural operations increased $3.5 million (or 9.3%) in 2000, which compares to an increase of $0.4 million (or 1.0%) in 1999. Short-term agricultural loans are seasonal in nature with paydown from grain sales occurring after year-end 2000. Agricultural commodity prices remain low. Crop yields in the Corporation's market area were generally good. The highly experienced agricultural staff continues to effectively manage risk in this portfolio. Agricultural loans as a percentage of total loans were 11.9% at year-end 2000, compared to 14% at year-end 1996.

     Real estate loans increased $20.1 million (or 11.2%) in 2000 compared to an increase of $32.1 million (or 21.7%) in 1999, primarily the result of an increase in commercial real estate loans of $19.3 million. This increase reflects the growth of business throughout the Corporation's market area, particularly in the northern and eastern markets. Construction loans are primarily commercial projects. Real estate loans as a percentage of total loans has been consistent during the past five years, ranging between 55.7% and 58.4%.

     Consumer installment loans increased $3.7 million (or 8.6%) in 2000 from 1999. This follows an increase of $6.4 million (or 17.8%) in 1999. Most of the increase is in home equity and auto financing.

     Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are the quality of the borrower's management and the impact of national economic factors. With respect to agricultural loans, the primary risks are weather and, like commercial loans, the quality of the borrower's management. Risks associated with real estate loans include concentrations of loans in a loan type, such as commercial or agricultural, and fluctuating land values. Installment loans also have risks associated with concentrations of loans in a single type of loan. Installment loans additionally carry the risk of a borrower's unemployment as a result of deteriorating economic conditions.

     The Corporation's strategy with respect to addressing and managing these types of risks, whether loan demand is weak or strong, is for the subsidiary bank to follow its conservative loan policies and underwriting practices, which include (i) granting loans on a sound and collectible basis, (ii) investing funds profitably for the benefit of the stockholders and the protection of depositors, (iii) serving the legitimate needs of the community and the subsidiary bank's general market area while obtaining a balance between maximum yield and minimum risk, (iv) ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan, (v) administering loan policies through a Directors' Loan Committee and Officers' Loan Committee,
(vi) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each loan category, and (vii) ensuring that each loan is properly documented and, if appropriate, secured or guaranteed by government agencies, and that insurance coverage is adequate, especially with respect to certain agricultural loans because of the risk of poor weather.

     NON-PERFORMING LOANS AND OTHER REAL ESTATE OWNED. Non-performing loans amounted to .26% of total loans at year-end 2000 compared to .44% at year-end 1999. The overall low level of non-performing loans is a reflection of the subsidiary bank's lending staff, credit policies, and management's emphasis on asset quality. Potential problem credits are closely monitored by the lending staff, and an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off, or if well secured and in the process of collection, placed on a non-accrual status. Reflecting the Corporation's sound credit policies, the allowance for loan losses was 293% and 141% of non-performing loans at year-end 2000 and 1999, respectively. The Corporation does not have any significant concentration of commercial real estate loans or commitments in areas which are experiencing deteriorating economic conditions. Total other real estate owned as of December 31, 2000 was $100. The Corporation had $92 in other real estate owned as of December 31, 1999. The following table provides information on the Corporation's non-performing loans since 1996:

                                                                          DECEMBER 31
                                                 -----------------------------------------------------------
                                                   2000       1999           1998       1997          1996
         Non-accrual                             $  897     $ 1,274        $ 1,390     $ 810       $  1,157
         90 days past due and accruing               12         111             16        27            -0-
         Restructured                               -0-         -0-            -0-       -0-            -0-
                                                 ------     -------        -------     -----       --------
             Total non-performing loans          $  909     $ 1,385        $ 1,406     $ 837       $  1,157
                                                 ======     =======        =======     =====       ========

         Non-performing loans to total loans
             (net of unearned interest)             .26%        .44%           .52%      .31%           .45%

     As of December 31, 2000 and 1999, loans which the Corporation's management had serious doubts as to the ability of borrowers to comply with loan repayment terms not carried as non-performing loans totaled approximately $270 (or .08% of the total loan portfolio), and $235 (or .08% of the total loan portfolio), respectively.

     ALLOWANCE FOR LOAN LOSSES. The allowance shown in the following table represents the allowance available to absorb probable losses within the entire portfolio:

                                                                   FOR THE YEARS ENDED DECEMBER 31
                                                 ------------------------------------------------------------------
                                                     2000          1999         1998         1997            1996
     Amount of loans outstanding at end of
      period (net of unearned interest)          $ 347,147      $ 308,347    $ 265,474    $ 272,111       $ 257,931

     Average amount of loans outstanding for
      the period (net of unearned interest)      $ 326,372      $ 283,845    $ 274,076    $ 265,756       $ 244,027
     Allowance for loan
      losses at beginning of period              $   1,950      $   1,800    $   1,830    $   1,630       $   2,034
     Charge-offs:
      Agricultural                                     -0-            -0-           84          -0-             -0-
      Commercial                                        20            155          279          171             140
      Real estate-mortgage                              44             74           26            1               4
      Installment                                      495            605          629          834           1,221
                                                 ---------      ---------    ---------    ---------       ---------
          Total charge-offs                            559            834        1,018        1,006           1,365
                                                 ---------      ---------    ---------    ---------       ---------
     Recoveries:
      Agricultural                                       8              6          243           66             351
      Commercial                                        79             28           28           65              31
      Real estate-mortgage                              43              1            1          -0-               4
      Installment                                      259            298          379          485             534
                                                 ---------      ---------    ---------    ---------       ---------
          Total recoveries                             389            333          651          616             920
                                                 ---------      ---------    ---------    ---------       ---------
     Net loans charged off                             170            501          367          390             445
     Provision for loan losses                         880            651          337          590              41
                                                 ---------      ---------    ---------    ---------       ---------
     Allowance for loan
      losses at end of period                    $   2,660      $   1,950    $   1,800    $   1,830       $   1,630
                                                 =========      =========    =========    =========       =========
     Net loans charged off
      to average loans                                 .05%           .18%         .13%         .15%            .18%

     Allowance for loan losses
      to non-performing loans                       292.63%        140.79%      128.02%      218.64%         140.88%

     Allowance for loan losses
      to total loans at end of period
      (net of unearned interest)                       .77%           .63%         .68%         .67%            .63%

     The allowance for loan losses is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management's best judgment, deserve evaluation in estimating loan losses. The adequacy of the allowance for loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the loan review staff of the audit department of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis and to the Board of Directors of the Corporation on a quarterly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank's staff, management and its Board of Directors.

     More specifically, the Corporation calculates the appropriate level of the allowance for loan losses on a monthly basis using historical charge-offs for each loan type, substandard loans, and losses with respect to specific loans. In addition to management's assessment of the portfolio, the Corporation and the subsidiary bank are examined periodically by regulatory agencies. Although the regulatory agencies do not determine whether the subsidiary bank's allowance for loan losses is adequate, such agencies do review the procedures and policies followed by management of the subsidiary bank in establishing the allowance.

     Reflecting the Corporation's emphasis on asset quality, net charge-offs were .05% of average total loans in 2000, and the allowance for loan losses at year-end 2000 was $2.66 million, .77% of total loans, net of unearned interest, and 293% of non-performing loans. Management considers the allowance for loan losses adequate as of December 31, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS(Continue)
(dollar amounts in thousands except per share data)


     INVESTMENT SECURITIES. The objectives of the investment portfolio are to provide the subsidiary bank with a source of earnings and liquidity. The following table provides information on the book value of investment securities as of the dates indicated.

                                                         DECEMBER 31
                                                     -------------------
                                                       2000       1999
          U.S. Treasury Notes                        $    -0-   $  2,003
          U.S. Government Agencies                     50,936     44,740
          State and Municipal                          38,142     36,390
          Collateralized mortgage obligations          27,829     28,703
          Other securities                              2,210      2,130
                                                     --------   --------
               Total                                  119,117   $113,966
                                                     ========   ========

     Total investment securities increased by $5.1 million (or 4.7%) to $119.1 million at December 31, 2000, compared to December 31, 1999. A shift of $2 million from U.S. Treasuries to U.S. Government Agencies was due to the attractive spreads in U.S. Government Agencies over Treasuries. The $6.1 million increase in U.S. Government Agencies provided securities for pledging to local public entities. Attractive spreads and restructuring of the State and Municipal portfolio was the major reason for the $1.7 million increase in this category.

     DEPOSITS. Total deposits increased in 2000 by approximately $21.0 million, a 5.1% increase over 1999. Time deposits represented the largest incremental increase, up $22.9 million, a 10.7% increase over the prior year. This increase confirmed a trend in consumer investment activity toward secure, higher yielding time deposits during a period of uneasiness in the stock market. The average rate for overall deposits went up 0.27% in 2000 and balances in savings accounts and interest-bearing checking accounts declined, as investors took advantage of rising certificate of deposit rates. These depositor trends represented a reversal of the trends seen in late 1998 and 1999, when depositors were seeking the high returns being realized in the stock market.

     Over the last three years, the subsidiary bank has seen overall deposits increase 4.28%. However, the declines seen in both regular savings and interest-bearing checking account balances suggest consumers are watching their investments more closely and taking advantage of technology in order to maximize their returns. In anticipation of these changing consumer dynamics, the subsidiary bank has aggressively pursued alternative delivery mechanisms, such as Internet Banking, as a convenient means for customers to better manage their money, maximize return, and have the peace of mind of dealing safely and securely with only one financial institution. Due to the diversity within our various market areas, such delivery mechanisms will position us well for the future.

     The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated:

                                                   FOR THE YEARS ENDING DECEMBER 31
                                              -----------------------------------------
                                            2000                   1999                 1998
                                    BALANCE      RATE     Balance       Rate    Balance      Rate
                                   --------      ----     -------       ----    -------      ----
     Non-interest-bearing demand   $ 49,140       N/A     $ 45,514       N/A    $ 47,355       N/A
     Interest-bearing demand         92,690      2.49%      93,521      2.34%     93,982      2.87%
     Savings                         47,079      2.08%      52,277      2.08%     54,378      2.86%
     Time deposits                  236,395      5.55%     213,496      5.27%    212,123      5.59%
                                   --------               --------              --------

          Total                    $425,304      3.86%    $404,808      3.59%   $407,838      3.59%
                                   ========               ========              ========

     The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2000. These time deposits are made by individuals, corporations, and public entities.

          Three months or less                        $23,345
          Over three months through six  months        18,954
          Over six months through one year              8,050
          Over one year                                 3,757
                                                      -------
             Total                                    $54,106
                                                      =======

     LIQUIDITY. Liquidity is measured by a financial institution's ability to raise funds through deposits, borrowed funds, capital, or the sale of assets. Additional sources of liquidity, including cash flow from both the repayment of loans and the securitization of assets, are also considered in determining whether liquidity is satisfactory. The funds are used to meet deposit withdrawals, maintain reserve requirements, fund loans, and operate the organization. Liquidity is achieved through growth of core funds (defined as core deposits, 50% of non-public entity certificates of deposit over $100, and customer repurchase agreements issued to commercial customers) and liquid assets, and accessibility to the money and capital markets. The Corporation's subsidiary bank has access to short-term funds through its correspondent banks, as well as access to the Federal Home Loan Bank of Chicago, which can provide longer-term funds to help meet liquidity needs.

     The ratio of temporary investments and other short-term available funds (those investments maturing within one year plus twelve months' projected payments on mortgage-backed securities and collateralized mortgage obligations, cash and due from banks balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, Treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 58.0% at December 31, 2000 and 62.7% at December 31, 1999, respectively. The reduction in this ratio is reflective of the shift in assets from investments to loans during the course of the year. Core deposits, defined as demand deposits, interest-bearing checking accounts, total savings, and certificates of deposit less than $100 were 84.8% of total deposits at December 31, 2000 and 81.9% of total deposits at December 31, 1999. Money market accounts of approximately $42.2 million at December 31, 2000 are classified by the Corporation as core deposits.

     In 2000, the Corporation had a net decrease of $8.2 million in cash and cash equivalents. This decrease was the result of net cash used in investing activities of $43.2 million. A net increase in loans of $38.9 million, plus $2.7 million for the purchase of premises and equipment were the major components of cash used in investing activities. Financing activities, mostly a net increase in deposits, provided $20.0 million in net cash, while operating activities provided $15.0 million in net cash. Cash and cash equivalents of $19.0 million at December 31, 2000 are deemed adequate to meet short-term liquidity needs.

     A net decrease of $26.9 million in cash and cash equivalents was experienced by the Corporation in 1999. This decrease was primarily the result of net cash used in investing activities of $31.7 million. A net increase in loans of $43.4 million, plus $2.0 million for the purchase of premises and equipment were major components of cash used in investing activities. These were partially offset by net funds of $13.9 million provided by securities transactions. Financing activities provided $2.6 million in net cash, while operating activities provided $2.3 million in net cash.

     The long-term liquidity needs of the Corporation will be driven by the necessity to grow and change in the marketplace to meet the needs of its customers and to offset strategies of its competitors. The Corporation's equity base, along with its low debt level and common stock available for issuance, provide several options for future financing.

     ASSET-LIABILITY MANAGEMENT. The Corporation actively manages its assets and liabilities through coordinating the levels of interest rate sensitive assets and liabilities to minimize changes in net interest income despite changes in market interest rates. The Corporation defines interest rate sensitive assets and liabilities as any instruments that can be repriced within 180 days, either because they will mature during the period or because they carry a variable interest rate. Changes in net interest income occur when interest rates on loans and investments change in a different time period from that of changes in interest rates on liabilities, or when the mix and volume of earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the dollar amount difference between rate sensitive assets and rate sensitive liabilities within a given time period (GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

     The Corporation's strategy with respect to asset-liability management is to maximize net interest income while limiting the Corporation's exposure to risks associated with volatile interest rates. The subsidiary bank's Funds Management Committee is responsible for monitoring the GAP position. As a general rule, the subsidiary bank's policy is to maintain GAP as a percent of total assets within a range from +20% to -20% in any given time period. Based on the simulation of various rising or falling interest rate scenarios in comparison to one considered to be the most likely interest rate scenario, management seeks to operate with net interest income within a range of +10% to -10% of budgeted net interest income during any twelve-month period. The Corporation also performs an interest rate risk analysis, on a monthly basis, on the assets and liabilities of the subsidiary bank. This analysis applies an immediate shift in interest rates of up to +300 basis points and -300 basis points to the assets and liabilities to determine the impact on the net interest income and net income of the subsidiary bank, when compared to a flat rate scenario. Applying these analyses at December 31, 2000 resulted in no material change to net interest income or net income of the Corporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except per share data)

                                                                                 DECEMBER  31, 2000
                                                       ------------------------------------------------------------------
                                                        0-3 MO.       4-12 MO.       1-3 YRS.     OVER 3 YRS.      TOTAL
                                                       --------      ---------      ---------    ------------    --------
      Interest-earning assets:

          Interest-bearing deposits                    $     86      $     -0-      $     -0-    $        -0-    $     86
          Taxable investment securities                  10,255         19,112         33,921          16,910      80,198
          Tax-exempt investment securities                3,032          3,114          4,884          26,467      37,497
          Federal funds sold                              2,200            -0-            -0-             -0-       2,200
          Loans                                         110,342         68,767        110,248          61,033     350,390
                                                       --------      ---------      ---------    ------------    --------
                 Total rate sensitive assets ("RSA")   $125,915      $  90,993      $ 149,053    $    104,410    $470,371
                                                       ========      =========      =========    ============    ========
      Interest-bearing liabilities:

          Interest-bearing demand deposits             $ 95,376      $     -0-      $     -0-    $        -0-    $ 95,376
          Savings deposits                               47,079            -0-            -0-             -0-      47,079
          Time deposits                                  61,288        110,883         56,490           7,681     236,342
          Customer repurchase agreements                 19,777            189            200             -0-      20,166
          Advances from Federal Home Loan Bank              -0-          5,000          5,266           1,950      12,216
          Interest-bearing demand notes issued
                 to the U.S. Treasury                     2,086            -0-            -0-             -0-       2,086
                                                       --------      ---------      ---------    ------------    --------
          Total rate sensitive liabilities ("RSL")     $225,606      $ 116,072      $  61,956    $      9,631    $413,265
                                                       ========      =========      =========    ============    ========
      Interest rate sensitivity GAP (RSA less RSL)     $(99,691)     $ (25,079)     $  87,097    $     94,779
      Cumulative GAP                                    (99,691)      (124,770)       (37,673)         57,106
      RSA/RSL                                             55.81%         78.39%        240.58%        1084.10%
      Cumulative RSA/RSL                                  55.81          63.48          90.67          113.82

     In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

     Management of the Corporation considers $40 million of the interest-bearing checking account balances and $21.1 million (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank's policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

     At December 31, 2000, savings deposits totaled approximately $47.1 million. If that amount, along with the $40 million of interest-bearing checking account balances and $21.1 million in money market account balances reflected in the 0-3 month time frame, are adjusted to exclude these amounts (consistent with the considerations mentioned in the paragraph above), rate sensitive liabilities would be approximately $117.4 million for a positive GAP of approximately $8.5 million. RSA as a percent of RSL would be 107.2%. Adjusting the cumulative GAP and GAP ratio for the 4-12 month time frame would result in a negative cumulative GAP and GAP ratio of $16.6 million, and 92.9%, respectively.

     EFFECTS OF INFLATION. The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles and practices within the banking industry which require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

     INVESTMENT MATURITIES AND YIELDS. The following table sets forth the contractual maturities of investment securities at December 31, 2000, and the tax equivalent yields of such securities.

                                          DUE WITHIN       DUE AFTER ONE BUT         DUE AFTER                 OTHER
                                           ONE YEAR        WITHIN FIVE YEARS         FIVE YEARS         (NO STATED MATURITY)
                                     -----------------    ------------------       ----------------     -------------------
                                      AMOUNT     YIELD      AMOUNT     YIELD       AMOUNT     YIELD      AMOUNT       YIELD
U.S. Government Agencies             $ 24,873     5.86%   $ 25,794       .48%      $    19      7.23%   $  250           --
State and Municipal                     4,480     7.15       6,215      7.62        26,802      7.77       645           --
Collateralized
   mortgage obligations                   -0-       --         218      6.62        27,421      8.05       190           --
Other
   (no stated maturity)                   -0-       --         -0-        --           -0-        --     2,210           --
                                     --------             --------                 -------              ------
     Total                          $  29,353     6.06%   $ 32,227      6.70%      $54,242      7.91%   $3,295           --
                                     ========             ========                 =======              ======

     LOAN MATURITIES. The following table sets forth scheduled loan repayments on agricultural, commercial, and real estate construction loans at December 31, 2000. See note 4 in the Notes to Consolidated Financial Statements.

                                  DUE WITHIN          DUE AFTER ONE BUT          DUE AFTER
                                   ONE YEAR           WITHIN FIVE YEARS         FIVE YEARS           TOTAL
                                ------------          -----------------         ----------           -----
Agricultural                    $    30,904              $   10,434              $     66         $   41,404
Commercial                           43,437                  14,262                 1,757             59,456
Real Estate-Construction             11,442                     -0-                   -0-             11,442
                                -----------              ----------              --------         ----------
   Total                        $    85,783              $   24,696              $  1,823         $  112,302
                                ===========              ==========              ========         ==========

     Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates and adjustable (variable) interest rates at December 31, 2000.

                             Fixed rate             Variable rate             Total
                             ----------             -------------             -----
Due after one year           $   17,599             $      8,920            $ 26,519

     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans at December 31 are as follows:

                                                                     DECEMBER 31
                      --------------------------------------------------------------------------------------------------------
                             2000              1999                  1998                1997                 1996
                                  PERCENT               Percent              Percent             Percent              Percent
                                  OF LOANS              of loans             of loans            of loans             of loans
                                  IN EACH               in each              in each             in each              in each
                                  CATEGORY              category             category            category             category
                     ALLOWANCE    TO TOTAL   Allowance  to total  Allowance  to total  Allowance to total  Allowance  to total
                      AMOUNT       LOANS       amount    loans     amount     loans     amount    loans     amount    loans
                    ----------    --------   ---------  --------  ---------  --------  --------- --------  ---------  --------
Agricultural        $      591        11.9%   $    293      12.3%   $   311      14.1%   $   342     14.3%   $   325      14.0%
Commercial                 695        17.1         428      15.6        454      16.6        453     15.1        422      14.8
Real estate-mortgage       322        57.7         333      58.4        175      55.7        156     56.9        151      56.7
Installment                822        13.3         709      13.7        628      13.6        623     13.7        608      14.5
Unallocated                230         N/A         187       N/A        232       N/A        256     N/A         124      N/A
                    ----------    --------   ---------  --------  ---------  --------  --------- --------  ---------  --------
   Total            $    2,660       100.0%   $  1,950     100.0%   $ 1,800     100.0%   $ 1,830    100.0%   $ 1,630     100.0%
                    ==========    ========   =========  ========  =========  ========  ========= ========  =========  ========

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

                                                                   YEAR ENDED DECEMBER 31, 2000
                                                  -------------------------------------------------------------
                                                  1ST QTR            2ND QTR            3RD QTR        4TH QTR
   Interest income                                $ 8,459            $ 8,808            $ 9,200        $ 9,648
   Interest expense                                 3,987              4,164              4,552          4,761
                                                  -------            -------            -------        -------
   Net interest income                              4,472              4,644              4,648          4,887
   Provision for loan losses                          515                205                 50            110
                                                  -------            -------            -------        -------
   Net interest income after
      provision for loan losses                     3,957              4,439              4,598          4,777

   Non-interest income                              7,006              1,091              1,234          1,227
   Non-interest expense                             3,907              3,953              4,093          4,105
                                                  -------            -------            -------        -------
   Income before income taxes                       7,056              1,577              1,739          1,899
   Income tax expense                               2,604                454                509            518
                                                  -------            -------            -------        -------
   Net income                                     $ 4,452            $ 1,123            $ 1,230        $ 1,381
                                                  =======            =======            =======        =======
   Earnings per share:
      Basic                                       $  1.23            $  0.32            $  0.35        $  0.40
      Diluted                                     $  1.23            $  0.32            $  0.35        $  0.40

   Cash dividends declared per share              $  0.09            $ 0.095            $ 0.095        $  0.10

                                                                   Year Ended December 31, 1999
                                                  -------------------------------------------------------------
                                                  1st Qtr            2nd Qtr            3rd Qtr        4th Qtr
   Interest income                                $ 7,982            $ 7,898            $ 7,971        $ 8,273
   Interest expense                                 3,895              3,761              3,825          3,929
                                                  -------            -------            -------        -------
   Net interest income                              4,087              4,137              4,146          4,344
   Provision for loan losses                           10                175                200            266
                                                  -------            -------            -------        -------
   Net interest income after
      provision for loan losses                     4,077              3,962              3,946          4,078

   Non-interest income                              1,028                982              1,038            959
   Non-interest expense                             3,579              3,673              3,731          3,677
                                                  -------            -------            -------        -------
   Income before income taxes                       1,526              1,271              1,253          1,360
   Income tax expense                                 391                300                526            339
                                                  -------            -------            -------        -------
   Net income                                     $ 1,135            $   971            $   727        $ 1,021
                                                  =======            =======            =======        =======
   Earnings per share:
      Basic                                       $  0.30            $  0.26            $  0.19        $  0.28
      Diluted                                     $  0.30            $  0.26            $  0.19        $  0.27

   Cash dividends declared per share              $  0.08            $  0.09            $  0.09        $  0.09

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                         FOR THE YEARS ENDED DECEMBER 31
- ------------------------------------------------------------------------------------------------------------------------------------
                                                       2000           1999            1998           1997              1996
- ------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF INCOME
   Interest income                                 $  36,115      $  32,125       $  32,651      $  31,312         $  29,114
   Interest expense                                   17,464         15,410          16,504         15,541            14,596
   Net interest income                                18,651         16,715          16,147         15,771            14,518
   Provision for loan losses                             880            651             337            590                41
   Non-interest income                                10,558          4,006           3,843          3,365             2,860
   Non-interest expense                               16,058         14,660          13,974         12,662            12,864
   Income before income taxes                         12,271          5,410           5,679          5,884             4,473
   Income tax expense                                  4,085          1,556           1,420          1,525             1,046
   Net income                                          8,186          3,854           4,259          4,359             3,427

PER SHARE DATA (a)
   Basic net income                                $    2.33      $    1.02       $    1.08      $    1.07         $    0.84
   Diluted net income                                   2.33           1.02            1.08           1.07              0.84
   Book value (at end of period)                       13.60          11.16           11.13          10.62              9.84
   Cash dividends declared                              0.38           0.35            0.31           0.28              0.25
   Dividend payout ratio                                16.4%          34.4%           29.1%          26.2%             30.2%
   Cash earnings (b)                               $    2.40      $    1.10       $    1.16      $    1.15         $    0.92

SELECTED BALANCES (AT END OF PERIOD)
   Total assets                                    $ 515,180      $ 482,820       $ 478,911      $ 449,660         $ 420,407
   Earning assets                                    469,802        438,760         435,789        412,974           379,278
   Investments                                       119,117        113,966         130,926        122,034           117,028
   Gross loans                                       351,061        317,002         271,018        276,301           260,967
   Allowance for loan losses                           2,660          1,950           1,800          1,830             1,630
   Deposits                                          425,304        404,808         407,838        385,940           358,701
   Borrowings                                         36,318         33,499          24,296         16,987            17,887
   Stockholders' equity                               47,476         40,946          42,606         42,668            40,197

SELECTED FINANCIAL RATIOS
   Net income to average
     stockholders' equity                              18.69%          9.20%           9.94%         10.56%             8.91%
   Cash earnings to average tangible
     stockholders' equity (b) (c)                      21.43          11.21           12.18          12.95             10.76
   Net income to average assets                         1.67           0.83            0.95           1.02              0.84
   Average stockholders' equity
     to average assets                                  8.95           9.01            9.54           9.66              9.48
   Average earning assets
     to average assets                                 91.80          91.83           92.36          91.64             91.37
   Non-performing loans to total
     loans at end of period                             0.26           0.44            0.52           0.31              0.45
   Tier 1 capital to average adjusted assets            8.60           8.10            8.35           8.78              8.59
   Risk based capital to risk
     adjusted assets                                   12.71          12.31           13.68          13.88             13.88
   Net loans charged off to
     average loans                                      0.05           0.18            0.13           0.15              0.18
   Allowance for loan losses
     to total loans at end of period                    0.77           0.63            0.68           0.67              0.63
   Average interest-bearing deposits
     to average deposits                               89.06          89.70           90.13          90.00             90.07
   Average non-interest-bearing deposits
     to average deposits                               10.94          10.30            9.87          10.00              9.93
- ------------------------------------------------------------------------------------------------------------------------------------

(a) Per share data prior to 1998 has been restated to reflect the stock dividend (3 for 2 split) declared in 1998.
(b) Cash earnings is defined as net income excluding the effects of amortization of goodwill and core deposit intangibles, net of any related tax effects.
(c) Tangible stockholders' equity consists of total stockholders' equity less any intangible assets. Tangible book value is determined by dividing the total number of outstanding common shares into tangible stockholders' equity.