Form 10-K405, Exhibit 13
period 2001-12-31
PRINCETON NATIONAL BANCORP INC
filed 2002-03-28
CIK 707855

[LOGO] KPMG

The Board Of Directors and Stockholders
Princeton National Bancorp, Inc.:


We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



                                  /s/ KPMG LLP


Chicago, Illinois
January 25, 2002

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                              DECEMBER 31
                                                                                        2001                2000
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (note 2)                                                      $ 16,740            $ 16,693
Interest bearing deposits with financial institutions                                    6,586                  86
Federal funds sold                                                                      10,400               2,200
Investment securities (note 3):
   Available-for-sale, at fair value                                                   128,605             105,440
   Held-to-maturity, at amortized cost                                                  16,055              13,677

Loans held-for-sale, at lower of cost or market                                          8,490               3,912
Loans (notes 4 and 7):
   Gross loans, net of unearned interest                                               333,399             347,147
      Allowance for loan losses                                                         (2,300)             (2,660)
                                                                                      --------            --------
      Net loans                                                                        331,099             344,487

Interest receivable                                                                      5,799               6,781
Premises and equipment, net of accumulated depreciation (note 5)                        13,766              12,952
Goodwill and intangible assets, net of accumulated
   amortization of $3,419 and $2,985 at December 31, 2001 and 2000                       3,886               4,082
Other assets                                                                            13,899               4,870
                                                                                      --------            --------
      TOTAL ASSETS                                                                    $555,325            $515,180
                                                                                      ========            ========

------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits (note 6):
   Demand                                                                             $ 58,378            $ 49,140
   Interest-bearing demand                                                             116,587              92,690
   Savings                                                                              51,966              47,079
   Time                                                                                254,807             236,395
                                                                                      --------            --------
      Total deposits                                                                   481,738             425,304

Borrowings (note 7):
   Customer repurchase agreements                                                       12,217              20,166
   Advances from the Federal Home Loan Bank                                              6,451              12,216
   Interest-bearing demand notes issued to the U.S. Treasury                               377               2,086
   Notes payable                                                                         1,550               1,850
                                                                                      --------            --------

      Total borrowings                                                                  20,595              36,318

Other liabilities                                                                        5,492               6,082
                                                                                      --------            --------

      TOTAL LIABILITIES                                                                507,825             467,704
                                                                                      --------            --------

STOCKHOLDERS' EQUITY (notes 5, 9, and 12)
Common stock: $5 par value, 7,000,000 shares authorized:
   4,139,841 shares issued at December 31, 2001 and 2000                                20,699              20,699
Surplus                                                                                  6,416               6,364
Retained earnings                                                                       31,937              28,963
Accumulated other comprehensive income, net of tax                                         537                 580
Less: Cost of 835,831 and 650,070 treasury shares at December 31, 2001
   and 2000, respectively                                                              (12,089)             (9,130)
                                                                                      --------            --------

      TOTAL STOCKHOLDERS' EQUITY                                                        47,500              47,476
                                                                                      --------            --------
 Commitments &  contingencies  (note 13)
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $555,325            $515,180
                                                                                      ========            ========
------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                     FOR THE YEARS ENDED DECEMBER 31
                                                            2001                    2000                   1999
-----------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
    Interest and fees on loans                            $  29,536                $ 29,189             $  24,684
    Interest and dividends on investment securities:
        Taxable                                               5,009                   4,867                 5,082
        Tax-exempt                                            2,109                   1,861                 1,844
    Interest on federal funds sold                              200                     104                   268
    Interest on interest-bearing time deposits in
      other banks                                               156                      94                   247
                                                          ---------                --------             ---------

          Total interest income                              37,010                  36,115                32,125
                                                          ---------                --------             ---------
INTEREST EXPENSE:
    Interest on deposits (note 6)                            16,914                  15,529                14,025
    Interest on borrowings                                    1,352                   1,935                 1,385
                                                          ---------                --------             ---------
          Total interest expense                             18,266                  17,464                15,410
                                                          ---------                --------             ---------
NET INTEREST INCOME                                          18,744                  18,651                16,715
Provision for loan losses (note 4)                              795                     880                   651
                                                          ---------                --------             ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          17,949                  17,771                16,064
                                                          ---------                --------             ---------

NON-INTEREST INCOME:
    Trust & farm management fees                              1,177                   1,193                 1,197
    Service charges on deposit accounts                       2,387                   1,934                 1,583
    Other service charges                                     1,037                     890                   696
    Loss on sale of loans                                       -0-                    (259)                  -0-
    Gain on sales of securities available-for-sale (note 3)     586                      38                    41
    Brokerage fee income                                        481                     271                   162
    Loan servicing fees and other charges                       414                      92                   201
    Settlement of trust litigation (note 14)                    -0-                   6,235                   -0-
    Other operating income                                      261                     164                   126
                                                          ---------                --------             ---------
          Total non-interest income                           6,343                  10,558                 4,006
                                                          ---------                --------             ---------

NON-INTEREST EXPENSE:
    Salaries and employee benefits                            9,471                   8,767                 7,829
    Occupancy                                                 1,192                   1,002                 1,000
    Equipment expense                                         1,272                   1,223                 1,174
    Federal insurance assessments                               197                     188                   188
    Goodwill and intangible assets amortization                 434                     434                   448
    Data processing                                             637                     579                   514
    Loan administrative expense                                 324                     571                   550
    Other operating expense                                   3,356                   3,294                 2,957
                                                          ---------                --------             ---------
          Total non-interest expense                         16,883                  16,058                14,660
                                                          ---------                --------             ---------

INCOME BEFORE INCOME TAXES                                    7,409                  12,271                 5,410
Income tax expense (note 8)                                   2,002                   4,085                 1,556
                                                          ---------                --------             ---------
Net income                                                $   5,407                $  8,186             $   3,854
                                                          =========                ========             =========

NET INCOME PER SHARE:
    Basic                                                 $    1.62                $   2.33             $    1.02
    Diluted                                               $    1.62                $   2.33             $    1.02


Basic weighted average shares outstanding                 3,330,769               3,519,134             3,768,055
Diluted weighted average shares outstanding               3,340,169               3,519,815             3,781,299
-----------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(DOLLARS IN THOUSANDS)

                                                                         FOR THE YEARS ENDED DECEMBER 31
                                                                 2001                  2000                  1999
------------------------------------------------------------------------------------------------------------------
NET INCOME                                                     $  5,407              $  8,186              $ 3,854
     Other comprehensive income (loss), net of tax

          Unrealized holding gains (losses) arising
                   during the year                                  316                 1,634               (1,866)
          Less: Reclassification adjustment for
                   net realized gains included in net income       (359)                  (23)                 (27)
                                                               --------              --------              -------
     Other comprehensive income (loss)                              (43)                1,611               (1,893)
                                                               --------              --------              -------
Comprehensive income                                           $  5,364              $  9,797              $ 1,961
                                                               ========              ========              =======
------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

------------------------------------------------------------------------------------------------------------------
                                                                             ACCUMULATED
                                                                                OTHER
                                                                            COMPREHENSIVE
                                   COMMON                      RETAINED     INCOME (LOSS)   TREASURY
                                    STOCK        SURPLUS       EARNINGS   NET OF TAX EFFECT   STOCK          TOTAL
                                    -----        -------       --------   -----------------   -----          -----
Balance, January 1, 1999          $20,699        $ 6,305       $ 19,588       $   862        $(4,848)      $42,606

   Net income                                                     3,854                                      3,854
   Sale of 4,378 shares
      of treasury stock                               30                                          29            59
   Purchase of 164,429 shares
      of treasury stock                                                                       (2,356)       (2,356)
   Cash dividends
      ($.35 per share)                                           (1,324)                                    (1,324)
   Other comprehensive loss,
      net of $975 tax effect                                                   (1,893)                      (1,893)
                                  -------        -------       --------       -------        -------       -------
Balance, December 31, 1999        $20,699        $ 6,335       $ 22,118       $(1,031)       $(7,175)      $40,946

   Net income                                                     8,186                                      8,186
   Sale of 5,428 shares
      of treasury stock                               29                                          35            64
   Purchase of 183,386 shares
      of treasury stock                                                                       (1,990)       (1,990)
   Cash dividends
      ($.38 per share)                                           (1,341)                                    (1,341)
   Other comprehensive income,
      net of $1,019 tax effect                                                  1,611                        1,611
                                  -------        -------       --------       -------        -------       -------
Balance, December 31, 2000        $20,699        $ 6,364       $ 28,963       $   580        $(9,130)      $47,476

   Net income                                                     5,407                                      5,407
   Sale of 5,239 shares
      of treasury stock                               52                                          32            84
   Purchase of 191,000 shares
      of treasury stock                                                                       (2,991)       (2,991)
   Cash dividends
      ($.73 per share)                                           (2,433)                                    (2,433)
   Other comprehensive loss,
      net of $27 tax effect                                                       (43)                         (43)
                                  -------        -------       --------       -------        -------       -------
BALANCE, DECEMBER 31, 2001        $20,699        $ 6,416       $ 31,937       $   537       $(12,089)      $47,500
                                  =======        =======       ========       =======       =========      =======
------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

                                                                              FOR THE YEARS ENDED DECEMBER 31
                                                                         2001            2000              1999
----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                         $  5,407           $8,186          $ 3,854
   Adjustments to reconcile net income to
      net cash provided by (used in) operating activities:
         Depreciation                                                    1,209            1,156            1,153
         Provision for loan losses                                         795              880              651
         Deferred income taxes (benefit) expense                           184             (118)            (282)
         Amortization of goodwill and other intangible assets              434              434              448
         Amortization of premiums on investment securities,
           net of accretion                                                151               48              206
         Gain on securities transactions, net                             (586)             (38)             (41)
         Gain on sale of premises and equipment                           (122)             -0-              -0-
         FHLB stock dividends                                             (107)             (80)             -0-
         Loans originated for sale                                     (40,143)          (5,153)         (14,208)
         Proceeds from sales of loans originated for sale               35,565           10,146           10,925
         Loss on sale of loans                                             -0-             (259)             -0-
         (Decrease) increase in accrued interest payable                   (81)             539               71
         Decrease (increase) in accrued interest receivable                982             (982)            (195)
         Increase in other assets                                       (9,662)            (781)            (899)
         (Decrease) increase in other liabilities                         (482)             918              582
                                                                      --------         --------          -------
            Net cash (used in) provided by operating activities         (6,456)          14,896            2,265
                                                                      --------         --------          -------

INVESTING ACTIVITIES:
   Proceeds from sales of investment securities available-for-sale      28,604            4,758            4,054
   Proceeds from maturities of investment securities available-for-sale 32,122           32,796           39,788
   Purchase of investment securities available-for-sale                (86,962)         (40,209)         (33,689)
   Proceeds from maturities of investment securities held-to-maturity    2,815            3,035           15,489
   Purchase of investment securities held-to-maturity                   (1,650)          (2,792)         (11,715)
   Proceeds from sale of premises and equipment                            175              -0-              -0-
   Proceeds from sales of other real estate owned                          136              173              375
   Net decrease (increase) in loans                                     12,593          (38,970)         (43,374)
   Purchase of premises and equipment                                   (2,001)          (1,981)          (2,653)
                                                                      --------         --------          -------
            Net cash used in investing activities                      (14,168)         (43,190)         (31,725)
                                                                      --------         --------          -------

FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                                  56,434           20,496           (3,030)
   Proceeds from borrowings                                                -0-            4,503           10,244
   Payments for borrowings                                             (15,723)          (1,684)          (1,041)
   Dividends paid                                                       (2,433)          (1,341)          (1,324)
   Purchase of treasury stock                                           (2,991)          (1,990)          (2,356)
   Sale of treasury stock                                                   84               64               59
                                                                      --------         --------          -------
            Net cash provided by financing activities                   35,371           20,048            2,552
                                                                      --------         --------          -------

Increase (decrease) in cash and cash equivalents                        14,747           (8,246)         (26,908)
Cash and cash equivalents at beginning of year                          18,979           27,225           54,133
                                                                      --------         --------          -------
Cash and cash equivalents at end of year                              $ 33,726         $ 18,979          $27,225
                                                                      ========         ========          =======


Cash paid during the year for:
   Interest                                                           $ 18,347         $ 16,925          $15,339
   Income taxes                                                       $  2,244         $  3,255          $ 1,609
Supplemental disclosure of noncash investing activities:
   Loans transferred to other real estate owned                       $    -0-         $    177          $   200
----------------------------------------------------------------------------------------------------------------

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

   BASIS OF CONSOLIDATION - The consolidated financial statements of Princeton National Bancorp, Inc. ("Corporation") include the accounts of the Corporation and its wholly-owned subsidiary, Citizens First National Bank ("subsidiary bank"). Intercompany accounts and transactions have been eliminated in consolidation. The Corporation, through the subsidiary bank, operates in a single segment engaging in general retail and commercial banking.

   USE OF ESTIMATES - In order to prepare the Corporation's consolidated financial statements in conformity with generally accepted accounting principles, management is required to make certain estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates may differ from actual results.

   INVESTMENT SECURITIES - Investment securities which the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. The Corporation does not have a trading portfolio. All other investment securities that are not classified as held-to-maturity are classified as available-for-sale. Investment securities available-for-sale are recorded at fair value with any changes in fair value reflected as a separate component of stockholders' equity, net of related tax effects. Gains and losses on the sale of securities are determined using the specific identification method. Premiums and discounts on investment securities are amortized or accreted over the contractual lives of those securities. The method of amortization or accretion results in a constant effective yield on those securities (the interest method). Any security for which there has been other than temproary impairment of value is written down to its estimated market value through a change to earnings.

   LOANS - Loans are stated at the principal amount outstanding, net of unearned interest and allowance for loan losses. Interest on commercial, real estate, and certain installment loans is credited to operations as earned, based upon the principal amount outstanding. Interest on other installment loans is credited to operations using a method which approximates the interest method. Loan origination fees are recognized to income and loan origination costs are charged to expense as incurred.

   It is the subsidiary bank's policy to discontinue the accrual of interest on any loan when, in the opinion of management, full and timely payment of principal and interest is not expected, or principal and interest is due and remains unpaid for 90 days or more, unless the loan is both well-secured and in the process of collection. Interest on these loans is credited to income only when the collection of principal has been assured and only to the extent interest payments are received.

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

   SALES OF FIRST MORTGAGE LOANS AND LOAN SERVICING - The subsidiary bank sells first mortgage loans on a non-recourse basis. The total cost of these loans is allocated between loans and servicing rights based on the relative fair value of each. Loan servicing fees are recognized to income and loan servicing costs are charged to expense as incurred. Loans held-for-sale are stated at the lower of aggregate cost or market. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

   At December 31, 2001 and 2000, the amount of originated mortgage servicing rights was $590 and $353, respectively, and is included in goodwill and intangible assets in the consolidated balance sheets. The fair value of mortgage servicing rights approximates the carrying value at December 31, 2001 and 2000. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income similar to the interest method using an accelerated amortization method. The amortization of capitalized mortgage servicing rights is reflected in the consolidated statements of income as a reduction to loan servicing fees and other charges. The Corporation services loans for others with unpaid principal balances at December 31, 2001, 2000, and 1999 of approximately $71,984, $59,608, and $58,870, respectively.

   PREMISES AND EQUIPMENT - Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, as follows: buildings, fifteen to forty years; and furniture and equipment, three to fifteen years. The carrying amounts of assets sold or retired and the related accumulated depreciation are eliminated from the accounts, and any resulting gains or losses are reflected in income.

   COST IN EXCESS OF FAIR VALUE OF NET ASSETS - The cost in excess of the fair value (goodwill) of net assets acquired is being amortized over a fifteen-year period using the straight-line method. Long-lived assets, including premises and goodwill, are evaluated for impairment using the guidance provided by Statement of Financial Accounting Standard 121 (FAS 121) "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of".

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

   CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in financial institutions, and federal funds sold. Generally, federal funds are sold for one-day periods.

   RECLASSIFICATION - Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform to the 2001 presentation.

   IMPACT OF NEW ACCOUNTING STANDARDS - In July 2001, the FASB issued Statement 141, "Business Combinations" (FAS 141) and Statement 142, "Goodwill and Other Intangible Assets" (FAS 142). FAS 141 required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. FAS 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. FAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. FAS 142 is effective January 1, 2002 for calendar year companies, however, any acquired goodwill or intangible assets recorded in transactions closed subsequent to June 30, 2001 will be subject immediately to the non-amortization and amortization provisions of FAS 142. As required under FAS 142, the Company adopted FAS 142 effective January 1, 2002 and will discontinue the amortization of goodwill, which had a net carrying value of $1,355 as of December 31, 2001 and annual amortization of $226 that resulted from business combinations prior to the adoption of FAS 141.

   NET INCOME PER SHARE - The following table sets forth the computation for basic and diluted earnings per share for the years ended December 31, 2001, 2000, and 1999 (in thousands, except share data):

                                                                 2001                 2000                 1999
                                                              ---------            ---------             ---------
Numerator:
     Net income                                                  $5,407               $8,186                $3,854
Denominator:
     Basic earnings per share-weighted average shares         3,330,769            3,519,134             3,768,055
     Effect of dilutive securities-stock options                  9,400                  681                13,244
                                                              ---------            ---------             ---------
     Diluted earnings per share-adjusted weighted
        average shares                                        3,340,169            3,519,815             3,781,299
Earnings per share:
     Basic                                                       $ 1.62                $2.33                 $1.02
     Diluted                                                       1.62                 2.33                  1.02

2.  CASH AND DUE FROM BANKS

    The average compensating balances held at correspondent banks during 2001 and 2000 were $2,975 and $2,977, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the subsidiary bank was not required to maintain reserve requirement balances at the Federal Reserve Bank in either 2001 or 2000.

3.  INVESTMENT SECURITIES

    The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31 were as follows:

                                                                          2001
                                                                 GROSS           GROSS           ESTIMATED
                                             AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                                               COST              GAINS           LOSSES            VALUE
                                             --------           -------          ------           --------
Available-for-sale:
     United States Government Agencies       $ 29,893           $   499          $  (47)          $ 30,345
     State and Municipal                       36,122               732            (388)            36,466
     Collateralized mortgage obligations       59,245               508            (276)            59,477
     Other securities                           2,317               -0-             -0-              2,317
                                             --------           -------          ------           --------
           Total                              127,577             1,739            (711)           128,605
                                             --------           -------          ------           --------

Held-to-maturity:
     Commercial paper                           3,983                 8             -0-              3,991
     State and Municipal                       12,072               250             (70)            12,252
                                             --------           -------          ------           --------
           Total                               16,055               258             (70)            16,243
                                             --------           -------          ------           --------
    Total                                    $143,632           $ 1,997          $ (781)          $144,848
                                             ========           =======          ======           ========

                                                                            2000
                                                                 GROSS             GROSS          ESTIMATED
                                             AMORTIZED        UNREALIZED        UNREALIZED          FAIR
                                               COST              GAINS            LOSSES            VALUE
                                               ----              -----            ------            -----
Available-for-sale:
     United States Government Agencies       $ 50,662           $   332          $  (58)          $ 50,936
     State and Municipal                       23,800               743             (78)            24,465
     Collateralized mortgage obligations       27,661               264             (96)            27,829
     Other securities                           2,210               -0-             -0-              2,210
                                             ---------          -------          ------           --------
           Total                              104,333             1,339            (232)           105,440
                                             ---------          -------          ------           --------

Held-to-Maturity:
     State and Municipal                       13,677               164            (101)            13,740
                                             ---------          -------          ------           --------
           Total                             $118,010           $ 1,503          $ (333)          $119,180
                                             =========          =======          ======           ========

(dollar amounts in thousands except per share data)

Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2001:

                                                                     ESTIMATED
                                                   AMORTIZED           FAIR
                                                     COST              VALUE
                                                     ----              -----
Available-for-sale:
     Due in one year or less                      $  17,111        $  17,411
     Due after one year through five years           11,902           12,152
     Due after five years through ten years             520              510
     Due after ten years                             33,231           33,529
                                                  ---------         --------
                                                     62,764           63,602
                                                  ---------         --------
     Mortgage-backed securities                       3,251            3,209
     Collateralized mortgage obligations             59,245           59,477
     Other securities                                 2,317            2,317
                                                  ---------         --------
                                                   $127,577         $128,605
                                                   ========         ========

Held-to-maturity:
     Due in one year or less                       $  5,840          $ 5,874
     Due after one year through five years            3,050            3,119
     Due after five years through ten years           3,053            3,118
     Due after ten years                              4,112            4,132
                                                  ---------         --------
                                                  $  16,055         $ 16,243
                                                  =========         ========

   Other securities consist of Federal Home Loan Bank and Federal Reserve Bank stock held totaling $1,622 and $695 at December 31, 2001 and $1,515 and $695 at December 31, 2000, respectively.

   Proceeds from sales of investment securities available-for-sale during 2001, 2000, and 1999 were $28,604, $4,758, and $4,054, respectively. Gross gains of $586 in 2001, $124 in 2000, and $41 in 1999, and gross losses of $0 in 2001, $86 in 2000, and $0 in 1999, were realized on those sales. There were no sales of investment securities classified as held-to-maturity during 2001, 2000, and 1999.

4. LOANS

   The composition of the loan portfolio as of December 31 was as follows:

Gross loans                                     2000                   2001
     Commercial                               $56,137               $59,456
     Agricultural                              37,282                41,404
     Real estate-construction                  10,069                11,442
     Real estate-mortgage                     189,111               188,838
     Installment                               40,800                46,007
                                             --------              --------
          Total                              $333,399              $347,147
                                             ========              ========

Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                             2001           2000          1999
Balance, January 1                         $ 2,660        $ 1,950       $ 1,800
     Provision for loan losses                 795            880           651
     Recoveries of loans previously
        charged off                            323            389           333
     Loans charged off                      (1,478)          (559)         (834)
                                           -------        -------       -------
Balance, December 31                       $ 2,300        $ 2,660       $ 1,950
                                           =======        =======       =======

   Non-accrual loans at December 31, 2001, 2000, and 1999 were $5,676, $897, and $1,274, respectively. Interest income that would have been recorded on these loans had they remained current was approximately $358, $98, and $126, respectively.

   Impaired loans at December 31, 2001, 2000, and 1999 totaled $4,821, $513, and $845, respectively. Of these totals, $0, $487, and $637 of loans had valuation reserves totaling $0, $190, and $0 at December 31, 2001, 2000, and 1999, respectively. For the years ended December 31, 2001, 2000, and 1999, the average recorded investment in impaired loans was approximately $2,055, $729, and $933, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not considered material.

   The subsidiary bank had loans outstanding to directors, executive officers, and their related interests (related parties) of the Corporation and its subsidiary of approximately $2,122, $2,483, and $1,368, at December 31, 2001, 2000, and 1999, respectively. These loans were made in the ordinary course of business on the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. An analysis of the activity in 2001 for loans made to directors, executive officers or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2001 is as follows:

            Balance                                              Balance
        January 1, 2001      Additions        Payments      December 31, 2001
        ---------------      ---------        --------      -----------------
            $2,483            $1,140           $1,501            $2,122

5. PREMISES AND EQUIPMENT

   As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

                                                2001              2000
     Land                                     $ 3,019           $ 3,019
     Buildings                                 14,022            11,031
     Furniture and Equipment                    9,883             9,149
     Construction-in-progress                     -0-             2,168
                                              -------           -------
                                               26,924            25,367

     Less accumulated depreciation             13,158            12,415
                                              -------           -------
             Total                            $13,766           $12,952
                                              =======           =======

     Depreciation expense charged to operating expense for 2001, 2000, and 1999 was $1,209, $1,156, and $1,153, respectively.


6. DEPOSITS

   As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

                                          2001         2000           1999
     Amount                             $49,585      $54,106        $57,229
     Interest expense for the year        2,665        3,346          2,462


   Total interest expense on deposits for the years ending December 31, was as follows:

                                          2001         2000           1999
     Interest-bearing demand            $ 2,197      $ 2,349        $ 2,161
     Savings                              1,066        1,027          1,143
     Time                                13,651       12,153         10,721
                                        -------      -------        -------
             Total                      $16,914      $15,529        $14,025
                                        =======      =======        =======

   At December 31, 2001, the scheduled maturities of time deposits are as follows:

                                              2002             $195,703
                                              2003               45,281
                                              2004                8,742
                                              Thereafter          5,081
                                                               --------
                                              Total            $254,807
                                                               ========


7. BORROWINGS

   As of December 31, borrowings consisted of the following:

                                                         2001                             2000
                                                                 WEIGHTED                          Weighted
                                                                  AVERAGE                           Average
                                               AMOUNT              RATE          Amount              Rate
                                              -------              ----          -------             ----
     Customer repurchase agreements           $12,217              1.07%         $20,166             5.93%

     Advances from the Federal Home Loan
       Bank of Chicago due:
         October 10, 2001                         -0-                --            5,000             6.70
         June 18, 2002                            101              6.46              266             6.46
         March 7, 2004                          1,350              5.94            1,950             5.94
         February 27, 2008                      2,500              5.37            2,500             5.37
         June 19, 2008                          2,500              5.44            2,500             5.44
     Interest-bearing demand notes issued
       to the U.S. Treasury                       377              1.40            2,086             4.52
     Note payable                               1,550              3.75            1,850             7.50
                                              -------              ----          -------             ----
         Total                                $20,595              2.68%         $36,318             6.07%
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

   The Corporation has a note payable with a balance of $1,550 and $1,850 at December 31, 2001 and 2000, respectively. The note payable is a demand note that carries a floating interest rate equal to the lender's prime rate less one percent (3.75% at December 31, 2001). The note, which is unsecured, has a maturity of March 31, 2003.

(dollar amounts in thousands except per share data)

8. INCOME TAXES
   Income tax expense (benefit) consisted of the following:

                                             CURRENT       DEFERRED      TOTAL
                                             -------       --------      -------
   YEAR ENDED DECEMBER 31, 2001:
      FEDERAL                                $1,459        $  148        $1,607
      STATE OF ILLINOIS                         359            36           395
                                             -------       -------       -------
         TOTAL                               $1,818        $  184        $2,002
                                             =======       =======       =======
   Year ended December 31, 2000:
      Federal                                $3,420        $  (96)       $3,324
      State of Illinois                         783           (22)          761
                                             -------       -------       -------
         Total                               $4,203        $ (118)       $4,085
                                             =======       =======       =======
   Year ended December 31, 1999:
      Federal                                $1,516        $ (247)       $1,269
      State of Illinois                         322           (35)          287
                                             -------       -------       -------
         Total                               $1,838        $ (282)       $1,556
                                             =======       =======       =======

   Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following:

                                                   2001             2000              1999
   Computed "expected" tax expense                $2,519           $4,172            $1,839
   Increase (decrease) in income taxes
    resulting from:
      Tax-exempt income                             (740)            (674)             (673)
      Non-deductible interest expense                102               95                89
      State income taxes, net of federal
        tax benefit                                  234              459               174
      Goodwill amortization                           87               88                88
      Life insurance earnings, net                  (134)             (35)              (26)
      Other, net                                     (66)             (20)               65
                                                  ------           ------            ------
         Total                                    $2,002           $4,085            $1,556
                                                  ======           ======            ======

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:

                                                            2001        2000
   Deferred tax assets:
      Deferred compensation                                $  100      $  108
      Provision for loan losses                               137         193
      Other, net                                              169         -0-
                                                           -------     -------
         Total gross deferred tax assets                      406         301
                                                           -------     -------
   Deferred tax liabilities:
      Buildings and equipment, principally due to
         differences in depreciation                         (314)       (209)
      Accretion                                              (100)        (88)
      Unrealized gain on investment securities
         available-for-sale                                  (501)       (528)
      Purchase accounting adjustments                         (23)        (23)
      FHLB stock dividends                                    (84)        (31)
      Mortgage servicing rights                              (152)         -0-
      Other, net                                               -0-        (32)
                                                           -------     -------
         Total gross deferred tax liabilities              (1,174)       (911)
                                                           -------     -------
         Net deferred tax liabilities                      $ (768)     $ (610)
                                                           =======     =======

   Management believes it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation allowance has been recorded at December 31, 2001 and 2000.

9. REGULATORY MATTERS

   The Corporation and its subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of each entity's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and its subsidiary bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2001 and 2000, the Corporation and its subsidiary bank were categorized as well-capitalized under the regulatory framework.

   The most recent notifications from the federal banking agencies, as of December 31, 2001, and 2000, categorized the Corporation and the subsidiary bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table that follows. There are no conditions or events since those notifications that have changed the Corporation's or the subsidiary bank's category.

The Corporation's and the subsidiary banks actual capital amounts and ratios as of December 31, 2001 and 2000 are as follows:

                                                                                                   TO BE WELL
                                                                                                CAPITALIZED UNDER
                                                                            FOR CAPITAL         PROMPT CORRECTIVE
                                                         ACTUAL          ADEQUACY PURPOSES      ACTION PROVISIONS

                                                   AMOUNT      RATIO      AMOUNT     RATIO       AMOUNT       RATIO
--------------------------------------------------------------------------------------------------------------------
     AS OF DECEMBER 31, 2001:

     TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
         PRINCETON NATIONAL BANCORP, INC.         $45,908      12.29%    $29,849      8.00%     $37,311       10.00%
         CITIZENS FIRST NATIONAL BANK              46,063      12.35%     29,810      8.00%      37,263       10.00%

     TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
         PRINCETON NATIONAL BANCORP, INC.         $43,608      11.69%    $14,924      4.00%     $22,386        6.00%
         CITIZENS FIRST NATIONAL BANK              43,763      11.74%     14,905      4.00%      22,358        6.00%

     TIER 1 CAPITAL (TO AVERAGE ADJUSTED ASSETS):
         PRINCETON NATIONAL BANCORP, INC.         $43,608       8.31%    $20,983      4.00%     $26,228        5.00%
         CITIZENS FIRST NATIONAL BANK              43,763       8.35%     20,971      4.00%      26,214        5.00%
--------------------------------------------------------------------------------------------------------------------

                                                                                                     To Be Well
                                                                                                  Capitalized Under
                                                                             For Capital          Prompt Corrective
                                                    Actual                Adequacy Purposes       Action Provisions

                                                   Amount      Ratio      Amount     Ratio       Amount       Ratio
--------------------------------------------------------------------------------------------------------------------
     As of December 31, 2000:

     Total Capital (to risk-weighted assets):
         Princeton National Bancorp, Inc.         $45,793      12.71%    $28,830      8.00%     $36,037       10.00%
         Citizens First National Bank              44,655      12.40%     28,808      8.00%      36,010       10.00%

     Tier 1 Capital (to risk-weighted assets):
         Princeton National Bancorp, Inc.         $43,133      11.97%    $14,415      4.00%     $21,622       6.00%
         Citizens First National Bank              41,995      11.66%     14,404      4.00%      21,606       6.00%

     Tier 1 Capital (to average adjusted assets):
         Princeton National Bancorp, Inc.         $43,133       8.89%    $19,418      4.00%     $24,272       5.00%
         Citizens First National Bank              41,995       8.66%     19,407      4.00%      24,259       5.00%
--------------------------------------------------------------------------------------------------------------------

10. EMPLOYEE, OFFICER, AND DIRECTOR BENEFIT PLANS

   The subsidiary bank has a defined contribution investment 401(k) plan. Under this plan, employees may elect to contribute, on a tax-deferred basis, up to ten percent of their salary. In addition, the subsidiary bank will match employees' contributions up to three percent of each employee's salary. The subsidiary bank's contribution to the defined contribution investment 401(k) plan for 2001, 2000, and 1999 was $158, $151, and $141, respectively.

   The subsidiary bank also has a stock purchase program in which the employee contributes through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation's common stock on a quarterly basis at the market price on the last business day of the quarter.

   The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank's plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $259 in 2001, $500 in 2000, and $196 in 1999.

   Additionally, the Corporation has a non-qualified stock option plan for the benefit of employees and directors of the subsidiary bank, as well as directors of the Corporation. The Corporation applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plans. The fair value of each option grant was estimated using the Black-Scholes option-pricing model. The following assumptions were used in estimating the fair value for options granted in 2001, 2000, and 1999:

                                      2001              2000             1999
Dividend yield                        2.96%             3.55%            3.22%
Risk-free interest rate               5.04%             5.02%            6.40%
Weighted average expected life      10 YRS.           10 yrs.          10 yrs.
Expected volatility                  40.00%            32.00%           33.00%

    The number of shares of common stock authorized under the stock option plan is 202,500. The option exercise price must be at least 100% of the fair market value of the common stock on the date of grant, and the option term cannot exceed ten years. A summary of the stock option activity and related information follows:

                                                               FOR THE YEARS ENDED DECEMBER 31

                                                        2001                2000                1999
                                                           AVERAGE             Average              Average
                                                          EXERCISE            Exercise             Exercise
                                                  SHARES    PRICE      Shares   Price      Shares    Price
                                                  ------    -----      ------   -----      ------    -----
         Beginning of year                        73,950   $12.64     34,450   $13.45      12,950   $17.19
         Granted                                  53,800    16.21     39,500    11.94      21,500   $11.19
         Exercised/forfeited                       2,500    13.86        -0-        -         -0-        -
                                                  ------    -----      ------   -----      ------    -----
         End of year                             125,250   $14.17     73,950   $12.64      34,450   $13.45

         Options exercisable                      23,817              15,801                4,317
         Fair value of options granted
                during period                      $6.77               $3.61                $3.99

(dollar amounts in thousands except per share data)

     Had the Corporation determined the compensation cost based on the fair value at grant date for its stock options under FAS 123, the Corporation's net income and net income per share would have been as summarized below:

                                                                  FOR THE YEARS ENDED DECEMBER 31
                                                            2001               2000               1999
        Net Income                  As Reported            $5,407             $8,186             $3,854
                                    Pro Forma               5,306              8,129              3,826

        Basic Earnings Per Share    As Reported            $ 1.62             $ 2.33             $ 1.02
                                    Pro Forma                1.59               2.31               1.01

        Diluted Earnings Per Share  As Reported            $ 1.62             $ 2.33             $ 1.02
                                    Pro Forma                1.59               2.31               1.01

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107 ("FAS 107"), "Disclosures about Fair Value of Financial Instruments", requires all entities to disclose the estimated fair value of their financial instrument assets and liabilities. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in FAS 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and to not engage in trading or sales activities, except for loans held-for-sale and available-for-sale securities. Therefore, significant estimations and assumptions, as well as present value calculations, were used by the Corporation for the purposes of this disclosure.

    Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values, and the recorded book balances at December 31, 2001 and 2000, were as follows:

                                                        2001                               2000
                                             --------------------------         --------------------------
                                              CARRYING           FAIR           Carrying            Fair
                                                VALUE            VALUE            Value             Value
----------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
     Cash and due from banks                  $16,740          $ 16,740          $16,693          $ 16,693
     Interest-bearing deposits in
        financial institutions                  6,586             6,586               86                86
     Federal funds sold                        10,400            10,400            2,200             2,200
     Investment securities                    144,660           144,848          119,117           119,180
     Loans, net                               339,589           339,570          348,399           346,189
     Accrued interest receivable                5,799             5,799            6,781             6,781
                                             --------          --------         --------          --------
        Total Financial Assets               $523,774          $523,943         $493,276          $491,129

FINANCIAL LIABILITIES:
     Non-interest-bearing demand deposits     $58,378          $ 58,378          $49,140          $ 49,140
     Interest-bearing deposits                423,360           427,222          376,164           377,459
     Borrowings                                20,595            20,595           36,318            36,318
     Accrued interest payable                   2,868             2,868            2,949             2,949
                                             --------          --------         --------          --------
        Total Financial Liabilities          $505,201          $509,063         $464,571          $465,866
----------------------------------------------------------------------------------------------------------

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

    Fair value estimates are based on existing balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the subsidiary bank has a large trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred taxes, property, plant, equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

    Management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made, given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

12. UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY

   National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2001, the subsidiary bank had $4,786 available for dividends. Additionally, according to the guidelines, at January 1, 2002, the subsidiary bank had $3,514 available for dividends. Future dividend payments by the subsidiary bank would be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

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

   The subsidiary bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. At December 31, 2001, commitments to extend credit and standby letters of credit were approximately $72,814 and $2,269, respectively.

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

   There are various claims pending against the Corporation's subsidiary bank, arising in the normal course of business. Management believes, based upon consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Corporation's financial position or results of operations.

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

   In January, 2000, the Seventh Circuit Court of Appeals issued its decision on the appeal, affirming the Federal District Court Award and increasing the recovery under the policy by $100, though setting aside the award of attorneys' fees. The subsidiary bank was therefore entitled to $5,000 under the policy, prejudgment interest of approximately $730, and post-judgment interest accruing at the statutory rate from the date of the original judgment in the lower court of approximately $400.

   On February 17, 2000, the subsidiary bank received the settlement from Cincinnati Insurance Company in the amount of $6,235, bringing the matter to a conclusion. This amount is reflected in the 2000 Consolidated Statement of Income.

15. POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

   The Corporation offers its retirees the opportunity to continue benefits in the subsidiary bank's Employee Health Benefit Plan, provided the retiree agrees to pay a portion of their monthly premiums. The Corporation's level of contribution is based upon an age and service formula and will provide benefits to active participants until age 65. The components of the 2001, 2000, and 1999 net periodic post-retirement benefit cost are shown below:

                                                 2001        2000        1999

     Service cost                                $ 38       $  35        $ 31
     Interest cost                                 34          30          29
     Net amortization of transition obligation     16          16          16
                                                 ----       -----        ----
     Net periodic post-retirement benefit cost   $ 88       $  81        $ 76
                                                 ====       =====        ====

   As of December 31, 2001, 2000, and 1999, the accumulated post-retirement benefit obligation totaled $484, $427, and $413, respectively. For measurement purposes, a 10% annual rate of increase in the cost of covered benefits (health care cost trend rate) was assumed for 2001, 2000, and 1999 and the rate was further assumed to decline to 5% after six years. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7% at December 31, 2001, 2000, and 1999.

   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                 1-PERCENTAGE-     1-PERCENTAGE-
                                                POINT INCREASE    POINT DECREASE
     Effect on total of service and interest
        cost components                             $   5            $  (4)
     Effect on post-retirement benefit
        obligation                                    128             (106)

(dollar amounts in thousands except per share data)


16. CONDENSED FINANCIAL INFORMATION OF PRINCETON NATIONAL BANCORP, INC.

   The following condensed financial statements are presented for the Corporation on a stand alone basis.

                            CONDENSED BALANCE SHEETS

                                                                     DECEMBER 31
                                                                  2001          2000
      ASSETS
      Cash                                                     $    27        $    14
      Interest-bearing deposits in subsidiary bank               1,121          2,687
      Other assets                                                 470            423
      Investment in subsidiary bank                             47,466         46,112
                                                               -------        -------
               TOTAL ASSETS                                    $49,084        $49,236
                                                               =======        =======

      LIABILITIES
      Borrowings                                                $1,550        $ 1,850
      Other liabilities                                             34            (90)
                                                               -------        -------
               TOTAL LIABILITIES                                 1,584          1,760
                                                               -------        -------

      STOCKHOLDERS' EQUITY
      Common stock                                              20,699         20,699
      Surplus                                                    6,416          6,364
      Retained earnings                                         31,937         28,963
      Accumulated other comprehensive income, net of tax           537            580
      Less: Cost of treasury shares                            (12,089)        (9,130)
                                                               -------        -------
               TOTAL STOCKHOLDERS' EQUITY                       47,500         47,476
                                                               -------        -------
               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $49,084        $49,236
                                                               =======        =======


                         CONDENSED STATEMENTS OF INCOME

                                                                         FOR THE YEARS ENDED DECEMBER 31
                                                                       2001           2000           1999
      INCOME
      Dividends received from subsidiary bank                         $4,200         $6,300         $2,800
      Interest income                                                     22             31             11
      Other income                                                        25            104             20
                                                                      ------         ------         ------
               TOTAL INCOME                                            4,247          6,435          2,831
                                                                      ------         ------         ------
      EXPENSES
      Interest expense                                                   105            170             96
      Amortization and depreciation                                       60             63             63
      Other expenses                                                     138            221            169
               TOTAL EXPENSES                                            303            454            328
                                                                      ------         ------         ------
      Income before income taxes and equity
         in undistributed income of subsidiary bank                    3,944          5,981          2,503
      Applicable income taxes (benefit)                                  (67)           (87)           (80)
                                                                      ------         ------         ------
      Income before equity in undistributed income
         of subsidiary bank                                            4,011          6,068          2,583
      Equity in undistributed income of subsidiary bank                1,396          2,118          1,271
                                                                      ------         ------         ------
               NET INCOME                                             $5,407         $8,186         $3,854
                                                                      ======         ======         ======


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                FOR THE YEARS ENDED DECEMBER 31

                                                                           2001             2000              1999
Operating activities:
     Net income                                                           $5,407           $8,186            $3,854
     Adjustments to reconcile net income to
        net cash provided by operating activities
                Equity in undistributed income of subsidiary bank         (1,396)          (2,118)           (1,271)
                Amortization of goodwill and other intangible assets          60               63                63
                (Increase) decrease in other assets                         (107)              33               (32)
                Increase (decrease) in other liabilities                     124              (46)             (102)
                                                                          ------           ------            ------
                          NET CASH PROVIDED BY OPERATING ACTIVITIES        4,088            6,118             2,512
                                                                          ------           ------            ------
Financing activities:
     Payments for borrowings                                                (300)            (300)             (250)
     Proceeds from borrowings                                                -0-              -0-             1,200
     Sale of treasury stock                                                   84               64                59
     Purchase of treasury stock                                           (2,992)          (1,990)           (2,356)
     Dividends paid                                                       (2,433)          (1,341)           (1,324)
                                                                          ------           ------            ------
                          NET CASH USED IN FINANCING ACTIVITIES           (5,641)          (3,567)           (2,671)
                                                                          ------           ------            ------
Increase (decrease) in cash and cash equivalents                          (1,553)           2,551              (159)
Cash and cash equivalents at beginning of year                             2,701              150               309
                                                                          ------           ------            ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $1,148           $2,701            $  150
                                                                          ======           ======            ======


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(dollar amounts in thousands except per share data)

   The following discussion and analysis provides information about the Corporation's financial condition and results of operations for the years ended December 31, 2001, 2000, and 1999. This discussion and analysis should be read in conjunction with "Selected Statistical Data," and the Corporation's Consolidated Financial Statements and the Notes thereto included in this report (dollar amounts in thousands unless otherwise indicated).

OVERVIEW

   Even with declining loan demand and balances, total assets increased 7.8% to $555,325 at December 31, 2001 from December 31, 2000. The balances of investment securities and total cash and cash equivalents increased, by $25.5 million, to $144.6 million, and by $14.7 million, to $33.7 million, respectively. Total deposits increased by $56.4 million in 2001, with the new Huntley facility contributing approximately $20 million.

   Net income was $5,407 in 2001, which is lower than the $8,186 for 2000, but represents an increase of 11.2% excluding the insurance settlement received in the first quarter of 2000. Total non-interest income of $6,343 in 2001 (1.20% of average total assets) increased 38.7% compared to $4,573 in 2000 ($10,558 including the insurance settlement received). Although the net interest margin rebounded to 4.10% in the fourth quarter from 4.03% in third quarter of 2001, for the full year it was 4.12%, down from 4.38% for 2000.

   Total stockholders' equity of $47,500 stayed virtually the same at December 31, 2001 as compared to the $47,476 at December 31, 2000. The Corporation's capital was managed through a stock repurchase plan in 2001, as well as a special dividend of $0.30 paid in May, 2001.

                     ASSETS AT        PERCENT         EQUITY AT        PERCENT           NET           PERCENT
                     YEAR-END         CHANGE          YEAR-END         CHANGE          INCOME          CHANGE
                     --------         ------          --------         ------          ------          ------
     2001            $555,325          7.79%           $47,500          0.05%          $5,407          (33.95)%
     2000            $515,180          6.70            $47,476         15.95           $8,186          112.40
     1999            $482,820          0.82            $40,946         (3.90)          $3,854           (9.51)

ANALYSIS OF RESULTS OF OPERATIONS

     NET INTEREST INCOME. Net interest income increased slightly to $19,861 (on a taxable equivalent basis) in 2001, from $19,673 in 2000. This increase is due entirely to an increase in average interest-earning assets during 2001 from $426,777 in 2000 to $449,303 (an increase of $22.5 million, or 5.3%). This more than offset the declines in interest rates during 2001, which caused the average interest rate earned on these assets to drop from 8.27% in 2000 to 7.91% in 2001. Additionally, along with an increase in interest-bearing liabilities of $32.9 million (or 8.3%) over the past year, the average rate paid on these liabilities also decreased from 4.42% in 2000 to 4.27% in 2001. As a result, the net yield on interest-earning assets decreased from 4.38% in 2000 to 4.12% in 2001.

   The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a taxable equivalent basis using a tax rate of 34%.

                                                              FOR THE YEARS ENDING DECEMBER 31
                                      ----------------------------------------------------------------------------------
                                                 2001                        2000                       1999
                                      ----------------------------------------------------------------------------------
                                      AVERAGE             YIELD/ Average             Yield/ Average               Yield/
                                      BALANCE  INTEREST    COST  Balance   Interest   Cost  Balance   Interest     Cost
                                      -------------------------  -------------------------  ----------------------------
AVERAGE INTEREST-EARNING ASSETS

Interest-bearing deposits             $  5,034  $  156     3.09% $  1,659   $   94    5.67%  $  5,260  $   247     4.70%
Taxable investment securities           83,870   5,009     5.97    79,656    4,867    6.11     89,818    5,082     5.66
Tax-exempt investment
   securities (a)                       42,066   3,196     7.60    36,608    2,820    7.70     37,262    2,794     7.50
Federal funds sold                       5,875     200     3.40     1,788      104    5.82      5,664      268     4.73
Net loans (a) (b)                      345,301  29,566     8.56   329,592   29,252    8.88    288,773   24,751     8.57
                                       -------  ------            -------   ------            -------   ------
      Total interest-earning
        assets                         482,146  38,127     7.91   449,303   37,137    8.27    426,777   33,142     7.77
                                       -------  ------            -------   ------            -------   ------
Average non-interest-earning
   assets                               45,983                     40,145                      37,945
                                       -------                    -------                     -------
      Total average assets            $528,129                   $489,448                    $464,722
                                      ========                   ========                    ========


AVERAGE INTEREST-BEARING LIABILITIES

Interest-bearing demand deposits      $ 98,294   2,197     2.23% $ 94,168    2,349    2.49%  $ 92,448    2,161     2.34%
Savings deposits                        49,085   1,066     2.17    49,365    1,027    2.08     54,998    1,143     2.08
Time deposits                          251,626  13,651     5.43   219,131   12,153    5.55    203,365   10,721     5.27
Interest-bearing demand notes
   issued to the U. S. Treasury          1,155      37     3.22     1,192       71    5.95      1,093       52     4.76
Federal funds purchased and
   customer repurchase agreements       15,481     559     3.61    16,537      945    5.71     15,053      667     4.43
Advances from Federal Home
   Loan Bank                            10,854     651     6.00    12,917      749    5.80     10,008      570     5.70
Other borrowings                         1,734     105     6.08     2,055      170    8.27      1,342       96     7.15
                                       -------  ------            -------   ------            -------   ------
      Total interest-bearing
         liabilities                   428,229  18,266     4.27   395,365   17,464    4.42    378,307   15,410     4.07
                                       -------  ------            -------   ------            -------   ------
Net yield on average
   interest-earning assets                     $19,861     4.12%           $19,673    4.38%            $17,732     4.15%
                                               =======     ====            =======    ====             =======     ====

Average non-interest-bearing
   liabilities                          53,283                     50,287                      44,536
Average stockholders' equity            46,617                     43,796                      41,879
                                      --------                   --------                    --------
      Total average liabilities
         and stockholders' equity     $528,129                   $489,448                    $464,722
                                      ========                   ========                    ========

(a) Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable equivalent basis.

(b) Includes $77 in 2001, $99 in 2000, and $63 in 1999 attributable to interest from non-accrual loans.

   In 2000, net interest income improved by 11.0% to $19,673 (on a taxable equivalent basis) from $17,732 in 1999. This increase resulted from not only an increase in the volume of interest-earnings assets, but also from a change in the composition of interest-earning assets, with a higher percentage being in net loans. As a result, the net yield on interest-earning assets increased to 4.38% in 2000, from 4.15% in 1999. The yield on average earning assets increased to 8.27% in 2000 from 7.77% in 1999. However, the cost of interest-bearing liabilities also increased to 4.42% in 2000, from 4.07% in 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

(dollar amounts in thousands except per share data)

   The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates.

                                                                     YEAR ENDED DECEMBER 31
                                          ------------------------------------------------------------------------------------
                                         2001 AS COMPARED TO 2000     2000 as compared to 1999        1999 as compared to 1998
                                          VOLUME(a) RATE (a) NET       Volume(a) Rate (a) Net          Volume(a) Rate (a) Net
                                          ------------------------------------------------------------------------------------
INTEREST FROM INTEREST-EARNING ASSETS
Interest-bearing time deposits             $  148  $  (86)  $  62       $ (187)  $  34   $ (153)        $ (57)  $  (31)   $ (88)
Taxable investment securities                 256    (113)    143         (597)    382     (215)         (164)    (248)    (412)
Tax-exempt investment securities (b)          416     (41)    375          (49)     75       26           221      (47)     174
Federal funds sold                            188     (92)     96         (204)     40     (164)          (86)     (34)    (120)
Net loans (c)                               1,382  (1,068)    314        3,552     949    4,501         1,280   (1,290)     (10)
                                            -----  ------     ---        -----     ---    -----         -----   ------      ---

   Total income from interest-
     earning assets                         2,390  (1,400)    990        2,515   1,480    3,995         1,194   (1,650)    (456)
                                            -----  ------     ---        -----   -----    -----         -----   ------     ----

EXPENSE OF INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits               97    (249)   (152)          45     143      188           144     (475)    (331)
Savings deposits                               (6)     45      39         (116)    -0-     (116)           32     (425)    (393)
Time deposits                               1,782    (284)  1,498          846     586    1,432            98     (646)    (548)
Interest-bearing demand notes
   issued to the U.S. Treasury                 (2)    (32)    (34)           6      13       19             4       (7)      (3)
Federal funds purchased and
   customer repurchase agreements             (49)   (337)   (386)          76     202      278            97      (56)      41
Advances from Federal Home Loan Bank         (122)     24     (98)         167      12      179           174      (16)     158
Other borrowings                              (23)    (42)    (65)          55      19       74            (4)     (14)     (18)
                                              ---     ---     ---           --      --       --            --      ---      ---

   Total expense from interest-
          bearing liabilities               1,677    (875)    802        1,079     975    2,054           545   (1,639)  (1,094)
                                            -----    ----     ---        -----     ---    -----           ---   ------   ------

   Net difference                          $  713  $ (525)  $ 188       $1,436   $ 505   $1,941         $ 649   $  (11)   $ 638
                                           ======  ======   =====       ======   =====   ======         =====   ======    =====

(a)The change in interest due both to rate and volume has been allocated equally.

(b)Interest income on non-taxable investment securities includes the effects of taxable equivalent adjustments using a tax rate of 38.74% in adjusting interest on tax-exempt securities to a taxable equivalent basis.

(c)Includes loan fees of $1,671 in 2001, $985 in 2000, and $1,048 in 1999.
   Interest income on loans includes the effect of taxable equivalent adjustments for non-taxable loans using a tax rate of 34% in adjusting interest on tax-exempt loans to a taxable equivalent basis. Includes non-accrual loans, with year-end balances of $5,676 in 2001, $897 in 2000, and $1,274 in 1999.

   NON-INTEREST INCOME. Although non-interest income decreased in total (from $10,558 in 2000) to $6,343 in 2001, removing the settlement received in 2000 from the trust litigation indicates an increase of $1.6 million, or 36.0%, from a year ago. The Corporation continued to see substantial increases in service charges on deposit accounts. Income of $2,387 in 2001 represents a 23.4% increase from 2000, which had increased 22.2% over 1999. During 2001, the Corporation recorded net gains from the sale of investment securities of $586, compared to $38 in 2000, which helped to offset the decrease in the net interest margin. Additionally, with interest rates being lower, mortgage activity increased, especially with regard to refinancings. As a result, loan servicing fees and other charges increased to $414, an increase of $322 (or 350%) from a year ago. Other operating income also increased, from $164 in 2000 to $261 in 2001 (an increase of $97 or 59.1%), largely the result of a $209 increase in brokerage fee income. The following table provides non-interest income by category, total non-interest income, and non-interest income to average total assets for the periods indicated:

                                             FOR THE YEARS ENDED DECEMBER 31
                                             -------------------------------
                                            2001           2000          1999

Trust and farm management fees             $1,177        $ 1,193        $1,197
Service charges on deposit accounts         2,387          1,934         1,583
Other service charges                       1,037            890           696
Loss on sale of loans                         -0-           (259)          -0-
Net gain on securities transactions           586             38            41
Brokerage fee income                          481            271           162
Loan servicing fees and other charges         414             92           201
Settlement of trust litigation                -0-          6,235           -0-
Other operating income                        261            164           126
                                           ------        -------        ------
     Total non-interest income             $6,343        $10,558        $4,006
                                           ======        =======        ======
Non-interest income
      to average total assets                1.20%          2.16%         0.86%

   Total non-interest income of $10,558 in 2000 represents an increase of $6.6 million (or 163.6%) from 1999's total of $4,006. As a percentage of average assets, non-interest income increased to 2.16% in 2000, from .86% in 1999. This significant increase is due to the settlement received from the trust litigation of $6,235. One of the largest increases in 2000 was in the category of service charges on deposit accounts, which increased $351 (or 22.2% as mentioned above). During 2000, the Corporation contracted a third-party to review and make suggestions to improve the efficiency ratio, specifically relating to changes to the service charges on deposit accounts. This effort was largely responsible for the aforementioned increase. Other areas showing significant improvement in 2000 were other operating income (increasing $147 or 51.0%) and other service charges (increasing $194 or 27.9%). Other operating income increased due to refunds received from amending prior years' tax returns, while the increase in other service charges was mainly the result of a 67.3% increase in brokerage fee income ($109). Offsetting these increases was the loss on sale of loans of $259. In March, the subsidiary bank sold loans that had interest rates below current market rates. With commercial loan demand very strong throughout the year, the Corporation believed these funds could be better utilized by loaning to customers at higher interest rates, having a positive future impact on net interest income. There was also a decrease in loan servicing fees of $109 (or 54.2%), a result of higher interest rates which slowed activity in the secondary market. The following table provides non-interest income by category, total non-interest income, and non-interest income to average total assets for the periods indicated:

   NON-INTEREST EXPENSE. Non-interest expense increased in 2001 by $825 to $16,883. This represents an increase of 5.1%, from $16,058 in 2000. However, as a percentage of average total assets, non-interest expense decreased to 3.20% in 2001, compared to 3.28% in 2000. The majority of the increase was seen in the category of salaries and benefits, which increased $704 (or 8.0%) over the past year. This increase is a result of not only normal salary increases, but also increased commissions paid to mortgage loan originators and brokerage investment executives in 2001 due to the increases in loan volume and brokerage fee income (as mentioned in the preceding paragraphs on non-interest income). The remaining categories of non-interest expense collectively increased by $121, or 1.7%, from a year ago. The following table provides non-interest expense, and non-interest expense to average total assets for the periods indicated.

                                                                      FOR THE YEARS ENDED DECEMBER 31
                                                                  2001              2000             1999
                                                                -------          -------           -------
     Salaries and employee benefits                             $ 9,471           $8,767           $ 7,829
     Equipment                                                    1,272            1,223             1,174
     Occupancy                                                    1,192            1,002             1,000
     Data processing                                                637              579               514
     Loan administrative expenses                                   324              571               550
     Goodwill and intangible assets amortization                    434              434               448
     Advertising                                                    412              300               317
     Postage                                                        351              320               335
     Supplies                                                       243              249               269
     FDIC/OCC assessments                                           197              188               188
     Trust administrative expenses                                   26               62               141
     Consulting services                                            -0-              351               -0-
     Other operating expense                                      2,324            2,012             1,895
                                                                -------          -------           -------
         Total non-interest expense                             $16,883          $16,058           $14,660
                                                                =======          =======           =======
     Non-interest expense
         to average total assets                                   3.20%            3.28%             3.15%

   Non-interest expenses increased in 2000 by $1,398 (or 9.5%) to $16,058 compared to $14,660 in 1999. As a percentage of average assets, non-interest expense was 3.28% in 2000 as compared to 3.15% in 1999. Two categories accounted for the majority of the increase: salaries and employee benefits, and consulting services. Salaries and employee benefits increased by $938 (or 12.0%), due to normal salary increases ($411) and, due to the increased net income in 2000, an increased profit sharing contribution ($304). The consulting services of $351 represent amounts paid to the third-party contracted to review and make suggestions to improve the efficiency ratio. Although the majority of the focus was on fee income opportunities, there were operational efficiencies realized that will provide benefit in future years. Collectively, all other categories of non-interest expense increased by only $109.

   INCOME TAXES. Income tax expense totaled $2,002 in 2001, $4,085 in 2000, and $1,556 in 1999. The effective tax rates were 27.0%, 33.3%, and 28.8% for the respective years then ended. The primary cause for the higher effective tax rate for 2000 was the impact of the insurance settlement proceeds received from the trust litigation in the first quarter of 2000.

   NET INCOME. Net income for 2001 was $5,407 (or $1.62 per basic and diluted share), a decrease of $2.8 million (or 33.9%) from $8,186 (or $2.33 per basic and diluted share) in 2000. This decrease is largely a result of the receipt of the settlement proceeds from the trust litigation in February, 2000. The Corporation continued to make significant progress in building a strong non-interest income base to supplement the net interest margin, which decreased from 4.38% in 2000, to 4.12% in 2001.

   Net income for 2000 increased by $4.3 million (or 112.4%) from $3,854 (or $1.02 per basic and diluted share) in 1999. This increase is, again, a result of the receipt of the settlement proceeds from the trust litigation in February, 2000. Also contributing to the higher net income was the Corporation's net interest margin of 4.38% compared to 4.15% in 1999.

ANALYSIS OF FINANCIAL CONDITION

   LOANS. The Corporation's loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: agricultural, commercial, real estate, and consumer installment. The Corporation has no foreign loans. The following table summarizes the Corporation's loan portfolio:

                                                                        DECEMBER 31
                                  --------------------------------------------------------------------------------------
                                        2001             2000              1999               1998              1997
                                   % of              % of              % of              % of              % of
                                  AMOUNT   TOTAL    Amount   Total    Amount  Total     Amount  Total     Amount   Total
                                  ------   -----    ------   -----    ------  -----     ------  -----     ------   -----
     Agricultural               $ 37,282   11.2% $ 41,404    11.9% $ 37,891   12.3%   $ 37,520  14.1%   $ 38,991  14.3%
     Commercial                   56,137   16.9    59,456    17.1    47,963   15.6      44,147  16.6      41,241  15.1
     Real Estate
         1-4 family residences    64,011   19.2    70,778    20.4    67,936   22.0      66,243  24.9      75,607  27.8
         Agricultural             37,354   11.2    41,487    11.9    41,641   13.5      33,491  12.6      30,434  11.2
         Construction             10,069    3.0    11,442     3.3    13,316    4.3       6,299   2.4       6,030   2.2
         Commercial               87,746   26.3    76,573    22.1    57,260   18.6      42,005  15.8      42,617  15.7
                                --------         --------          --------           --------          --------
         Real Estate Total       199,180   59.7   200,280    57.7   180,153   58.4     148,038  55.7     154,688  56.9

     Installment                  40,800   12.2    46,009    13.3    42,349   13.7      35,950  13.6      37,480  13.7
                                --------         --------          --------           --------          --------
         Total loans            $333,399  100.0% $347,149   100.0% $308,356  100.0%   $265,655 100.0%   $272,400 100.0%
                                ========         ========          ========           ========          ========

     Total assets               $555,325         $515,180          $482,820           $478,911          $449,660

     Loans to total assets                 60.0%             67.4%            63.9%             55.5%             60.6%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

(dollar amounts in thousands except per share data)

   Total loans decreased $13.8 million (or 4.0%) in 2001 as compared to an increase of $38.8 million (12.6%) in 2000. This decrease reflects changing economic conditions in the market area served by the subsidiary bank in 2001. It also follows two years of rapid loan growth totaling over $80 million.

   Commercial loans deceased $3.3 million (or 5.6%) in 2001, which compares to an increase of $11.5 million (or 24.0%) in 2000. Building relationships with commercial businesses has been the largest component of loan growth in recent years. While overall business activity was slower in 2001, several markets served by the subsidiary bank continued to show commercial growth. Competition for high-quality commercial and agricultural customers remains strong.

   Loans to agricultural operations decreased $4.1 million (or 10.0%) in 2001, which compares to an increase of $3.5 million (or 9.3%) in 2000. Short-term agricultural loans are seasonal in nature, with paydown from grain sales occurring at year-end 2001. Agricultural commodity prices remain low. This has been somewhat balanced by strong levels of government support payments. Crop yields in the Corporation's market area were generally good. The highly-experienced agricultural staff continues to effectively manage risk in this portfolio. Agricultural loans as a percentage of total loans were 11.2% at year-end 2001, compared to 11.9% at year-end 2000.

   Real estate loans decreased $1.1 million (or .5%) in 2001 compared to an increase of $20.1 million (or 11.2%) in 2000. Commercial real estate loans continued to grow with an increase of $11.2 million in 2001. This growth reflects continued activity in the northern and eastern markets served by the subsidiary bank, even with a slower national economy. Residential real estate loans decreased $6.8 million from 2000. Most residential mortgage loans held in the portfolio are adjustable rate loans. In a lower interest rate environment such as was experienced in 2001, many adjustable rate loans are refinanced into fixed rate loans which the Corporation generally sells in the secondary market, thus reducing portfolio balances. Overall, residential mortgage activity was at a record level with over $60 million of loans closed, most of which were sold. Servicing of these loans is retained by the bank, maintaining customer relationships and generating servicing fee income.

   Consumer installment loans decreased $5.2 million (or 11.3%) in 2001 from 2000. This follows an increase of $3.7 million (or 8.6%) in 2000. Within this category, home equity financing has increased while auto financing has been reduced due to aggressive pricing by the finance companies owned by auto manufacturers.

   Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower's management and the impact of national economic factors. With respect to agricultural loans, the primary risks are weather and, like commercial loans, the quality of the borrower's management. Risks associated with real estate loans include concentrations of loans in a loan type, such as commercial or agricultural, and fluctuating land values. Installment loans also have risks associated with concentrations of loans in a single type of loan. Installment loans additionally carry the risk of a borrower's unemployment as a result of deteriorating economic conditions.

   The Corporation's strategy with respect to addressing and managing these types of risks, whether loan demand is weak or strong, is for the subsidiary bank to follow its conservative loan policies and underwriting practices, which include (i) granting loans on a sound and collectible basis, (ii) investing funds profitably for the benefit of the stockholders and the protection of depositors, (iii) serving the legitimate needs of the community and the subsidiary bank's general market area while obtaining a balance between maximum yield and minimum risk, (iv) ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan, (v) administering loan policies through a Directors' Loan Committee and Officers' Loan Committees,
(vi) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each loan category, and (vii) ensuring that each loan is properly documented and, if appropriate, secured or guaranteed by government agencies, and that insurance coverage is adequate, especially with respect to certain agricultural loans because of the risk of poor weather.

   NON-PERFORMING LOANS AND OTHER REAL ESTATE OWNED. Non-performing loans amounted to 1.72% of total loans at year-end 2001 compared to .26% at year-end 2000. The current economic environment has created repayment difficulties with several larger credits. Action plans are formulated with these credits to correct or work out of each specific situation. Problem credits are closely monitored by the lending staff, and an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off, or if well-secured and in the process of collection, placed on a non-accrual status. The allowance for loan losses was 40.0% and 293.0% of non-performing loans at year-end 2001 and 2000, respectively. The Corporation does not have any significant concentration of commercial real estate loans or commitments in areas which are experiencing deteriorating economic conditions. Total other real estate owned as of December 31, 2001 was $0. The Corporation had $100 in other real estate owned as of December 31, 2000. The following table provides information on the Corporation's non-performing loans since 1997:

                                                                                      DECEMBER 31
                                                          -----------------------------------------------------------------
                                                          2001            2000           1999           1998           1997
              Non-accrual                                 $5,676         $ 897          $1,274          $1,390         $810
              90 days past due and accruing                   42            12             111              16           27
              Restructured                                   -0-           -0-             -0-             -0-          -0-
                                                          ------         -----          ------          ------         ----
                  Total non-performing loans              $5,718         $ 909          $1,385          $1,406         $837
                                                          ======         =====          ======          ======         ====

              Non-performing loans to total loans
                  (net of unearned interest)               1.72%           .26%            .44%            .52%          .31%

   As of December 31, 2001 and 2000, loans which the Corporation's management had serious doubts as to the ability of borrowers to comply with loan repayment terms not carried as non-performing loans totaled approximately $67 (or .02% of the total loan portfolio), and $270 (or .08% of the total loan portfolio), respectively.

ALLOWANCE FOR LOAN LOSSES. The allowance shown in the following table represents the allowance available to absorb probable losses within the entire portfolio:

                                                           FOR THE YEARS ENDED DECEMBER 31
                                              --------------------------------------------------------
                                                2001        2000        1999        1998        1997
   Amount of loans outstanding at end of
      year (net of unearned interest)         $333,399    $347,147    $308,347    $265,474    $272,111

   Average amount of loans outstanding for
     the year (net of unearned interest)      $343,175    $326,372    $283,845    $274,076    $265,756

   Allowance for loan
     losses at beginning of year              $  2,660    $  1,950    $  1,800    $  1,830    $  1,630

   Charge-offs:
     Agricultural                                  -0-         -0-         -0-          84         -0-
     Commercial                                    726          20         155         279         171
     Real estate-mortgage                           29          44          74          26           1
     Installment                                   723         495         605         629         834
                                              --------    --------    --------    --------    --------
         Total charge-offs                       1,478         559         834       1,018       1,006
                                              --------    --------    --------    --------    --------
   Recoveries:
     Agricultural                                  -0-           8           6         243          66
     Commercial                                      4          79          28          28          65
     Real estate-mortgage                          -0-          43           1           1         -0-
     Installment                                   319         259         298         379         485
         Total recoveries                          323         389         333         651         616
                                              --------    --------    --------    --------    --------
   Net loans charged off                         1,155         170         501         367         390
   Provision for loan losses                       795         880         651         337         590
                                              --------    --------    --------    --------    --------
   Allowance for loan
      losses at end of year                   $  2,300    $  2,660    $  1,950    $  1,800    $  1,830
                                              ========    ========    ========    ========    ========
   Net loans charged off
     to average loans                              .34%        .05%        .18%        .13%        .15%
   Allowance for loan losses
     to non-performing loans                     40.22%     292.63%     140.79%     128.02%     218.64%
   Allowance for loan losses
     to total loans at end of year
      (net of unearned interest)                   .69%        .77%        .63%        .68%        .67%

   The allowance for loan losses is considered by management to be a critical accounting policy. The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries. The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management's best judgment, deserve evaluation in estimating loan losses. The adequacy of the allowance for loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the loan review staff of the audit department of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank's staff, management, and its Board of Directors.

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

   Reflecting a weaker economic environment, net charge-offs were .34% of average total loans in 2001. Charge-offs were concentrated in the commercial and installment areas. The allowance for loan losses at year-end 2001 was $2,300, ..69% of total loans, net of unearned interest, and 40% of non-performing loans. Although non-performing loans have increased from the level of prior years, the total is concentrated to a few credits that management believes will not result in any losses to the Corporation. In fact, there are no specific loan loss reserves for any of the non-performing or impaired loans as of December 31, 2001. Accordingly, management considers the allowance for loan losses adequate to meet probable losses as of December 31, 2001.

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

                                                          DECEMBER 31
                                                  -------------------------
                                                    2001              2000

     U.S. Government Agencies                     $  30,345       $  50,936
     State and Municipal                             48,538          38,142
     Collateralized mortgage obligations             59,477          27,829
     Commercial paper                                 3,983             -0-
     Other securities                                 2,317           2,210
                                                  ---------       ---------
         Total                                    $ 144,660       $ 119,117
                                                  =========       =========

   Total investment securities increased by $25.5 million during 2001 to $144.7 million at December 31, 2001. The decrease in loan demand, along with the growth of deposits, was responsible for this increase. A program to shift securities from U.S. Government Agencies to CMO's and municipals was implemented to take advantage of the return of slope to the yield curve. In addition, the Corporation realized gains from the sale of securities in the amount of $586 in 2001. This also reduced excess liquidity over the short term and resulted in an increase in income over the long term. The overall result was an increase of $31.6 million, and $10.3 million in CMO's and municipals, respectively. Excess liquidity at year-end resulted in the addition of commercial paper to the investment portfolio.

   DEPOSITS. Total deposits increased in 2001 by approximately $56.4 million, a 13.3% increase over 2000. Total time deposits accounted for $18.4 million of the increase (up 7.8% over the prior year). Interest-bearing demand accounts increased $23.9 million, a 25.8% increase over 2001, due primarily to the successful introduction of our Select Checking account. This product was introduced to attract maturing Certificates of Deposit accounts in a down-trending rate market. Non-interest bearing demand accounts showed an increase of $9.2 million, an 18.8% increase over the prior year, largely due to account restructuring. Regular savings account balances grew by approximately $4.9 million, a 10.4% increase over the prior year. The increases in deposit accounts results were largely a result of growing customer relationships, as well as uneasiness in the stock market, with customers looking for more secure investments. The average cost of overall deposits decreased 0.21% in 2001 from 2000 as a result of higher-rate certificates of deposit maturing and repricing, as well as consumers investing in shorter-term products. These factors represented a change in the past trend of customers seeking higher returns in the stock market and moving to FDIC-insured investments.

   Over the last three years, the subsidiary bank has seen overall deposits increase 18.1%. The increase in all areas of consumer deposits reflects our continued focus on investing in offices in high growth areas and continued focus of officers calling on customers and potential customers through our officer call program to develop deposit relationships. This growth also reflects the well-trained staff that looks to assist customers by identifying needs and providing sound solutions. The subsidiary bank has aggressively pursued alternative delivery mechanisms, such as Internet Banking, as a convenient means for customers to better manage their money, maximize return, and have peace of mind by dealing safely and securely with only one financial institution. Due to the diversity within our various market areas, these delivery mechanisms continue to position us well for the future.

   The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated:

                                                          FOR THE YEARS ENDED DECEMBER 31
                                         --------------------------------------------------------------
                                                  2001                    2000              1999
                                         BALANCE        RATE      Balance     Rate    Balance     Rate
                                         -------        ----      -------     ----    -------     ----
        Non-interest-bearing demand     $ 58,378        N/A      $ 49,140      N/A    $ 45,514      N/A

        Interest-bearing demand          116,587       2.23%       92,690     2.49%     93,521     2.34%

        Savings                           51,966       2.17%       47,079     2.08%     52,277     2.08%

        Time deposits                    254,807       5.43%      236,395     5.55%    213,496     5.27%
                                        --------                 --------              --------
            Total                       $481,738       3.65%     $425,304     3.86%   $404,808     3.59%
                                        ========                 ========              ========

   The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2001. These time deposits are made by individuals, corporations, and public entities.

               Three months or less                $17,362
               Over three months through six months 11,698
               Over six months through one year     16,669
               Over one year                         3,856
                                                   -------
                 Total                             $49,585
                                                   =======

   LIQUIDITY. Liquidity is measured by a financial institution's ability to raise funds through deposits, borrowed funds, capital, or the sale of assets. Additional sources of liquidity, including cash flow from both the repayment of loans and the securitization of assets, are also considered in determining whether liquidity is satisfactory. The funds are used to meet deposit withdrawals, maintain reserve requirements, fund loans, purchase treasury shares, and operate the organization. Liquidity is achieved through growth of core funds (defined as core deposits, 50% of non-public entity certificates of deposit over $100, and repurchase agreements issued to commercial customers) and liquid assets, and accessibility to the money and capital markets. The Corporation and the subsidiary bank have access to short-term funds through its correspondent banks, as well as access to the Federal Home Loan Bank of Chicago, which can provide longer-term funds to help meet liquidity needs.

   The ratio of temporary investments and other short-term available funds (those investments maturing within one year plus twelve months' projected payments on mortgage-backed securities and collateralized mortgage obligations, cash and due from banks balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, Treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 72.4% at December 31, 2001 and 58.0% at December 31, 2000, respectively. The reduction in this ratio is reflective of the shift in assets from investments to loans during the course of the year. Core deposits, defined as demand deposits, interest-bearing checking accounts, total savings, and certificates of deposit less than $100, were 86.0 % of total deposits at December 31, 2001 and 84.8% of total deposits at December 31, 2000. Money market accounts of approximately $38.1 million at December 31, 2001 are classified by the Corporation as core deposits.

   In 2001, the Corporation had a net increase of $14.8 million in cash and cash equivalents. Financing activities, mostly a net increase in deposits of $56.4 million offset by a $15.7 million decrease in borrowings, provided $35.4 million in net cash. Investing activities consisting of the purchase of investment securities, net of maturities and sales, of $25.1 were offset by a net decrease in loans of $12.6 million. Cash and cash equivalents of $33.7 million at December 31, 2001 are deemed more than adequate to meet short-term liquidity needs.

   A net decrease of $8.2 million in cash and cash equivalents was experienced by the Corporation in 2000. This decrease was the result of net cash used in investing activities of $43.2 million. A net increase in loans of $38.9 million, plus $2.7 million for the purchase of premises and equipment were the major components of cash used in investing activities. Financing activities, mostly a net increase in deposits, provided $20.0 million in net cash, while operating activities provided $15.0 million in net cash.

   The long-term liquidity needs of the Corporation will be driven by the necessity to grow and change in the marketplace to meet the needs of its customers and to offset strategies of its competitors. The Corporation's equity base, along with its low debt level and common stock available for issuance, provide several options for future financing.

   ASSET-LIABILITY MANAGEMENT. The Corporation actively manages its assets and liabilities through coordinating the levels of interest rate sensitive assets and liabilities to minimize changes in net interest income despite changes in market interest rates. The Corporation defines interest rate sensitive assets and liabilities as any instruments that can be repriced within 180 days, either because the instrument will mature during the period or because they carry a variable interest rate. Changes in net interest income occur when interest rates on loans and investments change in a different time period from that of changes in interest rates on liabilities, or when the mix and volume of earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the dollar amount of difference between rate sensitive assets and rate sensitive liabilities within a given time period (GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

   The Corporation's strategy with respect to asset-liability management is to maximize net interest income while limiting the Corporation's exposure to risks associated with volatile interest rates. The subsidiary bank's Funds Management Committee is responsible for monitoring the GAP position. As a general rule, the subsidiary bank's policy is to maintain GAP as a percent of total assets within a range from +20% to -20% in any given time period. Based on the simulation of various rising or falling interest rate scenarios in comparison to one considered to be the most likely interest rate scenario, management seeks to operate with net interest income within a range of +10% to -10% of budgeted net interest income during any twelve-month period. The Corporation also performs an interest rate risk analysis, on a monthly basis, on the assets and liabilities of the subsidiary bank. This analysis applies an immediate shift in interest rates of up to +300 basis points and -300 basis points to the assets and liabilities to determine the impact on the net interest income and net income of the subsidiary bank, when compared to a flat rate scenario. Applying these analysis at December 31, 2001 resulted in no material change to net interest income or net income of the Corporation.

   CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS. As disclosed in the Notes to Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2001, the aggregate contracted obligations (excluding bank deposits) and commercial commitments are as follows:

------------------------------------------------------------------------------------------------------------------
                                                         LESS THAN
                                            TOTAL         1 YEAR         1-3 YEARS      3-5 YEARS     OVER 5 YEARS
                                                          ------         ---------      ---------     ------------
     Contractual Obligations:
       Total borrowings                   $20,595        $14,045         $ 6,550         $   -0-          $   -0-

     Other Commercial Components:
       Commitments to lend                $72,814        $72,814         $   -0-         $   -0-          $   -0-
       Standby letters of credit            2,269          2,269             -0-             -0-              -0-
        Total                             $75,083        $75,083         $   -0-         $   -0-          $   -0-
                                          =======        =======         =======         ========         =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

(dollar amounts in thousands except per share data)

                                                                                       DECEMBER 31, 2001
                                                             --------------------------------------------------------------------
                                                              0-3 MO.         4-12 MO.       1-3 YRS.    OVER 3 YRS.        TOTAL
                                                             --------        ---------       --------    --------        --------
         Interest-earning assets:
              Interest-bearing deposits                      $  6,586        $     -0-       $    -0-    $    -0-        $  6,586
              Taxable investment securities                    12,310           18,457         31,442      32,533          94,742
              Tax-exempt investment securities                  1,518            2,069          2,754      41,844          48,185
              Federal funds sold                               10,400              -0-            -0-         -0-          10,400
              Loans                                           105,175           75,886        106,013      48,886         335,960
                                                             --------        ---------       --------    --------        --------
                  Total rate sensitive assets ("RSA")        $135,989        $  96,412       $140,209    $123,263        $495,873
                                                             ========        =========       ========    ========        ========
         Interest-bearing liabilities:
              Interest-bearing demand deposits               $116,587        $     -0-       $    -0-    $    -0-        $116,587
              Savings deposits                                 51,966              -0-            -0-         -0-          51,966
              Time deposits                                    75,454          120,224         54,023       5,106         254,807
              Customer repurchase agreements                   11,818              199            200         -0-          12,217

              Advances from Federal Home Loan Bank                -0-              101          6,350         -0-           6,451

              Interest-bearing demand notes issued
                  to the U.S. Treasury                            377              -0-            -0-         -0-             377
              Note payable                                      1,550              -0-            -0-         -0-           1,550
                                                            ---------        ---------       --------    --------        --------
                  Total rate sensitive liabilities ("RSL")  $ 257,752        $ 120,524       $ 60,573    $  5,106        $443,955
                                                            =========        =========       ========    ========        ========
         Interest rate sensitivity GAP (RSA less RSL)       $(121,763)       $ (24,112)      $ 79,636    $118,157
         Cumulative GAP                                      (121,763)        (145,875)       (66,239)     51,918
         RSA/RSL                                                52.76%           79.99%        231.47%    2414.08%
         Cumulative RSA/RSL                                     52.76            61.44          84.91      111.69

   In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

   Management of the Corporation considers $40 million of the interest-bearing checking account balances and $19.1 million (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank's policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

     At December 31, 2001, savings deposits totaled approximately $52.0 million. If that amount, along with the $40 million of interest-bearing checking account balances and $19.1 million in money market account balances reflected in the 0-3 month time frame, are adjusted to exclude these amounts (consistent with the consideration mentioned in the paragraph above), rate sensitive liabilities would be approximately $147.9 million for a negative GAP of approximately $11.9 million. RSA as a percent of RSL would be 92.0%. Adjusting the cumulative GAP and GAP ratio for the 4-12 month time frame would result in a negative cumulative GAP and GAP ratio of $36.0 million, and 86.6%, respectively.

    EFFECTS OF INFLATION. The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America and practices within the banking industry which require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

   INVESTMENT MATURITIES AND YIELDS. The following table sets forth the contractual maturities of investment securities at December 31, 2001, and the tax equivalent yields of such securities. (amortized cost).

                                           DUE WITHIN     DUE AFTER ONE BUT      DUE AFTER           OTHER
                                            ONE YEAR      WITHIN FIVE YEARS     FIVE YEARS    (NO STATED MATURITY)
                                            --------      -----------------     ----------    --------------------
                                         AMOUNT   YIELD     AMOUNT   YIELD    AMOUNT   YIELD     AMOUNT   YIELD
U.S. Government Agencies                 $17,163   6.55%   $10,678   4.65%   $ 2,051   6.55%   $   -0-      --
State and Municipal                        2,992   7.77      4,401   7.33     40,792   7.58        -0-      --
Collateralized
    mortgage obligations                     -0-     --      2,495   5.03     56,750   5.66        -0-      --
Commercial paper                           3,983   2.74        -0-     --        -0-     --        -0-      --
Other
    (no stated maturity)                     -0-     --        -0-     --        -0-     --      2,317      --
                                         -------           -------           -------           -------
           Total                         $24,138   6.07%   $17,574   5.38%   $99,593   6.46%   $ 2,317      --
                                         =======           =======           =======           =======

   LOAN MATURITIES. The following table sets forth scheduled loan repayments on agricultural, commercial, and real estate construction loans at December 31, 2001. See note 4 in the Notes to Consolidated Financial Statements.

                             DUE WITHIN        DUE AFTER ONE BUT       DUE AFTER
                              ONE YEAR         WITHIN FIVE YEARS      FIVE YEARS         NON-ACCRUAL        TOTAL
                             ----------        -----------------      ----------         -----------        -----
Agricultural                   $26,961             $ 6,851               $ 663             $2,807         $37,282

Commercial                      43,538              10,462                 123              2,014          56,137

Real Estate-Construction         9,927                 142                 -0-                -0-          10,069
                               -------             -------               -----             ------        --------
     Total                     $80,426             $17,455               $ 786             $4,821        $103,488
                               =======             =======               =====             ======        ========

   Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates and adjustable (variable) interest rates at December 31, 2001

                        FIXED RATE             VARIABLE RATE              TOTAL
                        ----------             -------------              -----
Due after one year        $10,872                 $7,369                $ 18,241

   ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans at December 31 are as follows:

                                                                   DECEMBER 31
                      ---------------------------------------------------------------------------------------------------------
                              2001                2000                1999                  1998                 1997
                                 PERCENT               Percent              Percent              Percent               Percent
                                 OF LOANS              of loans             of loans             of loans              of loans
                                 IN EACH               in each              in each              in each               in each
                                 CATEGORY              category             category             category              category
                      ALLOWANCE  TO TOTAL   Allowance  to total  Allowance  to total  Allowance  to total   Allowance  to total
                       AMOUNT     LOANS       amount    loans      amount     loans     amount     loans     amount     loans
                       ------     -----       ------    -----      ------     -----     ------     -----     ------     -----
    Agricultural       $   466      11.2%  $   591      11.9%   $   293      12.3%  $   311      14.1%   $   342    14.3%

    Commercial             537      16.9       695      17.1        428      15.6       454      16.6        453    15.1

    Real estate-mortgage   361      59.7       322      57.7        333      58.4       175      55.7        156    56.9

    Installment            645      12.2       822      13.3        709      13.7       628      13.6        623    13.7

    Unallocated            291       N/A       230       N/A        187       N/A       232       N/A        256     N/A
                         ------             ------               ------              ------               ------
        Total           $2,300     100.0%   $2,660     100.0%    $1,950     100.0%   $1,800     100.0%    $1,830   100.0%
                         ======             ======               ======              ======               ======

QUARTERLY RESULTS OF OPERATIONS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

                                                              YEAR ENDED DECEMBER 31, 2001
                                              ------------------------------------------------------------
                                              1ST QTR           2ND QTR           3RD QTR          4TH QTR
     Interest income                           $9,544            $9,330           $9,265            $8,871
     Interest expense                           4,900             4,629            4,606             4,131
                                               ------            ------           ------            ------
     Net interest income                        4,644             4,701            4,659             4,740
     Provision for loan losses                     50                25              360               360
                                               ------            ------           ------            ------
     Net interest income after
          provision for loan losses             4,594             4,676            4,299             4,380

     Non-interest income                        1,458             1,410            1,532             1,943
     Non-interest expense                       4,067             4,197            4,154             4,465
                                               ------            ------           ------            ------
     Income before income taxes                 1,985             1,889            1,677             1,858
     Income tax expense                           506               580              401               515
                                               ------            ------           ------            ------
     Net income                                $1,479            $1,309           $1,276            $1,343
                                               ======            ======           ======            ======
     Earnings per share:
          Basic                                $ 0.44            $ 0.40            $0.39            $ 0.41
          Diluted                              $ 0.44            $ 0.39            $0.38            $ 0.40

     Cash dividends declared per share         $ 0.10            $ 0.40            $0.11            $ 0.12


                                                              Year Ended December 31, 2000
                                              ------------------------------------------------------------
                                              1st Qtr           2nd Qtr           3rd Qtr          4th Qtr

     Interest income                           $8,459            $8,808           $9,200            $9,648
     Interest expense                           3,987             4,164            4,552             4,761
                                               ------            ------           ------            ------
     Net interest income                        4,472             4,644            4,648             4,887
     Provision for loan losses                    515               205               50               110
                                               ------            ------           ------            ------
     Net interest income after
          provision for loan losses             3,957             4,439            4,598             4,777

     Non-interest income                        7,006             1,091            1,234             1,227
     Non-interest expense                       3,907             3,953            4,093             4,105
                                               ------            ------           ------            ------

     Income before income taxes                 7,056             1,577            1,739             1,899
     Income tax expense                         2,604               454              509               518
                                               ------            ------           ------            ------
     Net income                                $4,452            $1,123           $1,230            $1,381
                                               ======            ======           ======            ======
     Earnings per share:
          Basic                                $ 1.23            $ 0.32            $0.35            $ 0.40
          Diluted                              $ 1.23            $ 0.32            $0.35            $ 0.40

     Cash dividends declared per share         $ 0.09            $0.095           $0.095            $ 0.10

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                    FOR THE YEARS ENDED DECEMBER 31
                                               -------------------------------------------------------------------------
                                                    2001           2000          1999           1998           1997
                                               -------------------------------------------------------------------------
SUMMARY OF INCOME
  Interest income                               $    37,010    $    36,115    $    32,125    $    32,651    $    31,312
  Interest expense                                   18,266         17,464         15,410         16,504         15,541
  Net interest income                                18,744         18,651         16,715         16,147         15,771
  Provision for loan losses                             795            880            651            337            590
  Non-interest income                                 6,343         10,558          4,006          3,843          3,365
  Non-interest expense                               16,883         16,058         14,660         13,974         12,662
  Income before income taxes                          7,409         12,271          5,410          5,679          5,884
  Income tax expense                                  2,002          4,085          1,556          1,420          1,525
  Net income                                          5,407          8,186*         3,854          4,259          4,359

PER SHARE DATA(a)
  Basic net income                              $      1.62    $      2.33*   $      1.02    $      1.08    $      1.07
  Diluted net income                                   1.62           2.33*          1.02           1.08           1.07
  Book value (at end of year)                         14.38          13.60          11.16          11.13          10.62
  Cash dividends declared                              0.73           0.38           0.35           0.31           0.28
  Dividend payout ratio                                45.0%          16.4%          34.4%          29.1%          26.2%
  Cash earnings(b)                              $      1.70    $      2.40*   $      1.10    $      1.16    $      1.15

SELECTED BALANCES (AT END OF YEAR)
  Total assets                                  $   555,325    $   515,180    $   482,820    $   478,911    $   449,660
  Earning assets                                    509,494        469,802        438,760        435,789        412,974
  Investments                                       144,660        119,117        113,966        130,926        122,034
  Gross loans                                       341,889        351,061        317,002        271,018        276,301
  Allowance for loan losses                           2,300          2,660          1,950          1,800          1,830
  Deposits                                          481,738        425,304        404,808        407,838        385,940
  Borrowings                                         20,595         36,318         33,499         24,296         16,987
  Stockholders equity                                47,500         47,476         40,946         42,606         42,668

SELECTED FINANCIAL RATIOS
  Net income to average
      stockholders equity                             11.60%         18.69%          9.20%          9.94%         10.56%
  Cash earnings to average tangible
      stockholders equity(b)(c)                       13.28          21.43          11.21          12.18          12.95
  Net income to average assets                         1.02           1.67           0.83           0.95           1.02
  Average stockholders equity
      to average assets                                8.83           8.95           9.01           9.54           9.66
  Average earning assets
      to average assets                               92.12          91.80          91.83          92.36          91.64
  Non-performing loans to total loans at end
      of year (net of unearned interest)               1.72           0.26           0.44           0.52           0.31
  Tier 1 capital to average adjusted assets            8.10           8.60           8.10           8.35           8.78
  Risk based capital to risk
      adjusted assets                                 12.29          12.71          12.31          13.68          13.88
  Net loans charged off to
      average loans                                    0.34           0.05           0.18           0.13           0.15
  Allowance for loan losses to total loans at
      end of year (net of unearned interest)           0.69           0.77           0.63           0.68           0.67
  Average interest-bearing deposits
      to average deposits                             89.47          89.06          89.70          90.13          90.00
  Average non-interest-bearing deposits
      to average deposits                             10.53          10.94          10.30           9.87          10.00
-----------------------------------------------------------------------------------------------------------------------

(a) Per share data prior to 1998 has been restated to reflect the stock dividend (3 for 2 split) declared in 1998.

(b) Cash earnings is defined as net income excluding the effects of amortization of goodwill and core deposit intangibles, net of any related tax effects.

(c) Tangible stockholders equity consists of total stockholders equity less any intangible assets. Tangible book value is determined by dividing the total number of outstanding common shares into tangible stockholders equity.

(*) Includes insurance settlement received in February, 2000. Net income without this settlement and related transactions would have been $4,862, basic and