Form 10-K, Exhibit 13
period 2002-12-31
PRINCETON NATIONAL BANCORP INC
filed 2003-03-28
CIK 707855

EXHIBIT 13

                      Portions of the 2002 Annual Report.


[LOGO] KPMG

The Board Of Directors and Stockholders
Princeton National Bancorp, Inc.:


We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP


Chicago, Illinois
January 31, 2003

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                                                 DECEMBER 31
                                                                             2002          2001
-------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (note 3)                                          $  13,939     $  16,740
Interest-bearing deposits with financial institutions                         1,706         6,586
Federal funds sold                                                            3,225        10,400
                                                                          ---------     ---------
      Total cash and cash equivalents                                        18,870        33,726

Loans held-for-sale, at lower of cost or market                               6,761         8,490

Investment securities (note 4)
   Available-for-sale, at fair value                                        157,881       128,605
   Held-to-maturity, at amortized cost                                       11,437        16,055
                                                                          ---------     ---------
      Total investment securities                                           169,318       144,660

Loans (note 5):
   Loans, net of unearned interest                                          357,359       333,399
   Allowance for loan losses                                                 (2,660)       (2,300)
                                                                          ---------     ---------
      Net loans                                                             354,699       331,099

Premises and equipment, net of accumulated depreciation (note 6)             13,388        13,766
Bank-owned life insurance                                                    13,566        12,452
Interest receivable                                                           5,180         5,799
Goodwill, net of accumulated amortization (note 7)                            1,355         1,355
Intangible assets, net of accumulated amortization (note 7)                   1,732         1,941
Other real estate owned                                                          75           -0-
Other assets                                                                  2,431         2,037
                                                                          ---------     ---------

      TOTAL ASSETS                                                        $ 587,375     $ 555,325
                                                                          =========     =========

-------------------------------------------------------------------------------------------------

LIABILITIES
Deposits (note 8):
   Demand                                                                 $  58,655     $  58,378
   Interest-bearing demand                                                  155,549       116,587
   Savings                                                                   51,750        51,966
   Time                                                                     245,313       254,807
                                                                          ---------     ---------
      Total deposits                                                        511,267       481,738

Borrowings (note 9):
   Customer repurchase agreements                                            10,044        12,217
   Advances from the Federal Home Loan Bank                                   5,750         6,451
   Interest-bearing demand notes issued to the U.S. Treasury                  2,397           377
   Note payable                                                               1,300         1,550
                                                                          ---------     ---------
      Total borrowings                                                       19,491        20,595
Other liabilities                                                             5,543         5,492
                                                                          ---------     ---------

      TOTAL LIABILITIES                                                     536,301       507,825
                                                                          ---------     ---------

STOCKHOLDERS' EQUITY
Common stock: $5 par value, 7,000,000 shares authorized:
   4,139,841 shares issued at December 31, 2002 and 2001                     20,699        20,699
Surplus                                                                       6,612         6,416
Retained earnings                                                            35,255        31,937
Accumulated other comprehensive income, net of tax                            2,218           537
Less: Cost of 906,155 and 835,831 treasury shares at December 31, 2002
   and 2001, respectively                                                   (13,710)      (12,089)
                                                                          ---------     ---------

      TOTAL STOCKHOLDERS' EQUITY                                             51,074        47,500
                                                                          ---------     ---------
Commitments &  contingencies  (note 16)
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 587,375     $ 555,325
                                                                          =========     =========
-------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                              FOR THE YEARS ENDED DECEMBER 31
                                                            2002           2001           2000
------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                          $    24,829    $    28,250    $    28,418
   Interest and dividends on investment securities:
      Taxable                                                5,147          5,009          4,867
      Tax-exempt                                             2,473          2,109          1,861
   Interest on federal funds sold                              131            200            104
   Interest on interest-bearing time deposits in
          other banks                                           89            156             94
                                                       -----------    -----------    -----------
         Total interest income                              32,669         35,724         35,344
                                                       -----------    -----------    -----------
INTEREST EXPENSE:
   Interest on deposits (note 8)                            13,029         16,914         15,529
   Interest on borrowings                                      530          1,352          1,935
                                                       -----------    -----------    -----------
         Total interest expense                             13,559         18,266         17,464
                                                       -----------    -----------    -----------
NET INTEREST INCOME                                         19,110         17,458         17,880
Provision for loan losses (note 5)                             643            795            880
                                                       -----------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         18,467         16,663         17,000
                                                       -----------    -----------    -----------

NON-INTEREST INCOME:
   Trust & farm management fees                              1,192          1,177          1,193
   Service charges on deposit accounts                       2,754          2,387          1,934
   Other service charges                                       556            879            936
   Loss on sale of loans                                       -0-            -0-           (259)
   Gain on sales of securities available-for-sale,
       net (note 4)                                            138            586             38
   Brokerage fee income                                        631            481            271
   Mortgage banking income                                   1,371          1,054            292
   Bank-owned life insurance income                            778            487            157
   Settlement of trust litigation (note 17)                    -0-            -0-          6,235
   Other operating income                                      143            256            279
                                                       -----------    -----------    -----------
         Total non-interest income                           7,563          7,307         11,076
                                                       -----------    -----------    -----------
NON-INTEREST EXPENSE:
   Salaries and employee benefits                           10,094          9,471          8,767
   Occupancy                                                 1,195          1,192          1,002
   Equipment expense                                         1,498          1,272          1,223
   Federal insurance assessments                               212            197            188
   Intangible assets amortization                              210            434            434
   Data processing                                             731            637            579
   Advertising                                                 447            412            300
   Other real estate owned expense                             205             47              3
   Other operating expense                                   3,100          2,899          3,309
                                                       -----------    -----------    -----------
         Total non-interest expense                         17,692         16,561         15,805
                                                       -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                                   8,338          7,409         12,271
Income tax expense (note 10)                                 2,204          2,002          4,085
                                                       -----------    -----------    -----------

NET INCOME                                             $     6,134    $     5,407    $     8,186
                                                       ===========    ===========    ===========

NET INCOME PER SHARE (note 2):
   Basic                                               $      1.87    $      1.62    $      2.33
   Diluted                                             $      1.86    $      1.62    $      2.33

Basic weighted average shares outstanding                3,283,016      3,330,769      3,519,134
Diluted weighted average shares outstanding              3,302,986      3,340,169      3,519,815
-------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(DOLLARS IN THOUSANDS)

                                                                 FOR THE YEARS ENDED DECEMBER 31
                                                                  2002        2001        2000
------------------------------------------------------------------------------------------------
NET INCOME                                                      $ 6,134     $ 5,407     $ 8,186

     Other comprehensive income (loss), net of tax
          Unrealized holding gains arising during the year        1,766         316       1,634
          Less: Reclassification adjustment for net realized
                gains included in net income                        (85)       (359)        (23)
                                                                -------     -------     -------
     Other comprehensive income (loss)                            1,681         (43)      1,611
                                                                -------     -------     -------
COMPREHENSIVE INCOME                                            $ 7,815     $ 5,364     $ 9,797
                                                                =======     =======     =======
------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

--------------------------------------------------------------------------------------------------------------------------------
                                                                                       ACCUMULATED
                                                                                          OTHER
                                                                                      COMPREHENSIVE
                                         COMMON                         RETAINED      INCOME (LOSS)     TREASURY
                                         STOCK           SURPLUS        EARNINGS    NET OF TAX EFFECT    STOCK           TOTAL
                                        --------        --------        --------        --------        --------        --------
Balance, January 1, 2000                $ 20,699        $  6,335        $ 22,118        $ (1,031)       $ (7,175)       $ 40,946
   Net income                                                              8,186                                           8,186
   Sale of 5,428 shares
      of treasury stock                                       29                                              35              64
   Purchase of 183,386 shares
      of treasury stock                                                                                   (1,990)         (1,990)
   Cash dividends
      ($.38 per share)                                                    (1,341)                                         (1,341)
   Other comprehensive income,
      net of $1,019 tax effect                                                             1,611                           1,611
                                        --------        --------        --------        --------        --------        --------
Balance, December 31, 2000              $ 20,699        $  6,364        $ 28,963        $    580        $ (9,130)       $ 47,476

   Net income                                                              5,407                                           5,407
   Sale of 5,239 shares
      of treasury stock                                       52                                              32              84
   Purchase of 191,000 shares
      of treasury stock                                                                                   (2,991)         (2,991)
   Cash dividends
      ($.73 per share)                                                    (2,433)                                          (2,433)
   Other comprehensive loss,
      net of $27 tax effect                                                                  (43)                            (43)
                                        --------        --------        --------        --------        --------        --------
Balance, December 31, 2001              $ 20,699        $  6,416        $ 31,937        $    537        $(12,089)       $ 47,500

   Net income                                                              6,134                                           6,134
   Sale of 6,087 shares
      of treasury stock                                       83                                              38             121
   Purchase of 84,300 shares
      of treasury stock                                                                                   (1,706)         (1,706)
   Exercise of stock options and
      re-issuance of treasury
      stock (7,889 shares)                                   113             (40)                             47            120
   Cash dividends
      ($.85 per share)                                                    (2,776)                                         (2,776)
   Other comprehensive income,
      net of $1,063 tax effect                                                             1,681                           1,681
                                        --------        --------        --------        --------        --------        --------
BALANCE, DECEMBER 31, 2002              $ 20,699        $  6,612        $ 35,255        $  2,218        $(13,710)       $ 51,074
                                        ========        ========        ========        ========        ========        ========
---------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OF CASH FLOWS
(DOLLARS IN THOUSANDS)

                                                                             FOR THE YEARS ENDED DECEMBER 31
                                                                             2002         2001         2000
-------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                              $  6,134     $  5,407     $  8,186
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Depreciation                                                         1,311        1,209        1,156
         Provision for loan losses                                              643          795          880
         Deferred income taxes (benefit) expense                                113          184         (118)
         Amortization of intangible assets                                      210          434          434
         Amortization of premiums on investment securities,
            net of accretion                                                  1,066          151           48
         Gain on sales of securities available-for-sale, net                   (138)        (586)         (38)
         Gain on sale of other real estate owned                                (40)         -0-          -0-
         FHLB Stock dividends                                                   (86)        (107)         (80)
         Loans originated for sale                                          (49,183)     (40,143)      (5,153)
         Proceeds from sales of loans originated for sale                    50,912       35,565       10,146
         Loss on sale of loans                                                  -0-          -0-         (259)
         (Decrease) increase in accrued interest payable                       (716)         (81)         539
         Decrease (increase) in accrued interest receivable                     619          982         (982)
         Increase in other assets                                            (1,543)      (9,609)        (781)
         (Decrease) increase in other liabilities                              (248)        (482)         918
                                                                           --------     --------     --------
              Net cash provided by (used in) operating activities             9,054       (6,281)      14,896
                                                                           --------     --------     --------

INVESTING ACTIVITIES:
   Proceeds from sales of investment securities available-for-sale            3,863       28,604        4,758
   Proceeds from maturities of investment securities available-for-sale      44,373       32,122       32,796
   Purchase of investment securities available-for-sale                     (71,653)     (86,962)     (40,209)
   Proceeds from maturities of investment securities held-to-maturity         3,271        2,815        3,035
   Purchase of investment securities held-to-maturity                        (2,772)      (1,650)      (2,792)
   Proceeds from sales of other real estate owned                             3,453          136          173
   Net (increase) decrease in loans                                         (27,696)      12,593      (38,970)
   Purchase of premises and equipment                                          (933)      (2,001)      (1,981)
                                                                           --------     --------     --------

              Net cash used in investing activities                         (48,094)     (14,343)     (43,190)
                                                                           --------     --------     --------

FINANCING ACTIVITIES:
   Net increase in deposits                                                  29,529       56,434       20,496
   Proceeds from borrowings                                                     -0-          -0-        4,503
   Payments for borrowings                                                   (1,104)     (15,723)      (1,684)
   Dividends paid                                                            (2,776)      (2,433)      (1,341)
   Purchase of treasury stock                                                (1,706)      (2,991)      (1,990)
   Exercise of stock options                                                    120          -0-          -0-
   Sale of treasury stock                                                       121           84           64
                                                                           --------     --------     --------
              Net cash provided by financing activities                      24,184       35,371       20,048
                                                                           --------     --------     --------

Increase (decrease) in cash and cash equivalents                            (14,856)      14,747       (8,246)
Cash and cash equivalents at beginning of year                               33,726       18,979       27,225
                                                                           --------     --------     --------
Cash and cash equivalents at end of year                                   $ 18,870     $ 33,726     $ 18,979
                                                                           ========     ========     ========

Cash paid during the year for:
   Interest                                                                $ 14,275     $ 18,347     $ 16,925
   Income taxes                                                            $  2,258     $  2,244     $  3,255
Supplemental disclosure of noncash investing activities:
   Loans transferred to other real estate owned                            $  3,488     $    -0-     $    177

-------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollar amounts in thousands except share data)


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

     INVESTMENT SECURITIES - Investment securities which the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. The Corporation does not have a trading portfolio. All other investment securities that are not classified as held-to-maturity are classified as available-for-sale. Investment securities available-for-sale are recorded at fair value with any changes in fair value reflected as a separate component of stockholders' equity, net of related tax effects. Gains and losses on the sale of securities are determined using the specific identification method. Premiums and discounts on investment securities are amortized or accreted over the contractual lives of those securities. The method of amortization or accretion results in a constant effective yield on those securities (the interest method). Any security for which there has been other than temporary impairment of value is written down to its estimated market value through a charge to earnings.

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

     Impaired loans are measured based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Certain groups of small-balance homogenous loans, which are collectively evaluated for impairment and are generally represented by consumer and residential mortgage loans and loans held-for-sale, are not analyzed individually for impairment. The Corporation generally identifies impaired loans within the non-accrual and restructured commercial and commercial real estate portfolios on an individual loan-by-loan basis. The measurement of impaired loans is generally based on the fair value of the related collateral.

     ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries, and is available to absorb probable losses on loans.

     The allowance is based on factors that include overall composition of loan portfolio, types of loans, past loss experience, loan delinquencies, watchlist, substandard and doubtful credits, and such other factors that, in management's best judgment, deserve evaluation in estimating probable loan losses.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary bank's allowance for loan losses. Such agencies may require the subsidiary bank to recognize additions to the allowance for loan losses based on their judgments of information available to them at the time of their examination.

     SALES OF FIRST MORTGAGE LOANS AND LOAN SERVICING - The subsidiary bank sells certain first mortgage loans on a non-recourse basis. The total cost of these loans is allocated between loans and servicing rights based on the relative fair value of each. Loan servicing fees are recognized to income and loan servicing costs are charged to expense as incurred. Loans held-for-sale are stated at the lower of aggregate cost or market. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

     The Corporation recognizes as a separate asset the rights to service mortgage loans for others. Mortgage servicing rights are recorded at the lower of cost or market value and are included in other assets in the consolidated balance sheets. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income similar to the interest method using an accelerated amortization method. The amortization of capitalized mortgage servicing rights is reflected in the consolidated statements of income as a reduction to loan servicing fees and other charges.

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

     COST IN EXCESS OF FAIR VALUE OF NET ASSETS - The cost in excess of the fair value of net assets (goodwill) acquired was being amortized over a fifteen-year period using the straight-line method through December 31, 2001. Long-lived assets, including premises, are evaluated for impairment using the guidance provided by Statement of Financial Accounting Standard 121 (FAS 121) "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of". In August 2001, the FASBissued Statement 144, "Accounting for Impairment or Disposal of Long-Lived Assets" (FAS 144). FAS 144 supersedes FAS 121 and was effective for financial statements issued for fiscal years beginning after December 15, 2001.

     In July 2001, the FASB issued Statement 141, "Business Combinations" (FAS141) and Statement 142, "Goodwill and Other Intangible Assets" (FAS 142). FAS 141 required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. FAS 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. FAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. The Corporation adopted FAS 142 effective January 1, 2002 and discontinued the amortization of goodwill, which had a net carrying value of $1,355 as of December 31, 2001 and annual amortization of $226 that resulted from business combinations prior to the adoption of FAS 141.

     OTHER REAL ESTATE - Other real estate, which is included in other assets in the consolidated balance sheets, represents assets to which the subsidiary bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the lower of cost or fair market value at the date of acquisition, less estimated selling costs. Any deficiency at the date of transfer is charged to the allowance for loan losses. Subsequent declines in value, based on changes in market conditions, are recorded to expense as incurred. Gains or losses on the disposition of other real estate are recorded to expense in the period in which they are realized.

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

     RECLASSIFICATION - Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform to the 2002 presentation.

     IMPACT OF NEW ACCOUNTING STANDARDS - In June 2002, the FASB issued Statement 146, "Accounting for Costs Associated with Exit or Disposal Activities". This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement is effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of this statement is not expected to have a material effect on the Corporation's consolidated financial statements.

     In October 2002, the FASB issued Statement 147, "Acquisitions of Certain Financial Institutions". This Statement, which provides guidance on the accounting for the acquisition of a financial institution, applies to all acquisitions except transactions between two or more mutual enterprises. The provisions of this Statement that relate to the application of FAS 144 apply to certain long-term customer-relationship intangible assets recognized in an acquisition of a financial institution, including those acquired in transactions between mutual enterprises. The excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination represents goodwill that should be accounted for under FAS
142. If certain criteria in this FAS 147 are met, the amount of the unidentifiable intangible asset will be reclassified to goodwill upon the adoption of FAS 142, and financial institutions meeting these conditions will be required to restate previously issued financials. Provisions of this statement that relate to the application of the purchase method of accounting are effective for acquisitions on or after October 1, 2002. The provision of this Statement relating to accounting for impairment or disposal of certain long-term customer-relationship intangible assets was effective on October 1, 2002, with earlier application permitted. Adoption of this Statement in 2002 did not have a material effect on the Corporation's consolidated financial statements.

     In December 2002, the FASBissued Statement 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (FAS 148). FAS 148 amends FAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Corporation has included the new disclosures in Note 12 of the Notes to Consolidated Financial Statements.


2.  NET INCOME PER SHARE

   The following table sets forth the computation for basic and diluted earnings per share for the years ended December 31, 2002, 2001, and 2000 (in thousands, except share data):

                                                             2002          2001          2000
Numerator:
     Net income                                          $    6,134    $    5,407    $    8,186
Denominator:
     Basic earnings per share-weighted average shares
     outstanding                                          3,283,016     3,330,769     3,519,134
     Effect of dilative securities-stock options             19,970         9,400           681
                                                         ----------    ----------    ----------
     Diluted earnings per share-adjusted weighted
     average shares outstanding                           3,302,986     3,340,169     3,519,815

Earnings per share:
     Basic                                               $     1.87    $     1.62    $     2.33
     Diluted                                             $     1.86    $     1.62    $     2.33


3.  CASH AND DUE FROM BANKS

     The average compensating balances held at correspondent banks during 2002 and 2001 were $2,291 and $2,975, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the subsidiary bank was not required to maintain reserve requirement balances at the Federal Reserve Bank in either 2002 or 2001.


4.  INVESTMENT SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31 were as follows:

                                                                     2002
                                                             GROSS         GROSS       ESTIMATED
                                              AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                COST         GAINS         LOSSES         VALUE
                                              --------      --------      --------      --------
Available-for-sale:
     United States Government Agencies        $ 23,718      $    585      $    (57)     $ 24,246
     State and Municipal                        40,668         2,203           (22)       42,849
     Collateralized mortgage obligations        87,472         1,128          (216)       88,384
     Other securities                            2,402           -0-           -0-         2,402
                                              --------      --------      --------      --------
         Total                                 154,260         3,916          (295)      157,881

(dollar amounts in thousands except share data)

Held-to-maturity:
     State and Municipal                        11,437           517           (48)        11,906
   Total                                      $165,697      $  4,433      $   (343)      $169,787
                                              ========      ========      ========       ========




                                                                     2001
                                                             GROSS         GROSS        ESTIMATED
                                              AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                COST         GAINS         LOSSES         VALUE
                                              --------      --------      --------      --------
Available-for-sale:
     United States Government Agencies        $ 29,893      $    499      $    (47)     $ 30,345
     State and Municipal                        36,122           732          (388)       36,466
     Collateralized mortgage obligations        59,245           508          (276)       59,477
     Other securities                            2,317           -0-           -0-         2,317
                                              --------      --------      --------      --------
         Total                                 127,577         1,739          (711)      128,605
                                              --------      --------      --------      --------

Held-to-Maturity:
     Commercial Paper                            3,983             8           -0-         3,991
     State and Municipal                        12,072           250           (70)       12,252
                                              --------      --------      --------      --------
         Total                                $ 16,055      $    258      $    (70)     $ 16,243
                                              --------      --------      --------      --------
   Total                                      $143,632      $  1,997      $   (781)     $144,848
                                              ========      ========      ========      ========

      Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2002:

                                                               ESTIMATED
                                                AMORTIZED        FAIR
                                                   COST         VALUE
                                                 --------      --------
Available-for-sale:
     Due in one year or less                     $  8,757      $  8,873
     Due after one year through five years         11,145        11,493
     Due after five years through ten years         3,459         3,661
     Due after ten years                           35,980        37,946
                                                 --------      --------
                                                   59,341        61,973
                                                 --------      --------
     Mortgage-backed securities                     5,045         5,122
     Collateralized mortgage obligations           87,472        88,384
                                                 --------      --------
     Other securities                               2,402         2,402
                                                 --------      --------
                                                 $154,260      $157,881
                                                 ========      ========
Held-to-maturity:
     Due in one year or less                     $    838      $    849
     Due after one year through five years          3,323         3,456
     Due after five years through ten years         3,272         3,376
     Due after ten years                            4,004         4,225
                                                 --------      --------
                                                 $ 11,437      $ 11,906
                                                 ========      ========

     Other securities consist of Federal Home Loan Bank and Federal Reserve Bank stock held totaling $1,707 and $695 at December 31, 2002 and $1,622 and $695 at December 31, 2001, respectively.

     Proceeds from sales of investment securities available-for-sale during 2002, 2001, and 2000 were $3,863, $28,604, and $4,758, respectively. Gross gains of $138 in 2002, $586 in 2001, and $124 in 2000, and gross losses of $0 in 2002,
$0 in 2001, and $86 in 2000, were realized on those sales. There were no sales of investment securities classified as held-to-maturity during 2002, 2001, and 2000.

5. LOANS

   The composition of the loan portfolio as of December 31 was as follows:

                                                         2002          2001
   Loans, net of unearned discount
        Commercial                                    $  73,169     $  56,137
        Agricultural                                     38,656        37,282
        Real estate-construction                         10,223        10,069
        Real estate-mortgage                            199,424       189,111
        Installment                                      35,887        40,800
                                                      ---------     ---------
             Total                                    $ 357,359     $ 333,399
                                                      =========     =========

     Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                                         2002          2001          2000
     Balance, January 1                               $   2,300     $   2,660     $   1,950
        Provision for loan losses                           643           795           880
        Loans charged off                                  (734)       (1,478)         (559)
        Recoveries of loans previously charged off          451           323           389
                                                      ---------     ---------     ---------
     Balance, December 31                             $   2,660     $   2,300     $   2,660
                                                      =========     =========     =========

     Non-accrual loans at December 31, 2002, 2001, and 2000 were $3,797, $5,676, and $897, respectively. Interest income that would have been recorded on these loans had they remained current was approximately $348, $358, and $98, respectively.

     Impaired loans at December 31, 2002, 2001, and 2000 totaled $2,230, $4,821, and $513, respectively. Of these totals, $184, $0, and $487 of loans had valuation reserves totaling $173, $0, and $190 at December 31, 2002, 2001, and 2000, respectively. For the years ended December 31, 2002, 2001, and 2000, the average recorded investment in impaired loans was approximately $4,076, $2,055, and $729, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not considered material.

     The Corporation's subsidiary bank had loans outstanding to directors, executive officers, and to their related interests (related parties) of the Corporation and its subsidiary of approximately $3,228, $2,122, and $2,483 at December 31, 2002, 2001, and 2000, respectively. These loans were made in the ordinary course of business on the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. A summary of the activity in 2002 for loans made to directors, executive officers, or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2002 is as follows:

         Balance                                              Balance
     January 1, 2002      Additions        Payments      December 31, 2002
      ------------         -------          -------       --------------
         $3,105            $2,538           $2,415            $3,228


6. PREMISES AND EQUIPMENT

     As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

                                                2002              2001

      Land                                    $ 3,018           $ 3,018
      Buildings                                14,289            14,023
      Furniture and Equipment                  10,550             9,883
                                              -------           -------
                                               27,857            26,924

      Less accumulated depreciation            14,469            13,158
                                              -------           -------
         Total                                $13,388           $13,766
                                              =======           =======

     Depreciation expense charged to operating expense for 2002, 2001, and 2000 was $1,311, $1,209, and $1,156, respectively.


7. GOODWILL AND INTANGIBLE ASSETS

     In July 2001, the FASB issued Statement 141, "Business Combinations" (FAS
141) and Statement 142, "Goodwill and Other Intangible Assets" (FAS 142). FAS 141 required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. FAS 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. FAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. As required under FAS 142, the Corporation adopted FAS 142 effective January 1, 2002. The Corporation completed its evaluation for impairment of goodwill during 2002. No impairment was identified from the Corporation's analysis. The balance of goodwill and intangible assets, net of accumulated amortization, totaled $3,296 at December 31, 2001. Of this amount, goodwill of $1,355, which had annual amortization of $226, will no longer be amortized. The remaining balance of $1,941

(dollar amounts in thousands except share data)


relates to branch acquisitions and, in accordance with FAS147, was reclassified to an intangible asset and continues to be amortized. The amortization expense for 2002 was $200 and will be approximately $200 for each of the next five years.

     The following is a summary of net income and earnings per share for the years ended December 31, 2002 and 2001, as adjusted to remove the amortization of goodwill:

                                                                      2002         2001       2000
   Net Income                     As Reported                        $ 6,134      $5,407     $ 8,186
                                  Add back goodwill amortization        -0-          138         138
                                                                     -------      ------     -------
                                  Net income as adjusted             $ 6,134      $5,545     $ 8,324
                                                                     =======      ======     =======

   Basic Earnings Per Share       As Reported                        $ 1.87      $  1.62     $  2.33
                                  Add back goodwill amortization        -0-          .04         .04
                                                                     -------      ------     -------
                                  Net income as adjusted             $  1.87      $ 1.66     $  2.37
                                                                     =======      ======     =======

   Diluted Earnings Per Share     As Reported                        $ 1.86      $  1.62     $  2.33
                                  Add back goodwill amortization        -0-          .04         .03
                                                                     -------      ------     -------
                                  Net income as adjusted             $  1.86      $ 1.66     $  2.36
                                                                     =======      ======     =======

     The following table summarizes the Corporation's intangible assets, which are subject to amortization, as of December 31, 2002 and 2001:

                                            2002                          2001

                               GROSS CARRYING   ACCUMULATED  Gross Carrying  Accumulated
                                   AMOUNT      AMORTIZATION     Amount      Amortization
                                  --------       --------       --------       -------
   Core deposit intangible        $  2,968       $ (1,303)      $  2,968       $ (1,105)
   Other intangible assets             160            (93)           160            (82)
                                  --------       --------       --------       --------
      Total                       $  3,128       $ (1,396)      $  3,128       $ (1,187)
                                  ========       ========       ========       ========

     The Corporation's other intangible assets consist of originated mortgage servicing rights which are included in other assets on the consolidated balance sheets. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income similar to the interest method using an accelerated amortization method and are subject to periodic impairment testing. As of December 31, 2002, no impairment had been recorded. Changes in the carrying value of capitalized mortgage servicing rights are summarized as follows:

                                            2002           2001          2000

  Balance, January 1                      $    590       $   353       $    438
     Servicing rights capitalized              649           397             53
     Amortization of servicing rights         (269)         (160)          (138)
     Impairment of servicing rights           -0-            -0-            -0-
                                          --------       -------       --------
  Balance, December 31                    $    970       $   590       $    353
                                          ========       =======       ========

     Amortization expense for the mortgage servicing rights asset are based on assumptions made during each reporting period. Such assumptions include, but are not limited to, the current level of interest rates and the forecasted prepayment speeds. Actual amortization expense is also affected by the amount of loans sold with servicing retained.

     The following table shows the future estimated amortization expense for mortgage servicing rights based on existing balances as of December 31, 2002. The Corporation's actual amortization expense in any given period may be significantly different from the estimated amounts displayed depending on the amount of additional servicing rights, changes in mortgage interest rates, estimated prepayment speeds, and market conditions.

     Estimated Amortization Expense for the year ended December 31:

         2003                                                  $    282
         2004                                                       223
         2005                                                       170
         2006                                                       124
         2007                                                        83
         Thereafter                                                  88

     The Corporation services loans for others with unpaid principal balances at December 31, 2002, 2001, and 2000 of approximately $94,678, $71,984, and
$59,608, respectively.

8. DEPOSITS

     As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

                                         2002        2001       2000

     Amount                            $34,768     $49,585     $54,106
     Interest expense for the year       1,573       2,665      3,346

     Total interest expense on deposits for the years ending December 31, was as follows:

                                         2002        2001       2000

     Interest-bearing demand           $ 2,366     $ 2,197     $ 2,349
     Savings                               650       1,066       1,027
     Time                               10,013      13,651      12,153
                                       -------     -------     -------
             Total                     $13,029     $16,914     $15,529
                                       =======     =======     =======

   At December 31, 2002, the scheduled maturities of time deposits are as follows:

                                       2003                   $154,778
                                       2004                     62,726
                                       2005                     12,587
                                       Thereafter               15,222
                                                              --------
                                       Total                  $245,313
                                                              ========


9. BORROWINGS

   As of December 31, borrowings consisted of the following:

                                                      2002                    2001

                                                          WEIGHTED                Weighted
                                                           AVERAGE                Average
                                               AMOUNT       RATE       Amount       Rate
                                              -------     -------     -------     -------
     Customer repurchase agreements           $10,044       0.75%     $12,217      1.07%
     Advances from the Federal Home Loan
       Bank of Chicago due:
         June 18, 2002                            -0-         --          101      6.46
         March 7, 2004                            750       5.94        1,350      5.94
         February 27, 2008                      2,500       5.37        2,500      5.37
         June 19, 2008                          2,500       5.44        2,500      5.44
     Interest-bearing demand notes issued
       to the U.S. Treasury                     2,397       0.99          377      1.40
     Note payable                               1,300       3.25        1,550      3.75
                                              -------     -------     -------     -------
         Total                                $19,491      2.37%      $20,595      2.68%
                                              =======     =======     =======     =======

     The subsidiary bank has adopted a collateral pledge agreement whereby the bank has agreed to keep on hand at all times, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB). All advances from the FHLB have fixed interest rates. The advance maturing in June, 2008 has a one-time callable feature in June, 2003, while the advance maturing in February, 2008 also has a callable feature beginning in February, 2003 and quarterly thereafter. The advance due on March 7, 2004 has a quarterly principal reduction of $150 per quarter. All stock in the FHLB is also pledged as additional collateral for these advances.

     The Corporation has a note payable with a balance of $1,300 and $1,550 at December 31, 2002 and 2001, respectively. The note payable is a demand note that carries a floating interest rate equal to the lender's prime rate less one percent (3.25% at December 31, 2002). The note, which is unsecured, has a maturity of March 31, 2003.


10. INCOME TAXES

   Income tax expense (benefit) consisted of the following:

                                        CURRENT    DEFERRED      TOTAL
                                        ------      ------      ------
     YEAR ENDED DECEMBER 31, 2002:
        FEDERAL                         $1,648      $   40      $1,688
        STATE                              443          73         516
                                        ------      ------      ------
           TOTAL                        $2,091      $  113      $2,204
     Year ended December 31, 2001:
        Federal                         $1,459      $  148      $1,607
        State                              359          36         395
                                        ------      ------      ------
           Total                        $1,818      $  184      $2,002
     Year ended December 31, 2000:
        Federal                         $3,420      $  (96)     $3,324
        State                              783         (22)        761
                                        ------      ------      ------
           Total                        $4,203      $ (118)     $4,085

(dollar amounts in thousands except share data)


     Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following for the years ended December 31:

                                                              2002        2001        2000
     Computed "expected" tax expense                        $ 2,835     $ 2,519     $ 4,172

     Increase (decrease) in income taxes resulting from:
        Tax-exempt income                                      (775)       (740)       (674)
        Non-deductible interest expense                         -0-         102          95
        State income taxes, net of federal tax benefit          281         234         459
        Intangible asset amortization                            11          87          88
        Life insurance earnings, net                           (202)       (134)        (35)
        Other, net                                               54         (66)        (20)
                                                            -------     -------     -------
           Total                                            $ 2,204     $ 2,002     $ 4,085
                                                            =======     =======     =======


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are presented below:

                                                            2002          2001
   Deferred tax assets:
      Deferred compensation                               $   104       $   100
      Allowance for loan losses                               444           137
      Other, net                                               54           169
                                                          -------        ------
         Total gross deferred tax assets                      602           406
                                                          -------        ------
   Deferred tax liabilities:
      Buildings and equipment, principally due to
         differences in depreciation                         (483)         (314)
      Accretion                                               (32)         (100)
      Unrealized gain on investment securities
         available-for-sale                                (1,402)         (501)
      Purchase accounting adjustments                         (23)          (23)
      FHLB Stock dividends                                   (115)          (84)
      Mortgage servicing rights                              (329)         (152)
                                                          -------        ------
         Total gross deferred tax liabilities              (2,384)       (1,174)
                                                          -------        ------
         Net deferred tax liabilities                     $(1,782)       $ (768)
                                                          =======        ======

     Management believes it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation allowance has been recorded at December 31, 2002 and 2001.


11. REGULATORY MATTERS

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

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2002 and 2001, the Corporation and its subsidiary bank were categorized as well-capitalized under the regulatory framework.

     The most recent notifications, at December 31, 2002 and 2001,from the federal banking agencies categorized the Corporation and the subsidiary bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table that follows. There are no conditions or events since those notifications that have changed the Corporation's or the subsidiary bank's category.

     The Corporation's and the subsidiary bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are as follows:

                                                                                                              TO BE WELL
                                                                                                          CAPITALIZED UNDER
                                                                                     FOR CAPITAL          PROMPT CORRECTIVE
                                                               ACTUAL             ADEQUACY PURPOSES       ACTION PROVISIONS

                                                        AMOUNT        RATIO       AMOUNT      RATIO       AMOUNT       RATIO
     ------------------------------------------------------------------------- ----------------------- ------------ ---------
     AS OF DECEMBER 31, 2002:
     TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
         PRINCETON NATIONAL BANCORP, INC               $48,331        11.74%     $32,912       8.00%     $41,140       10.00%
         CITIZENS FIRST NATIONAL BANK                   48,581        11.81%      32,890       8.00%      41,113       10.00%

     TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
         PRINCETON NATIONAL BANCORP, INC               $45,671        11.10%     $16,456       4.00%     $24,684        6.00%
         CITIZENS FIRST NATIONAL BANK                   45,921        11.17%      16,445       4.00%      24,668        6.00%

     TIER 1 CAPITAL (TO AVERAGE ADJUSTED ASSETS):
         PRINCETON NATIONAL BANCORP, INC               $45,671         8.11%     $22,534       4.00%     $28,168        5.00%
         CITIZENS FIRST NATIONAL BANK                   45,921         8.16%      22,521       4.00%      28,152        5.00%


                                                                                                              To Be Well
                                                                                                          Capitalized Under
                                                                                     For Capital          Prompt Corrective
                                                               Actual             Adequacy Purposes       Action Provisions

                                                        Amount        Ratio       Amount      Ratio       Amount       Ratio
     As of December 31, 2001:
       Total Capital (to risk-weighted assets):
         Princeton National Bancorp, Inc.              $45,908        12.29%     $29,849       8.00%     $37,311       10.00%
         Citizens First National Bank                   46,063        12.35%      29,810       8.00%      37,263       10.00%

     Tier 1 Capital (to risk-weighted assets):
         Princeton National Bancorp, Inc.              $43,608        11.69%     $14,924       4.00%     $22,386        6.00%
         Citizens First National Bank                   43,763        11.74%      14,905       4.00%      22,358        6.00%

     Tier 1 Capital (to average adjusted assets):
         Princeton National Bancorp, Inc.              $43,608         8.31%     $20,983       4.00%     $26,228        5.00%
         Citizens First National Bank                   43,763         8.35%      20,971       4.00%      26,214        5.00%
     ------------------------------------------------------------------------------------------------------------------------


12. EMPLOYEE, OFFICER, AND DIRECTOR BENEFIT PLANS

     The subsidiary bank has a defined contribution investment 401(k) plan. Under this plan, employees may elect to contribute, on a tax-deferred basis, up to ten percent of their salary. In addition, the subsidiary bank will match employees' contributions up to four percent of each employee's salary. The subsidiary bank's contribution to the defined contribution investment 401(k) plan for 2002, 2001, and 2000 was $218, $158, and $151, respectively.

     The subsidiary bank also has a stock purchase program in which the employee contributes through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation's common stock on a quarterly basis at the market price on the last business day of the quarter.

     The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank's plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $268 in 2002, $259 in 2001, and $500 in 2000.

     Additionally, the Corporation has a non-qualified stock option plan for the benefit of employees and directors of the subsidiary bank, as well as directors of the Corporation. The Corporation applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plans. The fair value of each option grant was estimated using the Black-Scholes option-pricing model. The following assumptions were used in estimating the fair value for options granted in 2002, 2001, and 2000:

                                     2002              2001             2000
Dividend yield                       2.61%             2.97%            3.55%
Risk-free interest rate              4.06%             5.04%            5.02%
Weighted average expected life     10 YRS.           10 yrs.          10 yrs.
Expected volatility                 44.80%            40.00%           32.00%

(dollar amounts in thousands except share data)


     The number of shares of common stock authorized under the stock option plan is 202,500. The option exercise price must be at least 100% of the fair market value of the common stock on the date of grant, and the option term cannot exceed ten years. Options granted vest over three years. A summary of the stock option activity and related information follows:

                                                                            FOR THE YEARS ENDED DECEMBER 31
                                                              2002                        2001                        2000
                                                                   AVERAGE                     Average                      Average
                                                                   EXERCISE                    Exercise                     Exercise
                                                      SHARES        PRICE         Shares        Price         Shares         Price
                                                     --------      --------      --------      --------      --------      --------
     Balance, January 1                               124,850      $  14.17        73,950      $  12.64        34,450      $  13.45
     Granted                                           73,900         21.15        53,800         16.21        39,500         11.94
     Exercised                                          9,100         15.61           467         11.51           -0-            --
     Forfeited                                          3,167         14.86         2,433         12.94           -0-            --
                                                     --------      --------      --------      --------      --------      --------
     Balance, December 31                             186,483      $  16.86       124,850      $  14.17        73,950      $  12.64

     Options exercisable                               65,549                      39,017                      15,801
     Fair value of options granted during period     $   9.05                    $   6.77                    $   3.61

     Had the Corporation determined the compensation cost based on the fair value at grant date for its stock options under FAS 123, the Corporation's net income and net income per share would have been as summarized below:

                                                           FOR THE YEARS ENDED DECEMBER 31
                                                           -------------------------------
                                                            2002        2001        2000
   Net Income                     As Reported             $6,134      $5,407      $8,186
                                    Pro Forma              6,015       5,345       8,151

   Basic Earnings Per Share       As Reported             $ 1.87      $ 1.62      $ 2.33
                                    Pro Forma               1.83        1.60        2.31

   Diluted Earnings Per Share     As Reported             $ 1.86      $ 1.62      $ 2.33
                                    Pro Forma               1.82        1.60        2.31


13. POST-RETIREMENT BENEFITS

     The Corporation offers its retirees the opportunity to continue benefits in the subsidiary bank's Employee Health Benefit Plan, provided the retiree agrees to pay a portion of their monthly premiums. The Corporation's level of contribution is based upon an age and service formula and will provide benefits to active participants until age 65. The components of the 2002, 2001, and 2000 net periodic post-retirement benefit cost are shown below:

                                                    2002       2001       2000
     Service cost                                  $   31     $   38     $   35
     Interest cost                                     33         34         30
     Net amortization of transition obligation         16         16         16
                                                   ------     ------     ------
     Net periodic post-retirement benefit cost     $   80     $   88     $   81
                                                   ======     ======     ======

     As of December 31, 2002, 2001, and 2000, the accumulated post-retirement benefit obligation totaled $467, $484, and $427, respectively. For measurement purposes, an 8% annual rate of increase in the cost of covered benefits (health care cost trend rate) was assumed for 2002, 2001, and 2000 and the rate was further assumed to decline to 5% after three years. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.0% at December 31, 2002, 2001, and 2000.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                1-PERCENTAGE-     1-PERCENTAGE-
                                                POINT INCREASE    POINT DECREASE
     Effect on total of service and interest
         cost components                           $    4            $   (3)
     Effect on post-retirement benefit
         obligation                                   110               (92)

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values, and the recorded book balances at December 31, 2002 and 2001, were as follows:

                                                                        2002                        2001
                                                               ---------------------      ---------------------
                                                               CARRYING       FAIR        Carrying       Fair
                                                                 VALUE        VALUE         Value        Value
     ----------------------------------------------------------------------------------------------------------
     FINANCIAL ASSETS:
      Cash and due from banks                                  $ 13,939     $ 13,939      $ 16,740     $ 16,740
      Interest-bearing deposits in financial institutions         1,706        1,706         6,586        6,586
      Federal funds sold                                          3,225        3,225        10,400       10,400
      Investment securities                                     169,318      169,787       144,660      144,848
      Loans, net                                                361,460      361,803       339,589      339,570
      Accrued interest receivable                                 5,180        5,180         5,799        5,799
                                                               --------     --------      --------     --------
         Total Financial Assets                                $554,828     $555,640      $523,774     $523,943
     ----------------------------------------------------------------------------------------------------------

     FINANCIAL LIABILITIES:
      Non-interest-bearing demand deposits                     $ 58,655     $ 58,655      $ 58,378     $ 58,378
      Interest-bearing deposits                                 452,612      456,116       423,360      427,222
      Borrowings                                                 19,491       19,717        20,595       20,595
      Accrued interest payable                                    2,152        2,152         2,868        2,868
                                                               --------     --------      --------     --------
         Total Financial Liabilities                           $532,910     $536,640      $505,201     $509,063

     ----------------------------------------------------------------------------------------------------------

     Financial instruments actively traded in a secondary market have been valued using quoted available market prices. Cash and due from banks, interest-bearing time deposits in other banks, federal funds sold, loans held-for-sale, and interest receivable are valued at book value, which approximates fair value.

     Financial liability instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar liabilities. Interest payable is valued at book value, which approximates fair value.

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

   Fair value estimates are based on existing balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the subsidiary bank has a large trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred taxes, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

     Management believes that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.


15. UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY

     National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2002, the subsidiary bank had $5,510 available for dividends. Additionally, according to the guidelines, at January 1, 2003, the subsidiary bank had $3,392 available for dividends. Future dividend payments by the subsidiary bank would be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

(dollar amounts in thousands except share data)


16. COMMITMENTS AND CONTINGENCIES

     In the normal course of business to meet the financing needs of its customers, the subsidiary bank is party to financial instruments with off-balance sheet risk . These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the subsidiary bank has in particular classes of financial instruments.

     The subsidiary bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. At December 31, 2002, commitments to extend credit and standby letters of credit were approximately $88,899 and $2,484, respectively.

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

     Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank secures the standby letters of credit with the same collateral used to secure the loan. The maximum amount of credit that would be extended under letters of credit is equal to the total off-balance sheet contract amount. At December 31, 2002, the standby letters of credit have terms that expire in one year or less.

     There are various claims pending against the Corporation's subsidiary bank, arising in the normal course of business. Management believes, based upon consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Corporation's financial position or results of operations.

17. SUBSIDIARY BANK TRUST DEPARTMENT LITIGATION

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

     In January, 2000, the Seventh Circuit Court of Appeals issued its decision on the appeal, affirming the Federal District Court Award and increasing the recovery under the policy by $100, though setting aside the award of attorneys' fees. The subsidiary bank was therefore entitled to $5,000 under the policy, prejudgment interest of approximately $730, and post-judgment interest, accruing at the statutory rate from the date of the original judgment in the lower court, of approximately $400.

     On February 17, 2000, the subsidiary bank received the settlement from Cincinnati Insurance Company in the amount of $6,235, bringing the matter to a conclusion. This amount is reflected in the 2000 Consolidated Statement of Income.


18. CONDENSED FINANCIAL INFORMATION OF PRINCETON NATIONAL BANCORP, INC.

     The following condensed financial statements are presented for the Corporation on a stand alone basis.

                            CONDENSED BALANCE SHEETS

                                                               DECEMBER 31
                                                            2002         2001
     ASSETS
     Cash                                                 $     65     $     27
     Interest-bearing deposits in subsidiary bank              956        1,121
     Other assets                                              430          470
     Investment in subsidiary bank                          51,142       47,466
                                                          --------     --------

            TOTAL ASSETS                                  $ 52,593     $ 49,084
                                                          ========     ========


     LIABILITIES
     Borrowings                                           $  1,300     $  1,550
     Other liabilities                                         219           34
                                                          --------     --------
            TOTAL LIABILITIES                                1,519        1,584
                                                          --------     --------

     STOCKHOLDERS' EQUITY
     Common stock                                           20,699       20,699
     Surplus                                                 6,612        6,416
     Retained earnings                                      35,255       31,937
     Accumulated other comprehensive income, net of tax      2,218          537
     Less: Cost of treasury shares                         (13,710)     (12,089)
                                                          --------     --------
            TOTAL STOCKHOLDERS' EQUITY                      51,074       47,500
                                                          --------     --------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $ 52,593     $ 49,084
                                                          ========     ========

                         CONDENSED STATEMENTS OF INCOME

                                                           FOR THE YEARS ENDED DECEMBER 31
                                                            2002        2001        2000
     INCOME
     Dividends received from subsidiary bank              $ 4,300     $ 4,200     $ 6,300
     Interest income                                           37          22          31
     Other income                                              57          25         104
                                                          -------     -------     -------
         TOTAL INCOME                                       4,394       4,247       6,435
                                                          -------     -------     -------

     EXPENSES
     Interest expense                                          55         105         170
     Amortization and depreciation                             34          60          63
     Other expenses                                           215         138         221
                                                          -------     -------     -------
         TOTAL EXPENSES                                       304         303         454
                                                          -------     -------     -------

     Income before income taxes and equity
        in undistributed income of subsidiary bank          4,090       3,944       5,981
     Applicable income taxes (benefit)                        (48)        (67)        (87)
                                                          -------     -------     -------
     Income before equity in undistributed income
        of subsidiary bank                                  4,138       4,011       6,068
     Equity in undistributed income of subsidiary bank      1,996       1,396       2,118
                                                          -------     -------     -------
          NET INCOME                                      $ 6,134     $ 5,407     $ 8,186
                                                          =======     =======     =======


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                FOR THE YEARS ENDED DECEMBER 31
                                                                              2002        2001        2000
Operating activities:
          Net income                                                         $ 6,134     $ 5,407     $ 8,186
          Adjustments to reconcile net income to
             net cash provided by operating activities:
                     Equity in undistributed income of subsidiary bank        (1,996)     (1,396)     (2,118)
                     Amortization of goodwill and other intangible assets         34          60          63
                     Decrease (increase) in other assets                           7        (107)         33
                     Increase (decrease) in other liabilities                    185         124         (46)
                                                                             -------     -------     -------
                               NET CASH PROVIDED BY OPERATING ACTIVITIES       4,364       4,088       6,118
                                                                             -------     -------     -------
     Financing activities:
          Payments for borrowings                                               (250)       (300)       (300)
          Sale of treasury stock                                                 121          84          64
          Purchase of treasury stock                                          (1,706)     (2,992)     (1,990)
          Exercise of stock options and re-issuance of treasury stock            120         -0-         -0-
          Dividends paid                                                      (2,776)     (2,433)     (1,341)
                                                                             -------     -------     -------
                               NET CASH USED IN FINANCING ACTIVITIES          (4,491)     (5,641)     (3,567)
                                                                             -------     -------     -------
     Increase (decrease) in cash and cash equivalents                           (127)     (1,553)      2,551
     Cash and cash equivalents at beginning of year                            1,148       2,701         150
                                                                             -------     -------     -------
     CASH AND CASH EQUIVALENTS AT END OF YEAR                                $ 1,021     $ 1,148     $ 2,701
                                                                             =======     =======     =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollar amounts in thousands except share data)


     The following discussion and analysis provides information about the Corporation's financial condition and results of operations for the years ended December 31, 2002, 2001, and 2000. This discussion and analysis should be read in conjunction with "Selected Statistical Data," and the Corporation's Consolidated Financial Statements and the Notes thereto included in this report.

OVERVIEW

     The Corporation experienced higher loan demand in the second half of 2002 as total net loan balances increased by $21.9 million (or 6.4%). As a result, total assets increased 5.8% to $587.4 million at December 31, 2002 from December 31, 2001. The balances of investment securities increased $24.7 million to $169.3 million. Total deposits increased $29.5 million in 2002 to $511.3 million, while the balance of cash and cash equivalents decreased $14.9 million to $18.9 million at December 31, 2002.

     Net income was $6,134 in 2002, representing an increase of 13.5% from the $5,407 in 2001. Total non-interest income of $7,563 in 2002 (1.33% of average total assets) increased 3.5% compared to $7,307 in 2001. Although interest rates decreased dramatically in 2002, the Corporation's net interest margin improved to 3.95% in 2002 from 3.85% in 2001.

     Total stockholders' equity increased to $51,074 at December 31, 2002, an increase of $3.6 million as compared to $47,500 at December 31, 2001. The Corporation continued to manage capital balances in 2002 through both a stock repurchase plan and a special dividend of $0.30 per share paid in November, 2002.

              ASSETS AT     PERCENT     EQUITY AT     PERCENT       NET      PERCENT
              YEAR-END      CHANGE      YEAR-END       CHANGE     INCOME     CHANGE
              --------      -------      -------      -------     ------     -------
     2002     $587,375       5.77%       $51,074         7.52%    $6,134       13.45%
     2001      555,325       7.79         47,500         0.05      5,407      (33.95)
     2000      515,180       6.70         47,476        15.95      8,186      112.40


ANALYSIS OF RESULTS OF OPERATIONS

     NET INTEREST INCOME. Net interest income increased significantly to $20,407 (on a taxable equivalent basis) in 2002, from $18,574 in 2001, an increase of $1.8 million (or 9.9%). This increase is due to an increase in average interest-earning assets during 2002 from $482,146 in 2001 to $516,703 (an increase of $34.6 million, or 7.2%). This more than offset the declines in interest rates during 2002, which caused the average interest rate earned on these assets to drop from 7.64% in 2001 to 6.57% in 2002. Although interest-bearing liabilities increased $31.2 million (or 7.3%) over the past year, the average rate paid on these liabilities also decreased from 4.27% in 2001 to 2.95% in 2002. As a result, the net yield on interest-earning assets increased from 3.85% in 2001 to 3.95% in 2002.

     The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a taxable equivalent basis using a tax rate of 38.74%.

                                                                        FOR THE YEARS ENDING DECEMBER 31
                                                                   2002                                    2001
                                                   ------------------------------------     -------------------------------------
                                                    AVERAGE                       YIELD/     Average                       Yield/
                                                    BALANCE      INTEREST         COST      Balance       Interest         Cost
                                                   ------------------------------------     -------------------------------------
     AVERAGE INTEREST-EARNING ASSETS
     Interest-bearing deposits                     $  5,844      $     89          1.53%     $  5,034      $    156          3.09%
     Taxable investment securities                  105,185         5,147          4.89        83,870         5,009          5.97
     Tax-exempt investment securities(a)             50,846         3,747          7.37        42,066         3,195          7.60
     Federal funds sold                               8,568           131          1.53         5,875           200          3.40
     Net loans(a)(b)                                346,260        24,853          7.18       345,301        28,280          8.19
                                                   --------      --------                    --------      --------
           Total interest-earning assets            516,703        33,966          6.57       482,146        36,840          7.64
                                                   --------      --------                    --------      --------
     Average non-interest-earning assets             49,835                                    45,983
                                                   --------                                  --------
           Total average assets                    $566,538                                  $528,129
                                                   ========                                  ========

     AVERAGE INTEREST-BEARING LIABILITIES
     Interest-bearing demand deposits              $132,118         2,366          1.79%     $ 98,294         2,197          2.23%
     Savings deposits                                53,759           650          1.21        49,085         1,066          2.17
     Time deposits                                  253,965        10,012          3.94       251,626        13,651          5.43
     Interest-bearing demand notes
        issued to the U. S. Treasury                  1,148            16          1.43         1,155            37          3.22
     Federal funds purchased and
        customer repurchase agreements               10,803           117          1.09        15,481           559          3.61
     Advances from Federal Home Loan Bank             6,152           341          5.55        10,854           651          6.00
     Other borrowings                                 1,474            55          3.74         1,734           105          6.08
                                                   --------      --------                    --------      --------
           Total interest-bearing
              liabilities                           459,419        13,559          2.95       428,229        18,266          4.27
                                                   --------      --------                    --------      --------
     Net yield on average
        interest-earning assets                                  $ 20,407          3.95%                   $ 18,574          3.85%
                                                                 ========      ========                    ========      ========
     Average non-interest-bearing liabilities        57,542                                    53,283
                                                   --------                                  --------
     Average stockholders' equity                    49,577                                    46,617
           Total average liabilities and
              stockholders' equity                 $566,538                                  $528,129
                                                   ========                                  ========


[WIDE TABLE CONTINUED FROM ABOVE]

                                                     FOR THE YEARS ENDING DECEMBER 31
                                                                 2002
                                                   -------------------------------------
                                                     Average                      Yield/
                                                    Balance      Interest         Cost
                                                    ------------------------------------
     AVERAGE INTEREST-EARNING ASSETS
     Interest-bearing deposits                      $  1,659      $     94          5.67%
     Taxable investment securities                    79,656         4,867          6.11
     Tax-exempt investment securities(a)              36,608         2,820          7.70
     Federal funds sold                                1,788           104          5.82
     Net loans(a)(b)                                 329,592        28,481          8.64
                                                    --------      --------
           Total interest-earning assets             449,303        36,366          8.09
     Average non-interest-earning assets            --------      --------
           Total average assets                       40,145
                                                    --------
     AVERAGE INTEREST-BEARING LIABILITIES           $489,448
     Interest-bearing demand deposits               ========
     Savings deposits
     Time deposits
     Interest-bearing demand notes                  $ 94,168         2,349          2.49%
        issued to the U. S. Treasury                  49,365         1,027          2.08
     Federal funds purchased and                     219,131        12,153          5.55
        customer repurchase agreements
     Advances from Federal Home Loan Bank              1,192            71          5.95
     Other borrowings
           Total interest-bearing                     16,537           945          5.71
              liabilities                             12,917           749          5.80
     Net yield on average                              2,055           170          8.27
        interest-earning assets                     --------      --------
     Average non-interest-bearing liabilities
     Average stockholders' equity                    395,365        17,464          4.42
           Total average liabilities and            --------      --------
              stockholders' equity
                                                                  $ 18,902          4.21%
                                                                  ========      ========
                                                      50,287
                                                    --------
                                                      43,796

                                                    $489,448
                                                    ========

(a) Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable equivalent adjustments using a tax rate of 38.74% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable equivalent basis.

(b) Includes $330 in 2002, $77 in 2001, and $99 in 2000 attributable to interest from non-accrual loans.

     In 2001, net interest income decreased slightly to $18,574 (on a taxable equivalent basis) from $18,902 in 2000. This decrease is a result of declining interest rates during 2001, as the average interest rate earned on interest-earning assets dropped from 8.09% in 2000 to 7.64% in 2001. This more than offset the effect of an increase in average interest-earning assets during 2001 from $449,303 in 2000 to $482,146 (an increase of $32.8 million, or 7.3%).
Although interest-bearing liabilities increased $32.9 million (or 8.3%) over the past year, the average rate paid on these liabilities also decreased from 4.42% in 2000 to 4.27% in 2001. As a result, the net yield on interest-earning assets decreased from 4.21% in 2000 to 3.85% in 2001.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

(dollar amounts in thousands except share data)


     The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates.

                                                                         YEAR ENDED DECEMBER 31
                                             ------------------------------------------------------------------------------------
                                                     2002 COMPARED TO 2001                     2001 compared to 2000
                                             VOLUME(a)      RATE(a)         NET         Volume(a)     Rate(a)        Net
                                             -----------------------------------      ----------------------------------
INTEREST FROM INTEREST-EARNING ASSETS
Interest-bearing time deposits               $    18       $   (85)      $   (67)     $   148       $   (86)      $    62
Taxable investment securities                  1,158        (1,021)          137          256          (113)          143
Tax-exempt investment securities(b)              657          (105)          552          416           (41)          375

Federal funds sold                                66          (135)          (69)         188           (92)           96
Net loans(c)                                      74        (3,501)       (3,427)       1,321        (1,523)         (202)
                                             -------       -------       -------      -------       -------       -------
   Total income from interest-
      earning assets                           1,973        (4,847)       (2,874)       2,329        (1,855)          474
                                             -------       -------       -------      -------       -------       -------

EXPENSE OF INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits                 680          (511)          169           97          (249)         (152)
Savings deposits                                  79          (495)         (416)          (6)           45            39
Time deposits                                    110        (3,749)       (3,639)       1,782          (284)        1,498
Interest-bearing demand notes
   issued to the U.S. Treasury                   -0-           (21)          (21)          (2)          (32)          (34)
Federal funds purchased and
   securities repurchase agreements             (110)         (332)         (442)         (49)         (337)         (386)
Advances from Federal Home Loan Bank            (271)          (39)         (310)        (122)           24           (98)
Notes payable                                    (12)          (38)          (50)         (23)          (42)          (65)
                                             -------       -------       -------      -------       -------       -------
   Total expense from interest-
           bearing liabilities                   476        (5,185)       (4,709)       1,677          (875)          802
                                             -------       -------       -------      -------       -------       -------
   Net difference                            $ 1,497       $   338       $ 1,835      $   652       $  (980)      $  (328)
                                             =======       =======       =======      =======       =======       =======


[WIDE TABLE CONTINUED FROM ABOVE]

                                                    YEAR ENDED DECEMBER 31
                                             ---------------------------------
                                                     2000 compared to 1999
                                             Volume(a)      Rate(a)       Net
                                             ---------------------------------
INTEREST FROM INTEREST-EARNING ASSETS
Interest-bearing time deposits               $  (187)     $    34      $  (153)
Taxable investment securities                   (597)         382         (215)
Tax-exempt investment securities(b)              (49)          75
                                                                             26
Federal funds sold                              (204)          40         (164)
Net loans(c)                                   3,552          949        4,501
                                             -------      -------      -------
   Total income from interest-
      earning assets                           2,515        1,480        3,995
                                             -------      -------      -------

EXPENSE OF INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits                  45          143          188
Savings deposits                                (116)         -0-         (116)
Time deposits                                    846          586        1,432
Interest-bearing demand notes
   issued to the U.S. Treasury                     6           13           19
Federal funds purchased and
   securities repurchase agreements               76          202          278
Advances from Federal Home Loan Bank             167           12          179
Notes payable                                     55           19           74

   Total expense from interest-
           bearing liabilities                 1,079          975        2,054
                                             -------      -------      -------
   Net difference                            $ 1,436      $   505      $ 1,941
                                             =======      =======      =======

(a) The change in interest due both to rate and volume has been allocated equally.

(b) Interest income on non-taxable investment securities includes the effects of taxable equivalent adjustments using a tax rate of 38.74% in adjusting interest on tax-exempt securities to a taxable equivalent basis.

(c) Includes loan fees of $452 in 2002, $385 in 2001 and $214 in 2000. Interest income on loans includes the effect of tax equivalent adjustments for non-taxable loans using a tax rate of 38.74% in adjusting interest on tax-exempt loans to a taxable equivalent basis. Includes non-accrual loans, with year-end balances of $3,797 in 2002, $5,676 in 2001, and $897 in 2000.

     NON-INTEREST INCOME. Total non-interest income of $7,563 in 2002 represents an increase of $256 (or 3.5%) from $7,307 in 2001. However, the Corporation recorded only $138 in net gains from the sale of investment securities in 2002, compared to $586 in 2001. Accordingly, all other categories of non-interest income collectively increased by $704 (or 10.5%) over the past year. Leading the way again in 2002 were increases in service charges on deposit accounts. Fees on deposit accounts of $2,754 in 2002 represents a 15.4% increase from 2001, which had increased 23.4% over 2000. Interest rates continued to be lower in 2002 and, therefore, mortgage activity remained strong. As a result, mortgage banking income increased to $1,371, an increase of $317 (or 30.1%) from a year ago. Income from bank-owned life insurance also increased, as the Corporation's average investment increased. A total of $778 earned in 2002, compared to $487 in 2001, represents an increase of $291 (or 59.8%). The following table provides non-interest income by category, total non-interest income, and non-interest income to average total assets for the periods indicated:

                                              FOR THE YEARS ENDED DECEMBER 31
                                            ----------------------------------
                                               2002         2001         2000

     Trust and farm management fees         $  1,192     $  1,177     $  1,193
     Service charges on deposit accounts       2,754        2,387        1,934
     Other service charges                       556          879          936
     Loss on sale of loans                       -0-          -0-         (259)
     Net gain on securities transactions         138          586           38
     Brokerage fee income                        631          481          271
     Mortgage banking income                   1,371        1,054          292
     Bank-owned life insurance income            778          487          157
     Settlement of trust litigation              -0-          -0-        6,235
     Other operating income                      143          256          279
                                            --------     --------     --------
        Total non-interest income           $  7,563     $  7,307     $ 11,076
                                            ========     ========     ========
     Non-interest income
        to average total assets                 1.33%        1.38%        2.26%

     Although non-interest income decreased in total (from $11,076 in 2000) to $7,307 in 2001, removing the settlement received in February, 2000 from the trust litigation indicates an increase of $2.4 million, or 50.9%, from the previous year. The Corporation continued to see substantial increases in service charges on deposit accounts. Income of $2,387 in 2001 represented a 23.4% increase from 2000, which had increased 22.2% over 1999. During 2001, the Corporation recorded net gains from the sale of investment securities of $586, compared to $38 in 2000, which helped to offset the decrease in the net interest margin. Additionally, with interest rates being lower, mortgage activity increased, especially with regard to refinancings. As a result, mortgage banking income increased to $1,054, an increase of $762 (or 261%) from a year ago. Brokerage fee income also increased, from $271 in 2000 to $481 in 2001 (an increase of $209 or 76.8%).

     NON-INTEREST EXPENSE. Total non-interest expense of $17,692 in 2002 represents an increase of $1,131 (or 6.8%) from the 2001 total of $16,561. However, as a percentage of average total assets, non-interest expense decreased to 3.12% in 2002, compared to 3.14% in 2001. The largest increase was in the category of salaries and benefits, which increased $623 (or 6.6%) over the prior year. This increase is a result of normal salary increases and larger commissions paid to mortgage loan originators due to previously mentioned increased loan activity, as well as increased health insurance and employee benefit expenses. The Corporation also incurred increased additional depreciation expenses resulting from upgrading technology. This is reflected in equipment expense, which increased $226 (or 17.8%) in 2002 compared to 2001. Other real estate owned expenses also increased by $158 during 2002. The following table provides non-interest expense, and non-interest expense to average total assets for the periods indicated:

                                        FOR THE YEARS ENDED DECEMBER 31
                                        -------------------------------
                                          2002       2001        2000
     Salaries and employee benefits     $10,094     $ 9,471     $ 8,767
     Occupancy                            1,195       1,192       1,002
     Equipment expense                    1,498       1,272       1,223
     Federal insurance assessments          212         197         188
     Intangible assets amortization         210         434         434
     Data processing                        731         637         579
     Advertising                            447         412         300
     Postage                                366         351         320
     Supplies                               245         243         249
     Other real estate owned expense        205          47           3
     Consulting services                    -0-         -0-         351
     Other operating expense              2,489       2,305       2,389
                                        -------     -------     -------
        Total non-interest expense      $17,692     $16,561     $15,805
                                        =======     =======     =======
     Non-interest expense
        to average total assets            3.12%       3.14%       3.23%

     Non-interest expense increased in 2001 by $756 to $16,561. This represents an increase of 4.8%, from $15,805 in 2000. However, as a percentage of average total assets, non-interest expense decreased to 3.14% in 2001, compared to 3.23% in 2000. The majority of this increase was seen in the category of salaries and benefits, which increased $704 (or 8.0%) over the prior year. This increase is a result of normal salary increases and larger commissions paid to mortgage loan originators and brokerage investment executives in 2001 due to increases in loan volume and brokerage activity. The remaining categories of non-interest expense collectively increased by just $52, or 0.7%, from 2000.

     INCOME TAXES. Income tax expense totaled $2,204 in 2002, $2,002 in 2001, and $4,085 in 2000. The effective tax rates were 26.4%, 27.0%, and 33.3% for the respective years then ended. The primary cause for the higher effective tax rate in 2000 was the impact of the insurance settlement proceeds received from the trust litigation in the first quarter of 2000.

     NET INCOME. Net income for 2002 was $6,134 (or $1.87 per basic share and $1.86 per diluted share), an increase of $727 (or 13.5%) from $5,407 (or $1.62 per basic and diluted share) in 2001. This increase is due to an improvement in the net interest margin from 3.85% in 2001 to 3.95% in 2002, as well as growth in earning assets, and continued improvement in total non-interest income.

     Net income for 2001 decreased by $2.8 million (or 33.9%) from $8,186 (or $2.33 per basic and diluted share) in 2000. This decrease is largely a result of the receipt of the settlement proceeds from the trust litigation in February, 2000. The Corporation continued to make significant progress in building a strong non-interest income base to supplement the net interest margin, which decreased from 4.21% in 2000, to 3.85% in 2001.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except share data)


ANALYSIS OF FINANCIAL CONDITION

     LOANS. The Corporation's loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: agricultural, commercial, real estate, and installment. The Corporation has no foreign loans. The following table summarizes the Corporation's loan portfolio:

                                                                           DECEMBER 31
                                --------------------------------------------------------------------------------------------------
                                        2002                      2001                     2000                      1999
                                              % OF                      % of                     % of                      % of
                                AMOUNT        TOTAL       Amount        Total      Amount        Total       Amount        Total
                               --------     --------     --------     --------    --------     --------     --------     --------
Agricultural                   $ 38,656         10.8%    $ 37,282         11.2%   $ 41,404         11.9%    $ 37,891         12.3%
Commercial                       73,169         20.5       56,137         16.9      59,456         17.1       47,963         15.6
Real Estate
      1-4 family residences      62,265         17.4       64,011         19.2      70,778         20.4       67,936         22.0
      Agricultural               35,806         10.0       37,354         11.2      41,487         11.9       41,641         13.5
      Construction               10,223          2.9       10,069          3.0      11,442          3.3       13,316          4.3
      Commercial                101,353         28.4       87,746         26.3      76,573         22.1       57,260         18.6
                               --------                  --------                 --------                  --------
      Real Estate Total         209,647         58.7      199,180         59.7     200,280         57.7      180,153         58.4
Installment                      35,887         10.0       40,800         12.2      46,009         13.3       42,349         13.7
                               --------                  --------                 --------                  --------
      Total loans              $357,359        100.0%    $333,399        100.0%   $347,149        100.0%    $308,356        100.0%
                               ========                  ========                 ========                  ========
Total assets                   $587,375                  $555,325                 $515,180                  $482,820
Loans to total assets                           60.8%                     60.0%                    67.4%                     63.9%


[WIDE TABLE CONTINUED FROM ABOVE

                                      DECEMBER 31
                               ----------------------
                                         1998
                                               % of
                                 Amount        Total
                                --------     --------
Agricultural                   $ 37,520          14.1%
Commercial                       44,147          16.6
Real Estate
      1-4 family residences      66,243          24.9
      Agricultural               33,491          12.6
      Construction                6,299           2.4
      Commercial                 42,005          15.8
                               --------
      Real Estate Total         148,038          55.7
Installment                      35,950          13.6
                               --------
      Total loans              $265,655         100.0%
                               ========
Total assets                   $478,911
Loans to total assets                            55.5%

     Total loans increased $24.0 million (or 7.2%) in 2002 as compared to a decrease of $13.8 million (4.0%) in 2001. This increase reflects business expansion in growth markets served by the subsidiary bank in 2002, as well as expansion of relationship banking in all markets. Total loans have increased over $90 million in the past four years.

     Commercial loans increased $17.0 million (or 30.3%) in 2002, which compares to a decrease of $3.3 million (or 5.6%) in 2001. Building relationships with commercial businesses has been the largest component of loan growth in recent years. Increases occurred in both higher growth areas and established markets served by the subsidiary bank. Competition for high quality commercial and agricultural customers remains strong.

     Loans to agricultural operations increased $1.4 million (or 3.7%) in 2002, which compares to a decrease of $4.1 million (or 10.0%) in 2001. Short-term agricultural loans are seasonal in nature, with paydown from grain sales occurring near the end of each year. Grain prices improved during 2002, primarily due to reduced yields in parts of the Midwest. Livestock prices were stressed during most of 2002. Crop yields in the Corporation's market area were generally good. The highly experienced agricultural staff continues to effectively manage risk in the portfolio. Agricultural loans as a percentage of total loans were 10.8% at year-end 2002, compared to 11.2% at year-end 2001.

     Real estate loans increased $10.5 million (or 5.3%) in 2002 compared to a decrease of $1.1 million (or .5%) in 2001. Commercial real estate loans continued to grow, with an increase of $13.6 million in 2002. This growth reflects continued activity in the northern and eastern markets served by the subsidiary bank, even with a stagnant national economy. Residential real estate loans decreased $1.7 million from 2001. Most residential mortgage loans held in the portfolio are adjustable rate loans. In a lower interest rate environment, such as was experienced the past two years, many adjustable rate loans are refinanced into fixed rate loans which the Corporation generally sells in the secondary market, thus reducing portfolio balances. Overall, residential mortgage activity was at a record level with over $75.0 million of loans closed, most of which were sold. Servicing of these loans is retained by the bank, maintaining customer relationships and generating servicing fee income.

     Consumer installment loans decreased $4.9 million (or 12.0%) in 2002 from 2001. This follows a decrease of $5.2 million (or 11.3%) in 2001. Within this category, home equity financing has increased while auto financing has been reduced due to aggressive pricing by the finance companies owned by auto manufacturers.

     Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower's management and the impact of national, regional, and local economic factors. With respect to agricultural loans, the primary risks are weather and, like commercial loans, the quality of the borrower's management. Risks associated with real estate loans include concentrations of loans in a loan type, such as commercial or agricultural, and fluctuating land values. Installment loans also have risks associated with concentrations of loans in a single type of loan. Installment loans additionally carry the risk of a borrower's unemployment as a result of deteriorating economic conditions.

     The Corporation's strategy with respect to addressing and managing these types of risks, whether loan demand is weak or strong, is for the subsidiary bank to follow its conservative loan policies and underwriting practices, which include (i) granting loans on a sound and collectible basis, (ii) investing funds profitably for the benefit of the stockholders and the protection of depositors, (iii) serving the legitimate needs of the community and the subsidiary bank's general market area while obtaining a balance between maximum yield and minimum risk, (iv) ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan, (v) administering loan policies through a Directors' Loan Committee and individual officer approvals, (vi) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each loan category, and (vii) ensuring that each loan is properly documented and, if appropriate, secured or guaranteed by government agencies, and that insurance coverage is adequate, especially with respect to certain agricultural loans because of the risk of poor weather.

     NON-PERFORMING LOANS AND OTHER REAL ESTATE OWNED. Non-performing loans amounted to 1.07% of total loans at year-end 2002 compared to 1.72% at year-end 2001. The subsidiary bank staff was successful in working out of or improving several larger credits during 2002, thereby reducing non-performing loans by 33%. Problem credits are closely monitored by the lending staff, and an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off, or if well secured and in the process of collection, placed on a non-accrual status. The allowance for loan losses was 69.63% and 40.22% of non-performing loans at year-end 2002 and 2001, respectively. The Corporation does not have any significant concentration of commercial real estate loans or commitments in areas which are experiencing deteriorating economic conditions. Total other real estate owned as of December 31, 2002 and 2001 was $75 and $0, respectively. The following table provides information on the Corporation's non-performing loans since 1998:

                                                                December 31
                                            --------------------------------------------------
                                             2002       2001       2000       1999       1998
     Non-accrual                            $3,797     $5,676     $  897     $1,274     $1,390
     90 days past due and accruing              23         42         12        111         16
     Restructured                              -0-        -0-        -0-        -0-        -0-
                                            ------     ------     ------     ------     ------
        Total non-performing loans          $3,820     $5,718     $  909     $1,385     $1,406
                                            ======     ======     ======     ======     ======
     Non-performing loans to total loans
        (net of unearned interest)            1.07%      1.72%      0.26%      0.44%      0.52%

     As of December 31, 2002 and 2001, loans which the Corporation's management had concerns as to the ability of borrowers to comply with loan repayment terms not carried as non-performing loans totaled approximately $220 (or .06% of the total loan portfolio), and $67 (or .02% of the total loan portfolio), respectively.

     ALLOWANCE FOR LOAN LOSSES. The allowance shown in the following table represents the allowance available to absorb probable losses within the entire portfolio:

                                                         FOR THE YEARS ENDED DECEMBER 31
                                           ------------------------------------------------------------
                                             2002         2001         2000         1999        1998
Amount of loans outstanding at end of
   year (net of unearned interest)         $357,359     $333,399     $347,147     $308,347     $265,474
Average amount of loans outstanding for
   the year (net of unearned interest)     $344,490     $343,175     $326,372     $283,845     $274,076
Allowance for loan losses
   at beginning of year                    $  2,300     $  2,660     $  1,950     $  1,800     $  1,830
Charge-offs:
   Agricultural                                   5          -0-          -0-          -0-           84
   Commercial                                   338          726           20          155          279
   Real estate-mortgage                           2           29           44           74           26
   Installment                                  389          723          495          605          629
                                           --------     --------     --------     --------     --------
      Total charge-offs                         734        1,478          559          834        1,018
                                           --------     --------     --------     --------     --------
Recoveries:
   Agricultural                                 -0-          -0-            8            6          243
   Commercial                                   185            4           79           28           28
   Real estate-mortgage                          30          -0-           43            1            1
   Installment                                  236          319          259          298          379
                                           --------     --------     --------     --------     --------
      Total recoveries                          451          323          389          333          651
                                           --------     --------     --------     --------     --------
Net loans charged off                           283        1,155          170          501          367
Provision for loan losses                       643          795          880          651          337
                                           --------     --------     --------     --------     --------
Allowance for loan losses
   at end of year                          $  2,660     $  2,300     $  2,660     $  1,950     $  1,800
                                           ========     ========     ========     ========     ========
Net loans charged off
   to average loans                            0.08%        0.34%        0.05%        0.18%        0.13%
Allowance for loan losses
   to non-performing loans                    69.63%       40.22%      292.63%      140.79%      128.02%
Allowance for loan losses
   to total loans at end of year
   (net of unearned interest)                  0.74%        0.69%        0.77%        0.63%        0.68%

     The allowance for loan losses is considered by management to be a critical accounting policy. The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries. The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management's best judgment, deserve evaluation in estimating loan losses. The adequacy of the allowance for loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the loan review staff of the audit department of the subsidiary bank. The results of these reviews are reported to the Board of Directors' Loan Committee of the subsidiary bank on a monthly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank's staff, management, and its Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except share data)


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

     Net charge-offs were .08% of average (total loans) in 2002. The allowance for loan losses at year-end 2002 was $2,660, .74% of total loans, net of unearned interest, and 69.6% of non-performing loans. Non-performing loan balances were reduced by one-third in 2002. The total is concentrated in credits that management believes will not result in significant losses to the Corporation. There are $470 in specific loan loss reserves for the non-performing or impaired loans as of December 31, 2002. Management considers the allowance for loan losses adequate to absorb probable losses as of December 31, 2002.

     INVESTMENT SECURITIES. The objective of the investment portfolio is to provide the subsidiary bank with a source of earnings and liquidity. The following table provides information on the book value of investment securities as of the dates indicated.

                                                       DECEMBER 31
                                              ---------------------------
                                                 2002              2001
     U.S. Government Agencies                 $  24,246         $  30,345
     State and Municipal                         54,286            48,538
     Collateralized mortgage obligations         88,384            59,477
     Commercial paper                               -0-             3,983
     Other securities                             2,402             2,317

          Total                               $ 169,318         $ 144,660

     Total investment securities increased by $24.7 million to $169.3 million at December 31, 2002. The growth of deposits funded this increase. A program to shift securities from U. S. Government Agencies to CMO's continued, to take advantage of the attractive risk/reward profiles in CMO's versus U. S. Government Agencies, and past performance of the CMO portfolio resulted in an increase of $28.9 million from December 31, 2001. Attractive spreads and a steeper yield curve in the Municipal market justified an increase of $5.7 million in the Municipal portfolio.

     DEPOSITS. Total deposits increased in 2002 by approximately $29.5 million, a 6.1% increase over 2001. Time deposits represented a decrease of $9.5 million, a 3.9% decrease over the prior year largely due to current down trending rate conditions and customer desire to invest in shorter-term and liquid accounts. Interest-bearing demand accounts increased $39.0 million, a 33.4% increase over 2001 due to customer trends of moving maturing term certificates to the liquid accounts. Non-interest bearing demand accounts showed a minimal increase of $0.3 million. Savings accounts represented a decrease of approximately $0.2 million, minimal change from prior year. The increase in deposit accounts was largely a result of growing customer relationships and uneasiness in the stock market, with customers looking for more secure investments. The average rate for overall deposits decreased 1.09% in 2002 as a result of higher rate certificates of deposit maturing and repricing as well as consumers investing in shorter term products. These deposit trends represent customers seeking higher returns in the stock market in the year 2001 and moving to FDIC insured investments in 2002, as well as customer and deposit growth in the Bank's northeastern market.

     Over the last three years, the subsidiary bank has seen overall deposits increase 20.2%. The increase in core deposits reflects the subsidiary bank's continued focus on investing in offices in high growth areas, and continued focus of officers calling on customers and potential customers through the subsidiary's bank's officer call program to develop deposit relationships. This growth also reflects the well-trained staff that looks to assist customers by identifying needs and providing sound solutions. The subsidiary bank has aggressively pursued alternative delivery mechanisms, such as internet banking, as a convenient means for customers to better manage their money, maximize return, and have peace of mind by dealing safely and securely with only one financial institution. Due to the diversity within various market areas, such delivery mechanisms will position the Corporation well for the future.

     The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated.

                                                  FOR THE YEARS ENDED DECEMBER 31
                                 -------------------------------------------------------------
                                          2002                  2001                  2000
                                  BALANCE     RATE      Balance     Rate      Balance     Rate
                                 --------     ----     --------     ----     --------     ----
Non-interest bearing demand      $ 58,655      N/A     $ 58,378      N/A     $ 49,140      N/A
Interest-bearing demand           155,549     1.79%     116,587     2.23%      92,690     2.49%
Savings                            51,750     1.21       51,966     2.17       47,079     2.08
Time deposits                     245,313     3.94      254,807     5.43      236,395     5.55
                                 --------              --------              --------
      Total                      $511,267     2.56%    $481,738     3.65%    $425,304     3.86%
                                 ========              ========              ========

     The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2002. These time deposits are made by individuals, corporations, and public entities.

     Three months or less                        $ 18,059
     Over three months through six months          12,001
     Over six months through one year               2,008
     Over one year                                  2,700
                                                 --------
           Total                                 $ 34,768
                                                 ========

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

     The ratio of temporary investments and other short-term available funds (those investments maturing within one year plus twelve months' projected payments on mortgage-backed securities and collateralized mortgage obligations, and cash and due from banks balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, Treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 66.9% at December 31, 2002 and 72.4% at December 31, 2001, respectively. The reduction in this ratio is reflective of the lower balance of overnight funds at the end of 2002, when compared to the end of 2001. Core deposits, defined as demand deposits, interest-bearing checking accounts, total savings, and certificates of deposit less than $100, were 88.9% of total deposits at December 31, 2002 and 86.0% of total deposits at December 31, 2001. Money market accounts of approximately $58.6 million at December 31, 2002 are classified by the Corporation as core deposits.

     In 2002, the Corporation had a net decrease of $14.9 million in cash and cash equivalents. Investing activities consisting mainly of the purchase of investment securities, net of maturities and sales, of $22.9 million, and a net increase in loans of $27.7 million used $48.1 million of the Corporation's funds. Offsetting this were financing activities, mostly a net increase in deposits of $29.5 million (offset by dividends paid of $2.8 million and treasury stock purchases of $1.7 million) which along with operating activities provided $33.4 million in net cash. Cash and cash equivalents of $18.9 million at December 31, 2002 are deemed more than adequate to meet short-term liquidity needs.

     A net increase of $14.8 million in cash and cash equivalents was experienced by the Corporation in 2001. Financing activities, mostly a net increase in deposits of $56.4 million offset by a $15.7 million decrease in borrowings, provided $35.4 million in net cash. Investing activities consisting of the purchase of investment securities, net of maturities and sales, of $25.1 million were offset by a net decrease in loans of $12.6 million.

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

     The Corporation's strategy with respect to asset-liability management is to maximize net interest income while limiting the Corporation's exposure to risks associated with volatile interest rates. The subsidiary bank's Funds Management Committee is responsible for monitoring the GAP position. As a general rule, the subsidiary bank's policy is to maintain GAP as a percent of total assets within a range from +20% to -20% in any given time period. Based on the simulation of various rising or falling interest rate scenarios in comparison to one considered to be the most likely interest rate scenario, management seeks to operate with net interest income within a range of +10% to -10% of budgeted net interest income during any twelve-month period. The Corporation also performs an interest rate risk analysis, on a monthly basis, on the assets and liabilities of the subsidiary bank. This analysis applies an immediate shift in interest rates of up to +300 basis points and -300 basis points to the assets and liabilities to determine the impact on the net interest income and net income of the subsidiary bank, when compared to a flat rate scenario. This analysis also does not take into account any other balance sheet management plans that may be implemented should such rapid interest rate movement occur. For its analysis at December 31, 2002 and 2001, the down 200 and 300 basis point analyses were excluded given the low interest rate environment making such analyses meaningless. The following table shows the estimated changes to net interest income from the base scenario (budget) as of December 31, 2002 and 2001.

     CHANGE IN                         ESTIMATED NET INTEREST INCOME
     INTEREST RATE                2002     % OF CHANGE      2001     % of change
     -----------------------    -------    -----------    -------    -----------
     300 basis point rise       $21,996      5.86%        $21,727      7.10%
     200 basis point rise        21,369      2.84          21,379      5.39
     100 basis point rise        20,839      0.29          21,029      3.66
     Base scenario               20,778        --          20,286        --
     100 basis point decline     19,328     (6.98)         19,826     (2.27)

     CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS. As disclosed in the Notes to Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2002, the aggregate contracted obligations (excluding bank deposits) and commercial commitments are as follows:

--------------------------------------------------------------------------------

                                              LESS THAN
                                   TOTAL        1 YEAR     1-3 YEARS    3-5 YEARS   OVER 5 YEARS
                                  -------      -------      -------      -------      -------
Contractual Obligations:
   Total borrowings               $19,491      $13,741      $   750      $   -0-      $ 5,000

Other Commercial Components:
   Commitments to lend            $88,899      $88,899      $   -0-      $   -0-      $   -0-
   Standby letters of credit        2,484        2,484          -0-          -0-          -0-
                                  -------      -------      -------      -------      -------
      Total                       $91,383      $91,383      $   -0-      $   -0-      $   -0-
                                  =======      =======      =======      =======      =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except share data)

                                                                               DECEMBER 31, 2002
                                                    -------------------------------------------------------------------------
                                                     0-3 MO.         4-12 MO.         1-3 YRS.     OVER 3 YRS.        TOTAL
                                                    ---------        ---------       ---------      ---------       ---------
Interest-earning assets:
   Interest-bearing deposits                        $   1,706        $     -0-       $      -0-     $     -0-       $   1,706
   Taxable investment securities                       11,242           29,610           65,680         6,884         113,416
   Tax-exempt investment securities                       465            1,591            1,691        47,840          51,587
Federal funds sold                                      3,225              -0-              -0-           -0-           3,225
   Loans                                              127,667           72,268           95,994        64,109         360,038
                                                    ---------        ---------        ---------     ---------       ---------
      Total rate sensitive assets ("RSA")           $ 144,305        $ 103,469        $ 163,365     $ 118,833       $ 529,972
                                                    =========        =========        =========     =========       =========
Interest-bearing liabilities:
   Interest-bearing demand deposits                 $ 155,549        $     -0-        $     -0-     $     -0-       $ 155,549
   Savings deposits                                    51,750              -0-              -0-           -0-          51,750
   Time deposits                                       49,903          106,400           75,313        13,697         245,313
   Customer repurchase agreements                       9,838              206              -0-           -0-          10,044
   Advances from Federal Home Loan Bank                 2,500            2,500              750           -0-           5,750
   Interest-bearing demand notes issued
      to the U.S. Treasury                              2,397              -0-              -0-           -0-           2,397
   Note payable                                         1,300              -0-              -0-           -0-           1,300
                                                    ---------        ---------        ---------     ---------       ---------
      Total rate sensitive liabilities ("RSL")      $ 273,237        $ 109,106        $  76,063     $  13,697       $ 472,103
                                                    =========        =========        =========     =========       =========

Interest rate sensitivity GAP (RSA less RSL)        $(128,932)       $  (5,637)       $  87,302     $ 105,136
Cumulative GAP                                       (128,932)        (134,569)         (47,257)       57,869
RSA/RSL                                                 52.81%           94.83%          214.78%       867.58%
Cumulative RSA/RSL                                      52.81            64.80            89.69        112.26

     In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

     Management of the Corporation considers $40 million of the interest-bearing checking account balances and $29.3 million (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank's policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

     At December 31, 2002, savings deposits totaled approximately $51.7 million. If that amount, along with the $40 million of interest-bearing checking account balances and $29.3 million in money market account balances reflected in the 0-3 month time frame, are adjusted to exclude these amounts (consistent with the consideration mentioned in the paragraph above), rate sensitive liabilities would be approximately $152.2 million for a negative gap of approximately $7.9 million. RSA as a percent of RSL would be 94.8%. Adjusting the cumulative GAP and GAP ratio for the 4-12 month time frame would result in a negative cumulative GAP and GAP ratio of $13.5 million, and 94.8%, respectively.

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

     INVESTMENT MATURITIES AND YIELDS. The following table sets forth the contractual maturities of investment securities at December 31, 2002, and the tax equivalent yields of such securities.

                                            DUE WITHIN          DUE AFTER ONE BUT           DUE AFTER                OTHER
                                             ONE YEAR           WITHIN FIVE YEARS           FIVE YEARS         (NO STATED MATURITY)
                                        ------------------      ------------------      ------------------      ------------------
                                         AMOUNT      YIELD       AMOUNT      YIELD       AMOUNT      YIELD       AMOUNT      YIELD
U.S. Government Agencies                $  8,384      4.89%     $ 11,152      4.01%     $  4,182      6.55%     $    -0-        --
State and Municipal                        2,066      6.84         3,324      6.49        46,715      7.41           -0-        --
Collateralized mortgage obligations          -0-        --         4,657      5.61        82,815      4.83           -0-        --
Other (no stated maturity)                   -0-        --           -0-        --           -0-        --         2,402        --
                                        --------                --------                --------                --------
      Total                             $ 10,450      5.28%     $ 19,133      4.83%     $133,712      5.79%     $  2,402        --
                                        ========                ========                ========                ========

     LOAN MATURITIES. The following table sets forth scheduled loan repayments on agricultural, commercial, and real estate construction loans at December 31, 2002. See note 5 in the notes to Consolidated Financial Statements.

                                           DUE AFTER
                                             ONE BUT
                             DUE WITHIN      WITHIN        DUE AFTER       NON-
                              ONE YEAR     FIVE YEARS      FIVE YEARS    ACCRUAL       TOTAL
                              --------      --------      ----------    --------      --------
Agricultural                  $ 32,026      $  6,105      $    525      $    -0-      $ 38,656
Commercial                      58,937        11,382           173         2,677        73,169
Real Estate-Construction         9,511           712           -0-           -0-        10,223
                              --------      --------      --------      --------      --------
   Total                      $100,474      $ 18,199      $    698      $  2,677      $122,048
                              ========      ========      ========      ========      ========

     Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates or adjustable (variable) interest rates at December 31, 2002.

                            FIXED RATE       VARIABLE RATE        TOTAL
                            ----------       -------------       -------
     Due after one year      $ 8,320            $10,577          $18,897

     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans at December 31 are as follows:

                                                                       DECEMBER 31
                    ---------------------------------------------------------------------------------------------------------------
                             2002                   2001                   2000                   1999                  1998
                                 PERCENT                Percent                Percent                Percent               Percent
                                 OF LOANS               of loans               of loans               of loans              of loans
                                 IN EACH                in each                in each                in each               in each
                                 CATEGORY               category               category               category              category
                    ALLOWANCE    TO TOTAL   Allowance   to total   Allowance   to total   Allowance   to total  Allowance   to total
                    AMOUNT       LOANS      amount      loans      amount      loans      amount      loans     amount      loans
                    --------     -------    --------   -------     --------   -------    ---------   ------     -------    -------
Agricultural        $   706        10.8%    $   466      11.2%     $   591      11.9%    $   293       12.3%    $   311       14.1%
Commercial              972        20.5         537      16.9          695      17.1         428       15.6         454       16.6
Real estate-mortgage    222        58.7         361      59.7          322      57.7         333       58.4         175       55.7
Installment             549        10.0         645      12.2          822      13.3         709       13.7         628       13.6
Unallocated             211         N/A         291       N/A          230       N/A         187        N/A         232        N/A
                    --------                --------               --------              --------               --------
   Total            $ 2,660       100.0%    $ 2,300     100.0%     $ 2,660     100.0%    $ 1,950      100.0%    $ 1,800      100.0%
                    ========                ========               ========              ========               ========

QUARTERLY RESULTS OF OPERATIONS
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)


     The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

                                              YEAR ENDED DECEMBER 31, 2002
                                      -------------------------------------------
                                      1ST QTR     2ND QTR     3RD QTR     4TH QTR
Interest income                        $8,252      $8,218      $8,161      $8,038
Interest expense                        3,591       3,342       3,448       3,178
                                       ------      ------      ------      ------
Net interest income                     4,661       4,876       4,713       4,860
Provision for loan losses                 225         150          50         218
                                       ------      ------      ------      ------
Net interest income after
 provision for loan losses              4,436       4,726       4,663       4,642
Non-interest income                     1,893       1,739       1,927       2,004
Non-interest expense                    4,235       4,255       4,618       4,584
                                       ------      ------      ------      ------
Income before income taxes              2,094       2,210       1,972       2,062
Income tax expense                        576         627         444         557
                                       ------      ------      ------      ------
Net income                             $1,518      $1,583      $1,528      $1,505
                                       ======      ======      ======      ======

Earnings per share:
 Basic                                 $ 0.46      $ 0.48      $ 0.46      $ 0.47
 Diluted                               $ 0.46      $ 0.48      $ 0.46      $ 0.46
Cash dividends declared per share      $ 0.13      $ 0.13      $ 0.14      $ 0.45


                                              Year Ended December 31, 2001
                                      -------------------------------------------
                                      1ST QTR     2ND QTR     3RD QTR     4TH QTR
Interest income                        $9,282      $9,003      $8,943      $8,496
Interest expense                        4,900       4,629       4,607       4,131
                                       ------      ------      ------      ------
Net interest income                     4,382       4,374       4,336       4,365
Provision for loan losses                  50          25         360         360
                                       ------      ------      ------      ------
Net interest income after
 provision for loan losses              4,332       4,349       3,976       4,005
Non-interest income                     1,667       1,651       1,773       2,216
Non-interest expense                    4,014       4,111       4,072       4,363
                                       ------      ------      ------      ------
Income before income taxes              1,985       1,889       1,677       1,858
Income tax expense                        506         580         401         515
                                       ------      ------      ------      ------
Net income                             $1,479      $1,309      $1,276      $1,343
                                       ======      ======      ======      ======

Earnings per share:
 Basic                                 $ 0.44      $ 0.40      $ 0.39      $ 0.41
 Diluted                               $ 0.44      $ 0.39      $ 0.38      $ 0.40
Cash dividends declared per share      $ 0.10      $ 0.40      $ 0.11      $ 0.12

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                                         FOR THE YEARS ENDED DECEMBER 31
------------------------------------------------------------------------------------------------------------------------------
                                                       2002            2001            2000            1999            1998
------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF INCOME
   Interest income                                 $   32,669      $   35,724      $   35,344      $   32,125      $   32,651
   Interest expense                                    13,559          18,266          17,464          15,410          16,504
   Net interest income                                 19,110          17,458          17,880          16,715          16,147
   Provision for loan losses                              643             795             880             651             337
   Non-interest income                                  7,563           7,307          11,076           4,006           3,843
   Non-interest expense                                17,692          16,561          15,805          14,660          13,974
   Income before income taxes                           8,338           7,409          12,271           5,410           5,679
   Income tax expense                                   2,204           2,002           4,085           1,556           1,420
   Net income                                           6,134           5,407           8,186*          3,854           4,259

PER SHARE DATA
   Basic net income                                $     1.87      $     1.62      $     2.33*     $     1.02      $     1.08
   Diluted net income                                    1.86            1.62            2.33*           1.02            1.08
   Book value (at end of year)                          15.79           14.38           13.60           11.16           11.13
   Cash dividends declared                               0.85            0.73            0.38            0.35            0.31
   Dividend payout ratio                                 45.3%           45.0%           16.4%           34.4%           29.1%
   Cash earnings(a)                                $     1.90      $     1.70      $     2.40*     $     1.10      $     1.16

SELECTED BALANCES (AT END OF YEAR)
   Total assets                                    $  587,375      $  555,325      $  515,180      $  482,820      $  478,911
   Earning assets                                     542,450         509,494         469,802         438,760         435,789
   Investments                                        169,318         144,660         119,117         113,966         130,926
   Gross loans                                        364,120         341,889         351,061         317,002         271,018
   Allowance for loan losses                            2,660           2,300           2,660           1,950           1,800
   Deposits                                           511,267         481,738         425,304         404,808         407,838
   Borrowings                                          19,491          20,595          36,318          33,499          24,296
   Stockholders' equity                                51,074          47,500          47,476          40,946          42,606

SELECTED FINANCIAL RATIOS
   Net income to average
      stockholders' equity                              12.37%          11.60%          18.69%           9.20%           9.94%
   Cash earnings to average tangible
      stockholders' equity(a)(b)                        13.71           13.28           21.43           11.21           12.18
   Net income to average assets                          1.08            1.02            1.67            0.83            0.95
   Average stockholders' equity
      to average assets                                  8.75            8.83            8.95            9.01            9.54
   Average earning assets
      to average assets                                 92.62           92.12           91.80           91.83           92.36
   Non-performing loans to total loans at end
      of period (net of unearned interest)               1.07            1.72            0.26            0.44            0.52
   Tier 1 capital to average adjusted assets             7.80            8.10            8.60            8.10            8.35
   Risk based capital to risk
      adjusted assets                                   11.74           12.29           12.71           12.31           13.68
   Net loans charged off to
      average loans                                      0.08            0.34            0.05            0.18            0.13
   Allowance for loan losses to total loans at
      end of year (net of unearned interest)             0.74            0.69            0.77            0.63            0.68
   Average interest-bearing deposits
      to average deposits                               89.51           89.47           89.06           89.70           90.13
   Average non-interest-bearing deposits
      to average deposits                               10.49           10.53           10.94           10.30            9.87
------------------------------------------------------------------------------------------------------------------------------

(a)Cash earnings is defined as net income excluding the effects of amortization of goodwill and core deposit intangibles, net of any related tax effects.
(b)Tangible stockholders' equity consists of total stockholders' equity less any intangible assets. Tangible book value is determined by dividing the total number of outstanding common shares into tangible stockholders' equity.
(*)Includes insurance settlement received in February 2000. Net income without this settlement and related transactions would have been $4,862, basic and diluted earnings per share would have been $1.38, and cash earnings per share would have been $1.46.