Form 10-K, Exhibit 13
period 2003-12-31
PRINCETON NATIONAL BANCORP INC
filed 2004-03-15
CIK 707855

Exhibit 13. Portions of 2003 Annual Report to Shareholders

[LOGO] KPMG


The Board Of Directors and Stockholders
Princeton National Bancorp, Inc.:


We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Chicago, Illinois
February 20, 2004

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                                                              DECEMBER 31
                                                                                        2003                2002
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (note 3)                                                      $ 13,428            $ 13,939
Interest-bearing deposits with financial institutions                                      511               1,706
Federal funds sold                                                                       2,475               3,225
                                                                                      --------            --------
     Total cash and cash equivalents                                                    16,414              18,870

Loans held-for-sale, at lower of cost or market                                          2,323               6,761

Investment securities (note 4):
   Available-for-sale, at fair value                                                   154,065             157,881
   Held-to-maturity, at amortized cost                                                  15,827              11,437
                                                                                      --------            --------
     Total investment securities                                                       169,892             169,318

Loans (note 5):
   Loans, net of unearned interest                                                     383,053             357,359
   Allowance for loan losses                                                            (2,250)             (2,660)
                                                                                      --------            --------
     Net loans                                                                         380,803             354,699

Premises and equipment, net of accumulated depreciation (note 6)                        14,664              13,388
Bank-owned life insurance                                                               15,036              13,566
Interest receivable                                                                      4,634               5,180
Goodwill, net of accumulated amortization (note 7)                                       1,355               1,355
Intangible assets, net of accumulated amortization (note 7)                              1,525               1,732
Other real estate owned                                                                    798                  75
Other assets                                                                             2,293               2,431
                                                                                      --------            --------
     TOTAL ASSETS                                                                     $609,737            $587,375
                                                                                      ========            ========

-------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits (note 8):
   Demand                                                                             $ 65,418            $ 58,655
   Interest-bearing demand                                                             179,805             155,549
   Savings                                                                              57,151              51,750
   Time                                                                                235,453             245,313
                                                                                      --------            --------
     Total deposits                                                                    537,827             511,267

Borrowings (note 9):
   Customer repurchase agreements                                                        9,664              10,044
   Advances from the Federal Home Loan Bank                                              5,150               5,750
   Interest-bearing demand notes issued to the U.S. Treasury                               297               2,397
   Note payable                                                                          1,050               1,300
                                                                                      --------            --------
     Total borrowings                                                                   16,161              19,491

Other liabilities                                                                        4,874               5,543
                                                                                      --------            --------

     TOTAL LIABILITIES                                                                 558,862             536,301
                                                                                      --------            --------

STOCKHOLDERS' EQUITY
Common stock:   $5 par value, 7,000,000 shares authorized:
   4,139,841 shares issued at December 31, 2003 and 2002                                20,699              20,699
Surplus                                                                                  7,020               6,612
Retained earnings                                                                       38,726              35,255
Accumulated other comprehensive income, net of tax                                       1,275               2,218
Less: cost of 1,015,838 and 906,155 treasury shares at December 31,
   2003 and 2002, respectively                                                         (16,845)            (13,710)
                                                                                      --------            --------

     TOTAL STOCKHOLDERS' EQUITY                                                         50,875              51,074
                                                                                      --------            --------
Commitments & contingencies (note 16)
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $609,737            $587,375
                                                                                      ========            ========

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                                    FOR THE YEARS ENDED DECEMBER 31
                                                            2003                 2002                  2001
-------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                             $  23,763              $ 24,829             $ 28,250
   Interest and dividends on investment securities:
      Taxable                                                 2,919                 5,147                5,009
      Tax-exempt                                              2,585                 2,473                2,109
   Interest on federal funds sold                                72                   131                  200
   Interest on interest-bearing time deposits in
    other banks                                                  55                    89                  156
                                                          ---------              --------             --------

         Total interest income                               29,394                32,669               35,724
                                                          ---------              --------             --------

INTEREST EXPENSE:
   Interest on deposits (note 8)                             10,094                13,029               16,914
   Interest on borrowings                                       417                   530                1,352
                                                          ---------              --------             --------

         Total interest expense                              10,511                13,559               18,266
                                                          ---------              --------             --------


NET INTEREST INCOME                                          18,883                19,110               17,458

Provision for loan losses (note 5)                              460                   643                  795
                                                          ---------              --------             --------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          18,423                18,467               16,663
                                                          ---------              --------             --------

NON-INTEREST INCOME:
   Trust & farm management fees                               1,280                 1,192                1,177
   Service charges on deposit accounts                        3,018                 2,754                2,387
   Other service charges                                      1,056                 1,013                1,203
   Gain on sales of securities available-for-sale (note 4)    1,002                   138                  586
   Brokerage fee income                                         550                   631                  481
   Mortgage banking income                                    1,771                   914                  730
   Bank-owned life insurance income                             584                   778                  487
   Other operating income                                       147                   143                  256
                                                          ---------              --------             --------

         Total non-interest income                            9,408                 7,563                7,307
                                                          ---------              --------             --------

NON-INTEREST EXPENSE:
   Salaries and employee benefits                            10,808                10,094                9,471
   Occupancy                                                  1,237                 1,195                1,192
   Equipment expense                                          1,624                 1,498                1,272
   Federal insurance assessments                                212                   212                  197
   Intangible assets amortization                               208                   210                  434
   Data processing                                              706                   731                  637
   Advertising                                                  449                   447                  412
   Other operating expense                                    3,463                 3,305                2,946
                                                          ---------              --------             --------

         Total non-interest expense                          18,707                17,692               16,561
                                                          ---------              --------             --------

INCOME BEFORE INCOME TAXES                                    9,124                 8,338                7,409
Income tax expense (note 10)                                  2,521                 2,204                2,002
                                                          ---------              --------             --------

NET INCOME                                                $   6,603              $  6,134             $  5,407
                                                          =========              ========             ========

EARNINGS PER SHARE (note 2):
   Basic                                                  $    2.08             $    1.87            $    1.62
   Diluted                                                $    2.05             $    1.86            $    1.62



Basic weighted average shares outstanding                 3,181,424             3,283,016            3,330,769
Diluted weighted average shares outstanding               3,220,227             3,302,986            3,340,169

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(DOLLARS IN THOUSANDS)

                                                                        FOR THE YEARS ENDED DECEMBER 31
                                                                 2003                  2002                  2001
-------------------------------------------------------------------------------------------------------------------
NET INCOME                                                     $  6,603              $  6,134              $  5,407
     Other comprehensive income (loss), net of tax
          Unrealized holding gains (losses) arising
            during the year                                        (329)                1,766                   316
          Less: Reclassification adjustment for net
                realized gains included in net income              (614)                  (85)                 (359)
                                                               --------              --------              --------

     Other comprehensive income (loss)                             (943)                1,681                   (43)
                                                               --------              --------              --------

COMPREHENSIVE INCOME                                           $  5,660              $  7,815              $  5,364
                                                               ========              ========              ========
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

-------------------------------------------------------------------------------------------------------------------
                                                                             Accumulated
                                                                                Other
                                                                            Comprehensive
                                   Common                      Retained     Income (loss)    Treasury
                                   Stock        Surplus        Earnings   net of tax effect    Stock         Total
                                  --------      --------       --------   -----------------  --------      --------
Balance, January 1, 2001          $20,699        $ 6,364       $ 28,963         $   580      $(9,130)      $47,476
   Net income                                                     5,407                                      5,407
   Sale of 5,239 shares
      of treasury stock                               52                                          32            84
   Purchase of 191,000 shares
      of treasury stock                                                                       (2,991)       (2,991)
   Cash dividends
      ($.73 per share)                                           (2,433)                                    (2,433)
   Other comprehensive loss,
      net of $27 tax effect                                                         (43)                       (43)
                                  -------        -------       --------         -------      --------      -------
Balance, December 31, 2001        $20,699        $ 6,416       $ 31,937         $   537      $(12,089)     $47,500
   Net income                                                     6,134                                      6,134
   Sale of 6,087 shares
      of treasury stock                               83                                          38           121
   Purchase of 84,300 shares
      of treasury stock                                                                       (1,706)       (1,706)
   Exercise of stock options and
      re-issuance of treasury
      stock (7,889 shares)                           113            (40)                          47           120
   Cash dividends
      ($.85 per share)                                           (2,776)                                    (2,776)
   Other comprehensive income,
      net of $1,063 tax effect                                                    1,681                      1,681
                                  -------        -------       --------         -------      --------      -------
Balance, December 31, 2002        $20,699        $ 6,612       $ 35,255         $ 2,218      $(13,710)     $51,074
   Net income                                                     6,603                                      6,603
   Sale of 5,265 shares
      of treasury stock                               65                                          70           135
   Purchase of 141,000 shares
      of treasury stock                                                                       (3,483)       (3,483)
   Exercise of stock options and
      re-issuance of treasury
      stock (26,052 shares)                          343           (303)                         278           318
   Cash dividends
      ($.89 per share)                                           (2,829)                                    (2,829)
   Other comprehensive loss,
      net of $596 tax effect                                                       (943)                      (943)
                                  -------        -------       --------         -------      --------      -------

BALANCE, DECEMBER 31, 2003        $20,699        $ 7,020       $ 38,726         $ 1,275      $(16,845)     $50,875
                                  =======        =======       ========         =======      ========      =======

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

                                                                          FOR THE YEARS ENDED DECEMBER 31
                                                                        2003             2002              2001
----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                         $  6,603         $  6,134          $ 5,407
   Adjustments to reconcile net income to
      net cash provided by (used in) operating activities:
         Depreciation                                                    1,442            1,311            1,209
         Provision for loan losses                                         460              643              795
         Deferred income tax expense                                        11              113              184
         Amortization of intangible assets                                 208              210              434
         Amortization of premiums on investment securities,
            net of accretion                                             2,719            1,066              151
         Gain on sales of securities available-for-sale                 (1,002)            (138)            (586)
         Gain on sales of other real estate owned                          (22)             (40)            -0-
         FHLB Stock dividends                                             (136)             (86)            (107)
         Loans originated for sale                                     (90,594)         (49,183)         (40,143)
         Proceeds from sales of loans originated for sale               95,032           50,912           35,565
         Decrease in accrued interest payable                             (755)            (716)             (81)
         Decrease in accrued interest receivable                           546              619              982
         Increase in other assets                                       (2,142)          (1,543)          (9,609)
         Increase (decrease) in other liabilities                          671             (248)            (482)
                                                                      --------         --------          -------

              Net cash provided by (used in) operating activities       13,041            9,054           (6,281)
                                                                      --------         --------          -------

INVESTING ACTIVITIES:
   Proceeds from sales of investment securities available-for-sale      12,752            3,863           28,604
   Proceeds from maturities of investment securities
     available-for-sale                                                 81,070           44,373           32,122
   Purchase of investment securities available-for-sale                (95,784)         (71,653)         (86,962)
   Proceeds from maturities of investment securities
     held-to-maturity                                                    1,473            3,271            2,815
   Purchase of investment securities held-to-maturity                   (3,205)          (2,772)          (1,650)
   Proceeds from sales of other real estate owned                          108            3,453              136
   Net (increase) decrease in loans                                    (26,564)         (27,696)          12,593
   Purchase of premises and equipment                                   (2,718)            (933)          (2,001)
                                                                      --------         --------          -------

              Net cash used in investing activities                    (32,868)         (48,094)         (14,343)
                                                                      --------         --------          -------

FINANCING ACTIVITIES:
   Net increase in deposits                                             26,560           29,529           56,434
   Payments for borrowings                                              (3,330)          (1,104)         (15,723)
   Dividends paid                                                       (2,829)          (2,776)          (2,433)
   Purchase of treasury stock                                           (3,483)          (1,706)          (2,991)
   Exercise of stock options                                               318              120              -0-
   Sale of treasury stock                                                  135              121               84
                                                                      --------         --------          -------

              Net cash provided by financing activities                 17,371           24,184           35,371
                                                                      --------         --------          -------

(Decrease) increase in cash and cash equivalents                        (2,456)         (14,856)          14,747
Cash and cash equivalents at beginning of year                          18,870           33,726           18,979
                                                                      --------         --------          -------

Cash and cash equivalents at end of year                              $ 16,414         $ 18,870          $33,726
                                                                      ========         ========          =======

Cash paid during the year for:
   Interest                                                           $ 11,266         $ 14,275          $18,347
   Income taxes                                                       $  2,199         $  2,258          $ 2,244
Supplemental disclosure of noncash investing activities:
   Loans transferred to other real estate owned                       $    863         $  3,488          $   -0-

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

   LOANS - Loans are stated at the principal amount outstanding, net of unearned interest and allowance for loan losses. Interest on commercial, real estate and certain installment loans is credited to operations as earned, based upon the principal amount outstanding. Interest on other installment loans is credited to operations using a method which approximates the interest method. Loan origination fees are recognized to income, and loan origination costs are charged to expense, as incurred.

   It is the subsidiary bank's policy to discontinue the accrual of interest on any loan when, in the opinion of management, full and timely payment of principal and interest is not expected, or principal and interest is due and remains unpaid for 90 days or more, unless the loan is both well secured and in the process of collection. Interest on these loans is credited to income only when the collection of principal has been assured and only to the extent interest payments are received.

   Impaired loans are measured based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Certain groups of small-balance homogenous loans, which are collectively evaluated for impairment and are generally represented by consumer and residential mortgage loans and loans held for sale, are not analyzed individually for impairment. The Corporation generally identifies impaired loans within the non-accrual and restructured commercial and commercial real estate portfolios on an individual loan-by-loan basis. The measurement of impaired loans is generally based on the fair value of the related collateral.

   ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries, and is available to absorb probable losses on loans.

   The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, watchlist, substandard and doubtful credits, and such other factors that, in management's best judgment, deserve evaluation in estimating probable loan losses.

   In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary bank's allowance for loan losses. Such agencies may require the subsidiary bank to recognize additions to the allowance for loan losses based on their judgments of information available to them at the time of their examination.

   SALES OF FIRST MORTGAGE LOANS AND LOAN SERVICING - The subsidiary bank sells certain first mortgage loans on a non-recourse basis. The total cost of these loans is allocated between loans and servicing rights, based on the relative fair value of each. Loan servicing fees are recognized to income, and loan servicing costs are charged to expense, as incurred. Loans held-for-sale are stated at the lower of aggregate cost or market. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

   The Corporation recognizes as a separate asset the rights to service mortgage loans for others. Mortgage servicing rights are recorded at the lower of cost or market value and are included in other assets in the consolidated balance sheets. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income similar to the interest method using an accelerated amortization method. The amortization of capitalized mortgage servicing rights is reflected in the consolidated statements of income as a reduction to mortgage banking income.

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

   CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in financial institutions and federal funds sold. Generally, federal funds are sold for one-day periods.

   RECLASSIFICATION - Certain amounts in the 2002 and 2001 consolidated financial statements have been reclassified to conform to the 2003 presentation.

   IMPACT OF NEW ACCOUNTING STANDARDS - In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" which provides new accounting guidance on when to consolidate a variable interest entity. A variable interest entity exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. Those characteristics include the direct or indirect ability to make decisions about an entity's activities through voting rights or similar rights, the obligation to absorb the expected loss of an entity if they occur and the right to receive the expected residual return of the entity to occur. The Corporation does not expect the adoption of the Interpretation will have any impact on the consolidated financial statements.

   In December 2003, the FASB issued FASB Interpretation 46, "Consolidation of Variable Interest Entities" (FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation 46, "Consolidation of Variable Interest Entities", which was issued on January 17, 2003. The Corporation does not believe the implementation of FIN 46R will have a material effect on their consolidated financial statements.

   In April 2003, the FASB issued FAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. Adoption of this Statement did not have a material effect on the Corporation's consolidated financial statements.

   In May 2003, the FASB issued FAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement would require that certain financial instruments with characteristics of both liabilities and equity be classified on the consolidated balance sheet as liabilities. The Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Statement did not have a material effect on the Corporation's consolidated financial statements.

   In November 2003, the FASBratified a consensus reached by the Emerging Issues Task Force ("EITF") in EITF 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which is effective for fiscal years ending after December 15, 2003. The consensus requires certain quantitative and qualitative disclosures for debt and marketable equity securities classified as available-for-sale or held-to-maturity under FAS 115, "Accounting for Certain Investments in Debt and Equity Securities" that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. These disclosures are contained in Note 4 of the Notes to Consolidated Financial Statements.

2. EARNINGS PER SHARE

   The following table sets forth the computation for basic and diluted earnings per share for the years ended December 31, 2003, 2002 and 2001 (in thousands, except share data):


                                                           2003                2002               2001
Numerator:
     Net income                                        $    6,603          $    6,134          $    5,407
Denominator:
     Basic earnings per share - weighted average
       shares outstanding                               3,181,424           3,283,016           3,330,769
     Effect of dilutive securities - stock options         38,803              19,970               9,400
                                                       ----------          ----------          ----------
     Diluted earnings per share - adjusted weighted
       average shares outstanding                       3,220,227           3,302,986           3,340,169
Earnings per share:
     Basic                                             $     2.08          $     1.87          $     1.62
     Diluted                                           $     2.05          $     1.86          $     1.62

3. CASH AND DUE FROM BANKS

   The average compensating balances held at correspondent banks during 2003 and 2002 were $2,716 and $2,291, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the subsidiary bank was not required to maintain reserve requirement balances at the Federal Reserve Bank in either 2003 or 2002.

(DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

4. INVESTMENT SECURITIES

   The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31 were as follows:

                                                                          2003
                                                                 Gross             Gross          Estimated
                                             Amortized        Unrealized        Unrealized          Fair
                                               Cost              Gains            Losses            Value
                                             ---------         ---------         ---------        ---------
Available-for-sale:
     United States Government Agencies       $ 33,615           $   275          $   (67)         $ 33,823
     State and Municipal                       47,770             2,318             (505)           49,583
     Collateralized mortgage obligations       68,060               475             (414)           68,121
     Other securities                           2,538               -0-              -0-             2,538
                                             --------           -------          -------          --------
         Total                                151,983             3,068             (986)          154,065

Held-to-maturity:
     Commercial Paper                           1,995                 1              -0-             1,996
     State and Municipal                       13,832               552              (42)           14,342
                                             --------           -------          -------          --------
         Total                                 15,827               553              (42)           16,338

   Total                                     $167,810           $ 3,621          $(1,028)         $170,403
                                             ========           =======          =======          ========

                                                                          2002
                                                                 Gross             Gross          Estimated
                                             Amortized        Unrealized        Unrealized          Fair
                                               Cost              Gains            Losses            Value
                                             ---------         ---------         ---------        ---------
Available-for-sale:
     United States Government Agencies       $ 23,718           $   585          $   (57)         $ 24,246
     State and Municipal                       40,668             2,203              (22)           42,849
     Collateralized mortgage obligations       87,472             1,128             (216)           88,384
     Other securities                           2,402               -0-              -0-             2,402
                                             --------           -------          -------          --------
         Total                                154,260             3,916             (295)          157,881
                                             --------           -------          -------          --------

Held-to-Maturity:
     State and Municipal                       11,437               517              (48)           11,906
                                             --------           -------          -------          --------

   Total                                     $165,697           $ 4,433          $  (343)         $169,787
                                             ========           =======          =======          ========

   Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2003:

                                                                  Estimated
                                                Amortized           Fair
                                                  Cost              Value
                                                --------          --------
Available-for-sale:
     Due in one year or less                    $  2,127          $  2,290
     Due after one year through five years        31,804            31,917
     Due after five years through ten years        2,464             2,618
     Due after ten years                          42,177            43,697
                                                --------          --------
                                                  78,572            80,522
                                                --------          --------

     Mortgage-backed securities                    2,813             2,884
     Collateralized mortgage obligations          68,060            68,121
     Other securities                              2,538             2,538
                                                --------           -------
                                                $151,983          $154,065
                                                ========          ========

Held-to-maturity:
     Due in one year or less                    $  3,255          $  3,269
     Due after one year through five years         5,002             5,154
     Due after five years through ten years        2,021             2,111
     Due after ten years                           5,549             5,804
                                                --------          --------
                                                $ 15,827          $ 16,338
                                                ========          ========

   Other securities consist of Federal Home Loan Bank and Federal Reserve Bank stock held totaling $1,843 and $695 at December 31, 2003, and $1,707 and $695 at December 31, 2002, respectively.

   Proceeds from sales of investment securities available-for-sale during 2003, 2002 and 2001 were $12,752, $3,863 and $28,604, respectively. Gross gains of $1,002 in 2003, $138 in 2002 and $586 in 2001 were realized on those sales. There were no gross losses from these sales in 2003, 2002 or 2001. There were no sales of investment securities classified as held-to-maturity during 2003, 2002 and 2001.

   Securities with unrealized losses at year-end 2003 not recognized in income are as follows:

                                                 Less than 12 Months     12 Months or More           Total
                                                            Gross                  Gross                  Gross
                                                  Fair   Unrealized      Fair   Unrealized      Fair    Unrealized
                                                  Value     Loss         Value     Loss         Value     Loss
                                                 -------   -------      -------   -------      -------   -------
         United States Government Agencies       $20,667   $    67        $ -0-   $   -0-      $20,667   $    67
         State and Municipal                      14,842       547          -0-       -0-       14,842       547
         Collateralized mortgage obligations      32,696       410          281         4       32,977       414
         Other securities                            -0-       -0-          -0-       -0-          -0-       -0-
                                                 -------   -------      -------   -------      -------   -------
           Total temporarily impaired            $68,205   $ 1,024      $   281   $     4      $68,486   $ 1,028
                                                 =======   =======      =======   =======      =======   =======

   Unrealized losses in the investment portfolio are not considered other than temporary and therefore have not been recognized into income because the issuer(s) are of high credit quality (rated AA or higher) and management has the intent and ability to hold for the foreseeable future. The fair value is expected to recover as the investments approach their maturity date.

5. LOANS

   The composition of the loan portfolio as of December 31 was as follows:

                                               2003                  2002
   Loans
      Commercial                            $ 80,711             $ 73,169
      Agricultural                            42,954               38,656
      Real estate - construction              13,302               10,223
      Real estate - mortgage                 212,425              199,424
      Installment                             33,661               35,887
                                            --------             --------
           Total                            $383,053             $357,359
                                            ========             ========

   Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                                       2003        2002       2001
   Balance, January 1                                $ 2,660     $ 2,300    $2,660
      Provision for loan losses                          460         643       795
      Loans charged off                               (1,078)       (734)   (1,478)
      Recoveries of loans previously charged off         208         451       323
                                                     -------     -------    ------
   Balance, December 31                              $ 2,250     $ 2,660    $2,300
                                                     =======     =======    ======

   Non-accrual loans at December 31, 2003, 2002 and 2001 were $925, $3,797 and $5,676, respectively. Interest income that would have been recorded on these loans had they remained current was approximately $53, $348 and $358, respectively.

   Impaired loans at December 31, 2003, 2002 and 2001 totaled $235, $2,230 and $4,821, respectively. Of these totals, $127, $184 and $0 of loans had valuation reserves totaling $15, $173 and $0 at December 31, 2003, 2002 and 2001, respectively. For the years ended December 31, 2003, 2002 and 2001, the average recorded investment in impaired loans was approximately $1,615, $4,076 and $2,055, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not considered material.

   The Corporation's subsidiary bank had loans outstanding to directors, executive officers and to their related interests (related parties) of the Corporation and its subsidiary of approximately, $3,707, $3,228 and $2,122, at December 31, 2003, 2002 and 2001, respectively. These loans were made in the ordinary course of business on the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. A summary of the activity in 2003 for loans made to directors, executive officers or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2003 is as follows:

       Balance                                              Balance
   January 1, 2003      Additions        Payments      December 31, 2003
   ---------------      ---------        --------      -----------------
       $3,223            $5,807           $5,323            $3,707

(DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

6. PREMISES AND EQUIPMENT

   As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

                                                2003              2002
      Land                                    $ 4,000           $ 3,018
      Buildings                                14,620            14,289
      Furniture and Equipment                  11,955            10,550
                                              -------           -------

                                               30,575            27,857

      Less: accumulated depreciation           15,911            14,469


         Total                                $14,664           $13,388
                                              =======           =======

     Depreciation expense charged to operating expense for 2003, 2002 and 2001 was $1,442, $1,311 and $1,209, respectively.

7. GOODWILL AND INTANGIBLE ASSETS

   Beginning in 2002, goodwill is no longer amortized. The Corporation completed its evaluation for impairment of goodwill during 2003 and 2002. No impairment was identified from the Corporation's analyses. The following is a summary of net income and earnings per share for the years ended December 31, 2003, 2002 and 2001, as adjusted to remove the amortization of goodwill:

                                                                                2003              2002             2001
   Net Income                  As Reported                                    $ 6,603           $6,134           $ 5,407
                               Add back goodwill amortization                     -0-               -0-              138
                                                                              -------           ------           -------
                               Net income as adjusted                         $ 6,603           $6,134           $ 5,545
                                                                              =======           ======           =======
   Basic Earnings Per Share    As Reported                                    $  2.08           $ 1.87           $  1.62
                               Add back goodwill amortization                     -0-              -0-               .04
                                                                              -------           ------           -------
                               Net income as adjusted                         $  2.08           $ 1.87           $  1.66
                                                                              =======           ======           =======
   Diluted Earnings Per Share  As Reported                                    $  2.05           $ 1.86           $  1.62
                               Add back goodwill amortization                     -0-              -0-               .04
                                                                              -------           ------           -------
                               Net income as adjusted                         $  2.05           $ 1.86           $  1.66
                                                                              =======           ======           =======

   The following table summarizes the Corporation's intangible assets, which are subject to amortization, as of December 31, 2003 and 2002:

                                             2003                         2002
                                GROSS CARRYING   ACCUMULATED Gross Carrying   Accumulated
                                    AMOUNT      AMORTIZATION     Amount      Amortization
                                 ------------    -----------   -----------    ----------
   Core deposit intangible         $  2,968       $(1,500)       $ 2,968       $(1,303)
   Prepaid acquisition costs            160          (103)           160           (93)
                                   --------       -------        -------       -------
      Total                        $  3,128       $(1,603)       $ 3,128       $(1,396)
                                   ========       =======        =======       =======

   Originated mortgage servicing rights, which are included in other assets on the consolidated balance sheets, are accounted for on an individual loan-by-loan basis. Accordingly, amortization is recorded, on a quarterly basis, in proportion to the amount of principal payment received. The mortgage servicing rights are subject to periodic impairment testing. During the years ended December 31, 2003, 2002 and 2001, no impairment had been recorded and the recorded value was determined to approximate the fair market value. Changes in the carrying value of capitalized mortgage servicing rights are summarized as follows:

                                            2003           2002          2001

   Balance, January 1                     $    970       $   590        $   353
      Servicing rights capitalized             903           649            397
      Amortization of servicing rights        (539)         (269)          (160)
      Impairment of servicing rights           -0-           -0-            -0-
                                          --------       -------        -------
   Balance, December 31                   $  1,334       $   970        $   590
                                          ========       =======        =======

   The following table shows the future estimated amortization expense for mortgage servicing rights based on existing balances as of December 31, 2003. The Corporation's actual amortization expense in any given period may be significantly different from the estimated amounts displayed, depending on the amount of additional mortgage servicing rights, changes in mortgage interest rates, estimated prepayment speeds and market conditions.

   Estimated Amortization Expense for the year ended December 31:

           2004                                  $  118
           2005                                     110
           2006                                     104
           2007                                      97
           2008                                      91
           Thereafter                               814

   The Corporation services loans for others with unpaid principal balances at December 31, 2003, 2002 and 2001 of approximately $138,775, $94,678 and $71,984, respectively.

8. DEPOSITS

   As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

                                          2003          2002        2001

     Amount                             $45,282       $34,768      $49,585
     Interest expense for the year          940         1,573        2,665


   Total interest expense on deposits for the years ending December 31, was as follows:

                                          2003          2002        2001

     Interest-bearing demand            $ 2,058       $ 2,366     $ 2,197
     Savings                                304           650       1,066
     Time                                 7,732        10,013      13,651
                                        -------       -------     -------

             Total                      $10,094       $13,029     $16,914
                                        =======       =======     =======


   At December 31, 2003, the scheduled maturities of time deposits are as follows:


                     2004             $158,761
                     2005               53,024
                     2006                9,553
                     2007               11,221
                     2008                2,891
                     Thereafter              3
                                      --------
                     Total            $235,453
                                      ========

9. BORROWINGS

   As of December 31, borrowings consisted of the following:

                                                      2003                             2002
                                                            WEIGHTED                         Weighted
                                                            AVERAGE                          Average
                                               AMOUNT        RATE                Amount       Rate
                                               ------        ----                ------       ----
     Customer repurchase agreements            $9,664        0.55%              $10,044        0.75%
     Advances from the Federal Home Loan
       Bank of Chicago due:
         March 7, 2004                            150        5.94                   750        5.94
         February 27, 2008                      2,500        5.37                 2,500        5.37
         June 19, 2008                          2,500        5.44                 2,500        5.44
     Interest-bearing demand notes issued
       to the U.S. Treasury                       297        0.73                 2,397         .99
     Note payable                               1,050        3.25                 1,300        3.25
                                              -------        ----               -------        ----
         Total                                $16,161        2.28%              $19,491        2.37%
                                              =======        ====               =======        ====


   The subsidiary bank has adopted a collateral pledge agreement whereby the bank has agreed to keep on hand at all times, free of all other pledges, liens and encumbrances, first mortgages with unpaid principal balances aggregating to no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB). All advances from the FHLB have fixed interest rates. The advance maturing in February 2008 has a callable feature beginning in February 2003 and quarterly thereafter. The advance due on March 7, 2004 calls for a quarterly principal reduction of $150 per quarter. All stock in the FHLB is also pledged as additional collateral for these advances.

(DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

   The Corporation has a note payable with a balance of $1,050 and $1,300 at December 31, 2003 and 2002, respectively. The note payable is a demand note that carries a floating interest rate equal to the lender's prime rate less one percent (3.25% at December 31, 2003). The note, which is unsecured, has a maturity of March 31, 2004.

10. INCOME TAXES

   Income tax expense (benefit) consisted of the following:

                                        CURRENT       DEFERRED       TOTAL

   YEAR ENDED DECEMBER 31, 2003:
      FEDERAL                           $1,925        $     8       $1,933
      STATE                                585              3          588
                                        ------        -------       ------
         TOTAL                          $2,510        $    11       $2,521
   Year ended December 31, 2002:
      Federal                           $1,648        $    40       $1,688
      State                                443             73          516
                                        ------        -------       ------
         Total                          $2,091        $   113       $2,204
   Year ended December 31, 2001:
      Federal                           $1,459        $   148       $1,607
      State                                359             36          395
                                        ------        -------       ------
         Total                          $1,818        $   184       $2,002

   Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pre-tax income as a result of the following for the years ended December 31:

                                               2003       2002         2001

   Computed "expected" tax expense            $3,102    $ 2,835       $2,519
   Increase (decrease) in income
     taxes resulting from:
      Tax-exempt income                         (865)      (849)        (740)
      Non-deductible interest expense             67         74          102
      State income taxes, net of federal
        tax benefit                              358        281          234
      Life insurance earnings, net              (202)      (202)        (134)
      Other, net                                  61         65           21
                                              ------    -------       ------
         Total                                $2,521    $ 2,204       $2,002
                                              ======    =======       ======

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below:

                                                        2003              2002
   Deferred tax assets:
      Deferred compensation                           $    86           $  104
      Allowance for loan losses                           538              444
      Other, net                                          140               54
                                                      -------          -------

         Total gross deferred tax assets                  764              602
                                                      -------          -------
   Deferred tax liabilities:
      Buildings and equipment, principally due to
         differences in depreciation                     (495)            (483)
      Accretion                                           (32)             (32)
      Unrealized gain on investment securities
         available-for-sale                              (807)          (1,402)
      Purchase accounting adjustments                     -0-              (23)
      FHLB Stock dividends                               (158)            (115)
      Mortgage servicing rights                          (470)            (329)
      Other, net                                          (39)             -0-
                                                      -------          -------
         Total gross deferred tax liabilities          (2,001)          (2,384)
                                                      -------          -------
             Net deferred tax liabilities             $(1,237)         $(1,782)
                                                      =======          =======

   Management believes it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation allowance has been recorded at December 31, 2003 and 2002.

11. REGULATORY MATTERS

   The Corporation and its subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of each entity's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and its subsidiary bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2003 and 2002, the Corporation and its subsidiary bank were categorized as well capitalized under the regulatory framework.

   The most recent notifications, at December 31, 2003 and 2002, from the federal banking agencies categorized the Corporation and the subsidiary bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table that follows. There are no conditions or events since those notifications that have changed the Corporation's or the subsidiary bank's category.

   The Corporation's and the subsidiary bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are as follows:

                                                                                                            TO BE WELL
                                                                                                        CAPITALIZED UNDER
                                                                                   FOR CAPITAL          PROMPT CORRECTIVE
                                                               ACTUAL            ADEQUACY PURPOSES      ACTION PROVISIONS

                                                          AMOUNT   RATIO          AMOUNT     RATIO       AMOUNT     RATIO
--------------------------------------------------------------------------------------------------------------------------
     AS OF DECEMBER 31, 2003:
     TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
         PRINCETON NATIONAL BANCORP, INC.                 $48,836    11.22%      $34,778     8.00%      $43,473     10.00%
         CITIZENS FIRST NATIONAL BANK                      49,338    11.34%       34,774     8.00%       43,468     10.00%
     TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
         PRINCETON NATIONAL BANCORP, INC.                 $46,586    10.72%      $17,389     4.00%      $26,084      6.00%
         CITIZENS FIRST NATIONAL BANK                      47,088    10.83%       17,387     4.00%       26,081      6.00%
     TIER 1 CAPITAL (TO AVERAGE ADJUSTED ASSETS):
         PRINCETON NATIONAL BANCORP, INC.                 $46,586     7.83%      $23,810     4.00%      $29,763      5.00%
         CITIZENS FIRST NATIONAL BANK                      47,088     7.91%       23,802     4.00%       29,753      5.00%
--------------------------------------------------------------------------------------------------------------------------

                                                                                                            To Be Well
                                                                                                        Capitalized Under
                                                                                   For Capital          Prompt Corrective
                                                                Actual           Adequacy Purposes      Action Provisions

                                                          Amount      Ratio      Amount     Ratio       Amount      Ratio
--------------------------------------------------------------------------------------------------------------------------
     As of December 31, 2002:
     Total Capital (to risk-weighted assets):
         Princeton National Bancorp, Inc.                 $48,331    11.74%      $32,912     8.00%      $41,140     10.00%
         Citizens First National Bank                      48,581    11.81%       32,890     8.00%       41,113     10.00%
     Tier 1 Capital (to risk-weighted assets):
         Princeton National Bancorp, Inc.                 $45,671    11.10%      $16,456     4.00%      $24,684      6.00%
         Citizens First National Bank                      45,921    11.17%       16,445     4.00%       24,668      6.00%
     Tier 1 Capital (to average adjusted assets):
         Princeton National Bancorp, Inc.                 $45,671     8.11%      $22,534     4.00%      $28,168      5.00%
         Citizens First National Bank                      45,921     8.16%       22,521     4.00%       28,152      5.00%
--------------------------------------------------------------------------------------------------------------------------

12. EMPLOYEE, OFFICER, AND DIRECTOR BENEFIT PLANS

   The subsidiary bank has a defined contribution investment 401(k) plan. Under this plan, employees may elect to contribute, on a tax-deferred basis, up to a maximum of $12,000. In addition, the subsidiary bank will match employees' contributions up to four percent of each employee's salary. The subsidiary bank's contribution to the defined contribution investment 401(k) plan for 2003, 2002 and 2001 was $251, $218 and $158, respectively.

   The subsidiary bank also has a stock purchase program in which the employee contributes through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation's common stock on a quarterly basis at the opening bid price on the last business day of the quarter.

   The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank's plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $275 in 2003, $268 in 2002 and $259 in 2001.

   Additionally, the Corporation has a non-qualified stock option plan for the benefit of employees and directors of the subsidiary bank, as well as directors of the Corporation. The Corporation applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plans. The fair value of each option grant was estimated using the Black-Scholes option-pricing model. The following assumptions were used in estimating the fair value for options granted in 2003, 2002 and 2001:

                                       2003         2002          2001

Dividend yield                         2.25%        2.61%         2.97%
Risk-free interest rate                4.25%        4.06%         5.04%
Weighted average expected life       10 YRS.      10 yrs.       10 yrs.
Expected volatility                   43.70%       44.80%        40.00%

(DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

   The number of shares of common stock authorized under the stock option plan is 300,000. The option exercise price must be at least 100% of the fair market value of the common stock on the date of grant, and the option term cannot exceed ten years. Options granted vest in equal annual installments over three years. A summary of the stock option activity and related information follows:

                                                                       FOR THE YEARS ENDED DECEMBER 31
                                                                2003                2002                 2001
                                                                   AVERAGE             Average              Average
                                                                   EXERCISE            Exercise             Exercise
                                                           SHARES    PRICE      Shares   Price      Shares    Price
                                                           ------   -------     ------  -------     ------   -------
         Balance, January 1                               186,483   $16.86    124,850   $14.17      73,950   $12.64
         Granted                                           72,400    28.56     73,900    21.15      53,800    16.21
         Exercised                                         27,248    12.71      9,100    15.61         467    11.51
         Forfeited                                          3,050    14.99      3,167    14.86       2,433    12.94
                                                          -------   ------    -------   ------     -------   ------
         Balance, December 31                             228,585   $21.09    186,483   $16.86     124,850   $14.17

         Options exercisable                               91,228              65,549               39,017
         Fair value of options granted during period       $12.73              $9.05$                 6.77
         Average exercise price                            $15.96              $13.29               $13.35

   Had the Corporation determined the compensation cost based on the fair value at grant date for its stock options under FAS 123, the Corporation's net income and earnings per share would have been as summarized below:

                                                                  FOR THE YEARS ENDED DECEMBER 31
                                                            2003               2002               2001
        Net Income                  As Reported            $6,603             $6,134             $5,407
                                    Pro Forma               6,363              6,015              5,345

        Basic Earnings Per Share    As Reported            $ 2.08             $ 1.87             $ 1.62
                                    Pro Forma                2.00               1.83               1.60

        Diluted Earnings Per Share  As Reported            $ 2.05             $ 1.86             $ 1.62
                                    Pro Forma                1.98               1.82               1.60

13. PENSION AND OTHER POST-RETIREMENT BENEFITS

   The Corporation does not have a defined benefit pension plan. The Corporation does have a defined contribution investment plan which is discussed in footnote 12 ("Employee, Officer, and Director Benefit Plans"). The Corporation offers its retirees the opportunity to continue benefits in the subsidiary bank's Employee Health Benefit Plan, provided the retirees agree to pay a portion of their monthly premiums. The health plan has no assets. The Corporation's level of contribution is based upon an age and service formula and will provide benefits to active participants until age 65. The Corporation uses a December 31 measurement date for its plans.

   The components of the 2003, 2002 and 2001 net periodic post-retirement benefit cost are shown below:

                                                            2003               2002               2001
        Service cost                                       $   39             $   31             $   38
        Interest cost                                          38                 33                 34
        Expected return on plan assets                        -0-                -0-                -0-
        Amortization of prior service cost                     16                 16                 16
        Amortization of net (gain) loss                       -0-                -0-                -0-
                                                           ------             ------             ------
        Net periodic post-retirement benefit cost          $   93             $   80             $   88
                                                           ======             ======             ======

        Increase in minimum liability included in          $  -0-             $  -0-             $  -0-
           other comprehensive income

   As of December 31, 2003, 2002 and 2001, the accumulated post-retirement benefit obligation totaled $537, $467 and $484, respectively. For measurement purposes, an 8% annual rate of increase in the cost of covered benefits (health care cost trend rate) was assumed for 2003, 2002 and 2001 and the rate was further assumed to decline to 5% after three years. The weighted average discount rate and rate of compensation increase used in determining the accumulated post-retirement benefit obligation were 7.0% and 4.25%, respectively, at December 31, 2003, 2002 and 2001.

   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                1-PERCENTAGE-     1-PERCENTAGE-
                                                POINT INCREASE    POINT DECREASE
        Effect on total of service and
            interest cost components               $    5            $   (5)
        Effect on post-retirement benefit
            obligation                                160              (130)

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107 ("FAS 107"), "Disclosures about Fair Value of Financial Instruments", requires all entities to disclose the estimated fair value of their financial instrument assets and liabilities. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in FAS
107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and to not engage in trading or sales activities except for loans held-for-sale and available-for-sale securities. Therefore, significant estimations and assumptions, as well as present value calculations, were used by the Corporation for the purposes of this disclosure.

   Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values and the recorded book balances at December 31, 2003 and 2002, were as follows:

                                                                        2003                          2002
                                                               -----------------------     -----------------------
                                                               CARRYING         FAIR        Carrying         Fair
                                                                 VALUE          VALUE         Value          Value
   ---------------------------------------------------------------------------------------------------------------
   FINANCIAL ASSETS:
      Cash and due from banks                                  $ 13,428       $13,428        $13,939       $13,939
      Interest-bearing deposits in financial institutions           511           511          1,706         1,706
      Federal funds sold                                          2,475         2,475          3,225         3,225
      Investment securities                                     169,892       170,403        169,318       169,787
      Loans, net                                                383,126       382,485        361,460       361,803
      Accrued interest receivable                                 4,634         4,634          5,180         5,180
                                                               --------      --------       --------      --------
         Total Financial Assets                                $574,066      $573,936       $554,828      $555,640
   ---------------------------------------------------------------------------------------------------------------
   FINANCIAL LIABILITIES:
      Non-interest-bearing demand deposits                     $ 65,418       $65,418        $58,655       $58,655
      Interest-bearing deposits                                 472,409       474,645        452,612       456,116
      Borrowings                                                 16,161        16,182         19,491        19,717
      Accrued interest payable                                    1,397         1,397          2,152         2,152
                                                               --------      --------       --------      --------
         Total Financial Liabilities                           $555,385      $557,642       $532,910      $536,640
   ---------------------------------------------------------------------------------------------------------------

   Financial instruments actively traded in a secondary market have been valued using quoted available market prices. Cash and due from banks, interest-bearing time deposits in other banks, federal funds sold, loans held-for-sale and interest receivable are valued at book value, which approximates fair value.

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

   The net loan portfolio has been valued using a present value discounted cash flow. The discount rate used in these calculations is the current rate at which similar loans would be made to borrowers with similar credit ratings, same remaining maturities and assumed prepayment risk.

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

   Fair value estimates are based on existing balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the subsidiary bank has a large trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred taxes, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

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

15. UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY

   National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2003, the subsidiary bank had $4,395 available for dividends. Additionally, according to the guidelines, at January 1, 2004, the subsidiary bank had $2,999 available for dividends. Future dividend payments by the subsidiary bank would be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

(DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

16.      COMMITMENTS AND CONTINGENCIES

   In the normal course of business to meet the financing needs of its customers, the subsidiary bank is party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the subsidiary bank has in particular classes of financial instruments.

   The subsidiary bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 31, 2003, commitments to extend credit and standby letters of credit were approximately $95,833 and $6,398, respectively.

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

   Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank secures the standby letters of credit with the same collateral used to secure the loan. The maximum amount of credit that would be extended under standby letters of credit is equal to the off-balance sheet contract amount. At December 31, 2003, the standby letters of credit have terms that expire in one year or less.

   There are various claims pending against the Corporation's subsidiary bank, arising in the normal course of business. Management believes, based upon consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Corporation's financial position or results of operations.

17. CONDENSED FINANCIAL INFORMATION OF PRINCETON NATIONAL BANCORP, INC.

   The following condensed financial statements are presented for the Corporation on a stand alone basis.

                            CONDENSED BALANCE SHEETS

                                                               DECEMBER 31
                                                            2003          2002
ASSETS
Cash                                                    $    283       $     65
Interest-bearing deposits in subsidiary bank                 566            956
Other assets                                                 210            430
Investment in subsidiary bank                             51,203         51,142


         TOTAL ASSETS                                   $ 52,262       $ 52,593
                                                        ========       ========


LIABILITIES
Borrowings                                              $  1,050       $  1,300
Other liabilities                                            337            219
                                                        --------       --------

         TOTAL LIABILITIES                                 1,387          1,519
                                                        --------       --------

STOCKHOLDERS' EQUITY
Common stock                                              20,699         20,699
Surplus                                                    7,020          6,612
Retained earnings                                         38,726         35,255
Accumulated other comprehensive income, net of tax         1,275          2,218
Less: Cost of treasury shares                            (16,845)       (13,710)
                                                        --------       --------

         TOTAL STOCKHOLDERS' EQUITY                       50,875         51,074
                                                        --------       --------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 52,262       $ 52,593
                                                        ========       ========

                         CONDENSED STATEMENTS OF INCOME

                                               FOR THE YEARS ENDED DECEMBER 31
                                                  2003      2002      2001
INCOME
Dividends received from subsidiary bank          $5,800    $4,300    $4,200
Interest income                                      19        37        22
Other income                                         75        57        25
                                                 ------    ------    ------
    TOTAL INCOME                                  5,894     4,394     4,247
                                                 ------    ------    ------

EXPENSES
Interest expense                                     40        55       105
Amortization and depreciation                         7        34        60
Other expenses                                      251       215       138
                                                 ------    ------    ------
    TOTAL EXPENSES                                  298       304       303
                                                 ------    ------    ------

Income before income taxes and equity in
   undistributed income of subsidiary bank        5,596     4,090     3,944
Applicable income tax benefit                        (4)      (48)      (67)
                                                 ------    ------    ------
Income before equity in undistributed income
   of subsidiary bank                             5,600     4,138     4,011
Equity in undistributed income of subsidiary
   bank                                           1,003     1,996     1,396
                                                 ------    ------    ------
     NET INCOME                                  $6,603    $6,134    $5,407
                                                 ======    ======    ======


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                              FOR THE YEARS ENDED DECEMBER 31

                                                                             2003           2002          2001
OPERATING ACTIVITIES:
     Net income                                                             $6,603         $6,134         $5,407
     Adjustments to reconcile net income to
        net cash provided by operating activities:
                Equity in undistributed income of subsidiary bank           (1,003)        (1,996)        (1,396)
                Amortization of goodwill and other intangible assets             7             34             60
                Decrease (increase) in other assets                            213              7           (107)
                Increase in other liabilities                                  117            185            124
                                                                            ------         ------         ------
                          Net cash provided by operating activities          5,937          4,364          4,088
                                                                            ------         ------         ------
Financing activities:
     Payments for borrowings                                                  (250)          (250)          (300)
     Sale of treasury stock                                                    135            121             84
     Purchase of treasury stock                                             (3,483)        (1,706)        (2,992)
     Exercise of stock options and re-issuance of treasury stock               318            120            -0-
     Dividends paid                                                         (2,829)        (2,776)        (2,433)
                                                                            ------         ------         ------
                          Net cash used in financing activities             (6,109)        (4,491)        (5,641)
                                                                            ------         ------         ------
Decrease in cash and cash equivalents                                         (172)          (127)        (1,553)
Cash and cash equivalents at beginning of year                               1,021          1,148          2,701
                                                                            ------         ------         ------
Cash and cash equivalents at end of year                                     $ 849         $1,021         $1,148
                                                                             =====         ======         ======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

   The following discussion and analysis provides information about the Corporation's financial condition and results of operations for the years ended December 31, 2003, 2002 and 2001. This discussion and analysis should be read in conjunction with "Selected Statistical Data" and the Corporation's Consolidated Financial Statements and the Notes thereto included in this report.

OVERVIEW

   Intense competition, deposit pricing, loan quality issues, and the ups and downs of the mortgage refinancing boom are just some of the issues community banks nationwide are facing. However, in spite of all the economic uncertainties, Princeton National Bancorp, Inc. ("PNBC") has completed a tremendous year.

   PNBC continued to improve earnings performance as net income increased nearly 8% to a new record of $6,603, improving the return on average equity to 13.01% in 2003 compared to 12.37% in 2002. Non-interest income continued to grow, with the help of an excellent year from the mortgage banking function and the continued improvement of core fee income products. Additionally, total operating expenses for 2003 were below budget expectations. Total deposits and loans reached record levels in 2003 as well, increasing 5% and 6%, respectively. These outstanding results allowed PNBC to increase the quarterly dividend twice in 2003, while also paying a special dividend for the third consecutive year. The earnings and dividends have had a positive impact on the stock price, which increased 35% to $28.55 as of December 31, 2003.

   Total loan balances increased by $21.6 million (or 6.0%) to $383,126, and total assets increased by $22.4 million (or 3.8%) to $609,737 at December 31, 2003 from December 31, 2002. Total deposits increased by $26.6 million in 2003 to $537,827 million. As part of the Corporation's overall strategy to lower debt, total borrowings decreased by $3.3 million in 2003 to $16,161 at the end of the year, resulting in the Corporation's debt level being only 2.7% of total assets. Additionally, the balance of cash and cash equivalents decreased by $2.5 million to $16,414 at December 31, 2003.

   The Corporation continued its plan to manage capital balances through stock repurchases and increased dividend payments. The goal is to improve long-term shareholder return, as measured by increasing return on average equity and earnings per share. During 2003, the Corporation repurchased 141,000 shares of its common stock at a total cost of $3,483. Additionally, the Corporation paid dividends of $0.89 per share representing a total of $2,829. As a result, coupled with a decrease in accumulated other comprehensive income, total stockholders' equity declined to $50,875 at December 31, 2003, a decrease of $199 as compared to $51,074 at December 31, 2002.

                       ASSETS AT      PERCENT           EQUITY AT      PERCENT            NET          PERCENT
                       YEAR-END       CHANGE            YEAR-END       CHANGE           INCOME         CHANGE
                       --------       -------            -------       -------          ------         -------
     2003              $609,737        3.81%             $50,875       (0.39)%           $6,603          7.65%
     2002               587,375        5.77               51,074        7.52              6,134         13.45
     2001               555,325        7.79               47,500        0.05              5,407        (33.95)


ANALYSIS OF RESULTS OF OPERATIONS

   NET INTEREST INCOME. Net interest income decreased slightly to $20,230 (on a fully taxable equivalent basis) in 2003, from $20,407 in 2002, a decrease of $177 (or 0.9%). This decrease is primarily due to accelerated principal payments on the collateralized mortgage obligation investment portfolio which resulted in a $1.7 million increase in the amortization of premiums during 2003. Offsetting the premium amortization was an increase in average interest-earning assets during 2003 from $516,703 in 2002 to $547,796 (an increase of $31.1 million, or 6.0%). Interest rates continued to decline during 2003, causing the average interest rate earned on these assets to drop from 6.57% in 2002 to 5.61% in 2003. During the past year, there was also an increase in interest-bearing liabilities to $484,201 compared to $459,419 at the end of 2002, an increase of $24.8 million (or 5.4%) over the prior year. Additionally, the average rate paid on these liabilities also decreased from 2.95% in 2002 to 2.17% in 2003. As a result, the net yield on interest-earning assets decreased from 3.95% in 2002 to 3.69% in 2003.

   The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a taxable equivalent basis using a tax rate of 38.74%.

                                                           FOR THE YEARS ENDING DECEMBER 31
                                        ----------------------------------------------------------------------------------
                                                   2003                         2002                       2001
                                        -------------------------   -------------------------   --------------------------
                                         AVERAGE           YIELD/   Average            Yield/   Average             Yield/
                                         BALANCE INTEREST   COST    Balance   Interest  Cost    Balance   Interest   Cost
                                         ----------------   ----    -------   --------  ----    -------   --------   ----
AVERAGE INTEREST-EARNING ASSETS
Interest-bearing deposits               $  5,482  $    55   1.00%   $  5,844  $    89   1.53%   $  5,034  $   156   3.09%
Taxable investment securities            110,164    2,919   2.65     105,185    5,147   4.89      83,870    5,009   5.97
Tax-exempt investment securities (a)      56,170    3,917   6.97      50,846    3,747   7.37      42,066    3,195   7.60
Federal funds sold                         6,511       72   1.10       8,568      131   1.53       5,875      200   3.40
Net loans (a) (b)                        369,468   23,779   6.44     346,260   24,853   7.18     345,301   28,280   8.19
                                        --------  -------           --------  -------           --------  -------

      Total interest-earning assets      547,796   30,741   5.61     516,703   33,966   6.57     482,146   36,840   7.64
                                        --------  -------           --------  -------           --------  -------

Average non-interest-earning assets       50,479                      49,835                      45,983
                                        --------                    --------                    --------
      Total average assets              $598,274                    $566,538                    $528,129
                                        ========                    ========                    ========


AVERAGE INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits        $168,053    2,058   1.22%   $132,118    2,366  1.79%    $ 98,294    2,197   2.23%
Savings deposits                          55,786      304   0.54      53,759      650   1.21      49,085    1,066   2.17
Time deposits                            243,155    7,732   3.18     253,965   10,012   3.94     251,626   13,651   5.43
Interest-bearing demand notes
   issued to the U. S. Treasury              821        8   0.91       1,148       16   1.43       1,155       37   3.22
Federal funds purchased and
   customer repurchase agreements          9,658       64   0.66       10,803     117   1.09      15,481      559   3.61
Advances from Federal Home Loan Bank       5,523      305   5.53       6,152      341   5.55      10,854      651   6.00
Other borrowings                           1,204       40   3.33       1,474       55   3.74       1,734      105   6.08
                                        --------  -------           --------  -------           --------  -------
      Total interest-bearing
         liabilities                     484,201   10,511   2.17     459,419   13,559   2.95     428,229   18,266   4.27
                                        --------  -------           --------  -------           --------  -------
Net yield on average
   interest-earning assets               $20,230     3.69%                    $20,407   3.95%             $18,574   3.85%
                                         =======     ====                     =======   ====              =======   ====

Average non-interest-bearing
   liabilities                            63,304                     57,542                      53,283
Average stockholders' equity              50,769                     49,577                      46,617
                                        --------                    --------                    --------

      Total average liabilities and
         stockholders' equity           $598,274                    $566,538                   $528,129
                                        ========                    ========                   ========

(a) Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable equivalent adjustments using a tax rate of 38.74% in adjusting interest on tax-exempt securities and tax-exempt loans to a fully taxable basis.
(b) Includes $341 in 2003, $330 in 2002 and $77 in 2001 attributable to interest from non-accrual loans.

   In 2002, net interest income increased significantly to $20,407 (on a fully-taxable equivalent basis) from $18,574 in 2001, an increase of $1.8 million (or 9.9%). This increase is due to an increase in average interest-earning assets during 2002 from $482,146 in 2001 to $516,703 (an increase of $34.6 million, or 7.2%). This more than offset the declines in interest rates during 2002, which caused the average interest rate earned on these assets to drop from 7.64% in 2001 to 6.57% in 2002. Additionally, along with an increase in interest-bearing liabilities of $31.2 million (or 7.3%) over 2001, the average rate paid on these liabilities also decreased from 4.27% in 2001 to 2.95% in 2002. As a result, the net yield on interest-earning assets increased from 3.85% in 2001 to 3.95% in 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

   The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates.

                                                                           YEAR ENDED DECEMBER 31
                                            -------------------------------------------------------------------------------------
                                              2003 COMPARED TO 2002        2002 compared to 2001          2001 compared to 2000
                                            VOLUME(A) RATE (A)    NET    Volume(a) Rate(a)     Net      Volume(a) Rate(a)    Net
                                            --------------------------   ---------------------------    -------------------------
INTEREST FROM INTEREST-EARNING ASSETS
Interest-bearing time deposits                $  (4)  $   (30)   $ (34)   $   18   $   (85)  $   (67)    $  148   $  (86)  $   62
Taxable investment securities                   186    (2,414)  (2,228)    1,158    (1,021)      137        256     (113)     143
Tax-exempt investment securities (b)            383      (213)     170       657      (105)      552        416      (41)     375
Federal funds sold                              (28)      (32)     (60)       66      (135)      (69)       188      (92)      96
Net loans (c)                                 1,578    (2,651)  (1,073)       74    (3,501)   (3,427)     1,321   (1,523)   (202)
                                             ------   -------   -------   ------   -------   -------     ------    -----   ------
   Total income from interest-
      earning assets                          2,115    (5,340)  (3,225)    1,973    (4,847)   (2,874)     2,329   (1,855)     474
                                             ------   -------   -------   ------   -------   -------     ------    -----   ------
EXPENSE OF INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits                544      (852)    (308)      680      (511)      169         97     (249)    (152)
Savings deposits                                 19      (366)    (347)       79      (495)     (416)        (6)      45       39
Time deposits                                  (388)   (1,893)  (2,281)      110    (3,749)   (3,639)     1,782     (284)   1,498
Interest-bearing demand notes
   issued to the U.S. Treasury                   (3)       (5)      (8)      -0-       (21)      (21)        (2)     (32)     (34)
Federal funds purchased and
   securities repurchase agreements              (9)      (44)     (53)     (110)     (332)     (442)       (49)    (337)    (386)
Advances from Federal Home Loan Bank            (35)       (1)     (36)     (271)      (39)     (310)      (122)      24      (98)
Note payable                                     (9)       (6)     (15)      (12)      (38)      (50)       (23)     (42)     (65)
                                             ------   -------   -------   ------   -------   -------     ------    -----   ------
   Total expense from interest-
           bearing liabilities                  119    (3,167)   (3,048)     476    (5,185)   (4,709)     1,677     (875)     802
                                             ------   -------   -------   ------   -------   -------     ------    -----   ------
   Net difference                            $1,996   $(2,173)  $  (177)  $1,497   $   338   $ 1,835     $  652    $(980)  $ (328)
                                             ======   =======   =======   ======   =======   =======     ======    =====   ======

(a) The change in interest due both to rate and volume has been allocated equally.

(b) Interest income on non-taxable investment securities includes the effects of taxable equivalent adjustments using a tax rate of 38.74% in adjusting interest on tax-exempt securities to a taxable equivalent basis.

(c) Includes loan fees of $742 in 2003, $452 in 2002 and $385 in 2001. Interest income on loans includes the effect of tax equivalent adjustments for non-taxable loans using a tax rate of 38.74% in adjusting interest on tax-exempt loans to a fully-taxable basis. Includes non-accrual loans, with year-end balances of $925 in 2003, $3,797 in 2002 and $5,676 in 2001.

    NON-INTEREST INCOME. Total non-interest income of $9,408 in 2003 represents an increase of $1,845 (or 24.4%) from $7,563 in 2002. The Corporation recorded net gains from the sale of investment securities of $1,002 in 2003, compared to $138 in 2002. Additionally, the lower interest rate environment of 2003 prompted a significant level of refinancing activity. As a result, income from mortgage banking operations increased to $1,771 from $914 a year ago, an increase of $857 (or 93.8%). After removing the securities transactions and mortgage banking income figures, all other categories of non-interest income collectively increased by $124 (or 1.9%) over the past year. Fees on deposit accounts of $3,018 in 2003 represents a 9.6% increase from 2002, which had increased 15.4% over 2001. Income from bank-owned life insurance decreased to $584 in 2003 as interest rates decreased, compared to $778 in 2002. The following table provides non-interest income by category, total non-interest income, and non-interest income to average total assets for the periods indicated:

                                                                     FOR THE YEARS ENDED DECEMBER 31
                                                            --------------------------------------------------
                                                               2003                 2002                2001
   Trust and farm management fees                            $1,280               $1,192               $1,177
   Service charges on deposit accounts                        3,018                2,754                2,387
   Other service charges                                      1,056                1,013                1,203
   Gain on sales of securities available-for-sale             1,002                  138                  586
   Brokerage fee income                                         550                  631                  481
   Mortgage banking income                                    1,771                  914                  730
   Bank-owned life insurance income                             584                  778                  487
   Other operating income                                       147                  143                  256
                                                             ------               ------               ------
      Total non-interest income                              $9,408               $7,563               $7,307
                                                             ======               ======               ======

   Non-interest income
      to average total assets                                  1.57%                1.33%                1.38%

   Total non-interest income of $7,563 in 2002 represented an increase of $256 (or 3.5%) from the 2001 total of $7,307. However, the Corporation recorded only $138 in net gains from the sale of investment securities in 2002, compared to $586 in 2001. Accordingly, all other categories of non-interest income collectively increased by $704 (or 10.5%) in 2002 over 2001. Service charges on deposit accounts of $2,754 in 2002 represented a 15.4% increase from 2001. Interest rates were lower in 2002 and, therefore, mortgage activity remained strong. As a result, mortgage banking income increased to $914 in 2002, an increase of $184 (or 25.2%) over 2001. Income from bank-owned life insurance also increased, as the Corporation's average investment balance increased. A total of $778 was earned in 2002, compared to $487 earned in 2001, an increase of $291 (or 59.8%).

   NON-INTEREST EXPENSE. Non-interest expense totaled $18,707 in 2003, representing an increase of $1,015 (or 5.7%) from the 2002 total of $17,692. As a percentage of average total assets, non-interest expense increased only slightly to 3.13% in 2003, compared to 3.12% in 2002. Once again this year, the largest increase was in the category of salaries and employee benefits, which increased $714 (or 7.1%) over the past year. This increase is a result of not only normal salary increases, but also increased commissions paid to the mortgage loan originators due to the previously mentioned mortgage refinancing activity. Excluding salaries and employee benefits, all other categories of non-interest expense collectively increased by $301 (or 3.9%). As the Corporation upgrades the technology infrastructure, additional depreciation expenses are incurred. This is reflected in equipment expense, which increased $126 (or 8.4%) in 2003 compared to 2002. Other operating expenses also increased by $307 during 2003. The following table provides non-interest expense and non-interest expense to average total assets for the periods indicated.

                                                                   FOR THE YEARS ENDED DECEMBER 31
                                                          ---------------------------------------------
                                                            2003                2002                  2001
   Salaries and employee benefits                        $10,808              $10,094               $ 9,471
   Occupancy                                               1,237                1,195                 1,192
   Equipment expense                                       1,624                1,498                 1,272
   Federal insurance assessments                             212                  212                   197
   Intangible assets amortization                            208                  210                   434
   Data processing                                           706                  731                   637
   Advertising                                               449                  447                   412
   Postage                                                   391                  366                   351
   Property taxes                                            316                  293                   333
   Supplies                                                  254                  245                   243
   Other real estate owned expense (income)                   (1)                 205                    47
   Other operating expense                                 2,503                2,196                 1,972
                                                         -------              -------               -------
      Total non-interest expense                         $18,707              $17,692               $16,561
                                                         =======              =======               =======

   Non-interest expense
      to average total assets                               3.13%                3.12%                 3.14%

   Total non-interest expense increased to $17,692 in 2002 from the 2001 total of $16,561 (an increase of $1,131 or 6.8%). However, as a percentage of average total assets, non-interest expense decreased to 3.12% in 2002, compared to 3.14% in 2001. The largest increase was in the category of salaries and employee benefits, which increased $623 (or 6.6%) over 2001. This increase was a result of larger commissions paid to mortgage loan originators due to increased loan activity, as well as increased health insurance and employee benefit expenses. The Corporation also incurred additional depreciation expense resulting from upgrading technology. This is reflected in equipment expense, which increased $226 (or 17.8%) in 2002 compared to 2001. Other real estate owned expense also increased by $158 during 2002.

   INCOME TAXES. Income tax expense totaled $2,521 in 2003, $2,204 in 2002 and $2,002 in 2001. The effective tax rates were 27.6%, 26.4% and 27.0% for the respective years then ended.

   NET INCOME. Net income for 2003 was $6,603 (or $2.08 basic earnings per share and $2.05 diluted earnings per share), an increase of $469 (or 7.6%) from $6,134 (or $1.87 basic earnings per share and $1.86 diluted earnings per share) in 2002. This increase was due to a combination of asset growth as well as a 24.4% increase in non-interest income, which more than offset the decrease in net interest income and the net interest margin from 3.95% in 2002 to 3.69% in 2003. For a more detailed review of the net interest margin and non-interest income, please refer to those sections contained in this Management's Discussion and Analysis.

   Net income for 2002 increased $727 (or 13.5%) to $6,134 (or $1.87 basic earnings per share and $1.86 diluted earnings per share), from $5,407 (or $1.62 basic and diluted earnings per share) in 2001. This increase was due to an improvement in the net interest margin from 3.85% in 2001 to 3.95% in 2002, as well as growth in earning assets, and continued improvement in total non-interest income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

   ANALYSIS OF FINANCIAL CONDITION

   LOANS. The Corporation's loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: agricultural, commercial, real estate and consumer installment. The Corporation has no foreign loans. The following table summarizes the Corporation's loan portfolio:

                                                                           DECEMBER 31
                                    --------------------------------------------------------------------------------------
                                          2003              2002              2001             2000              1999
                                              % OF              % of             % of              % of              % of
                                     AMOUNT   TOTAL    Amount   Total    Amount  Total    Amount   Total    Amount   Total
                                    ----------------  ---------------   ---------------  ---------------   ---------------
   Agricultural                     $ 42,954   11.2%  $ 38,656  10.8%   $ 37,282  11.2%  $ 41,404  11.9%   $ 37,891  12.3%
   Commercial                         80,711   21.1     73,169  20.5      56,137  16.9     59,456  17.1      47,963  15.6
   Real Estate
      1-4 family residences           66,070   17.2     62,265  17.4      64,011  19.2     70,778  20.4      67,936  22.0
      Agricultural                    38,683   10.1     35,806  10.0      37,354  11.2     41,487  11.9      41,641  13.5
      Construction                    13,302    3.5     10,223   2.9      10,069   3.0     11,442   3.3      13,316   4.3
      Commercial                     107,672   28.1    101,353  28.4      87,746  26.3     76,573  22.1      57,260  18.6
                                    --------          --------          --------         --------          --------
         Real Estate Total           225,727   58.9    209,647  58.7     199,180  59.7    200,280  57.7     180,153  58.4
   Installment                        33,661    8.8     35,887  10.0      40,800  12.2     46,009  13.3      42,349  13.7
                                    --------          --------          --------         --------          --------
         Total loans                $383,053  100.0%  $357,359 100.0%   $333,399 100.0%  $347,149 100.0%   $308,356 100.0%
                                    ========          ========          ========         ========          ========

   Total assets                     $609,737          $587,375          $555,325         $515,180          $482,820
   Loans to total assets                       62.8%            60.8%             60.0%            67.4%             63.9%

   Total loans increased $25.7 million (or 7.2%) in 2003 as compared to an increase of $24 million (7.1%) in 2002. This increase reflects business expansion in growth markets served by the subsidiary bank in 2003, as well as expansion of relationship banking in all markets.

   Commercial loans increased $7.5 million (or 10.3%) in 2003, which compares to an increase of $17 million (or 30.0%) in 2002. Building relationships with commercial businesses has been the largest component of loan growth in recent years. Increases occurred in both higher growth areas and established markets served by the subsidiary bank. Competition for high quality commercial and agricultural customers remains strong.

   Loans to agricultural operations increased $2.9 million (or 8.0%) in 2003, which compares to an increase of $1.4 million (or 3.7%) in 2002. Short-term agricultural loans are seasonal in nature with paydowns from grain sales occurring near the end of each year. Grain prices improved during 2003. Livestock prices varied in 2003 between very high cattle prices for much of the year and generally low hog prices. Crop yields in the Corporation's market area were generally good for corn production and below normal for soybean production. The highly experienced agricultural staff continues to effectively manage risk in this portfolio. Agricultural loans as a percentage of total loans were 10.0% at year-end 2003, compared to 10.8% at year-end 2002.

   Real estate loans increased $16.1 million (or 7.7%) in 2003 compared to an increase of $10.5 million (or 5.3%) in 2002. All categories of real estate loans showed increased outstanding balances in 2003. Most residential real estate loans held in the portfolio are adjustable rate loans. Residential real estate loans with fixed rates of more than 5 years are generally sold into the secondary market. The Corporation retains the servicing of these sold real estate loans, maintaining the local relationship with customers and generating servicing fee income. The lower rate environment in 2003 generated very strong activity as homeowners refinanced their loans in addition to buying and building homes. Overall, residential real estate loan activity was at a record level with $135 million of loans closed, primarily fixed rate loans that were sold.

   Consumer installment loans decreased $2.2 million (or 6.2%) in 2003 from 2002. This follows a decrease of $4.9 million (or 12%) in 2002. Within this category, home equity financing has increased while auto financing has been reduced due to aggressive pricing by the finance companies owned by auto manufacturers.

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

   The Corporation's strategy with respect to addressing and managing these types of risks, whether loan demand is weak or strong, is for the subsidiary bank to follow its conservative loan policies and underwriting practices, which include (i) granting loans on a sound and collectible basis, (ii) investing funds profitably for the benefit of the stockholders and the protection of depositors, (iii) serving the legitimate needs of the community and the subsidiary bank's general market area, while obtaining a balance between maximum yield and minimum risk, (iv) ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan, (v) administering loan policies through a Directors' Loan Committee and Officer approvals, (vi) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each loan category, and (vii) ensuring that each loan is properly documented and, if appropriate, secured or guaranteed by government agencies, and that insurance coverage is adequate, especially with respect to certain agricultural loans because of the risk of poor weather.

   NON-PERFORMING LOANS AND OTHER REAL ESTATE OWNED. Non-performing loans amounted to .25% of total loans at year-end 2003 compared to 1.07% at year-end 2002. The subsidiary bank staff was successful in working out of, or improving, several larger credits during 2003, thereby reducing non-performing loans by 75%. Problem credits are closely monitored by the lending staff, and an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged-off or, unless well secured and in the process of collection, placed on a non-accrual status. The allowance for loan losses was 232.2% and 69.63% of non-performing loans at year-end 2003 and 2002, respectively. The Corporation does not have any significant concentration of commercial real estate loans or commitments in areas which are experiencing deteriorating economic conditions. Total other real estate owned as of December 31, 2003 was $798. The Corporation had $75 in other real estate owned as of December 31, 2002. The following table provides information on the Corporation's non-performing loans since 1999:

                                                                          DECEMBER 31
                                        -------------------------------------------------------------------------------
                                           2003             2002              2001             2000              1999
   Non-accrual                           $   925          $ 3,797           $ 5,676           $   897          $ 1,274
   90 days past due and accruing              44               23                42                12              111
   Restructured                              -0-              -0-               -0-               -0-              -0-
                                         -------          -------           -------           -------          -------
      Total non-performing loans         $   969          $ 3,820           $ 5,718           $   909          $ 1,385
                                         =======          =======           =======           =======          =======

   Non-performing loans to total loans
      (net of unearned interest)             0.25%            1.07%             1.72%            0.26%             0.45%

   As of December 31, 2003 and 2002, loans which the Corporation's management had serious doubts as to the ability of borrowers to comply with loan repayment terms not carried as non-performing loans totaled approximately $573 (or .15% of the total loan portfolio), and $220 (or .06% of the total loan portfolio), respectively.

   ALLOWANCE FOR LOAN LOSSES. The allowance shown in the following table represents the allowance available to absorb probable losses within the entire portfolio:

                                                                 FOR THE YEARS ENDED DECEMBER 31
                                               -------------------------------------------------------------------------------
                                                  2003              2002             2001              2000             1999
   Amount of loans outstanding at end of
      year (net of unearned interest)           $383,053          $357,359          $333,399          $347,147         $308,347
   Average amount of loans outstanding for
      the year (net of unearned interest)       $368,949          $344,490          $343,175          $326,372         $283,845
   Allowance for loan losses
      at beginning of year                      $  2,660           $ 2,300          $  2,660          $  1,950         $  1,800
   Charge-offs:
      Agricultural                                   106                 5               -0-                -0-             -0-
      Commercial                                     479               338               726                20              155
      Real estate-mortgage                            45                 2                29                44               74
      Installment                                    448               389               723               495              605
                                                --------           -------          --------          --------         --------
         Total charge-offs                         1,078               734             1,478               559              834
                                                --------           -------          --------          --------         --------
   Recoveries:
      Agricultural                                   -0-               -0-               -0-                 8                6
      Commercial                                       6               185                 4                79               28
      Real estate-mortgage                             4                30               -0-                43                1
      Installment                                    198               236               319               259              298

         Total recoveries                            208               451               323               389              333
                                                --------           -------          --------          --------         --------
   Net loans charged off                             870               283             1,155               170              501
   Provision for loan losses                         460               643               795               880              651
                                                --------           -------          --------          --------         --------
   Allowance for loan losses
      at end of year                            $  2,250           $ 2,660          $  2,300          $  2,660         $  1,950
                                                ========           =======          ========          ========         ========

   Net loans charged off
      to average loans                              0.24%             0.08%             0.34%            0.05%             0.18%
   Allowance for loan losses
      to non-performing loans                     232.20%            69.63%            40.22%          292.63%           140.79%
   Allowance for loan losses
      to total loans at end of year
      (net of unearned interest)                    0.59%             0.74%             0.69%            0.77%             0.63%

   The allowance for loan losses is considered by management to be the Company's critical accounting policy. The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries. The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management's best judgment, deserve evaluation in estimating possible loan losses. The adequacy of the allowance for loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the loan review staff of the audit department of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank's staff, management and its Board of Directors.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

   Net charge-offs were .24% of average total loans in 2003. The allowance for loan losses at year-end 2003 was $2,250, .59% of total loans, net of unearned interest, and 232.2% of non-performing loans. Non-performing loans were reduced by 75% in 2003 and are limited to credits that management believes will not result in significant losses to the Corporation. There are specific loan loss reserves of $15 for the non-performing or impaired loans as of December 31, 2003. Management considers the allowance for loan losses adequate to meet probable losses as of December 31, 2003.

   INVESTMENT SECURITIES. The objective of the investment portfolio is to provide the subsidiary bank with a source of earnings and liquidity. The following table provides information on the book value of investment securities as of the dates indicated.
                                                         DECEMBER 31
                                                ---------------------------
                                                   2003             2002

      U.S. Government Agencies                  $  33,823         $  24,246
      State and Municipal                          63,415            54,286
      Collateralized mortgage obligations          68,121            88,384
      Commercial paper                              1,995               -0-
      Other securities                              2,538             2,402
                                                ---------         ---------
           Total                                $ 169,892         $ 169,318
                                                =========         =========

   Total investment securities increased $0.5 million to $169.9 million at December 31, 2003. Due to falling mortgage rates and refinancing activity, principal repayments in the collateralized mortgage obligation (CMO) portfolio increased dramatically in 2003. The ending balance of the CMO portfolio decreased from $88.4 million at December 31, 2002 to $68.1 million at December 31, 2003. Accordingly, amortization of premiums on investment securities increased during 2003 to $2,719 from $1,066 in 2002. This caused the yield on taxable investment securities to decrease from 4.89% in 2002 to 2.65% in 2003.

   U. S. Government Agency balances increased from $24.2 million at December 31, 2002 to $33.8 million at December 31, 2003. This increase is due to the agency investment having a more favorable yield during 2003 as well as the need to fulfill pledging requirements. An increase in local municipal issues during the last quarter of 2003, as well as attractive yields, resulted in an increase of $9.1 million in the state and municipal portfolio from $54.3 million at December 31, 2002 to $63.4 million at December 31, 2003.

   DEPOSITS. Total deposits increased in 2003 by approximately $26.6 million, a 5.2% increase over 2002. Time deposits decreased $10.9 million, a 4.5% decrease from the prior year, largely due to current downtrending rate conditions and customer desire to invest in shorter term and liquid accounts. Interest-bearing demand accounts increased $24.3 million, a 15.6% increase over 2002 due to customer trends of moving maturing term certificates to liquid accounts. Non-interest bearing demand accounts showed an increase of $6.8 million. Regular savings accounts increased approximately $5.4 million, an increase of 10.5% over the prior year. The increases in deposit accounts were largely the result of growing customer relationships and uneasiness in the stock market, with customers looking for more secure investments. The average rate for overall deposits decreased to 1.86% in 2003, from 2.56% in 2002, as a result of higher rate certificates maturing and repricing, liquid account pricing decreasing, and consumers investing in shorter term products. These depositor trends represent a continuing trend of customers seeking higher returns in the stock market in the year 2001, then moving to FDIC-insured investments in 2002 and 2003, as well as customer and deposit growth in the northeastern markets.

   Over the last three years, the subsidiary's total deposits increased 26.5%. The increase in consumer deposits reflects our continued focus on investing in offices in high growth areas, and continued focus of officers calling on customers and potential customers through our officer call program to develop deposit relationships. This growth also reflects the efforts of a well-trained staff assisting customers by identifying needs and providing sound solutions. There continues to be considerable interest in the alternative delivery mechanisms, such as ATM's, Internet Banking and Telebanker as convenient means for customers to better manage their money, maximize return, and have peace of mind by dealing safely and securely with only one financial institution. Due to the diversity within our various market areas, such delivery mechanisms will continue to position us well for the future.

   The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated.

                                                              FOR THE YEARS ENDED DECEMBER 31
                                         -----------------------------------------------------------------------
                                                 2003                      2002                       2001
                                         BALANCE        RATE        Balance       Rate        Balance       Rate
                                         -------        ----        -------       ----        -------       ----
   Non-interest bearing demand           $65,418        N/A        $58,655         N/A        $58,378        N/A
   Interest-bearing demand               179,805       1.22%       155,549        1.79%       116,587       2.23%
   Savings                                57,151       0.54         51,750        1.21         51,966       2.17
   Time deposits                         235,453       3.18        245,313        3.94        254,807       5.43
                                        --------
        Total                           $537,827       1.86%      $511,267       2.56%       $481,738       3.65%
                                        ========                  ========                   ========

   The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2003. These time deposits are made by individuals, corporations and public entities.

          Three months or less                        $ 20,843
          Over three months through six months          18,678
          Over six months through one year               2,692
          Over one year                                  3,069
                                                      --------

                Total                                 $ 45,282
                                                      ========

   LIQUIDITY. Liquidity is measured by a financial institution's ability to raise funds through deposits, borrowed funds, capital, or the sale of assets. Additional sources of liquidity, including cash flow from both the repayment of loans and the securitization of assets, are also considered in determining whether liquidity is satisfactory. The funds are used to meet deposit withdrawals, maintain reserve requirements, fund loans, purchase treasury shares, and operate the organization. Liquidity is achieved through growth of core funds (defined as core deposits, 50% of non-public entity certificates of deposit over $100, and repurchase agreements issued to commercial customers) and liquid assets, and accessibility to the money and capital markets. The Corporation and the subsidiary bank have access to short-term funds through their correspondent banks, as well as access to the Federal Home Loan Bank of Chicago, which can provide longer-term funds to help meet liquidity needs.

   The ratio of temporary investments and other short-term available funds (those investments maturing within one year plus twelve months' projected payments on mortgage-backed securities and collateralized mortgage obligations, and cash and due from banks balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, Treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 33.7% at December 31, 2003 and 66.9% at December 31, 2002, respectively. The reduction in this ratio is due to a lower dollar amount of maturing investments over the next twelve months, when compared to the end of 2002. Core deposits (demand deposits, interest-bearing checking accounts, total savings, and certificates of deposit less than $100) were 85.0 % of total deposits at December 31, 2003 and 88.9% of total deposits at December 31, 2002. Money market accounts of approximately $63.3 million at December 31, 2003 are classified by the Corporation as core deposits.

   In 2003, the Corporation experienced a net decrease of $2.5 million in cash and cash equivalents. Investing activities, consisting of a net increase in loans of $26.6 million and purchases of premises and equipment of $2.7 million, used $32.9 million of the Corporation's funds. Financing activities, consisting of a net increase in deposits of $26.6 million offset by a decrease in borrowings of $3.3 million, treasury stock purchases of $3.5 million, and dividend payments of $2.8 million, provided the Corporation with $17.4 million. Additionally, operating activities provided the Corporation with $13.0 million. Cash and cash equivalents of $16.4 million at December 31, 2003 are deemed more than adequate to meet short-term liquidity needs.

   In 2002, the Corporation had a net decrease of $14.9 million in cash and cash equivalents. Investing activities consisting mainly of the purchase of investment securities, net of maturities and sales, of $22.9, and a net increase in loans of $27.7 million used $48.1 million of the Corporation's funds. Offsetting this were financing activities, primarily a net increase in deposits of $29.5 million (offset by dividends paid of $2.8 million and treasury stock purchases of $1.7 million) which, along with operating activities, provided $33.4 million in net cash.

   The long-term liquidity needs of the Corporation will be driven by the necessity to grow and change in the marketplace to meet the needs of its customers and to offset strategies of its competitors. The Corporation's equity base, coupled with common stock available for issuance and a low level of debt, provide several options for future financing.

   ASSET-LIABILITY MANAGEMENT. The Corporation actively manages its assets and liabilities through coordinating the levels of interest rate sensitive assets and liabilities to minimize changes in net interest income despite changes in market interest rates. The Corporation defines interest rate sensitive assets and liabilities as any instruments that can be repriced within 180 days, either because the instrument will mature during the period or because it carries a variable interest rate. Changes in net interest income occur when interest rates on loans and investments change in a different time period from changes in interest rates on liabilities, or when the mix and volume of earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the dollar amount of difference between rate sensitive assets and rate sensitive liabilities within a given time period (GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

   The Corporation's strategy with respect to asset-liability management is to maximize net interest income while limiting the Corporation's exposure to risks associated with volatile interest rates. The subsidiary bank's Funds Management Committee is responsible for monitoring the GAP position. As a general rule, the subsidiary bank's policy is to maintain GAP as a percent of total assets within a range from +20% to -20% in any given time period. Based on the simulation of various rising or falling interest rate scenarios in comparison to one considered to be the most likely interest rate scenario, management seeks to operate with net interest income within a range of +10% to -10% of budgeted net interest income during any twelve-month period. The Corporation also performs an interest rate risk analysis, on a monthly basis, on the assets and liabilities of the subsidiary bank. This analysis applies an immediate shift in interest rates of up to +300 basis points and -300 basis points to the assets and liabilities to determine the impact on the net interest income and net income of the subsidiary bank, when compared to a flat rate scenario. This analysis does not take into account any other balance sheet management plans that may be implemented should such rapid interest rate movement occur. For the December 31, 2003 and 2002 analyses, the down 200 and 300 basis point analyses were excluded, given the low interest rate environment making such analyses meaningless.

   The following table shows the estimated changes to net interest income from the base scenario (budget) as of December 31, 2003 and 2002.

        CHANGE IN                         ESTIMATED NET INTEREST INCOME
        INTEREST RATE                2003   % OF CHANGE      2002   % of change
        -------------              --------------------------------------------

        300 basis point rise       $23,649     11.45%      $21,996      5.86%
        200 basis point rise        22,795      7.42        21,369      2.84
        100 basis point rise        21,959      3.48        20,839      0.29
        Base scenario               21,220        --        20,778        --
        100 basis point decline     19,632     (7.48)       19,328     (6.98)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

   CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS. As disclosed in the Notes to Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2003, the aggregate contracted obligations (excluding bank deposits) and commercial commitments are as follows:

----------------------------------------------------------------------------------------------------------------

                                                        LESS THAN
                                             TOTAL        1 YEAR        1-3 YEARS      3-5 YEARS   OVER 5 YEARS
                                             -----        ------        ---------      ---------   ------------
Contractual Obligations:
   Total borrowings                         $16,161       $11,161       $    -0-       $  5,000      $    -0-

Other Commercial Components:
   Commitments to lend                      $95,833       $95,833       $    -0-       $    -0-      $    -0-
   Standby letters of credit                  6,398         6,398            -0-            -0-      $    -0-
                                           --------      --------       --------       --------      --------
      Total                                $102,231      $102,231       $    -0-       $    -0-      $    -0-
                                           ========      ========       ========       ========      ========


                                                                    DECEMBER 31, 2003
                                           ------------------------------------------------------------------
                                            0-3 MO.      4-12 MO.      1-3 YRS.     OVER 3 YRS.      TOTAL
                                           --------      --------      --------     -----------      -----
Interest-earning assets:
   Interest-bearing deposits              $     511     $     -0-       $    -0-       $    -0-      $    511
   Taxable investment securities              8,783        13,047         57,061         26,623       105,514
   Tax-exempt investment securities           1,641         1,042          2,306         56,612        61,601
   Federal funds sold                         2,475           -0-            -0-            -0-         2,475
   Loans                                    165,066        70,692         82,924         65,369       384,051
                                          ---------     --------        --------       --------      --------
      Total rate sensitive assets ("RSA") $ 178,476     $  84,781       $142,291       $148,604      $554,152
                                          =========     =========       ========       ========      ========

Interest-bearing liabilities:
   Interest-bearing demand deposits        $179,805     $     -0-       $    -0-       $    -0-      $179,805
   Savings deposits                          57,151           -0-            -0-            -0-        57,151
   Time deposits                             59,132        99,629         62,577         14,115       235,453
   Customer repurchase agreements             9,203           461            -0-            -0-         9,664
   Advances from Federal Home Loan Bank         150           -0-            -0-          5,000         5,150
   Interest-bearing demand notes issued
      to the U.S. Treasury                      297           -0-            -0-            -0-           297
   Note payable                               1,050           -0-            -0-            -0-         1,050
                                          ---------     ---------       --------       --------      --------
      Total rate sensitive liabilities
        ("RSL")                           $ 306,788     $ 100,090       $ 62,577       $ 19,115      $488,570
                                          =========     =========       ========       ========      ========


Interest rate sensitivity GAP (RSA
  less RSL)                               $(128,312)     $(15,309)      $ 79,714       $129,489
Cumulative GAP                             (128,312)     (143,621)       (63,907)        65,582
RSA/RSL                                       58.18%        84.70%        227.39%        777.42%
Cumulative RSA/RSL                            58.18         64.70          86.39         113.42

   In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

   Management of the Corporation considers $58.3 million (one-half) of the interest-bearing checking account balances and $31.6 million (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank's policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

   At December 31, 2003, savings deposits totaled approximately $57.2 million. If that amount, the $58.3 million of interest-bearing checking account balances and $31.6 million in money market account balances reflected in the 0-3 month time frame are adjusted to exclude these amounts (consistent with the consideration mentioned in the paragraph above), rate sensitive liabilities would be approximately $159.7 million for a positive gap of approximately $18.7 million. RSA as a percent of RSL would be 111.7%. Adjusting the cumulative GAP and GAP ratio for the 4-12 month time frame would result in a positive cumulative GAP and GAP ratio of $3.4 million, and 101.3%, respectively.

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

   INVESTMENT MATURITIES AND YIELDS. The following table sets forth the contractual maturities of investment securities at December 31, 2003, and the tax equivalent yields of such securities.

                                           DUE WITHIN     DUE AFTER ONE BUT     DUE AFTER            OTHER
                                            ONE YEAR      WITHIN FIVE YEARS     FIVE YEARS     (NO STATED MATURITY)
                                          -------------   -----------------   ---------------  -------------------
                                         AMOUNT   YIELD     AMOUNT   YIELD    AMOUNT   YIELD     AMOUNT   YIELD
   U.S. Government Agencies              $   626   7.26%   $30,800    2.62%   $2,189    6.45%    $  -0-     --
   State and Municipal                     1,261   5.02      6,104    5.11    54,237    6.79        -0-     --
   Collateralized mortgage obligations       -0-     --      3,481    5.57    64,579    3.73        -0-     --
   Other (no stated maturity)              1,995   1.35        -0-      --       -0-      --      2,538     --
                                         -------           -------           --------            ------

         Total                           $ 3,882   3.50%   $40,385    3.25%  $121,005   5.15%    $2,538     --
                                         =======           =======           ========            ======

   LOAN MATURITIES. The following table sets forth scheduled loan repayments on agricultural, commercial and real estate construction loans at December 31, 2003. See note 5 in the Notes to Consolidated Financial Statements.

                             DUE WITHIN     DUE AFTER ONE BUT       DUE AFTER
                              ONE YEAR      WITHIN FIVE YEARS      FIVE YEARS      NON-ACCRUAL       TOTAL
                              ---------     -----------------      ----------       ----------        ----
   Agricultural               $ 36,308          $ 6,486               $ 106           $  -0-        $ 42,954
   Commercial                   69,101           11,161                 214              235          80,711
   Real Estate-Construction     12,631              671                  -0-             -0-          13,302
                              --------          -------               -----           ------        --------

      Total                   $118,040          $18,318               $ 374           $  235        $136,967
                              ========          =======               =====           ======        ========

   Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates or adjustable (variable) interest rates at December 31, 2003.

                         FIXED RATE      VARIABLE RATE        TOTAL
                         ----------      -------------        -----
   Due after one year      $ 9,979         $ 8,713           $18,692

   Allocation of Allowance for Loan Losses. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans at December 31 are as follows:

                                                                   DECEMBER 31
                       -------------------------------------------------------------------------------------------------------
                                2003                2002                2001                 2000                 1999
                                   PERCENT              Percent               Percent               Percent               Percent
                                  OF LOANS             of loans              of loans              of loans              of loans
                                   IN EACH              in each              in each               in each               in each
                                   CATEGORY             category             category              category              category
                       ALLOWANCE   TO TOTAL  Allowance  to total  Allowance  to total   Allowance  to total   Allowance  to total
                        AMOUNT      LOANS     amount     loans     amount     loans     amount      loans     amount      loans
                       --------    -------   --------   ------     -------   ------     -------    ------     -------     -----
    Agricultural       $   687      11.2%    $   706      10.8%    $   466     11.2%    $   591      11.9%    $   293      12.3%
    Commercial             692      21.1         972      20.5         537     16.9         695      17.1         428      15.6
    Real estate-mortgage   178      58.9         222      58.7         361     59.7         322      57.7         333      58.4
    Installment            466       8.8         549      10.0         645     12.2         822      13.3         709      13.7
    Unallocated            227       N/A         211       N/A         291      N/A         230       N/A         187       N/A
                        ------                ------                ------               ------                ------

       Total            $2,250     100.0%     $2,660     100.0%     $2,300    100.0%     $2,660     100.0%     $1,950     100.0%
                        ======                ======                ======               ======                ======

QUARTERLY RESULTS OF OPERATIONS
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

   The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

                                                              YEAR ENDED DECEMBER 31, 2003
                                             ------------------------------------------------------------
                                             1ST QTR           2ND QTR           3RD QTR          4TH QTR
     Interest income                          $7,824            $6,640            $7,441           $7,489
     Interest expense                          2,878             2,777             2,482            2,374
                                              ------            ------            ------           ------

     Net interest income                       4,946             3,863             4,959            5,115
     Provision for loan losses                   100               165               100               95
                                              ------            ------            ------           ------

     Net interest income after
      provision for loan losses                4,846             3,698             4,859            5,020
     Non-interest income                       2,163             3,011             2,258            1,972
     Non-interest expense                      4,528             4,670             4,728            4,779
                                              ------            ------            ------           ------

     Income before income taxes                2,481             2,039             2,389            2,215
     Income tax expense                          709               555              680               577
                                              ------            ------            ------           ------

     Net income                               $1,772            $1,484            $1,709           $1,638
                                              ------            ------            ------           ------

     Earnings per share:
      Basic                                   $ 0.55            $ 0.47            $ 0.54           $ 0.52
      Diluted                                 $ 0.55            $ 0.46            $ 0.53           $ 0.51
     Cash dividends declared per share        $ 0.15            $ 0.16            $ 0.16           $ 0.42


                                                                  Year Ended December 31, 2002
                                              ------------------------------------------------------------
                                              1st Qtr           2nd Qtr           3rd Qtr          4th Qtr

     Interest income                          $8,252            $8,218            $8,161           $8,038
     Interest expense                          3,591             3,342             3,448            3,178
                                              ------            ------            ------           ------

     Net interest income                       4,661             4,876             4,713            4,860
     Provision for loan losses                   225               150                50              218
                                              ------            ------            ------           ------

     Net interest income after
      provision for loan losses                4,436             4,726             4,663            4,642
     Non-interest income                       1,893             1,739             1,927            2,004
     Non-interest expense                      4,235             4,255             4,618            4,584
                                              ------            ------            ------           ------

     Income before income taxes                2,094             2,210             1,972            2,062
     Income tax expense                          576               627               444              557
                                              ------            ------            ------           ------

     Net income                               $1,518            $1,583            $1,528           $1,505
                                              ======            ======            ======           ======

     Earnings per share:
      Basic                                   $ 0.46            $ 0.48            $ 0.46           $ 0.47
      Diluted                                 $ 0.46            $ 0.48            $ 0.46           $ 0.46
     Cash dividends declared per share        $ 0.13            $ 0.13            $ 0.14           $ 0.45

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                                        For the Years Ended December 31
---------------------------------------------------------------------------------------------------------------------------
                                                       2003           2002           2001            2000           1999
---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF INCOME
   Interest income                                  $   29,394     $   32,669     $   35,724      $   35,344     $   32,125
   Interest expense                                     10,511         13,559         18,266          17,464         15,410
   Net interest income                                  18,883         19,110         17,458          17,880         16,715
   Provision for loan losses                               460            643            795             880            651
   Non-interest income                                   9,408          7,563          7,307          11,076          4,006
   Non-interest expense                                 18,707         17,692         16,561          15,805         14,660
   Income before income taxes                            9,124          8,338          7,409          12,271          5,410
   Income tax expense                                    2,521          2,204          2,002           4,085          1,556
   Net income                                            6,603          6,134          5,407           8,186          3,854

PER SHARE DATA
   Basic earnings per share                         $     2.08     $     1.87     $     1.62      $     2.33     $     1.02
   Diluted earnings per share                             2.05           1.86           1.62            2.33           1.02
   Book value (at end of period)                         16.29          15.79          14.38           13.60          11.16
   Cash dividends declared                                0.89           0.85           0.73            0.38           0.35
   Dividend payout ratio                                  42.3%          45.3%          45.0%           16.4%          34.4%

SELECTED BALANCES (AT END OF YEAR)
   Total assets                                     $  609,737     $  587,375     $  555,325      $  515,180     $  482,820
   Earning assets                                      571,965        542,450        509,494         469,802        438,760
   Investments                                         169,892        169,318        144,660         119,117        113,966
   Gross loans                                         385,376        364,120        341,889         351,061        317,002
   Allowance for loan losses                             2,250          2,660          2,300           2,660          1,950
   Deposits                                            537,827        511,267        481,738         425,304        404,808
   Borrowings                                           16,161         19,491         20,595          36,318         33,499
   Stockholders' equity                                 50,875         51,074         47,500          47,476         40,946

SELECTED FINANCIAL RATIOS
   Net income to average
     stockholders' equity                                13.01%         12.37%         11.60%          18.69%          9.20%
   Net income to average assets                           1.10           1.08           1.02            1.67           0.83
   Average stockholders' equity
     to average assets                                    8.49           8.75           8.83            8.95           9.01
   Average earning assets
     to average assets                                   91.56          92.62          92.12           91.80          91.83
   Non-performing loans to total loans at end
     of period (net of unearned interest)                 0.25           1.07           1.72            0.26           0.44
   Tier 1 capital to average adjusted assets              7.70           7.80           8.10            8.60           8.10
   Risk-based capital to risk-
     adjusted assets                                     11.22          11.74          12.29           12.71          12.31
   Net loans charged-off to
     average loans                                        0.24           0.08           0.34            0.05           0.18
   Allowance for loan losses to total loans at
     end of year (net of unearned interest)               0.59           0.74           0.69            0.77           0.63
   Average interest-bearing deposits
     to average deposits                                 88.96          89.51          89.47           89.06          89.70
   Average non-interest-bearing deposits
     to average deposits                                 11.04          10.49          10.53           10.94          10.30
---------------------------------------------------------------------------------------------------------------------------