Form 10-K, Exhibit 13
period 2004-12-31
PRINCETON NATIONAL BANCORP INC
filed 2005-03-15
CIK 707855

EXHIBIT 13




             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------

The Board Of Directors and Stockholders
Princeton National Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary ("the Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.


/s/ KPMG LLP

Chicago, Illinois
March 9, 2005

CONSOLIDATED BALANCE SHEETS
(dollars in thousands except share data)

                                                                                   DECEMBER 31
                                                                                2004         2003
----------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                       $  14,025    $  13,428
Interest-bearing deposits with financial institutions                                65          511
Federal funds sold                                                                  -0-        2,475
                                                                              ---------    ---------
        Total cash and cash equivalents                                          14,090       16,414

Loans held-for-sale, at lower of cost or market                                   1,301        2,323

Investment securities:
    Available-for-sale, at fair value                                           175,129      154,065
    Held-to-maturity, at amortized cost (fair value of $14,111 and $16,338)      13,680       15,827
                                                                              ---------    ---------
        Total investment securities                                             188,809      169,892

Loans:
    Loans, net of unearned interest                                             410,044      383,053
    Allowance for loan losses                                                    (2,524)      (2,250)
                                                                              ---------    ---------
        Net loans                                                               407,520      380,803

Premises and equipment, net of accumulated depreciation                          17,924       14,664
Bank-owned life insurance                                                        15,870       15,036
Accrued interest receivable                                                       5,000        4,634
Goodwill                                                                          1,355        1,355
Intangible assets, net of accumulated amortization                                1,317        1,525
Other real estate owned                                                             -0-          798
Other assets                                                                      2,552        2,293
                                                                              ---------    ---------
   TOTAL ASSETS                                                               $ 655,738    $ 609,737
                                                                              =========    =========

----------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:
    Demand                                                                    $  75,015    $  65,418
    Interest-bearing demand                                                     191,271      179,805
    Savings                                                                      58,675       57,151
    Time                                                                        248,600      235,453
                                                                              ---------    ---------
        Total deposits                                                          573,561      537,827

Borrowings:
    Customer repurchase agreements                                               16,870        9,664
    Advances from the Federal Home Loan Bank                                      5,000        5,150
    Federal funds purchased                                                       1,000          -0-
    Interest-bearing demand notes issued to the U.S. Treasury                     1,765          297
    Note payable                                                                    900        1,050
                                                                              ---------    ---------
        Total borrowings                                                         25,535       16,161

Other liabilities                                                                 4,273        4,874
                                                                              ---------    ---------
        TOTAL LIABILITIES                                                       603,369      558,862
                                                                              ---------    ---------

STOCKHOLDERS' EQUITY
Common stock: $5 par value, 7,000,000 shares authorized:
4,139,841 shares issued at December 31, 2004 and 2003                            20,699       20,699
Surplus                                                                           7,810        7,020
Retained earnings                                                                42,156       38,726
Accumulated other comprehensive income, net of tax                                  951        1,275
Less: cost of 1,081,841 and 1,015,838 treasury shares at December 31,
2004 and 2003, respectively                                                     (19,247)     (16,845)
                                                                              ---------    ---------

        TOTAL STOCKHOLDERS' EQUITY                                               52,369       50,875
                                                                              ---------    ---------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 655,738    $ 609,737
                                                                              =========    =========
----------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except share data)

                                                           FOR THE YEARS ENDED DECEMBER 31
                                                           2004         2003         2002
--------------------------------------------------------------------------------------------
INTEREST INCOME:

    Interest and fees on loans                          $   23,518   $   23,763   $   24,829
    Interest and dividends on investment securities:
        Taxable                                              3,259        2,919        5,147
        Tax-exempt                                           2,888        2,585        2,473
    Interest on federal funds sold                              30           72          131
    Interest on interest-bearing time deposits in
      other banks                                               24           55           89
                                                        ----------   ----------   ----------

            Total interest income                           29,719       29,394       32,669
                                                        ----------   ----------   ----------
INTEREST EXPENSE:
    Interest on deposits                                     8,596       10,094       13,029
    Interest on borrowings                                     474          417          530
                                                        ----------   ----------   ----------

            Total interest expense                           9,070       10,511       13,559
                                                        ----------   ----------   ----------

NET INTEREST INCOME                                         20,649       18,883       19,110

Provision for loan losses                                      375          460          643
                                                        ----------   ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         20,274       18,423       18,467
                                                        ----------   ----------   ----------

NON-INTEREST INCOME:
    Trust & farm management fees                             1,451        1,280        1,192
    Service charges on deposit accounts                      3,149        3,018        2,754
    Other service charges                                    1,165        1,056        1,013
    Gain on sales of securities available-for-sale             216        1,002          138
    Gain on sale of credit card loans                          465          -0-          -0-
    Brokerage fee income                                       607          550          631
    Mortgage banking income                                    561        1,287          689
    Bank-owned life insurance income                           555          584          778
    Other operating income                                     146          147          143
                                                        ----------   ----------   ----------

            Total non-interest income                        8,315        8,924        7,338
                                                        ----------   ----------   ----------
NON-INTEREST EXPENSE:
    Salaries and employee benefits                          11,129       10,324        9,869
    Occupancy                                                1,368        1,237        1,195
    Equipment expense                                        1,653        1,624        1,498
    Federal insurance assessments                              229          212          212
    Intangible assets amortization                             208          208          210
    Data processing                                            747          706          731
    Advertising                                                743          449          447
    Other operating expense                                  3,426        3,463        3,305
                                                        ----------   ----------   ----------

            Total non-interest expense                      19,503       18,223       17,467
                                                        ----------   ----------   ----------

INCOME BEFORE INCOME TAXES                                   9,086        9,124        8,338
Income tax expense                                           2,214        2,521        2,204
                                                        ----------   ----------   ----------

NET INCOME                                              $    6,872   $    6,603   $    6,134
                                                        ==========   ==========   ==========
EARNINGS PER SHARE:
    Basic                                               $     2.22   $     2.08   $     1.87
    Diluted                                             $     2.21   $     2.05   $     1.86

Basic weighted average shares outstanding                3,088,881    3,181,424    3,283,016
Diluted weighted average shares outstanding              3,116,078    3,220,227    3,302,986
--------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

                                                               FOR THE YEARS ENDED DECEMBER 31
                                                                 2004       2003       2002
----------------------------------------------------------------------------------------------
NET INCOME                                                      $ 6,872    $ 6,603    $ 6,134
    Other comprehensive income (loss), net of tax

    Unrealized holding gains (losses) arising during the year      (192)      (329)     1,766
    Less: Reclassification adjustment for net realized gains
          included in net income                                   (132)      (614)       (85)
                                                                -------    -------    -------

Other comprehensive income (loss)                                  (324)      (943)     1,681
                                                                -------    -------    -------

COMPREHENSIVE INCOME                                            $ 6,548    $ 5,660    $ 7,815
                                                                =======    =======    =======
----------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(dollars in thousands except share data)

---------------------------------------------------------------------------------------------------------------------------------
                                                                                  ACCUMULATED
                                                                                     OTHER
                                                                                 COMPREHENSIVE
                                          COMMON                RETAINED         INCOME (LOSS)        TREASURY
                                          STOCK      SURPLUS    EARNINGS       NET OF TAX EFFECT        STOCK          TOTAL
                                         --------    -------    --------       -----------------      ---------       --------
Balance, January 1, 2002                 $ 20,699    $ 6,416    $ 31,937            $   537           $ (12,089)      $ 47,500

    Net income                                                     6,134                                                 6,134
    Sale of 6,087 shares
       of treasury stock                                  83                                                 38            121
    Purchase of 84,300 shares
       of treasury stock                                                                                 (1,706)        (1,706)
    Exercise of stock options and
       re-issuance of treasury
       stock (7,889 shares)                              113         (40)                                    47            120
    Cash dividends
      ($.85 per share)                                            (2,776)                                               (2,776)
    Other comprehensive income,
       net of $1,063 tax effect                                                       1,681                              1,681
                                         --------    -------    --------            -------           ---------       --------

Balance, December 31, 2002               $ 20,699    $ 6,612    $ 35,255            $ 2,218           $ (13,710)      $ 51,074

    Net income                                                     6,603                                                 6,603
    Sale of 5,265 shares
       of treasury stock                                  65                                                 70            135
    Purchase of 141,000 shares
       of treasury stock                                                                                 (3,483)        (3,483)
    Exercise of stock options and
       re-issuance of treasury
       stock (26,052 shares)                             343        (303)                                   278            318
    Cash dividends
       ($.89 per share)                                           (2,829)                                               (2,829)
    Other comprehensive loss,
       net of $596 tax effect                                                          (943)                              (943)
                                         --------    -------    --------            -------           ---------       --------

Balance, December 31, 2003               $ 20,699    $ 7,020    $ 38,726            $ 1,275           $ (16,845)      $ 50,875

    Net income                                                     6,872                                                 6,872
    Sale of 4,176 shares
       of treasury stock                                  61                                                 59            120
    Purchase of 100,000 shares
       of treasury stock                                                                                 (2,884)        (2,884)
    Exercise of stock options and
       re-issuance of treasury
       stock (31,801 shares)                             729        (476)                                   423            676
    Cash dividends
       ($.96 per share)                                           (2,966)                                                (2,966)
    Other comprehensive loss,
       net of $205 tax effect                                                          (324)                              (324)
                                         --------    -------    --------            -------           ---------       --------

BALANCE, DECEMBER 31, 2004               $ 20,699    $ 7,810    $ 42,156            $   951           $ (19,247)      $ 52,369
                                         ========    =======    ========            =======           =========       ========
---------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

                                                                            FOR THE YEARS ENDED DECEMBER 31
                                                                             2004        2003         2002
---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
    Net income                                                             $  6,872    $  6,603    $  6,134
    Adjustments to reconcile net income to
      net cash provided by operating activities:
         Depreciation                                                         1,312       1,442       1,311
         Provision for loan losses                                              375         460         643
         Deferred income tax (benefit) expense                                 (258)         11         113
         Amortization of intangible assets                                      208         208         210
         Amortization of premiums on investment securities,
           net of accretion                                                   1,675       2,719       1,066
         Gain on sales of securities available-for-sale, net                   (216)     (1,002)       (138)
         Gain on sale of credit card loans                                     (465)        -0-         -0-
         Gain on sales of other real estate owned, net                         (293)        (22)        (40)
         FHLB Stock dividends                                                  (115)       (136)        (86)
         Loans originated for sale                                          (36,781)    (90,594)    (49,183)
         Proceeds from sales of loans originated for sale                    37,803      95,032      50,912
         Increase (decrease) in accrued interest payable                        149        (755)       (716)
         (Increase) decrease in accrued interest receivable                    (366)        546         619
         Increase in other assets                                              (426)     (2,142)     (1,543)
         (Decrease) increase in other liabilities                              (545)        671        (248)
                                                                           --------    --------    --------

             Net cash provided by operating activities                        8,929      13,041       9,054
                                                                           --------    --------    --------

INVESTING ACTIVITIES:
    Proceeds from sales of investment securities available-for-sale          10,910      12,752       3,863
    Proceeds from maturities of investment securities available-for-sale     28,039      81,070      44,373
    Purchase of investment securities available-for-sale                    (60,184)    (95,784)    (71,653)
    Proceeds from maturities of investment securities held-to-maturity        1,855       1,473       3,271
    Purchase of investment securities held-to-maturity                       (1,410)     (3,205)     (2,772)
    Proceeds from sale of credit card loans                                   2,585         -0-         -0-
    Proceeds from sales of other real estate owned                              682         108       3,453
    Net increase in loans                                                   (29,212)    (26,564)    (27,696)
    Purchase of premises and equipment                                       (4,572)     (2,718)       (933)
                                                                           --------    --------    --------

             Net cash used in investing activities                          (51,307)    (32,868)    (48,094)
                                                                           --------    --------    --------

FINANCING ACTIVITIES:
    Net increase in deposits                                                 35,734      26,560      29,529
    Net increase (decrease) in short-term borrowings                          9,524      (3,080)       (854)
    Repayment of long-term borrowings                                          (150)       (250)       (250)
    Dividends paid                                                           (2,966)     (2,829)     (2,776)
    Purchase of treasury stock                                               (2,884)     (3,483)     (1,706)
    Exercise of stock options                                                   676         318         120
    Sale of treasury stock                                                      120         135         121
                                                                           --------    --------    --------

    Net cash provided by financing activities                                40,054      17,371      24,184
                                                                           --------    --------    --------

Decrease in cash and cash equivalents                                        (2,324)     (2,456)    (14,856)
Cash and cash equivalents at beginning of year                               16,414      18,870      33,726
                                                                           --------    --------    --------

Cash and cash equivalents at end of year                                   $ 14,090    $ 16,414    $ 18,870
                                                                           ========    ========    ========

Cash paid during the year for:
    Interest                                                               $  8,921    $ 11,266    $ 14,275
    Income taxes                                                           $  2,462    $  2,199    $  2,258
Supplemental disclosure of noncash investing activities:
    Loans transferred to other real estate owned                           $     32    $    863    $  3,488
---------------------------------------------------------------------------------------------------------------

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

            INVESTMENT SECURITIES - Investment securities which the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. The Corporation does not have a trading portfolio. All other investment securities that are not classified as held-to-maturity are classified as available-for-sale. Investment securities available-for-sale are recorded at fair value, with any changes in fair value reflected as a separate component of stockholders' equity, net of related tax effects. Gains and losses on the sale of securities are determined using the specific identification method. Premiums and discounts on investment securities are amortized or accreted over the contractual lives of those securities. The method of amortization or accretion results in a constant effective yield on those securities (the interest method). Any security for which there has been other than temporary impairment of value is written down to its estimated market value through a charge to earnings.

            LOANS - Loans are stated at the principal amount outstanding, net of unearned interest and allowance for loan losses. Interest on commercial, real estate and certain installment loans is credited to operations as earned, based upon the principal amount outstanding. Interest on other installment loans is credited to operations using a method which approximates the interest method. Loan origination fees are recognized to income, and loan origination costs are charged to expense, as incurred. The impact of the cash basis of accounting for loan fees and costs is not materially different from the deferral basis.

            It is the subsidiary bank's policy to discontinue the accrual of interest on any loan when, in the opinion of management, full and timely payment of principal and interest is not expected, or principal and interest is due and remains unpaid for 90 days or more, unless the loan is both well-secured and in the process of collection. Interest on these loans is recorded as income only when the collection of principal has been assured and only to the extent interest payments are received.

            Impaired loans are measured based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Certain groups of small-balance homogeneous loans, which are collectively evaluated for impairment and are generally represented by consumer and residential mortgage loans and loans held-for-sale, are not analyzed individually for impairment. The Corporation generally identifies impaired loans within the non-accrual and restructured commercial and commercial real estate portfolios on an individual loan-by-loan basis. The measurement of impaired loans is generally based on the fair value of the related collateral.

            ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries, and is available to absorb probable losses on loans.

            The allowance is based on factors that include overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, watchlist, substandard and doubtful credits, and such other factors that, in management's best judgment, deserve evaluation in estimating probable loan losses.

            In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary bank's allowance for loan losses. Such agencies may require the subsidiary bank to recognize additions to the allowance for loan losses based on their judgments of information available to them at the time of their examination.

            SALES OF FIRST MORTGAGE LOANS AND LOAN SERVICING - The subsidiary bank sells certain first mortgage loans on a non-recourse basis. The total cost of these loans is allocated between loans and servicing rights, based on the relative fair value of each. Loan servicing fees are recognized to income and loan servicing costs are charged to expense, as incurred. Loans held-for-sale are stated at the lower of aggregate cost or market. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

            The Corporation recognizes as a separate asset the rights to service mortgage loans for others. Mortgage servicing rights are recorded at the lower of cost or market value and are included in other assets in the consolidated balance sheets. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income similar to the interest method in proportion to the amount of principal received on loans serviced. The amortization of capitalized mortgage servicing rights is reflected in the consolidated statements of income as a reduction to mortgage banking income.

            PREMISES AND EQUIPMENT - Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, as follows: buildings, fifteen to forty years; furniture and equipment, three to fifteen years. The carrying amounts of assets sold or retired and the related accumulated depreciation are eliminated from the accounts and any resulting gains or losses are reflected in income.

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

            RECLASSIFICATION - Certain amounts in the 2003 and 2002 consolidated financial statements have been reclassified to conform to the 2004 presentation.

            IMPACT OF NEW ACCOUNTING STANDARDS - In September 2004, the FASB issued Staff Position No. EITF 03-1-1 which delayed the effective date for the measurement recognition guidance contained in Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which was effective for fiscal years ending after December 15, 2003. Until new guidance is issued, companies must continue to comply with the disclosure requirements of EITF 03-1 and all relevant measurement and recognition requirements of other accounting literature. EITF 03-1 requires certain quantitative and qualitative disclosures for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", that are impaired at the balance sheet date, but for which an other-than-temporary impairment has not been recognized. These disclosures are contained in Note 4 of the Notes to Consolidated Financial Statements. The Corporation will complete its evaluation of the impact upon issuance of final guidance from the FASB.

            In December 2004, the FASB issued SFAS No. 123 (Revised 2004)
         (123R), "Share-Based Payment", an amendment of FASB Statements No. 123 and 95. SFAS No. 123R will require compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements, effective for the Corporation's third quarter in 2005. The Corporation has not yet completed its evaluation of the standard, but anticipates that it will result in a reduction in earnings and earnings per share, beginning with the third quarter of 2005.

         2. EARNINGS PER SHARE

            The following table sets forth the computation for basic and diluted earnings per share for the years ended December 31, 2004, 2003 and 2002 (in thousands, except share data):

                                                                                             2004           2003           2002
         Numerator:
             Net income                                                                   $    6,872     $    6,603     $    6,134
         Denominator:
             Basic earnings per share - weighted average shares outstanding                3,088,881      3,181,424      3,283,016
             Effect of dilutive securities - stock options                                    27,197         38,803         19,970

                                                                                           ---------      ---------      ---------
             Diluted earnings per share - adjusted weighted average shares outstanding     3,116,078      3,220,227      3,302,986
         Earnings per share:
             Basic                                                                        $     2.22     $     2.08     $     1.87
             Diluted                                                                      $     2.21     $     2.05     $     1.86

         3. CASH AND DUE FROM BANKS

            The average compensating balances held at correspondent banks during 2004 and 2003 were $2,543 and $2,716, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the Federal Reserve Bank required the subsidiary bank to maintain average balances of approximately $694 and $223 for 2004 and 2003, respectively, as a reserve requirement.

(dollar amounts in thousands except share data)

         4. INVESTMENT SECURITIES

            The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31 were as follows:

                                                                         2004
                                                                 GROSS          GROSS           ESTIMATED
                                                AMORTIZED      UNREALIZED     UNREALIZED          FAIR
                                                  COST           GAINS          LOSSES            VALUE
                                                ---------      ----------     ----------        ---------
Available-for-sale:
    United States Government Agencies           $  38,920       $    53         $  (345)        $  38,628
    State and Municipal                            55,014         2,400            (464)           56,950
    Collateralized mortgage obligations            76,989           242            (332)           76,899
    Other securities                                2,652           -0-             -0-             2,652
                                                ---------       -------         -------         ---------
        Total                                     173,575         2,695          (1,141)          175,129
                                                ---------       -------         -------         ---------

Held-to-maturity:
    Commercial Paper                                  -0-           -0-             -0-               -0-
    State and Municipal                            13,680           473             (42)           14,111
                                                ---------       -------         -------         ---------

        Total                                      13,680           473             (42)           14,111
                                                ---------       -------         -------         ---------

Total                                           $ 187,255       $ 3,168         $(1,183)        $ 189,240
                                                =========       =======         =======         =========

                                                                         2003
                                                                 Gross          Gross           Estimated
                                                Amortized      Unrealized     Unrealized          Fair
                                                  Cost           Gains          Losses            Value
                                                ---------      ----------     ----------        ---------
Available-for-sale:
    United States Government Agencies           $  33,615       $   275         $   (67)        $  33,823
    State and Municipal                            47,770         2,318            (505)           49,583
    Collateralized mortgage obligations            68,060           475            (414)           68,121
    Other securities                                2,538           -0-             -0-             2,538
                                                ---------       -------         -------         ---------
        Total                                     151,983         3,068            (986)          154,065
                                                ---------       -------         -------         ---------

Held-to-maturity:
    Commercial Paper                                1,995             1             -0-             1,996
    State and Municipal                            13,832           552             (42)           14,342
                                                ---------       -------         -------         ---------

        Total                                      15,827           553             (42)           16,338
                                                ---------       -------         -------         ---------

Total                                           $ 167,810       $ 3,621         $(1,028)        $ 170,403
                                                =========       =======         =======         =========

            Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2004:

                                                                               ESTIMATED
                                                               AMORTIZED         FAIR
                                                                 COST            VALUE
                                                               ---------       ---------
         Available-for-sale:
             Due in one year or less                            $  7,083        $  7,031
             Due after one year through five years                31,948          31,655
             Due after five years through ten years                7,510           7,741
             Due after ten years                                  45,742          47,454
                                                                --------        --------

                                                                  92,283          93,881
                                                                --------        --------

             Mortgage-backed securities                            1,651           1,697
             Collateralized mortgage obligations                  76,989          76,899
             Other securities                                      2,652           2,652
                                                                --------        --------

                                                                $173,575        $175,129
                                                                ========        ========

         Held-to-maturity:
             Due in one year or less                            $  1,773        $  1,765
             Due after one year through five years                 4,949           5,054
             Due after five years through ten years                3,316           3,433
             Due after ten years                                   3,642           3,859
                                                                --------        --------

                                                                $ 13,680        $ 14,111
                                                                ========        ========

            Other securities consist of Federal Home Loan Bank and Federal Reserve Bank stock held totaling $1,957 and $695 at December 31, 2004, and $1,843 and $695 at December 31, 2003, respectively.

            Proceeds from sales of investment securities available-for-sale during 2004, 2003 and 2002 were $10,910, $12,752 and $3,863, respectively. Gross gains of $216 in 2004, $1,002 in 2003 and $138 in 2002 were realized on those sales. There were no gross losses from these sales in 2004, 2003 or 2002. There were no sales of investment securities classified as held-to-maturity during 2004, 2003 and 2002.

            Securities with unrealized losses at December 31, 2004 not recognized in income are as follows:

                                                     Less than 12 Months     12 Months or More           Total

                                                                Gross                  Gross                  Gross
                                                      Fair    Unrealized     Fair     Unrealized   Fair     Unrealized
                                                      Value      Loss        Value      Loss       Value       Loss
                                                     --------    -----      --------    -----     --------    -------
            United States Government Agencies        $ 14,951    $ 169      $ 17,991    $ 176     $ 32,942    $   345
            State and Municipal                         5,275       65        13,999      441       18,874        506
            Collateralized mortgage obligations        29,716      203        15,335      129       45,051        332
            Other securities                              -0-      -0-           -0-      -0-          -0-        -0-
                                                     --------    -----      --------    -----     --------    -------

                Total temporarily impaired           $ 49,942    $ 437      $ 46,925    $ 746     $ 96,867    $ 1,183
                                                     ========    =====      ========    =====     ========    =======

            Unrealized losses in the investment portfolio are not considered other than temporary and, therefore, have not been recognized into income, because the issuer(s) are of high credit quality (99.5% of the securities in the portfolio are rated AA or higher) and management has the ability to hold these securities for the foreseeable future. The fair value is expected to recover as the investments approach their maturity dates or there is a downward shift in interest rates.

         5. LOANS

            The composition of the loan portfolio as of December 31 was as follows:

                                                  2004            2003
         Loans
             Commercial                        $  96,390        $  80,711
             Agricultural                         42,063           42,954
             Real estate - construction           17,271           13,302
             Real estate - mortgage              221,405          212,425
             Installment                          32,915           33,661
                                               ---------        ---------

             Total                             $ 410,044        $ 383,053
                                               =========        =========

            Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                                             2004      2003         2002
         Balance, January 1                                $ 2,250   $ 2,660      $ 2,300
             Provision for loan losses                         375       460          643
             Loans charged off                                (358)   (1,078)        (734)
             Recoveries of loans previously charged off        257       208          451
                                                           -------   -------      -------

         Balance, December 31                              $ 2,524   $ 2,250      $ 2,660
                                                           =======   =======      =======

            Non-accrual loans at December 31, 2004, 2003 and 2002 were $328, $925 and $3,797, respectively. Interest income that would have been recorded on these loans, had they remained current, was approximately $30, $53 and $348, respectively.

            Impaired loans at December 31, 2004, 2003 and 2002 totaled $175, $235 and $2,230, respectively. Of these totals, $60, $127 and $184 of loans had valuation reserves totaling $3, $15 and $173 at December 31, 2004, 2003 and 2002, respectively. For the years ended December 31, 2004, 2003 and 2002, the average recorded investment in impaired loans was approximately $194, $1,615 and $4,076, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not material.

            The Corporation's subsidiary bank had loans outstanding to directors, executive officers and to their related interests (related parties) of the Corporation and its subsidiary of approximately $3,853, $3,707 and $3,228, at December 31, 2004, 2003 and 2002, respectively.
         These loans were made in the ordinary course of business on the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. A summary of the activity in 2004 for loans made to directors, executive officers, or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2004 is as follows:

              Balance                                            Balance
         January 1, 2004       Additions       Payments      December 31, 2004
         ---------------       ---------       --------      -----------------
              $3,697            $8,169          $8,013           $3,853

(dollar amounts in thousands except share data)

         6. PREMISES AND EQUIPMENT

            As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

                                                    2004             2003

         Land                                     $  6,948         $  4,000
         Buildings                                  15,783           14,620
         Furniture and Equipment                    12,275           11,955
                                                  --------         --------

                                                    35,006           30,575

         Less: accumulated depreciation             17,082           15,911
                                                  --------         --------

             Total                                $ 17,924         $ 14,664
                                                  ========         ========

            Depreciation expense charged to operating expense for 2004, 2003 and 2002 was $1,312, $1,442 and $1,311, respectively.

         7. GOODWILL AND INTANGIBLE ASSETS

            Goodwill totaled $1,355 at December 31, 2004 and 2003. The Corporation completes an evaluation for impairment of goodwill annually. No impairment was identified from the Corporation's analyses. The following table summarizes the Corporation's intangible assets, which are subject to amortization, as of December 31, 2004 and 2003:

                                                 2004                               2003

                                   GROSS CARRYING    ACCUMULATED      Gross Carrying    Accumulated
                                      AMOUNT         AMORTIZATION          Amount       Amortization
                                   --------------    ------------     --------------    ------------
         Core deposit intangible      $ 2,968          $ (1,699)          $ 2,968         $ (1,500)

         Other acquisition costs          160              (112)              160             (103)
                                      -------          --------           -------         --------

             Total                    $ 3,128          $ (1,811)          $ 3,128         $ (1,603)
                                      =======          ========           =======         ========

            Originated mortgage servicing rights, which are included in other assets on the consolidated balance sheets, are accounted for on an individual loan-by-loan basis. Accordingly, amortization is recorded in proportion to the amount of principal payment received on loans serviced. The mortgage servicing rights are subject to periodic impairment testing. During the years ended December 31, 2004, 2003 and 2002, no impairment had been recorded and the recorded value was determined to approximate the fair market value. Changes in the carrying value of capitalized mortgage servicing rights are summarized as follows:

                                                   2004       2003     2002

         Balance, January 1                       $ 1,334   $   970   $ 590

             Servicing rights capitalized             380       903     649

             Amortization of servicing rights        (309)     (539)   (269)

             Impairment of servicing rights           -0-       -0-     -0-
                                                  -------   -------   -----

         Balance, December 31                     $ 1,405   $ 1,334   $ 970
                                                  =======   =======   =====

            The following table shows the future estimated amortization expense for mortgage servicing rights, based on existing balances as of December 31, 2004. The Corporation's actual amortization expense in any given period may be significantly different from the estimated amounts displayed, depending on the amount of additional mortgage servicing rights, changes in mortgage interest rates, estimated prepayment speeds and market conditions.

            Estimated Amortization Expense for the year ended December 31:

                                2005                    $ 177
                                2006                      166
                                2007                      156
                                2008                      146
                                2009                      137
                                Thereafter                623

            The Corporation services loans for others with unpaid principal balances at December 31, 2004, 2003 and 2002 of approximately $147,958, $138,775 and $94,678, respectively.

         8. DEPOSITS

            As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

                                                2004        2003        2002

         Amount                               $ 73,114    $45,282     $ 34,768
         Interest expense for the year             992        940        1,573

            Total interest expense on deposits for the years ending December 31 was as follows:

                                                2004        2003        2002

         Interest-bearing demand               $ 2,029    $ 2,058     $  2,366
         Savings                                   208        304          650
         Time                                    6,359      7,732       10,013
                                               -------    -------     --------

             Total                             $ 8,596    $10,094     $ 13,029
                                               =======    =======     ========

            At December 31, 2004, the scheduled maturities of time deposits are as follows:

                        2005             $ 157,413
                        2006                55,646
                        2007                25,768
                        2008                 7,351
                        2009                 2,378
                        Thereafter              44
                                         ---------

                        Total            $ 248,600
                                         =========

         9. BORROWINGS

            As of December 31, borrowings consisted of the following:

                                                           2004                          2003

                                                                WEIGHTED                      Weighted
                                                                AVERAGE                       Average
                                                   AMOUNT         RATE           Amount         Rate
                                                  --------      --------        --------      --------
         Customer repurchase agreements           $ 16,870        1.85%         $  9,664        0.55%

         Advances from the Federal Home Loan
           Bank of Chicago due:
             March 7, 2004                             -0-         N/A               150        5.94
             February 27, 2008                       2,500        5.37             2,500        5.37
             June 19, 2008                           2,500        5.44             2,500        5.44

         Federal funds purchased                     1,000        2.50               -0-         n/a

         Interest-bearing demand notes issued
           to the U.S. Treasury                      1,765        2.03               297        0.73

         Note payable                                  900        4.25             1,050        3.25
                                                   -------        ----          --------        ----

             Total                                 $25,535        2.67%         $ 16,161        2.28%
                                                   =======        ====          ========        ====

            The subsidiary bank has adopted a collateral pledge agreement whereby they agreed to keep on hand at all times, free of all other pledges, liens and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB). All advances from the FHLB have fixed interest rates. The advance maturing in February 2008 has a callable feature which began in February 2003 and quarterly thereafter. All stock in the FHLB is also pledged as additional collateral for these advances.

            The Corporation has a note payable with a balance of $900 and $1,050 at December 31, 2004 and 2003, respectively. The note payable is a demand note that carries a floating interest rate equal to the lender's prime rate less one percent (4.25% at December 31, 2004). The note, which is unsecured, has a maturity of March 1, 2005.

(dollar amounts in thousands except share data)

         10. INCOME TAXES

             Income tax expense (benefit) consisted of the following:

                                               CURRENT    DEFERRED     TOTAL
                                               -------    --------    -------
         YEAR ENDED DECEMBER 31, 2004:
             FEDERAL                           $ 1,915     $ (200)    $ 1,715
             STATE                                 557        (58)        499
                                               -------     ------     -------

                 TOTAL                         $ 2,472     $ (258)    $ 2,214

         Year ended December 31, 2003:
             Federal                           $ 1,925     $    8     $ 1,933
             State                                 585          3         588
                                               -------     ------     -------

                 Total                         $ 2,510     $   11     $ 2,521

         Year ended December 31, 2002:
             Federal                           $ 1,648     $   40     $ 1,688
             State                                 443         73         516
                                               -------     ------     -------

                 Total                         $ 2,091     $  113     $ 2,204

             Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following for the years ended December 31:

                                                                         2004       2003          2002
         Computed "expected" tax expense                                $ 3,089    $ 3,102      $ 2,835

         Increase (decrease) in income taxes resulting from:
             Tax-exempt income                                             (982)      (865)        (849)
             Non-deductible interest expense                                 65         67           74
             State income taxes, net of federal tax benefit                 329        358          281
             Bank-owned life insurance income                              (192)      (202)        (202)
             Other, net                                                     (95)        61           65
                                                                        -------    -------      -------

                                                                        $ 2,214    $ 2,521      $ 2,204
                                                                        =======    =======      =======

             The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below:

                                                             2004        2003
         Deferred tax assets:
             Deferred compensation                         $   100    $     86
             Allowance for loan losses                         980         538
             Other, net                                        139         140
                                                           -------    --------

                 Total gross deferred tax assets             1,219         764
                                                           -------    --------

         Deferred tax liabilities:
             Buildings and equipment, principally due to
               differences in depreciation                    (469)       (495)
             Accretion                                         (47)        (32)
             Unrealized gain on investment securities
               available-for-sale                             (601)       (807)
             FHLB stock dividends                             (203)       (158)
             Mortgage servicing rights                        (545)       (470)
             Prepaid expenses                                 (105)        -0-
             Other, net                                        (22)        (39)
                                                           -------    --------

             Total gross deferred tax liabilities           (1,992)     (2,001)
                                                           -------    --------

                 Net deferred tax liabilities              $  (773)   $ (1,237)
                                                           =======    ========

             Management believes it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation allowance has been recorded at December 31, 2004 and 2003.

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

             Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2004 and 2003, the Corporation and its subsidiary bank were categorized as well-capitalized under the regulatory framework.

             The most recent notifications, at December 31, 2004 and 2003, from the federal banking agencies categorized the Corporation and the subsidiary bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table that follows at December 31, 2004. There are no conditions or events since those notifications that have changed the Corporation's or the subsidiary bank's category.

             The Corporation's and the subsidiary bank's actual capital amounts and ratios as of December 31, 2004 and 2003 are as follows:

                                                                                                TO BE WELL
                                                                                             CAPITALIZED UNDER
                                                                         FOR CAPITAL         PROMPT CORRECTIVE
                                                 ACTUAL               ADEQUACY PURPOSES      ACTION PROVISIONS
                                                 AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT      RATIO
--------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2004:

TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
    PRINCETON NATIONAL BANCORP, INC.            $51,130     11.49%     $35,555     8.00%    $44,444      10.00%
    CITIZENS FIRST NATIONAL BANK                 50,841     11.43%      35,552     8.00%     44,440      10.00%

TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
    PRINCETON NATIONAL BANCORP, INC.            $48,606     10.94%     $17,778     4.00%    $26,666       6.00%
    CITIZENS FIRST NATIONAL BANK                 48,317     10.87%      17,776     4.00%     26,664       6.00%

TIER 1 CAPITAL (TO AVERAGE ADJUSTED ASSETS):
    PRINCETON NATIONAL BANCORP, INC.            $48,606      7.88%     $24,675     4.00%    $30,844       5.00%
    CITIZENS FIRST NATIONAL BANK                 48,317      7.83%      24,673     4.00%     30,841       5.00%
--------------------------------------------------------------------------------------------------------------

                                                                                                To Be Well
                                                                                             Capitalized Under
                                                                         For Capital         Prompt Corrective
                                                 Actual               Adequacy Purposes      Action Provisions
                                                 Amount     Ratio     Amount      Ratio      Amount      Ratio
--------------------------------------------------------------------------------------------------------------
As of December 31, 2003:

Total Capital (to risk-weighted assets):
    Princeton National Bancorp, Inc.            $48,836     11.22%     $34,778     8.00%    $43,473      10.00%
    Citizens First National Bank                 49,338     11.34%      34,774     8.00%     43,468      10.00%

Tier 1 Capital (to risk-weighted assets):
    Princeton National Bancorp, Inc.            $46,586     10.72%     $17,389     4.00%    $26,084       6.00%
    Citizens First National Bank                 47,088     10.83%      17,387     4.00%     26,081       6.00%

Tier 1 Capital (to average adjusted assets):
    Princeton National Bancorp, Inc.            $46,586      7.83%     $23,810     4.00%    $29,763       5.00%
    Citizens First National Bank                 47,088      7.91%      23,802     4.00%     29,753       5.00%
--------------------------------------------------------------------------------------------------------------

         12. EMPLOYEE, OFFICER AND DIRECTOR BENEFIT PLANS

             The subsidiary bank has a defined contribution investment 401(k) plan. Under this plan, in 2004, employees may elect to contribute, on a tax-deferred basis, up to a maximum of $13,000. In addition, the subsidiary bank will match employees' contributions up to three percent of each employee's salary and match 50% of the next two percent contributed.

             The subsidiary bank's contribution to the defined contribution investment 401(k) plan for 2004, 2003 and 2002 was $268, $251 and $218, respectively. The subsidiary bank also has an employee stock purchase program in which the employee contributes through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation's common stock on a quarterly basis at the opening bid price on the last business day of the quarter.

             The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank's plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $280 in 2004, $275 in 2003 and $268 in 2002.

             Additionally, the Corporation has a non-qualified stock option plan for the benefit of employees and directors of the subsidiary bank, as well as directors of the Corporation. The Corporation applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plans. The fair value of each option grant was estimated using the Black-Scholes option-pricing model. The following assumptions were used in estimating the fair value for options granted in 2004, 2003 and 2002:

                                                2004       2003       2002

         Dividend yield                         2.62%       2.25%      2.61%

         Risk-free interest rate                4.67%       4.25%      4.06%

         Weighted average expected life        7 YRS.     10 yrs.    10 yrs.

         Expected volatility                   52.00%      43.70%     44.80%

             The number of shares of common stock authorized under the stock option plans is 502,500. The option exercise price must be at least 100% of the fair market value of the common stock on the date of grant, and the option term cannot exceed ten years. Options granted vest in equal annual installments over three years. A summary of the stock option activity and related information follows:

(dollar amounts in thousands except share data)

                                                                            FOR THE YEARS ENDED DECEMBER 31

                                                                    2004                 2003                  2002

                                                                        AVERAGE              Average               Average
                                                                        EXERCISE             Exercise              Exercise
                                                               SHARES    PRICE      Shares    Price      Shares     Price
                                                              --------  --------    -------  --------   --------   --------
         Balance, January 1                                    228,585   $21.09     186,483   $16.86     124,850    $14.17
         Granted                                                74,400    28.83      72,400    28.56      73,900     21.15
         Exercised                                              31,801    13.50      27,248    12.71       9,100     15.61
         Forfeited                                                 -0-      N/A       3,050    14.99       3,167     14.86
                                                              --------   ------    --------   ------    --------    ------
         Balance, December 31                                  271,184   $24.10     228,585   $21.09     186,483    $16.86

         Options exercisable                                   125,017               91,228               65,549
         Fair value of options granted during the year        $  13.03             $  12.73             $   9.05
         Average exercise price                               $  20.12             $  15.96             $  13.29

             Had the Corporation determined the compensation cost based on the fair value at grant date for its stock options under FAS 123, the Corporation's net income and earnings per share would have been as summarized below:

                                                              FOR THE YEARS ENDED DECEMBER 31
                                                             2004           2003          2002
         Net Income                   As Reported           $ 6,872        $ 6,603       $ 6,134
                                      Pro Forma               6,473          6,363         6,015

         Basic Earnings Per Share     As Reported           $  2.22        $  2.08       $  1.87
                                      Pro Forma                2.10           2.00          1.83

         Diluted Earnings Per Share   As Reported           $  2.21        $  2.05       $  1.86
                                      Pro Forma                2.08           1.98          1.82


         13. PENSION AND OTHER POST-RETIREMENT BENEFITS

             The Corporation does not have a defined benefit pension plan. The Corporation does have a defined contribution investment plan which is discussed in footnote 12 ("Employee, Officer and Director Benefit Plans"). The Corporation offers its retirees the opportunity to continue benefits in the subsidiary bank's Employee Health Benefit Plan, provided the retiree agrees to pay a portion of the monthly premium. The Corporation's level of contribution is based upon an age and service formula and will provide benefits to active participants until age 65. The Corporation uses a December 31 measurement date for its plans.

             The components of the 2004, 2003 and 2002 net periodic post-retirement benefit cost are shown below:

                                                         2004     2003     2002

         Service cost                                    $ 51     $ 39     $ 31
         Interest cost                                     48       38       33
         Expected return on plan assets                   -0-      -0-      -0-
         Amortization of prior service cost                30       16       16
         Amortization of net (gain) loss                  -0-      -0-      -0-
                                                        -----    -----    -----

         Net periodic post-retirement benefit cost      $ 129    $  93    $  80
                                                        =====    =====    =====
         Increase in minimum liability included in      $ -0-    $ -0-    $ -0-
           other comprehensive income

             As of December 31, 2004, 2003 and 2002, the accumulated post-retirement benefit obligation totaled $800, $537 and $467, respectively. For measurement purposes, a 7% annual rate of increase in the cost of covered benefits (health care cost trend rate) was assumed for 2004, 2003 and 2002 and the rate was further assumed to decline to 5% after three years. The weighted average discount rate and rate of compensation increase used in determining the accumulated post-retirement benefit obligation were 6.0%, 7.0% and 4.25% respectively, at December 31, 2004, 2003 and 2002.

             Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                1-PERCENTAGE-    1-PERCENTAGE-
                                               POINT INCREASE    POINT DECREASE
         Effect on total of service and
           interest cost components                 $ 15             $  (13)

         Effect on post-retirement benefit
           obligation                                 89                (76)

Projected benefit payments for the next five years and thereafter are as follows:

                                2005                   $ 27
                                2006                     30
                                2007                     39
                                2008                     40
                                2009                     40
                                Thereafter              203

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

             Estimated fair values have been determined by the Corporation, using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values and the recorded book balances at December 31, 2004 and 2003, were as follows:

                                                                                 2004                      2003
                                                                        --------------------      -----------------------
                                                                         CARRYING     FAIR        Carrying         Fair
                                                                           VALUE      VALUE         Value          Value
         ----------------------------------------------------------------------------------------------------------------
         FINANCIAL ASSETS:

             Cash and due from banks                                    $ 14,025    $ 14,025       $ 13,428      $ 13,428

             Interest-bearing deposits in financial institutions              65          65            511           511

             Federal funds sold                                              -0-         -0-          2,475         2,475

             Investment securities                                       188,809     189,240        169,892       170,403

             Loans, net                                                  408,821     406,942        383,126       382,485

             Accrued interest receivable                                   5,000       5,000          4,634         4,634
                                                                        --------    --------       --------      --------

                 Total Financial Assets                                 $616,720    $615,272       $574,066      $573,936
         ----------------------------------------------------------------------------------------------------------------
         FINANCIAL LIABILITIES:

             Non-interest-bearing demand deposits                       $ 75,015    $ 75,015       $ 65,418      $ 65,418

             Interest-bearing deposits                                   498,546     499,075        472,409       474,645

             Borrowings                                                  25,,535      25,696         16,161        16,182

             Accrued interest payable                                      1,547       1,547          1,397         1,397
                                                                        --------    --------       --------      --------

             Total Financial Liabilities                                $600,643    $601,333       $555,385      $557,642
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

             Financial liability instruments with stated maturities have been valued using a present value discounted cash flow, with a discount rate approximating current market for similar liabilities. Interest payable is valued at book value, which approximates fair value.

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

             Fair value estimates are based on existing balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the subsidiary bank has a large trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred taxes, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

             Management believes that reasonable comparability between financial institutions may not be likely, due to the wide range of permitted valuation techniques and numerous estimates which must be made, given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

(dollar amounts in thousands except share data)

         15. UNDISTRIBUTED EARNINGS OF SUBSIDIARY BANK

             National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2004, the subsidiary bank had $4,035 available for dividends. Additionally, according to the guidelines, at January 1, 2005, the subsidiary bank had $2,038 available for dividends. Future dividend payments by the subsidiary bank would be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the subsidiary bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

         16. COMMITMENTS AND CONTINGENCIES

             In the normal course of business, to meet the financing needs of its customers, the subsidiary bank is party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the subsidiary bank has in particular classes of financial instruments.

             The subsidiary bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. At December 31, 2004, commitments to extend credit and standby letters of credit were approximately $116,487 and $3,606, respectively.

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

             Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank secures the standby letters of credit with the same collateral used to secure the loan. The maximum amount of credit that would be extended under standby letters of credit is equal to the off-balance sheet contract amount. At December 31, 2004, the standby letters of credit have terms that expire in one year or less.

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

         17. CONDENSED FINANCIAL INFORMATION OF PRINCETON NATIONAL BANCORP, INC.

             The following condensed financial statements are presented for the Corporation on a stand alone basis:

                               CONDENSED BALANCE SHEETS

                                                                DECEMBER 31
                                                              2004       2003
         ASSETS
         Cash                                               $    115   $    283
         Interest-bearing deposits in subsidiary bank            578        566
         Other assets                                            749        210
         Investment in subsidiary bank                        51,914     51,203
                                                            --------   --------

             TOTAL ASSETS                                   $ 53,356   $ 52,262
                                                            ========   ========

         LIABILITIES
         Borrowings                                         $    900   $  1,050
         Other liabilities                                        87        337
                                                            --------   --------

             TOTAL LIABILITIES                                   987      1,387
                                                            --------   --------

         STOCKHOLDERS' EQUITY
         Common stock                                         20,699     20,699
         Surplus                                               7,810      7,020
         Retained earnings                                    42,156     38,726
         Accumulated other comprehensive income, net of tax      951      1,275
         Less: Cost of treasury shares                       (19,247)   (16,845)
                                                            --------   --------

             TOTAL STOCKHOLDERS' EQUITY                       52,369     50,875
                                                            --------   --------

             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 53,356   $ 52,262
                                                            ========   ========


                                  CONDENSED STATEMENTS OF INCOME

                                                                 2004        2003         2002
INCOME
Dividends received from subsidiary bank                         $ 6,000     $ 5,800      $ 4,300
Interest income                                                      14          19           37
Other income                                                         21          75           57
                                                                -------     -------      -------

    TOTAL INCOME                                                  6,035       5,894        4,394
                                                                -------     -------      -------
EXPENSES
Interest expense                                                     31          40           55
Amortization and depreciation                                         7           7           34
Other expenses                                                      241         251          215
                                                                -------     -------      -------

    TOTAL EXPENSES                                                  279         298          304
                                                                -------     -------      -------
Income before income taxes and equity
  in undistributed income of subsidiary bank                      5,756       5,596        4,090
Applicable income tax benefit                                       (81)         (4)         (48)
                                                                -------     -------      -------
Income before equity in undistributed income
  of subsidiary bank                                              5,837       5,600        4,138
Equity in undistributed income of subsidiary bank                 1,035       1,003        1,996
                                                                -------     -------      -------

NET INCOME                                                      $ 6,872     $ 6,603      $ 6,134
                                                                =======     =======      =======



                               CONDENSED STATEMENTS OF CASH FLOWS


                                                                FOR THE YEARS ENDED DECEMBER 31
                                                                 2004        2003         2002
OPERATING ACTIVITIES:
    Net income                                                  $ 6,872     $ 6,603      $ 6,134
    Adjustments to reconcile net income to
      net cash provided by operating activities:
        Equity in undistributed income of subsidiary bank        (1,035)     (1,003)      (1,996)
        Amortization of other intangible assets                       7           7           34
        Decrease (increase) in other assets                        (546)        213            7
        (Decrease) increase in other liabilities                   (250)        117          185
                                                                -------     -------      -------

            Net cash provided by operating activities             5,048       5,937        4,364
                                                                -------     -------      -------
FINANCING ACTIVITIES:
    Net decrease in borrowings                                     (150)       (250)        (250)
    Sale of treasury stock                                          120         135          121
    Purchase of treasury stock                                   (2,884)     (3,483)      (1,706)
    Exercise of stock options                                       676         318          120
    Dividends paid                                               (2,966)     (2,829)      (2,776)
                                                                -------     -------      -------

            Net cash used in financing activities                (5,204)     (6,109)      (4,491)
                                                                -------     -------      -------
Decrease in cash and cash equivalents                              (156)       (172)        (127)
Cash and cash equivalents at beginning of year                      849       1,021        1,148
                                                                -------     -------      -------

Cash and cash equivalents at end of year                        $   693     $   849      $ 1,021
                                                                =======     =======      =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollar amounts in thousands except share data)

            The following discussion and analysis provides information about the Corporation's financial condition and results of operations for the years ended December 31, 2004, 2003 and 2002. This discussion and analysis should be read in conjunction with "Selected Statistical Data", and the Corporation's Consolidated Financial Statements and the Notes thereto included in this report.

         OVERVIEW

            The Corporation managed to continue the trend of improving earnings performance as net income increased 4.1% to another record level of $6,872, despite the Corporation's mortgage banking income decreasing by 56.4%. Additionally, the return on average equity increased to 13.46% in 2004 compared to 13.01% in 2003. With the decrease in mortgage banking activity, non-interest income decreased by 6.8%. Total non-interest expenses for 2004 increased 7.0% over 2003. Total deposits and loans again reached record levels in 2004, increasing 6.6% and 7.0%, respectively, contributing to a 6.2% increase in the 2004 net interest margin to 3.92%. PNBC increased the quarterly dividend three times in 2004, while also paying a special dividend for the fourth consecutive year.

            The Corporation continued its plan to manage capital balances through stock repurchases and increased dividend payments. The goal is to improve long- term shareholder return, as measured by increasing return on average equity and earnings per share. During 2004, the Corporation repurchased 100,000 shares of its common stock at a total cost of $2,884. Additionally, the Corporation paid dividends of $0.96 per share, representing a total of $2,966. As a result, coupled with a decrease in accumulated other comprehensive income and net income of $6,872, total stockholders' equity increased by only $1.5 million (or 2.9%) to $52,369 at December 31, 2004, compared to $50,875 at December 31, 2003.

                      ASSETS AT     PERCENT          EQUITY AT    PERCENT          NET        PERCENT
                      YEAR-END      CHANGE           YEAR-END     CHANGE          INCOME      CHANGE
                      --------      -------          ---------    -------         ------      -------
         2004         $655,738       7.54%           $52,369       2.94%         $6,872       4.07%
         2003          609,737       3.81             50,875      (0.39)          6,603       7.65
         2002          587,375       5.77             51,074       7.52           6,134      13.45

         ANALYSIS OF RESULTS OF OPERATIONS

            NET INCOME. Net income for 2004 increased $269 (or 4.1%) to $6,872 (or $2.22 basic earnings per share and $2.21 diluted earnings per share), from $6,603 (or $2.08 basic earnings per share and $2.05 diluted earnings per share) in 2003. This increase is due to an improvement in the net interest margin from 3.69% in 2003 to 3.92% in 2004, as well as growth in average interest-earning assets of $18.4 million during 2004. For a more detailed review of the net interest margin, non-interest income and non-interest expense, please refer to those sections contained in this Management's Discussion and Analysis.

            Net income for 2003 was $6,603 (or $2.08 basic earnings per share and $2.05 diluted earnings per share), an increase of $469 (or 7.6%) from $6,134 (or $1.87 basic earnings per share and $1.86 diluted earnings per share) in 2002. This increase was due to a combination of asset growth as well as a 24.4% increase in non-interest income, which more than offset the decrease in the net interest margin from 3.95% in 2002 to 3.69% in 2003.

            NET INTEREST INCOME. In 2004, net interest income, on a taxable equivalent basis, increased significantly to $22,165 from $20,230 in 2003, an increase of $1.9 million (or 9.6%). This increase is due mostly to an increase in average interest-earning assets during 2004 from $547,796 in 2003 to $566,178, an increase of $18.4 million (or 3.4%). This increase offset the decline in the average interest rate earned on these assets from 5.61% in 2003 to 5.52% in 2004. During the past year, there was also an increase in the interest-bearing liabilities from $484,201 in 2003 to $499,055 in 2004, an increase of $14.9 million (or 3.1%). The average rate paid on these liabilities, however, decreased from 2.17% in 2003 to 1.82% in 2004. As a result, the net yield on interest-earning assets increased from 3.69% in 2003 to 3.92% in 2004.

            The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a taxable equivalent basis using a tax rate of 34%:

                                                                       FOR THE YEARS ENDING DECEMBER 31
                                           ---------------------------------------------------------------------------------------
                                                      2004                           2003                           2002
                                           --------------------------     --------------------------    --------------------------
                                           AVERAGE             YIELD/     Average             Yield/    Average             Yield/
                                           BALANCE   INTEREST   COST      Balance   Interest   Cost     Balance   Interest   Cost
                                           --------------------------     --------------------------    --------------------------
AVERAGE INTEREST-EARNING ASSETS

Interest-bearing deposits                 $   1,668   $    24   1.43%    $   5,482  $    55    1.00%   $   5,844   $    89   1.53%
Taxable investment securities               107,358     3,259   3.04       110,164    2,919    2.65      105,185     5,147   4.89
Tax-exempt investment securities (a)         64,453     4,376   6.79        56,170    3,917    6.97       50,846     3,747   7.37
Federal funds sold                            1,944        30   1.53         6,511       72    1.10        8,568       131   1.53
Net loans (a) (b)                           390,755    23,546   6.03       369,469   23,778    6.44      346,260    24,852   7.18
                                          ---------   -------            ---------  -------            ---------   -------

  Total interest-earning assets             566,178    31,235   5.52       547,796   30,741    5.61      516,703    33,966   6.57
                                          ---------   -------            ---------  -------            ---------   -------
Average non-interest-earning assets          53,508                         50,478                        49,835
                                          ---------                      ---------                     ---------

      Total average assets                $ 619,686                      $ 598,274                     $ 566,538
                                          =========                      =========                     =========

AVERAGE INTEREST-BEARING LIABILITIES

Interest-bearing demand deposits          $ 184,585     2,029   1.10%    $ 168,053    2,058    1.22%   $ 132,118     2,366   1.79%
Savings deposits                             59,506       208   0.35        55,786      304    0.54       53,759       650   1.21
Time deposits                               235,556     6,359   2.70       243,156    7,732    3.18      253,965    10,014   3.94
Interest-bearing demand notes
  issued to the U.S. Treasury                   690         8   1.14           821        8    0.91        1,148        16   1.43
Federal funds purchased and
  customer repurchase agreements             12,689       147   1.16         9,658       64    0.66       10,803       117   1.09
Advances from Federal Home Loan Bank          5,027       288   5.74         5,523      305    5.53        6,152       341   5.55
Other borrowings                              1,002        31   3.07         1,204       40    3.33        1,474        55   3.74
                                          ---------   -------            ---------  -------            ---------   -------
    Total interest-bearing
           liabilities                      499,055     9,070   1.82       484,201   10,511    2.17      459,419    13,559   2.95
                                          ---------   -------            ---------  -------            ---------   -------
Net yield on average
  interest-earning assets                             $22,165   3.92%               $20,230    3.69%              $ 20,407   3.95%
                                                      =======   ====                =======    ====               ========   ====
Average non-interest-bearing liabilities     69,592                         63,304                        57,542

Average stockholders' equity                 51,039                         50,769                        49,577
                                          ---------                      ---------                     ---------


    Total average liabilities and
      stockholders' equity                $ 619,686                      $ 598,274                     $ 566,538
                                          =========                      =========                     =========

         (a) Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable equivalent adjustments, using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable equivalent basis. The amount of taxable equivalent adjustments were $1,516 in 2004, $1,347 in 2003 and $1,297 in 2002.

         (b)  Includes $55 in 2004, $341 in 2003 and $330 in 2002
              attributable to interest from nonaccrual loans.

            Net interest income decreased slightly to $20,230 (on a taxable equivalent basis) in 2003, from $20,407 in 2002, a decrease of $177 (or 0.9%). This decrease is primarily due to accelerated principal payments on the collateralized mortgage obligation investment portfolio, which resulted in a $1.7 million increase in the amortization of premiums during 2003. Offsetting the premium amortization was an increase in average interest-earning assets during 2003 from $516,703 in 2002 to $547,796 (an increase of $31.1 million, or 6.0%). Interest rates continued to decline during 2003, causing the average interest rate earned on these assets to drop from 6.57% in 2002 to 5.61% in 2003. Throughout 2003, there was also an increase in interest-bearing liabilities to $484,201 compared to $459,419 at the end of 2002, an increase of $24.8 million (or 5.4%) over 2002. Additionally, the average rate paid on these liabilities decreased from 2.95% in 2002 to 2.17% in 2003. As a result, the net yield on interest-earning assets decreased from 3.95% in 2002 to 3.69% in 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except share data)

             The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates:

                                                                         YEAR ENDED DECEMBER 31
                                         -----------------------------------------------------------------------------------------
                                            2004 COMPARED TO 2003         2003 compared to 2002           2002 compared to 2001
                                         VOLUME(a) RATE(a)     NET      Volume(a) Rate(a)    Net       Volume(a) Rate(a)     Net
                                         ---------------------------    --------------------------    ----------------------------
INTEREST FROM INTEREST-EARNING ASSETS
Interest-bearing time deposits            $  (46)  $    15   $   (31)    $   (4) $   (30)  $   (34)    $   18    $   (85)  $   (67)
Taxable investment securities                (80)      420       340        186   (2,414)   (2,228)     1,158     (1,021)      137
Tax-exempt investment securities (b)         569      (110)      459        383     (213)      170        657       (105)      552
Federal funds sold                           (60)       18       (42)       (28)     (32)      (60)        66       (135)      (69)
Net loans (c)                              1,326    (1,558)     (232)     1,578   (2,651)   (1,073)        74     (3,501)   (3,427)
                                          ------   -------   -------     ------  -------   -------     ------    -------   -------
    Total income from interest-
      earning assets                       1,709    (1,215)      494      2,115   (5,340)   (3,225)     1,973     (4,847)   (2,874)
                                          ------   -------   -------     ------  -------   -------     ------    -------   -------
EXPENSE OF INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits             192      (221)      (29)       544     (852)     (308)       680       (511)      169
Savings deposits                              17      (113)      (96)        19     (366)     (347)        79       (495)     (416)
Time deposits                               (223)   (1,150)   (1,373)      (388)  (1,893)   (2,281)       110     (3,749)   (3,639)
Interest-bearing demand notes
  issued to the U.S. Treasury                 (2)        2       -0-         (3)      (5)       (8)       -0-        (21)      (21)
Federal funds purchased and
  securities repurchase agreements            28        55        83         (9)     (44)      (53)      (110)      (332)     (442)
Advances from Federal Home Loan Bank         (28)       11       (17)       (35)      (1)      (36)      (271)       (39)     (310)
Note payable                                  (6)       (3)       (9)        (9)      (6)      (15)       (12)       (38)      (50)
                                          ------   -------   -------     ------  -------   -------     ------    -------   -------
    Total expense from interest-
      bearing liabilities                    (22)   (1,419)   (1,441)       119   (3,167)   (3,048)       476     (5,185)   (4,709)
                                          ------   -------   -------     ------  -------   -------     ------    -------   -------

    Net difference                        $1,731   $   204   $ 1,935     $1,996  $(2,173)  $  (177)    $1,497    $   338   $ 1,835
                                          ======   =======   =======     ======  =======   =======     ======    =======   =======

         (a) The change in interest due both to rate and volume has been allocated equally.

         (b) Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable equivalent adjustments, using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable equivalent basis. The amount of taxable equivalent adjustments were $1,516 in 2004, $1,347 in 2003 and $1,297 in 2002.

         (c) Includes loan fees of $596 in 2004, $742 in 2003 and $452 in 2002. Interest income on loans includes the effect of tax equivalent adjustments for non- taxable loans, using a tax rate of 34% in adjusting interest on tax-exempt loans to a taxable equivalent basis. Includes non-accrual loans, with year- end balances of $328 in 2004, $925 in 2003 and $3,797 in 2002.

             NON-INTEREST INCOME. Total non-interest income of $8,315 in 2004 represents a decrease of $609 (or 6.8%) from the 2003 total of $8,924. The primary reason was a decrease in income from mortgage banking operations to $561 from $1,287 in 2003, a decrease of $726 (or 56.4%) due to a decline in the level of refinancing activity from the low interest rate environment of 2003. Additionally, the Corporation recorded $216 in net gains from the sales of investment securities in 2004, compared to $1,002 in 2003. Offsetting these decreases were improvements in trust and farm management fees of $171 (or 13.4%), service charges on deposit accounts of $131 (or 4.3%) and other service charges of $109 (or 10.3%). Also, the Corporation recorded a gain of $465 from the sale of the subsidiary bank's credit card portfolio in 2004. The following table provides non-interest income by category, total non-interest income and non-interest income to average total assets for the periods indicated:

                                                                           FOR THE YEARS ENDED DECEMBER 31
                                                               --------------------------------------------------------
                                                                  2004                   2003                   2002
         Trust and farm management fees                          $1,451                 $1,280                 $1,192
         Service charges on deposit accounts                      3,149                  3,018                  2,754
         Other service charges                                    1,165                  1,056                  1,013
         Gain on sales of securities available-for-sale             216                  1,002                    138
         Gain on sale of credit card loans                          465                    -0-                    -0-
         Brokerage fee income                                       607                    550                    631
         Mortgage banking income                                    561                  1,287                    689
         Bank-owned life insurance income                           555                    584                    778
         Other operating income                                     146                    147                    143
                                                                 ------                 ------                 ------

             Total non-interest income                           $8,315                 $8,924                 $7,338
                                                                 ======                 ======                 ======
         Non-interest income
           to average total assets                                 1.34%                  1.49%                  1.30%

             Total non-interest income of $9,408 in 2003 represented an increase of $1,845 (or 24.4%) from $7,563 in 2002. The Corporation recorded net gains of $1,002 from the sales of investment securities in 2003, compared to $138 in 2002. Additionally, the lower interest rate environment of 2003 prompted a significant level of refinancing activity. As a result, income from mortgage banking operations increased to $1,287 from $689 in 2002, an increase of $598 (or 86.8%). Excluding securities transactions and mortgage banking income, all other categories of non-interest income collectively increased by $124 (or 1.9%) over 2002. Fees on deposit accounts of $3,018 in 2003, represent a 9.6% increase from 2002. Income from bank-owned life insurance decreased to $584 in 2003, compared to $778 in 2002 as interest rates decreased.

             NON-INTEREST EXPENSE. Total non-interest expense increased to $19,503 in 2004 from $18,223 in 2003 (an increase of $1,280 or 7.0%).
         As a percentage of average total assets, non-interest expense increased to 3.15% in 2004, compared to 3.05% in 2003. The majority of the increase was in salaries and benefits, which increased $805 (or 7.8%) during the past year. This increase is a result of normal salary increases and increased employee benefit expenses. The Corporation also incurred additional advertising expenses, resulting from the promotion of the subsidiary bank's Absolutely Free Checking account product. This is reflected in advertising expenses, which increased $294 (or 65.5%) in 2004 compared to 2003. The following table provides non-interest expense and non-interest expense to average total assets for the periods indicated:

                                                                        FOR THE YEARS ENDED DECEMBER 31
                                                            ----------------------------------------------------------
                                                                2004                   2003                  2002
         Salaries and employee benefits                      $ 11,129               $ 10,324                $ 9,869
         Occupancy                                              1,368                  1,237                  1,195
         Equipment expense                                      1,653                  1,624                  1,498
         Federal insurance assessments                            229                    212                    212
         Intangible assets amortization                           208                    208                    210
         Data processing                                          747                    706                    731
         Advertising                                              743                    449                    447
         Postage                                                  401                    391                    366
         Property taxes                                           382                    316                    293
         Supplies                                                 290                    254                    245
         Other real estate owned expense (income)                (171)                   (1)                    205
         Other operating expense                                2,524                  2,503                  2,196
                                                             --------               --------               --------

             Total non-interest expense                      $ 19,503               $ 18,223               $ 17,467
                                                             ========               ========               ========
         Non-interest expense
           to average total assets                               3.15%                  3.05%                  3.08%

             Non-interest expense totaled $18,223 in 2003, representing an increase of $756 (or 4.3%) from the 2002 total of $17,467. As a percentage of average total assets, non-interest expense decreased to 3.05% in 2003, compared to 3.08% in 2002. The largest increase in 2003 was in the category of salaries and benefits, which increased $455 (or 4.6%) over the previous year. This increase was a result of not only normal salary increases, but also increased commissions paid to the mortgage loan originators due to the high level of mortgage refinancing activity. Excluding salaries and benefits, all other categories of non-interest expense collectively increased by $301 (or 4.0%). As the Corporation upgraded the technology infrastructure, additional depreciation expenses were incurred. This was reflected in equipment expense, which increased $126 (or 8.4%) in 2003 compared to 2002. Other operating expenses also increased by $307 during 2003.

             INCOME TAXES. Income tax expense totaled $2,214 in 2004, $2,521 in 2003 and $2,204 in 2002. The effective tax rates were 24.4%, 27.6% and 26.4% for the respective years then ended. The lower effective tax rate in 2004 was primarily due to an increase in the amount of interest income earned from municipal (tax-exempt) securities.

         ANALYSIS OF FINANCIAL CONDITION

             LOANS. The Corporation's loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: agricultural, commercial, real estate and consumer installment. The Corporation has no foreign loans. The following table summarizes the Corporation's loan portfolio:

                                                                              DECEMBER 31
                                  -------------------------------------------------------------------------------------------------
                                         2004               2003                 2002               2001                2000
                                             % OF                % of                % of                % of                 % of
                                    AMOUNT   TOTAL     Amount    Total      Amount   Total     Amount    Total     Amount     Total
                                  -----------------   -----------------   -----------------   -----------------   -----------------
         Agricultural             $  42,063   10.3%      42,954   11.2%   $  38,656   10.8%   $  37,282   11.2%   $  41,404   11.9%
         Commercial                  96,390   23.5       80,711   21.1       73,169   20.5       56,137   16.9       59,456   17.1
         Real Estate
            1-4 family residences    76,644   18.7       66,070   17.2       62,265   17.4       64,011   19.2       70,778   20.4
            Agricultural             39,688    9.7       38,683   10.1       35,806   10.0       37,354   11.2       41,487   11.9
            Construction             17,271    4.2       13,302    3.5       10,223    2.9       10,069    3.0       11,442    3.3
            Commercial              105,073   25.6      107,672   28.1      101,353   28.4       87,746   26.3       76,573   22.1
                                  ---------           ---------           ---------           ---------           ---------

               Real Estate Total    238,676   58.2      225,727   58.9      209,647   58.7      199,180   59.7      200,280   57.7

         Installment                 32,915    8.0       33,661    8.8       35,887   10.0       40,800   12.2       46,009   13.3
                                  ---------           ---------           ---------           ---------           ---------

               Total loans        $ 410,044  100.0%   $ 383,053  100.0%   $ 357,359  100.0%   $ 333,399  100.0%   $ 347,149  100.0%
                                  =========           =========           =========           =========           =========

         Total assets             $ 655,738           $ 609,737           $ 587,375           $ 555,325           $ 515,180

         Loans to total assets                62.5%               62.8%               60.8%               60.0%               67.4%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except share data)

             Total loans increased $27.0 million (or 7.0%) in 2004 compared to an increase of $25.7 million (7.2%) in 2003. This increase reflects business expansion in growth markets served by the subsidiary bank in 2004 as well as expansion of relationship banking in all markets.

             Commercial loans increased $15.7 million (or 19.4%) in 2004, which compares to an increase of $7.5 million (or 10.3%) in 2003. Building relationships with commercial businesses has been the largest component of loan growth in recent years. Increases occurred in both higher-growth areas and established markets served by the subsidiary bank. Competition for high-quality commercial and agricultural customers remains strong.

             Loans to agricultural operations decreased $.9 million (or 2.1%) in 2004, which compares to an increase of $2.9 million (or 8.0%) in 2003. Short-term agricultural loans are seasonal in nature, with paydowns from grain sales occurring near the end of each year. Grain prices were very strong early in the marketing year and declined considerably in the summer and fall as crop prospects improved. Livestock prices were generally profitable in 2004. Crop yields in the Corporation's market area were quite good, with many producers achieving record yields. The combination of high yields and pricing opportunities generated strong revenues, resulting in lines of credit being paid down. The highly-experienced agricultural staff continues to effectively manage risk in this portfolio. Agricultural loans as a percentage of total loans were 10.3% at year-end 2004, compared to 11.2% at year-end 2003.

             Real estate loans increased $12.9 million (or 5.7%) in 2004 compared to an increase of $16.1 million (or 7.7%) in 2003. The driver of this growth in 2004 was residential real estate loans, which increased $10.6 million. As interest rates have edged higher, more consumers have opted for adjustable rate mortgages, which are generally held in the subsidiary bank's portfolio. Residential real estate loans with fixed rates of more than 5 years are generally sold into the secondary market. The Corporation retains the servicing of these sold loans, maintaining the local relationship with customers and generating servicing fee income. While refinancing activity was down in 2004, home purchases and home construction continued at a brisk pace in many of the markets served by the subsidiary bank. Total home mortgage closings were over $75 million in 2004.

             Consumer installment loans decreased $.7 million (or 2.2%) in 2004 from 2003. This follows a decrease of $2.2 million (or 6.2%) in 2003. Within this category, home equity financing has increased, while auto financing has been reduced due to aggressive pricing by the finance companies owned by auto manufacturers. Home equity loans increased by $3.1 million in 2004 and comprised 51% of the installment total.

             Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower's management and the impact of national and local economic factors. With respect to agricultural loans, the primary risks are weather and, like commercial loans, the quality of the borrower's management. Risks associated with real estate loans include concentrations of loans in a loan type, such as commercial or agricultural, and fluctuating land values. Installment loans also have risks associated with concentrations of loans in a single type of loan. Installment loans additionally carry the risk of a borrower's unemployment as a result of deteriorating economic conditions.

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

             NON-PERFORMING LOANS AND OTHER REAL ESTATE OWNED. Non-performing loans amounted to .08% of total loans at year-end 2004 compared to .25% at year-end 2003. The subsidiary bank staff was successful in working out of, or improving, various credits during 2004. Problem credits are closely monitored by the lending staff, and an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off or, if well-secured and in the process of collection, placed on a non-accrual status. The allowance for loan losses was 769.5% and 232.2% of non-performing loans at year-end 2004 and 2003, respectively. The Corporation does not have any significant concentration of commercial real estate loans or commitments in areas which are experiencing deteriorating economic conditions. Total other real estate owned as of December 31, 2004 was $0. The Corporation had $798 in other real estate owned as of December 31, 2003. The following table provides information on the Corporation's non-performing loans since 2000:

                                                                                     DECEMBER 31
                                                        ----------------------------------------------------------------------
                                                         2004            2003            2002            2001            2000
         Non-accrual                                    $ 328           $ 925           $ 3,797         $ 5,676         $ 897
         90 days past due and accruing                    -0-              44                23              42            12
         Restructured                                     -0-             -0-               -0-             -0-           -0-
                                                        -----           -----           -------         -------         -----

             Total non-performing loans                 $ 328           $ 969           $ 3,820         $ 5,718         $ 909
                                                        =====           =====           =======         =======         =====
         Non-performing loans to total loans
           (net of unearned interest)                    0.08%           0.25%             1.07%           1.72%         0.26%

             As of December 31, 2004 and 2003, loans which the Corporation's management had serious doubts as to the ability of borrowers to comply with loan repayment terms not carried as non-performing loans totaled approximately $555 (or .13% of the total loan portfolio), and $573 (or .15% of the total loan portfolio), respectively.

             ALLOWANCE FOR LOAN LOSSES. The allowance shown in the following table represents the allowance available to absorb probable losses within the entire portfolio:

                                                                FOR THE YEARS ENDED DECEMBER 31
                                           ---------------------------------------------------------------------------
                                             2004            2003             2002             2001            2000
Amount of loans outstanding at end of
  year (net of unearned interest)          $ 410,044       $ 383,053        $ 357,359        $ 333,399       $ 347,147

Average amount of loans outstanding for
  the year (net of unearned interest)      $ 390,198       $ 368,949        $ 344,490        $ 343,175       $ 326,372

Allowance for loan losses
  at beginning of year                     $   2,250       $   2,660        $   2,300        $   2,660       $   1,950

Charge-offs:
    Agricultural                                 -0-             106                5              -0-             -0-
    Commercial                                    54             479              338              726              20
    Real estate-mortgage                           3              45                2               29              44
    Installment                                  301             448              389              723             495
                                           ---------       ---------        ---------        ---------       ---------
        Total charge-offs                        358           1,078              734            1,478             559
                                           ---------       ---------        ---------        ---------       ---------

Recoveries:
    Agricultural                                 -0-             -0-              -0-              -0-               8
    Commercial                                    54               6              185                4              79
    Real estate-mortgage                           4               4               30              -0-              43
    Installment                                  199             198              236              319             259
                                           ---------       ---------        ---------        ---------       ---------

        Total recoveries                         257             208              451              323             389
                                           ---------       ---------        ---------        ---------       ---------

Net loans charged off                            101             870              283            1,155             170

Provision for loan losses                        375             460              643              795             880
                                           ---------       ---------        ---------        ---------       ---------
Allowance for loan losses
  at end of year                           $   2,524       $   2,250        $   2,660        $   2,300       $   2,660
                                           =========       =========        =========        =========       =========

Net loans charged off
  to average loans                              0.03%           0.24%            0.08%            0.34%           0.05%

Allowance for loan losses
  to non-performing loans                     769.51%         232.20%           69.63%           40.22%         292.63%

Allowance for loan losses
  to total loans at end of year
  (net of unearned interest)                    0.62%           0.59%            0.74%            0.69%           0.77%

             The allowance for loan losses is considered by management to be a critical accounting policy. The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries. The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management's best judgment, deserve evaluation in estimating loan losses. The adequacy of the allowance for loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the loan review staff of the audit department of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank's staff, management and Board of Directors.

             More specifically, the Corporation calculates the appropriate level of the allowance for loan losses on a monthly basis, using historical charge-offs for each loan type, substandard loans, and losses with respect to specific loans. In addition to management's assessment of the portfolio, the Corporation and the subsidiary bank are examined periodically by regulatory agencies. Although the regulatory agencies do not determine whether the subsidiary bank's allowance for loan losses is adequate, such agencies do review the procedures and policies followed by management of the subsidiary bank in establishing the allowance.

             Net charge-offs were .03% of average total loans in 2004. The allowance for loan losses at year-end 2004 was $2,524, .62% of total loans (net of unearned interest) and 769.5% of non-performing loans. Non-performing loans are comprised of credits that management believes will not result in significant losses to the Corporation. There are specific loan loss reserves of $3 for the non-performing or impaired loans as of December 31, 2004. Management considers the allowance for loan losses adequate to absorb probable losses as of December 31, 2004.

             INVESTMENT SECURITIES. The objective of the investment portfolio is to provide the subsidiary bank with a source of earnings and liquidity. The following table provides information on the carrying value of investment securities as of the dates indicated:


                                                          DECEMBER 31
                                                  --------------------------
                                                    2004              2003

         U.S. Government Agencies                 $  38,628        $  33,823

         State and Municipal                         70,630           63,415

         Collateralized mortgage obligations         76,899           68,121

         Commercial paper                               -0-            1,995

         Other securities                             2,652            2,538
                                                  ---------        ---------

             Total                                $ 188,809        $ 169,892
                                                  =========        =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except share data)

             Total investment securities increased by $18.9 million to $188.8 million at December 31, 2004. This increase was fueled by the influx of new deposits and a slower increase in loan demand. The Bank continues to monitor available-for-sale securities for opportunities to position the subsidiary bank for an increasing interest rate scenario. Based on favorable interest rate spreads and the demand for pledging, the following securities were added to the portfolio in 2004: U.S. Government Agencies in the amount of $4.8 million, municipal issues in the amount of $7.2 million and CMO's totaling $8.8 million. The yield on taxable investment securities improved to 3.04% in 2004, from 2.65% in 2003.

             During 2003, total investment securities increased $0.5 million to $169.9 million. Due to falling mortgage interest rates and refinancing activity, principal repayments in the collateralized mortgage obligation (CMO) portfolio increased dramatically in 2003. The ending balance of the CMO portfolio decreased from $88.4 million at December 31, 2002 to $68.1 million at December 31, 2003. Accordingly, amortization of premiums on investment securities increased during 2003 to $2,719 from $1,066 in 2002. This caused the yield on taxable investment securities to decrease from 4.89% in 2002 to 2.65% in 2003.

             DEPOSITS. Total deposits increased in 2004 by approximately $35.7 million, a 6.6% increase over 2003. Time deposits represented an increase of $13.1 million, a 5.6% increase over the prior year, largely due to the deposit rates at the bottom of the interest rate cycle and customers beginning a trend of investing in term accounts, where the prior year saw customers investing primarily in liquid accounts. Interest-bearing demand accounts increased $11.5 million, a 6.4% increase over 2003 compared to a 15.6% increase from 2002 to 2003. This decrease is attributable to a slowdown in the trend of customers moving maturing term certificates to the more liquid deposit accounts. Non-interest bearing demand accounts increased $9.6 million. Regular savings accounts represented an increase of approximately $1.5 million, a slight increase of 2.7% over the prior year. The increase in total deposits was largely a result of growing customer relationships. The average interest rate paid on total deposits decreased to 1.57% in 2004, from 1.86% in 2003, a result of higher rate certificates maturing and the pricing on liquid accounts remaining relatively stable. These depositor trends represent customers who sought higher returns in the stock market in 2001 moving into FDIC-insured investments over the last three years, as well as customer and deposit growth in the subsidiary bank's northeastern branches.

             Over the last three years, the subsidiary bank has seen overall deposits increase 19.1%. This increase in deposits reflects our continued focus on investing in branch offices in high-growth areas and officers calling on customers and potential customers to develop deposit relationships. This growth also reflects the well-trained staff assisting customers by identifying financial needs and providing sound solutions. There continues to be considerable interest in the alternative delivery mechanisms, such as ATM's, Internet Banking with Bill Payment and Telebanker as convenient means for customers to better manage their money, maximize return, and have peace of mind by dealing safely and securely with only one financial institution. Due to the diversity within our various market areas, such delivery mechanisms will continue to position us well for the future.

             The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated:

                                                               FOR THE YEARS ENDED DECEMBER 31
                                            ----------------------------------------------------------------------
                                                    2004                   2003                       2002

                                            BALANCE       RATE     Balance        Rate       Balance         Rate
                                            --------      ----     --------       ----       --------        ----
         Non-interest bearing demand        $ 75,015       N/A     $ 65,418        n/a       $ 58,655         n/a

         Interest-bearing demand             191,271      1.10%     179,805       1.22%       155,549        1.79%

         Savings                              58,675      0.35       57,151       0.54         51,750        1.21

         Time deposits                       248,600      2.70      235,453       3.18        245,313        3.94
                                            --------               --------                  --------

         Total                              $573,561      1.57%    $537,827       1.86%      $511,267        2.56%
                                            ========               ========                  ========

             The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2004. These time deposits are made by individuals, corporations and public entities:

                  Three months or less                         $ 19,080

                  Over three months through six months           14,436

                  Over six months through one year               16,089

                  Over one year                                  23,509
                                                               --------

                          Total                                $ 73,114
                                                               ========

             LIQUIDITY. Liquidity is measured by a financial institution's ability to raise funds through deposits, borrowed funds, capital or the sale of assets. Additional sources of liquidity, including cash flow from both the repayment of loans and the securitization of assets, are also considered in determining whether liquidity is satisfactory. The funds are used to meet deposit withdrawals, maintain reserve requirements, fund loans, purchase treasury shares, and operate the organization. Liquidity is achieved through growth of core funds (defined as core deposits, 50% of non-public entity certificates of deposit over $100, and repurchase agreements issued to commercial customers) and liquid assets, and accessibility to the money and capital markets. The Corporation and the subsidiary bank have access to short-term funds through their correspondent banks, as well as access to the Federal Home Loan Bank of Chicago, which can provide longer-term funds to help meet liquidity needs.

             The ratio of temporary investments and other short-term available funds (those investments maturing within one year plus twelve months' projected payments on mortgage-backed securities and collateralized mortgage obligations, and cash and due from banks balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, Treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 44.1% at December 31, 2004 and 33.7% at December 31, 2003, respectively. The increase in this ratio is due to a higher dollar amount of maturing investments over the next twelve months, when compared to the end of 2003. Core deposits (demand deposits, interest-bearing checking accounts, total savings, and certificates of deposit less than $100) were 86.9% of total deposits at December 31, 2004 and 85.0% of total deposits at December 31, 2003. Money market accounts of approximately $87.1 million at December 31, 2004 are classified by the Corporation as core deposits.

             In 2004, the Corporation experienced a net decrease of $2.3 million in cash and cash equivalents. Investing activities (consisting of a net increase in loans of $27.1 million, a net increase in investments of $20.8 million and purchases of premises and equipment of $4.6 million) used $51.8 million of the Corporation's funds. Financing activities, consisting of a net increase in deposits of $35.7 million and a net increase in borrowings of $9.4 million offset by treasury stock purchases of $2.9 million and dividend payments of $3.0 million, provided the Corporation with $40.1 million. Additionally, operating activities provided the Corporation with $9.4 million. Cash and cash equivalents of $14.1 million at December 31, 2004, along with established lines of credit, are deemed more than adequate to meet short-term liquidity needs.

             In 2003, the Corporation had a net decrease of $2.5 million in cash and cash equivalents. Investing activities, consisting mostly of a net increase in loans of $26.6 million, used $32.9 million of the Corporation's funds. Offsetting this were financing activities, consisting of a net increase in deposits of $26.6 million (offset by a decrease in borrowings of $3.3 million, treasury stock purchases of $3.5 million, and dividends paid of $2.8 million) which, along with operating activities, provided $30.4 million in net cash.

             The long-term liquidity needs of the Corporation will be driven by the necessity to grow and change in the marketplace to meet the needs of its customers and to offset strategies of its competitors. The Corporation's equity base, coupled with common stock available for issuance and a low level of debt, provide several options for future financing.

             ASSET-LIABILITY MANAGEMENT. The Corporation actively manages its assets and liabilities through coordinating the levels of interest rate sensitive assets and liabilities to minimize changes in net interest income, despite changes in market interest rates. The Corporation defines interest rate sensitive assets and liabilities as any instruments that can be repriced within 180 days, either because the instrument will mature during the period or because it carries a variable interest rate. Changes in net interest income occur when interest rates on loans and investments change in a different time period from changes in interest rates on liabilities, or when the mix and volume of earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the dollar amount of difference between rate sensitive assets and rate sensitive liabilities within a given time period (GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

             The Corporation's strategy with respect to asset-liability management is to maximize net interest income while limiting the Corporation's exposure to risks associated with volatile interest rates. The subsidiary bank's Funds Management Committee is responsible for monitoring the GAP position. As a general rule, the subsidiary bank's policy is to maintain GAP as a percent of total assets within a range from +20% to -20% in any given time period. Based on the simulation of various rising or falling interest rate scenarios in comparison to one considered to be the most likely interest rate scenario, management seeks to operate with net interest income within a range of +10% to -10% of budgeted net interest income during any twelve-month period. The Corporation also performs an interest rate risk analysis, on a monthly basis, on the assets and liabilities of the subsidiary bank. This analysis applies an immediate shift in interest rates of up to +300 basis points and -300 basis points to the assets and liabilities to determine the impact on the net interest income and net income of the subsidiary bank, when compared to a flat rate scenario. This analysis also does not take into account any other balance sheet management plans that may be implemented, should such rapid interest rate movement occur. For the December 31, 2004 and 2003 analyses, the down 200 and 300 basis point analyses were not meaningful, given the low interest rate environment.

             The following table shows the estimated changes to net interest income from the base scenario as of December 31, 2004 and 2003:

         CHANGE IN                               ESTIMATED NET INTEREST INCOME
         INTEREST RATE                    2004     % OF CHANGE        2003       % of change
         -----------------------        -----------------------------------------------------
         300 basis point rise           $25,127        6.68%         $23,649         11.45%

         200 basis point rise            24,536        4.17           22,795          7.42

         100 basis point rise            23,796        1.03           21,959          3.48

         Base scenario                   23,554          --           21,220            --

         100 basis point decline         21,441       (8.97)          19,632         (7.48)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(dollar amounts in thousands except share data)

             CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS. As disclosed in the Notes to Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2004, the aggregate contracted obligations (excluding bank deposits) and commercial commitments are as follows:

---------------------------------------------------------------------------------------------------------------------------------
                                                                           LESS THAN
                                                              TOTAL          1 YEAR     1-3 YEARS      3-5 YEARS    OVER 5 YEARS
                                                            ---------      ---------    ---------      ---------    ------------
         Contractual Obligations:

             Customer repurchase arrangements               $  16,870      $  16,870    $     -0-      $     -0-      $     -0-
             Advances from the Federal Home Loan Bank           5,000            -0-          -0-          5,000            -0-
             Federal funds purchased                            1,000          1,000          -0-            -0-            -0-

             Interest-bearing demand notes
               issued to the U.S. Treasury                      1,765          1,765          -0-            -0-            -0-

             Note payable                                         900            900          -0-            -0-            -0-
                                                            ---------      ---------    ---------      ---------      ---------

                 Total                                      $  25,535      $  20,535    $     -0-      $   5,000      $     -0-
                                                            =========      =========    ====== =       =========      ====== =

         Off-Balance Sheet Arrangements:

             Commitments to lend                            $ 116,487      $ 116,487    $     -0-      $     -0-      $     -0-

             Standby letters of credit                          3,606          3,606          -0-            -0-            -0-
                                                            ---------      ---------    ---------      ---------      ---------

                 Total                                      $ 120,093      $ 120,093    $     -0-      $     -0-      $     -0-
                                                            =========      =========    =========      =========      =========


                                                                                    DECEMBER 31, 2004
                                                            -------------------------------------------------------------------
                                                             0-3 MO.        4-12 MO.     1-3 YRS.     OVER 3 YRS.       TOTAL
                                                            ---------      ---------    ---------      ---------      ---------
         Interest-earning assets:
             Interest-bearing deposits                      $      65      $     -0-    $     -0-      $     -0-      $      65
             Taxable investment securities                     11,207         23,767       35,874         47,330        118,178
             Tax-exempt investment securities                     -0-          1,813        3,692         65,126         70,631
             Bank-owned life insurance                            -0-         15,870          -0-            -0-         15,870
             Loans                                            156,504         92,844       79,542         82,455        411,345
                                                            ---------      ---------    ---------      ---------      ---------
                 Total rate sensitive assets ("RSA")        $ 167,776      $ 134,294    $ 119,108      $ 194,911      $ 616,089
                                                            =========      =========    =========      =========      =========

         Interest-bearing liabilities:
             Interest-bearing demand deposits               $ 191,271      $     -0-    $     -0-      $     -0-      $ 191,271
             Savings deposits                                  58,675            -0-          -0-            -0-         58,675
             Time deposits                                     54,737        102,677       81,414          9,772        248,600
             Customer repurchase agreements                    16,870            -0-          -0-            -0-         16,870
             Advances from Federal Home Loan Bank                 -0-            -0-          -0-          5,000          5,000
             Federal funds purchased                            1,000            -0-          -0-            -0-          1,000
             Interest-bearing demand notes issued
               to the U.S. Treasury                             1,765            -0-          -0-            -0-          1,765
             Note payable                                         900            -0-          -0-            -0-            900
                                                            ---------      ---------    ---------      ---------      ---------
                 Total rate sensitive liabilities ("RSL")   $ 325,218      $ 102,677    $  81,414      $  14,772      $ 524,081
                                                            =========      =========    =========      =========      =========

             Interest rate sensitivity GAP (RSA less RSL)   $(157,442)     $  31,617    $  37,694      $ 177,892
             Cumulative GAP                                 $(157,442)     $(125,825)   $ (88,131)     $  89,761
             RSA/RSL                                            51.59%        130.79%      146.30%       1304.25%
             Cumulative RSA/RSL                                 51.59%         70.59%       82.70%        117.13%

             In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amount reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

             Management of the Corporation considers $52.4 million (one-half) of the interest-bearing checking account balances and $43.3 million (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank's policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

             At December 31, 2004, savings deposits totaled approximately $58.7 million. If that amount, the $52.4 million of interest-bearing checking account balances and $43.3 million in money market account balances reflected in the 0-3 month time frame, is adjusted to exclude these amounts (consistent with the consideration mentioned in the paragraph above), rate sensitive liabilities would be approximately $170.9 million, reducing the negative gap to approximately $3.1 million. RSA as a percent of RSL would be 98.2%. Adjusting the cumulative GAP and GAP ratio for the 4-12 month time frame would result in a positive cumulative GAP and GAP ratio of $28.5 million, and 110.4%, respectively.

             EFFECTS OF INFLATION. The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America and practices within the banking industry, which require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

             INVESTMENT MATURITIES AND YIELDS. The following table sets forth the contractual maturities of investment securities at December 31, 2004, and the taxable equivalent yields of such securities:

                                                                         DUE AFTER ONE                               OTHER
                                                       DUE WITHIN         BUT WITHIN          DUE AFTER            (NO STATED
                                                        ONE YEAR          FIVE YEARS          FIVE YEARS            MATURITY)
                                                    ---------------     --------------      ---------------      --------------
                                                     AMOUNT   YIELD     AMOUNT   YIELD      AMOUNT    YIELD      AMOUNT   YIELD
         U.S. Government Agencies                   $ 7,565   1.92%     $30,187   3.02%     $ 1,167    6.45%     $  -0-     --

         State and Municipal                          1,773   3.97        6,712   5.02       60,211    6.91         -0-     --

         Collateralized mortgage obligations            -0-     --        2,230   5.22       74,758    3.46         -0-     --

         Other (no stated maturity)                     -0-     --          -0-     --          -0-      --       2,652     --
                                                    -------             -------            --------              ------
             Total                                  $ 9,338   2.31%     $39,129   3.49%    $136,136   5.01%      $2,652     --
                                                    =======             =======            ========              ======

             LOAN MATURITIES. The following table sets forth scheduled loan repayments on agricultural, commercial and real estate construction loans at December 31, 2004:

                                      DUE WITHIN     DUE AFTER ONE BUT     DUE AFTER
                                       ONE YEAR      WITHIN FIVE YEARS     FIVE YEARS      NON-ACCRUAL       TOTAL
                                       --------      -----------------     ----------      -----------     ---------
         Agricultural                  $ 37,548           $  4,370           $   145          $ -0-        $  42,063

         Commercial                      79,154             16,072               989            175           96,390

         Real Estate-Construction        16,664                607               -0-            -0-           17,271
                                       --------           --------           -------          -----        ---------

             Total                     $133,366           $ 21,049           $ 1,134          $ 175        $ 155,724
                                       ========           ========           =======          =====        =========

             Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates or adjustable (variable) interest rates at December 31, 2004:

                                       FIXED RATE     VARIABLE RATE    TOTAL
                                       ----------     -------------    -----
         Due after one year             $ 11,328        $10,855       $22,183


             ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans at December 31 are as follows:

                                                                       DECEMBER 31
                     -------------------------------------------------------------------------------------------------------------
                             2004                  2003                   2002                  2001                  2000
                                PERCENT               Percent                Percent               Percent               Percent
                                OF LOANS              of loans               of loans              of loans              of loans
                                 IN EACH               in each                in each               in each               in each
                                CATEGORY              category               category              category              category
                     ALLOWANCE  TO TOTAL   Allowance  to total    Allowance  to total   Allowance  to total   Allowance  to total
                      AMOUNT     LOANS      amount     loans       amount     loans      amount     loans      amount     loans
                     ---------  --------   ---------  --------    ---------  --------   ---------  --------   ---------  --------
Agricultural          $  656      10.3%     $  687      11.2%       $  706      10.8%    $  466       11.2%     $  591      11.9%

Commercial               770      23.5         692      21.1           972      20.5        537       16.9         695      17.1

Real estate-mortgage     193      58.2         178      58.9           222      58.7        361       59.7         322      57.7

Installment              359       8.0         466       8.8           549      10.0        645       12.2         822      13.3

Unallocated              546       N/A         227       n/a           211       n/a        291        n/a         230       n/a
                      ------                ------                  ------               ------                 ------

    Total             $2,524     100.0%     $2,250     100.0%       $2,660     100.0%    $2,300      100.0%     $2,660     100.0%
                      ======                ======                  ======               ======                 ======

QUARTERLY RESULTS OF OPERATIONS
(dollars in thousands except share data)

             The following table sets forth certain ed income and expense and share data on a quarterly basis for the unaudit three-month periods indicated:

                                                                YEAR ENDED DECEMBER 31, 2004
                                                   ----------------------------------------------------
                                                   1ST QTR        2ND QTR         3RD QTR       4TH QTR
         Interest income                           $ 7,244       $   7,299        $ 7,434       $ 7,742

         Interest expense                            2,235           2,134          2,230         2,471
                                                   -------         -------        -------       -------

         Net interest income                         5,009           5,165          5,204         5,271

         Provision for loan losses                     100             200             75           -0-
                                                   -------         -------        -------       -------
         Net interest income after
           provision for loan losses                 4,909           4,965          5,129         5,271

         Non-interest income                         2,039           2,470          1,900         1,906
         Non-interest expense                        4,784           4,839          4,887         4,993
                                                   -------         -------        -------       -------

         Income before income taxes                  2,164           2,596          2,142         2,184
         Income tax expense                            523             687            509           495
                                                   -------         -------        -------       -------

         Net income                                $ 1,641         $ 1,909        $ 1,633       $ 1,689
                                                   =======         =======        =======       =======

         Earnings per share:
             Basic                                 $  0.53         $  0.62        $  0.53       $  0.55
             Diluted                               $  0.52         $  0.61        $  0.52       $  0.55

         Cash dividends declared per share         $  0.18         $  0.19        $  0.19       $  0.40



                                                                YEAR ENDED DECEMBER 31, 2003
                                                   ----------------------------------------------------
                                                   1ST QTR        2ND QTR         3RD QTR       4TH QTR

         Interest income                           $ 7,824         $ 6,640        $ 7,441       $ 7,489

         Interest expense                            2,878           2,777          2,482         2,374
                                                   -------         -------        -------       -------

         Net interest income                         4,946           3,863          4,959         5,115

         Provision for loan losses                     100             165            100            95
                                                   -------         -------        -------       -------
         Net interest income after
           provision for loan losses                 4,846           3,698          4,859         5,020

         Non-interest income                         2,059           2,870          2,072         1,923
         Non-interest expense                        4,424           4,529          4,542         4,728
                                                   -------         -------        -------       -------

         Income before income taxes                  2,481           2,039          2,389         2,215
         Income tax expense                            709             555            680           577
                                                   -------         -------        -------       -------

         Net income                                $ 1,772         $ 1,484        $ 1,709       $ 1,638
                                                   =======         =======        =======       =======

         Earnings per share:
             Basic                                 $  0.55         $  0.47        $  0.54       $  0.52
             Diluted                               $  0.55         $  0.46        $  0.53       $  0.51

         Cash dividends declared per share         $  0.15         $  0.16        $  0.16       $  0.42

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands except share data)

                                                                     FOR THE YEARS ENDED DECEMBER 31
----------------------------------------------------------------------------------------------------------------------------
                                                    2004           2003            2002            2001             2000
----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF INCOME
    Interest income                              $  29,719       $  29,394       $ 32,669        $ 35,724         $  35,344
    Interest expense                                 9,070          10,511         13,559          18,266            17,464
    Net interest income                             20,649          18,883         19,110          17,458            17,880
    Provision for loan losses                          375             460            643             795               880
    Non-interest income                              8,315           9,408          7,563           7,307            11,076
    Non-interest expense                            19,503          18,707         17,692          16,561            15,805
    Income before income taxes                       9,086           9,124          8,338           7,409            12,271
    Income tax expense                               2,214           2,521          2,204           2,002             4,085
    Net income                                       6,872           6,603          6,134           5,407             8,186

PER SHARE DATA
    Basic earnings per share                     $    2.22       $    2.08         $ 1.87          $ 1.62            $ 2.33
    Diluted earnings per share                        2.21            2.05           1.86            1.62              2.33
    Book value (at end of year)                      17.13           16.29          15.79           14.38             13.60
    Cash dividends declared                           0.96            0.89           0.85            0.73              0.38
    Dividend payout ratio                             43.2%          42.8%           45.3%          45.0%              16.4%

SELECTED BALANCES (AT END OF YEAR)
    Total assets                                 $ 655,738       $ 609,737      $ 587,375       $ 555,325         $ 515,180
    Earning assets                                 616,089         571,965        542,450         509,494           469,802
    Investments                                    188,809         169,892        169,318         144,660           119,117
    Gross loans                                    411,345         385,376        364,120         341,889           351,061
    Allowance for loan losses                        2,524           2,250          2,660           2,300             2,660
    Deposits                                       573,561         537,827        511,267         481,738           425,304
    Borrowings                                      25,535          16,161         19,491          20,595            36,318
    Stockholders' equity                            52,369          50,875         51,074          47,500            47,476

SELECTED FINANCIAL RATIOS
    Net income to average
      stockholders' equity                           13.46%          13.01%         12.37%          11.60%            18.69%
    Net income to average assets                      1.11            1.10           1.08            1.02              1.67
    Average stockholders' equity
      to average assets                               8.24            8.49           8.75            8.83              8.95
    Average earning assets
      to average assets                              91.37           91.56          92.62           92.12             91.80
    Non-performing loans to total loans at end
      of year (net of unearned interest)              0.08            0.25           1.07            1.72              0.26
    Tier 1 capital to average adjusted assets         7.88            7.70           7.80            8.10              8.60
    Risk-based capital to risk-
      adjusted assets                                11.49           11.22          11.74           12.29             12.71
    Net loans charged-off to
      average loans                                   0.03            0.24           0.08            0.34              0.05
    Allowance for loan losses to total loans at
      end of year (net of unearned interest)          0.62            0.59           0.74            0.69              0.77
    Average interest-bearing deposits
      to average deposits                            88.10           88.96          89.51           89.47             89.06
    Average non-interest-bearing deposits
      to average deposits                            11.90           11.04          10.49           10.53             10.94
------------------------------------------------------------------------------------------------------------------------------