Form 10-K, Exhibit 13
period 2005-12-31
PRINCETON NATIONAL BANCORP INC
filed 2006-03-15
CIK 707855

EXHIBIT 13.
The Board Of Directors and Stockholders Princeton National Bancorp, Inc.	Report of Independent Registered Public Accounting Firm	Portions of 2005 Annual Report to Shareholders

We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary (“the Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

Chicago, Illinois
March 13, 2006

Consolidated Balance Sheets
(dollars in thousands except share data)

	December 31
	2005	2004

ASSETS
Cash and due from banks	$23,635	$14,025
Interest-bearing deposits with financial institutions	110	65
Federal funds sold	-0-	-0-

Total cash and cash equivalents	23,745	14,090

Loans held-for-sale, at lower of cost or market	2,587	1,301

Investment securities:
Available-for-sale, at fair value	235,371	175,129
Held-to-maturity, at amortized cost (fair value of $16,274 and $14,111)	16,115	13,680

Total investment securities	251,486	188,809

Loans:
Loans, net of unearned interest	581,724	410,044
Allowance for loan losses	(3,109)	(2,524)

Net loans	578,615	407,520

Premises and equipment, net of accumulated depreciation	26,412	17,924
Bank-owned life insurance	20,434	15,870
Accrued interest receivable	8,714	5,000
Goodwill	22,665	1,355
Intangible assets, net of accumulated amortization	6,843	1,317
Other real estate owned	468	-0-
Other assets	3,294	2,552

TOTAL ASSETS	$945,263	$655,738

LIABILITIES
Deposits:
Demand	$103,622	$75,015
Interest-bearing demand	222,675	191,271
Savings	109,491	58,675
Time	362,770	248,600

Total deposits	798,558	573,561

Borrowings:
Customer repurchase agreements	29,375	16,870
Advances from the Federal Home Loan Bank	8,346	5,000
Federal funds purchased	1,000	1,000
Interest-bearing demand notes issued to the U.S. Treasury	2,154	1,765
Trust preferred securities	25,000	-0-
Note payable	6,700	900

Total borrowings	72,575	25,535

Other liabilities	10,986	4,273

TOTAL LIABILITIES	882,119	603,369

STOCKHOLDERS’ EQUITY
Common stock: $5 par value, 7,000,000 shares authorized:
4,478,296 shares issued at December 31, 2005 and
4,139,841 shares issued at December 31, 2004	22,392	20,699
Surplus	16,968	7,810
Retained earnings	45,786	42,156
Accumulated other comprehensive (loss) income, net of tax	(482)	951
Less: cost of 1,131,853 and 1,081,841 treasury shares at December 31, 2005 and 2004, respectively	(21,520)	(19,247)

TOTAL STOCKHOLDERS’ EQUITY	63,144	52,369

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$945,263	$655,738

            See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
(dollars in thousands except share data)

	For the Years Ended December 31
	2005	2004	2003

Interest income:

Interest and fees on loans	$31,339	$23,518	$23,763
Interest and dividends on investment securities:
Taxable	4,621	3,259	2,919
Tax-exempt	3,824	2,888	2,585
Interest on federal funds sold	120	30	72
Interest on interest-bearing time deposits in other banks	67	24	55

Total interest income	39,971	29,719	29,394

Interest expense:
Interest on deposits	13,787	8,596	10,094
Interest on borrowings	1,939	474	417

Total interest expense	15,726	9,070	10,511

Net interest income	24,245	20,649	18,883

Provision for loan losses	-0-	375	460

Net interest income after provision for loan losses	24,245	20,274	18,423

Non-interest income:
Trust & farm management fees	1,601	1,451	1,280
Service charges on deposit accounts	3,448	3,149	3,018
Other service charges	1,407	1,165	1,056
Gain on sales of securities available-for-sale	89	216	1,002
Gain on sale of credit card loans	63	465	-0-
Brokerage fee income	697	607	550
Mortgage banking income	780	561	1,287
Bank-owned life insurance income	604	555	584
Other operating income	151	146	147

Total non-interest income	8,840	8,315	8,924

Non-interest expense:
Salaries and employee benefits	13,400	11,129	10,324
Occupancy	1,558	1,368	1,237
Equipment expense	2,124	1,653	1,624
Federal insurance assessments	244	229	212
Intangible assets amortization	324	208	208
Data processing	870	747	706
Advertising	770	743	449
Other operating expense	3,963	3,426	3,463

Total non-interest expense	23,253	19,503	18,223

Income before income taxes	9,832	9,086	9,124
Income tax expense	2,258	2,214	2,521

Net income	$7,574	$6,872	$6,603

Earnings per share:
Basic	$2.39	$2.22	$2.08
Diluted	$2.37	$2.21	$2.05

Basic weighted average shares outstanding	3,174,321	3,088,881	3,181,424
Diluted weighted average shares outstanding	3,201,154	3,116,078	3,220,227

            See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income
(dollars in thousands)

	For the Years Ended December 31
	2005	2004	2003

Net income	$7,574	$6,872	$6,603
Other comprehensive loss, net of tax

Unrealized holding losses arising during the year	(1,378)	(192)	(329)
Less: Reclassification adjustment for net realized gains included in net income	(55)	(132)	(614)

Other comprehensive loss	(1,433)	(324)	(943)

Comprehensive income	$6,141	$6,548	$5,660

            See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity
(dollars in thousands except share data)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss) net of tax effect	Treasury Stock	Total

Balance, January 1, 2003	$20,699	$6,612	$35,255	$2,218	$(13,710)	$51,074
Net income			6,603			6,603
Sale of 5,265 shares of treasury stock		65			70	135
Purchase of 141,000 shares of treasury stock					(3,483)	(3,483)
Exercise of stock options and re-issuance of treasury stock (26,052 shares)		343	(303)		278	318

Cash dividends ($.89 per share)			(2,829)			(2,829)
Other comprehensive loss, net of $596 tax effect				(943)		(943)

Balance, December 31, 2003	$20,699	$7,020	$38,726	$1,275	$(16,845)	$50,875

Net income			6,872			6,872
Sale of 4,176 shares of treasury stock		61			59	120
Purchase of 100,000 shares of treasury stock					(2,884)	(2,884)
Exercise of stock options and re-issuance of treasury stock (22,936 shares)		729	(476)		423	676
Cash dividends ($.96 per share)			(2,966)			(2,966)
Other comprehensive loss, net of $205 tax effect				(324)		(324)

Balance, December 31, 2004	$20,699	$7,810	$42,156	$951	$(19,247)	$52,369

Net income			7,574			7,574
Sale of 6,098 shares of treasury stock		75			115	190
Purchase of 100,000 shares of treasury stock					(3,150)	(3,150)
Exercise of stock options and re-issuance of treasury stock (43,891 shares)		776	(611)		762	927
Cash dividends ($1.03 per share)			(3,333)			(3,333)
Issuance of 338,600 shares of common stock	1,693	8,307				10,000
Other comprehensive loss, net of $906 tax effect				(1,433)		(1,433)

Balance, December 31, 2005	$22,392	$16,968	$45,786	$(482)	$(21,520)	$63,144

            See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(dollars in thousands)

	For the Years Ended December 31
	2005	2004	2003

Operating activities:
Net income	$7,574	$6,872	$6,603
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,589	1,312	1,442
Provision for loan losses	-0-	375	460
Deferred income tax (benefit) expense	258	(258)	11
Amortization of intangible assets	324	208	208
Amortization of premiums on investment securities, net of accretion	1,355	1,675	2,719
Gain on sales of securities available-for-sale, net	(89)	(216)	(1,002)
Gain on sale of credit card loans	(63)	(465)	-0-
Gain on sales of other real estate owned, net	(29)	(293)	(22)
FHLB Stock dividends	(78)	(115)	(136)
Loans originated for sale	(40,227)	(36,781)	(90,594)
Proceeds from sales of loans originated for sale	38,941	37,803	95,032
Increase (decrease) in accrued interest payable	1,610	149	(755)
(Increase) decrease in accrued interest receivable	(1,458)	(366)	546
Increase in other assets	(4,939)	(426)	(2,142)
Increase (decrease) in other liabilities	1,748	(545)	671

Net cash provided by operating activities	6,516	8,929	13,041

Investing activities:
Proceeds from sales of investment securities available-for-sale	28,446	10,910	12,752
Proceeds from maturities of investment securities available-for-sale	39,366	28,039	81,070
Purchase of investment securities available-for-sale	(51,831)	(60,184)	(95,784)
Proceeds from maturities of investment securities held-to-maturity	2,658	1,855	1,473
Purchase of investment securities held-to-maturity	(1,960)	(1,410)	(3,205)
Proceeds from sale of credit card loans	546	2,585	-0-
Proceeds from sales of other real estate owned	97	682	108
Net increase in loans	(57,122)	(29,212)	(26,564)
Purchase of premises and equipment	(3,815)	(4,572)	(2,718)
Payment related to acquisition, net of cash and cash equivalents acquired	(43,559)	-0-	-0-

Net cash used in investing activities	(87,174)	(51,307)	(32,868)

Financing activities:
Net increase in deposits	43,119	35,734	26,560
Issuance of trust preferred securities	25,000	-0-	-0-
Issuance of common stock	10,000	-0-	-0-
Net increase (decrease) in borrowings	17,560	9,374	(3,330)
Dividends paid	(3,333)	(2,966)	(2,829)
Purchase of treasury stock	(3,150)	(2,884)	(3,483)
Exercise of stock options and issuance of treasury stock	927	676	318
Sales of treasury stock	190	120	135

Net cash provided by financing activities	90,313	40,054	17,371

Increase (decrease) in cash and cash equivalents	9,655	(2,324)	(2,456)
Cash and cash equivalents at beginning of year	14,090	16,414	18,870

Cash and cash equivalents at end of year	$23,745	$14,090	$16,414

Cash paid during the year for:
Interest	$14,116	$8,921	$11,266
Income taxes	$1,861	$2,462	$2,199
Supplemental disclosure of noncash investing activities:
Loans transferred to other real estate owned	$78	$32	$863

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

          Basis of Consolidation - The consolidated financial statements of Princeton National Bancorp, Inc. (“Corporation” or “Company”) include the accounts of the Corporation and its wholly-owned subsidiary, Citizens First National Bank (“subsidiary bank”). Intercompany accounts and transactions have been eliminated in consolidation. The Corporation, through the subsidiary bank, operates in a single segment engaging in general retail and commercial banking.

          Use of Estimates - In order to prepare the Corporation’s consolidated financial statements in conformity with generally accepted accounting principles, management is required to make certain estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates may differ from actual results.

          Investment Securities - Investment securities which the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. The Corporation does not have a trading portfolio. All other investment securities that are not classified as held-to-maturity are classified as available-for-sale. Investment securities available-for-sale are recorded at fair value, with any changes in fair value reflected as a separate component of stockholders’ equity, net of related tax effects. Gains and losses on the sale of securities are determined using the specific identification method. Premiums and discounts on investment securities are amortized or accreted over the contractual lives of those securities. The method of amortization or accretion results in a constant effective yield on those securities (the interest method). Any security for which there has been other than temporary impairment of value is written down to its estimated market value through a charge to earnings.

          Loans - Loans are stated at the principal amount outstanding, net of unearned interest and allowance for loan losses. Interest on commercial, real estate, and certain installment loans is credited to operations as earned, based upon the principal amount outstanding. Interest on other installment loans is credited to operations using a method which approximates the interest method. Loan origination fees are recognized to income and loan origination costs are charged to expense, as incurred. The impact of the cash basis of accounting for loan fees and costs is not materially different from the deferral basis.

          It is the subsidiary bank’s policy to discontinue the accrual of interest on any loan when, in the opinion of management, full and timely payment of principal and interest is not expected, or principal and interest is due and remains unpaid for 90 days or more, unless the loan is both well-secured and in the process of collection. Interest on these loans is recorded as income only when the collection of principal has been assured and only to the extent interest payments are received.

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

          The allowance is based on factors that include overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, watchlist, substandard and doubtful credits, underlying collateral, and such other factors that, in management’s best judgment, deserve evaluation in estimating loan losses.

          In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary bank’s allowance for loan losses. Such agencies may require the subsidiary bank to recognize additions to the allowance for loan losses based on their judgments of information available to them at the time of their examination.

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

          The Corporation recognizes as a separate asset the rights to service mortgage loans for others. Mortgage servicing rights are recorded at the lower of cost or market value and are included in other assets in the consolidated balance sheets. Mortgage servicing rights are amortized in proportion to the amount of principal received on loans serviced. The amortization of capitalized mortgage servicing rights is reflected in the consolidated statements of income as a reduction to mortgage banking income.

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

          Other Real Estate - Other real estate represents assets to which the subsidiary bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the lower of cost or fair market value at the date of acquisition, less estimated selling costs. Any deficiency at the date of transfer is charged to the allowance for loan losses. Subsequent declines in value, based on changes in market conditions, are recorded to expense as incurred. Gains or losses on the disposition of other real estate are recorded to the income statement in the period in which they are realized.

          Income Taxes - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not.

          Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in financial institutions and federal funds sold. Generally, federal funds are sold or purchased for one-day periods.

          Reclassification - Certain amounts in the 2004 and 2003 consolidated financial statements have been reclassified to conform to the 2005 presentation.

          Impact of New Accounting Standards - On December 16, 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3). SOP 03-3 provides guidance on the accounting for differences between contractual and expected cash flows from the purchaser’s initial investment in loans or debt securities acquired in a transfer, if those differences are attributable, at least in part, to credit quality. Among other things, SOP 03-3: (1) prohibits the recognition of the excess of contractual cash flows over expected cash flows as an adjustment of yield, loss accrual, or valuation allowance at the time of purchase; (2) requires that subsequent increases in expected cash flows be recognized prospectively through an adjustment of yield; and (3) requires the subsequent decreases in cash flows be recognized as an impairment. In addition, SOP 03-3 prohibits the creation or carrying over of a valuation allowance in the initial accounting of all loans within its scope that are acquired in a transfer. SOP 03-3 becomes effective for loans or debt securities acquired in fiscal years beginning after December 15, 2004. The Corporation has completed its evaluation of the impact of SOP 03-3 with respect to the Corporation’s acquisition of Somonauk FSB Bancorp, Inc. (“Somonauk”), resulting in a charge to the allowance for loan losses of $88.

          On November 3, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The FSP provides guidance on the determination of other-than-temporary impairment for debt and equity securities accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and cost method investments. The new guidance prescribes a three-step process to identify impairment of investment securities, classify impairment as either temporary or other-than-temporary, and recognize loss in the case of other-than-temporary impairment of investment securities. The FSP also requires financial statement disclosures for all investments in an unrealized loss position. The guidance in this FSP shall be applied to reporting periods beginning after December 15, 2005, with earlier application permitted. The Corporation adopted the provisions of the FSP in January 2006, with no effect on the financial statements.

           In December 2004, the FASB issued SFAS No. 123 (Revised 2004) (123R), “Share-Based Payment”, an amendment of FASB Statements No. 123 and 95. SFAS No. 123R will require compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements, effective for the Corporation’s fiscal year beginning January 1, 2006, based on recent SEC guidance. In December 2005, the Corporation modified the stock option awards to immediately vest the remaining outstanding awards along with the 2005 awards. The pro forma effect of this decision along with the reasons this was done are summarized in Note 13 of the Notes to Consolidated Financial Statements.

          In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3” (FAS 154). FAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle and also applies to all voluntary changes in accounting principle. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement is not expected to have a material effect on the Corporation’s consolidated financial statements.

2. Earnings Per Share

The following table sets forth the computation for basic and diluted earnings per share for the years ended December 31, 2005, 2004 and 2003 (in thousands, except share data):

	2005	2004	2003

Numerator:
Net income	$7,574	$6,872	$6,603
Denominator:
Basic earnings per share - weighted average shares outstanding	3,174,321	3,088,881	3,181,424
Effect of dilutive securities - stock options	26,833	27,197	38,803

Diluted earnings per share - adjusted weighted average shares outstanding	3,201,154	3,116,078	3,220,227
Earnings per share:
Basic	$2.39	$2.22	$2.08
Diluted	$2.37	$2.21	$2.05

3. Cash and Due From Banks

          The average compensating balances held at correspondent banks during 2005 and 2004 were $3,469 and $2,543, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the Federal Reserve Bank required the subsidiary bank to maintain average balances of approximately $929 and $694, for 2005 and 2004, respectively, as reserve requirements.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

4. Investment Securities

          The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31 were as follows:

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
United States Treasuries	$1,521	$-0-	$(8)	$1,513
United States Government Agencies	62,848	21	(1,026)	61,843
State and Municipal	91,278	1,794	(877)	92,195
Collateralized mortgage obligations	77,167	30	(721)	76,476
Other securities	3,344	-0-	-0-	3,344

Total	236,158	1,845	(2,632)	235,371

Held-to-maturity:
Commercial Paper	-0-	-0-	-0-	-0-
State and Municipal	16,115	259	(100)	16,274

Total	16,115	259	(100)	16,274

Total	$252,273	$2,104	$(2,732)	$251,645

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
United States Treasuries	$-0-	$-0-	$-0-	$-0-
United States Government Agencies	38,920	53	(345)	38,628
State and Municipal	55,014	2,400	(464)	56,950
Collateralized mortgage obligations	76,989	242	(332)	76,899
Other securities	2,652	-0-	-0-	2,652

Total	$173,575	$2,695	$(1,141)	$175,129

Held-to-maturity:
Commercial Paper	-0-	-0-	-0-	-0-
State and Municipal	13,680	473	(42)	14,111

Total	13,680	473	(42)	14,111

Total	$187,255	$3,168	$(1,183)	$189,240

Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2005:

	Amortized Cost	Estimated Fair Value

Available-for-sale:
Due in one year or less	$10,604	$10,518
Due after one year through five years	51,594	50,668
Due after five years through ten years	21,077	21,336
Due after ten years	64,019	64,735

	147,294	147,257

Mortgage-backed securities	8,353	8,294
Collateralized mortgage obligations	77,167	76,476
Other securities	3,344	3,344

	$236,158	$235,371

Held-to-maturity:
Due in one year or less	$1,898	$1,894
Due after one year through five years	6,989	6,964
Due after five years through ten years	6,101	6,294
Due after ten years	1,127	1,122

	$16,115	$16,274

          Other securities consist of Federal Home Loan Bank and Federal Reserve Bank stock held totaling $2,649 and $695 at December 31, 2005, and $1,957 and $695 at December 31, 2004, respectively.

          Proceeds from sales of investment securities available-for-sale during 2005, 2004 and 2003 were $28,446, $10,910 and $12,752, respectively. Gross gains of $89 in 2005, $216 in 2004 and $1,002 in 2003 were realized on those sales. There were no gross losses from these sales in 2005, 2004 or 2003. There were no sales of investment securities classified as held-to-maturity during 2005, 2004 and 2003.

          Securities with unrealized losses at December 31, 2005 and 2004 not recognized in income are as follows:

	Less than 12 Months		2005 12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Treasuries	$1,513	$8	$-0-	$-0-	$1,513	$8
United States Government Agencies	35,278	381	25,597	645	60,875	1,026
State and Municipal	45,547	413	17,361	564	62,908	977
Collateralized mortgage obligations	42,051	356	26,378	365	68,429	721
Other securities	-0-	-0-	-0-	-0-	-0-	-0-

Total temporarily impaired	$124,389	$1,158	$69,336	$1,574	$193,725	$2,732

	Less than 12 Months		2004 12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Treasuries	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
United States Government Agencies	14,951	169	17,991	176	32,942	345
State and Municipal	5,275	65	13,999	441	18,874	506
Collateralized mortgage obligations	29,716	203	15,335	129	45,051	332
Other securities	-0-	-0-	-0-	-0-	-0-	-0-

Total temporarily impaired	$49,942	$437	$46,925	$746	$96,867	$1,183

          There are 1,182 securities in an unrealized position in the investment portfolio at December 31, 2005, all due to interest rate changes and not credit events. These unrealized losses are not considered other-than-temporary and, therefore, have not been recognized into income, because the issuer(s) are of high credit quality (99.5% of the securities in the portfolio are rated AA or higher) and management has the ability and intent to hold for the foreseeable future. The fair value is expected to recover as the investments approach their maturity date or there is a downward shift in interest rates.

5. Loans

The composition of the loan portfolio, as of December 31 was as follows:

	2005	2004

Loans
Commercial	$114,342	$96,390
Agricultural	73,884	42,063
Real estate – construction	37,286	17,271
Real estate – mortgage	308,138	221,405
Installment	48,074	32,915

Total	$581,724	$410,044

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2005	2004	2003

Balance, January 1	$2,524	$2,250	$2,660

Provision for loan losses	-0-	375	460
Allowance of bank acquired	752	-0-	-0-
Loans charged off	(347)	(358)	(1,078)
Recoveries of loans previously charged off	180	257	208

Balance, December 31	$3,109	$2,524	$2,250

          Non-accrual loans at December 31, 2005, 2004 and 2003 were $3,822, $328 and $925, respectively. Interest income that would have been recorded on these loans, had they remained current, was approximately $281, $30 and $53, respectively.

          Impaired loans at December 31, 2005, 2004 and 2003 totaled $2,204, $175 and $235, respectively. Of these totals, $378, $60 and $127 of loans had valuation reserves totaling $111, $3 and $15 at December 31, 2005, 2004 and 2003, respectively. For the years ended December 31, 2005, 2004 and 2003, the average recorded investment in impaired loans was approximately $1,581, $194 and $1,615, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not material.

          The Corporation’s subsidiary bank had loans outstanding to directors, executive officers and to their related interests (related parties) of the Corporation and its subsidiary of approximately, $4,633, $3,853 and $3,707, at December 31, 2005, 2004 and 2003, respectively. These loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. A summary of the activity in 2005 for loans made to directors, executive officers, or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2005 is as follows:

Balance January 1, 2005	Additions	Payments	Balance December 31, 2005

$3,864	$9,593	$8,824	$4,633

6. Premises and Equipment

          As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

	2005	2004

Land	$7,745	$6,948
Buildings	21,643	15,783
Furniture and Equipment	19,444	12,275

	48,832	35,006

Less: accumulated depreciation	22,420	17,082

Total	$26,412	$17,924

          Depreciation expense charged to operating expense for 2005, 2004 and 2003 was $1,589, $1,312 and $1,442, respectively.

7. Acquisition

          On July 31, 2005, the Corporation acquired 100% of the outstanding stock of Somonauk FSB Bancorp, Inc. (“Somonauk”), a $211.6 million bank holding company with offices in Somonauk, Newark, Sandwich, Plano and Millbrook, Illinois. The Corporation completed this acquisition in order to expand its market presence in this area. Somonauk was acquired for a purchase price of $49.6 million; $39.6 million paid in cash and the remaining $10 million paid in common stock, resulting in the issuance of 338,600 shares. In conjunction with the acquisition, the Corporation issued $25.0 million in trust preferred securities and borrowed $15.0 million in secured notes. Of the $15.0 million in notes payable, $9.0 million was immediately repaid after the closing of the transaction.

          The following table represents the unaudited balance sheet for Somonauk as of June 30, 2005, which approximates the balance sheet at the date of acquisition:

Assets

Cash and due from banks	$6,856
Investment securities	84,135
Loans, net of unearned interest	113,706
Allowance for loan losses	(911)
Premises and equipment, net	3,119
Other assets	3,473

Total Assets	$210,378

Liabilities & Stockholders’ Equity

Deposits	$179,533
Borrowings	4,408
Other liabilities	2,055
Stockholders’ equity	24,382

Total Liabilities & Stockholders’ Equity	$210,378

          The following unaudited pro forma condensed combined financial information presents the results of operations of the Corporation, had the acquisition taken place at the beginning of each period:

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004

Net interest income	$27,023	$24,379
Provision for loan losses	126	470
Non-interest income	9,456	9,084
Non-interest expense	27,225	24,242

Income before income taxes	9,128	8,751
Income tax expense	2,000	1,657

Net income	$7,128	$7,094

Earnings per share:
Basic	$2.11	$2.07
Diluted	$2.10	$2.05
Basic weighted average shares outstanding	3,370,903	3,427,481
Diluted weighted average shares outstanding	3,397,736	3,454,678

          The unaudited pro forma condensed consolidated financial statements do not reflect any anticipated cost savings and revenue enhancements. Additionally, the Somonauk income statement for the first six months of 2005 includes merger-related expenses. Accordingly, the pro forma results of operations of PNBC as of and after the merger may not be indicative of the results that actually would have occurred if the merger had been in effect during the periods presented or of the results that may be attained in the future.

          At the time of the acquisition, the subsidiary bank of Somonauk (Farmers State Bank) was immediately merged into Citizens First National Bank. The acquisition of Somonauk was accounted for under the purchase method of accounting and, accordingly, the assets and liabilities of Somonauk were adjusted to their fair market values as of the acquisition date. The operating results of Somonauk have been consolidated with those of the Corporation from August 1, 2005. Goodwill was recorded in the amount of $21.3 million along with a core deposit intangible of $6.0 million which is being amortized on an accelerated basis over a fifteen-year period.

8. Goodwill and Intangible Assets

          The balance of goodwill, net of accumulated amortization, totaled $22,665 at December 31, 2005 and $1,355 at December 31, 2004. The Corporation annually completes an evaluation for impairment of goodwill and other intangible assets. No impairment was identified from the Corporation’s analyses. The balance of intangible assets, net of accumulated amortization, totaled $6,843 and $1,317 at December 31, 2005 and December 31, 2004, respectively. The following table provides a reconciliation of the purchase price paid for the Somonauk acquisition and the amount of goodwill recorded:

Purchase Price		$49,650
Less: Somonauk Equity		(24,304)

Recorded Goodwill		25,346
Direct Acquisition Costs		632
Less Purchase Accounting Adjustments:
Loans	$1,227
CD’s	(64)
FHLB Advances	(72)
Fixed Assets	(2,326)
Mortgage Servicing Rights	(351)
Core Deposit Intangible	(6,036)

		(7,622)
Deferred Taxes on purchase accounting adjustments		2,952

Resulting Goodwill from Somonauk acquisition		$21,308

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          The following table summarizes the Corporation’s intangible assets, which are subject to amortization, as of December 31, 2005 and 2004:

	2005		2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangible	$9,004	$(2,199)	$2,968	$(1,699)
Other acquisition costs	160	(122)	160	(112)

Total	$9,164	$(2,321)	$3,128	$(1,811)

          The following table shows the future estimated amortization expense for the Corporation’s intangible assets based on existing balances as of December 31, 2005:

          Estimated Amortization Expense for the year ended December 31:

2006	$923
2007	900
2008	878
2009	853
2010	807
Thereafter	2,482

          Mortgage servicing rights, which are included in other assets on the consolidated balance sheets, are accounted for on an individual loan-by-loan basis. Accordingly, amortization is recorded in proportion to the amount of principal payment received on loans serviced. The mortgage servicing rights are subject to periodic impairment testing. During the years ended December 31, 2005, 2004 and 2003 no impairment had been recorded and the recorded value was determined to approximate the fair market value. Changes in the carrying value of mortgage servicing rights are summarized as follows:

	2005	2004	2003
Balance, January 1	$1,405	$1,334	$970
Servicing rights capitalized	479	380	903
Amortization of servicing rights	(233)	(309)	(539)
Mortgage servicing rights resulting from acquisition	351	-0-	-0-
Impairment of servicing rights	-0-	-0-	-0-

Balance, December 31	$2,002	$1,405	$1,334

          The following table shows the future estimated amortization expense for mortgage servicing rights, based on existing balances as of December 31, 2005. The Corporation’s actual amortization expense in any given period may be significantly different from the estimated amounts displayed, depending on the amount of additional mortgage servicing rights, changes in mortgage interest rates, estimated prepayment speeds and market conditions.

          Estimated Amortization Expense for the year ended December 31:

2006	$235
2007	221
2008	207
2009	194
2010	182
Thereafter	963

          The Corporation services loans for others with unpaid principal balances at December 31, 2005, 2004 and 2003 of approximately $202,042, $147,958 and $138,775, respectively.

9. Deposits

          As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

	2005	2004	2003
Amount	$105,591	$73,114	$45,282
Interest expense for the year	1,919	992	940

          Total interest expense on deposits for the years ending December 31 was as follows:

	2005	2004	2003
Interest-bearing demand	$3,224	$2,029	$2,058
Savings	267	208	304
Time	10,296	6,359	7,732

Total	$13,787	$8,596	$10,094

          At December 31, 2005, the scheduled maturities of time deposits are as follows:

2006	$283,702
2007	55,763
2008	16,500
2009	4,315
2010	2,424
Thereafter	66

Total	$362,770

10. Borrowings

          As of December 31, borrowings consisted of the following:

	2005		2004
	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Customer repurchase agreements	$29,375	3.98%	$16,870	1.85%
Advances from the Federal Home Loan Bank of Chicago due:
May 3, 2006	1,000	2.65	-0-	n/a
November 24, 2006	400	2.80	-0-	n/a
February 1, 2008	1,000	4.00	-0-	n/a
February 27, 2008	2,500	5.37	2,500	5.37
June 19, 2008	2,500	5.44	2,500	5.44
November 2, 2009	946	3.84	-0-	n/a
Federal funds purchased	1,000	4.50	1,000	2.50
Interest-bearing demand notes issued to the U.S. Treasury	2,154	3.95	1,765	2.03
Trust preferred securities	25,000	5.68	-0-	n/a
Note payable	6,700	6.25	900	4.25

Total	$72,575	4.85%	$25,535	2.67%

          The subsidiary bank has adopted a collateral pledge agreement whereby they agreed to keep on hand at all times, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB). All advances from the FHLB have fixed interest rates. The advance maturing in February, 2008 has a callable feature which began in February 2003 and quarterly thereafter. All stock in the FHLB is also pledged as additional collateral for these advances.

          On July 15, 2005, the Corporation, through its subsidiary PNBC Capital Trust I, issued trust preferred securities in the amount of $25,000. These securities were issued to help finance the acquisition of Somonauk FSB Bancorp, Inc. (see Note 7 of the Notes to Consolidated Financial Statements). Additionally, these securities have a maturity of thirty years and a fixed interest rate of 5.68% for the first five years. The interest then adjusts to a floating rate at the three-month LIBOR plus 154 basis points. While these securities are recorded as a liability for financial reporting purposes, they qualify as Tier 1 capital for regulatory purposes. According to the provisions of FIN 46(R), “Consolidation of Variable Interest Entities”, PNBC Capital Trust I is a variable interest entity which is not required to be consolidated by the Company.

          The Corporation has a note payable with a balance of $6,700 and $900 at December 31, 2005 and 2004, respectively. The note payable is a demand note that carries a floating interest rate equal to the lender’s prime rate less one percent (6.25% at December 31, 2005). The note, which is secured by the capital stock certificates of the subsidiary bank, has a maturity of July 29, 2006.

11. Income Taxes

          Income tax expense (benefit) consisted of the following:

	Current	Deferred	Total

Year ended December 31, 2005:
Federal	$1,584	$209	$1,793
State	416	49	465

Total	$2,000	$258	$2,258

Year ended December 31, 2004:
Federal	$1,915	$(200)	$1,715
State	557	(58)	499

Total	$2,472	$(258)	$2,214

Year ended December 31, 2003:
Federal	$1,925	$8	$1,933
State	585	3	588

Total	$2,510	$11	$2,521

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following for the years ended December 31:

	2005	2004	2003

Computed “expected” tax expense	$3,343	$3,089	$3,102

Increase (decrease) in income taxes resulting from:
Tax-exempt income	(1,319)	(982)	(865)
Non-deductible interest expense	116	65	67
State income taxes, net of federal tax benefit	298	222	358
Bank-owned life insurance income	(211)	(192)	(202)
Other, net	31	12	61

	$2,258	$2,214	$2,521

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are presented below:

	2005	2004

Deferred tax assets:

Deferred compensation	$115	$100
Allowance for loan losses	1,241	980
Unrealized gain on investment securities available-for-sale	305	-0-
FAS 106 benefit accrual	137	122
Other, net	136	17

Total gross deferred tax assets	$1,934	1,219

Deferred tax liabilities:
Buildings and equipment, principally due to differences in depreciation	(676)	(469)
Accretion	(171)	(47)
Unrealized gain on investment securities available-for-sale	-0-	(601)
Purchase accounting adjustments	(2,914)	-0-
FHLB Stock dividends	(308)	(203)
Mortgage servicing rights	(777)	(545)
Prepaid expenses	(100)	(105)
Other, net	(72)	(22)

Total gross deferred tax liabilities	(5,018)	(1,992)

Net deferred tax liabilities	$(3,084)	$(773)

Management believes it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation allowance has been recorded at December 31, 2005 and 2004.

12. Regulatory Matters

          The Corporation and its subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of each entity’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation’s and its subsidiary bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2005 and 2004, the subsidiary bank is categorized as well-capitalized for all three ratios under the regulatory framework, while the Corporation is classified as well-capitalized for two ratios and adequately-capitalized for one ratio at December 31, 2005 and well-capitalized for all three ratios at December 31, 2004.

          The most recent notifications, at December 31, 2005 and 2004, from the federal banking agencies categorized the subsidiary bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table that follows, at December 31, 2005. Following the Somonauk acquisition, the Corporation’s total risk-based ratio fell below the 10% requirement to be well-capitalized. The Corporation does intend to be above this requirement during 2006, while the subsidiary bank remains well-capitalized.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2005:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$62,115	9.76%	$50,916	8.00%	$63,645	10.00%
Citizens First National Bank	65,187	10.23%	50,912	8.00%	63,639	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$58,918	9.26%	$25,458	4.00%	$38,187	6.00%
Citizens First National Bank	61,990	9.74%	25,456	4.00%	38,184	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$58,918	7.83%	$30,098	4.00%	$37,623	5.00%
Citizens First National Bank	61,990	8.24%	30,091	4.00%	37,613	5.00%

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2004:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$51,130	11.49%	$35,555	8.00%	$44,444	10.00%
Citizens First National Bank	50,841	11.43%	35,552	8.00%	44,440	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$48,606	10.94%	$17,778	4.00%	$26,666	6.00%
Citizens First National Bank	48,317	10.87%	17,776	4.00%	26,664	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$48,606	7.88%	$24,675	4.00%	$30,844	5.00%
Citizens First National Bank	48,317	7.83%	24,673	4.00%	30,841	5.00%

13. Employee, Officer and Director Benefit Plans

          The subsidiary bank has a defined contribution investment 401(k) plan. Under this plan, in 2005, employees may elect to contribute, on a tax-deferred basis, up to a maximum of $14. In addition, the subsidiary bank will match employees’ contributions up to three percent of each employee’s salary and match 50% of the next two percent contributed. The subsidiary bank’s contribution to the defined contribution investment 401(k) plan for 2005, 2004 and 2003 was $319, $268 and $251, respectively.

          The subsidiary bank also has an employee stock purchase program in which the employee contributes through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation’s common stock on a quarterly basis at the opening bid price on the last business day of the quarter.

          The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank’s plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $357 in 2005, $280 in 2004 and $275 in 2003.

          Additionally, the Corporation has a non-qualified stock option plan for the benefit of employees and directors of the subsidiary bank, as well as directors of the Corporation. The Corporation applies APB Opinion 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for its stock option plan. No compensation cost has been recognized for its stock option plans as all stock options were granted at fair value. The fair value of each option grant was estimated using the Black-Scholes option-pricing model. The following assumptions were used in estimating the fair value for options granted in 2005, 2004 and 2003:

	2005	2004	2003

Dividend yield	3.10%	2.62%	2.25%
Risk-free interest rate	4.37%	4.67%	4.25%
Weighted average expected life	3 yrs.	7 yrs.	10 yrs.
Expected volatility	.270	.520	.437

          However, with the adoption of Financial Accounting Standards Board Statement No. 123R (“FASB 123R”) effective January 1, 2006, the Company will be required to record future compensation expense rather than disclose the effect pro forma as has been done previously. Therefore, the decision to accelerate the vesting of these options, which the Company believes is in the best interests of the shareholders, was made to reduce expense in

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

2006 and subsequent years. Accordingly, on December 20, 2005, the Company announced that the Personnel Policy and Salary Committee of the Board of Directors approved the accelerated vesting of all outstanding unvested stock options to purchase shares of common stock of PNBC granted through the Company’s non-qualified stock option plan. The unvested options relate to awards granted in 2003 and 2004 to directors and officers of the Company. All of the unvested options were in the money at the date vesting was accelerated, in a range from $4.42 to $22.06 per share. These was no compensation cost recognized in the financial statements from the vesting decision. By accelerating the vesting of these options, the Company estimates approximately $925 of future compensation expense will be eliminated. Options to purchase 142,133 shares of PNBC common stock, which otherwise would have vested from time to time over the next two years, became immediately exercisable as a result of this decision. The remaining terms for each of the options granted remain the same. This acceleration became effective as of December 31, 2005. Additionally, the Company announced the stock option award for 2005 of 80,700 shares was granted with full vesting. This decision was made to eliminate additional future compensation expense of approximately $163 for each of the next three years, beginning in 2006.

          The number of shares of common stock authorized under the stock option plans are 502,500. The option exercise price must be at least 100% of the fair market value of the common stock on the date of grant, and the option term cannot exceed ten years. A summary of the stock option activity and related information follows:

	For the Years Ended December 31
	2005		2004		2003
	Shares	Average Exercise Price	Shares	Average Exercise Price	Shares	Average Exercise Price

Balance, January 1	271,184	$24.10	228,585	$21.09	186,483	$16.86
Granted	80,700	33.25	74,400	28.83	72,400	28.56
Exercised	45,164	17.26	31,801	13.50	27,248	12.71
Forfeited	4,002	27.46	-0-	n/a	3,050	14.99

Balance, December 31	302,718	$27.52	271,184	$24.10	228,585	$21.09

Options exercisable	302,718		125,017		91,228
Fair value of options granted during the year	$6.07		$13.03		$12.73
Average exercise price	$27.52		$20.12		$15.96

          Had the Corporation determined the compensation cost based on the fair value at grant date for its stock options under FAS 123, the Corporation’s net income and earnings per share would have been as summarized below:

		For the Years Ended December 31
		2005	2004	2003

Net Income	As Reported	$7,574	$6,872	$6,603
	Pro Forma	6,707	6,473	6,363
Basic Earnings Per Share	As Reported	$2.39	$2.22	$2.08
	Pro Forma	2.11	2.10	2.00
Diluted Earnings Per Share	As Reported	$2.37	$2.21	$2.05
	Pro Forma	2.10	2.08	1.98

14. Pension and Other Post-Retirement Benefits

          The Corporation does not have a defined benefit pension plan. The Corporation does have a defined contribution investment plan which is discussed in footnote 13 (“Employee, Officer, and Director Benefit Plans”). The Corporation offers its retirees the opportunity to continue benefits in the subsidiary bank’s Employee Health Benefit Plan, provided the retiree agrees to pay a portion of their monthly premiums. The Corporation’s level of contribution is based upon an age and service formula and will provide benefits to active participants until age 65. The Corporation uses a December 31 measurement date for its plans.

The components of the 2005, 2004 and 2003 net periodic post-retirement benefit cost are shown below:

	2005	2004	2003

Service cost	$61	$51	$39
Interest cost	66	48	38
Amortization of transition obligation	16	-0-	-0-
Amortization of prior service cost	-0-	30	16
Amortization of net (gain) loss	31	-0-	-0-

Net periodic post-retirement benefit cost	$174	$129	$93

Increase in minimum liability included in other comprehensive income	$-0-	$-0-	$-0-

          As of December 31, 2005, 2004 and 2003, the accumulated post-retirement benefit obligation totaled $1,150, $800 and $537, respectively. For measurement purposes, a 7% annual rate of increase in the cost of covered benefits (health care cost trend rate) was assumed for 2005, 2004 and 2003 and the rate was further assumed to decline to 5% after three years. The weighted average discount rate and rate of compensation increase used in determining the accumulated post-retirement benefit obligation were 6.0%, 6.0% and 7.0%, respectively, at December 31, 2005, 2004 and 2003.

          Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost components	$19	$(16)

Effect on post-retirement benefit obligation	117	(101)

15. Fair Value of Financial Instruments

          Statement of Financial Accounting Standards No. 107 (“FAS 107”), “Disclosures about Fair Value of Financial Instruments”, requires all entities to disclose the estimated fair value of their financial instrument assets and liabilities. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in FAS 107. Many of the Corporation’s financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation’s general practice and intent to hold its financial instruments to maturity and to not engage in trading or sales activities except for loans held-for-sale and available-for-sale securities. Therefore, significant estimations and assumptions, as well as present value calculations, were used by the Corporation for the purposes of this disclosure.

          Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values and the recorded book balances at December 31, 2005 and 2004, were as follows:

	2005		2004

	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial Assets:
Cash and due from banks	$23,635	$23,635	$14,025	$14,025
Interest-bearing deposits in financial institutions	110	110	65	65
Investment securities	251,486	251,645	188,809	189,240
Loans, net	581,202	579,789	408,821	406,942
Accrued interest receivable	8,714	8,714	5,000	5,000

Total Financial Assets	$865,147	$863,893	$616,720	$615,272

Financial Liabilities:
Non-interest-bearing demand deposits	$103,622	$103,622	$75,015	$75,015
Interest-bearing deposits	694,936	694,936	498,546	499,075
Borrowings	72,575	71,383	25,535	25,696
Accrued interest payable	3,097	3,097	1,547	1,547

Total Financial Liabilities	$874,230	$873,038	$600,643	$601,333

          Financial instruments actively traded in a secondary market have been valued using quoted available market prices. Cash and due from banks, interest-bearing time deposits in other banks, federal funds sold, loans held-for-sale and interest receivable are valued at book value, which approximates fair value.

          Financial liability instruments with stated maturities have been valued using a present value discounted cash flow analysis with a discount rate approximating current market for similar liabilities. Interest payable is valued at book value, which approximates fair value.

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

The Corporation’s remaining assets and liabilities, which are not considered financial instruments, have not been valued differently than

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

has been customary with historical cost accounting. No disclosure of the relationship value of the Corporation’s core deposit base is required by FAS 107.

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

16. Undistributed Earnings of Subsidiary Bank

          National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2005, the subsidiary bank had $3,492 available for dividends. Additionally, according to the guidelines, at January 1, 2006, the subsidiary bank had $2,489 available for dividends. Future dividend payments by the subsidiary bank would be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

17. Commitments and Contingencies

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

          The subsidiary bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. At December 31, 2005, commitments to extend credit and standby letters of credit were approximately $118,128 and $8,564, respectively.

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the subsidiary bank upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing properties.

          Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank secures the standby letters of credit with the same collateral used to secure the loan. The maximum amount of credit that would be extended under standby letters of credit is equal to the off-balance sheet contract amount. At December 31, 2005, the standby letters of credit have terms that expire in one year or less.

          There are various claims pending against the Corporation’s subsidiary bank, arising in the normal course of business. Management believes, based upon consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Corporation’s financial position or results of operations.

          18. Condensed Financial Information of Princeton National Bancorp, Inc.

               The following condensed financial statements are presented for the Corporation on a stand alone basis:

Condensed Balance Sheets

	December 31
	2005	2004

Assets
Cash	$1,487	$115
Interest-bearing deposits in subsidiary bank	2,594	578
Other assets	1,074	749
Investment in subsidiary bank	91,057	51,914

Total assets	96,212	53,356

Liabilities
Borrowings	$31,700	$900
Other liabilities	1,368	87

Total liabilities	33,068	987

Stockholders’ Equity
Common stock	22,392	20,699
Surplus	16,968	7,810
Retained earnings	45,786	42,156
Accumulated other comprehensive (loss) income, net of tax	(482)	951
Less: Cost of treasury shares	(21,520)	(19,247)

Total stockholders’ equity	63,144	52,369

Total liabilities and stockholders’ equity	$96,212	$53,356

Condensed Statements of Income

	For the Years Ended December 31
	2005	2004	2003

Income
Dividends received from subsidiary bank	$6,800	$6,000	$5,800
Interest income	22	14	19
Other income	24	21	75

Total income	6,846	6,035	5,894

Expenses
Interest expense	817	31	40
Amortization and depreciation	7	7	7
Other expenses	248	241	251

Total expenses	1,072	279	298

Income before income taxes and equity in undistributed income of subsidiary bank	5,774	5,756	5,596
Applicable income tax benefit	(346)	(81)	(4)

Income before equity in undistributed income of subsidiary bank	6,120	5,837	5,600
Equity in undistributed income of subsidiary bank	1,454	1,035	1,003

Net income	$7,574	$6,872	$6,603

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

Condensed Statements of Cash Flows

	For the Years Ended December 31
	2005	2004	2003
Operating activities:
Net income	$7,574	$6,872	$6,603

Adjustments to reconcile net income to net cash provided by operating activities:

Equity in undistributed income of subsidiary bank	(1,454)	(1,035)	(1,003)
Amortization of other intangible assets	7	7	7
Decrease (increase) in other assets	4,105	(546)	213
Increase (decrease) in other liabilities	1,281	(250)	117

Net cash provided by operating activities	11,513	5,048	5,937

Investing Activities:
Payment related to acquisition, net of cash and cash equivalents acquired	(43,559)	-0-	-0-

Net cash used in investing activities	(43,559)	-0-	-0-

Financing activities:
Net increase (decrease) in borrowings	5,800	(150)	(250)
Issuance of trust preferred securities	25,000	-0-	-0-
Sale of treasury stock	190	120	135
Purchase of treasury stock	(3,150)	(2,884)	(3,483)
Exercise of stock options and issuance of treasury stock	927	676	318
Dividends paid	(3,333)	(2,966)	(2,829)
Issuance of common stock	10,000	-0-	-0-

Net cash used by financing activities	35,434	(5,204)	(6,109)

Increase (decrease) in cash and cash equivalents	3,388	(156)	(172)
Cash and cash equivalents at beginning of year	693	849	1,021

Cash and cash equivalents at end of year	$4,081	$693	$849

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
(dollar amounts in thousands except share data)

          The following discussion and analysis provides information about the Company’s financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003. This discussion and analysis should be read in conjunction with “Selected Statistical Data”, and the Company’s Consolidated Financial Statements and the Notes thereto included in this report.

Overview

          2005 was highlighted by the Company’s successful completion of the acquisition of Somonauk FSB Bancorp, Inc. (“Somonauk”), which added approximately $210 million in total assets and additional full-service banking locations in Somonauk, Sandwich (County Line Road), Newark, Millbrook and Plano. These locations are a “perfect fit” to the Company’s expanding presence in this area, along with the Aurora location set to open in 2006 and a future location in Elburn. The Company continued the trend of improving earnings performance as net income increased 10.2% to another record level of $7,574. Additionally, the return on average equity was 13.43% in 2005, which is relatively consistent with the level set in 2004 of 13.46%. The earnings per share figure, on a diluted basis, improved by 7.2% from $2.21 in 2004 to $2.37 in 2005. The Company’s total assets have now reached $945.3 million, an increase of $289.5 million (or 44.2%) in the past twelve months.

          The Company continued its plan to manage capital balances through stock repurchases and increased dividend payments, the goal of which is to improve long-term shareholder return, as measured by return on average equity and earnings per share. During 2005, the Company repurchased 100,000 shares of its common stock at a total cost of $3,150. Since 1997, the Company has repurchased 1,234,271 shares of common stock through repurchase programs. Additionally, the Company paid dividends of $1.03 per share for a total of $3,333, representing increases of $.07 per share (or 7.3%) and $367 (or 12.4%), respectively, during the past year. PNBC increased the quarterly dividend three times in 2005, while also paying a special dividend for the fifth consecutive year. The Company issued an additional 338,600 shares of common stock totaling $10 million as part of the financing of the Somonauk acquisition. Total stockholders’ equity increased by $10.8 million (or 20.6%) to $63,144 at December 31, 2005, compared to $52,369 at December 31, 2004.

	Assets at Year-End	Percent Change	Equity at Year-End	Percent Change	Net Income	Percent Change

2005	$945,263	44.15%	$63,144	20.58%	$7,574	10.22%
2004	655,738	7.54	52,369	2.94	6,872	4.07
2003	609,737	3.81	50,875	(0.39)	6,603	7.65

Analysis of Results of Operations

          Net Income. Net income for 2005 increased $702 (or 10.2%) to $7,574 (or $2.39 basic earnings per share and $2.37 diluted earnings per share), from $6,872 (or $2.22 basic earnings per share and $2.21 diluted earnings per share) in 2004. This increase is due to growth in the Company’s balance sheet, not only from the acquisition of Somonauk, but from internal growth as well. Average interest-earning assets increased from $566.2 million in 2004 to $705.6 million during 2005, which generated an additional $4.0 million in net interest income. For a more detailed review of the net interest margin, non-interest income and non-interest expense, refer to those sections contained in this Management’s Discussion and Analysis.

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

          Net Interest Income. During 2005, net interest income, on a taxable equivalent basis, increased significantly to $26,292 from $22,165 in 2004, representing an improvement of $4.1 million (or 18.6%). This enhancement is attributable to an increase in average interest-earning assets during 2005 from $566,178 in 2004 to $705,605, growth of $139.4 million (or 24.6%). The acquisition of Somonauk accounts for the majority of this increase, but the Company also had organic growth of nearly 8%. The average interest rate earned on these assets increased from 5.52% in 2004 to 5.95% in 2005. Although the Company has been asset-sensitive for most of the year, as interest rates increased rapidly in 2005 (there were eight 25 basis point increases to the prime lending rate), the rates paid for maturing deposits had more room to increase than those on loans and investments, causing compression to the net yield. Accordingly, the net yield on interest-earning assets decreased from 3.92% in 2004 to 3.73% in 2005. Additionally, the Company issued $25,000 of trust preferred securities and increased the balance of an outstanding note payable by $5,800 to help finance the acquisition of Somonauk. The interest expense incurred from the additional debt decreased the net yield by approximately nine basis points. During the past year, there was also an increase in the interest-bearing liabilities from $499,055 in 2004 to $638,716 in 2005 (which includes the previously mentioned debt), an increase of $139.7 million (or 28.0%). The average rate paid on these liabilities increased from 1.82% in 2004 to 2.46% in 2005.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a taxable equivalent basis using a tax rate of 34%:

	For the Years Ending December 31

	2005			2004			2003

	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost

Average Interest-Earning Assets

Interest-bearing deposits	$2,044	$67	3.26%	$1,668	$24	1.43%	$5,482	$55	1.00%
Taxable investment securities	131,913	4,621	3.50	107,358	3,259	3.04	110,164	2,919	2.65
Tax-exempt investment securities (a)	86,039	5,794	6.73	64,453	4,376	6.79	56,170	3,917	6.97
Federal funds sold	3,162	120	3.79	1,944	30	1.53	6,511	72	1.10
Net loans (a) (b)	482,448	31,417	6.51	390,755	23,546	6.03	369,469	23,778	6.44

Total interest-earning assets	705,606	42,019	5.95	566,178	31,235	5.52	547,796	30,741	5.61

Average non-interest-earning assets	76,561			53,508			50,478

Total average assets	$782,167			$619,686			$598,274

Average Interest-Bearing Liabilities

Interest-bearing demand deposits	$209,903	3,224	1.54%	$184,585	2,029	1.10%	$168,053	2,058	1.22%
Savings deposits	86,771	267	0.31	59,506	208	0.35	55,786	304	0.54
Time deposits	294,642	10,296	3.49	235,556	6,359	2.70	243,156	7,732	3.18
Interest-bearing demand notes issued to the U.S. Treasury	759	23	3.07	690	8	1.14	821	8	0.91
Federal funds purchased and customer repurchase agreements	24,844	756	3.04	12,689	147	1.16	9,658	64	0.66
Advances from Federal Home Loan Bank	6,728	342	5.09	5,027	288	5.74	5,523	305	5.53
Trust preferred securities	11,644	621	5.33	-0-	-0-	n/a	-0-	-0-	n/a
Note payable	3,424	196	5.73	1,002	31	3.07	1,204	40	3.33

Total interest-bearing liabilities	638,715	15,725	2.46	499,055	9,070	1.82	484,201	10,511	2.17

Net yield on average interest-earning assets		$26,294	3.73%		$22,165	3.92%		$20,230	3.69%

Average non-interest-bearing liabilities	87,037			69,592			63,304
Average stockholders’ equity	56,415			51,039			50,769

Total average liabilities and stockholders’ equity	$782,167			$619,686			$598,274

(a)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable equivalent adjustments, using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable equivalent basis. The amount of taxable equivalent adjustments were $2,048 in 2005, $1,516 in 2004 and $1,347 in 2003.

(b)	Includes $26 in 2005, $55 in 2004 and $341 in 2003 attributable to interest from non-accrual loans.

          In 2004, net interest income, on a taxable equivalent basis, increased to $22,165 from $20,230 in 2003, an increase of $1.9 million (or 9.6%). This increase is due mostly to an increase in average interest-earning assets during 2004 from $547,796 in 2003 to $566,178, an increase of $18,382 (or 3.4%). This increase offfset the decline in the average interest rate earned on these assets from 5.61% in 2003 to 5.52% in 2004. During 2004, there was also an increase in the interest-bearing liabilities from $484,201 in 2003 to $499,055 in 2004, an increase of $14,854 (or 3.1%). The average rate paid on these liabilities, however, decreased from 2.17% in 2003 to 1.82% in 2004. As a result, the net yield on interest-earning assets increased from 3.69% in 2003 to 3.92% in 2004.

The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates:

	Year ended December 31

	2005 compared to 2004			2004 compared to 2003			2003 compared to 2002
	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net

Interest from interest-earning assets

Interest-bearing time deposits	$9	$34	$43	$(46)	$15	$(31)	$(4)	$(30)	$(34)
Taxable investment securities	803	559	1,362	(80)	420	340	186	(2,414)	(2,228)
Tax-exempt investment securities (b)	1,460	(42)	1,418	569	(110)	459	383	(213)	170
Federal funds sold	32	58	90	(60)	18	(42)	(28)	(32)	(60)
Net loans (c)	5,748	2,123	7,871	1,326	(1,558)	(232)	1,578	(2,651)	(1,073)

Total income from interest-earning assets	8,052	2,732	10,784	1,709	(1,215)	494	2,115	(5,340)	(3,225)

Expense of interest-bearing liabilities

Interest-bearing demand deposits	334	861	1,195	192	(221)	(29)	544	(852)	(308)
Savings deposits	90	(31)	59	17	(113)	(96)	19	(366)	(347)
Time deposits	1,830	2,107	3,937	(223)	(1,150)	(1,373)	(388)	(1,893)	(2,281)
Interest-bearing demand notes issued to the U.S. Treasury	1	14	15	(2)	2	-0-	(3)	(5)	(8)
Federal funds purchased and securities repurchase agreements	255	354	609	28	55	83	(9)	(44)	(53)
Advances from Federal Home Loan Bank	92	(38)	54	(28)	11	(17)	(35)	(1)	(36)
Trust preferred securities	621	-0-	621	-0-	-0-	-0-	-0-	-0-	-0-
Note payable	106	59	165	(6)	(3)	(9)	(9)	(6)	(15)

Total expense from interest- bearing liabilities	3,329	3,326	6,655	(22)	(1,419)	(1,441)	119	(3,167)	(3,048)

Net difference	$4,723	$(594)	$4,129	$1,731	$204	$1,935	$1,996	$(2,173)	$(177)

(a)	The change in interest due both to rate and volume has been allocated equally.

(b)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable-equivalent basis. The amount of taxable-equivalent adjustments were $2,048 in 2005, $1,516 in 2004 and $1,347 in 2003.

(c)

Includes loan fees of $774 in 2005, $596 in 2004, and $742 in 2003. Interest income on loans includes the effect of tax equivalent adjustments for non-taxable loans using a tax rate of 34% in adjusting interest on tax-exempt loans to a taxable-equivalent basis. Includes non-accrual loans, with year-end balances of $3,822 in 2005, $328 in 2004, and $925 in 2003.

          Non-interest income. Total non-interest income of $8,840 in 2005 represents an increase of $525 (or 6.3%) from the 2004 total of $8,315. With an increase in the customer base from the acquisition, the service charge categories accounted for the majority of the growth, as service charges on deposits increased $299 (or 9.5%) and other service charges increased $242 (or 20.8%). Citizens Financial Advisors, a department of the subsidiary bank combining trust, insurance, and brokerage services, had growth in the number of clients served, assets under management, and profits from farmland sales. As a result, trust and farm management fees increased by $150 (or 10.3%) and brokerage fee income increased by $90 (or 14.8%). Mortgage banking income also grew in 2005, improving $219 (or 39.0%) as the Company’s serviced loan portfolio grew from $148.0 million at December 31, 2004 to $202.0 million at December 31, 2005. Offsetting these increases was a lower amount of net gains received from sales of investment securities of $127 (from $216 in 2004 to $89 in 2005) and the Company’s recording of a gain from the sale of the subsidiary bank’s credit card portfolio acquired from Somonauk of $63 in 2005, compared to $465 from the sale of the Company’s credit card portfolio in 2004. The following table provides non-interest income by category, total non-interest income, and non-interest income to average total assets for the periods indicated:

Management's Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

	For the Years ended December 31

	2005	2004	2003

Trust and farm management fees	$1,601	$1,451	$1,280
Service charges on deposit accounts	3,448	3,149	3,018
Other service charges	1,407	1,165	1,056
Gain on sales of securities available-for-sale	89	216	1,002
Gain on sale of credit card loans	63	465	-0-
Brokerage fee income	697	607	550
Mortgage banking income	780	561	1,287
Bank-owned life insurance income	604	555	584
Other operating income	151	146	147

Total non-interest income	$8,840	$8,315	$8,924

Non-interest income to average total assets	1.13%	1.34%	1.49%

          Total non-interest income of $8,315 in 2004 represents a decrease of $609 (or 6.8%) from the 2003 total of $8,924. The primary reason was a decrease in income from mortgage banking operations to $561 from $1,287 in 2003, a decrease of $726 (or 56.4%) due to a decline in the level of refinancing activity from the low rate environment of 2003. Additionally, the Company recorded $216 in net gains from the sale of investment securities in 2004, compared to $1,002 in 2003. Offsetting these decreases, were improvements in trust and farm management fees of $171 (or 13.4%), service charges on deposit accounts of $131 (or 4.3%) and other service charges of $109 (or 10.3%). Also, the Company recorded a gain from the sale of the subsidiary bank’s credit card portfolio of $465 in 2004.

          Non-interest Expense. Total non-interest expense increased to $23,253 in 2005 from $19,503 in 2004 (an increase of $3,750 or 19.2%). All categories of non-interest expense saw increases, primarily due to the acquisition of Somonauk, which increased the number of employees and facilities. The majority of the increase was in salaries and benefits, which increased $2,271 (or 20.4%) during the past year as the number of full-time equivalent employees increased from 225 at December 31, 2004 to 290 at December 31, 2005 (an increase of 65 or 28.9%). In addition, the categories of equipment expense and occupancy expense increased by $471 (or 28.5%) and $190 (or 13.9%), respectively, from 2005 to 2004. However, as a percentage of average total assets, non-interest expense decreased to 2.97% in 2005, compared to 3.15% in 2004. The following table provides non-interest expense, and non-interest expense to average total assets for the periods indicated.

	For the Years ended December 31

	2005	2004	2003

Salaries and employee benefits	$13,400	$11,129	$10,324
Occupancy	1,558	1,368	1,237
Equipment expense	2,124	1,653	1,624
Federal insurance assessments	244	229	212
Intangible assets amortization	324	208	208
Data processing	870	747	706
Advertising	770	743	449
Postage	431	401	391
Property taxes	414	382	316
Supplies	378	290	254
Other real estate owned income	(21)	(171)	(1)
Other operating expense	2,761	2,524	2,503

Total non-interest expense	$23,253	$19,503	$18,223

Non-interest expense to average total assets	2.97%	3.15%	3.05%

          Total non-interest expense increased to $19,503 in 2004 from $18,223 in 2003 (an increase of $1,280 or 7.0%). As a percentage of average total assets, non-interest expense increased to 3.15% in 2004, compared to 3.05% in 2003. The majority of the increase was in salaries and benefits, which increased $805 (or 7.8%) during the past year. This increase is a result of normal salary increases and increased employee benefit expenses. The Company also incurred additional advertising expenses, resulting from the promotion of the subsidiary bank’s Absolutely Free Checking account product. This is reflected in advertising expenses, which increased $294 (or 65.5%) in 2004 compared to 2003.

          Income taxes. Income tax expense totaled $2,258 in 2005, $2,214 in 2004 and $2,521 in 2003. The effective tax rates were 23.0%, 24.4% and 27.6% for the respective years then ended. The lower effective tax rate in 2005 was primarily due to an increase in the amount of interest income earned from municipal (tax-exempt) securities.

Analysis of Financial Condition

          Loans. The Company's loan portfolio largely reflects the profile of the communities in which it operates. The Company essentially offers four types of loans: agricultural, commercial, real estate and consumer installment. The Company has no foreign loans. The following table summarizes the Company's loan portfolio:

	December 31

	2005		2004		2003		2002		2001
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Agricultural	$73,884	12.7%	$42,063	10.3%	$42,954	11.2%	$38,656	10.8%	$37,282	11.2%
Commercial	114,342	19.7	96,390	23.5	80,711	21.1	73,169	20.5	56,137	16.9
Real Estate
1-4 family residences	138,959	23.9	76,644	18.7	66,070	17.2	62,265	17.4	64,011	19.2
Agricultural	56,069	9.6	39,688	9.7	38,683	10.1	35,806	10.0	37,354	11.2
Construction	37,286	6.4	17,271	4.2	13,302	3.5	10,223	2.9	10,069	3.0
Commercial	113,110	19.4	105,073	25.6	107,672	28.1	101,353	28.4	87,746	26.3

Real Estate Total	345,424	59.3	238,676	58.2	225,727	58.9	209,647	58.7	199,180	59.7
Installment	48,074	8.3	32,915	8.0	33,661	8.8	35,887	10.0	40,800	12.2

Total loans	$581,724	100.0%	$410,044	100.0%	$383,053	100.0%	$357,359	100.0%	$333,399	100.0%

Total assets	$945,263		$655,738		$609,737		$587,375		$555,325
Loans to total assets		61.6%		62.5%		62.8%		60.8%		60.0%

          Total loans increased $171.8 million (or 41.9%) in 2005 as compared to an increase of $27.0 million (7.0%) in 2004. Approximately $113.8 million of this increase comes from the Somonauk acquisition. The remaining increase of approximately $58.0 million reflects business expansion in growth markets served by the subsidiary bank in 2005 as well as expansion of relationship banking in all markets.

          Commercial loans increased $18.0 million (or 18.7%) in 2005, which compares to an increase of $15.7 million (or 19.4%) in 2004. Approximately $5.5 million of this increase comes from the Somonauk acquisition. Building relationships with commercial businesses has been the largest component of loan growth in recent years. Increases occurred in both higher growth areas and established markets served by the subsidiary bank. Competition for high-quality commercial and agricultural customers remains strong.

          Loans to agricultural operations increased $31.8 million (or 75.5%) in 2005, which compares to a decrease of $0.9 million (or 2.1%) in 2004. Approximately $26.0 million of this increase comes from the Somonauk acquisition. Short-term agricultural loans are seasonal in nature, with paydowns from grain sales occurring near the end of each year. Much of the Company’s market area received below normal rainfall during the 2005 growing season. This correspondingly caused yields to be below average for most corn and soybean producers. Costs of farm inputs are heavily influenced by oil prices. The sharp increase in oil prices increased costs of Ag producers in the second half of 2005. The combination of these factors reduced production agriculture cash flow in 2005. This cash flow stress was somewhat mitigated, from a risk standpoint, by crop insurance and continued increases in farmland values. The highly-experienced agricultural staff continues to effectively manage risk in this portfolio. Agricultural loans, as a percentage of total loans, were 12.7% at year-end 2005, compared to 10.3% at year-end 2004.

          Real estate loans increased $106.7 million (or 44.7%) in 2005 compared to an increase of $12.9 million (or 5.7%) in 2004. Approximately $70.3 million of this increase comes from the Somonauk acquisition. The Somonauk real estate portfolio was comprised primarily of residential and agricultural real estate loans. Organic real estate loan growth was focused primarily on residential and construction loans. Adjustable rate mortgages are generally held in the subsidiary bank’s portfolio, while fixed rate residential real estate loans of more than 5 years are generally sold into the secondary market. The Company retains the servicing of these sold loans, maintaining the local relationship with customers and generating servicing fee income. Total home mortgage closings were over $85 million in 2005.

          Consumer installment loans increased $15.2 million (or 46.2%) in 2005 from 2004. This follows a decrease of $0.7 million (or 2.2%) in 2004. Approximately $11.9 million of this increase comes from the Somonauk acquisition. Organic growth of $3.3 million was primarily in home equity loans. Home equity loans increased $5.5 million in 2005 and comprised 47% of the installment total.

          Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower's management and the impact of national and regional economic factors. With respect to agricultural loans, the primary risk factors are weather and, like commercial loans, the quality of the borrower's management. Risks associated with real estate loans include concentrations of loans in a loan type, such as commercial or agricultural, and fluctuating land values. Installment loans also have risks associated with concentrations of loans in a single type of loan. Installment loans additionally carry the risk of a borrower’s unemployment as a result of deteriorating economic conditions.

          The Company's strategy with respect to addressing and managing these types of risks, whether loan demand is weak or strong, is for the subsidiary bank to follow its conservative loan policies and underwriting practices, which include (i) granting loans on a sound and collectible basis, (ii) investing funds profitably for the benefit of the stockholders and the protection of depositors, (iii) serving the legitimate needs of the community and the subsidiary bank’s general market area while obtaining a balance between maximum yield and minimum risk, (iv) ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan, (v) administering loan policies through a Directors' Loan Committee and Officer approvals, (vi) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each loan category, and (vii) ensuring that each loan is properly documented and, if appropriate, secured or guaranteed by government agencies, and that insurance coverage is adequate, especially with respect to certain agricultural loans, because of the risk of poor weather.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          Non-performing Loans and Other Real Estate Owned. Non-performing loans amounted to .66% of total loans at year-end 2005 compared to .08% at year-end 2004. Problem credits are closely monitored by the lending staff and an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off or, if well-secured and in the process of collection, placed on a non-accrual status. Problem credits have a life cycle. They either improve or they move through a workout/liquidation process. The workout process often includes non-accrual status. In 2005, more of the Company’s problem credits were in this category. The allowance for possible loan losses was 81.3% and 769.5% of non-performing loans at year-end 2005 and 2004, respectively. The Company does not have any significant concentration of commercial real estate loans or commitments in areas which are experiencing deteriorating economic conditions. Given the noted increases in non-accrual dollars and classified assets in the fourth quarter of 2005, management assessed the situation of specific non-performing credits and opted not to increase the allowance for loan losses, due to the historical performance of the overall loan portfolio, the strong collateral values and the fact all substandard credits being closely monitored on a monthly basis. Total other real estate owned as of December 31, 2005 was $468. The Company had $0 in other real estate owned as of December 31, 2004. The following table provides information on the Company’s non-performing loans since 2001:

	December 31

	2005	2004	2003	2002	2001

Non-accrual	$3,822	$328	$925	$3,797	$5,676
90 days past due and accruing	3	-0-	44	23	42
Restructured	-0-	-0-	-0-	-0-	-0-

Total non-performing loans	$3,825	$328	$969	$3,820	$5,718

Non-performing loans to total loans (net of unearned interest)	0.66%	0.08%	0.25%	1.07%	1.72%

          As of December 31, 2005 and 2004, loans about which the Company’s management had serious doubts as to the ability of borrowers to comply with loan repayment terms not carried as non-performing loans totaled approximately $554 (or .09% of the total loan portfolio), and $555 (or .13% of the total loan portfolio), respectively.

Allowance for Loan Losses. The allowance shown in the following table represents the allowance available to absorb losses within the entire portfolio:

	For the Years Ended December 31

	2005	2004	2003	2002	2001
Amount of loans outstanding at end of year (net of unearned interest)	$581,812	$410,044	$383,053	$357,359	$333,399
Average amount of loans outstanding for the year (net of unearned interest)	$483,187	$390,198	$368,949	$344,490	$343,175
Allowance for loan losses at beginning of year	$2,524	$2,250	$2,660	$2,300	$2,660
Allowance of bank acquired	752	-0-	-0-	-0-	-0-
Charge-offs:
Agricultural	-0-	-0-	106	5	-0-
Commercial	85	54	479	338	726
Real estate-mortgage	10	3	45	2	29
Installment	252	301	448	389	723

Total charge-offs	347	358	1,078	734	1,478

Recoveries:
Agricultural	-0-	-0-	-0-	-0-	-0-
Commercial	2	54	6	185	4
Real estate-mortgage	-0-	4	4	30	-0-
Installment	178	199	198	236	319

Total recoveries	180	257	208	451	323

Net loans charged off	167	101	870	283	1,155
Provision for loan losses	-0-	375	460	643	795

Allowance for loan losses at end of year	$3,109	$2,524	$2,250	$2,660	$2,300

Net loans charged off to average loans	0.03%	0.03%	0.24%	0.08%	0.34%
Allowance for loan losses to non-performing loans	81.28%	769.51%	232.20%	69.63%	40.22%
Allowance for loan losses to total loans at end of year (net of unearned interest)	0.53%	0.62%	0.59%	0.74%	0.69%

          The allowance for loan losses is considered by management to be a critical accounting policy. The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries, and is available to absorb probable losses on loans. The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, underlying collateral, and such other factors that, in management’s best judgment, deserve evaluation in estimating loan losses. The adequacy of the allowance for loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the loan review staff of the audit department of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank’s staff, management and its Board of Directors.

          More specifically, the Company calculates the appropriate level of the allowance for loan losses on a monthly basis using historical charge-offs for each loan type, substandard loans, and losses with respect to specific loans. In addition to management’s assessment of the portfolio, the Company and the subsidiary bank are examined periodically by regulatory agencies. Such agencies review the procedures and policies followed by management of the subsidiary bank in establishing the allowance.

          Net charge-offs were .03% of average total loans in 2005. The allowance for loan losses at year-end 2005 was $3,109, 0.53% of total loans, net of unearned interest, and 81.28% of non-performing loans. Non-performing loans are comprised of credits that management believes will not result in significant losses to the Company. There were $111 in specific loan loss reserves for the non-performing or impaired loans as of December 31, 2005. Management considers the allowance for loan losses adequate to absorb probable losses as of December 31, 2005.

          Investment Securities. The objectives of the investment portfolio are to provide the subsidiary bank with a source of earnings and liquidity. The following table provides information on the book value of investment securities as of the dates indicated:

	December 31

	2005	2004
U.S. Treasuries	$1,513	$-0-
U.S. Government Agencies	61,843	38,628
State and Municipal	108,310	70,630
Collateralized mortgage obligations	76,476	76,899
Other securities	3,344	2,652

Total	$251,486	$188,809

          Total investment securities increased by $62.7 million during 2005 to $251.5 million at December 31, 2005. Investments increased by approximately $82.8 million as a result of the Somonauk acquisition. Total investment balances were $275.5 million as of August 31, 2005. As loan demand continued to be strong throughout the remaining four months of 2005, deposit pricing increased dramatically. Many investments that matured over this time period were used to meet liquidity demands rather than being re-invested. Additionally, some securities were sold during the fourth quarter to better position the portfolio. Overall, the yield on taxable investment securities improved from 3.04% in 2004, to 3.50% in 2005, while the taxable equivalent yield on tax-exempt securities decreased from 6.79% in 2004 to 6.73% in 2005.

          Total investment securities increased by $18.9 million to $188.8 million at December 31, 2004. This increase was fueled by the influx of new deposits and a slower increase in loan demand. Based on favorable interest rate spreads and the demand for pledging, the following securities were added to the portfolio in 2004: U.S. Government Agencies in the amount of $4.8 million, municipal issues in the amount of $7.2 million and CMO’s totaling $8.8 million. The yield on taxable investment securities improved to 3.04% in 2004, from 2.65% in 2003.

          Deposits. Total deposits increased in 2005 by approximately $225 million, a 39% increase over 2004. During 2005, the Company attracted new core deposits totaling $32.3 million and added $192.7 million from the Somonauk acquisition. Time deposits represented an increase of $114.2 million, a 46% increase over the prior year, largely due to customers continuing their prior year trend of beginning to invest in term accounts rather than liquid accounts, as well as the Somonauk acquisition (approximately $74.4 million). Interest-bearing demand accounts increased $31.4 million, a 16% increase over 2004. Non-interest bearing demand accounts showed an increase of $28.6 million. Regular savings accounts represented an increase of approximately $50.8 million, which is an increase of 86.6% over prior year. The increases in savings accounts results were due to the acquisition (approximately $20.9 million) and an increase in our passbook IRA portfolio of $27.3 million as a result of further developing customer relationships and customers investing their retirement funds in secure investments. The average rate for overall deposits increased .49% in 2005, primarily as a result of lower rate certificates maturing and repricing. Also, liquid account pricing stayed relatively flat, with the exception of the portfolio of $56.6 million in money market investments being offered at slightly higher rates.

          Over the last three years, the subsidiary bank has seen overall deposits increase 56.2%. The increase in consumer deposits reflects our continued focus on investing in offices in high-growth areas and continued focus of officers calling on customers and potential customers through our officer call program to develop deposit relationships. This growth also reflects the well-trained staff that looks to assist customers by identifying needs and providing sound solutions. There continues to be considerable interest in the alternative delivery mechanisms, such as ATM’s, Internet Banking with Bill Payment and Telebanker as convenient means for customers to better manage their money, maximize return, and have peace of mind by dealing safely and securely with only one financial institution. Due to the diversity within our various market areas, such delivery mechanisms will continue to position us well for the future.

The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated:

	For the Years Ended December 31

	2005		2004		2003
	Balance	Rate	Balance	Rate	Balance	Rate

Non-interest bearing demand	$103,622	n/a	$75,015	n/a	$65,418	n/a
Interest-bearing demand	222,675	1.54%	191,271	1.10%	179,805	1.22%
Savings	109,491	0.31	58,675	0.35	57,151	0.54
Time deposits	362,770	3.49	248,600	2.70	235,453	3.18

Total	$798,558	2.06%	$573,561	1.57%	$537,827	1.86%

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2005. These time deposits are made by individuals, corporations and public entities:

Three months or less	$34,520
Over three months through six months	22,697
Over six months through one year	29,742
Over one year	18,632

Total	$105,591

          Liquidity. Liquidity is measured by a financial institution’s ability to raise funds through deposits, borrowed funds, capital, or the sale of assets. Additional sources of liquidity, including cash flow from both the repayment of loans and the securitization of assets, are also considered in determining whether liquidity is satisfactory. The funds are used to meet deposit withdrawals, maintain reserve requirements, fund loans, purchase treasury shares, and operate the organization. Liquidity is achieved through growth of core funds (defined as core deposits, 50% of non-public entity certificates of deposit over $100, and repurchase agreements issued to commercial customers) and liquid assets, and accessibility to the money and capital markets. The Company and the subsidiary bank have access to short-term funds through their correspondent banks, as well as access to the Federal Home Loan Bank of Chicago, which can provide longer-term funds to help meet liquidity needs.

          The ratio of temporary investments and other short-term available funds (those investments maturing within one year plus twelve months’ projected payments on mortgage-backed securities and collateralized mortgage obligations, and cash and due from banks balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, Treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 38.9% at December 31, 2005 and 44.1% at December 31, 2004. Core deposits (demand deposits, interest-bearing checking accounts, total savings, and certificates of deposit less than $100, were 88.2% of total deposits at December 31, 2005 and 86.9% of total deposits at December 31, 2004. Money market accounts of approximately $113.8 million at December 31, 2005 are classified by the Company as core deposits.

          In 2005, the Company experienced a net increase of $9.7 million in cash and cash equivalents. Investing activities (consisting mostly of a net increase in loans of $57.1 million and the net purchase of Somonauk FSB Bancorp, Inc. of $43.6 million) used $87.2 million of the Company’s funds. Financing activities, consisting of a net increase in deposits of $43.1 million, the issuance of trust preferred securities of $25.0 million, the issuance of common stock of $10.0 million, and a net increase in borrowings of $17.6 million offset by treasury stock purchases of $3.2 million, and dividend payments of $3.3 million, provided the Company with $90.3 million. Additionally, operating activities provided the Company with $6.5 million. Cash and cash equivalents of $23.7 million at December 31, 2005, along with established lines of credit, are deemed more than adequate to meet short-term liquidity needs.

          In 2004, the Company experienced a net decrease of $2.3 million in cash and cash equivalents. Investing activities (consisting of a net increase in loans of $27.1 million, a net increase in investments of $20.8 million and purchases of premises and equipment of $4.6 million) used $51.8 million of the Company’s funds. Financing activities, consisting of a net increase in deposits of $35.7 million and a net increase in borrowings of $9.4 million offset by treasury stock purchases of $2.9 million, and dividend payments of $3.0 million, provided the Company with $40.1 million. Additionally, operating activities provided the Company with $9.4 million.

          The long-term liquidity needs of the Company will be driven by the necessity to grow and change in the marketplace to meet the needs of its customers and to offset strategies of its competitors. The Company’s equity base, coupled with common stock available for issuance and a low level of debt, provide several options for future financing.

          Asset-Liability Management. The Company actively manages its assets and liabilities through coordinating the levels of interest rate sensitive assets and liabilities to minimize changes in net interest income, despite changes in market interest rates. The Company defines interest rate sensitive assets and liabilities as any instruments that can be repriced within 180 days, either because the instrument will mature during the period or because it carries a variable interest rate. Changes in net interest income occur when interest rates on loans and investments change in a different time period from changes in interest rates on liabilities, or when the mix and volume of earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the dollar amount of difference between rate sensitive assets and rate sensitive liabilities within a given time period (GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

          The Company’s strategy with respect to asset-liability management is to maximize net interest income while limiting the Company’s exposure to risks associated with volatile interest rates. The subsidiary bank’s Funds Management Committee is responsible for monitoring the GAP position. As a general rule, the subsidiary bank’s policy is to maintain GAP as a percent of total assets within a range from +20% to -20% in any given time period. Based on the simulation of various rising or falling interest rate scenarios in comparison to one considered to be the most likely interest rate scenario, management seeks to operate with net interest income within a range of +10% to -10% of budgeted net interest income during any twelve-month period. The Company also performs an interest rate risk analysis, on a monthly basis, on the assets and liabilities of the subsidiary bank. This analysis applies an immediate shift in interest rates of up to +300 basis points and -300 basis points to the assets and liabilities to determine the impact on the net interest income and net income of the subsidiary bank, when compared to a flat rate scenario. This analysis also does not take into account any other balance sheet management plans that may be implemented should such rapid interest rate movement occur. For the December 31, 2004 analysis, the down 200 and 300 basis point analyses were not meaningful, given the low interest rate environment at that time.

          The following table shows the estimated changes to net interest income from the base scenario as of December 31, 2005 and 2004:

Change in	Estimated Net Interest Income
Interest Rate	2005	% of change	2004	% of change

300 basis point rise	$35,382	2.39%	$25,127	6.68%
200 basis point rise	35,263	2.04	24,536	4.17
100 basis point rise	34,996	1.27	23,796	1.03
Base scenario	34,557	—	23,554	—
100 basis point decline	34,044	-1.48	21,441	-8.97
200 basis point decline	33,398	-3.35	n/a	—
300 basis point decline	32,623	-5.60	n/a	—

          Contractual Obligations and Off-Balance Sheet Arrangements. As disclosed in the Notes to Consolidated Financial Statements, the Company has certain obligations and commitments to make future payments under contracts. At December 31, 2005, the aggregate contracted obligations (excluding bank deposits) and commercial commitments are as follows:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years

Contractual Obligations:
Customer repurchase arrangements	$29,375	$29,375	$-0-	$-0-	$-0-
Advances from the Federal Home Loan Bank	8,346	1,400	6,000	946	-0-
Federal funds purchased	1,000	1,000	-0-	-0-	-0-
Interest-bearing demand notes issued to the U.S. Treasury	2,154	2,154	-0-	-0-	-0-
Trust preferred securities	25,000	-0-	-0-	-0-	25,000
Note payable	6,700	6,700	-0-	-0-	-0-

Total	$72,575	$40,629	$6,000	$946	$25,000

Off-Balance Sheet Arrangements:
Commitments to lend	$118,128	$118,128	$-0-	$-0-	$-0-
Standby letters of credit	8,564	8,564	-0-	-0-	-0-

Total	$126,692	$126,692	$-0-	$-0-	$-0-

	December 31, 2005

	0-3 mo.	4-12 mo.	1-3 yrs.	over 3 yrs.	Total

Interest-earning assets:
Interest-bearing deposits	$110	$-0-	$-0-	$-0-	$110
Taxable investment securities	12,756	19,997	62,237	48,186	143,176
Tax-exempt investment securities	782	2,063	6,401	99,064	108,310
Loans	203,833	135,999	131,950	112,529	584,311

Total rate sensitive assets (“RSA”)	$217,481	$158,059	$200,588	$259,779	$835,907

Interest-bearing liabilities:
Interest-bearing demand deposits	$222,675	$-0-	$-0-	$-0-	$222,675
Savings deposits	109,491	-0-	-0-	-0-	109,491
Time deposits	98,358	185,344	72,263	6,805	362,770
Customer repurchase agreements	29,375	-0-	-0-	-0-	29,375
Advances from Federal Home Loan Bank	-0-	1,400	6,000	946	8,346
Federal funds purchased	1,000	-0-	-0-	-0-	1,000
Interest-bearing demand notes issued to the U.S. Treasury	2,154	-0-	-0-	-0-	2,154
Trust preferred securities	-0-	-0-	-0-	25,000	25,000
Note payable	6,700	-0-	-0-	-0-	6,700

Total rate sensitive liabilities (“RSL”)	$469,753	$186,744	$78,263	$32,751	$767,511

Interest rate sensitivity GAP (RSA less RSL)	$(252,272)	$(28,685)	$122,325	$227,028
Cumulative GAP	$(252,272)	$(280,957)	$(158,632)	$68,396
RSA/RSL	46.30%	84.64%	256.30%	793.19%
Cumulative RSA/RSL	46.30%	57.20%	78.41%	108.91%

          In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

          Management of the Company considers $54.4 million (one-half) of the interest-bearing checking account balances and $56.9 million (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank’s policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          At December 31, 2005, savings deposits totaled approximately $109.5 million. If that amount, the $54.4 million of interest-bearing checking account balances and $56.9 million in money market account balances reflected in the 0-3 month time frame are adjusted to exclude these amounts (consistent with the consideration mentioned in the paragraph above), rate sensitive liabilities would be approximately $249.0 million reducing the negative gap to approximately $31.4 million. RSA as a percent of RSL would be 87.4%. Adjusting the cumulative GAP and GAP ratio for the 4-12 month time frame would result in a negative cumulative GAP and GAP ratio of $60.2 million, and 86.2%, respectively.

          Effects of Inflation. The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America and practices within the banking industry which require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation.

Investment Maturities and Yields. The following table sets forth the contractual maturities of investment securities at December 31, 2005, and the taxable equivalent yields of such securities:

	Due within one year		Due after one but within five years		Due after five years		Other (no stated maturity)

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government Treasuries	$495	3.92%	$1,025	3.93%	$-0-	—	$-0-	—

U.S. Government Agencies	12,219	2.98	46,178	3.83	4,452	4.99%	-0-	—

State and Municipal	2,974	3.96	11,836	5.33	92,583	6.84	-0-	—

Collateralized mortgage obligations	-0-	—	940	3.55	76,076	3.92	151	—

Other (no stated maturity)	-0-	—	-0-	—	-0-	—	3,344	—

Total	$15,688	3.20%	$59,979	4.12%	$173,111	5.51%	$3,344	—

Loan Maturities. The following table sets forth scheduled loan repayments on agricultural, commercial and real estate construction loans at December 31, 2005:

	Due within one year	Due after one but within five years	Due after five years	Non-accrual	Total

Agricultural	$66,643	$6,997	$244	$-0-	$73,884

Commercial	88,492	22,787	1,121	2,017	114,417

Real Estate-Construction	32,758	4,528	-0-	-0-	37,286

Total	$187,893	$34,312	$1,365	$2,017	$225,587

Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates or adjustable (variable) interest rates at December 31, 2005:

	Fixed rate	Variable rate	Total

Due after one year	$25,805	$9,872	$35,677

          Allocation of Allowance for Loan Losses. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans at December 31 are as follows:

	December 31

	2005		2004		2003		2002		2001
	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans

Agricultural	$1,011	12.7%	$656	10.3%	$687	11.2%	$706	10.8%	$466	11.2%

Commercial	890	19.7	770	23.5	692	21.1	972	20.5	537	16.9

Real estate-mortgage	420	59.3	193	58.2	178	58.9	222	58.7	361	59.7

Installment	484	8.3	359	8.0	466	8.8	549	10.0	645	12.2

Unallocated	304	n/a	546	n/a	227	n/a	211	n/a	291	n/a

Total	$3,109	100.0%	$2,524	100.0%	$2,250	100.0%	$2,660	100.0%	$2,300	100.0%

Quarterly Results of Operations
(dollars in thousands except share data)

The following table sets forth certain unaudited income and expense and share data on a quarterly basis for the three-month periods indicated:

	Year Ended December 31, 2005

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$7,998	$8,503	$11,065	$12,406
Interest expense	2,623	3,008	4,539	5,556

Net interest income	5,375	5,495	6,526	6,850
Provision for loan losses	-0-	-0-	-0-	-0-

Net interest income after provision for loan losses	5,375	5,495	6,526	6,850
Non-interest income	1,875	2,037	2,295	2,634
Non-interest expense	4,997	5,299	6,202	6,756

Income before income taxes	2,253	2,233	2,619	2,728
Income tax expense	545	540	580	593

Net income	$1,708	$1,693	$2,039	$2,135

Earnings per share:
Basic	$0.56	$0.56	$0.63	$0.64
Diluted	$0.55	$0.55	$0.62	$0.63

Cash dividends declared per share	$0.21	$0.22	$0.22	$0.38

	Year Ended December 31, 2004

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$7,244	$7,299	$7,434	$7,742
Interest expense	2,235	2,134	2,230	2,471

Net interest income	5,009	5,165	5,204	5,271
Provision for loan losses	100	200	75	-0-

Net interest income after provision for loan losses	4,909	4,965	5,129	5,271

Non-interest income	2,039	2,470	1,900	1,906
Non-interest expense	4,784	4,839	4,887	4,993

Income before income taxes	2,164	2,596	2,142	2,184
Income tax expense	523	687	509	495

Net income	$1,641	$1,909	$1,633	$1,689

Earnings per share:
Basic	$0.53	$0.62	$0.53	$0.55
Diluted	$0.52	$0.61	$0.52	$0.55

Cash dividends declared per share	$0.18	$0.19	$0.19	$0.40

Selected Consolidated Financial Information
(dollars in thousands except share data)

	For the Years Ended December 31

	2005	2004	2003	2002	2001

Summary of Income
Interest income	$39,971	$29,719	$29,394	$32,669	$35,724
Interest expense	15,726	9,070	10,511	13,559	18,266
Net interest income	24,245	20,649	18,883	19,110	17,458
Provision for loan losses	-0-	375	460	643	795
Non-interest income	8,840	8,315	9,408	7,563	7,307
Non-interest expense	23,253	19,503	18,707	17,692	16,561
Income before income taxes	9,832	9,086	9,124	8,338	7,409
Income tax expense	2,258	2,214	2,521	2,204	2,002
Net income	7,574	6,872	6,603	6,134	5,407

Per Share Data
Basic earnings per share	$2.39	$2.22	$2.08	$1.87	$1.62
Diluted earnings per share	2.37	2.21	2.05	1.86	1.62
Book value (at end of period)	18.87	17.13	16.29	15.79	14.38
Cash dividends declared	1.03	0.96	0.89	0.85	0.73
Dividend payout ratio	44.0%	43.2%	42.8%	45.3%	45.0%

Selected Balances (at end of year)
Total assets	$945,263	$655,738	$609,737	$587,375	$555,325
Earning assets	852,286	616,089	571,965	542,450	509,494
Investments	251,486	188,809	169,892	169,318	144,660
Gross loans	584,311	411,345	385,376	364,120	341,889
Allowance for loan losses	3,109	2,524	2,250	2,660	2,300
Deposits	798,558	573,561	537,827	511,267	481,738
Borrowings	72,575	25,535	16,161	19,491	20,595
Stockholders’ equity	63,144	52,369	50,875	51,074	47,500

Selected Financial Ratios
Net income to average stockholders’ equity	13.43%	13.46%	13.01%	12.37%	11.60%
Net income to average assets	0.97	1.11	1.10	1.08	1.02
Average stockholders’ equity to average assets	7.21	8.24	8.49	8.75	8.83
Average earning assets to average assets	90.21	91.37	91.56	92.62	92.12
Non-performing loans to total loans at end of year (net of unearned interest)	0.66	0.08	0.25	1.07	1.72
Tier 1 capital to average adjusted assets	7.83	7.88	7.70	7.80	8.10
Risk-based capital to risk-adjusted assets	9.76	11.49	11.22	11.74	12.29
Net loans charged-off to average loans	0.03	0.03	0.24	0.08	0.34
Allowance for loan losses to total loans at end of year (net of unearned interest)	0.53	0.62	0.59	0.74	0.69
Average interest-bearing deposits to average deposits	88.29	88.10	88.96	89.51	89.47
Average non-interest-bearing deposits to average deposits	11.71	11.90	11.04	10.49	10.53