Form 10-K, Exhibit 13
period 2006-12-31
PRINCETON NATIONAL BANCORP INC
filed 2007-03-16
CIK 707855

Exhibit 13

Report of Independent Registered Public Accounting Firm

The Audit Committee, Board Of Directors and Stockholders
Princeton National Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of Princeton National Bancorp, Inc. and subsidiary (“the Company”) as of December 31, 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 2, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

As discussed in Note 14 to the consolidated financial statements, the Corporation changed its method of accounting for its post-retirement health care plan in 2006.

Decatur, Illinois
March 2, 2007

Report of Independent Registered Public Accounting Firm

The Audit Committee, Board Of Directors and Stockholders
Princeton National Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of Princeton National Bancorp, Inc. and subsidiary (“the Company”) as of December 31, 2005, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2005, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

Chicago, Illinois
March 13, 2006

Consolidated Balance Sheets
(dollars in thousands except share data)

	December 31
	2006	2005

ASSETS
Cash and due from banks	$33,882	$23,635
Interest-bearing deposits with financial institutions	103	110
Federal funds sold	5,200	-0-

Total cash and cash equivalents	39,185	23,745

Loans held-for-sale, at lower of cost or market	4,512	2,587

Investment securities:
Available-for-sale, at fair value	252,467	235,371
Held-to-maturity, at amortized cost (fair value of $15,567 and $16,274)	15,449	16,115

Total investment securities	267,916	251,486

Loans:
Loans, net of unearned interest	629,472	581,724
Allowance for loan losses	(3,053)	(3,109)

Net loans	626,419	578,615

Premises and equipment, net of accumulated depreciation	28,670	26,412
Bank-owned life insurance	21,470	20,434
Accrued interest receivable	11,139	8,714
Other real estate owned	-0-	468
Goodwill	23,029	22,665
Intangible assets, net of accumulated amortization	5,921	6,843
Other assets	3,698	3,294

TOTAL ASSETS	$1,031,959	$945,263

LIABILITIES
Deposits:
Demand	$107,834	$103,622
Interest-bearing demand	231,953	222,675
Savings	116,246	109,491
Time	425,866	362,770

Total deposits	881,899	798,558

Borrowings:
Customer repurchase agreements	31,344	29,375
Federal funds purchased	-0-	1,000
Interest-bearing demand notes issued to the U.S. Treasury	2,333	2,154
Advances from the Federal Home Loan Bank	6,970	8,346
Trust preferred securities	25,000	25,000
Note payable	8,500	6,700

Total borrowings	74,147	72,575

Other liabilities	10,558	10,986

TOTAL LIABILITIES	966,604	882,119

STOCKHOLDERS’ EQUITY
Common stock: $5 par value, 7,000,000 shares authorized: 4,478,295 shares issued at December 31, 2006 and 4,478,296 shares issued at December 31, 2005	22,391	22,392
Surplus	18,158	16,968
Retained earnings	48,109	45,786
Accumulated other comprehensive loss, net of tax	(960)	(482)
Less: cost of 1,126,885 and 1,131,853 treasury shares at December 31, 2006 and 2005, respectively	(22,343)	(21,520)

TOTAL STOCKHOLDERS’ EQUITY	65,355	63,144

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,031,959	$945,263

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
(dollars in thousands except share data)

	For the Years Ended December 31
	2006	2005	2004

Interest and dividend income:

Interest and fees on loans	$41,923	$31,339	$23,518
Interest and dividends on investment securities:
Taxable	6,370	4,621	3,259
Tax-exempt	4,620	3,824	2,888
Interest on federal funds sold	499	120	30
Interest on interest-bearing time deposits in other banks	114	67	24

Total interest income	53,526	39,971	29,719

Interest expense:
Interest on deposits	23,843	13,787	8,596
Interest on borrowings	3,787	1,939	474

Total interest expense	27,630	15,726	9,070

Net interest income	25,896	24,245	20,649
Provision for loan losses	285	0	375

Net interest income after provision for loan losses	25,611	24,245	20,274

Non-interest income:
Trust & farm management fees	1,467	1,601	1,451
Service charges on deposit accounts	4,235	3,448	3,149
Other service charges	1,782	1,407	1,165
Gain on sales of securities available-for-sale	250	89	216
Gain on sale of loans	90	63	465
Brokerage fee income	736	697	607
Mortgage banking income	755	780	561
Bank-owned life insurance income	770	604	555
Other operating income	160	151	146

Total non-interest income	10,245	8,840	8,315

Non-interest expense:
Salaries and employee benefits	15,884	13,400	11,129
Occupancy	1,985	1,558	1,368
Equipment expense	2,933	2,124	1,653
Federal insurance assessments	313	244	229
Intangible assets amortization	651	324	208
Data processing	1,032	870	747
Advertising	841	770	743
Other operating expense	4,696	3,963	3,426

Total non-interest expense	28,335	23,253	19,503

Income before income taxes	7,521	9,832	9,086
Income tax expense	1,033	2,258	2,214

Net income	$6,488	$7,574	$6,872

Earnings per share:
Basic	$1.93	$2.39	$2.22
Diluted	$1.91	$2.37	$2.21

Basic weighted average shares outstanding	3,369,567	3,174,321	3,088,881
Diluted weighted average shares outstanding	3,389,765	3,201,154	3,116,078

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income
(dollars in thousands)

	For the Years Ended December 31
	2006	2005	2004

Net income	$6,488	$7,574	$6,872
Other comprehensive income, net of tax

Unrealized holding gains (losses) arising during the year	302	(1,378)	(192)
Less: Reclassification adjustment for net realized gains included in net income, net of tax expense of $92, $34 and $84	(158)	(55)	(132)

Other comprehensive income (loss)	144	(1,433)	(324)

Comprehensive income	$6,632	$6,141	$6,548

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity
(dollars in thousands except share data)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss) net of tax effect	Treasury Stock	Total

Balance, January 1, 2004	$20,699	$7,020	$38,726	$1,275	$(16,845)	$50,875
Net income			6,872			6,872
Sale of 4,176 shares of treasury stock		61			59	120
Purchase of 100, 000 shares of treasury stock					(2,884)	(2,884)
Exercise of stock options and re-issuance of treasury stock (22,936 shares)		729	(476)		423	676
Cash dividends ($.96 per share)			(2,966)			(2,966)
Other comprehensive loss, net of $205 tax effect				(324)		(324)

Balance, December 31, 2004	$20,699	$7,810	$42,156	$951	$(19,247)	$52,369
Net income			7,574			7,574
Sale of 6,098 shares of treasury stock		75			115	190
Purchase of 100,000 shares of treasury stock					(3,150)	(3,150)
Exercise of stock options and re-issuance of treasury stock (43,891 shares)		776	(611)		762	927
Cash dividends ($1.03 per share)			(3,333)			(3,333)
Issuance of 338,600 shares of common stock	1,693	8,307				10,000
Other comprehensive loss, net of $906 tax effect				(1,433)		(1,433)

Balance, December 31, 2005	$22,392	$16,968	$45,786	$(482)	$(21,520)	$63,144
Net income			6,488			6,488
Sale of 2,202 shares of treasury stock		32			38	70
Purchase of 60,000 shares of treasury stock					(2,024)	(2,024)
Exercise of stock options and re-issuance of treasury stock (62,766 shares)		1,157	(623)		1,163	1,697
Adjustment for fractional shares	(1)	1
Cash dividends ($1.05 per share)			(3,542)			(3,542)
Other comprehensive income, net of $91 tax effect				144		144
Adjustment to initially apply FAS 158, net of $393 tax effect				(622)		(622)

Balance, December 31, 2006	$22,391	$18,158	$48,109	$(960)	$(22,343)	$65,355

See accompanying notes to consolidated financial statements.	13

Consolidated Statements of Cash Flows
(dollars in thousands)

	For the Years Ended December 31
	2006	2005	2004

Operating activities:
Net income	$6,488	$7,574	$6,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,304	1,589	1,312
Provision for loan losses	285	-0-	375
Deferred income tax (benefit) expense	(916)	258	(258)
Amortization of intangible assets and other purchase accounting adjustments, net	651	324	208
Amortization of premiums on investment securities, net of accretion	107	1,355	1,675
Gain on sales of securities available-for-sale, net	(250)	(89)	(216)
Gain on sale of loans	(90)	(63)	(465)
Loss (gain) on sales of other real estate owned, net	122	(29)	(293)
FHLB Stock dividends	(24)	(78)	(115)
Loans originated for sale	(56,864)	(40,227)	(36,781)
Proceeds from sales of loans originated for sale	54,939	38,941	37,803
Increase in accrued interest payable	1,513	1,610	149
Increase in accrued interest receivable	(2,425)	(1,458)	(366)
Increase in other assets	(1,804)	(4,939)	(426)
(Decrease) increase in other liabilities	(1,737)	1,748	(545)

Net cash provided by operating activities	2,299	6,516	8,929

Investing activities:
Proceeds from sales of investment securities available-for-sale	8,904	28,446	10,910
Proceeds from maturities of investment securities available-for-sale	40,247	39,366	28,039
Purchase of investment securities available-for-sale	(65,567)	(51,831)	(60,184)
Proceeds from maturities of investment securities held-to-maturity	2,370	2,658	1,855
Purchase of investment securities held-to-maturity	(2,025)	(1,960)	(1,410)
Proceeds from sales of other real estate owned	377	97	682
Proceeds from sales of loan portfolios	19,579	546	2,585
Net increase in loans	(67,241)	(57,122)	(29,212)
Purchase of premises and equipment	(4,562)	(3,815)	(4,572)
Payment related to acquisition, net of cash and cash equivalents acquired	-0-	(43,559)	-0-

Net cash used in investing activities	(67,918)	(87,174)	(51,307)

Financing activities:
Net increase in deposits	83,310	43,119	35,734
Issuance of trust preferred securities	-0-	25,000	-0-
Issuance of common stock	-0-	10,000	-0-
Net increase in borrowings	1,548	17,560	9,374
Dividends paid	(3,542)	(3,333)	(2,966)
Purchase of treasury stock	(2,024)	(3,150)	(2,884)
Exercise of stock options and issuance of treasury stock	1,697	927	676
Sales of treasury stock	70	190	120

Net cash provided by financing activities	81,059	90,313	40,054

Increase (decrease) in cash and cash equivalents	15,440	9,655	(2,324)
Cash and cash equivalents at beginning of year	23,745	14,090	16,414

Cash and cash equivalents at end of year	$39,185	$23,745	$14,090

Cash paid during the year for:
Interest	$26,117	$14,116	$8,921
Income taxes	$1,267	$1,861	$2,462
Supplemental disclosure of noncash investing activities:
Loans transferred to other real estate owned	$31	$78	$32

14	See accompanying notes to consolidated financial statements.

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

          Nature of Operations - Princeton National Bancorp, Inc. (the “Corporation”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Citizens First National Bank (“the Bank” or “subsidiary bank”). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers located primarily in North Central Illinois. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

          Basis of Consolidation - The consolidated financial statements of the Corporation include the accounts of the Corporation and its wholly-owned subsidiary, Citizens First National Bank. Intercompany accounts and transactions have been eliminated in consolidation. The Corporation, through the subsidiary bank, operates in a single segment engaging in general retail and commercial banking.

          Use of Estimates - In order to prepare the Corporation’s consolidated financial statements in conformity with accounting principles, generally accepted in the United States of America, management is required to make certain estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates may differ from actual results.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

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

          Impaired loans are measured based on current information and events, if it is probable the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Certain groups of small-balance homogeneous loans, which are collectively evaluated for impairment and are generally represented by consumer and residential mortgage loans and loans held-for-sale, are not analyzed individually for impairment. The Corporation generally identifies impaired loans within the non-accrual and restructured commercial and commercial real estate portfolios on an individual loan-by-loan basis. The measurement of impaired loans is generally based on the fair value of the related collateral.

          Allowance for Loan Losses - The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries, and is available to absorb probable losses on loans. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance is based on factors that include overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, watchlist, substandard and doubtful credits, and such other factors that, in management’s best judgment, deserve evaluation in estimating loan losses.

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

          The Corporation recognizes as a separate asset the rights to service mortgage loans for others. Mortgage servicing rights are recorded at the lower of cost or market value and are included in other assets in the consolidated balance sheets. Mortgage servicing rights are amortized in proportion to the amount of principal received on loans serviced. The amortization of capitalized mortgage servicing rights is reflected in the consolidated statements of income as a reduction to mortgage banking income. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

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

          Other Real Estate - Other real estate represents assets to which the subsidiary bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the lower of cost or fair market value at the date of acquisition, less estimated selling costs. Any deficiency, at the date of transfer, is charged to the allowance for loan losses. Subsequent declines in value, based on changes in market conditions, are recorded to expense as incurred. Gains or losses on the disposition of other real estate are recorded to the income statement in the period in which they are realized.

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

          Trust Assets - Assets held in fiduciary or agency capabilities are not included in the consolidated balance sheets since such items are not assets of the Corporation. Fees from trust activities are recorded on an accrual basis over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with fiduciary services. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a monthly prorated basis. Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Corporation manages or administers 1,126 trust accounts with assets totaling approximately $254,148 at December 31, 2006 and had 1,014 trust accounts with assets totaling approximately $206,850 at December 31, 2005.

          Treasury Stock - Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

          Earnings Per Share - Earnings per share have been computed based upon the weighted average common shares outstanding during each year.

          Intangible Assets - Intangible assets are being amortized on either a straight-line or accelerated basis over periods ranging from four to fifteen years. Such assets are periodically evaluated as to the recoverability of their carrying value.

          Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in financial institutions and federal funds sold. Generally, federal funds are sold or purchased for one-day periods.

          Reclassification - Certain amounts in the 2005 and 2004 consolidated financial statements have been reclassified to conform to the 2006 presentation. These reclassifications had no effect on net income.

          Stock Options - Prior to January 1, 2006, the Corporation accounted for its stock option plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations as permitted by the Financial Accounting Standards Board (“FASB”) Statement No. 123, “Accounting for Stock-Based Compensation” (FAS 123). No stock-based employee compensation cost was recognized in the Statements of Income as all options granted had an exercise price equal to market value of the underlying stock on the grant date.

          In December, 2004, the FASB issued Statement 123 (revised 2004), Share-Based Payment (FAS 123R), which requires the cost resulting from stock options be measured at fair value and recognized earnings. This statement replaces FAS 123 and supersedes APB 25, which permitted the recognition of compensation expense using the intrinsic value method.

          Prior, to the adoption of FAS 123R, on December 20, 2005, the Corporation announced that the Personnel Policy and Salary Committee of the Board of Directors approved the accelerated vesting of all outstanding unvested stock options to purchase shares of common stock of PNBC granted through the Corporation’s non-qualified stock option plans. The unvested options related to awards granted in 2003 and 2004 to directors and officers of the Corporation. All of the unvested options were in the money at the date vesting was accelerated, in a range from $4.42 to $22.06 per share. There was no compensation cost recognized in the financial statements from the vesting decision. By accelerating the vesting of these options, the Corporation estimated approximately $925 of future compensation expense was eliminated. Options to purchase 142,133 shares of PNBC common stock, which otherwise would have vested from time to time over the following two years, became immediately exercisable as a result of this decision. The remaining terms for each of the options granted remained the same. This acceleration became effective as of December 31, 2005. Additionally, the Corporation announced the stock option award for 2005 of 80,700 shares was granted with full vesting. This decision was made to eliminate additional future compensation expense of approximately $163 for each of the three years, beginning in 2006.

          The number of shares of common stock authorized under the stock option plans is 502,500. The option exercise price must be at least 100% of the fair market value of the common stock on the date of the grant, and the option term cannot exceed ten years.

          Effective, January 1, 2006, the Corporation adopted the fair value recognition provisions of FAS 123R, using the modified prospective application method. Under this method, the Statement applies to new awards and to awards modified, repurchased or cancelled after the effective date. Additionally, compensation cost for a portion of the awards for which requisite services have not been rendered that are outstanding as of the effective date shall be recognized as the requisite service is rendered or after the effective date. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FAS 123R on stock-based employee compensation for the years ended December 31, 2005 and 2004:

	For the Years Ended December 31

	2005	2004

Net income, as reported	$7,574	$6,872
Stock-based compensation expense determined under the fair value based method, net of related tax effect	(867)	(399)

Pro forma net income	$6,707	$6,473

Basic earnings per share, as reported	$2.39	$2.22
Pro forma basic earnings per share	$2.11	$2.10
Diluted earnings per share, as reported	$2.37	$2.21
Pro forma diluted earnings per share	$2.10	$2.08

          Impact of New Accounting Standards - In February 2006, the FASB issued SFAS No. 155 (FAS 155), “Accounting for Certain Hybrid Financial Instruments: an amendment of FASB Statements No. 133 and 140.” FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Corporation does not expect the adoption of FAS 155 will have a material impact on its results of operations, financial position or liquidity.

          In March 2006, the FASB issued SFAS No. 156 (FAS 156), “Accounting for Servicing of Financial Assets – an amendment of FAS 140”, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”, with respect to the accounting for separately recognized servicing assets and liabilities. FAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting, a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with FAS 115, “Accounting for Certain investments in Debt and Equity Securities”, or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. FAS 156 maintains the requirement set forth under FAS 140 that all separately recognized servicing assets and servicing liabilities are to be initially measured at fair value, if practicable. In regard to subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities, FAS 156 amends FAS 140 to allow for either an amortization method or a fair value measurement method. FAS 156 is effective as of the beginning of the fiscal year that begins after September 15, 2006. The Company does not expect the adoption of FAS 156 will have a material impact on its results of operations, financial position or liquidity.

          In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109,” which provides guidance on the measurement, recognition and disclosure of tax positions taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more-likely-than-not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The cumulative effect of applying the provisions of FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of this Interpretation will have a material impact on its results of operations, financial position or liquidity.

          In September 2006, FASB issued SFAS No. 157 (FAS 157), “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. FAS 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. GAAP and expands disclosure requirements about fair value measurements. FAS 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Corporation is currently evaluating the impact, if any, the adoption of FAS 157 will have on its financial reporting and disclosures.

          In September 2006, the FASB issued SFAS No. 158 (FAS 158), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements 87, 88, 106, and 132 (R),” which requires recognition of a net liability or asset to report the funded status of defined benefit pension and other postretirement plans on the balance sheet and recognition (as a component of other comprehensive income) of changes in the funded status in the year in which the changes occur. Additionally, FAS 158 requires measurement of a plan’s assets and obligations as of the balance sheet date and additional annual disclosures in the notes to the financial statements. The recognition and disclosure provision of FAS 158 is effective for fiscal years ending after December 15, 2006, and was adopted during 2006. The requirement to measure a plan’s assets and obligations as of the balance sheet date is effective for fiscal years ending after December 15, 2008. The Corporation does not expect the adoption of the measurement provisions to have a material impact on its results of operations, financial position or liquidity.

          In September 2006, the FASB ratified Emerging Issues Task Force No. 06-4, “Postretirement Benefits Associated with Split-Dollar Life Insurance” (EITF 06-4). EITF 06-4 requires deferred-compensation or postretirement benefit aspects of an endorsement-type split-dollar life insurance arrangement to be recognized as a liability by the employer and the obligation is not effectively settled by the purchase of a life insurance policy. The liability for future benefits should be recognized based on the substantive agreement with the employee, which may be either to provide a future death benefit or to pay for the future cost of the life insurance. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Corporation is currently evaluating the impact, if any, the adoption of EITF 06-4 will have on its financial reporting and disclosures.

2. Earnings Per Share

          The following table sets forth the computation for basic and diluted earnings per share for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Numerator:
Net income	$6,488	$7,574	$6,872
Denominator:
Basic earnings per share - weighted average shares outstanding	3,369,567	3,174,321	3,088,881
Effect of dilutive securities - stock options	20,198	26,833	27,197

Diluted earnings per share - adjusted weighted average shares outstanding	3,389,765	3,201,154	3,116,078

Earnings per share:
Basic	$1.93	$2.39	$2.22
Diluted	$1.91	$2.37	$2.21

3. Cash and Due From Banks

          The average compensating balances held at correspondent banks during 2006 and 2005 were $3,207 and $3,469, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the Federal Reserve Bank required the subsidiary bank to maintain average balances of approximately $1,845 and $929, for 2006 and 2005, respectively, as reserve requirements.

4. Investment Securities

          The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31 were as follows:

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
United States Treasuries	$1,003	$-0-	$(2)	$1,001
United States Government Agencies	64,495	14	(761)	63,748
State and Municipal	89,984	1,273	(778)	90,479
Collateralized mortgage obligations	93,581	185	(484)	93,282
Other securities	3,957	-0-	-0-	3,957

Total	253,020	1,472	(2,025)	252,467

Held-to-maturity:
State and Municipal	15,449	216	(98)	15,567

Total	$268,469	$1,688	$(2,123)	$268,034

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
United States Treasuries	$1,521	$-0-	$(8)	$1,513
United States Government Agencies	62,848	21	(1,026)	61,843
State and Municipal	91,278	1,794	(877)	92,195
Collateralized mortgage obligations	77,167	30	(721)	76,476
Other securities	3,344	-0-	-0-	3,344

Total	236,158	1,845	(2,632)	235,371

Held-to-maturity:
State and Municipal	16,115	259	(100)	16,274

Total	$252,273	$2,104	$(2,732)	$251,645

          Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2006:

	Amortized Cost	Estimated Fair Value

Available-for-sale:
Due in one year or less	$29,366	$29,213
Due after one year through five years	33,349	32,744
Due after five years through ten years	27,505	27,788
Due after ten years	57,730	58,010

	147,950	147,755

Mortgage-backed securities	7,532	7,473
Collateralized mortgage obligations	93,581	93,282
Other securities	3,957	3,957

	$253,020	$252,467

Held-to-maturity:
Due in one year or less	$3,067	$3,045
Due after one year through five years	5,271	5,242
Due after five years through ten years	6,274	6,446
Due after ten years	837	834

	$15,449	$15,567

          Other securities consist of Federal Home Loan Bank and Federal Reserve Bank stock held totaling $2,373 and $1,584 at December 31, 2006, and $2,649 and $695 at December 31, 2005, respectively.

          Proceeds from sales of investment securities available-for-sale during 2006, 2005 and 2004 were $8,904, $28,446 and $10,910, respectively. Gross gains of $250 in 2006, $89 in 2005 and $216 in 2004 (resulting in tax expense of $97, $34 and $84, respectively) were realized on those sales. There were no gross losses from these sales in 2006, 2005 or 2004. There were no sales of investment securities classified as held-to-maturity during 2006, 2005 and 2004.

          Securities with unrealized losses at December 31, 2006 and 2005 not recognized in income are as follows:

	2006
	Less than 12 Months		12 months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Treasuries	$-0-	$-0-	$1,001	$2	$1,001	$2
United States Government Agencies	9,109	11	49,539	750	58,648	761
State and Municipal	5,892	45	43,059	734	48,951	876
Collateralized mortgage obligations	14,158	46	45,518	438	59,676	484
Other securities	-0-	-0-	-0-	-0-	-0-	-0-

Total temporarily impaired	$29,159	$102	$139,117	$1,924	$168,276	$2,123

	2005
	Less than 12 Months		12 months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Treasuries	$1,513	$8	$-0-	$-0-	$1,513	$8
United States Government Agencies	35,278	381	25,597	645	60,875	1,026
State and Municipal	45,547	413	17,361	564	62,908	977
Collateralized mortgage obligations	42,051	356	26,378	365	68,429	721
Other securities	-0-	-0-	-0-	-0-	-0-	-0-

Total temporarily impaired	$124,389	$1,158	$69,336	$1,574	$193,725	$2,732

          There are 1,024 securities in an unrealized loss position in the investment portfolio at December 31, 2006, all due to interest rate changes and not credit events. These unrealized losses are not considered other-than-temporary and, therefore, have not been recognized into income, because the issuer(s) are of high credit quality (99.5% of the securities in the portfolio are rated AA or higher) and management has the ability and intent to hold for the foreseeable future. The fair value is expected to recover as the investments approach their maturity date or there is a downward shift in interest rates.

          The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $242,888 at December 31, 2006 and $220,167 at December 31, 2005.

5. Loans

          The composition of the loan portfolio as of December 31 was as follows:

	2006	2005
Loans
Commercial	$134,402	$114,342
Agricultural	83,610	73,884
Real estate – construction	42,991	37,286
Real estate – mortgage	312,398	308,138
Installment	56,071	48,074

Total	$629,472	$581,724

Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2006	2005	2004

Balance, January 1	$3,109	$2,524	$2,250
Provision for loan losses	285	-0-	375
Allowance of bank acquired	-0-	752	-0-
Loans charged off	(604)	(347)	(358)
Recoveries of loans previously charged off	263	180	257

Balance, December 31	$3,053	$3,109	$2,524

          Non-accrual loans at December 31, 2006, 2005 and 2004 were $3,893, $3,822 and $328, respectively. Interest income that would have been recorded on these loans, had they remained current, was approximately $397, $281 and $30, respectively. At December 31, 2006 and 2005, accruing loans delinquent 90 days or more totaled $33 and $3, respectively.

          Impaired loans at December 31, 2006, 2005 and 2004 totaled $2,123, $2,204 and $175, respectively. Of these totals, $522, $378 and $60 of loans had valuation reserves totaling $150, $111 and $3 at December 31, 2006, 2005 and 2004, respectively. For the years ended December 31, 2006, 2005 and 2004,

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

the average recorded investment in impaired loans was approximately $2,296, $1,581 and $194, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not material.

          The Corporation’s subsidiary bank had loans outstanding to directors, executive officers and to their related interests (related parties) of the Corporation and its subsidiary of approximately, $5,530, $4,633 and $3,853, at December 31, 2006, 2005 and 2004, respectively. These loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. As a practice, the subsidiary bank does not make loans to its executive officers. A summary of the activity in 2006 for loans made to directors, executive officers or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2006 is as follows:

Balance January 1, 2006	Additions	Payments	Balance December 31, 2006

$4,633	$12,817	$11,920	$5,530

6. Premises and Equipment

          As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

	2006	2005

Land	$7,756	$7,745
Buildings	25,518	21,643
Furniture and Equipment	20,035	19,444

	53,309	48,832
Less: accumulated depreciation	24,639	22,420

Total	$28,670	$26,412

          Depreciation expense charged to operating expense for 2006, 2005 and 2004 was $2,304, $1,589 and $1,312, respectively.

7. Acquisition

          On July 31, 2005, the Corporation acquired 100% of the outstanding stock of Somonauk FSB Bancorp, Inc. (“Somonauk”), a $211.6 million bank holding company with offices in Somonauk, Newark, Sandwich, Plano and Millbrook, Illinois. The Corporation completed this acquisition in order to expand its market presence in this area. Somonauk was acquired for a purchase price of $49.6 million; $39.6 million paid in cash and the remaining $10 million paid in common stock, resulting in the issuance of 338,600 shares. In conjunction with the acquisition, the Corporation issued $25.0 million in trust preferred securities and borrowed $15.0 million in secured notes. Of the $15.0 million in nates payable, $9.0 million was immediately repaid after the closing of the transaction.

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

          The unaudited pro forma condensed consolidated financial statements da not reflect any anticipated cost savings and revenue enhancements. Additionally, the Somonauk income statement for the first six months of 2005 includes merger-related expenses. Accordingly, the pro forma results of operations of PNBC as of and after the merger may not be indicative of the results that actually would have occurred if the merger had been in effect during the periods presented or of the results that may be attained in the future.

          At the time of the acquisition, the subsidiary bank of Somonauk (Farmers State Bank) was immediately merged into Citizens First National Bank. The acquisition of Somonauk was accounted for under the purchase method of accounting and, accordingly, the assets and liabilities of Somonauk were adjusted to their fair market values as of the acquisition date. The operating results of Somonauk have been consolidated with those of the Corporation from August 1, 2005. Goodwill was recorded in the amount of $21.7 million along with a core deposit intangible of $6.0 million, which is being amortized on an accelerated basis over a fifteen year period.

8. Goodwill and Intangible Assets

          The balance of goodwill totaled $23,029 at December 31, 2006 and $22,665 at December 31, 2005. The increase in the goodwill during 2006 was due to final purchase accounting adjustments related to the Somonauk acquisition. Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. The balance of intangible assets, net of accumulated amortization, totaled $5,921 and $6,843 at December 31, 2006 and December 31, 2005, respectively.

          The following table summarizes the Corporation’s intangible assets, which are subject to amortization, as of December 31, 2006 and 2005:

	2006		2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangible	$9,004	$(3,112)	$9,004	$(2,199)
Other acquisition costs	160	(131)	160	(122)

Total	$9,164	$(3,243)	$9,164	$(2,321)

          The following table shows the future estimated amortization expense for the Corporation’s intangible assets based on existing balances as of December 31, 2006:

          Estimated Amortization Expense for the year ended December 31:

2007	$900
2008	876
2009	852
2010	809
2011	646
Thereafter	1,838

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          Mortgage servicing rights, which are included in other assets on the consolidated balance sheets, are accounted for on an individual loan-by-loan basis. Accordingly, amortization is recorded in proportion to the amount of principal payment received on loans serviced. The mortgage servicing rights are subject to periodic impairment testing. During the years ended December 31, 2006, 2005 and 2004 no impairment had been recorded and the recorded value was determined to approximate the fair market value. Changes in the carrying value of mortgage servicing rights are summarized as follows:

	2006	2005	2004
Balance, January 1	$2,002	$1,405	$1,334
Servicing rights capitalized	773	479	380
Amortization of servicing rights	(345)	(233)	(309)
Mortgage servicing rights resulting from acquisition	-0-	351	-0-
Adjustment to recorded mortgage servicing rights related to the Somonauk acquisition reclassified to goodwill	(351)	-0-	-0-
Impairment of servicing rights	-0-	-0-	-0-

Balance, December 31	$2,079	$2,002	$1,405

          The following table shows the future estimated amortization expense for mortgage servicing rights based on existing balances as of December 31, 2006. The Corporation’s actual amortization expense in any given period may be significantly different from the estimated amounts displayed, depending on the amount of additional mortgage servicing rights, changes in mortgage interest rates, estimated prepayment speeds and market conditions.

          Estimated Amortization Expense for the year ended December 31:

2007	$241
2008	226
2009	212
2010	199
2011	187
Thereafter	1,014

          The Corporation services loans for others with unpaid principal balances at December 31, 2006, 2005 and 2004 of approximately $236,893, $202,042 and $147,958, respectively.

9. Deposits

          As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

	2006	2005	2004
Amount	$140,300	$105,591	$73,114
Interest expense for the year	4,285	1,919	992

Total interest expense on deposits for the years ending December 31 was as follows:

	2006	2005	2004
Interest-bearing demand	$4,877	$3,224	$2,029
Savings	326	267	208
Time	18,640	10,296	6,359

Total	$23,843	$13,787	$8,596

         At December 31, 2006, the scheduled maturities of time deposits are as follows:

2007	$352,591
2008	51,049
2009	17,327
2010	2,586
2011	2,227
Thereafter	86

Total	$425,866

10. Borrowings

          As of December 31, borrowings consisted of the following:

	2006		2005
	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Customer repurchase agreements	$31,344	4.66%	$29,375	3.98%
Advances from the Federal Home Loan Bank of Chicago due:
May 3, 2006	-0-	n/a	1,000	2.65
November 24, 2006	-0-	n/a	400	2.80
February 1, 2008	1,000	4.00	1,000	4.00
February 27, 2008	2,500	5.37	2,500	5.37
June 19, 2008	2,500	5.44	2,500	5.44
November 2, 2009	970	3.84	946	3.84
Federal funds purchased	-0-	n/a	1,000	4.50
Interest-bearing demand notes issued to the U.S. Treasury	2,333	5.04	2,154	3.95
Trust preferred securities	25,000	5.68	25,000	5.68
Note payable	8,500	7.25	6,700	6.25

Total	$74,147	5.34%	$72,575	4.85%

          The subsidiary bank has adopted a collateral pledge agreement whereby they agreed to keep on hand at all times, free of all other pledges, liens and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB). The advances from the FHLB, which have fixed interest rates ranging from 3.84% to 5.44% as of December 31, 2006, are subject to restrictions or penalties in the event of prepayment. The advance maturing in February, 2008 has a callable feature which began in February, 2003 and quarterly thereafter. All stock in the FHLB is also pledged as additional collateral for these advances.

          On July 15, 2005, the Corporation, through its subsidiary PNBC Capital Trust I, issued trust preferred securities in the amount of $25,000. These securities were issued to help finance the acquisition of Somonauk FSB Bancorp, inc. (see Note 7 of the Notes to Consolidated Financial Statements). Additionally, these securities have a maturity of thirty years and a fixed interest rate of 5.68% for the first five years. The interest then adjusts to a floating rate at the three-month LIBOR plus 154 basis points. While these securities are recorded as a liability for financial reporting purposes, they qualify as Tier 1 capital for regulatory purposes. According to the provisions of FIN 46(R), “Consolidation of Variable Interest Entities,” PNBC Capital Trust I is a variable interest entity which is not required to be consolidated by the Corporation.

          The Corporation has a note payable with a balance of $8,500 and $6,700 at December 31, 2006 and 2005, respectively. The note payable is a demand note that carries a floating interest rate equal to the lender’s prime rate less one percent (7.25% at December 31, 2006). The note, which is secured by the capital stock certificates of the subsidiary bank, has a maturity of July 29, 2007 and contains the covenant the subsidiary bank will maintain risk-based capital at a minimum of 10% of risk-weighted assets.

          Customer repurchase agreements consist of obligations of the Bank to other parties. The obligations are secured by government agency securities and mortgage-backed securities and such collateral is held by the Bank. The maximum amount of outstanding agreements at any month-end during 2006 and 2005 totaled $35,625 and $31,840, respectively, and the daily average of such agreements totaled $34,149 and $31,035 for 2006 and 2005, respectively. The agreements at December 31, 2006 are on-going and, as such, have no fixed maturity date.

11. Income Taxes

          Income tax expense (benefit) consisted of the following:

	Current	Deferred	Total

Year ended December 31, 2006:
Federal	$1,605	$(966)	$639
State	344	50	394

Total	$1,949	$(916)	$1,033

Year ended December 31, 2005:
Federal	$1,584	$209	$1,793
State	416	49	465

Total	$2,000	$258	$2,258

Year ended December 31, 2004:
Federal	$1,915	$(200)	$1,715
State	557	(58)	499

Total	$2,472	$(258)	$2,214

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following for the years ended December 31:

	2006	2005	2004

Computed “expected” tax expense	$2,557	$3,343	$3,089
Increase (decrease) in income taxes resulting from:
Tax-exempt income	(1,603)	(1,319)	(982)
Non-deductible interest expense	197	116	65
State income taxes, net of federal tax benefit	170	298	222
Bank-owned life insurance income	(265)	(211)	(192)
Other, net	(23)	31	12

	$1,033	$2,258	$2,214

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are presented below:

	2006	2005
Deferred tax assets:
Deferred compensation	$133	$115
Allowance for loan losses	1,185	1,241
Unrealized loss on investment securities available-for-sale	214	305
FAS 106 benefit accrual	157	137
Other, net	532	136

Total gross deferred tax assets	2,221	1,934

Deferred tax liabilities:
Buildings and equipment, principally due to differences in depreciation	(487)	(676)
Accretion	(107)	(171)
Purchase accounting adjustments	(2,669)	(2,914)
FHLB Stock dividends	(272)	(308)
Mortgage servicing rights	(807)	(777)
Prepaid expenses	(131)	(100)
Unfunded liability for post-retirement benefits	(393)	-0-
Other, net	(19)	(72)

Total gross deferred tax liabilities	(4,875)	(5,018)

Net deferred tax liabilities	$(2,654)	$(3,084)

          Management believes it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation allowance has been recorded at December 31, 2006 and 2005.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2006 and 2005, the subsidiary bank is categorized as well-capitalized for all three ratios under the regulatory framework, while the Corporation is classified as well-capitalized for two ratios and adequately-capitalized for one ratio at December 31, 2006 and 2005.

          The most recent notifications, at December 31, 2006 and 2005, from the federal banking agencies categorized the subsidiary bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table that follows, at December 31, 2006. Following the Somonauk acquisition in 2005, the Corporation’s total risk-based ratio fell below the 10% requirement to be well-capitalized, while the subsidiary bank remains well-capitalized.

          The Corporation’s and the subsidiary bank’s actual capital amounts and ratios as of December 31, 2006 and 2005 are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2006:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$65,210	9.18%	$56,832	8.00%	$71,040	10.00%
Citizens First National Bank	71,147	10.02%	56,818	8.00%	71,023	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, inc.	$62,157	8.75%	$28,416	4.00%	$42,624	6.00%
Citizens First National Bank	68,094	9.59%	28,409	4.00%	42,614	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$62,157	6.67%	$37,264	4.00%	$46,580	5.00%
Citizens First National Bank	68,094	7.31%	37,263	4.00%	46,578	5.00%

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2005:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$62,115	9.76%	$50,916	8.00%	$63,645	10.00%
Citizens First National Bank	65,187	10.23%	50,912	8.00%	63,639	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$58,918	9.26%	$25,458	4.00%	$38,187	6.00%
Citizens First National Bank	61,990	9.74%	25,456	4.00%	38,184	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$58,918	7.83%	$30,098	4.00%	$37,623	5.00%
Citizens First National Bank	61,990	8.24%	30,091	4.00%	37,613	5.00%

13. Employee, Officer and Director Benefit Plans

          The subsidiary bank has a defined contribution investment 401(k) plan. Under this plan, in 2006, employees could elect to contribute, on a tax-deferred basis, up to a maximum of $15 ($20 for those employees eligible to make catch-up contributions). In addition, the subsidiary bank will match employees’ contributions up to three percent of each employee’s salary and match 50% of the next two percent contributed. The subsidiary bank’s contribution to the defined contribution investment 401(k) plan for 2006, 2005 and 2004 was $382, $319 and $268, respectively.

          The subsidiary bank has an employee stock purchase program in which employees contribute through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation’s common stock on a quarterly basis at the opening bid price on the last business day of the quarter.

          The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank’s plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $350 in 2006, $357 in 2005 and $280 in 2004.

          Additionally, the Corporation has non-qualified stock option plans (“the plans”) for the benefit of employees and directors of the subsidiary bank, as well as directors of the Corporation. The plans permit the grant of share options and shares for up to 502,500 shares of common stock. The Corporation believes that such awards better align the interests of its employees with those of its stockholders. Option awards are granted with an exercise price equal to the market price of the Corporation’s stock at the date of grant. The option awards generally vest based on 3 years of continuous service and have 10-year contractual terms.

          The fair value of each option award is estimated on the date of grant using a Black-Scholes closed-form model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Corporation’s stock and other factors. In 2006, the volatility was much lower than in previous years due to a more stable stock price as opposed to the rapidly increasing stock price of the previous few years. The Corporation uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of the options granted is derived from the Corporation’s historical option exercise experience and represents the period of time that options granted are expected to be outstanding. The risk-free

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The following assumptions were used in estimating the fair value for options granted in 2006, 2005 and 2004:

	2006	2005	2004

Expected volatility	.061	.270	.520
Expected dividends	3.23%	3.10%	2.62%
Expected term (in years)	3 yrs.	3 yrs.	7 yrs.
Risk-free rate	4.74%	4.37%	4.67%

          A summary of option activity under the Plan as of December 31, 2006, 2005 and 2004, and changes during the years then ended, is presented as follows:

	2006
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	302,718	$27.52
Granted	83,783	32.55
Exercised	62,765	23.81
Forfeited or expired	(4,200)	33.25

Outstanding, end of year	319,536	$29.61	8.28 yrs.	$939

Options exercisable end of year	235,753	$28.57	7.67 yrs.	$938

	2005
	Shares	Weighted Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	271,184	$24.10
Granted	80,700	33.25
Exercised	45,164	17.26
Forfeited or expired	(4,002)	27.46

Outstanding, end of year	302,718	$27.52	8.41 yrs.	$1,735

Options exercisable end of year	302,718	$27.52	8.41 yrs.	$1,735

	2004
	Shares	Weighted Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	228,585	$21.09
Granted	74,400	28.83
Exercised	31,801	13.50
Forfeited or expired	—	—

Outstanding, end of year	271,184	$24.10	8.55 yrs.	$1,283

Options exercisable end of year	125,017	$20.12	7.63 yrs.	$1,098

          The weighted-average grant date fair value of options granted during the years 2006, 2005 and 2004 was $151, $490 and $969, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $455, $611 and $419, respectively.

          A summary of the status of the Corporation’s non-vested shares and changes during the year ended December 31, 2006, 2005 and 2004 is presented below:

	2006
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	—	n/a
Granted	83,783	$1.80
Vested	—	n/a
Forfeited	—	n/a

Non-vested, end of year	83,783	$1.80

	2005
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	146,167	$12.29
Granted	80,700	6.07
Vested	222,865	10.02
Forfeited	(4,002)	12.27

Non-vested, end of year	-0-	$-0-

	2004
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	137,357	$10.73
Granted	74,400	13.03
Vested	65,590	10.02
Forfeited	—	n/a

Non-vested, end of year	146,167	$12.29

          As of December 31, 2006, there was $151 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 3 years. The total fair value of shares vested during the years ended December 31, 2006, 2005 and 2004, was $0, $2,233 and $969, respectively.

14. Pension and Other Post-Retirement Benefits

          The Corporation does not have a defined benefit pension plan. The Corporation does have a defined contribution investment plan which is discussed in footnote 13 (“Employee, Officer, and Director Benefit Plans”). The Corporation offers its retirees the opportunity to continue benefits in the subsidiary bank’s Employee Health Benefit Plan, provided the retiree agrees to pay a portion of their monthly premiums. The Corporation’s level of contribution is based upon an age and service formula and will provide benefits to active participants until age 65. The Corporation uses a December 31 measurement date for its plan. Information about the plan’s funded status follows:

	Post Retirement Health Benefits
	2006	2005
Change in benefit obligation
Beginning of year	$1,150	$800
Service cost	61	51
Interest cost	66	48
Actuarial gain	309	297
Benefits paid	(50)	(46)

Funded status at end of year	$1,536	$1,150

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          In September 2006, the FASB issued FAS 158, “Employers’ Accounting for Defined Benefit Pension Plans and Other Post-Retirement Plans”. Accordingly, the Corporation recorded the liability for the excess of the accumulated benefit obligation over plan assets as of December 31, 2006. The following table is the incremental effect of applying FAS 158 on individual line items in the financial statements:

	Before application of FAS 158	Adjustments	After application of FAS 158

Liability for post-retirement benefits	$521	$1,015	$1,536
Deferred tax liability	2,261	393	2,654
Total liabilities	965,982	622	966,604
Accumulated other comprehensive loss	(338)	(622)	(960)
Total stockholders’ equity	65,977	(622)	65,355

          The components of the 2006, 2005, and 2004 net periodic post-retirement benefit cost are shown below:

	2006	2005	2004

Service cost	$61	$51	$51
Interest cost	66	48	48
Amortization of prior service cost	16	16	30
Amortization of net (gain) loss	31	14	-0-

Net periodic post-retirement benefit cost	$174	$129	$129

          There is no estimated net loss or prior service cost and $16 of transition obligation for the plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year.

          Amounts recognized in the balance sheets:

	Post Retirement Health Benefits
	2006	2005

Liabilities	$1,536	$353

          Amounts recognized in accumulated other comprehensive income consist of:

Post Retirement Health Benefits
2006

Net loss (gain)	$918
Transition obligation (asset)	97

          The accumulated benefit obligation for all defined benefit plans was $1,536 and $1,150 at December 31, 2006 and 2005, respectively.

          Significant assumptions include:

	Post Retirement Health Benefits
	2006	2005

Weighted average assumptions used to determine benefit obligation:
Discount rate	6.0%	6.0%
Rate of compensation increase	n/a	n/a

Weighted average assumptions used to determine benefit cost:
Discount rate	6.0%	6.0%
Expected return on plan assets	n/a	n/a
Rate of compensation increase	n/a	n/a

          For measurement purposes, a 7.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2006 and 2005, respectively. The rate was assumed to decrease gradually to 4.50% by the year 2011 and remain at that level thereafter.

          Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease

Effect on total of service and interest cost components	$19	$(16)
Effect on post-retirement benefit obligation	200	(165)

          The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2006:

Pension Benefits

2007	$76
2008	81
2009	78
2010	84
2011	94
2012-2016	441

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

          Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values, and the recorded book balances at December 31, 2006 and 2005, were as follows:

	2006		2005

	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial Assets:
Cash and due from banks	$33,882	$33,882	$23,635	$23,635
Interest-bearing deposits in financial institutions	103	103	110	110
Federal funds sold	5,200	5,200	-0-	-0-
Investment securities	267,916	268,034	251,486	251,645
Loans, net	630,931	628,725	583,789	582,376
Accrued interest receivable	11,139	11,139	8,714	8,714

Total Financial Assets	$949,171	$947,083	$867,734	$866,480

Financial Liabilities:
Non-interest-bearing demand deposits	$107,834	$107,834	$103,622	$103,622
Interest-bearing deposits	774,065	778,192	694,936	694,936
Borrowings	74,147	71,482	72,575	71,383
Accrued interest payable	4,611	4,611	3,097	3,097

Total Financial Liabilities	$960,657	$962,119	$874,230	$873,038
Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	-0-	-0-	-0-	-0-
Lines of credit	-0-	-0-	-0-	-0-

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

          The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting due.

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

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          Fair value estimates are based on existing balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the subsidiary bank has a large fiduciary services department that contributes net fee income annually. The fiduciary services department is not considered a financial Instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred taxes, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

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

16. Undistributed Earnings of Subsidiary Bank

          National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2006, the subsidiary bank had $6,050 available for dividends. Additionally, according to the guidelines, at January 1, 2007, the subsidiary bank had $5,015 available for dividends. Future dividend payments by the subsidiary bank will be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

17. Commitments, Contingencies and Credit Risk

          The Corporation generates agribusiness, commercial, mortgage and consumer loans to customers located primarily in North Central Illinois. The Corporation’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors ability to honor their contracts is dependent upon economic conditions in the agricultural industry.

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

          The subsidiary bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. At December 31, 2006, commitments to extend credit and standby letters of credit were approximately $138,806 and $9,208, respectively.

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

          Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank secures the standby letters of credit with the same collateral used to secure the loan. The maximum amount of credit that would be extended under standby letters of credit is equal to the off-balance sheet contract amount. At December 31, 2006, the standby letters of credit have terms that expire in one year or less.

          There are various claims pending against the Corporation’s subsidiary bank, arising in the normal course of business. Management believes, based upon consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Corporation’s financial position or results of operations.

18. FDIC One-time Assessment Credit

          Effective November 17, 2006, the FDIC implemented a one-time credit of $4.7 billion to eligible institutions. The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund. The Bank is an eligible institution and has now received notice from the FDIC that its share of the credit is $647. This amount is not reflected in the accompanying financial statements as it represents contingent future credits against future insurance assessment payments. As such, the timing and ultimate recoverability of the one-time credit may change.

19. Acquisition

          During November 2006, the Corporation announced it had entered into a branch purchase and assumption agreement to acquire the Plainfield office of HomeStar Bank, Manteno, Illinois for $9.7 million in cash, including a deposit premium of $1.5 million. The Corporation purchased the existing facility for $4.5 million plus $16.8 million in loans (at book value) and assumed $13.1 million in deposit liabilities. The acquisition closed on February 23, 2007. The office will operate as a branch of the subsidiary bank.

20. Condensed Financial Information of Princeton National Bancorp, Inc.

          The following condensed financial statements are presented for the Corporation on a stand alone basis:

Condensed Balance Sheets

	December 31
	2006	2005
Assets
Cash	$693	$1,487
Interest-bearing deposits in subsidiary bank	901	2,594
Other assets	1,483	1,074
Investment in subsidiary bank	96,140	91,057

Total assets	99,217	96,212

Liabilities
Borrowings	$33,500	$31,700
Other liabilities	362	1,368

Total liabilities	33,862	33,068

Stockholders’ Equity
Common stock	22,391	22,392
Surplus	18,158	16,968
Retained earnings	48,109	45,786
Accumulated other comprehensive loss, net of tax	(960)	(482)
Less: Cost of treasury shares	(22,343)	(21,520)

Total stockholders’ equity	65,355	63,144

Total liabilities and stockholders’ equity	$99,217	$96,212

Condensed Statements of Income

	For the Years Ended December 31
	2006	2005	2004
Income
Dividends received from subsidiary bank	$4,200	$6,800	$6,000
Interest income	24	22	14
Other income	37	24	21

Total income	4,261	6,846	6,035

Expenses
Interest expense	1,887	817	31
Amortization and depreciation	7	7	7
Other expenses	212	248	241

Total expenses	2,106	1,072	279

Income before income taxes and equity in undistributed income of subsidiary bank	2,155	5,774	5,756
Applicable income tax benefit	(772)	(346)	(81)

Income before equity in undistributed income of subsidiary bank	2,927	6,120	5,837
Equity in undistributed income of subsidiary bank	3,561	1,454	1,035

Net income	$6,488	$7,574	$6,872

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

Condensed Statements of Cash Flows

	For the Years Ended December 31
	2006	2005	2004

Operating activities:
Net income	$6,488	$7,574	$6,872
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary bank	(3,561)	(1,454)	(1,035)
Amortization of other intangible assets	7	7	7
(Increase) decrease in other assets	(2,416)	4,105	(546)
(Decrease) increase in other liabilities	(1,006)	1,281	(250)

Net cash (used) provided by operating activities	(488)	11,513	5,048

Investing Activities:
Payment related to acquisition, net of cash and cash equivalents acquired	-0-	(43,559)	-0-

Net cash used in investing activities	-0-	(43,559)	-0-

Financing activities:
Net increase in borrowings	1,800	5,800	(150)
Issuance of trust preferred securities	-0-	25,000	-0-
Sale of treasury stock	70	190	120
Purchase of treasury stock	(2,024)	(3,150)	(2,884)
Exercise of stock options and issuance of treasury stock	1,697	927	676
Dividends paid	(3,542)	(3,333)	(2,966)
Issuance of common stock	-0-	10,000	-0-

Net cash (used) provided by financing activities	(1,999)	35,434	(5,204)

(Decrease) increase in cash and cash equivalents	(2,487)	3,388	(156)
Cash and cash equivalents at beginning of year	4,081	693	849

Cash and cash equivalents at end of year	$1,594	$4,081	$693

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
(dollar amounts in thousands except share data)

          The following discussion and analysis provides information about the Corporation’s financial condition and results of operations for the years ended December 31, 2006, 2005 and 2004. This discussion and analysis should be read in conjunction with “Selected Statistical Data”, and the Corporation’s Consolidated Financial Statements and the Notes thereto included in this report.

Overview

          2006 was a memorable year in terms of asset growth, as the Corporation exceeded the $1 billion mark on October 11 and ended the year at $1.032 billion (growth of $86.7 million or 9.2%). However, it was also marked by a significant decline in the net interest margin due to an inverted yield curve as interest-bearing liabilities repriced at incrementally higher rates than interest-earning assets. As a result, net income decreased by 14.3% to $6,488 compared to $7,574 in 2005. Additionally, the return on average equity declined to 10.07% in 2006, compared to 13.43% in 2005. The earnings per share figure, on a diluted basis, decreased by 19.4% from $2.37 in 2005 to $1.91 in 2006.

          During the year, the Corporation continued its plan to manage capital balances through stock repurchases and increased dividend payments, the goal of which is to improve long-term shareholder return, as measured by return on average equity and earnings per share. During 2006, the Corporation repurchased 60,000 shares of its common stock at a total cost of $2,024. Since 1997, the Corporation has repurchased 1,294,271 shares of common stock through repurchase programs. Additionally, the Corporation paid dividends of $1.05 per share representing a total of $3,542, increases of $.02 per share (or 1.9%) and $209 (or 6.3%), from 2005 and 2004 respectively. PNBC increased the quarterly dividend three times in 2006, while also paying a special dividend for the sixth consecutive year. Total stockholders’ equity increased by $2.2 million (or 3.5%) to $65,355 at December 31, 2006, compared to $63,144 at December 31, 2005.

	Assets at Year-End	Percent Change	Equity at Year-End	Percent Change	Net Income	Percent Change

2006	$1,031,959	9.17%	$65,355	3.50%	$6,488	(14.34)%
2005	945,263	44.15	63,144	20.58	7,574	10.22
2004	655,738	7.54	52,369	2.94	6,872	4.07

Mergers and Acquisition

          During November 2006, the Corporation announced it had entered into a branch purchase and assumption agreement to acquire the Plainfield office of HomeStar Bank, Manteno, Illinois, for $9.7 million in cash, including a deposit premium of $1.5 million. The acquisition closed on February 23, 2007 with the Corporation acquiring fixed assets of $4.5 million and loans of $16.8 million (at book value). The Corporation assumed deposit liabilities of $13.1 million. The office will operate as a branch of the subsidiary bank.

Analysis of Results of Operations

          Net Income. Net income for 2006 decreased $1,086 (or 14.3%) to $6,488 (or $1.93 basic earnings per share and $1.91 diluted earnings per share), from $7,574 (or $2.39 basic earnings per share and $2.37 diluted earnings per share) in 2005. Although average interest-earning assets increased by $146.9 million during 2006 compared to 2005, the net yield on average interest-earning assets declined to 3.33% from 3.73% over the same time period. This compression of the net interest margin was the reason for the lower net income figure. For a more detailed review of the net interest margin, non-interest income and non-interest expense, please refer to those sections contained in this Management’s Discussion and Analysis.

          Net income for 2005 increased $702 (or 10.2%) to $7,574 (or $2.39 basic earnings per share and $2.37 diluted earnings per share), from $6,872 (or $2.22 basic earnings per share and $2.21 diluted earnings per share) in 2004. This increase was due to growth in the Corporation’s balance sheet, not only from the acquisition of Somonauk, but internal growth as well. Average interest-earning assets increased from $566.2 million in 2004 to $705.6 million during 2005, which generated an additional $4.0 million in net interest income.

          Net Interest Income. The compression of the net yield on average interest-earning assets that began in 2005 continued in 2006. The treasury yield curve remained inverted far most of the year, causing the Corporation’s interest-bearing liabilities to be incrementally priced higher than the Corporation’s interest-earning assets. The result was the Corporation’s net yield on average interest-earning assets, on a taxable-equivalent basis, decreased from 3.73% for 2005 to 3.33% in 2006. The yield on interest-earning assets did increase to 6.57% in 2006 from 5.96% in 2005 (an increase of sixty-one basis points); however, the yield on interest-bearing liabilities increased one-hundred three basis points to 3.49% in 2006 from 2.46% in 2005. The effect of the net yield decrease was profound as net interest income increased by a total of only $1.7 million, to $25,896 in 2006 as compared to $24,245 in 2005, despite an increase in the Corporation’s total average interest-earning assets of $146.9 million to $852.5 million in 2006 from $705.6 million for 2005. The increase in average interest-earning assets was more than enough to offset the aforementioned decrease in the net yield on the average interest-earning assets, but only by $1.7 million, which was far below expectations. Additionally, total average interest-bearing liabilities increased by a total of $152.3 million to $791.0 million in 2006 from $638.7 million in 2005.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a taxable equivalent basis using a tax rate of 34%:

	For the Years Ending December 31

	2006			2005			2004

	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost

Average Interest- Earning Assets

Interest-bearing deposits	$2,232	$114	5.11%	$2,044	$67	3.26%	$1,668	$24	1.43%
Taxable investment securities	154,576	6,370	4.12	131,913	4,621	3.50	107,358	3,259	3.04
Tax-exempt investment securities (a)	100,519	7,001	6.96	86,039	5,794	6.73	64,453	4,376	6.79
Federal funds sold	9,777	499	5.10	3,162	120	3.79	1,944	30	1.53
Net loans (a) (b)	585,382	42,025	7.18	482,448	31,417	6.51	390,755	23,546	6.03

Total interest-earning assets	852,486	56,009	6.57	705,606	42,019	5.96	566,178	31,235	5.52

Average non-interest-earning assets	108,278			76,561			53,508

Total average assets	$960,764			$782,167			$619,686

Average Interest-Bearing Liabilities

Interest-bearing demand deposits	$216,540	4,877	2.25%	$209,903	3,224	1.54%	$184,585	2,029	1.10%
Savings deposits	115,537	326	0.28	86,771	267	0.31	59,506	208	0.35
Time deposits	386,342	18,640	4.82	294,642	10,296	3.49	235,556	6,359	2.70
Interest-bearing demand notes issued to the U.S. Treasury	848	39	4.56	759	23	3.07	690	8	1.14
Federal funds purchased and customer repurchase agreements	32,416	1,486	4.58	24,844	756	3.04	12,689	147	1.16
Advances from Federal Home Loan Bank	7,673	375	4.89	6,728	342	5.09	5,027	288	5.74
Trust preferred securities	25,000	1,410	5.64	11,644	621	5.33	-0-	-0-	n/a
Note payable	6,613	477	7.22	3,424	196	5.73	1,002	31	3.07

Total interest-bearing liabilities	790,969	27,630	3.49	638,715	15,725	2.46	499,055	9,070	1.82

Net yield on average interest-earning assets		$28,379	3.33%		$26,294	3.73%		$22,165	3.92%

Average non-interest-bearing liabilities	105,381			87,037			69,592

Average stockholders’ equity	64,414			56.415			51,039

Total average liabilities and stockholders’ equity	$960,764			$782,167			$619,686

(a)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments, using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable-equivalent basis. The amount of taxable-equivalent adjustments were $2,483 in 2006, $2,048 in 2005 and $1,516 in 2004.

(b)	Includes $78 in 2006, $26 in 2005 and $55 in 2004 attributable to interest from non-accrual loans.

          The following table reconciles taxable-equivalent net interest income (as shown above) to net interest income as reported on the Consolidated Statements of Income:

	2006	2005	2004

Net interest income as stated	$25,896	$24,245	$20,649
Taxable-equivalent adjustment-investments	2,381	1,971	1,488
Taxable-equivalent adjustment-loans	102	78	28

Taxable-equivalent net interest income	$28,379	$26,294	$22,165

          The following table reconciles the net yield on average interest-earning assets to the net yield on average interest-earning assets on a taxable-equivalent basis:

	2006	2005	2004

Net yield on interest-earning assets	3.04%	3.44%	3.65%
Taxable-equivalent adjustment-investments	0.28	0.28	0.26
Taxable-equivalent adjustment-loans	0.01	0.01	0.01

Taxable-equivalent net yield on interest-earning assets	3.33%	3.73%	3.92%

          During 2005, net interest income, on a taxable-equivalent basis, increased significantly to $26,294 from $22,165 in 2004, representing an improvement of $4.1 million (or 18.6%). This enhancement is attributable to an increase in average interest-earning assets during 2005 from $566,178 in 2004 to $705,605, growth of $139.4 million (or 24.6%). The acquisition of Somonauk accounts for the majority of this increase, but the Corporation also had organic growth of nearly 8%. The average interest rate earned on these assets increased from 5.52% in 2004 to 5.95% in 2005. Although the Corporation has been asset-sensitive for most of the year, as interest rates increased rapidly in 2005 (there were eight 25 basis-point increases to the prime lending rate), the rates paid for maturing deposits had more room to increase than those on loans and investments, causing compression to the net yield. Accordingly, the net yield on interest-earning assets decreased from 3.92% in 2004 to 3.73% in 2005. Additionally, the Corporation issued $25,000 of trust preferred securities and increased the balance of an outstanding note payable by $5,800 to help finance the acquisition of Somonauk. The interest expense incurred from the additional debt decreased the net yield by approximately nine basis-points. There was also an increase in the interest-bearing liabilities from $499,055 in 2004 to $638,716 in 2005 (which includes the previously mentioned debt), an increase of $139.7 million (or 28.0%). The average rate paid on these liabilities increased from 1.82% in 2004 to 2.46% in 2005.

          The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates:

	Year ended December 31

	2006 compared to 2005			2005 compared to 2004			2004 compared to 2003
	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net

Interest from interest-earning assets

Interest-bearing time deposits	$8	$39	$47	$9	$34	$43	$(46)	$15	$(31)
Taxable investment securities	800	949	1,749	803	559	1,362	(80)	420	340
Tax-exempt investment securities (b)	1,027	179	1,206	1,460	(42)	1,418	569	(110)	459
Federal funds sold	278	101	379	32	58	90	(60)	18	(42)
Net loans (c)	7,047	3,562	10,609	5,748	2,123	7,871	1,326	(1,558)	(232)

Total income from interest-earning assets	9,160	4,830	13,990	8,052	2,732	10,784	1,709	(1,215)	494

Expense of interest-bearing liabilities

Interest-bearing demand deposits	126	1,527	1,653	334	861	1,195	192	(221)	(29)
Savings deposits	84	(25)	59	90	(31)	59	17	(113)	(96)
Time deposits	3,814	4,530	8,344	1,830	2,107	3,937	(223)	(1,150)	(1,373)
Interest-bearing demand notes issued to the U.S. Treasury	3	13	16	1	14	15	(2)	2	-0-
Federal funds purchased and securities repurchase agreements	289	441	730	255	354	609	28	55	83
Advances from Federal Home Loan Bank	48	(15)	33	92	(38)	54	(28)	11	(17)
Trust preferred securities	733	56	789	621	-0-	621	-0-	-0-	-0-
Note payable	207	74	281	106	59	165	(6)	(3)	(9)

Total expense from interest-bearing liabilities	5,304	6,601	11,905	3,329	3,326	6,655	(22)	(1,419)	(1,441)

Net difference	$3,856	$(1,771)	$2,085	$4,723	$(594)	$4,129	$1,731	$204	$1,935

(a)	The change in interest due both to rate and volume has been allocated equally.

(b)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable-equivalent basis. The amount of taxable-equivalent adjustments were $2,483 in 2006, $2,048 in 2005 and $1,516 in 2004.

(c)

Includes loan fees of $780 in 2006, $774 in 2005 and $596 in 2004. Interest income on loans includes the effect of taxable-equivalent adjustments for non-taxable loans using a tax rate of 34% in adjusting interest on tax-exempt loans to a taxable-equivalent basis. Includes non-accrual loans, with year-end balances of $3,893 in 2006, $3,822 in 2005 and $328 in 2004.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          Non-interest income. Total non-interest income of $10,245 in 2006 represents an increase of $1,405 (or 15.9%) from the 2005 total of $8,840. The service charge categories continued to account for the majority of the growth, as service charges on deposits increased $787 (or 22.8%) while other service charges increased $375 (or 26.7%), primarily from additional check card income and sales of credit life insurance. The Corporation also recorded $250 in net gains from the sale of investment securities in 2006, compared to $89 in 2005. Additionally, bank-owned life insurance income increased to $770 in 2006, compared to $604 in 2005, due to the additional policies which were purchased following the Somonauk acquisition in 2005. Offsetting these increases was a $134 (or 8.4%) decline in trust and farm management fees to $1,467 in 2006 from $1,601 in 2005. This was due to the sale of the subsidiary bank’s farm management department in 2006.

          The following table provides non-interest income by category, total non-interest income, and non-interest income to average total assets for the periods indicated:

	For the Years ended December 31

	2006	2005	2004

Trust and farm management fees	$1,467	$1,601	$1,451
Service charges on deposit accounts	4,235	3,448	3,149
Other service charges	1,782	1,407	1,165
Gain on sales of securities available-for-sale	250	89	216
Gain on sale of loans	90	63	465
Brokerage fee income	736	697	607
Mortgage banking income	755	780	561
Bank-owned life insurance income	770	604	555
Other operating income	160	151	146

Total non-interest income	$10,245	$8,840	$8,315

Non-interest income to average total assets	1.07%	1.13%	1.34%

          Total non-interest income of $8,840 in 2005 represents an increase of $525 (or 6.3%) from the 2004 total of $8,315. With an increase in the customer base from the acquisition, the service charge categories accounted for the majority of the growth, as service charges on deposits increased $299 (or 9.5%) and other service charges increased $242 (or 20.8%). Citizens Financial Advisors, a department of the subsidiary bank combining trust, insurance and brokerage services, had growth in the number of clients served, assets under management, and profits from farmland sales. As a result, trust and farm management fees increased by $150 (or 10.3%) and brokerage fee income increased by $490 (or 14.8%). Mortgage banking income also grew in 2005, improving $219 (or 39.0%) as the Corporation’s serviced loan portfolio grew from $148.0 million at December 31, 2004 to $202.0 million at December 31, 2005. Offsetting these increases was a lower amount of net gains received from sales of investment securities of $127 (from $216 in 2004 to $89 in 2005) and the Corporation’s recording of a gain from the sale of the subsidiary bank’s credit card portfolio acquired from Somonauk of $63 in 2005, compared to $465 from the sale of the Corporation’s credit card portfolio in 2004.

          Non-interest Expense. Total non-interest expense increased to $28,335 in 2006 from $23,253 in 2005 (an increase of $5,082 or 21.9%), as all categories of non-interest expense experienced increases. The majority of the increase resulted in the category of salaries and employee benefits, which increased $2,484 or 18.5% (from $13,400 at December 31, 2005 to $15,884 at December 31, 2006). Contributing to this increase was the addition of employees in 2006 to staff the new offices of Aurora and Piano. Additionally, an entire year of salary expense was incurred for employees from the former Somonauk offices, compared to just five months in 2005. As a percentage of average total assets, however, non-interest expense continued to decrease to 2.95% in 2006, compared to 2.97% in 2005 and 3.15% in 2004. The following table provides non-interest expense, and non-interest expense to average total assets for the periods indicated:

	For the Years ended December 31

	2006	2005	2004

Salaries and employee benefits	$15,884	$13,400	$11,129
Occupancy	1,458	1,144	986
Equipment expense	2,933	2,124	1,653
Federal insurance assessments	313	244	229
Intangible assets amortization	651	324	208
Data processing	1,032	870	747
Advertising	841	770	743
Postage	539	431	401
Property taxes	527	414	382
Supplies	427	378	290
Other real estate owned expense (income)	149	(21)	(171)
Other operating expense	3,581	3,175	2,906

Total non-interest expense	$28,335	$23,253	$19,503

Non-interest expense to average total assets	2.95%	2.97%	3.15%

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

          Income taxes. Income tax expense totaled $1,033 in 2006, $2,258 in 2005 and $2,214 in 2004. The effective tax rates were 13.7%, 23.0% and 24.4% for the respective years then ended. The lower effective tax rate in 2006 was primarily due to an increase in the amount of interest income earned from municipal (tax-exempt) securities.

Analysis of Financial Condition

          Loans. The Corporation’s loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: agricultural, commercial, real estate, and consumer installment. The Corporation has no foreign loans. The following table summarizes the Corporation’s loan portfolio:

	December 31

	2006		2005		2004		2003		2002
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Agricultural	$83,610	13.3%	$73,884	12.7%	$42,063	10.3%	$42,954	11.2%	$38,656	10.8%
Commercial	134,402	21.4	114,342	19.7	96,390	23.5	80,711	21.1	73,169	20.5
Real Estate
1-4 family residences	120,585	19.1	138,959	23.9	76,644	18.7	66,070	17.2	62,265	17.4
Agricultural	61,511	9.8	56,069	9.6	39,688	9.7	38,683	10.1	35,806	10.0
Construction	42,991	6.8	37,286	6.4	17,271	4.2	13,302	3.5	10,223	2.9
Commercial	130,302	20.7	113,110	19.4	105,073	25.6	107,672	28.1	101,353	28.4

Real Estate Total	355,389	56.4	345,424	59.3	238,676	58.2	225,727	58.9	209,647	58.7
Installment	56,071	8.9	48,074	8.3	32,915	8.0	33,661	8.8	35,887	10.0

Total loans	$629,472	100.0%	$581,724	100.0%	$410,044	100.0%	$383,053	100.0%	$357,359	100.0%

Total assets	$1,031,959		$945,263		$655,738		$609,737		$587,375
Loans to total assets		61.0%		61.6%		62.5%		62.8%		60.8%

          Total loans increased $47.7 million (or 8.2%) in 2006 as compared to an increase of $171.8 million (41.9%) in 2005. The increase reflects business expansion in growth markets served by the subsidiary bank in 2006 as well as expansion of relationship banking in all markets. This loan growth is after a bulk residential mortgage loan sale of approximately $19.4 million during 2006. The 2005 increase was dominated by the Somonauk acquisition.

          Commercial loans increased $20.1 million (or 17.5%) in 2006, which compares to an increase of $18.0 million (or 18.7%) in 2005. Building relationships with commercial businesses has been the largest component of loan growth in recent years. Increases occurred in both higher-growth areas and established markets served by the subsidiary bank. Competition for high quality commercial and agricultural customers remains strong.

          Loans to agricultural operations increased $9.7 million (or 13.2%) in 2006, which compares to an increase of $31.8 million (or 75.5%) in 2005. Short-term agricultural loans are seasonal in nature with paydowns from grain sales occurring near the end of each year. Rapid growth in the bio-fuels industry (primarily ethanol) dramatically influenced corn prices (the primary crop of the Corporation’s market area) in the latter part of 2006. At year-end 2006, corn prices were approaching $4 per bushel, nearly double the price of a year ago. it is anticipated the ethanol industry will continue to grow for the next several years. This creates an environment for significant profitability in agricultural crop production. The highly-experienced agricultural staff continues to effectively manage risk in this portfolio. Agricultural loans as a percentage of total loans were 13.3% at year-end 2006, compared to 12.7% at year-end 2005.

          Real estate loans increased $10.0 million (or 2.9%) in 2006 compared to an increase of $106.7 million (or 44.7%) in 2005. The growth in real estate loans was primarily in the commercial and agricultural areas. Approximately $19.4 million of adjustable-rate residential mortgages were sold into the secondary market during the first and second quarters of 2006 as part of the subsidiary bank’s capital and liquidity management planning. Residential real estate loans with fixed rates of more than 5 years are generally sold into the Secondary market. The Corporation retains the servicing of sold loans, maintaining the local relationship with customers and generating servicing fee income. Total home mortgage closings were over $100 million in 2006. This is a notable achievement in a time of slowing real estate sales.

          Consumer installment loans increased $8.0 million (or 16.6%) in 2006 from 2005. This follows an increase of $15.2 million (or 46.2%) in 2005. The growth in 2006 is attributed to a focus on increasing consumer loans. Home equity loans have seen the largest growth, comprising over 60% of the installment portfolio.

          Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower’s management and the impact of national economic factors. With respect to agricultural loans, the primary risks are weather and, like commercial loans, the quality of the borrower’s management. Risks associated with real estate loans include concentrations of loans in a loan type, such as commercial or agricultural, and fluctuating land values. Installment loans also have risks associated with concentrations of loans in a single type of loan. Installment loans additionally carry the risk of a borrower’s unemployment as a result of deteriorating economic conditions.

          The Corporation’s strategy with respect to addressing and managing these types of risks, whether loan demand is weak or strong, is for the subsidiary bank to follow its conservative loan policies and underwriting practices, which include (i) granting loans on a sound and collectible basis, (ii) investing funds profitably for the benefit of the stockholders and the protection of depositors, (iii) serving the legitimate needs of the community and the subsidiary bank’s general market area while obtaining a balance between maximum yield and minimum risk, (iv) ensuring primary and secondary sources of repayment are

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

adequate in relation to the amount of the loan, (v) administering loan policies through a Directors’ Loan Committee and Officer approvals, (vi) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each loan category, and (vii) ensuring each loan is properly documented and, if appropriate, secured or guaranteed by government agencies, and insurance coverage is adequate, especially with respect to certain agricultural loans because of the risk of poor weather.

          Non-performing Loans and Other Real Estate Owned. Non-performing loans amounted to .62% of total loans at year-end 2006 compared to .66% at year-end 2005. Problem credits are closely monitored by the lending staff, and an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off, or if well-secured and in the process of collection, placed on a non-accrual status. Problem credits have a life cycle. They either improve or they move through a workout/liquidation process. The workout process often includes non-accrual status. The allowance for possible loan losses was 77.8% and 81.3% of non-performing loans at year-end 2006 and 2005, respectively. The Corporation does not have any significant concentration of commercial real estate loans or commitments in areas which are experiencing deteriorating economic conditions. Total other real estate owned as of December 31, 2006 was $0. The Corporation had $468 in other real estate owned as of December 31, 2005. The following table provides information on the Corporation’s non-performing loans since 2002:

	December 31

	2006	2005	2004	2003	2002

Non-accrual	$3,893	$3,822	$328	$925	$3,797
90 days past due and accruing	33	3	-0-	44	23
Restructured	-0-	-0-	-0-	-0-	-0-

Total non-performing loans	$3,926	$3,825	$328	$969	$3,820

Non-performing loans to total loans (net of unearned interest)	0.62%	0.66%	0.08%	0.25%	1.07%

          As of December 31, 2006 and 2005, loans which the Corporation’s management had serious doubts as to the ability of borrowers to comply with loan repayment terms not carried as non-performing loans totaled approximately $199 (or .03% of the total loan portfolio), and $554 (or .09% of the total loan portfolio), respectively.

          Allowance for Loan Losses. The allowance shown in the following table represents the allowance available to absorb losses within the entire portfolio:

	For the Years Ended December 31

	2006	2005	2004	2003	2002

Amount of loans outstanding at end of year (net of unearned interest)	$629,472	$581,812	$410,044	$383,053	$357,359
Average amount of loans outstanding for the year (net of unearned interest)	$585,382	$482,448	$390,755	$369,469	$346,260
Allowance for loan losses at beginning of year	$3,109	$2,524	$2,250	$2,660	$2,300
Allowance of bank acquired	-0-	752	-0-	-0-	-0-
Charge-offs:
Agricultural	162	-0-	-0-	106	5
Commercial	227	85	54	479	338
Real estate-mortgage	21	10	3	45	2
Installment	194	252	301	448	389

Total charge-offs	604	347	358	1,078	734

Recoveries:
Agricultural	-0-	-0-	-0-	-0-	-0-
Commercial	90	2	54	6	185
Real estate-mortgage	5	-0-	4	4	30
Installment	168	178	199	198	236

Total recoveries	263	180	257	208	451

Net loans charged off	341	167	101	870	283
Provision for loan losses	285	-0-	375	460	643

Allowance for loan losses at end of year	$3,053	$3,109	$2,524	$2,250	$2,660

Net loans charged off to average loans	0.06%	0.03%	0.03%	0.24%	0.08%
Allowance for loan losses to non-performing loans	77.76%	81.28%	769.51%	232.20%	69.63%
Allowance for loan losses to total loans at end of year (net of unearned interest)	0.49%	0.53%	0.62%	0.59%	0.74%

          The allowance for loan losses is considered by management to be a critical accounting policy. The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries. The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management’s best judgment, deserve evaluation in estimating possible loan losses. The adequacy of the allowance for possible loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the loan review staff of the audit department of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank’s staff, management and its Board of Directors.

          More specifically, the Corporation calculates the appropriate level of the allowance for possible loan losses on a monthly basis using historical charge-offs for each loan type, substandard loans, and losses with respect to specific loans. In addition to management’s assessment of the portfolio, the Corporation and the subsidiary bank are examined periodically by regulatory agencies. Although the regulatory agencies do not determine whether the subsidiary bank’s allowance for loan losses is adequate, such agencies do review the procedures and policies followed by management of the subsidiary bank in establishing the allowance.

          Net charge-offs were .06% of average total loans in 2006. The allowance for loan losses at year-end 2006 was $3.05 million, .49% of total loans, net of unearned interest, and 77.76% of non-performing loans. Non-performing loans are comprised of credits that management believes will not result in significant losses to the Corporation. There are $230 specific loan loss reserves for the non-performing or impaired loans as of December 31, 2006. Management considers the allowance for loan losses adequate to meet probable losses as of December 31, 2006.

          Investment Securities. The objectives of the investment portfolio are to provide the subsidiary bank with a source of earnings and liquidity. The following table provides information on the book value of investment securities as of the dates indicated:

	December 31

	2006	2005

U.S. Treasuries	$1,001	$1,513
U.S. Government Agencies	63,748	61,843
State and Municipal	105,928	108,310
Collateralized mortgage obligations	93,282	76,476
Other securities	3,957	3,344

Total	$267,916	$251,486

          Total investment securities at December 31, 2006 were $267.9 million, an increase of $16.4 million (or 6.5%) from the December 31, 2005 total of $251.5 million. The composition of the portfolio changed in 2006 as the amount invested in collateralized mortgage obligations (“CMOs”) increased by $16.8 million and now represents 34.8% of the portfolio at December 31, 2006 compared to 30.4% at December 31, 2005. CMOs offer the Corporation a predictable and stable cash flow to meet liquidity needs, while also offering an attractive rate. The amount the Corporation had invested in U.S. Government Agencies increased by a total of just $1.9 million. By contrast, investments in State and Municipal obligations and U.S. Treasuries decreased by $2.4 million and $512,000, respectively. The yield on average taxable investment securities improved to 4.12% in 2006 from 3.50% in 2005, while the taxable-equivalent yield on tax-exempt securities increased to 6.96% in 2006 from 6.73% in 2005.

          Total investment securities increased by $62.7 million during 2005 to $251.5 million at December 31, 2005. Investments increased by approximately $82.8 million as a result of the Somonauk acquisition. Total investment balances were $275.5 million as of August 31, 2005. As loan demand continued to be strong throughout the remaining four months of 2005, deposit pricing increased dramatically. Many investments that matured over this time period were used to meet liquidity demands rather than being re-invested. Additionally, some securities were sold during the fourth quarter to better position the portfolio. The yield on taxable investment securities improved from 3.04% in 2004, to 3.50% in 2005, while the taxable-equivalent yield on tax-exempt securities decreased to 6.73% in 2005 from 6.79% in 2004.

          Deposits. Total deposits increased in 2006 by approximately $83.3 million, a 10.4% increase over 2005. Time deposits increased by $63.1 million, a 17.4% increase over the prior year, largely due to customers continuing their prior year trend of investing in term accounts rather than liquid accounts. Interest-bearing demand accounts increased $9.3 million, or 4.2%, over 2005. Non-interest bearing demand accounts showed an increase of $4.2 million. Regular savings accounts represented an increase of approximately $6.8 million, which is an increase of 6.2% over prior year. The increases in savings accounts results were primarily due to an increase in our passbook IRA portfolio as a result of further developing customer relationships and customers investing their retirement funds in secure investments. The average rate for overall deposits increased .9% in 2006, primarily as a result of lower rate certificates maturing and repricing. Also, liquid account pricing stayed relatively flat, with the exception of the portfolio of $91.5 million in the High Yield Money Market investments being offered at slightly higher rates. These depositor trends are a continuation of customers moving to FDIC-insured investments over the last several years, as well as customer and deposit growth in all markets served by the subsidiary bank, including new offices opened in Plano (October, 2005) and Aurora (May, 2006).

          Over the last three years, the subsidiary bank has seen overall deposits increase 64%. The increase in consumer deposits reflects our continued focus on investing in offices in high-growth areas, and continued focus of officers calling on customers and potential customers through our officer call program to develop deposit relationships. This growth also reflects the well-trained staff that looks to assist customers by identifying needs and providing sound solutions. There continues to be considerable interest in the alternative delivery mechanisms, such as ATM’s, Internet Banking with Bill Payment and Telebanker as a convenient means for customers to better manage their money, maximize return, and have peace of mind by dealing safely and securely with only one financial institution. Due to the diversity within our various market areas, such delivery mechanisms will continue to position us well for the future.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated:

	For the Years Ended December 31

	2006		2005		2004
	Balance	Rate	Balance	Rate	Balance	Rate

Non-interest bearing demand	$107,834	n/a	$103,622	n/a	$75,015	n/a
Interest-bearing demand	231,953	2.25%	222,675	1.54%	191,271	1.10%
Savings	116,246	0.28	109,491	0.31	58,675	0.35
Time deposits	425,866	4.82	362,770	3.49	248,600	2.70

Total	$881,899	2.96%	$798,558	2.06%	$573,561	1.57%

          The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2006. These time deposits are made by individuals, corporations and public entities.

Three months or less	$44,139
Over three months through six months	32,832
Over six months through one year	46,633
Over one year	16,696

Total	$140,300

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

          The ratio of temporary investments and other short-term available funds (those investments maturing within one year plus twelve months’ projected payments on mortgage-backed securities and collateralized mortgage obligations, and cash and due from banks balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, Treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 59.0% at December 31, 2006 and 38.9% at December 31, 2005, respectively. Core deposits (demand deposits, interest-bearing checking accounts, total savings, and certificates of deposit less than $100) were 87.4 % of total deposits at December 31, 2006 and 88.2% of total deposits at December 31, 2005. Money market accounts of approximately $119.9 million at December 31, 2006 are classified by the Corporation as core deposits.

          In 2006, the Corporation experienced a net increase of $15.4 million in cash and cash equivalents. Financing activities provided the Corporation with $81.1 million, accounted for by an increase in deposits of $83.3 million. Offsetting this increase, investing activities, consisting of a net increase in loans and a net increase in investments, used $67.9 million. Cash and cash equivalents of $39.2 million at December 31, 2006, along with established lines of credit, are deemed more than adequate to meet short-term liquidity needs.

          In 2005, the Corporation experienced a net increase of $9.7 million in cash and cash equivalents. Investing activities (consisting mostly of a net increase in loans of $57.1 million and the net purchase of Somonauk FSB Bancorp, Inc. of $43.6 million) used $87.2 million of the Corporation’s funds. Financing activities, consisting of a net increase in deposits of $43.1 million, the issuance of trust preferred securities of $25.0 million, the issuance of common stock of $10.0 million, and a net increase in borrowings of $17.6 million offset by treasury stock purchases of $3.2 million, and dividend payments of $3.3 million, provided the Corporation with $90.3 million. Additionally, operating activities provided the Corporation with $6.5 million.

          The long-term liquidity needs of the Corporation will be driven by the necessity to grow and change in the marketplace to meet the needs of its customers and to offset strategies of its competitors. The Corporation’s equity base, coupled with common stock available for issuance, a low level of debt, and available borrowing sources provide several options for future financing.

          Asset-Liability Management. The Corporation actively manages its assets and liabilities through coordinating the levels of interest rate sensitive assets and liabilities to minimize changes in net interest income, despite changes in market interest rates. The Corporation defines interest rate sensitive assets and liabilities as any instruments that can be repriced within 180 days, either because the instrument will mature during the period or because it carries a variable interest rate. Changes in net interest income occur when interest rates on loans and investments change in a different time period from changes in interest rates on liabilities, or when the mix and volume of earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the dollar amount of the difference between rate sensitive assets and rate sensitive liabilities within a given time period (GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

          The Corporation’s strategy with respect to asset-liability management is to maximize net interest income while limiting the Corporation’s exposure to risks associated with volatile interest rates. The subsidiary bank’s Funds Management Committee is responsible for monitoring the GAP position. As a general rule, the subsidiary bank’s policy is to maintain GAP as a percent of total assets within a range from +20% to -20% in any given time period. Based on the simulation of various rising or falling interest rate scenarios in comparison to one considered to be the most likely interest rate scenario, management seeks to operate with net interest income within a range of +10% to -10% of budgeted net interest income during any twelve-month period. The Corporation also performs an interest rate risk analysis, on a monthly basis, on the assets and liabilities of the subsidiary bank. This analysis applies an immediate shift in interest rates of up to +300 basis points and -300 basis points to the assets and liabilities to determine the impact on the net interest income and net income of the subsidiary bank, when compared to a flat rate scenario. This analysis also does not take into account any other balance sheet management plans that may be implemented should such rapid interest rate movement occur.

          The following table shows the estimated changes to net interest income from the base scenario as of December 31, 2006 and 2005:

	Estimated Net Interest Income
Change in Interest Rate	2006	% of change	2005	% of change

300 basis point rise	$34,839	5.60%	$35,382	2.39%
200 basis point rise	34,321	4.03	35,263	2.04
100 basis point rise	33,717	2.20	34,996	1.27
Base scenario	32,992	—	34,557	—
100 basis point decline	32,142	-2.58	34,044	-1.48
200 basis point decline	31,088	-5.77	33,398	-3.35
300 basis point decline	29,919	-9.31	32,623	-5.60

          Contractual Obligations and Commercial Commitments. As disclosed in the Notes to Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2006, the aggregate contracted obligations (excluding bank deposits) and commercial commitments are as fallows:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years

Contractual Obligations:
Time Deposits	$425,866	$352,591	$68,376	$4,813	$86
Customer repurchase arrangements	31,344	31,344	-0-	-0-	$-0-
Interest-bearing demand notes issued to the U.S. Treasury	2,333	2,333	-0-	-0-	-0-
Advances from the Federal Home Loan Bank	6,970	-0-	6,970	-0-	-0-
Trust preferred securities	25,000	-0-	-0-	-0-	25,000
Note payable	8,500	8,500	-0-	-0-	-0-
Post-retirement health insurance	854	76	159	178	441	(1)

Total	$500,867	$394,844	$75,505	$4,991	$25,527

Off-Balance Sheet Arrangements:
Commitments to lend	$138,806	$138,806	$-0-	$-0-	$-0-
Standby letters of credit	9,208	9,208	-0-	-0-	-0-

Total	$148,014	$148,014	$-0-	$-0-	$-0-

(1) For the years 2012 through 2016

          The following table sets forth the Corporation’s interest rate repricing gaps for selected maturity periods at December 31, 2006 (dollars in thousands):

	Rate Sensitive Within

	1 year	1-2 yrs.	2-3 yrs.	3-5 yrs.	Thereafter	Total	Fair Value

Interest-earning assets:
Interest-bearing deposits	$103	$-0-	$-0-	$-0-	$-0-	$103	$103
Taxable investment securities	55,077	41,552	22,757	19,810	22,792	161,988	161,438
Tax-exempt investment securities	3,984	2,126	2,252	45,368	52,198	105,928	106,595
Federal Funds sold	5,200	-0-	-0-	-0-	-0-	5,200	5,200
Loans	369,170	71,586	68,156	100,329	21,690	630,931	628,725

Total rate sensitive assets (“RSA”)	$433,534	$115,264	$93,165	$165,507	$96,680	$904,150	$902,062

Interest-bearing liabilities:
Interest-bearing demand deposits	$231,953	$-0-	$-0-	$-0-	$-0-	$231,953	$231,953
Savings deposits	116,246	-0-	-0-	-0-	-0-	116,246	116,246
Time deposits	352,591	51,049	17,327	4,813	86	425,866	429,993
Customer repurchase agreements	31,344	-0-	-0-	-0-	-0-	31,344	31,344
Advances from the Federal Home Loan Bank	-0-	6,000	970	-0-	-0-	6,970	7,003
Interest-bearing demand notes issued to the U.S. Treasury	2,333	-0-	-0-	-0-	-0-	2,333	2,333
Trust preferred securities	-0-	-0-	-0-	25,000	-0-	25,000	22,302
Note payable	8,500	-0-	-0-	-0-	-0-	8,500	8,500

Total rate sensitive liabilities (“RSL”)	$742,967	$57,049	$18,297	$29,813	$86	$848,212	$849,674

Interest rate sensitivity GAP (RSA less RSL)	$(309,433)	$58,215	$74,868	$135,694	$96,594
Cumulative GAP	$(309,433)	$(251,218)	$(176,350)	$(40,656)	$55,938
RSA/RSL	58.35%	202.04%	509.18%	555.15%	112418.60%
Cumulative RSA/RSL	58.35%	68.60%	78.45%	95.21%	106.59%

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          In the table on the preceding page, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

          Management of the Corporation considers $56.0 million (one-half) of the interest-bearing checking account bafances and $60.0 million (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank’s policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

          At December 31, 2006, savings deposits totaled approximately $116.2 million. If that amount, the $56.0 million of interest-bearing checking account balances and $60.0 million in money market account balances reflected in the less than one year time frame are adjusted to exclude these amounts (consistent with the consideration mentioned in the paragraph above), rate sensitive liabilities would be approximately $508.8 million reducing the negative gap to approximately $77.2 million. RSA as a percent of RSL would be 84.9%.

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

          Investment Maturities and Yields. The following table sets forth the contractual maturities of the amortized cost of investment securities at December 31, 2006, and the taxable equivalent yields of such securities:

	Due within one year		Due after one but within five years		Due after five years		Other (no stated maturity)

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Government Treasuries	$1,003	3.93%	$-0-	—	$-0-	—	$-0-	—
U.S. Government Agencies	29,427	4.24	31,721	4.03%	3,347	5.01%	-0-	—
State and Municipal	3,980	4.83	9,106	5.56	92,347	6.67	-0-	—
Collateralized mortgage obligations	-0-	—	2,736	3.44	90,845	4.58	-0-	—
Other (no stated maturity)	-0-	—	-0-	—	-0-	—	3,957	4.26%

Total	$34,410	4.30%	$43,563	4.31%	$186,539	5.62%	$3,957	4.26%

          Loan Maturities. The following table sets forth scheduled loan repayments on agricultural, commercial and real estate construction loans at December 31, 2006:

	Due within one year	Due after one but within five years	Due after five years	Non-accrual	Total

Agricultural	$76,092	$7,479	$39	$-0-	$83,610
Commercial	108,367	23,262	650	2,123	134,402
Real Estate-Construction	41,203	1,544	244	-0-	42,991

Total	$225,662	$32,285	$933	$2,123	$261,003

          Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates or adjustable (variable) interest rates at December 31, 2006:

	Fixed rate	Variable rate	Total

Due after one year	$23,821	$9,397	$33,218

          Allocation of Allowance for Loan Losses. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans at December 31 are as follows:

	December 31

	2006		2005		2004		2003		2002
	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans

Agricultural	$830	13.3%	$1,011	12.7%	$656	10.3%	$687	11.2%	$706	10.8%
Commercial	1,022	21.4	890	19.7	770	23.5	692	21.1	972	20.5
Real estate-mortgage	490	56.4	420	59.3	193	58.2	178	58.9	222	58.7
Installment	540	8.9	484	8.3	359	8.0	466	8.8	549	10.0
Unallocated	171	n/a	304	n/a	546	n/a	227	n/a	211	n/a

Total	$3,053	100.0%	$3,109	100.0%	$2,524	100.0%	$2,250	100.0%	$2,660	100.0%

Quarterly Results of Operations
(dollars in thousands except share data)

          The following table sets forth certain unaudited income and expense and share data on a quarterly basis for the three-month periods indicated:

	Year Ended December 31, 2006

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Interest income	$12,313	$12,839	$13,746	$14,628
Interest expense	5,784	6,385	7,358	8,103

Net interest income	6,529	6,454	6,388	6,525
Provision for loan losses	10	85	80	110

Net interest income after provision for loan losses	6,519	6,369	6,308	6,415
Non-interest income	2,499	2,640	2,564	2,542
Non-interest expense	7,082	7,146	6,966	7,141

Income before income taxes	1,936	1,863	1,906	1,816
Income tax expense	286	282	299	166

Net income	$1,650	$1,581	$1,607	$1,650

Earnings per share:
Basic	$0.49	$0.47	$0.48	$0.49
Diluted	$0.49	$0.46	$0.47	$0.49
Cash dividends declared per share	$0.24	$0.25	$0.25	$0.31

	Year Ended December 31, 2005

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Interest income	$7,998	$8,503	$11,065	$12,406
Interest expense	2,623	3,008	4,539	5,556

Net interest income	5,375	5,495	6,526	6,850
Provision for loan losses	-0-	-0-	-0-	-0-

Net interest income after provision for loan losses	5,375	5,495	6,526	6,850
Non-interest income	1,875	2,037	2,295	2,634
Non-interest expense	4,997	5,299	6,202	6,756

Income before income taxes	2,253	2,233	2,619	2,728
Income tax expense	545	540	580	593

Net income	$1,708	$1,693	$2,039	$2,135

Earnings per share:
Basic	$0.56	$0.56	$0.63	$0.64
Diluted	$0.55	$0.55	$0.62	$0.63

Selected Consolidated Financial Information
(dollars in thousands except share data)

	For the Years Ended December 31

	2006	2005	2004	2003	2002

Summary of Income
Interest income	$53,526	$39,971	$29,719	$29,394	$32,669
Interest expense	27,630	15,726	9,070	10,511	13,559
Net interest income	25,896	24,245	20,649	18,883	19,110
Provision for loan losses	285	-0-	375	460	643
Non-interest income	10,245	8,840	8,315	9,408	7,563
Non-interest expense	28,335	23,253	19,503	18,707	17,692
Income before income taxes	7,521	9,832	9,086	9,124	8,338
Income tax expense	1,033	2,258	2,214	2,521	2,204
Net income	6,488	7,574	6,872	6,603	6,134

Per Share Data
Basic earnings per share	$1.93	$2.39	$2.22	$2.08	$1.87
Diluted earnings per share	1.91	2.37	2.21	2.05	1.86
Book value (at end of period)	19.50	18.87	17.13	16.29	15.79
Cash dividends declared	1.05	1.03	0.96	0.89	0.85
Dividend payout ratio	54.6%	44.0%	43.2%	42.8%	45.3%

Selected Balances (at end of year)
Total assets	$1,031,959	$945,263	$655,738	$609,737	$587,375
Earning assets	904,504	852,286	616,089	571,965	542,450
Investments	267,916	251,486	188,809	169,892	169,318
Gross loans	633,984	584,311	411,345	385,376	364,120
Allowance for loan losses	3,053	3,109	2,524	2,250	2,660
Deposits	881,899	798,558	573,561	537,827	511,267
Borrowings	74,147	72,575	25,535	16,161	19,491
Stockholders’ equity	65,355	63,144	52,369	50,875	51,074

Selected Financial Ratios
Net income to average stockholders’ equity	10.07%	13.43%	13.46%	13.01%	12.37%
Net income to average assets	0.68	0.97	1.11	1.10	1.08
Average stockholders’ equity to average assets	6.70	7.21	8.24	8.49	8.75
Average earning assets to average assets	88.73	90.21	91.37	91.56	92.62
Non-performing loans to total loans at end of year (net of unearned interest)	0.62	0.66	0.08	0.25	1.07
Tier 1 capital to average adjusted assets	6.67	7.83	7.88	7.70	7.80
Risk-based capital to risk-adjusted assets	9.18	9.76	11.49	11.22	11.74
Net loans charged-off to average loans	0.06	0.03	0.03	0.24	0.08
Allowance for loan losses to total loans at end of year (net of unearned interest)	0.49	0.53	0.62	0.59	0.74
Average interest-bearing deposits to average deposits	88.27	88.29	88.10	88.96	89.51
Average non-interest-bearing deposits to average deposits	11.73	11.71	11.90	11.04	10.49