Form 10-K, Exhibit 13
period 2007-12-31
PRINCETON NATIONAL BANCORP INC
filed 2008-03-17
CIK 707855

Exhibit 13

Report of Independent Registered Public Accounting Firm

The Audit Committee, Board Of Directors and Stockholders
Princeton National Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary (“ the Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2007. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Princeton National Bancorp, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our reported dated March 17, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Decatur, Illinois
March 17, 2008

Report of Independent Registered Public Accounting Firm

The Audit Committee, Board Of Directors and Stockholders
Princeton National Bancorp, Inc.

We have audited the accompanying consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

Chicago, Illinois
March 13, 2006

Consolidated Balance Sheets
(dollars in thousands except per share data)

	December 31
	2007	2006

ASSETS
Cash and due from banks	$25,801	$33,882
Interest-bearing deposits with financial institutions	1,803	103
Federal funds sold	-0-	5,200

Total cash and cash equivalents	27,604	39,185

Loans held-for-sale, at lower of cost or market	928	4,512

Investment securities:
Available-for-sale, at fair value	218,095	252,467
Held-to-maturity, at amortized cost (fair value of $14,799 and $15,567)	14,578	15,449

Total investment securities	232,673	267,916

Loans:
Loans, net of unearned interest	722,647	629,472
Allowance for loan losses	(3,248)	(3,053)

Net loans	719,399	626,419

Premises and equipment, net of accumulated depreciation	30,801	28,670
Land held for sale, at lower of cost or market	1,344	-0-
Bank-owned life insurance	22,461	21,470
Accrued interest receivable	10,876	11,139
Other real estate owned	833	-0-
Goodwill	24,521	23,029
Intangible assets, net of accumulated amortization	5,090	5,921
Other assets	4,172	3,698

TOTAL ASSETS	$1,080,702	$1,031,959

LIABILITIES
Deposits:
Demand	$102,452	$107,834
Interest-bearing demand	241,749	231,953
Savings	58,401	66,060
Time	488,805	476,052

Total deposits	891,407	881,899

Borrowings:
Customer repurchase agreements	34,217	31,344
Federal funds purchased	26,500	-0-
Interest-bearing demand notes issued to the U. S. Treasury	1,838	2,333
Advances from the Federal Home Loan Bank	6,984	6,970
Trust preferred securities	25,000	25,000
Note payable	14,550	8,500

Total borrowings	109,089	74,147

Other liabilities	11,599	10,558

TOTAL LIABILITIES	1,012,095	966,604

STOCKHOLDERS’ EQUITY
Common stock: $5 par value, 7,000,000 shares authorized:
4,478,295 shares issued at December 31, 2007 and 2006	22,391	22,391
Surpuls	18,275	18,158
Retained earnings	51,279	48,109
Accumulated other comprehensive income (loss), net of tax	344	(960)
Less: cost of 1,169,848 and 1,126,885 treasury shares at December 31, 2007 and 2006, respectively	(23,682)	(22,343)

TOTAL STOCKHOLDERS’ EQUITY	68,607	65,355

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,080,702	$1,031,959

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
(dollars in thousands except share data)

	For the Years Ended December 31
	2007	2006	2005

Interest and dividend income:

Interest and fees on loans	$49,982	$41,923	$31,339
Interest and dividends on investment securities:
Taxable	6,822	6,370	4,621
Tax-exempt	4,302	4,620	3,824
Interest on federal funds sold	332	499	120
Interest on interest-bearing deposits in other banks	121	114	67

Total interest income	61,559	53,526	39,971

Interest expense:
Interest on deposits	30,324	23,843	13,787
Interest on borrowings	4,181	3,787	1,939

Total interest expense	34,505	27,630	15,726

Net interest income	27,054	25,896	24,245

Provision for loan losses	640	285	-0-

Net interest income after provision for loan losses	26,414	25,611	24,245

Non-interest income:
Trust & farm management fees	1,507	1,467	1,601
Service charges on deposit accounts	4,431	4,235	3,448
Other service charges	1,966	1,782	1,407
Gain on sales of securities available-for-sale	541	250	89
Gain on sales of loans	-0-	90	63
Brokerage fee income	920	736	697
Mortgage banking income	903	755	780
Bank-owned life insurance income	816	770	604
Other operating income	214	160	151

Total non-interest income	11,298	10,245	8,840

Non-interest expense:
Salaries and employee benefits	16,874	15,884	13,400
Occupancy	2,393	1,985	1,558
Equipment expense	3,158	2,933	2,124
Federal insurance assessments	338	313	244
Intangible assets amortization	704	651	324
Data processing	1,101	1,032	870
Advertising	722	841	770
Other operating expense	4,275	4,696	3,963

Total non-interest expense	29,565	28,335	23,253

Income before income taxes	8,147	7,521	9,832
Income tax expense	1,377	1,033	2,258

Net income	$6,770	$6,488	$7,574

Earnings per share:
Basic	$2.04	$1.93	$2.39
Diluted	$2.03	$1.91	$2.37

Basic weighted average shares outstanding	3,326,467	3,369,567	3,174,321
Diluted weighted average shares outstanding	3,334,406	3,389,765	3,201,154

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity
(dollars in thousands except share data)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss) net of tax effect	Treasury Stock	Total

Balance, January 1, 2005	$20,699	$7,810	$42,156	$951	$(19,247)	$52,369

Net income			7,574			7,574
Sale of 6,098 shares of treasury stock		75			115	190
Purchase of 100,000 shares of treasury stock					(3,150)	(3,150)
Exercise of stock options and re-issuance of treasury stock (43,891 shares)		776	(611)		762	927
Cash dividends ($1.03 per share)			(3,333)			(3,333)
Issuance of 338,600 shares of common stock	1,693	8,307				10,000
Other comprehensive loss, net of $906 tax effect				(1,433)		(1,433)

Balance, December 31, 2005	$22,392	$16,968	$45,786	$(482)	$(21,520)	$63,144

Net income			6,488			6,488
Sale of 2,202 shares of treasury stock		32			38	70
Purchase of 60,000 shares of treasury stock					(2,024)	(2,024)
Exercise of stock options and re-issuance of treasury stock (62,766 shares)		1,157	(623)		1,163	1,697
Adjustment for fractional shares	(1)	1
Cash dividends ($1.05 per share)			(3,542)			(3,542)
Other comprehensive income, net of $90 tax effect				144		144
Adjustment to initially apply FAS 158, net of $393 tax effect				(622)		(622)

Balance, December 31, 2006	$22,391	$18,158	$48,109	$(960)	$(22,343)	$65,355

Net income			6,770			6,770
Sale of 6,537 shares of treasury stock		63			112	175
Purchase of 50,000 shares of treasury stock					(1,459)	(1,459)
Exercise of stock options and re-issuance of treasury stock (500 shares)		7	(3)		8	12
Cash dividends ($1.08 per share)			(3,597)			(3,597)
Amortization of unearned compensation expense		47				47
Other comprehensive income, net of $825 tax effect				1,304		1,304

Balance, December 31, 2007	$22,391	$18,275	$51,279	$344	$(23,682)	$68,607

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(dollars in thousands)

	For the Years Ended December 31
	2007	2006	2005

Operating activities:
Net income	$6,770	$6,488	$7,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,482	2,304	1,589
Provision for loan losses	640	285	-0-
Deferred income taxes	(466)	(916)	258
Amortization of intangible assets and other purchase accounting adjustments, net	704	651	324
Amortization (accretion) of premiums and discounts on investment securities, net	(217)	107	1,355
Gain on sales of securities available-for-sale, net	(541)	(250)	(89)
Compensation expense for vested stock options	47	-0-	-0-
Gain on sales of loans	-0-	(90)	(63)
Loss (gain) on sales of other real estate owned, net	47	122	(29)
FHLB Stock dividends	-0-	(24)	(78)
Loans originated for sale	(56,791)	(56,864)	(40,227)
Proceeds from sales of loans originated for sale	60,375	54,939	38,941
Increase in accrued interest payable	530	1,513	1,610
Decrease (increase) in accrued interest receivable	348	(2,425)	(1,458)
Increase in other assets	(1,465)	(1,804)	(4,939)
(Decrease) increase in other liabilities	466	(1,737)	1,748

Net cash provided by operating activities	12,929	2,299	6,516

Investing activities:
Proceeds from sales of investment securities available-for-sale	17,455	8,904	28,446
Proceeds from maturities of investment securities available-for-sale	63,876	40,247	39,366
Purchase of investment securities available-for-sale	(44,572)	(65,567)	(51,831)
Proceeds from maturities of investment securities held-to-maturity	3,108	2,370	2,658
Purchase of investment securities held-to-maturity	(2,237)	(2,025)	(1,960)
Proceeds from sales of other real estate owned	410	377	97
Proceeds from sales of loan portfolios	-0-	19,579	546
Net increase in loans	(77,600)	(67,241)	(57,122)
Purchase of premises and equipment	(1,457)	(4,562)	(3,815)
Payments related to acquisitions, net of cash and cash equivalents acquired	(10,182)	-0-	(43,559)

Net cash used in investing activities	(51,199)	(67,918)	(87,174)

Financing activities:
Net (decrease) increase in deposits	(3,369)	83,310	43,119
Issuance of trust preferred securities	-0-	-0-	25,000
Issuance of common stock	-0-	-0-	10,000
Net increase in borrowings	34,927	1,548	17,560
Dividends paid	(3,597)	(3,542)	(3,333)
Purchase of treasury stock	(1,459)	(2,024)	(3,150)
Exercise of stock options and issuance of treasury stock	12	1,697	927
Sales of treasury stock	175	70	190

Net cash provided by financing activities	26,689	81,059	90,313

(Decrease) increase in cash and cash equivalents	(11,581)	15,440	9,655
Cash and cash equivalents at beginning of year	39,185	23,745	14,090

Cash and cash equivalents at end of year	$27,604	$39,185	$23,745

Cash paid during the year for:
Interest	$33,975	$26,117	$14,116
Income taxes	$1,817	$1,267	$1,861
Supplemental disclosure of noncash investing activities:
Loans transferred to other real estate owned	$1,290	$31	$78
Land transferred to held-for-sale	$1,344	-0-	-0-

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

          Nature of Operations - Princeton National Bancorp, Inc. (“the Corporation”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Citizens First National Bank (“the Bank” or “subsidiary bank”). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers located primarily in North Central Illinois. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

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

          Use of Estimates - In order to prepare the Corporation’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make certain estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates may differ from actual results.

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

          The Corporation recognizes, as a separate asset, the rights to service mortgage loans for others. Mortgage servicing rights are recorded at market value and are included in other assets in the consolidated balance sheets. Mortgage servicing rights are amortized in proportion to the amount of principal received on loans serviced. The amortization of capitalized mortgage servicing rights is reflected in the consolidated statements of income as a reduction to mortgage banking income. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

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

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          Trust Assets – Assets held in fiduciary or agency capabilities are not included in the consolidated balance sheets, since such items are not assets of the Corporation. Fees from trust activities are recorded on an accrual basis over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with fiduciary services. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a monthly prorated basis. Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Corporation manages or administers 1,002 trust accounts with assets totaling approximately $197,702 at December 31, 2007 and 1,014 trust accounts with assets totaling approximately $206,850 at December 31, 2006.

          Treasury Stock – Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

          Earnings Per Share – Earnings per share have been computed based upon the weighted average common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulting in the issuance of common stock that then shared in the earnings of the Company.

          Intangible Assets – Intangible assets are being amortized on either a straight-line or accelerated basis over periods ranging from four to fifteen years. Such assets are periodically evaluated as to the recoverability of their carrying value.

          Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits with financial institutions and federal funds sold. Generally, federal funds are sold or purchased for one-day periods.

          Reclassification - Certain amounts in the 2006 and 2005 consolidated financial statements have been reclassified to conform to the 2007 presentation. These reclassifications had no effect on net income.

          Stock Options - Prior to January 1, 2006, the Corporation accounted for its stock option plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations as permitted by the Financial Accounting Standards Board (“FASB”) Statement No. 123, “Accounting for Stock-Based Compensation” (FAS 123). No stock-based employee compensation cost was recognized in the Statements of Income, as all options granted had an exercise price equal to market value of the underlying stock on the grant date.

          In December, 2004, the FASB issued Statement 123 (revised 2004), Share-Based Payment (FAS 123R), which requires the cost resulting from stock options be measured at fair value and recognized in earnings. This statement replaces FAS 123 and supersedes APB 25, which permitted the recognition of compensation expense using the intrinsic value method.

          Prior to the adoption of FAS 123R, on December 20, 2005, the Corporation announced that the Personnel Policy and Salary Committee of the Board of Directors approved the accelerated vesting of all outstanding unvested stock options to purchase shares of common stock of PNBC granted through the Corporation’s non-qualified stock option plans. The unvested options related to awards granted in 2003 and 2004 to directors and officers of the Corporation. All of the unvested options were in the money at the date vesting was accelerated, in a range from $4.42 to $22.06 per share. There was no compensation cost recognized in the financial statements from the vesting decision. By accelerating the vesting of these options, the Corporation estimated approximately $925 of future compensation expense was eliminated. Options to purchase 142,133 shares of PNBC common stock, which otherwise would have vested from time to time over the following two years, became immediately exercisable as a result of this decision. The remaining terms for each of the options granted remained the same. This acceleration became effective as of December 31, 2005. Additionally, the Corporation announced the stock option award for 2005 of 80,700 shares was granted with full vesting. This decision was made to eliminate additional future compensation expense of approximately $163 for each of the three years, beginning in 2006.

          The number of shares of common stock authorized under the stock option plans is 802,500. The option exercise price must be at least 100% of the fair market value of the common stock on the date of the grant, and the option term cannot exceed ten years.

          Effective, January 1, 2006, the Corporation adopted the fair value recognition provisions of FAS 123R, using the modified prospective application method. Under this method, the Statement applies to new awards and to awards modified, repurchased or cancelled after the effective date. Additionally, compensation cost for a portion of the awards for which requisite services have not been rendered that are outstanding as of the effective date shall be recognized as the requisite service is rendered or after the effective date. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FAS 123R on stock-based employee compensation for the year ended December 31, 2005:

For the Years Ended December 31 2005

Net income, as reported	$7,574
Stock-based compensation expense determined under the fair value based method, net of related tax effect	(867)

Pro forma net income	$6,707

Basic earnings per share, as reported	$2.39
Pro forma basic earnings per share	$2.11
Diluted earnings per share, as reported	$2.37
Pro forma diluted earnings per share	$2.10

          Impact of New Accounting Standards - The Corporation adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, on January 1, 2007”. The implementation of FIN 48 did not impact the Corporation’s financial statements. The Corporation files income tax returns in the U.S. federal jurisdiction and State of Illinois jurisdiction. The Corporation is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2003.

          In September 2006, the FASB issued SFAS No. 157 (FAS 157), “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. FAS 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. GAAP and expands disclosure requirements about fair value measurements. FAS 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Corporation has evaluated the impact of the adoption of FAS 157 and determined there is not a material impact on its financial statement and disclosures.

          In September 2006, the FASB issued SFAS No. 158 (FAS 158), “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans - an amendment of FASB Statements 87, 88,106, and 132 (R),” which requires recognition of a net liability or asset to report the funded status of defined benefit pension and other post retirement plans on the balance sheet and recognition (as a component of other comprehensive income) of changes in the funded status in the year in which the changes occur. Additionally, FAS 158 requires measurement of a plan’s assets and obligations as of the balance sheet date and additional annual disclosures in the notes to the financial statements. The recognition and disclosure provisions of FAS 158 were adopted during 2006, while the requirement to measure a plan’s assets and obligations as of the balance sheet date is effective for fiscal years ending after December 15, 2008. The Corporation does not expect the adoption of the measurement provisions to have a material impact on its financial reporting and disclosures.

          In September 2006, the FASB ratified Emerging Issues Task Force No. 06-4, “Post Retirement Benefits Associated with Split-Dollar Life Insurance” (EITF 06-4). EITF 06-4 requires deferred-compensation or post retirement benefit aspects of an endorsement-type split-dollar life insurance arrangement to be recognized as a liability by the employer and the obligation is not effectively settled by the purchase of a life insurance policy. The liability for future benefits should be recognized based on the substantive agreement with the employee, which may be either to provide a future death benefit or to pay for the future cost of the life insurance. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Corporation has evaluated the impact of the adoption of EITF 06-4 on its financial statements which is discussed further in Footnote 20.

          In February 2007, the FASB issued SFAS No. 159 (FAS 159), “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”. FAS 159 allows companies to report selected financial assets and liabilities at fair value. The changes in fair value are recognized in earnings and the assets and liabilities measured under this methodology are required to be displayed separately in the balance sheet. The main intent of the Statement is to mitigate the difficulty in determining reported earnings caused by a “mixed-attribute model” (or reporting some assets at fair value and others using a different valuation attribute such as amortized cost). The project is separated into two phases. This first phase addresses the creation of a fair value option for financial assets and liabilities. A second phase will address creating a fair value option for selected non-financial items. FAS 159 is effective for all financial statements issued for fiscal years beginning after November 15, 2007. The Corporation has evaluated the impact of the adoption of FAS 159 and determined there is not a material impact on its financial statement and disclosures.

          In December 2007, the FASB issued SFAS No. 141R (FAS 141R), “Business Combinations”, which revises FAS 141 and changes multiple aspects of the accounting for business combinations. Under the guidance in FAS 141R, the acquisition method must be used, which requires the acquirer to recognize most identifiable assets acquired, liabilities assumed, and non-controlling interests in the acquiree at their full fair value on the acquisition date. Goodwill is to be recognized as the excess of the consideration transferred plus the fair value of the non-controlling interest over the fair values of the identifiable net assets acquired. Subsequent changes in the fair value of contingent consideration classified as a liability are to be recognized in earnings, while contingent consideration classified as equity is not to be re-measured. Costs such as transaction costs are to be excluded from acquisition accounting, generally leading to recognizing expense and, additionally, restructuring costs that do not meet certain criteria at acquisition date are to be subsequently recognized as post-acquisition costs. FAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact that this issuance will have on its financial position and results of operations; however, it anticipates that the standard will lead to more volatility in the results of operations during the periods subsequent to an acquisition.

          In December 2007, the FASB issued SFAS No. 160 (FAS 160), “Non-controlling Interest in Consolidated Financial Statements – an amendment of ARB No. 51”. FAS 160 requires that a non-controlling interest in a subsidiary (i.e. minority interest) be reported in the equity section of the balance sheet instead of being reported as a liability or in the mezzanine section between debt and equity. It also requires that the consolidated income statement include consolidated net income attributable to both the parent and non-controlling interest of a consolidated subsidiary. A disclosure must be made on the face of the consolidated income statement of the net income attributable to the parent and to the non-controlling interest. Also, regardless of whether the parent purchases additional ownership interest, sells a portion of its ownership interest in a subsidiary or the subsidiary participates in a transaction that changes the parent’s ownership interest, as long as the parent retains controlling interest, the transaction is considered an equity transaction. FAS 160 is effective for annual periods beginning after December 15, 2008. The Company is currently evaluating the impact, if any, that this standard will have on its financial position and results of operations.

2. Earnings Per Share

          The following table sets forth the computation for basic and diluted earnings per share for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Numerator:
Net income	$6,770	$6,488	$7,574
Denominator:
Basic earnings per share - weighted average shares outstanding	3,326,467	3,369,567	3,174,321
Effect of dilutive securities - stock options	7,939	20,198	26,833

Diluted earnings per share - adjusted weighted average shares outstanding	3,334,406	3,389,765	3,201,154

Earnings per share:
Basic	$2.04	$1.93	$2.39
Diluted	$2.03	$1.91	$2.37

          The earnings per share calculation for the years ended December 31, 2007, 2006 and 2005 does not include 221,583, 76,500 and 0 shares, respectively, which were anti-dilutive.

3. Cash and Due From Banks

          The average compensating balances held at correspondent banks during 2007 and 2006 were $2,666 and $3,207, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the Federal Reserve Bank required the subsidiary bank to maintain average balances of approximately $1,913 and $1,845, for 2007 and 2006, respectively, as reserve requirements.

4. Investment Securities

          The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31 were as follows:

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
United States Government Agencies	$63,198	$647	$(105)	$63,740
State and Municipal	80,171	853	(468)	80,556
Collateralized mortgage obligations	69,511	320	(130)	69,701
Other securities	4,098	-0-	-0-	4,098

Total	216,978	1,820	(703)	218,095

Held-to-maturity:
State and Municipal	14,578	246	(25)	14,799

Total	$231,556	$2,066	$(728)	$232,894

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
United States Treasuries	$1,003	$-0-	$(2)	$1,001
United States Government Agencies	64,495	14	(761)	63,748
State and Municipal	89,984	1,273	(778)	90,479
Collateralized mortgage obligations	93,581	185	(484)	93,282
Other securities	3,957	-0-	-0-	3,957

Total	253,020	1,472	(2,025)	252,467

Held-to-maturity:
State and Municipal	15,449	216	(98)	15,567

Total	$268,469	$1,688	$(2,123)	$268,034

          Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2007:

	Amortized Cost	Estimated Fair Value

Available-for-sale:
Due in one year or less	$22,558	$22,509
Due after one year through five years	17,007	17,078
Due after five years through ten years	48,310	49,097
Due after ten years	47,650	47,777

	135,525	136,461

Mortgage-backed securities	7,844	7,835
Collateralized mortgage obligations	69,511	69,701
Other securities	4,098	4,098

	$216,978	$218,095

Held-to-maturity:
Due in one year or less	$2,596	$2,595
Due after one year through five years	5,597	5,648
Due after five years through ten years	5,594	5,768
Due after ten years	791	788

	$14,578	$14,799

          Other securities consist of Federal Home Loan Bank and Federal Reserve Bank stock held totaling $2,373 and $1,725 at December 31, 2007, and $2,373 and $1,584 at December 31, 2006, respectively. During the third quarter of 2007, the Federal Home Loan Bank of Chicago received a Cease and Desist Order from their regulator, the Federal Housing Finance Board. The order prohibits capital stock repurchase and redemptions until a time to be determined by the Federal Housing Finance Board. The Federal Home Loan Bank will continue to provide liquidity and funding through advances and the purchases of mortgages through the MPF Program. With regard to dividends, the Federal Home Loan Bank will continue to assess their dividend capacity each quarter and make appropriate request for approval. Management performed an analysis and deemed the investment in Federal Home Loan Bank stock was not impaired as of December 31, 2007.

          Proceeds from sales of investment securities available-for-sale during 2007, 2006 and 2005 were $17,455, $8,904, and $28,446, respectively. Gross gains of $541 in 2007, $250 in 2006 and $89 in 2005 (resulting in tax expense of $210, $97 and $34, respectively) were realized on those sales. There were no gross losses from these sales in 2007, 2006 or 2005. There were no sales of investment securities classified as held-to-maturity during 2007, 2006 and 2005.

          Securities with unrealized losses at December 31, 2007 and 2006 not recognized in income are as follows:

	2007
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Government Agencies	$2,040	$14	$19,344	$91	$21,384	$105
State and Municipal	5,295	75	33,428	418	38,723	493
Collateralized mortgage obligations	3,768	21	18,672	109	22,440	130
Other securities	-0-	-0-	-0-	-0-	-0-	-0-

Total temporarily impaired	$11,103	$110	$71,444	$618	$82,547	$728

	2006
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Treasuries	$-0-	$-0-	$1,001	$2	$1,001	$2
United States Government Agencies	9,109	11	49,539	750	58,648	761
State and Municipal	5,892	45	43,059	734	48,951	876
Collateralized mortgage obligations	14,158	46	45,518	438	59,676	484
Other securities	-0-	-0-	-0-	-0-	-0-	-0-

Total temporarily impaired	$29,159	$102	$139,117	$1,924	$168,276	$2,123

          There are 547 securities in an unrealized loss position in the investment portfolio at December 31, 2007, all due to interest rate changes and not credit events. These unrealized losses are considered temporary and, therefore, have not been recognized into income, because the issuer(s) are of high credit quality (99.7% of the securities in the portfolio are rated AA or higher) and management has the ability and intent to hold for the foreseeable future. The fair value is expected to recover as the investments approach their maturity date or there is a downward shift in interest rates.

          The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $212,190 at December 31, 2007 and $242,888 at December 31, 2006.

5. Loans

          The composition of the loan portfolio as of December 31 was as follows:

	2007	2006
Loans
Commercial	$168,936	$134,402
Agricultural	85,571	83,610
Real estate – construction	46,874	42,991
Real estate – mortgage	348,920	312,398
Installment	72,346	56,071

Total	$722,647	$629,472

          Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2007	2006	2005
Balance, January 1	$3,053	$3,109	$2,524
Provision for loan losses	640	285	-0-
Allowance of bank acquired	-0-	-0-	752
Loans charged off	(664)	(604)	(347)
Recoveries of loans previously charged off	219	263	180

Balance, December 31	$3,248	$3,053	$3,109

          Non-accrual loans at December 31, 2007, 2006 and 2005 were $7,361, $3,893 and $3,822, respectively. Interest income that would have been recorded on these loans, had they remained current, was approximately $734, $397 and $281, respectively. At December 31, 2007, 2006 and 2005, accruing loans delinquent 90 days or more totaled $73, $33 and $3, respectively.

          Impaired loans at December 31, 2007, 2006 and 2005 totaled $4,523, $2,123 and $2,204, respectively. Of these totals, $540, $522 and $378 of loans had valuation reserves totaling $207, $150 and $111 at December 31, 2007, 2006 and 2005, respectively. For the years ended December 31, 2007, 2006 and 2005, the average recorded investment in impaired loans was approximately $3,301, $2,296 and $1,581, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not material.

          The Corporation’s subsidiary bank had loans outstanding to directors, executive officers and to their related interests (related parties) of the Corporation and its subsidiary of approximately $8,275, $5,530 and $4,633, at December 31, 2007, 2006 and 2005, respectively. These loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. As a practice, the subsidiary bank does not make loans to its executive officers. A summary of the activity in 2007 for loans made to directors, executive officers, principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2007 is as follows:

Balance January 1, 2007	Additions	Payments	Balance December 31, 2007

$5,435	$25,454	$22,614	$8,275

6. Premises and Equipment

          As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

	2007	2006
Land	$7,138	$7,756
Buildings	30,391	25,518
Furniture and Equipment	20,464	20,035

	57,993	53,309
Less: accumulated depreciation	27,192	24,639

Total	$30,801	$28,670

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          In 2004, the Corporation purchased approximately 14 acres of land in Aurora, Illinois in anticipation of the construction of a new branch facility. Construction was completed in May, 2006 with the remaining acreage sub-divided into two lots and the necessary infrastructure completed. These lots, with a cost basis of $1,344, were determined to be held-for-sale as of March 31, 2007. A real estate appraisal has been completed indicating the market value of each lot to be approximately $2,000. Accordingly, these lots were removed from the land balance and are now shown on the Corporation’s balance sheet as land held-for-sale, at the lower of cost or market.

          Depreciation expense charged to operating expense for 2007, 2006 and 2005 was $2,482, $2,304 and $1,589, respectively.

7. Acquisition

          On February 23, 2007, the Corporation completed the acquisition of the Plainfield, Illinois office of HomeStar Bank, for $10.2 million in cash, including goodwill of $1.5 million, in order to expand its market presence in the area. The Corporation purchased the existing facility for $4.5 million plus $17.0 million in loans (at book value) and assumed $12.9 million in deposit liabilities. The Plainfield office operates as a branch of the subsidiary bank.

          The transaction has been accounted for as a purchase, and the results of operations of the Plainfield office since the acquisition date have been included in the consolidated financial statements. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of this transaction:

Cash and cash equivalents	$93
Loans	17,043
Premises and equipment	4,500
Goodwill	1,492
Other assets	85

Total assets acquired	23,213

Deposits	12,865
Other liabilities	145

Total liabilities assumed	13,010

Net assets acquired	$10,203

          Transaction costs related to the completion of the transaction were considered immaterial. The total fair value of the assets and liabilities acquired exceeded the book value, resulting in goodwill of $1,492 which is not subject to amortization.

          The following unaudited pro forma condensed combined financial information presents the results of operations of the Corporation, including the effects of the purchase accounting adjustments, had the acquisition taken place at the beginning of each period:

	Pro Forma For the Year Ended December 31, 2007	Pro Forma For the Year Ended December 31, 2006	Pro Forma For the Year Ended December 31, 2005

Net interest income	$27,094	$26,169	$24,518
Provision for loan losses	640	285	-0-
Non-interest income	11,333	10,465	9,060
Non-interest expense	29,580	29,014	23,932

Income before income taxes	8,207	7,335	9,646
Income tax expense	1,401	961	2,186

Net income	$6,806	$6,374	$7,460
Earnings per share:
Basic	$2.05	$1.89	$2.35
Diluted	$2.04	$1.88	$2.33

Basic weighted average shares outstanding	3,326,467	3,369,567	3,174,321
Diluted weighted average shares outstanding	3,334,406	3,389,765	3,201,154

          The unaudited pro forma condensed combined financial statements do not reflect any anticipated cost savings and revenue enhancements. Additionally, the income statement for 2007 includes merger-related expenses. Accordingly, the pro forma results of operations of the Corporation as of and after the merger may not be indicative of the results that actually would have occurred if the merger had been in effect during the periods presented or of the results that may be attained in the future.

          On July 31, 2005, the Corporation acquired 100% of the outstanding stock of Somonauk FSB Bancorp, Inc. (“Somonauk”), a $211.6 million bank holding company with offices in Somonauk, Newark, Sandwich, Plano (under construction at the time) and Millbrook, Illinois. The Corporation completed this acquisition in order to expand its market presence in this area. Somonauk was acquired for a purchase price of $49.6 million; $39.6 million paid in cash and the remaining $10 million paid in common stock, resulting in the issuance of 338,600 shares. In conjunction with the acquisition, the Corporation issued $25.0 million in trust preferred securities and borrowed $15.0 million in secured notes. Of the $15.0 million in notes payable, $9.0 million was immediately repaid after the completion of the transaction.

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

          The following unaudited pro forma condensed combined financial information presents the results of operations of the Corporation, had the acquisition taken place at the beginning of each period:

For the Year Ended December 31, 2005

Net interest income	$27,023
Provision for loan losses	126
Non-interest income	9,456
Non-interest expense	27,225

Income before income taxes	9,128
Income tax expense	2,000

Net income	$7,128
Earnings per share:
Basic	$2.11
Diluted	$2.10
Basic weighted average shares outstanding	3,370,903
Diluted weighted average shares outstanding	3,397,736

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

          At the time of the acquisition, the subsidiary bank of Somonauk (Farmers State Bank) was immediately merged into Citizens First National Bank. The acquisition of Somonauk was accounted for under the purchase method of accounting, and accordingly, the assets and liabilities of Somonauk were adjusted to their fair market values as of the acquisition date. The operating results of Somonauk have been consolidated with those of the Corporation from August 1, 2005. Goodwill was recorded in the amount of $21.7 million along with a core deposit intangible of $6.0 million which is being amortized on an accelerated basis over a fifteen-year period.

8. Goodwill and Intangible Assets

          The balance of goodwill totaled $24,521 at December 31, 2007 and $23,029 at December 31, 2006. The increase in the goodwill during 2007 was due to the Plainfield acquisition (see note 7 for additional details). Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. The balance of intangible assets, net of accumulated amortization, totaled $5,090 and $5,921 at December 31, 2007 and December 31, 2006, respectively.

          The following table summarizes the Corporation’s intangible assets, which are subject to amortization, as of December 31, 2007 and 2006:

	2007		2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangible	$9,004	$(4,006)	$9,004	$(3,112)
Other acquisition costs	234	(142)	160	(131)

Total	$9,238	$(4,148)	$9,164	$(3,243)

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          Intangible asset amortization expense charged to operating expense for 2007, 2006 and 2005 was $704, $651 and $324, respectively. The following table shows the future estimated amortization expense for the Corporation’s intangible assets based on existing balances as of December 31, 2007:

          Estimated Amortization Expense for the year ended December 31:

2008	$884
2009	860
2010	816
2011	653
2012	549
Thereafter	1,328

          Mortgage servicing rights, which are included in other assets on the consolidated balance sheets, are accounted for on an individual loan-by-loan basis. Accordingly, amortization is recorded in proportion to the amount of principal payment received on loans serviced. The mortgage servicing rights are subject to periodic impairment testing. During the years ended December 31, 2007, 2006 and 2005 no impairment had been recorded and the recorded value was determined to approximate the fair market value. Changes in the carrying value of mortgage servicing rights are summarized as follows:

	2007	2006	2005
Balance, January 1	$2,079	$2,002	$1,405
Servicing rights capitalized	662	773	479
Amortization of servicing rights	(243)	(345)	(233)
Mortgage servicing rights resulting from acquisition	-0-	-0-	351
Adjustment to recorded mortgage servicing rights related to the Somonauk acquisition reclassified to goodwill	-0-	(351)	-0-
Impairment of servicing rights	-0-	-0-	-0-

Balance, December 31	$2,498	$2,079	$2,002

          The following table shows the future estimated amortization expense for mortgage servicing rights based on existing balances as of December 31, 2007. The Corporation’s actual amortization expense in any given period may be significantly different from the estimated amounts displayed, depending on the amount of additional mortgage servicing rights, changes in mortgage interest rates, estimated prepayment speeds and market conditions.

          Estimated Amortization Expense for the year ended December 31:

2008	$281
2009	264
2010	247
2011	232
2012	218
Thereafter	1,256

          The Corporation services loans for others with unpaid principal balances at December 31, 2007, 2006 and 2005 of approximately $268,391, $236,893 and $202,042, respectively.

9. Deposits

          As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

	2007	2006	2005
Amount	$158,542	$140,300	$105,591
Interest expense for the year	4,204	4,285	1,919

          Total interest expense on deposits for the years ending December 31 was as follows:

	2007	2006	2005
Interest-bearing demand	$6,567	$4,877	$3,224
Savings	249	326	267
Time	23,508	18,640	10,296

Total	$30,324	$23,843	$13,787

          At December 31, 2007, the scheduled maturities of time deposits are as follows:

2008	$426,243
2009	50,939
2010	6,301
2011	2,694
2012	2,541
Thereafter	87

Total	$488,805

10. Borrowings

         As of December 31, borrowings consisted of the following:

	2007		2006
	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Customer repurchase agreements	$34,217	3.69%	$31,344	4.66%
Advances from the Federal Home Loan Bank of Chicago due:
February 1, 2008	1,000	4.00	1,000	4.00%
February 27, 2008	2,500	5.37	2,500	5.37
June 19, 2008	2,500	5.44	2,500	5.44
November 2, 2009	984	3.84	970	3.84
Federal funds purchased	26,500	4.33	-0-	n/a
Interest-bearing demand notes issued to the U.S. Treasury	1,838	4.00	2,333	5.04
Trust preferred securities	25,000	5.68	25,000	5.68
Note payable	14,550	6.25	8,500	7.25

Total	$109,089	4.73%	$74,147	5.34%

          The subsidiary bank has adopted a collateral pledge agreement whereby they agreed to keep on hand at all times, free of all other pledges, liens and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB). The advances from the FHLB, which have fixed interest rates ranging from 3.84% to 5.44% as of December 31, 2007, are subject to restrictions or penalties in the event of prepayment. The advance maturing on February 1, 2008 was not renewed. A new advance for $5,000 was obtained maturing February 1, 2010 at a rate of 2.87%. The advance maturing February 27, 2008 was renewed for one year at a rate of 2.74% and will mature February 27, 2009. All stock in the FHLB is also pledged as additional collateral for these advances.

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

          The Corporation has a note payable with a balance of $14,550 and $8,500 at December 31, 2007 and 2006, respectively. The note payable is a demand note that carries a floating interest rate equal to the lender’s prime rate less one percent (6.25% at December 31, 2007). The note, which is secured by the capital stock certificates of the subsidiary bank, has a maturity of July 29, 2008 and contains the covenant the subsidiary bank will maintain risk-based capital at a minimum of 10% of risk-weighted assets.

          Customer repurchase agreements consist of obligations of the Bank to other parties. The obligations are secured by government agency securities and mortgage-backed securities and such collateral is held by the Bank. The maximum amount of outstanding agreements at any month-end during 2007 and 2006 totaled $38,011 and $35,625, respectively, and the daily average of such agreements totaled $33,042 and $34,149 for 2007 and 2006, respectively. The agreements at December 31, 2007 are ongoing and, as such, have no fixed maturity date.

11. Income Taxes

          Income tax expense (benefit) consisted of the following:

	Current	Deferred	Total

Year ended December 31, 2007:
Federal	$1,490	$(440)	$1,050
State	353	(26)	327

Total	$1,843	$(466)	$1,377

Year ended December 31, 2006:
Federal	$1,605	$(966)	$639
State	344	50	394

Total	$1,949	$(916)	$1,033

Year ended December 31, 2005:
Federal	$1,584	$209	$1,793
State	416	49	465

Total	$2,000	$258	$2,258

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following for the years ended December 31:

	2007	2006	2005

Computed “expected” tax expense	$2,770	$2,557	$3,343

Increase (decrease) in income taxes resulting from:
Tax-exempt income	(1,499)	(1,603)	(1,319)
Non-deductible interest expense	203	197	116
State income taxes, net of federal tax benefit	204	170	298
Bank-owned life insurance income	(271)	(265)	(211)
Other, net	(31)	(23)	31

	$1,377	$1,033	$2,258

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below:

	2007	2006

Deferred tax assets:
Deferred compensation	$153	$133
Allowance for loan losses	1,261	1,185
Unrealized loss on investment securities available-for-sale	-0-	214
Nonaccrual loan interest income	285	154
AMT credit carry forwards	577	411
FAS 158 benefit accrual	427	550
Other, net	14	-0-

Total gross deferred tax assets	2,717	2,647

Deferred tax liabilities:
Buildings and equipment, principally due to differences in depreciation	(527)	(487)
Accretion	(125)	(107)
Purchase accounting adjustments	(2,464)	(2,669)
FHLB Stock dividends	(276)	(272)
Mortgage servicing rights	(970)	(807)
Prepaid expenses	(134)	(131)
Unrealized gain on investment securities available-for-sale	(434)	-0-
Other, net	-0-	(42)

Total gross deferred tax liabilities	(4,930)	(4,515)

Net deferred tax liabilities	$(2,213)	$(1,868)

          Management believes it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation allowance has been recorded at December 31, 2007 and 2006.

12. Comprehensive Income

          Other comprehensive income components and related taxes were as follows:

	2007	2006	2005

Net unrealized gains (losses) on securities available-for-sale	$2,211	$484	$(2,250)
Less: Reclassification adjustment for realized gains included in income	(541)	(250)	(89)

	1,670	234	(2,339)
Defined benefit pension plan
Net prior service credit	640	-0-	-0-
Amortization of transition obligation	16	-0-	-0-
Net loss	(197)	-0-	-0-

Other comprehensive income, before tax effect	2,129	234	(2,339)
Tax expense	825	90	906

Other comprehensive income (loss)	$1,304	$144	$(1,433)

          The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2007	2006	2005
Net unrealized gain (loss) on securities available-for-sale	$1,118	$(552)	$(787)
Net unrealized benefit obligations	(556)	-0-	-0-
Adjustment to initially apply FAS 158	-0-	(1,016)	-0-

	562	(1,568)	(787)
Tax effect	(218)	608	305

Net-of-tax amount	$344	$(960)	$(482)

13. Regulatory Matters

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

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2007 and 2006, the subsidiary bank is categorized as well-capitalized for all three ratios under the regulatory framework, while the Corporation is classified as well-capitalized for two ratios and adequately-capitalized for one ratio at December 31, 2007 and 2006.

          The most recent notifications, at December 31, 2007 and 2006, from the federal banking agencies categorized the subsidiary bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table that follows, at December 31, 2007.

          The Corporation’s and the subsidiary bank’s actual capital amounts and ratios as of December 31, 2007 and 2006 are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2007:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$66,914	8.44%	$63,393	8.00%	$79,242	10.00%
Citizens First National Bank	79,798	10.07%	63,384	8.00%	79,230	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$63,667	8.03%	$31,697	4.00%	$47,545	6.00%
Citizens First National Bank	76,550	9.66%	31,692	4.00%	47,538	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$63,667	6.33%	$40,255	4.00%	$50,318	5.00%
Citizens First National Bank	76,550	7.61%	40,249	4.00%	50,311	5.00%

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2006:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$65,210	9.18%	$56,832	8.00%	$71,040	10.00%
Citizens First National Bank	71,147	10.02%	56,818	8.00%	71,023	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$62,157	8.75%	$28,416	4.00%	$42,624	6.00%
Citizens First National Bank	68,094	9.59%	28,409	4.00%	42,614	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$62,157	6.67%	$37,264	4.00%	$46,580	5.00%
Citizens First National Bank	68,094	7.31%	37,263	4.00%	46,578	5.00%

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

14. Employee, Officer and Director Benefit Plans

          The subsidiary bank has a defined contribution investment 401 (k) plan. Under this plan, in 2007, employees could elect to contribute, on a tax-deferred basis, up to a maximum of $16 ($20 for those employees eligible to make catch-up contributions). In addition, the subsidiary bank will match employees’ contributions up to three percent of each employee’s salary and match 50% of the next two percent contributed. The subsidiary bank’s contribution to the defined contribution investment 401 (k) plan for 2007, 2006 and 2005 was $410, $382 and $319, respectively.

          The subsidiary bank has an employee stock purchase program in which employees contribute through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation’s common stock on a quarterly basis at the opening bid price on the last business day of the quarter.

          The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank’s plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $350 in 2007, $350 in 2006 and $357 in 2005.

          Additionally, the Corporation has non-qualified stock option plans (“the plans”) for the benefit of employees and directors of the subsidiary bank, as well as directors of the Corporation. The plans permit the grant of share options and shares for up to 802,500 shares of common stock. The Corporation believes that such awards better align the interests of its employees with those of its stockholders. Option awards are granted with an exercise price equal to the market price of the Corporation’s stock at the date of grant. The option awards generally vest based on 3 years of continuous service and have 10-year contractual terms.

          The fair value of each option award is estimated on the date of grant using a Black-Scholes closed-form model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Corporation’s stock and other factors. In 2007 and 2006, the volatility was much lower than in previous years, due to a more stable stock price as opposed to the rapidly increasing stock price of the previous few years. The Corporation uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of the options granted is derived from the Corporation’s historical option exercise experience and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The following assumptions were used in estimating the fair value for options granted in 2007, 2006 and 2005:

	2007	2006	2005

Expected volatility	.100	.061	.270
Expected dividends	4.03%	3.23%	3.10%
Expected term (in years)	3yrs.	3yrs.	3yrs.
Risk-free rate	3.07%	4.74%	4.37%

          A summary of option activity under the Plan as of December 31, 2007, 2006 and 2005, and changes during the years then ended, is presented as follows:

	2007
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	319,536	$29.61
Granted	86,750	24.84
Exercised	(500)	21.15
Forfeited or expired	(1,600)	32.81

Outstanding, end of year	404,186	$28.57	7.86 yrs.	$208

Options exercisable end of year	262,247	$29.01	6.92 yrs.	$208

          The intrinsic value of the outstanding shares and the options exercisable noted above excludes 366,566 shares and 224,627 shares, respectively, which were anti-dilutive at the end of 2007.

	2006
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	302,718	$27.52
Granted	83,783	32.55
Exercised	(62,765)	23.81
Forfeited or expired	(4,200)	33.25

Outstanding, end of year	319,536	$29.61	8.28 yrs.	$939

Options exercisable end of year	235,753	$28.57	7.67 yrs.	$938

	2005
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	271,184	$24.10
Granted	80,700	33.25
Exercised	(45,164)	17.26
Forfeited or expired	(4,002)	27.46

Outstanding, end of year	302,718	$27.52	8.41 yrs.	$1,735

Options exercisable end of year	302,718	$27.52	8.41 yrs.	$1,735

          The weighted-average grant date fair value of options granted during the years 2007, 2006 and 2005 was $103, $151 and $490, respectively. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 was $2, $455 and $611, respectively.

          A summary of the status of the Corporation’s non-vested shares and changes during the year ended December 31, 2007, 2006 and 2005 is presented below:

	2007
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	83,783	$1.80
Granted	86,750	1.19
Vested	(27,594)	1.80
Forfeited	(1,000)	1.80

Non-vested, end of year	141,939	$1.43

	2006
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	-0-	n/a
Granted	83,783	$1.80
Vested	-0-	n/a
Forfeited	-0-	n/a

Non-vested, end of year	83,783	$1.80

	2005
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	146,167	$12.29
Granted	80,700	6.07
Vested	(222,865)	10.02
Forfeited	(4,002)	12.27

Non-vested, end of year	-0-	$-0-

          As of December 31, 2007, there was $204 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 3 years. The total fair value of shares vested during the years ended December 31, 2007, 2006 and 2005, was $50, $0 and $2,233, respectively.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

15. Pension and Other Post-Retirement Benefits

          The Corporation does not have a defined benefit pension plan. The Corporation does have a defined contribution investment plan which is discussed in footnote 14 (“Employee, Officer, and Director Benefit Plans”). The Corporation offers certain retirees the opportunity to continue benefits in the subsidiary bank’s Employee Health Benefit Plan. The Corporation’s level of contribution is based upon an age, service formula, date of employment and retirement date. Employees hired prior to October 1, 1994 who retire prior to July 1, 2008 are eligible to receive benefits under the Bank’s Health Benefit Plan for life. All employees hired on or before October 1, 1994 previously were allowed coverage for life. The plan was amended on December 31, 2007 to require employees hired on or before October 1, 1994 who retire after July 1, 2008 to convert to a Medicare Supplement Plan at age 65. Coverage stops at age 65 for employees hired after October 1, 1994. The Corporation uses a December 31 measurement date for its plan. Information about the plan’s funded status follows:

	Post Retirement Health Benefits
	2007	2006

Change in benefit obligation
Beginning of year	$1,536	$1,150
Service cost	37	61
Interest cost	92	66
Actuarial loss	147	309
Benefits paid	(76)	(50)
Amendments	(640)	-0-

Funded status at end of year	$1,096	$1,536

          In September 2006, the FASB issued FAS 158, “Employers’ Accounting for Defined Benefit Pension Plans and Other Post Retirement Plans”. Accordingly, the Corporation recorded the liability for the excess of the accumulated benefit obligation over plan assets as of December 31, 2006. The following table is the incremental effect of applying FAS 158 on individual line items in the financial statements:

	Before application of FAS 158	Adjustments	After application of FAS 158

Liability for post-retirement benefits	$521	$1,015	$1,536
Deferred tax liability	2,261	(393)	1,868
Total liabilities	965,982	622	966,604
Accumulated other comprehensive loss	(338)	(622)	(960)
Total stockholders’ equity	65,977	(622)	65,355

          The components of the 2007, 2006 and 2005 net periodic post-retirement benefit cost are shown below:

	2007	2006	2005
Service cost	$37	$61	$51
Interest cost	92	66	48
Amortization of prior service cost	16	16	16
Amortization of net loss	58	31	14

Net periodic post-retirement benefit cost	$203	$174	$129

          Other changes in benefit obligations recognized in other comprehensive income (loss):

	Post Retirement Health Benefits
	2007	2006
Net loss	$(197)	$-0-
Prior service credit established	640	-0-
Amortization of transition obligation	16	-0-
Newly established accumulated other comprehensive income under FAS 158	-0-	(1,016)

Total recognized in other comprehensive income (loss)	459	(1,016)

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$256	$(1,190)

          The estimated net loss, prior service cost and transition obligation for the defined benefit plan that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year is a net loss of $7.

          Amounts recognized in the balance sheets:

	Post Retirement Health Benefits
	2007	2006

Liabilities	$1,096	$1,536

          Amounts recognized in accumulated other comprehensive income and not yet recognized as components of net periodic benefit cost consist of:

	Post Retirement Health Benefits
	2007	2006

Net loss	$1,017	$918
Unrecognized prior service credit	(558)	-0-
Transition obligation	-0-	98

	$459	$1,016

          The accumulated benefit obligation for all defined benefit plans was $1,096 and $1,536 at December 31, 2007 and 2006, respectively.

          Significant assumptions include:

	Post Retirement Health Benefits
	2007	2006

Weighted average assumptions used to determine benefit obligation:
Discount rate	6.0%	6.0%
Rate of compensation increase	n/a	n/a

Weighted average assumptions used to determine benefit cost:
Discount rate	6.0%	6.0%
Expected return on plan assets	n/a	n/a
Rate of compensation increase	n/a	n/a

          For measurement purposes, a 7.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2007 and 2006, respectively. The rate was assumed to decrease gradually to 5.00% by the year 2012 and remain at that level thereafter.

          Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease

Effect on total of service and interest cost components	$19	$(16)
Effect on post-retirement benefit obligation	127	(110)

          The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2007:

Post Retirement Health Benefits

2008	$75
2009	72
2010	79
2011	91
2012	75
2013-2017	475

16. Fair Value of Financial Instruments

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

          Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values, and the recorded book balances at December 31, 2007 and 2006, were as follows:

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

	2007		2006
	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial Assets:

Cash and due from banks	$25,801	$25,801	$33,882	$33,882
Interest-bearing deposits in financial institutions	1,803	1,803	103	103
Federal funds sold	-0-	-0-	5,200	5,200
Investment securities	232,673	232,894	267,916	268,034
Loans, net, including loans held-for-sale	720,327	720,715	630,931	628,725
Accrued interest receivable	10,876	10,876	11,139	11,139

Total Financial Assets	$991,480	$992,089	$949,171	$947,083

Financial Liabilities:

Non-interest-bearing demand deposits	$102,452	$102,452	$107,834	$107,834
Interest-bearing deposits	788,955	794,200	774,065	778,192
Borrowings	109,089	107,517	74,147	71,482
Accrued interest payable	5,141	5,141	4,611	4,611

Total Financial Liabilities	$1,005,637	$1,009,310	$960,657	$962,119
Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	-0-	-0-	-0-	-0-
Lines of credit	-0-	-0-	-0-	-0-

          Financial instrument actively traded in a secondary market have been valued using quoted available market prices. Cash and due from banks, interest-bearing time deposits in other banks, federal funds sold, loans held-for-sale and interest receivable are valued at book value, which approximates fair value.

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

          The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged of similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

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

17. Undistributed Earnings of Subsidiary Bank

          National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2007, the subsidiary bank had $9,009 available for dividends. Additionally, according to the guidelines, at January 1, 2008, the subsidiary bank had $7,556 available for dividends. Future dividend payments by the subsidiary bank will be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

18. Commitments, Contingencies and Credit Risk

          The Corporation generates agribusiness, commercial, mortgage and consumer loans to customers located primarily in North Central Illinois. The Corporation’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions in the agricultural industry.

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

          The subsidiary bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. At December 31, 2007, commitments to extend credit and standby letters of credit were approximately $143,506 and $7,690, respectively. At December 31, 2006, commitments to extend credit and standby letters of credit were approximately $138,806 and $9,208, respectively.

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

          Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank secures the standby letters of credit with the same collateral used to secure the loan. The maximum amount of credit that would be extended under standby letters of credit is equal to the off-balance sheet contract amount. At December 31, 2007 and 2006, the standby letters of credit have terms that expire in one year or less.

          There are various claims pending against the Corporation’s subsidiary bank, arising in the normal course of business. Management believes, based upon consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Corporation’s financial position or results of operations.

19. FDIC One-time Assessment Credit

          Effective November 17, 2006, the FDIC implemented a one-time credit of $4.7 billion to eligible institutions. The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund. The Bank is an eligible institution and received notice from the FDIC that its share of the credit is $647. This amount is not reflected in the accompanying financial statements as it represents contingent future credits against future insurance assessment payments. As such, the timing and ultimate recoverability of the one-time credit may change. In 2007, FDIC premium credits received totaled $381 against the premium expense, leaving a remaining credit of $266 to offset future premium expense.

20. Future Change in Accounting Principle

          The Financial Accounting Standards Board Emerging Issues Task Force (“ EITF”) recently issued EITF No. 06-4 “Accounting for Deferred Compensation and Post Retirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” which requires the Company to recognize a liability and compensation expense for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to post retirement periods. The Company adopted EITF 06-4 as of January 1, 2008, through a cumulative effect adjustment as a liability and a decrease to retained earnings of $597. Effective January 1, 2008, an expense will be recorded as the remaining benefit is earned with a corresponding addition to the post retirement benefit obligation. The amount of the expense for 2008 is estimated to be approximately $54. For the period from retirement to the estimated date of death for the participants, this liability is reversed into income.

21. Condensed Financial Information of Princeton National Bancorp, Inc.

          The following condensed financial statements are presented for the Corporation on a stand alone basis:

Condensed Balance Sheets

	December 31
	2007	2006

Assets
Cash	$240	$693
Interest-bearing deposits in subsidiary bank	75	901
Other assets	1,651	1,483
Investment in subsidiary bank	106,345	96,140

Total assets	108,311	99,217

Liabilities
Borrowings	$39,550	$33,500
Other liabilities	154	362

Total liabilities	39,704	33,862

Stockholders’ Equity
Common stock	22,391	22,391
Surplus	18,275	18,158
Retained earnings	51,279	48,109
Accumulated other comprehensive income (loss), net of tax	344	(960)
Less: Cost of treasury shares	(23,682)	(22,343)

Total stockholders’ equity	68,607	65,355

Total liabilities and stockholders’ equity	$108,311	$99,217

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

Condensed Statements of Income

	For the Years Ended December 31
	2007	2006	2005

Income
Dividends received from subsidiary bank	$4,300	$4,200	$6,800
Interest income	7	24	22
Other income	24	37	24

Total income	4,331	4,261	6,846

Expenses
Interest expense	2,209	1,887	817
Amortization and depreciation	7	7	7
Other expenses	264	212	248

Total expenses	2,480	2,106	1,072

Income before income taxes and equity in undistributed income of subsidiary bank	1,851	2,155	5,774
Applicable income tax benefit	(924)	(772)	(346)

Income before equity in undistributed income of subsidiary bank	2,775	2,927	6,120
Equity in undistributed income of subsidiary bank	3,995	3,561	1,454

Net income	$6,770	$6,488	$7,574

Condensed Statements of Cash Flows

	For the Years Ended December 31
	2007	2006	2005

Operating activities:
Net income	$6,770	$6,488	$7,574

Adjustments to reconcile net in come to net cash provided by operating activities:
Equity in undistributed income of subsidiary bank	(3,995)	(3,561)	(1,454)
Amortization of other intangible assets	7	7	7
(Increase) decrease in other assets	5,148	(2,416)	4,105
(Decrease) increase in other liabilities	(208)	(1,006)	1,281

Net cash (used) provided by operating activities	7,722	(488)	11,513

Investing Activities:
Payments related to acquisitions, net of cash and cash equivalents acquired	(10,182)	-0-	(43,559)

Net cash used in investing activities	(10,182)	-0-	(43,559)

Financing activities:
Net increase in borrowings	6,050	1,800	5,800
Issuance of trust preferred securities	-0-	-0-	25,000
Sale of treasury stock	175	70	190
Purchase of treasury stock	(1,459)	(2,024)	(3,150)
Exercise of stock options and issuance of treasury stock	12	1,697	927
Dividends paid	(3,597)	(3,542)	(3,333)
Issuance of common stock	-0-	-0-	10,000

Net cash (used) provided by financing activities	1,181	(1,999)	35,434

(Decrease) increase in cash and cash equivalents	(1,279)	(2,487)	3,388
Cash and cash equivalents at beginning of year	1,594	4,081	693

Cash and cash equivalents at end of year	$315	$1,594	$4,081

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
(dollar amounts in thousands except share data)

          The following discussion and analysis provides information about the Corporation’s financial condition and results of operations for the years ended December 31, 2007, 2006 and 2005. This discussion and analysis should be read in conjunction with “Selected Statistical Data”, and the Corporation’s Consolidated Financial Statements and the Notes thereto included in this report.

Overview

          After a slow start to 2007, the Corporation had two outstanding quarters to finish the year strong and surpassed 2006 income by $282 or 4.4%. The following represents net income and earnings per share for each quarter of 2007.

	Net Income	Earnings per Share

1st Quarter	$1,429	$0.43
2nd Quarter	1,553	0.47
3rd Quarter	1,740	0.53
4th Quarter	2,048	0.62

          As indicated in the table above, there was steady improvement each quarter with net income improving over 43% from the first quarter to the fourth quarter! One of the biggest reasons for the improvement was the increase in the net interest margin, which reached a low of 3.11% during the first quarter of 2007 and ended the fourth quarter at 3.29%. This improvement was due to an aggressive re-pricing of the subsidiary bank’s deposit products along with a favorable change in asset mix as the loan-to-asset ratio increased.

          Non-interest income continues to be very strong and is an integral part of the success of the Corporation. From service charges on deposits, to loan fee income, to mortgage banking, to CFA brokerage and fiduciary services, all areas contributed to an increase of $1,053 over the past year and surpassing budget by 10.6%. Additionally, non-interest expenses in total were less than budget and, as a percentage of average assets, decreased to 2.85% in 2007, from 2.95% in 2006. This is one of the lowest levels in the history of the Corporation.

          On the balance sheet side, the Corporation experienced asset growth of 4.7%, ending the year at $1,080,702 in total assets. Loan growth was very steady during 2007, growing by $93.2 million (or 14.8%), while deposits grew at a more modest clip of $9.5 million (or 1.0%). During 2007, management decided not to renew $32.1 million in State of Illinois deposits, limiting deposit growth to 1.0% and further improving the balance sheet structure.

          During the year, the Corporation continued its plan to manage capital balances through stock repurchases and increased dividend payments, the goal of which is to improve long-term shareholder return, as measured by return on average equity and earnings per share. During 2007, the Corporation repurchased 50,000 shares of its common stock at a total cost of $1,459. Since 1997, the Corporation has repurchased 1,344,271 shares of common stock through repurchase programs. Additionally, the Corporation paid dividends of $1.08 per share representing a total of $3,597, increases of $.03 per share (or 2.9%) and $.05 (or 4.9%) from 2006 and 2005, respectively. Total stockholders’ equity increased by $3.3 million (or 5.0%) to $68,607 at December 31, 2007, compared to $65,355 at December 31, 2006.

	Assets at Year-End	Percent Change	Equity at Year-End	Percent Change	Net Income	Percent Change

2007	$1,080,702	4.72%	$68,607	4.98%	$6,770	4.35%
2006	1,031,959	9.17	65,355	3.50	6,488	(14.34)
2005	945,263	44.15	63,144	20.58	7,574	10.22

Analysis of Results of Operations

          Net Income. Net income for 2007 increased $282 (or 4.3%) to $6,770 (or $2.04 basic earnings per share and $2.03 diluted earnings per share), from $6,488 (or $1.93 basic earnings per share and $1.91 diluted earnings per share) in 2006. This increase is due to growth in the Company’s balance sheet. Average interest-earning assets increased by $65.7 million during 2007 compared to 2006, generating an additional $1.2 million in net interest income. For a more detailed review of the net interest margin, non-interest income and non-interest expense, please refer to those sections contained in this Management’s Discussion and Analysis.

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

          Net Interest Income. During 2007, net interest income, on a taxable-equivalent basis, increased to $29,361 from $28,379 in 2006, representing an improvement of $1.0 million (or 3.5%). This enhancement is attributable to an increase in average interest-earning assets during 2007 to $918.2 million from $852.5 million in 2006, growth of $65.7 million (or 7.7%). The asset mix of the balance sheet shifted significantly in 2007 as maturities from the investment portfolio were used to help fund the exceptional loan growth during the year. The average balance of net loans increased $81.5 million (or 13.9%), while the average balance of total investments fell $12.9 million (or 5.1%). Accordingly, the average interest rate earned on these assets also increased to 6.96% in 2007 from 6.57% in 2006. The net yield on interest-earning assets, however, decreased from 3.33% in 2006 to 3.20% in 2007, as the compression of the net yield on average interest-earning assets that began in 2005 continued into early 2007. It is important to note, however, that the net yield on interest-earning assets improved each quarter in 2007: from 3.11% in the first quarter, to 3.15% in the second quarter, 3.23% in the third quarter, and 3.29% in the fourth quarter. This improvement in the net yield on interest-earning assets was a major reason for the overall net income improvement each quarter as noted in the Quarterly Results of Operations table contained in this report.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a taxable equivalent basis using a tax rate of 34%:

	For the Years Ending December 31

	2007			2006			2005

	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost

Average Interest-Earning Assets

Interest-bearing deposits	$2,456	$122	4.97%	$2,232	$114	5.11%	$2,044	$67	3.26%
Taxable investment securities	152,220	6,822	4.48	154,576	6,370	4.12	131,913	4,621	3.50
Tax-exempt investment securities (a)	89,989	6,518	7.24	100,519	7,001	6.96	86,039	5,794	6.73
Federal funds sold	6,706	332	4.95	9,777	499	5.10	3,162	120	3.79
Net loans (a) (b)	666,853	50,072	7.51	585,382	42,025	7.18	482,448	31,417	6.51

Total interest-earning assets	918,224	63,866	6.96	852,486	56,009	6.57	705,606	42,019	5.96

Average non-interest-earning assets	118,000			108,278			76,561

Total average assets	$1,036,224			$960,764			$782,167

Average Interest-Bearing Liabilities

Interest-bearing demand deposits	$238,568	6,567	2.75%	$216,540	4,877	2.25%	$209,903	3,224	1.54%
Savings deposits	63,357	249	0.39	70,726	326	0.46	66,481	267	0.40
Time deposits	481,725	23,509	4.88	431,153	18,640	4.32	314,932	10,296	3.27
Interest-bearing demand notes issued to the U.S. Treasury	1,035	49	4.73	848	39	4.56	759	23	3.07
Federal funds purchased and customer repurchase agreements	34,622	1,556	4.49	32,416	1,486	4.58	24,844	756	3.04
Advances from Federal Home Loan Bank	6,976	366	5.25	7,673	375	4.89	6,728	342	5.09
Trust preferred securities	25,000	1,420	5.68	25,000	1,410	5.64	11,644	621	5.33
Note payable	11,224	789	7.03	6,613	477	7.22	3,424	196	5.73

Total interest-bearing liabilities	862,507	34,505	4.00	790,969	27,630	3.49	638,715	15,725	2.46

Net yield on average interest-earning assets		$29,361	3.20%		$28,379	3.33%		$26,294	3.73%

Average non-interest-bearing liabilities	108,093			105,382			87,037

Average stockholders’ equity	65,624			64,414			56,415

Total average liabilities and stockholders’ equity	$1,036,224			$960,764			$782,167

(a)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments, using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable equivalent basis. The amount of taxable equivalent adjustments were $2,307 in 2007, $2,483 in 2006 and $2,048 in 2005.

(b)	Includes $165 in 2007, $78 in 2006 and $26 in 2005 attributable to interest from non-accrual loans.

          The following table reconciles taxable-equivalent net interest income (as shown above) to net interest income as reported on the Consolidated Statements of Income:

	2007	2006	2005

Net interest income as stated	$27,054	$25,896	$24,245
Taxable-equivalent adjustment-investments	2,216	2,381	1,971
Taxable-equivalent adjustment-loans	91	102	78

Taxable-equivalent net interest income	$29,361	$28,379	$26,294

          The following table reconciles the net yield on average interest-earning assets to the net yield on average interest-earning assets on a taxable-equivalent basis:

	2007	2006	2005

Net yield on interest-earning assets	2.95%	3.04%	3.44%
Taxable equivalent adjustment-investments	0.24	0.28	0.28
Taxable equivalent adjustment-loans	0.01	0.01	0.01

Taxable equivalent net yield on interest-earning assets	3.20%	3.33%	3.73%

          The treasury yield curve remained inverted for most of 2006, causing the Corporation’s interest-bearing liabilities to be incrementally priced higher than the Corporation’s interest-earning assets. The result was the Corporation’s net yield on average interest-earning assets, on a taxable-equivalent basis, decreased from 3.73% for 2005 to 3.33% in 2006. The yield on interest-earning assets did increase to 6.57% in 2006 from 5.96% in 2005 (an increase of sixty-one basis points); however, the yield on interest-bearing liabilities increased one-hundred three basis points to 3.49% in 2006 from 2.46% in 2005. The effect of the net yield decrease was profound as net interest income increased by a total of only $1.7 million, to $25,896 in 2006 as compared to $24,245 in 2005, despite an increase in the Corporation’s total average interest-earning assets of $146.9 million to $852.5 million in 2006 from $705.6 million for 2005. The increase in average interest-earning assets was more than enough to offset the aforementioned decrease in the net yield on the average interest-earning assets, but only by $1.7 million which was far below expectations. Additionally, total average interest-bearing liabilities increased by a total of $152.3 million to $791.0 million in 2006 from $638.7 million in 2005.

          The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates:

	Year ended December 31

	2007 compared to 2006			2006 compared to 2005			2005 compared to 2004
	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net

Interest from interest-earning assets

Interest-bearing time deposits	$11	$(3)	$8	$8	$39	$47	$9	$34	$43
Taxable investment securities	(101)	553	452	800	949	1,749	803	559	1,362
Tax-exempt investment securities (b)	(748)	265	(483)	1,027	179	1,206	1,460	(42)	1,418
Federal funds sold	(154)	(13)	(167)	278	101	379	32	58	90
Net loans (c)	5,983	2,064	8,047	7,047	3,562	10,609	5,748	2,123	7,871

Total income from interest-earning assets	4,991	2,866	7,857	9,160	4,830	13,990	8,052	2,732	10,784

Expense of interest-bearing liabilities

Interest-bearing demand deposits	551	1,139	1,690	126	1,527	1,653	334	861	1,195
Savings deposits	(31)	(46)	(77)	84	(25)	59	90	(31)	59
Time deposits	2,327	2,542	4,869	3,814	4,530	8,344	1,830	2,107	3,937
Interest-bearing demand notes issued to the U.S. Treasury	9	1	10	3	13	16	1	14	15
Federal funds purchased and securities repurchase agreements	100	(30)	70	289	441	730	255	354	609
Advances from Federal Home Loan Bank	(35)	26	(9)	48	(15)	33	92	(38)	54
Trust preferred securities	-0-	10	10	733	56	789	621	-0-	621
Note payable	328	(16)	312	207	74	281	106	59	165

Total expense from interest-bearing liabilities	3,249	3,626	6,875	5,304	6,601	11,905	3,329	3,326	6,655

Net difference	$1,742	$(760)	$982	$3,856	$(1,771)	$2,085	$4,723	$(594)	$4,129

(a)	The change in interest due both to rate and volume has been allocated equally.

(b)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable-equivalent basis. The amount of taxable-equivalent adjustments were $2,307 in 2007, $2,483 in 2006 and $2,048 in 2005.

(c)

Includes loan fees of $1,287 in 2007, $782 in 2006, and $774 in 2005. Interest income on loans includes the effect of taxable-equivalent adjustments for non-taxable loans using a tax rate of 34% in adjusting interest on tax-exempt loans to a taxable-equivalent basis. Includes non-accrual loans, with year-end balances of $7,361 in 2007, $3,893 in 2006 and $3,822 in 2005.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          Non-interest income. Total non-interest income of $11,298 in 2007 represents an increase of $1,053 (or 10.3%) from the 2006 total of $10,245. The brokerage and the mortgage banking departments had excellent results in 2007, reporting increases of $184 (or 25.0%) and $148 (or 19.6%), respectively. The Corporation recorded $541 in net gains from the sale of investment securities in 2007, compared to $250 in 2006, an increase of $291 (or 116.4%). The service charge categories continued to grow as well, as service charges on deposits increased $196 (or 4.6%) while other service charges increased $184 (or 10.3%), primarily from an increase in the number of accounts.

          The following table provides non-interest income by category, total non-interest income, and non-interest income to average total assets for the periods indicated:

	For the Years ended December 31

	2007	2006	2005

Trust and farm management fees	$1,507	$1,467	$1,601
Service charges on deposit accounts	4,431	4,235	3,448
Other service charges	1,966	1,782	1,407
Gain on sales of securities available-for-sale	541	250	89
Gain on sale of loans	-0-	90	63
Brokerage fee income	920	736	697
Mortgage banking income	903	755	780
Bank-owned life insurance income	816	770	604
Other operating income	214	160	151

Total non-interest income	$11,298	$10,245	$8,840

Non-interest income to average total assets	1.09%	1.07%	1.13%

          Total non-interest income of $10,245 in 2006 represents an increase of $1,405 (or 15.9%) from the 2005 total of $8,840. The service charge categories continued to account for the majority of the growth, as service charges on deposits increased $787 (or 22.8%), while other service charges increased $375 (or 26.7%), primarily from additional check card income and sales of credit life insurance. The Corporation also recorded $250 in net gains from the sale of investment securities in 2006, compared to $89 in 2005. Additionally, bank-owned life insurance income increased to $770 in 2006, compared to $604 in 2005, due to the additional policies which were purchased following the Somonauk acquisition in 2005. Offsetting these increases was a $134 (or 8.4%) decline in trust and farm management fees to $1,467 in 2006 from $1,601 in 2005. This was due to the sale of the subsidiary bank’s farm management department in 2006.

          Non-interest Expense. Total non-interest expense increased to $29,565 in 2007 from $28,335 in 2006 (an increase of $1,230 or 4.3%). The majority of the increase resulted in the category of salaries and employee benefits, which increased $990 or 6.2% (from $15,884 at December 31, 2006 to $16,874 at December 31, 2007). This increase is due to a higher number of employees, particularly from the addition of the Plainfield office, as well as salary expense for an entire year in Aurora as opposed to only eight months in 2006. In addition, the categories of occupancy expense and equipment expense increased by $249 (or 17.1%) and $225 (or 7.7%), respectively, from 2006 to 2007. As a percentage of average total assets, however, non-interest expense continued to decrease to 2.85% in 2007, compared to 2.95% in 2006 and 2.97% in 2005.

          The following table provides non-interest expense and non-interest expense to average total assets for the periods indicated:

	For the Years ended December 31

	2007	2006	2005

Salaries and employee benefits	$16,874	$15,884	$13,400
Occupancy	1,707	1,458	1,144
Equipment expense	3,158	2,933	2,124
Federal insurance assessments	338	313	244
Intangible assets amortization	704	651	324
Data processing	1,101	1,032	870
Advertising	722	841	770
Postage	542	539	431
Property taxes	686	527	414
Supplies	448	427	378
Other real estate owned expense (income)	157	149	(21)
Other operating expense	3,128	3,581	3,175

Total non-interest expense	$29,565	$28,335	$23,253

Non-interest expense to average total assets	2.85%	2.95%	2.97%

          Total non-interest expense increased to $28,335 in 2006 from $23,253 in 2005 (an increase of $5,082 or 21.9%), as all categories of non-interest expense experienced increases. The majority of the increase resulted in the category of salaries and employee benefits, which increased $2,484 or 18.5% (from $13,400 at December 31, 2005 to $ 15,884 at December 31, 2006). Contributing to this increase was the addition of employees in 2006 to staff the new offices of Aurora and Plano. Additionally, an entire year of salary expense was incurred for employees from the former Somonauk offices, compared to just five months in 2005. As a percentage of average total assets, however, non-interest expense continued to decrease to 2.95% in 2006 compared to 2.97% in 2005.

          Income taxes. Income tax expense totaled $1,377 in 2007, $1,033 in 2006 and $2,258 in 2005. The effective tax rates were 16.9%, 13.7% and 23.0% for the respective years then ended. The higher effective tax rate in 2007 was primarily due to a decrease in the amount of interest income earned from municipal (tax-exempt) securities.

Analysis of Financial Condition

          Loans. The Corporation’s loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: agricultural, commercial, real estate and consumer installment. The Corporation has no foreign loans. The following table summarizes the Corporation’s loan portfolio:

	December 31

	2007		2006		2005		2004		2003
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Agricultural	$85,571	11.8%	$83,610	13.3%	$73,884	12.7%	$42,063	10.3%	$42,954	11.2%
Commercial	168,936	23.4	134,402	21.4	114,342	19.7	96,390	23.5	80,711	21.1
Real Estate
1-4 family residences	127,656	17.7	120,585	19.1	138,959	23.9	76,644	18.7	66,070	17.2
Agricultural	61,158	8.5	61,511	9.8	56,069	9.6	39,688	9.7	38,683	10.1
Construction	46,874	6.5	42,991	6.8	37,286	6.4	17,271	4.2	13,302	3.5
Commercial	160,106	22.2	130,302	20.7	113,110	19.4	105,073	25.6	107,672	28.1

Real Estate Total	395,794	54.8	355,389	56.4	345,424	59.3	238,676	58.2	225,727	58.9
Installment	72,346	10.0	56,071	8.9	48,074	8.3	32,915	8.0	33,661	8.8

Total loans	$722,647	100.0%	$629,472	100.0%	$581,724	100.0%	$410,044	100.0%	$383,053	100.0%

Total assets	$1,080,702		$1,031,959		$945,263		$655,738		$609,737
Loans to total assets		66.9%		61.0%		61.6%		62.5%		62.8%

          Total loans increased $93.2 million (or 14.8%) in 2007, as compared to an increase of $47.7 million (or 8.2%) in 2006. Approximately $17 million of the 2007 increase came from the Plainfield acquisition; the balance was internal growth. The increase reflects business expansion in growth markets served by the subsidiary bank in 2007, as well as expansion of relationship banking in all markets.

          Commercial loans increased $34.5 million (or 25.7%) in 2007, which compares to an increase of $20.1 million (or 17.5%) in 2006. Building relationships with commercial businesses has been the largest component of loan growth in recent years. Increases occurred in both higher-growth areas and established markets served by the subsidiary bank. Competition for high-quality commercial and agricultural customers remains strong.

          Loans to agricultural operations increased $2.0 million (or 2.3%) in 2007, which compares to an increase of $9.7 million (or 13.2%) in 2006. Short-term agricultural loans are seasonal in nature with paydown from grain sales occurring near the end of each year. Rapid growth in the bio-fuels industry (primarily ethanol) and rising worldwide food demand have dramatically influenced corn prices since the latter part of 2006. Rising corn prices have influenced soybean prices as the two commodities compete for planted acreage. Corn and soybeans are the two primary crops of the Corporation’s market area. This creates an environment for significant profitability in agricultural crop production. While loan repayments are strong, costs of production have also increased, creating a higher demand for operating credit. The highly experienced agricultural staff continues to effectively manage risk and seek opportunities in this portfolio. Agricultural loans as a percentage of total loans were 11.8% at year-end 2007, compared to 13.3% at year-end 2006.

          Real estate loans increased $40.4 million (or 11.3%) in 2007 compared to an increase of $10.0 million (or 2.9%) in 2006. The growth in real estate loans was primarily in the commercial area. Residential real estate loans with fixed rates of more than five years are generally sold into the secondary market. The Corporation retains the servicing of sold loans, maintaining the local relationship with customers and generating servicing fee income. Total home mortgage closings were over $97 million in 2007. This was above budgeted volume, which is a notable achievement in a time of reduced real estate sales. The Corporation has not originated any “sub-prime” mortgages for our own portfolio or to sell in the secondary market.

          Consumer installment loans increased $16.3 million (or 29.0%) in 2007 from 2006. This follows an increase of $8.0 million (or 16.6%) in 2006. The growth is attributed to a focus on increasing consumer loans. Home equity loans have seen the largest growth. Home equity lending comprises two-thirds of the installment portfolio.

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          Non-performing Loans and Other Real Estate Owned. Non-performing loans amounted to 1.03% of total loans at year-end 2007 compared to .62% at year-end 2006. The increase reflects a higher level of stress in the residential building industry. Problem credits are closely monitored by the lending staff, and an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off, or if well-secured and in the process of collection, placed on a non-accrual status. Problem credits have a life cycle. They either improve or they move through a workout/liquidation process. The workout process often includes non-accrual status. The allowance for possible loan losses was 43.7% and 77.8% of non-performing loans at year-end 2007 and 2006, respectively. The Corporation does not have any significant concentration of commercial real estate loans or commitments in areas which are experiencing deteriorating economic conditions. Total other real estate owned as of December 31, 2007 was $833. The Corporation had $0 in other real estate owned as of December 31, 2006. The following table provides information on the Corporation’s non-performing loans since 2003:

	December 31

	2007	2006	2005	2004	2003

Non-accrual	$7,361	$3,893	$3,822	$328	$925
90 days past due and accruing	73	33	3	-0-	44
Restructured	-0-	-0-	-0-	-0-	-0-

Total non-performing loans	$7,434	$3,926	$3,825	$328	$969

Non-performing loans to total loans (net of unearned interest)	1.03%	0.62%	0.66%	0.08%	0.25%

          As of December 31, 2007 and 2006, loans about which the Corporation’s management had serious doubts as to the ability of borrowers to comply with loan repayment terms not carried as non-performing loans totaled approximately $115 (or .02% of the total loan portfolio), and $199 (or .03% of the total loan portfolio), respectively.

          Allowance for Possible Loan Losses. The allowance shown in the following table represents the allowance available to absorb losses within the entire portfolio:

	For the Years Ended December 31

	2007	2006	2005	2004	2003

Amount of loans outstanding at end of year (net of unearned interest)	$722,647	$629,472	$581,812	$410,044	$383,053
Average amount of loans outstanding for the year (net of unearned interest)	$666,853	$585,382	$482,448	$390,755	$369,469
Allowance for loan losses at beginning of year	$3,053	$3,109	$2,524	$2,250	$2,660
Allowance of bank acquired	-0-	-0-	752	-0-	-0-
Charge-offs:
Agricultural	-0-	162	-0-	-0-	106
Commercial	373	227	85	54	479
Real estate-mortgage	22	21	10	3	45
Installment	269	194	252	301	448

Total charge-offs	664	604	347	358	1,078

Recoveries:
Agricultural	1	-0-	-0-	-0-	-0-
Commercial	29	90	2	54	6
Real estate-mortgage	17	5	-0-	4	4
Installment	172	168	178	199	198

Total recoveries	219	263	180	257	208

Net loans charged off	445	341	167	101	870
Provision for loan losses	640	285	-0-	375	460

Allowance for loan losses at end of year	$3,248	$3,053	$3,109	$2,524	$2,250

Net loans charged off to average loans	0.07%	0.06%	0.03%	0.03%	0.24%
Allowance for loan losses to non-performing loans	43.69%	77.76%	81.28%	769.51%	232.20%
Allowance for loan losses to total loans at end of year (net of unearned interest)	0.45%	0.49%	0.53%	0.62%	0.59%

          The allowance for loan losses is considered by management to be a critical accounting policy. The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries. The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management’s best judgment, deserve evaluation in estimating possible loan losses. The adequacy of the allowance for possible loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the loan review staff of the audit department of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank’s staff, management and Board of Directors.

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

          Net charge-offs were less than .07% of average total loans in 2007. The allowance for loan losses at year-end 2007 was $3.25 million, .45% of total loans, net of unearned interest, and 43.7% of non-performing loans. Non-performing loans are comprised of credits that management believes will not result in significant losses to the Corporation. There are $207 specific loan loss reserves for the non-performing or impaired loans as of December 31, 2007. Management considers the allowance for loan losses adequate to meet probable losses as of December 31, 2007.

          Investment Securities. The objectives of the investment portfolio are to provide the subsidiary bank with a source of earnings and liquidity. The following table provides information on the book value of investment securities as of the dates indicated:

	December 31

	2007	2006

U.S. Treasuries	$-0-	$1,001
U.S. Government Agencies	63,740	63,748
State and Municipal	95,134	105,928
Collateralized mortgage obligations	69,701	93,282
Other securities	4,098	3,957

Total	$232,673	$267,916

          Investment securities totaled $232.7 million on December 31, 2007, a decrease of $35.2 million (or 13.2%) from the December 31, 2006 total of $267.9 million. The reduction in the portfolio was primarily due to liquidity needs to meet strong loan demand and a decision to reduce participation in the State of Illinois Ag Link Deposit program. Some changes occurred in the investment mix during 2007, as a result of maturities and principal paydowns that were not reinvested. Collateralized mortgage obligations (“CMOs”) decreased by 25.3%, or $23.6 million, and now represent 30.0% of the portfolio, down from 34.8%. Municipal bond holdings dropped by $10.8 million or 10.2%. The current yield on the total portfolio on a year over year basis fell by 7 basis points from 5.37% to 5.30%. The decrease in the yield of the municipal bond portfolio was the major contributing factor, with a drop of 16 basis points. This decline was largely a function of falling interest rates and subsequent calls exercised on higher coupon securities with imbedded unamortized premiums. Conversely, the current yield improved on all other investment categories.

          Total investment securities at December 31, 2006 were $267.9 million, an increase of $16.4 million (or 6.5%) from the December 31, 2005 total of $251.5 million. The composition of the portfolio changed in 2006 as the amount invested in CMOs increased by $16.8 million and represented 34.8% of the portfolio at December 31, 2006 compared to 30.4% at December 31, 2005. CMOs offer the Corporation a predictable and stable cash flow to meet liquidity needs, while also offering an attractive rate. The amount the Corporation has invested in U.S. Government Agencies increased by a total of just $1.9 million. By contrast, investments in State and Municipal obligations and U.S. Treasuries decreased by $2.4 million and $512, respectively. The yield on average taxable investment securities improved to 4.12% in 2006 from 3.50% in 2005, while the taxable equivalent yield on tax-exempt securities increased to 6.96% in 2006 from 6.73% in 2005.

          Deposits. Total deposits increased in 2007 by approximately $9.5 million, a 1.1% increase over 2006. Time deposits represented an increase of $12.8 million, a 2.7% increase over the prior year, largely due to customers continuing their prior year trend of investing in term accounts rather than liquid accounts. The time deposits from the State of Illinois Ag Link Deposit program in the amount of $32.1 million were not renewed to improve the management of the overall net interest margin, while still being able to offer competitive loan rates as a service to our agricultural community. Interest-bearing demand accounts increased $9.8 million, a 4.2% increase over 2006. Non-interest bearing demand accounts showed a decrease of $5.4 million with money moving to interest-bearing accounts. Regular savings accounts represented a decrease of approximately $7.7 million, which also moved primarily to time deposits and money market products. The average rate for overall deposits increased .49% in 2007, primarily as a result of lower rate certificates maturing and repricing. Also, liquid account pricing stayed relatively flat, with the exception of the concentration in the high-yield money market portfolio of $121.3 million being offered at slightly higher rates than the other money market products. In 2007, there was an increase of $29.8 million over 2006 balances in this product. These depositor patterns represent a continuing trend of customers moving to FDIC-insured investments over the last several years, as well as customer and deposit growth in all markets served by the subsidiary bank, including the acquisition of Plainfield. (See Note 7 to Consolidated Financial Statements).

          Over the last three years, the subsidiary bank has seen overall deposits increase 55%. The increase in consumer deposits reflects our continued focus on investing in offices in high-growth areas, and continued focus of officers calling on customers and potential customers through our officer call program to develop deposit relationships. This growth also reflects the well-trained staff that strives to assist customers by identifying needs and providing sound solutions. There continues to be considerable interest in alternative delivery mechanisms, such as ATM’s, Internet Banking with Bill Payment and Telebanker as a convenient means for customers to better manage their money, maximize return, and have peace of mind by dealing safely and securely with only one financial institution. Due to the diversity within our various market areas, such delivery mechanisms will continue to position us well for the future.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated:

	For the Years Ended December 31

	2007		2006		2005
	Balance	Rate	Balance	Rate	Balance	Rate

Non-interest bearing demand	$102,452	n/a	$107,834	n/a	$103,622	n/a
Interest-bearing demand	241,749	2.75%	231,953	2.25%	222,675	1.54%
Savings	58,401	0.39	66,060	0.46	74,195	0.40
Time deposits	488,805	4.88	476,052	4.32	398,066	3.27

Total	$891,407	3.45%	$881,899	2.96%	$798,558	2.10%

          The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2007. These time deposits are made by individuals, corporations and public entities:

Three months or less	$43,309
Over three months through six months	38,659
Over six months through one year	59,630
Over one year	16,944

Total	$158,542

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

          The ratio of temporary investments and other short-term available funds (those investments maturing within one year plus twelve months’ projected payments on mortgage-backed securities and collateralized mortgage obligations, and cash and due from banks balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 45.3% at December 31, 2007 and 59.0% at December 31, 2006, respectively. Core deposits (demand deposits, interest-bearing checking accounts, total savings, and certificates of deposit less than $100) were 90.5% of total deposits at December 31, 2007 and 87.4% of total deposits at December 31, 2006. Money market accounts of approximately $138.2 million at December 31, 2007 are classified by the Corporation as core deposits.

          In 2007, the Corporation experienced a net decrease of $11.6 million in cash and cash equivalents. Investing activities, consisting of a net increase in loans offset by a decrease in investments, used $50.1 million. Providing the Corporation with funds to offset the investing activities were financing activities of $26.7 million (net increase in borrowings) and operating activities of $11.8 million. Cash and cash equivalents of $27.6 million at December 31, 2007, along with established lines of credit, are deemed more than adequate to meet short-term liquidity needs.

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

          The following table shows the estimated changes to net interest income from the base scenario as of December 31, 2007 and 2006:

Change in Interest Rate	Estimated Net Interest Income
	2007	% of change	2006	% of change

300 basis point rise	$35,253	0.37%	$34,839	5.60%
200 basis point rise	35,439	0.90	34,321	4.03
100 basis point rise	35,723	1.71	33,717	2.20
Base scenario	35,124	—	32,992	—
100 basis point decline	34,004	-3.19	32,142	-2.58
200 basis point decline	32,937	-6.23	31,088	-5.77
300 basis point decline	31,965	-8.99	29,919	-9.31

          Contractual Obligations, Commercial Commitments and Off-Balance Sheet Arrangements. As disclosed in the Notes to Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2007, the aggregate contracted obligations (excluding bank deposits) and commercial commitments are as follows:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years

Contractual Obligations:
Time Deposits	$488,805	$426,243	$57,240	$5,235	$87
Customer repurchase agreements	34,217	34,217	-0-	-0-	$-0-
Interest-bearing demand notes issued to the U.S. Treasury	1,838	1,838	-0-	-0-	-0-
Advances from the Federal Home Loan Bank	6,984	6,000	984	-0-	-0-
Federal funds purchased	26,500	26,500	-0-	-0-	-0-
Trust preferred securities	25,000	-0-	-0-	-0-	25,000
Note payable	14,550	14,550	-0-	-0-	-0-
Post-retirement health insurance	867	75	151	166	475	(1)

Total	$598,761	$509,423	$58,375	$5,401	$25,562

Off-Balance Sheet Arrangements:
Commitments to lend	$143,506	$143,506	$-0-	$-0-	$-0-
Standby letters of credit	7,690	7,690	-0-	-0-	-0-

Total	$151,196	$151,196	$-0-	$-0-	$-0-

(1)	For the years 2013 through 2017

          See Note 18 of the Consolidated Financial Statements for additional discussion on Contractual Obligations, Commercial Commitments and Off-Balance Sheet Arrangements.

          The following table sets forth the Corporation’s interest rate repricing gaps for selected maturity periods at December 31, 2007 (dollars in thousands):

	Rate Sensitive Within

	1 year	1-2 yrs.	2-3 yrs.	3-5 yrs.	Thereafter	Total	Fair Value

Interest-earning assets:
Interest-bearing deposits	$1,803	$-0-	$-0-	$-0-	$-0-	$1,803	$1,803
Taxable investment securities	55,578	27,782	13,835	11,728	28,616	137,539	137,539
Tax-exempt investment securities	2,970	2,869	2,270	2,771	84,254	95,134	95,355
Loans	433,390	108,475	73,684	76,032	28,746	720,327	720,715

Total rate sensitive assets (“RSA”)	$493,741	$139,126	$89,789	$90,531	$141,616	$954,803	$955,412

Interest-bearing liabilities:
Interest-bearing demand deposits	$241,749	$-0-	$-0-	$-0-	$-0-	$241,749	$241,749
Savings deposits	58,401	-0-	-0-	-0-	-0-	58,401	58,401
Time deposits	426,243	50,939	6,301	5,235	87	488,805	494,050
Customer repurchase agreements	34,217	-0-	-0-	-0-	-0-	34,217	34,217
Advances from the Federal Home Loan Bank	6,000	984	-0-	-0-	-0-	6,984	7,019
Federal funds purchased	26,500	-0-	-0-	-0-	-0-	26,500	26,500
Interest-bearing demand notes issued to the U.S. Treasury	1,838	-0-	-0-	-0-	-0-	1,838	1,838
Trust preferred securities	-0-	-0-	-0-	25,000	-0-	25,000	23,393
Note payable	14,550	-0-	-0-	-0-	-0-	14,550	14,550

Total rate sensitive liabilities (“RSL”)	$809,498	$51,923	$6,301	$30,235	$87	$898,044	$901,717

Interest rate sensitivity GAP (RSA less RSL)	$(315,757)	$87,203	$83,488	$60,296	$141,529
Cumulative GAP	$(315,757)	$(228,554)	$(145,066)	$(84,770)	$56,759
RSA/RSL	60.99%	267.95%	1425.00%	299.42%	162777.01%
Cumulative RSA/RSL	60.99%	73.47%	83.28%	90.56%	106.32%

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

          Management of the Corporation considers $51.8 million (one-half) of the interest-bearing checking account balances and $69.1 million (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank’s policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

          At December 31, 2007, savings deposits totaled approximately $58.4 million. If the $58.4 million in savings deposits, the $51.8 million of interest-bearing checking account balances and the $69.1 million in money market account balances reflected in the less than one year time frame are excluded from the rate sensitivity analysis above (consistent with the consideration mentioned in the paragraph above), then rate sensitive liabilities would be approximately $630.2 million increasing the negative gap to approximately $136.5 million. RSA as a percent of RSL would be 78.3%.

          Effects of Inflation. The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America and practices within the banking industry which require the measurement of financial condition and operating results in terms of historical dollars, without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation.

          Investment Maturities and Yields. The following table sets forth the contractual maturities of the amortized cost of investment securities at December 31, 2007, and the taxable equivalent yields of such securities:

	Due within one year		Due after one but within five years		Due after five years		Other (no stated maturity)

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Government Treasuries	$-0-	—	$-0-	—	$-0-	—	$-0-	—
U.S. Government Agencies	24,414	4.10%	11,980	4.27%	26,804	5.13%	-0-	—
State and Municipal	3,572	5.09	11,078	5.88	80,098	6.42	-0-	—
Collateralized mortgage obligations	-0-	—	2,975	3.58	66,536	4.58	-0-	—
Other (no stated maturity)*	-0-	—	-0-	—	-0-	—	4,098	2.53%

Total	$27,986	4.23%	26,033	4.87%	$173,438	5.51%	$4,098	2.53%

          * During the third quarter of 2007, the Federal Home Loan Bank of Chicago received a Cease and Desist Order from their regulator, the Federal Housing Finance Board. As a result, no dividends are currently being received from the Federal Home Loan Bank of Chicago.

          Loan Maturities. The following table sets forth scheduled loan repayments on agricultural, commercial and real estate construction loans at December 31, 2007:

	Due within one year	Due after one but within five years	Due after five years	Non-accrual	Total

Agricultural	$76,806	$8,098	$667	$-0-	$85,571
Commercial	126,705	35,796	1,912	4,523	168,936
Real Estate-Construction	45,193	1,492	189	-0-	46,874

Total	$248,704	$45,386	$2,768	$4,523	$301,381

          Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates or adjustable (variable) interest rates at December 31, 2007:

	Fixed rate	Variable rate	Total

Due after one year	$38,326	$9,828	$48,154

          Allocation of Allowance for Loan Losses. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans at December 31 are as follows:

	December 31

	2007		2006		2005		2004		2003
	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans

Agricultural	$580	11.8%	$830	13.3%	$1,011	12.7%	$656	10.3%	$687	11.2%
Commercial	1,188	23.4	1,022	21.4	890	19.7	770	23.5	692	21.1
Real estate-mortgage	743	54.8	490	56.4	420	59.3	193	58.2	178	58.9
Installment	486	10.0	540	8.9	484	8.3	359	8.0	466	8.8
Unallocated	251	n/a	171	n/a	304	n/a	546	n/a	227	n/a

Total	$3,248	100.0%	$3,053	100.0%	$3,109	100.0%	$2,524	100.0%	$2,250	100.0%

Quarterly Results of Operations
(dollars in thousands except share data)

The following table sets forth certain unaudited income and expense and share data on a quarterly basis for the three-month periods indicated:

	Year Ended December 31, 2007

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$14,817	$15,234	$15,632	$15,876
Interest expense	8,425	8,647	8,782	8,651

Net interest income	6,392	6,587	6,850	7,225
Provision for loan losses	185	115	250	90

Net interest income after provision for loan losses	6,207	6,472	6,600	7,135
Non-interest income	2,645	2,722	2,935	2,996
Non-interest expense	7,272	7,394	7,387	7,512

Income before income taxes	1,579	1,800	2,148	2,619
Income tax expense	150	247	408	571

Net income	$1,429	$1,553	$1,740	$2,048

Earnings per share:
Basic	$0.43	$0.47	$0.53	$0.62
Diluted	$0.42	$0.46	$0.52	$0.62
Cash dividends declared per share	$0.27	$0.27	$0.27	$0.27

	Year Ended December 31, 2006

	1st Qtr	2nd Qtr	3rd Qtr	4thQtr

Interest income	$12,313	$12,839	$13,746	$14,628
Interest expense	5,784	6,385	7,358	8,103

Net interest income	6,529	6,454	6,388	6,525
Provision for loan losses	10	85	80	110

Net interest income after provision for loan losses	6,519	6,369	6,308	6,415
Non-interest income	2,499	2,640	2,564	2,542
Non-interest expense	7,082	7,146	6,966	7,141

Income before income taxes	1,936	1,863	1,906	1,816
Income tax expense	286	282	299	166

Net income	$1,650	$1,581	$1,607	$1,650

Earnings per share:
Basic	$0.49	$0.47	$0.48	$0.49
Diluted	$0.49	$0.46	$0.47	$0.49
Cash dividends declared per share	$0.24	$0.25	$0.25	$0.31

Selected Consolidated Financial Information
(dollars in thousands except share data)

	For the Years Ended December 31

	2007	2006	2005	2004	2003

Summary of Income
Inetrest income	$61,559	$53,526	$39,971	$29,719	$29,394
Interest expense	34,505	27,630	15,726	9,070	10,511
Net interest income	27,054	25,896	24,245	20,649	18,883
Provision for loan losses	640	285	-0-	375	460
Non-interest income	11,298	10,245	8,840	8,315	9,408
Non-interest expense	29,565	28,335	23,253	19,503	18,707
Income before income taxes	8,147	7,521	9,832	9,086	9,124
Income tax expense	1,377	1,033	2,258	2,214	2,521
Net income	6,770	6,488	7,574	6,872	6,603

Per Share Data
Basic earnings per share	$2.04	$1.93	$2.39	$2.22	$2.08
Diluted earnings per share	2.03	1.91	2.37	2.21	2.05
Book value (at end of period)	20.74	19.50	18.87	17.13	16.29
Cash dividends declared	1.08	1.05	1.03	0.96	0.89
Dividend payout ratio	53.1%	54.6%	44.0%	43.2%	42.8%

Selected Balances (at end of year)
Total assets	$1,080,702	$1,031,959	$945,263	$655,738	$609,737
Earning assets	949,534	904,504	852,286	616,089	571,965
Investments	232,673	267,916	251,486	188,809	169,892
Gross loans	723,575	633,984	584,311	411,345	385,376
Allowance for loan losses	3,248	3,053	3,109	2,524	2,250
Deposits	891,407	881,899	798,558	573,561	537,827
Borrowings	109,089	74,147	72,575	25,535	16,161
Stockholders’ equity	68,607	65,355	63,144	52,369	50,875

Selected Financial Ratios
Net income to average stockholders’ equity	10.32%	10.07%	13.43%	13.46%	13.01%
Net income to average assets	0.65	0.68	0.97	1.11	1.10
Average stockholders’ equity to average assets	6.33	6.70	7.21	8.24	8.49
Average earning assets to average assets	88.61	88.73	90.21	91.37	91.56
Non-performing loans to total loans at end of year (net of unearned interest)	1.03	0.62	0.66	0.08	0.25
Tier 1 capital to average adjusted assets	6.33	6.67	7.83	7.88	7.70
Risk-based capital to risk-adjusted assets	8.44	9.18	9.76	11.49	11.22
Net loans charged-off to average loans	0.07	0.06	0.03	0.03	0.24
Allowance for loan losses to total loans at end of year (net of unearned interest)	0.45	0.49	0.53	0.62	0.59
Average interest-bearing deposits to average deposits	89.01	88.27	88.29	88.10	88.96
Average non-interest-bearing deposits to average deposits	10.99	11.73	11.71	11.90	11.04