Form 10-K, Exhibit 13
period 2008-12-31
PRINCETON NATIONAL BANCORP INC
filed 2009-03-16
CIK 707855

Exhibit 13

Report of Independent Registered Public Accounting Firm

The Audit Committee, Board Of Directors and Stockholders
Princeton National Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary (“the Corporation”) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2008. The Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Princeton National Bancorp, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2009 expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

As discussed in Note 16, in 2008 the Company changed its method of accounting for fair value measurements in accordance with Statement of Financial Accounting Standards No. 157.

As discussed in Note 15, in 2008 the Company changed its method of accounting for split-dollar life insurance policies in accordance with Emerging Issues Task Force Issue No. 06-4.

Decatur, Illinois
March 9, 2009

Consolidated Balance Sheets
(dollars in thousands except share data)

	December 31
	2008	2007

ASSETS
Cash and due from banks	$20,163	$25,801
Interest-bearing deposits with financial institutions	98	1,803

Total cash and cash equivalents	20,261	27,604

Loans held-for-sale, at lower of cost or market	2,155	928

Investment securities:
Available-for-sale, at fair value	236,883	213,997
Held-to-maturity, at amortized cost (fair value of $14,461 and $14,799)	14,232	14,578

Total investment securities	251,115	228,575

Loans:
Loans, net of unearned interest	790,837	722,647
Allowance for loan losses	(5,064)	(3,248)

Net loans	785,773	719,399

Premises and equipment, net of accumulated depreciation	29,297	30,801
Land held for sale, at lower of cost or market	2,354	1,344
Federal Reserve and Federal Home Loan Bank stock	4,211	4,098
Bank-owned life insurance	21,588	22,461
Accrued interest receivable	9,693	10,876
Other real estate owned	2,487	833
Goodwill	24,521	24,521
Intangible assets, net of accumulated amortization	4,207	5,090
Other assets	5,468	4,172

TOTAL ASSETS	$1,163,130	$1,080,702

LIABILITIES
Deposits:
Demand	$110,559	$102,452
Interest-bearing demand	246,714	241,749
Savings	61,089	58,401
Time	543,770	488,805

Total deposits	962,132	891,407

Borrowings:
Customer repurchase agreements	35,532	34,217
Federal funds purchased	6,500	26,500
Interest-bearing demand notes issued to the U.S. Treasury	2,441	1,838
Advances from the Federal Home Loan Bank	32,493	6,984
Trust preferred securities	25,000	25,000
Note payable	16,050	14,550

Total borrowings	118,016	109,089

Other liabilities	10,511	11,599

TOTAL LIABILITIES	1,090,659	1,012,095

STOCKHOLDERS’ EQUITY
Common stock: $5 par value, 7,000,000 shares authorized: 4,478,295 shares issued at December 31, 2008 and 2007	22,391	22,391
Surplus	18,420	18,275
Retained earnings	54,329	51,279
Accumulated other comprehensive income, net of tax	1,402	344
Less: cost of 1,180,254 and 1,169,848 treasury shares at December 31, 2008 and 2007, respectively	(24,071)	(23,682)

TOTAL STOCKHOLDERS’ EQUITY	72,471	68,607

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,163,130	$1,080,702

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
(dollars in thousands except share data)

	For the Years Ended December 31
	2008	2007	2006

Interest and dividend income:

Interest and fees on loans	$47,715	$49,982	$41,923
Interest and dividends on investment securities:
Taxable	6,834	6,822	6,370
Tax-exempt	4,148	4,302	4,620
Interest on federal funds sold	71	332	499
Interest on interest-bearing deposits in other banks	54	121	114

Total interest income	58,822	61,559	53,526

Interest expense:
Interest on deposits	23,782	30,324	23,843
Interest on borrowings	3,519	4,181	3,787

Total interest expense	27,301	34,505	27,630

Net interest income	31,521	27,054	25,896
Provision for loan losses	2,968	640	285

Net interest income after provision for loan losses	28,553	26,414	25,611

Non-interest income:
Trust & farm management fees	1,530	1,507	1,467
Service charges on deposit accounts	4,408	4,431	4,235
Other service charges	2,137	1,966	1,782
Gain on sales of securities available-for-sale	405	541	250
Gain on sales of loans	-0-	-0-	90
Brokerage fee income	913	920	736
Mortgage banking income, net	1,069	903	755
Bank-owned life insurance income	874	816	770
Other operating income	257	214	160

Total non-interest income	11,593	11,298	10,245

Non-interest expense:
Salaries and employee benefits	17,692	16,874	15,884
Occupancy	2,559	2,393	1,985
Equipment expense	2,996	3,158	2,933
Federal insurance assessments	845	338	313
Intangible assets amortization	714	704	651
Data processing	1,151	1,101	1,032
Advertising	742	722	841
Other operating expense	4,424	4,275	4,696

Total non-interest expense	31,123	29,565	28,335

Income before income taxes	9,023	8,147	7,521
Income tax expense	1,697	1,377	1,033

Net income	$7,326	$6,770	$6,488

Earnings per share:
Basic	$2.22	$2.04	$1.93
Diluted	$2.21	$2.03	$1.91

Basic weighted average shares outstanding	3,297,990	3,326,467	3,369,567
Diluted weighted average shares outstanding	3,314,439	3,334,406	3,389,765

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity
(dollars in thousands except share data)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss) net of tax effect	Treasury Stock	Total

Balance, January 1, 2006	$22,392	$16,968	$45,786	$(482)	$(21,520)	$63,144

Net income			6,488			6,488
Sale of 2,202 shares of treasury stock		32			38	70
Purchase of 60,000 shares of treasury stock					(2,024)	(2,024)
Exercise of stock options and re-issuance of treasury stock (62,766 shares)		1,157	(623)		1,163	1,697
Adjustment for fractional shares	(1)	1
Cash dividends ($1.05 per share)			(3,542)			(3,542)
Other comprehensive income, net of $90 tax effect				144		144
Adjustment to initially apply FAS 158, net of $393 tax effect				(622)		(622)

Balance, December 31, 2006	$22,391	$18,158	$48,109	$(960)	$(22,343)	$65,355

Net income			6,770			6,770
Sale of 6,537 shares of treasury stock		63			112	175
Purchase of 50,000 shares of treasury stock					(1,459)	(1,459)
Exercise of stock options and re-issuance of treasury stock (500 shares)		7	(3)		8	12
Cash dividends ($1.08 per share)			(3,597)			(3,597)
Amortization of unearned compensation expense		47				47
Other comprehensive income, net of $825 tax effect				1,304		1,304

Balance, December 31, 2007	$22,391	$18,275	$51,279	$344	$(23,682)	$68,607

Net income			7,326			7,326
Sale of 4,894 shares of treasury stock		40			84	124
Purchase of 20,000 shares of treasury stock					(553)	(553)
Exercise of stock options and re-issuance of treasury stock (4,700 shares)		21			80	101
Cash dividends ($1.12 per share)			(3,696)			(3,696)
Amortization of unearned compensation expense		84				84
Adjustment to initially apply EITF 06-4			(580)			(580)
Other comprehensive income, net of $660 tax effect				1,058		1,058

Balance, December 31, 2008	$22,391	$18,420	$54,329	$1,402	$(24,071)	$72,471

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
(dollars in thousands)

	For the Years Ended December 31
	2008	2007	2006

Operating activities:
Net income	$7,326	$6,770	$6,488
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,219	2,482	2,304
Provision for loan losses	2,968	640	285
Deferred income tax benefit	(602)	(466)	(916)
Amortization of intangible assets and other purchase accounting adjustments, net	714	704	651
Amortization (accretion) of premiums on investment securities, net	56	(217)	107
Gain on sales of securities available-for-sale, net	(405)	(541)	(250)
Compensation expense for vested stock options	84	47	-0-
Gain on sales of loans	-0-	-0-	(90)
Loss (gain) on sales of other real estate owned, net	2	47	122
FHLB Stock dividends	-0-	-0-	(24)
Loans originated for sale	(77,851)	(56,791)	(56,864)
Proceeds from sales of loans originated for sale	76,624	60,375	54,939
(Decrease) increase in accrued interest payable	(669)	530	1,513
Decrease (increase) in accrued interest receivable	1,183	348	(2,425)
Increase in other assets	(398)	(1,465)	(1,804)
(Decrease) increase in other liabilities	(1,066)	466	(1,737)

Net cash provided by operating activities	10,185	12,929	2,299

Investing activities:
Proceeds from sales of investment securities available-for-sale	38,499	17,455	8,904
Proceeds from maturities of investment securities available-for-sale	53,568	63,876	40,247
Purchase of investment securities available-for-sale	(112,754)	(44,431)	(64,954)
Proceeds from maturities of investment securities held-to-maturity	2,100	3,108	2,370
Purchase of investment securities held-to-maturity	(1,944)	(2,237)	(2,025)
Proceeds from sales of other real estate owned	891	410	377
Proceeds from sales of loan portfolios	-0-	-0-	19,579
Net increase in loans	(71,668)	(77,600)	(67,241)
Purchase of premises and equipment	(1,725)	(1,457)	(4,562)
Purchase of Federal Home Loan and Federal Reserve Bank stock	(113)	(141)	(613)
Payments related to acquisitions, net of cash and cash equivalents acquired	-0-	(10,182)	-0-

Net cash used in investing activities	(93,146)	(51,199)	(67,918)

Financing activities:
Net increase (decrease) in deposits	70,725	(3,369)	83,310
Net increase (decrease) in short-term borrowings	(18,082)	28,877	1,148
Proceeds from borrowings	33,000	6,050	2,200
Repayment of borrowings	(6,001)	-0-	(1,800)
Dividends paid	(3,696)	(3,597)	(3,542)
Purchase of treasury stock	(553)	(1,459)	(2,024)
Exercise of stock options and issuance of treasury stock	101	12	1,697
Sales of treasury stock	124	175	70

Net cash provided by financing activities	75,618	26,689	81,059

(Decrease) increase in cash and cash equivalents	(7,343)	(11,581)	15,440
Cash and cash equivalents at beginning of year	27,604	39,185	23,745

Cash and cash equivalents at end of year	$20,261	$27,604	$39,185

Cash paid during the year for:
Interest	$27,970	$33,975	$26,117
Income taxes	$3,123	$1,817	$1,267
Supplemental disclosure of non-cash flow activities:
Loans transferred to other real estate owned	$2,547	$1,290	$31
Land transferred to held-for-sale	$1,010	$1,344	$-0-

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

          Nature of Operations - Princeton National Bancorp, Inc. (“the Corporation”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Citizens First National Bank (“the Bank “ or “subsidiary bank”). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers located primarily in North Central Illinois. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

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

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, fair value measurements of investment securities, income tax accruals and deferrals, and in the evaluation of impairment of goodwill, and mortgage servicing rights. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held-for-sale, management obtains independent appraisals for significant properties. In connection with goodwill, management obtains an independent appraisal of the fair value of Corporation stock. In connection with the mortgage servicing rights and investment securities, management obtains an independent analysis of the fair value of the assets.

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

          Federal Reserve and Federal Home Loan Bank Stock - The subsidiary bank held Federal Home Loan Bank and Federal Reserve Bank stock totaling $2,373 and $1,838 at December 31, 2008, and $2,373 and $1,725 at December 31, 2007 respectively. During the third quarter of 2007, the Federal Home Loan Bank of Chicago received a Cease and Desist Order from their regulator, the Federal Housing Finance Board. The Federal Home Loan Bank will continue to provide liquidity and funding through advances, however, the order prohibits capital stock repurchases and redemptions until a time to be determined by the Federal Housing Finance Board and requires their approval for dividends. With regard to dividends, the Federal Home Loan Bank will continue to assess its dividend capacity each quarter and make appropriate request for approval. There were no dividends paid by the Federal Home Loan Bank of Chicago during 2008. Management performed an analysis and deemed the investment in Federal Home Loan Bank stock was not impaired as of December 31, 2008 or December 31, 2007.

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

          Goodwill and Intangible Assets - The Corporation has goodwill from business combinations, identifiable intangible assets assigned to core deposit relationships and customer lists acquired. Identifiable intangible assets generally arise from branches acquired that the Corporation accounted for as purchases. Such assets consist of the excess of the purchase price over the fair value of net assets acquired, with specific amounts assigned to core deposit relationships and customer lists primarily related to insurance agency. Intangible assets are amortized by the straight-line method over various periods up to fifteen years. Management reviews intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

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

          Trust Assets – Assets held in fiduciary or agency capabilities are not included in the consolidated balance sheets since such items are not assets of the Corporation. Fees from trust activities are recorded on an accrual basis over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with fiduciary services. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a monthly prorated basis. Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Corporation manages or administers 966 trust accounts with assets totaling approximately $174,753 at December 31, 2008 and 1,014 trust accounts with assets totaling approximately $197,702 at December 31, 2007.

          Treasury Stock – Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

          Earnings Per Share – Earnings per share have been computed based upon the weighted average common shares outstanding during each year.

          Cash Flows - The Corporation considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2008 and 2007, cash equivalents consisted primarily of non-interest bearing cash accounts. The financial institution holding the Corporation’s cash accounts is participating in the FDIC’s Transaction Account Guarantee Program. Under that program, through December 31, 2009, all non-interest bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.

          Reclassification - Certain amounts in the 2007 and 2006 consolidated financial statements have been reclassified to conform to the 2008 presentation. These reclassifications had no effect on net income.

          Stock Options - At December 31, 2008 and 2007, the Corporation has a share-based employee compensation plan, which is described more fully in Note 14. The Corporation accounts for this plan under the recognition and measurement principles of Statement of Financial Accounting Standards No. 123R (FAS 123R), Share-Based Payment. The number of shares of common stock authorized under the stock option plans is 802,500. The exercise price must be at least 100% of the fair market value of the common stock on the date of the grant, and the option term cannot exceed ten years.

          Fair Value Measurements - The Corporation records certain of its assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurements are classified within one of three levels in a valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 -	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 -

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 -

inputs to the valuation methodology are unobservable and significant to the fair value measurement. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

          Impact of New Accounting Standards - In September 2006, the FASB issued Statement No. 157. This Statement establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Corporation adopted FAS 157 effective January 1, 2008. The financial impact of this pronouncement was not material to the Corporation’s consolidated financial statements.

          In February 2008, the FASB issued two Staff Positions (FSPs) on Statement No. 157: FSP 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13,” and FSP 157-2, “Effective Date of FASB Statement No. 157.” FSP 157-1 excludes fair value measurements related to leases from the disclosure requirements of Statement No. 157. FSP 157-2 delays the effective date of Statement No. 157 for all non-recurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. The Corporation is applying the deferral guidance in FSP 157-2, and accordingly, has not applied the non-recurring disclosure to non-financial assets or non-financial liabilities valued at fair value on a non-recurring basis.

          In October 2008, the FASB issued FASB Staff Position No. 157-3 (FSP 157-3), “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” FSP 157-3 clarifies the application of Statement of Financial Accounting Standards No. 157 (FAS 157), “Fair Value Measurements,” in a market that is not active and provides an example to illustrate key considerations in determining fair value of financial assets when the market for that financial asset is not active. FSP 157-3 applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with FAS 157. FSP 157-3 was effective upon issuance and included prior periods for which financial statements had not been issued. The application of FSP 157-3 did not have a material impact on the Corporation’s consolidated financial statements.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          In February 2007, the FASB issued SFAS No. 159 (FAS 159), “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”. FAS 159 allows companies to report selected financial assets and liabilities at fair value. The changes in fair value are recognized in earnings and the assets and liabilities measured under this methodology are required to be displayed separately in the balance sheet. The main intent of the Statement is to mitigate the difficulty in determining reported earnings caused by a “mixed-attribute model” (or reporting some assets at fair value and others using a different valuation attribute such as amortized cost). The project is separated into two phases. This first phase addresses the creation of a fair value option for financial assets and liabilities. A second phase will address creating a fair value option for selected non-financial items. FAS 159 is effective for all financial statements issued for fiscal years beginning after November 15, 2007. The Corporation has not elected the fair value option for any financial assets or liabilities at December 31, 2008.

          In December 2007, the FASB issued SFAS No. 141R (FAS 141R), “Business Combinations”, which revises FAS 141 and changes multiple aspects of the accounting for business combinations. Under the guidance in FAS 141R, the acquisition method must be used, which requires the acquirer to recognize most identifiable assets acquired, liabilities assumed, and non-controlling interests in the acquiree at their full fair value on the acquisition date. Goodwill is to be recognized as the excess of the consideration transferred plus the fair value of the non-controlling interest over the fair values of the identifiable net assets acquired. Subsequent changes in the fair value of contingent consideration classified as a liability are to be recognized in earnings, while contingent consideration classified as equity is not to be re-measured. Costs such as transaction costs are to be excluded from acquisition accounting, generally leading to recognizing expense and additionally, restructuring costs that do not meet certain criteria at acquisition date are to be subsequently recognized as post-acquisition costs. FAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Corporation is currently evaluating the impact that this issuance will have on its financial position and results of operations; however, it anticipates that the standard will lead to more volatility in the results of operations during the periods subsequent to an acquisition.

          In March 2008, the FASB issued SFAS No. 161 (FAS 161), “Disclosures About Derivative Instruments and Hedging Activities – an amendment of FAS 133”. FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. FAS 161 is effective for fiscal years beginning after November 15, 2008. The Corporation does not expect the implementation of FAS 161 to have a material impact on its consolidated financial statements.

          The FASB issued Statement No. 162 in 2008. FAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement became effective on November 15, 2008. The impact of adoption was not material to the Corporation’s consolidated financial statements.

          In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities. This FSP amends the disclosure guidance in Statement No. 140 and Interpretation No. 46 (revised December 2003). The FSP requires public entities to provide additional disclosures about transfers of financial assets and their involvement with variable interest entities. The application of FSP did not have a material impact on the Corporation’s consolidated financial statements.

          In January 2009, the FASB issued FSP EITF 99-20-1, Amendments to the Impairment and Interest Income Measurement Guidance of EITF Issue No. 99-20. FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20 in order to achieve more consistent determination of whether an other-than-temporary impairment (OTTI) has occurred. Prior to the FSP, the impairment model in EITF 99-20 was different from FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. This FSP amended EITF 99-20 to more closely align the OTTI guidance therein to the guidance in Statement No. 115. Retrospective application to a prior interim or annual period is prohibited. The guidance in this FSP was considered in the assessment of OTTI for various securities at December 31, 2008.

          In December 2007 the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (FAS 160). The Statement requires that noncontrolling interests in subsidiaries be initially measured at fair valued and classified as a separate component of equity. The Statement is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this new Statement will not have a material impact on the Corporation’s consolidated financial statements.

2. Earnings Per Share

          The following table sets forth the computation for basic and diluted earnings per share for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Numerator:
Net income	$7,326	$6,770	$6,488
Denominator:
Basic earnings per share - weighted average shares outstanding	3,297,990	3,326,467	3,369,567
Effect of dilutive securities - stock options	16,449	7,939	20,198

Diluted earnings per share - adjusted weighted average shares outstanding	3,314,439	3,334,406	3,389,765
Earnings per share:
Basic	$2.22	$2.04	$1.93
Diluted	$2.21	$2.03	$1.91

          The earnings per share calculation for the years ended December 31, 2008, 2007 and 2006 does not include 341,516, 221,583 and 76,500 shares, respectively, which were anti-dilutive.

3. Cash and Due From Banks

          The average compensating balances held at correspondent banks during 2008 and 2007 were $2,847 and $2,666, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the Federal Reserve Bank required the subsidiary bank to maintain average balances of approximately $2,590 and $1,913, for 2008 and 2007, respectively, as reserve requirements.

4. Investment Securities

          The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31 were as follows:

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
United States Government Agencies	89,883	2,344	(29)	92,198
State and Municipal	89,776	1,336	(1,384)	89,728
Collateralized mortgage obligations	54,405	579	(27)	54,957

Total	234,064	4,259	(1,440)	236,883

Held-to-maturity:
State and Municipal	14,232	294	(65)	14,461

Total	$248,296	$4,553	$(1,505)	$251,344

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
United States Government Agencies	$63,198	$647	$(105)	$63,740
State and Municipal	80,171	853	(468)	80,556
Collateralized mortgage obligations	69,511	320	(130)	69,701

Total	212,880	1,820	(703)	213,997

Held-to-maturity:
State and Municipal	14,578	246	(25)	14,799

Total	$227,458	$2,066	$(728)	$228,796

          Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2008:

	Amortized Cost	Estimated Fair Value

Available-for-sale:
Due in one year or less	$958	$970
Due after one year through five years	11,478	11,787
Due after five years through ten years	66,510	68,007
Due after ten years	53,088	52,756

	132,034	133,520

Mortgage-backed securities	47,625	48,406
Collateralized mortgage obligations	54,405	54,957

	$234,064	$236,883

Held-to-maturity:
Due in one year or less	$3,639	$3,674
Due after one year through five years	4,937	5,024
Due after five years through ten years	5,050	5,179
Due after ten years	606	584

	$14,232	$14,461

          Proceeds from sales of investment securities available-for-sale during 2008, 2007 and 2006 were $38,499, $17,455, and $8,904, respectively. Gross gains of $431 in 2008, $541 in 2007 and $250 in 2006 (resulting in tax expense of $167, $210 and $97, respectively) were realized on those sales. Gross losses of $26 were realized on the sales in 2008. There were no gross losses from these sales in 2007 or 2006. There were no sales of investment securities classified as held-to-maturity during 2008, 2007 and 2006.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          Securities with unrealized losses at December 31, 2008 and 2007 not recognized in income are as follows:

	2008
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Government Agencies	$1,569	$(19)	$461	$(10)	$2,030	$(29)
State and Municipal	17,913	(679)	22,082	(770)	39,995	(1,449)
Collateralized mortgage obligations	3,310	(12)	3,308	(15)	6,618	(27)

Total temporarily impaired	$22,792	$(710)	$25,851	$(795)	$48,643	$(1,505)

	2007
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Government Agencies	$2,040	$(14)	$19,344	$(91)	$21,384	$(105)
State and Municipal	5,295	(75)	33,428	(418)	38,723	(493)
Collateralized mortgage obligations	3,768	(21)	18,672	(109)	22,440	(130)

Total temporarily impaired	$11,103	$(110)	$71,444	$(618)	$82,547	$(728)

          There are 385 securities in an unrealized loss position in the investment portfolio at December 31, 2008, all due to interest rate changes and not credit events. These unrealized losses are considered temporary and, therefore, have not been recognized into income, because the issuers are of high credit quality (99.7% of the securities in the portfolio are rated AA or higher) and management has the ability and intent to hold for the foreseeable future. The fair value is expected to recover as the investments approach their maturity date or there is a downward shift in interest rates.

          The carrying value of securities pledged as collateral, to secure public deposits and for other purposes was $234,525 at December 31, 2008 and $212,190 at December 31, 2007.

5. Loans

          The composition of the loan portfolio as of December 31 was as follows:

	2008	2007
Loans
Commercial	$225,806	$168,936
Agricultural	79,536	85,571
Real estate – construction	31,444	46,874
Real estate – mortgage	378,926	348,920
Installment	75,125	72,346

Total	$790,837	$722,647

          Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2008	2007	2006
Balance, January 1	$3,248	$3,053	$3,109
Provision for loan losses	2,968	640	285
Loans charged off	(1,334)	(664)	(604)
Recoveries of loans previously charged off	182	219	263

Balance, December 31	$5,064	$3,248	$3,053

          Non-accrual loans at December 31, 2008, 2007 and 2006 were $30,383, $7,361 and $3,893, respectively. Interest income that would have been recorded on these loans, had they remained current, was approximately $1,449, $734 and $397, respectively. At December 31, 2008, 2007 and 2006, accruing loans delinquent 90 days or more totaled $2,655, $73 and $33, respectively.

          Impaired loans at December 31, 2008, 2007 and 2006 totaled $25,128, $4,523 and $2,123, respectively. Of these totals, $1,976, $540 and $522 of loans had valuation reserves totaling $370, $207 and $150 at December 31, 2008, 2007 and 2006, respectively. For the years ended December 31, 2008, 2007 and 2006, the average recorded investment in impaired loans was approximately $10,414, $3,301 and $2,296, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not material.

          The Corporation’s subsidiary bank had loans outstanding to directors, executive officers and to their related interests (related parties) of the Corporation and its subsidiary of approximately $6,356, $8,275, and $5,530, at December 31, 2008, 2007 and 2006, respectively. These loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. As a practice, the subsidiary bank does not make loans to its executive officers. A summary of the activity in 2008 for loans made to directors, executive officers or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2008 is as follows:

Balance January 1, 2008	Additions	Payments	Other Changes	Balance December 31, 2008

$8,275	$10,546	($12,248)	$ (217)	$6,356

6. Premises and Equipment

          As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

	2008	2007
Land	$6,163	$7,138
Buildings	30,271	30,391
Furniture and Equipment	21,887	20,464

	58,321	57,993
Less: accumulated depreciation	29,024	27,192

Total	$29,297	$30,801

          The Corporation owns separate lots in Elburn, Aurora and Somonauk, Illinois that have been removed from the land balance and are now shown on the Corporation’s balance sheet as land held-for-sale, at the lower of cost or market. The land in Elburn, approximately 2 acres, was purchased in 2003 for $930 in anticipation of the construction of a branch facility. The land in Aurora, consisting of two lots remaining from the original purchase of 14 acres in 2004 which was used to construct a branch facility, has a cost basis of $1,344. The land in Somonauk, acquired in 2005 during the acquisition of FSB Bancorp, Inc., consists of approximately 2 acres with a cost basis of $80. Recent real estate appraisals have been completed indicating the market value of the lots to be $1,190 (Elburn), $2,000 (Aurora) and $495 (Somonauk).

          Depreciation expense charged to operating expense for 2008, 2007 and 2006 was $2,219, $2,482 and $2,304, respectively.

7. Acquisition

          On February 23, 2007, the Corporation completed the acquisition of the Plainfield, Illinois office of HomeStar Bank in Manteno, Illinois, for $10.2 million in cash, including goodwill of $1.5 million, in order to expand its market presence in the area. The Corporation purchased the existing facility for $4.5 million plus $17.0 million in loans (at book value) and assumed $12.9 million in deposit liabilities. The Plainfield office operates as a branch of the subsidiary bank.

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

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          The following unaudited pro forma condensed combined financial information presents the results of operations of the Corporation, including the effects of the purchase accounting adjustments, had the acquisition taken place at the beginning of each period:

	Pro Forma For the Year Ended December 31, 2007	Pro Forma For the Year Ended December 31, 2006

Net interest income	$27,094	$26,169
Provision for loan losses	640	285
Non-interest income	11,333	10,465
Non-interest expense	29,580	29,014

Income before income taxes	8,207	7,335
Income tax expense	1,401	961

Net income	$6,806	$6,374
Earnings per share:
Basic	$2.05	$1.89
Diluted	$2.04	$1.88
Basic weighted average shares outstanding	3,326,467	3,369,567
Diluted weighted average shares outstanding	3,334,406	3,389,765

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

8. Goodwill and Intangible Assets

          The balance of goodwill, net of accumulated amortization, totaled $24,521 at December 31, 2008 and 2007. Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. The balance of intangible assets, net of accumulated amortization, totaled $4,207 and $5,090 at December 31, 2008 and December 31, 2007, respectively.

          The following table summarizes the Corporation’s intangible assets, which are subject to amortization, as of December 31, 2008 and 2007:

	2008		2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangible	$9,004	$(4,869)	$9,004	$(4,006)
Other acquisition costs	234	(162)	234	(142)

Total	$9,238	$(5,031)	$9,238	$(4,148)

          Intangible asset amortization expense charged to operating expense for 2008, 2007 and 2006 was $714, $704 and $651, respectively. The following table shows the future estimated amortization expense for the Corporation’s intangible assets based on existing balances as of December 31, 2008:

           Estimated Amortization Expense for the year ended December 31:

2009	$860
2010	816
2011	653
2012	549
2013	526
Thereafter	803

          Mortgage servicing rights, which are included in other assets on the consolidated balance sheets, are accounted for on an individual loan-by-loan basis. Accordingly, amortization is recorded in proportion to the amount of principal payment received on loans serviced. The mortgage servicing rights are subject to periodic impairment testing. During the years ended December 31, 2008, 2007 and 2006 no impairment had been recorded and the recorded value was determined to approximate the fair market value. Changes in the carrying value of mortgage servicing rights are summarized as follows:

	2008	2007	2006
Balance, January 1	$2,498	$2,079	$2,002
Servicing rights capitalized	815	662	773
Amortization of servicing rights	(377)	(243)	(345)
Adjustment to recorded mortgage servicing rights related to the Somonauk acquisition reclassified to goodwill	-0-	-0-	(351)

Balance, December 31	$2,936	$2,498	$2,079

          The following table shows the future estimated amortization expense for mortgage servicing rights based on existing balances as of December 31, 2008. The Corporation’s actual amortization expense in any given period may be significantly different from the estimated amounts displayed, depending on the amount of additional mortgage servicing rights, changes in mortgage interest rates, estimated prepayment speeds and market conditions.

          Estimated amortization expense for the year ended December 31:

2009	$328
2010	307
2011	288
2012	271
2013	254
2014	238
Thereafter	1,250

          The Corporation services loans for others with unpaid principal balances at December 31, 2008, 2007 and 2006 of approximately $304,551, $268,391 and $236,893, respectively.

9. Deposits

          As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

	2008	2007	2006
Amount	$232,811	$158,542	$140,300
Interest expense for the year	4,124	4,204	4,285

          Total interest expense on deposits for the years ending December 31 was as follows:

	2008	2007	2006
Interest-bearing demand	$3,647	$6,567	$4,877
Savings	67	249	326
Time	20,068	23,508	18,640

Total	$23,782	$30,324	$23,843

          At December 31, 2008, the scheduled maturities of time deposits are as follows:

2009	$463,332
2010	60,828
2011	12,041
2012	6,884
2013	635
Thereafter	50

Total	$543,770

10. Borrowings

          As of December 31, borrowings consisted of the following:

	2008		2007
	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Customer repurchase agreements	$35,532	0.86%	$34,217	3.69%
Advances from the Federal Home Loan Bank of Chicago due:
February 1, 2008	-0-	n/a	1,000	4.00
February 27, 2008	-0-	n/a	2,500	5.37
June 19, 2008	-0-	n/a	2,500	5.44
February 27, 2009	2,500	2.74	-0-	n/a
September 19, 2009	4,000	3.40	-0-	n/a
November 2, 2009	993	3.84	984	3.84
November 21, 2009	5,000	2.67	-0-	n/a
February 1, 2010	5,000	2.87	-0-	n/a
March 19, 2010	4,000	3.45	-0-	n/a
September 19, 2010	4,000	3.60	-0-	n/a
December 19, 2010	7,000	2.19	-0-	n/a
Federal funds purchased	6,500	0.45	26,500	4.33
Interest-bearing demand notes issued to the U.S. Treasury	2,441	0.00	1,838	4.00
Trust preferred securities	25,000	5.68	25,000	5.68
Note payable	16,050	4.50	14,550	6.25

Total	$118,016	2.91%	$109,089	4.73%

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          The subsidiary bank has adopted a collateral pledge agreement whereby they agreed to keep on hand at all times, free of all other pledges, liens and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB). The advances from the FHLB, which have fixed interest rates ranging from 2.19% to 3.84% as of December 31, 2008, are subject to restrictions or penalties in the event of prepayment. All stock in the FHLB is also pledged as additional collateral for these advances.

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

          The Corporation had a note payable with a balance of $16,050 and $14,550 at December 31, 2008 and 2007, respectively. The note payable was a demand note that carried a floating interest rate equal to the higher of two-month LIBOR plus 200 basis points or 4.50% (4.50% at December 31, 2008). The note, which was secured by the capital stock certificates of the subsidiary bank, had a maturity of January 30, 2009 and contained the covenant the subsidiary bank would maintain risk-based capital at a minimum of 10% of risk-weighted assets. The loan was paid off on February 24, 2009 with proceeds from the sale of preferred stock under the Capital Purchase Program.

          Customer repurchase agreements consist of obligations of the Bank to other parties. The obligations are secured by government agency securities and mortgage-backed securities and such collateral is held by the Bank. The maximum amount of outstanding agreements at any month-end during 2008 and 2007 totaled $41,193 and $38,011, respectively, and the daily average of such agreements totaled $36,918 and $33,042 for 2008 and 2007, respectively. The agreements at December 31, 2008 are ongoing and as such have no fixed maturity date.

11. Income Taxes

          Income tax expense (benefit) consisted of the following:

	Current	Deferred	Total

Year ended December 31, 2008:
Federal	$1,690	$(391)	$1,299
State	609	(211)	398

Total	$2,299	$(602)	$1,697

Year ended December 31, 2007:
Federal	$1,490	$(440)	$1,050
State	353	(26)	327

Total	$1,843	$(466)	$1,377

Year ended December 31, 2006:
Federal	$1,605	$(966)	$639
State	344	50	394

Total	$1,949	$(916)	$1,033

          Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following for the years ended December 31:

	2008	2007	2006
Computed “expected” tax expense	$3,068	$2,770	$2,557
Increase (decrease) in income taxes resulting from: Tax-exempt income	(1,439)	(1,499)	(1,603)
Non-deductible interest expense	131	203	197
State income taxes, net of federal tax benefit	240	204	170
Bank-owned life insurance income	(285)	(271)	(265)
Other, net	(18)	(30)	(23)

	$1,697	$1,377	$1,033

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are presented below:

	2008	2007

Deferred tax assets:
Deferred compensation	$164	$153
Allowance for loan losses	1,966	1,261
Nonaccrual loan interest income	562	285
AMT credit carry forwards	-0-	577
FAS 158 benefit accrual	440	427
Other, net	110	14

Total gross deferred tax assets	3,242	2,717

Deferred tax liabilities:
Buildings and equipment, principally due to differences in depreciation	(569)	(527)
Accretion	(39)	(125)
Purchase accounting adjustments	(2,289)	(2,464)
FHLB Stock dividends	(276)	(276)
Mortgage servicing rights	(1,140)	(970)
Prepaid expenses	(83)	(134)
Unrealized gain on investment securities available-for-sale	(1,117)	(434)

Total gross deferred tax liabilities	(5,513)	(4,930)

Net deferred tax liabilities	$(2,271)	$(2,213)

          Management believes it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation allowance has been recorded at December 31, 2008 and 2007.

12. Comprehensive Income

          Other comprehensive income components and related taxes were as follows:

	2008	2007	2006
Net unrealized gains (losses) on securities available-for-sale	$2,107	$2,211	$484
Less: Reclassification adjustment for realized gains included in income	(405)	(541)	(250)

	1,702	1,670	234
Defined benefit pension plan
Net prior service credit	-0-	640	-0-
Amortization of transition obligation	16	16	-0-
Net loss	-0-	(197)	-0-

Other comprehensive income, before tax effect	1,718	2,129	234
Tax expense	660	825	90

Other comprehensive income	$1,058	$1,304	$144

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2008	2007	2006
Net unrealized gain (loss) on securities available-for-sale	$2,820	$1,118	$(552)
Net unrealized benefit obligations	(540)	(556)	-0-
Adjustment to initially apply FAS 158	-0-	-0-	(1,016)

	2,280	562	(1,568)
Tax effect	(878)	(218)	608

Net-of-tax amount	$1,402	$344	$(960)

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

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2008 and 2007, the subsidiary bank is categorized as well-capitalized for all three ratios under the regulatory framework, while the Corporation is classified as well-capitalized for two ratios and adequately-capitalized for one ratio at December 31, 2008 and 2007.

          The most recent notifications, at December 31, 2008 and 2007, from the federal banking agencies categorized the subsidiary bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table that follows, at December 31, 2008.

          The Corporation’s and the subsidiary bank’s actual capital amounts and ratios as of December 31, 2008 and 2007 are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2008:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$72,112	8.30%	$69,490	8.00%	$86,862	10.00%
Citizens First National Bank	86,935	10.00%	69,528	8.00%	86,909	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$67,048	7.72%	$34,745	4.00%	$52,117	6.00%
Citizens First National Bank	81,870	9.42%	34,764	4.00%	52,146	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$67,048	6.22%	$43,132	4.00%	$53,916	5.00%
Citizens First National Bank	81,870	7.59%	43,127	4.00%	53,909	5.00%

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2007:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$66,914	8.44%	$63,393	8.00%	$79,242	10.00%
Citizens First National Bank	79,798	10.07%	63,384	8.00%	79,230	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$63,667	8.03%	$31,697	4.00%	$47,545	6.00%
Citizens First National Bank	76,550	9.66%	31,692	4.00%	47,538	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$63,667	6.33%	$40,255	4.00%	$50,318	5.00%
Citizens First National Bank	76,550	7.61%	40,249	4.00%	50,311	5.00%

14. Employee, Officer and Director Benefit Plans

          The subsidiary bank has a defined contribution investment 401(k) plan. Under this plan employees could elect to contribute, on a tax-deferred basis, up to a maximum of $16 ($21 for those employees eligible to make catch-up contributions). In addition, the subsidiary bank will match employees’ contributions up to three percent of each employee’s salary and match 50% of the next two percent contributed. The subsidiary bank’s contribution to the defined contribution investment 401(k) plan for 2008, 2007 and 2006 was $404, $410 and $382, respectively.

          The subsidiary bank has an employee stock purchase program in which employees contribute through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation’s common stock on a quarterly basis at the opening bid price on the last business day of the quarter.

          The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank’s plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $409 in 2008, $350 in 2007 and $350 in 2006.

Stock Based Compensation Plan

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

          The fair value of each option award is estimated on the date of grant using a Black-Scholes closed-form model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Corporation’s stock and other factors. In 2008, 2007 and 2006, the volatility was much lower than in previous years due to a more stable or decreasing stock price as opposed to the rapidly increasing stock price of the preceding years. The Corporation uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of the options granted is derived from the Corporation’s historical option exercise experience and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The following assumptions were used in estimating the fair value for options granted in 2008, 2007 and 2006:

	2008	2007	2006

Expected volatility	.080	.100	.061
Expected dividends	4.96%	4.03%	3.23%
Expected term (in years)	3 yrs.	3 yrs.	3 yrs.
Risk-free rate	1.00%	3.07%	4.74%

          A summary of option activity under the Plan as of December 31, 2008, 2007 and 2006, and changes during the years then ended, is presented as follows:

	2008
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	404,186	$28.57
Granted	86,125	22.57
Exercised	(4,700)	17.61
Forfeited or expired	(25,550)	29.37

Outstanding, end of year	460,061	27.53	7.46 yrs.	$172

Options exercisable end of year	295,042	$29.03	6.40 yrs.	$49

          The intrinsic value of the outstanding shares and the options exercisable noted above excludes 261,566 shares and 235,972 shares, respectively, which were anti-dilutive for 2008.

	2007
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	319,536	$29.61
Granted	86,750	24.84
Exercised	(500)	21.15
Forfeited or expired	(1,600)	32.81

Outstanding, end of year	404,186	$28.57	7.86 yrs.	$208

Options exercisable end of year	262,247	$29.01	6.92 yrs.	$208

          The intrinsic value of the outstanding shares and the options exercisable noted above excludes 366,566 shares and 224,627 shares, respectively, which were anti-dilutive for 2007.

	2006
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	302,718	$27.52
Granted	83,783	32.55
Exercised	(62,765)	23.81
Forfeited or expired	(4,200)	33.25

Outstanding, end of year	319,536	$29.61	8.28 yrs.	$939

Options exercisable end of year	235,753	$28.57	7.67 yrs.	$938

          There were no anti-dilutive shares for 2006.

          The weighted-average grant date fair value of options granted during the years 2008, 2007 and 2006 was $31, $103 and $151, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 was $21, $2 and $455, respectively.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          A summary of the status of the Corporation’s non-vested shares and changes during the year ended December 31, 2008, 2007 and 2006 is presented below:

	2008
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	141,939	$1.43
Granted	86,125	0.36
Vested	(37,495)	1.43
Forfeited	(25,550)	1.43

Non-vested, end of year	165,019	$0.59

	2007
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	83,783	$1.80
Granted	86,750	1.19
Vested	(27,594)	1.80
Forfeited	(1,000)	1.80

Non-vested, end of year	141,939	$1.43

	2006
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	-0-	n/a
Granted	83,783	$1.80
Vested	-0-	n/a
Forfeited	-0-	n/a

Non-vested, end of year	83,783	$1.80

          As of December 31, 2008, there was $150 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 3 years. The total fair value of shares vested during the years ended December 31, 2008, 2007, and 2006, was $54, $50 and $0, respectively.

15. Pension and Other Post-Retirement Benefits

Employee Health Benefit Plan

          The Corporation does not have a defined benefit pension plan. The Corporation does have a defined contribution investment plan which is discussed in footnote 14 (“Employee, Officer, and Director Benefit Plans”). The Corporation offers certain retirees the opportunity to continue benefits in the subsidiary bank’s Employee Health Benefit Plan. The Corporation’s level of contribution is based upon an age, service formula, date of employment and retirement date. Employees hired prior to October 1, 1994 who retired prior to July 1, 2008 were eligible to receive benefits under the Bank’s Health Benefit Plan for life. All employees hired on or before October 1, 1994 previously were allowed coverage for life. The plan was amended on December 31, 2007 to require employees hired on or before October 1, 1994 who retire after July 1, 2008 to convert to a Medicare Supplement Plan at age 65. Coverage stops at age 65 for employees hired after October 1, 1994. The Corporation uses a December 31 measurement date for its plan. Information about the plan’s funded status follows:

	Post Retirement Health Benefits
	2008	2007
Change in benefit obligation
Beginning of year	$1,096	$1,536
Service cost	20	37
Interest cost	66	92
Amortization of transition obligation	(16)	-0-
Amortization of prior service cost	(62)	-0-
Actuarial (gain) loss	69	147
Benefits paid	(73)	(76)
Amendments	-0-	(640)

Funded status at end of year	$1,100	$1,096

          The components of the 2008, 2007, and 2006 net periodic post-retirement benefit cost are shown below:

	2008	2007	2006

Service cost	$20	$37	$61
Interest cost	66	92	66
Amortization of transition obligation	-0-	16	-0-
Amortization of prior service cost	(62)	-0-	16
Amortization of net loss	69	58	31

Net periodic post-retirement benefit cost	$93	$203	$174

          Other changes in benefit obligations recognized in other comprehensive income (loss):

	Post Retirement Health Benefits
	2008	2007

Net gain (loss)	$-0-	$(197)
Prior service cost recognized	-0-	640
Prior service credit established	-0-	-0-
Amortization of transition obligation	16	16

Total recognized in other comprehensive income	16	459

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$(77)	$256

          The estimated net loss, prior service cost and transition obligation for the defined benefit plan that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year is a net loss of $6.

          Amounts recognized in the balance sheets:

	Post Retirement Health Benefits
	2008	2007

Liabilities	$1,100	$1,096

          Amounts recognized in accumulated other comprehensive income and not yet recognized as components of net periodic benefit cost consist of:

	Post Retirement Health Benefits
	2008	2007

Net loss	$-0-	$1,017
Unrecognized prior service credit	-0-	(558)
Transition obligation	16	-0-

	$16	$459

          The accumulated benefit obligation for all defined benefit plans was $1,100 and $1,096 at December 31, 2008 and 2007, respectively.

          Significant assumptions include:

	Post Retirement Health Benefits
	2008	2007

Weighted average assumptions used to determine benefit obligation:	6.0%	6.0%
Discount rate	n/a	n/a
Rate of compensation increase

Weighted average assumptions used to determine benefit cost:	6.0%	6.0%
Discount rate	n/a	n/a
Expected return on plan assets	n/a	n/a
Rate of compensation increase

          For measurement purposes, a 7.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2008 and 2007, respectively. The rate was assumed to decrease gradually to 5.0% by the year 2013 and remain at that level thereafter.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost components	$ 8	$ (7)
Effect on post-retirement benefit obligation	78	(70)

          The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2008:

Post Retirement Health Benefits

2009	$44
2010	54
2011	63
2012	52
2013	60
2014-2018	425

Split Dollar Life Insurance

          The Financial Accounting Standards Board Emerging Issues Task Force (“EITF”) issued EITF No. 06-4 “Accounting for Deferred Compensation and Post Retirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” which requires the Corporation to recognize a liability and compensation expense for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to post retirement periods. The benefit to the employees is the payment of the premiums by the Corporation. The Corporation adopted EITF 06-4 as of January 1, 2008, through a cumulative effect adjustment as a liability and a decrease to retained earnings of $580. In 2008, an expense was recorded as the remaining benefit is earned with a corresponding addition to the post retirement benefit obligation. The amount of the expense for 2008 was $36. For the period from retirement to the estimated date of death for the participants, this liability is reversed into income.

16. Fair Value of Financial Instruments

          Effective January 1, 2008, the Corporation adopted Statement of Financial Accounting Standards No. 157 (FAS 157), “Fair Value Measurements”. FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 has been applied prospectively as of the beginning of the period.

          FAS 157 defines the fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

          In accordance with FAS 157, the Corporation groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 -

Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 -

Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

          Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet.

          Available-for-Sale Securities - The fair value of available-for-sale securities are determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. The Corporation has no securities classified within Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities include U.S. government agencies, state and municipal, and collateralized mortgage obligation securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Corporation has no securities classified within Level 3.

          The following table presents the Corporation’s assets that are measured at fair value on a recurring basis and the level within the FAS 157 hierarchy in which the fair value measurements fall as of December 31, 2008 (in thousands):

		Fair Value Measurements Using

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities	$236,883	$-0-	$236,883	$-0-

          Impaired Loans - Loans for which it is probable that the Corporation will not collect all principal and interest due according to contractual terms are measured for impairment in accordance with the provisions of Financial Accounting Standard No. 114 (FAS 114), “Accounting by Creditors for Impairment of a Loan.” Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method.

          If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

          If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used. This method requires the impaired loan to be recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate. The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, premiums or discount existing at origination or acquisition of the loan.

          Impaired loans are classified within Level 3 of the hierarchy.

          Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classificaiton of such assets and liabilities pursuant to the valuation hierarchy.

		Fair Value Measurements Using

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$2,494	-0-	-0-	$ 2,494

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

          Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values, and the recorded book balances at December 31, 2008 and 2007, were as follows:

	2008		2007

	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial Assets:
Cash and due from banks	$17,487	$17,487	$25,801	$25,801
Interest-bearing deposits in financial institutions	2,774	2,774	1,803	1,803
Investment securities	251,115	251,344	228,575	228,796
Loans, net, including loans held-for-sale	787,928	793,411	720,327	720,715
Accrued interest receivable	9,693	9,693	10,876	10,876

Total Financial Assets	$1,068,997	$1,074,709	$987,382	$987,991

Financial Liabilities:
Non-interest-bearing demand deposits	$110,559	$110,559	$102,452	$102,452
Interest-bearing deposits	851,573	862,165	788,955	794,200
Borrowings	118,016	127,816	109,089	107,517
Accrued interest payable	4,472	4,472	5,141	5,141

Total Financial Liabilities	$1,084,620	$1,105,012	$1,005,637	$1,009,310
Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	-0-	-0-	-0-	-0-
Lines of credit	-0-	-0-	-0-	-0-

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

17. Undistributed Earnings of Subsidiary Bank

          National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2008, the subsidiary bank had $10,702 available for dividends. Additionally, according to the guidelines, at January 1, 2009, the subsidiary bank had $7,141 available for dividends. Future dividend payments by the subsidiary bank will be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

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

          The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Corporation.

          Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, and capital that could negatively impact the Corporation’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

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

          The subsidiary bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. At December 31, 2008, commitments to extend credit and standby letters of credit were approximately $155,603 and $5,886, respectively. At December 31, 2007, commitments to extend credit and standby letters of credit were approximately $143,506 and $7,690, respectively.

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

          Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank secures the standby letters of credit with the same collateral used to secure the loan. The maximum amount of credit that would be extended under standby letters of credit is equal to the off-balance sheet contract amount. At December 31, 2008 and 2007, the standby letters of credit have terms that expire in one year or less.

          There are various claims pending against the Corporation’s subsidiary bank, arising in the normal course of business. Management believes, based upon consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Corporation’s financial position or results of operations.

19. FDIC Assessment

          Effective November 17, 2006, the FDIC implemented a one-time credit of $4.7 billion to eligible institutions. The purpose of the credit was to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund. The Bank was an eligible institution and received notice from the FDIC that its share of the credit was $647. This amount was not reflected in the accompanying financial statements as it represented contingent future credits against future insurance assessment payments. In 2008 and 2007, FDIC premium credits received totaled $266 and $381, respectively, against the premium expense, leaving a remaining credit of $0, as of December 31, 2008, to offset future premium expense.

          On February 27, 2009, the FDIC announced it had adopted an interim rule to impose a 20 basis point emergency special assessment on June 30, 2009 which will be collected on September 30, 2009. The interim rule also provides that an additional emergency assessment of up to 10 basis points may be imposed if the reserve ratio of the Deposit Insurance Fund is estimated to fall to a level that the Board believes would adversely affect public confidence or to a level which shall be close to zero or negative at the end of a calendar quarter. The 20 basis point assessment is based on the institution’s assessment base which is total deposits. If the June 30, 2009 assessment base is consistent with December 31, 2008, the assessment would approximate $1,874.

20. Capital Purchase Program/Troubled Asset Relief Program (TARP)

          On January 23, 2009, the Corporation received $25,083 of equity capital by issuing to the United States Department of Treasury 25,083 shares of the Corporation’s 5.00% Series B Non-Voting Cumulative Preferred Stock, par value $0.01 per share with a liquidation preference of $1,000 per share and a ten-year warrant to purchase up to 155,025 shares of the Corporation’s common stock, par value $0.01 per share, at an exercise price of $24.27 per share. The proceeds received were allocated to the preferred stock and additional paid-in capital based on their relative fair values. The resulting discount on the preferred stock is amortized against retained earnings and will be reflected in the Corporation’s consolidated statement of income as “Dividends on preferred shares,” resulting in additional dilution to the Corporation’s earnings per share. The warrants would be immediately exercisable, in whole or in part, over a term of 10 years. The warrants will be included in the Corporation’s diluted average common shares outstanding (subject to anti-dilution). Both the preferred securities and warrants were accounted for as additions to the Corporation’s regulatory Tier 1 and total capital.

          The Series B Preferred stock is not mandatorily redeemable and will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. Any redemption requires Federal Reserve approval. The Series B Preferred stock will rank on equal priority with the Corporation’s existing Series A Non-Cumulative Perpetual Convertible Preferred stock.

          A company that participates must adopt certain standards for executive compensation, including (a) prohibiting “golden parachute” payments as defined in the Emergency Economic Stabilization Act of 2008 (EESA) to senior Executive Officers; (b) requiring recovery of any compensation paid to senior Executive Officers based on criteria that is later proven to be materially inaccurate; (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution; and (d) accepting restrictions on the payment of dividends and the repurchase of common stock.

21. Condensed Financial Information of Princeton National Bancorp, Inc.

          The following condensed financial statements are presented for the Corporation on a stand alone basis:

Condensed Balance Sheets

	December 31
	2008	2007
Assets
Cash	$663	$240
Interest-bearing deposits in subsidiary bank	180	75
Other assets	1,423	1,651
Investment in subsidiary bank	112,156	106,345

Total assets	114,422	108,311

Liabilities
Borrowings	$41,050	$39,550
Other liabilities	901	154

Total liabilities	41,951	39,704

Stockholders’ Equity
Common stock	22,391	22,391
Surplus	18,420	18,275
Retained earnings	54,329	51,279
Accumulated other comprehensive income (loss), net of tax	1,402	344
Less: Cost of treasury shares	(24,071)	(23,682)

Total stockholders’ equity	72,471	68,607

Total liabilities and stockholders’ equity	$114,422	$108,311

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

Condensed Statements of Income

	For the Years Ended December 31
	2008	2007	2006
Income
Dividends received from subsidiary bank	$5,600	$4,300	$4,200
Interest income	5	7	24
Other income	43	24	37

Total income	5,648	4,331	4,261

Expenses
Interest expense	2,100	2,209	1,887
Amortization and depreciation	7	7	7
Other expenses	253	264	212

Total expenses	2,360	2,480	2,106

Income before income taxes and equity in undistributed income of subsidiary bank	3,288	1,851	2,155
Applicable income tax benefit	(892)	(924)	(772)

Income before equity in undistributed income of subsidiary bank	4,180	2,775	2,927
Equity in undistributed income of subsidiary bank	3,146	3,995	3,561

Net income	$7,326	$6,770	$6,488

Condensed Statements of Cash Flows

	For the Years Ended December 31
	2008	2007	2006
Operating activities:
Net income	$7,326	$6,770	$6,488
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary bank	(3,146)	(3,995)	(3,561)
Amortization of other intangible assets	7	7	7
(Increase) decrease in other assets	(1,882)	5,148	(2,416)
(Decrease) increase in other liabilities	747	(208)	(1,006)

Net cash (used) provided by operating activities	3,052	7,722	(488)

Investing Activities:
Payments related to acquisitions, net of cash and cash equivalents acquired	-0-	(10,182)	-0-

Net cash used in investing activities	-0-	(10,182)	-0-

Financing activities:
Net increase in borrowings	1,500	6,050	1,800
Sale of treasury stock	124	175	70
Purchase of treasury stock	(553)	(1,459)	(2,024)
Exercise of stock options and issuance of treasury stock	101	12	1,697
Dividends paid	(3,696)	(3,597)	(3,542)

Net cash (used) provided by financing activities	(2,524)	1,181	(1,999)

(Decrease) increase in cash and cash equivalents	528	(1,279)	(2,487)
Cash and cash equivalents at beginning of year	315	1,594	4,081

Cash and cash equivalents at end of year	$843	$315	$1,594

Notes

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
(dollar amounts in thousands except share data)

          The following discussion and analysis provides information about the Corporation’s financial condition and results of operations for the years ended December 31, 2008, 2007, and 2006. This discussion and analysis should be read in conjunction with “Selected Statistical Data”, and the Corporation’s Consolidated Financial Statements and the Notes thereto included in this report.

Overview

          Although earnings slipped in the fourth quarter, the $8.746 million reported for the subsidiary bank was a record, surpassing the previous record set in 2000 and besting last year’s net income by 5.4%. Additionally, net income of $7.326 million for PNBC represents the third highest total in the history of the Corporation.

          Although, fourth quarter earnings were negatively impacted by an increased provision for loan losses, as well as the removal of interest income for loans transferred to non-accrual status, the Corporation’s core earnings remain solid. The following represents PNBC net income, diluted earnings per share, and provision for loan loss expense for each quarter of 2008:

	Net Income	Diluted Earnings per Share	Provision

1st Quarter	$2,090	$0.63	$368
2nd Quarter	2,020	0.61	450
3rd Quarter	2,187	0.66	550
4th Quarter	1,029	0.31	1,600

          It should be noted there was $385 in interest income reversed in the fourth quarter of 2008, in addition to the $1,600 recorded in provision for loan loss expense. With an average amount of activity in these two areas, the Corporation would have recorded earnings of approximately $0.60 per share in the fourth quarter, which is consistent with the other three quarters in 2008.

          One of the biggest reasons for this year’s improvement continues to be the increase in the net interest margin, which improved from 3.20% in 2007, to 3.44% in 2008. This was due to strong pricing control of the Bank’s deposit products along with a favorable change in asset mix as the loan-to-asset ratio increased to 68.0% at December 31, 2008, compared to 66.9% a year ago.

          Non-interest expenses in total were less than budget again in 2008 and, as a percentage of average assets, decreased to 2.81% in 2008 from 2.85% in 2007. This continues a trend over the past few years and is the lowest level the Corporation has seen since the 2.78% recorded in 1989! Non-interest income grew by 2.6% over the past twelve months and remains an integral part of the Corporation’s success.

          On the balance sheet side, the Corporation experienced asset growth of $82.4 million (or 7.6%), ending the year at $1.163 billion in total assets. Loan growth was very steady during 2008 growing by $68.2 million (or 9.4%), while deposits grew by $70.7 million (or 7.9%).

          During the year, the Corporation continued its plan to manage capital balances through stock repurchases and increased dividend payments, the goal of which is to improve long-term stockholder return, as measured by return on average equity and earnings per share. During 2008, the Corporation repurchased 20,000 shares of its common stock at a total cost of $553. Since 1997, the Corporation has repurchased 1,364,271 shares of common stock through repurchase programs. Additionally, the Corporation paid dividends of $1.12 per share in 2008, representing a total of $3,696; increases of $.04 per share (or 3.7%) and $99 (or 2.8%), from 2007, respectively. Total stockholders’ equity increased by $3.9 million (or 5.6%) to $72,471 at December 31, 2008, compared to $68,607 at December 31, 2007.

	Assets at Year-End	Percent Change	Equity at Year-End	Percent Change	Net Income	Percent Change

2008	$1,163,130	7.63%	$72,471	5.63%	$7,326	8.21%
2007	1,080,702	4.72	68,607	4.98	$6,770	4.35
2006	1,031,959	9.17	65,355	3.50	6,488	(14.34)

Critical Accounting Policies and Use of Significant Estimates

          The Corporation has established various accounting policies that govern the application of U.S. generally accepted accounting principles in the preparation of the Corporation’s financial statements. The significant accounting policies of the Corporation are described in the footnotes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management that have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and assumptions, which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Corporation.

          Allowance for Loan Losses - The Corporation believes the allowance for loan losses is the critical accounting policy that requires the most significant judgments and assumptions used in the preparation of its consolidated financial statements. We determine probable incurred losses inherent in our loan portfolio and establish an allowance for those losses by considering factors including historical loss rates, expected cash flows and estimated collateral values. In assessing these factors, we use organizational history and experience with credit decisions and related outcomes. The allowance for loan losses represents our best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. We evaluate our allowance for loan losses quarterly. If our underlying assumptions later prove to be inaccurate based on subsequent loss evaluations, the allowance for loan losses is adjusted.

          We estimate the appropriate level of allowance for loan losses by separately evaluating impaired and nonimpaired loans. A specific allowance is assigned to an impaired loan when expected cash flows or collateral do not justify the carrying amount of the loan. The methodology used to assign an allowance to a nonimpaired loan is more subjective. Generally, the allowance assigned to nonimpaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics, adjusted for qualitative factors including the volume and severity of identified classified loans, changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on any given borrower, can change rapidly, the risk profile of the loan portfolio is continually assessed and adjusted when appropriate. Notwithstanding these procedures, there still exists the possibility that our assessment could prove to be significantly incorrect and that an immediate adjustment to the allowance for loan losses would be required.

          Other Real Estate Owned - Other real estate owned acquired through loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined that fair value declines subsequent to foreclosure, a valuation allowance is recorded through noninterest expense. Operating costs associated with the assets after acquisition are also recorded as noninterest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other noninterest expense.

          Deferred Income Tax Assets/Liabilities - Our net deferred income tax asset arises from differences in the dates that items of income and expense enter into our reported income and taxable income. Deferred tax assets and liabilities are established for these items as they arise. From an accounting standpoint, deferred tax assets are reviewed to determine if they are realizable based on the historical level of our taxable income, estimates of our future taxable income and the reversals of deferred tax liabilities. In most cases, the realization of the deferred tax asset is based on our future profitability. If we were to experience net operating losses for tax purposes in a future period, the realization of our deferred tax assets would be evaluated for a potential valuation reserve.

          Additionally, the Corporation reviews its uncertain tax positions annually under FASB Interpretation 48, Accounting for Uncertainty in Income Taxes. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount actually recognized is the largest amount of tax benefit that is greater than 50% likely to be recognized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. A significant amount of judgment is applied to determine both whether the tax position meets the “more likely than not” test as well as to determine the largest amount of tax benefit that is greater than 50% likely to be recognized. Differences between the position taken by management and that of taxing authorities could result in a reduction of a tax benefit or increase to tax liability, which could adversely affect future income tax expense.

          Impairment of Goodwill and Intangible Assets - Core deposit and customer relationships, which are intangible assets with a finite life, are recorded on our balance sheets. These intangible assets were capitalized as a result of past acquisitions and are being amortized over their estimated useful lives of up to 15 years. Core deposit intangible assets, with finite lives will be tested for impairment when changes in events or circumstances indicate that its carrying amount may not be recoverable. Core deposit intangible assets were tested for impairment during 2008 and 2007, as part of the goodwill impairment test and no impairment was deemed necessary.

          As a result of our acquisition activity, goodwill, an intangible asset with an indefinite life, was reflected on our balance sheet in prior periods. Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently than annually.

          Mortgaging Service Rights (MSRs) - MSR fair values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments. Prepayments usually increase when mortgage interest rates decline and decrease when mortgage interest rates rise.

          Fair Value Measurements - The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The Corporation estimates the fair value of a financial instrument using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, the Corporation estimates fair value. The Corporation’s valuation methods consider factors such as liquidity and concentration concerns. Other factors such as model assumptions, market dislocations and unexpected correlations can affect estimates of fair value. Imprecision in estimating these factors can impact the amount of revenue or loss recorded.

          FASB Statement No. 157, Fair Value Measurements, establishes a framework for measuring the fair value of financial instrument that considers the attributes specific to particular assets or liabilities and establishes a three-level hierarchy for determining fair value based on the transparency of inputs to each valuation as of the fair value measurement date. The three levels are defined as follows:

Level 1 -	quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 -

inputs include quoted prices for similar assets and liabilities in active markets, quoted prices of identical or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 -	inputs that are unobservable and significant to the fair value measurement.

          At the end of each quarter, the Corporation assesses the valuation hierarchy for each asset or liability measured. From time to time, assets or liabilities may be transferred within hierarchy levels due to changes in availability of observable market inputs to measure fair value at the measurement date. Transfers into or out of hierarchy levels are based upon the fair value at the beginning of the reporting period. A more detailed description of the fair values measured at each level of the fair value hierarchy can be found in Note 16 - “Disclosures of Fair Values of Financial Instruments.”

Analysis of Results of Operations

          Net Income. Net income for 2008 increased by $556 (or 8.2%) to $7,326 (or $2.22 per basic and $2.21 per diluted earnings per share), from $6,770 (or $2.04 basic earnings per share and $2.03 diluted earnings per share) in 2007. This increase is due to an improved net interest margin, which generated an additional $4.5 million in net interest income when compared to the prior year. This more than offset the increase in provision for loan losses of $2.3 million. For a more detailed review of the net interest margin, non-interest income and non-interest expense please refer to those sections contained in this Management’s Discussion and Analysis.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          Net income for 2007 increased $282 (or 4.3%) to $6,770 (or $2.04 basic earnings per share and $2.03 diluted earnings per share), from $6,488 (or $1.93 basic earnings per share and $1.91 diluted earnings per share) in 2006. This increase is due to growth in the Corporation’s balance sheet. Average interest-earning assets increased by $65.7 million during 2007 compared to 2006, generating an additional $1.2 million in net interest income.

          Net Interest Income. The Corporation experienced a $4.4 million improvement in net interest income, on a taxable-equivalent basis, during 2008, increasing to $33,739 from $29,361 in 2007, representing an improvement of 14.9%. This positive change was made possible through growth in the balance sheet and an increased focus on reducing the Corporation’s cost of funds in today’s lower interest environment. Average interest-earning assets during 2008 increased to $980.8 million from $918.2 in 2007, representing growth of $62.6 million (or 6.8%). The asset mix of the balance sheet continued to shift more to loans, as the average balance of net loans increased $67.8 million (or 10.1%), while the average balance of total investments fell $4.2 million (or 1.8%). However, on the liability side, although average interest-bearing liabilities increased by $62.3 million (7.2%) to $924.8 million, the interest expense paid for those liabilities decreased from $34,505 in 2007 to $27,301 in 2008, a reduction of $7.2 million (or 20.9%). This was due to controlled pricing and the efficient use of other borrowings. Accordingly, the net yield on interest-earning assets, increased from 3.20% in 2007 to 3.44% in 2008. Again this year, the net yield on interest-earning assets improved each of the first three quarters: from 3.39% in the first quarter, to 3.49% in the second quarter, to 3.50% in the third quarter. The net yield in the fourth quarter of 3.38% was negatively impacted by the reversal of interest for loans that were placed in non-accrual, and would have been 3.53% without such reversals.

          The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a taxable equivalent basis using a tax rate of 34%:

	For the Years Ending December 31

	2008			2007			2006
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost

Average Interest-Earning Assets

Interest-bearing deposits	$2,785	$55	1.97%	$2,456	$122	4.97%	$2,232	$114	5.11%
Taxable investment securities	143,108	6,834	4.78	152,220	6,822	4.48	154,576	6,370	4.12
Tax-exempt investment securities (a)	94,926	6,284	6.62	89,989	6,518	7.24	100,519	7,001	6.96
Federal funds sold	5,316	71	1.34	6,706	332	4.95	9,777	499	5.10
Net loans (a) (b)	734,672	47,796	6.51	666,853	50,072	7.51	585,382	42,025	7.18

Total interest-earning assets	980,807	61,040	6.22	918,224	63,866	6.96	852,486	56,009	6.57

Average non-interest-earning assets	126,526			118,000			108,278

Total average assets	$1,107,333			$1,036,224			$960,764

Average Interest-Bearing Liabilities

Interest-bearing demand deposits	$253,982	3,647	1.44%	$238,568	6,567	2.75%	$216,540	4,877	2.25%
Savings deposits	61,815	67	0.11	63,357	249	0.39	70,726	326	0.46
Time deposits	506,663	20,068	3.96	481,725	23,509	4.88	431,153	18,640	4.32
Interest-bearing demand notes issued to the U.S. Treasury	1,099	15	1.36	1,035	49	4.73	848	39	4.56
Federal funds purchased and customer repurchase agreements	41,584	757	1.82	34,622	1,556	4.49	32,416	1,486	4.58
Advances from Federal Home Loan Bank	19,362	647	3.34	6,976	366	5.25	7,673	375	4.89
Trust preferred securities	25,000	1,420	5.68	25,000	1,420	5.68	25,000	1,410	5.64
Note payable	15,296	680	4.45	11,224	789	7.03	6,613	477	7.22

Total interest-bearing liabilities	924,801	27,301	2.95	862,507	34,505	4.00	790,969	27,630	3.49

Net yield on average interest-earning assets		$33,739	3.44%		$29,361	3.20%		$28,379	3.33%

Average non-interest-bearing liabilities	113,348			108,093			105,382

Average stockholders’ equity	69,184			65,624			64,414

Total average liabilities and stockholders’ equity	$1,107,333			$1,036,224			$960,764

(a)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments, using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable equivalent basis. The amount of taxable equivalent adjustments were $2,218 in 2008, $2,307 in 2007 and $2,483 in 2006.

(b)	Includes $32 in 2008, $165 in 2007 and $78 in 2006 attributable to interest from non-accrual loans.

          The following table reconciles taxable-equivalent net interest income (as shown above) to net interest income as reported on the Consolidated Statements of Income:

	2008	2007	2006

Net interest income as stated	$31,521	$27,054	$25,896
Taxable-equivalent adjustment-investments	2,137	2,216	2,381
Taxable-equivalent adjustment-loans	81	91	102

Taxable-equivalent net interest income	$33,739	$29,361	$28,379

          The following table reconciles the net yield on average interest-earning assets to the net yield on average interest-earning assets on a taxable-equivalent basis:

	2008	2007	2006

Net yield on interest-earning assets	3.21%	2.95%	3.04%
Taxable equivalent adjustment-investments	0.22	0.24	0.28
Taxable equivalent adjustment-loans	0.01	0.01	0.01

Taxable equivalent net yield on interest-earning assets	3.44%	3.20%	3.33%

          During 2007, net interest income, on a taxable-equivalent basis, increased to $29,361 from $28,379 in 2006, representing an improvement of $1.0 million (or 3.5%). This enhancement was attributable to an increase in average interest-earning assets during 2007 to $918.2 million from $852.5 in 2006, growth of $65.7 million (or 7.7%). The asset mix of the balance sheet shifted significantly in 2007 as maturities from the investment portfolio were used to help fund the exceptional loan growth during the year. The average balance of net loans increased $81.5 million (or 13.9%), while the average balance of total investments fell $12.9 million (or 5.1%). Accordingly, the average interest rate earned on these assets also increased to 6.96% in 2007 from 6.57% in 2006. The net yield on interest-earning assets, however, decreased from 3.33% in 2006 to 3.20% in 2007, as the compression of the net yield on average interest-earning assets that began in 2005 continued into early 2007. It is important to note, however, that the net yield on interest-earning assets improved each quarter in 2007: from 3.11% in the first quarter, to 3.15% in the second quarter, to 3.23% in the third quarter, and 3.29% in the fourth quarter. This improvement in the net yield on interest-earning assets was a major reason for the overall net income improvement each quarter in 2007 as noted in the Quarterly Results of Operations table contained in this report.

          The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates:

	Year ended December 31

	2008 compared to 2007			2007 compared to 2006			2006 compared to 2005
	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net

Interest from interest-earning assets

Interest-bearing time deposits	$11	$(78)	$(67)	$11	$(3)	$8	$8	$39	$47
Taxable investment securities	(422)	434	12	(101)	553	452	800	949	1,749
Tax-exempt investment securities (b)	342	(576)	(234)	(748)	265	(483)	1,027	179	1,206
Federal funds sold	(44)	(217)	(261)	(154)	(13)	(167)	278	101	379
Net loans (c)	4,752	(7,028)	(2,276)	5,983	2,064	8,047	7,047	3,562	10,609

Total income from interest- earning assets	4,639	(7,465)	(2,826)	4,991	2,866	7,857	9,160	4,830	13,990

Expense of interest-bearing liabilities

Interest-bearing demand deposits	323	(3,243)	(2,920)	551	1,139	1,690	126	1,527	1,653
Savings deposits	(4)	(178)	(182)	(31)	(46)	(77)	84	(25)	59
Time deposits	1,102	(4,543)	(3,441)	2,327	2,542	4,869	3,814	4,530	8,344
Interest-bearing demand notes issued to the U.S. Treasury	2	(36)	(34)	9	1	10	3	13	16
Federal funds purchased and securities repurchase agreements	220	(1,019)	(799)	100	(30)	70	289	441	730
Advances from Federal Home Loan Bank	532	(251)	281	(35)	26	(9)	48	(15)	33
Trust preferred securities	-0-	-0-	-0-	-0-	10	10	733	56	789
Note payable	234	(343)	(109)	328	(16)	312	207	74	281

Total expense from interest-bearing liabilities	2,409	(9,613)	(7,204)	3,249	3,626	6,875	5,304	6,601	11,905

Net difference	$2,230	$2,148	$4,378	$1,742	$(760)	$982	$3,856	$(1,771)	$2,085

(a)	The change in interest due both to rate and volume has been allocated equally.

(b)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable-equivalent basis. The amount of taxable-equivalent adjustments were $2,218 in 2008, $2,307 in 2007 and $2,483 in 2006.

(c)

Includes loan fees of $996 in 2008, $1,287 in 2007, and $782 in 2006. Interest income on loans includes the effect of taxable-equivalent adjustments for non-taxable loans using a tax rate of 34% in adjusting interest on tax-exempt loans to a taxable-equivalent basis. Includes non-accrual loans, with year-end balances of $30,383 in 2008, $7,361 in 2007, and $3,893 in 2006.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          Non-interest income. Total non-interest income increased in 2008 by $295, or 2.6%, to $11,593 from the 2007 total of $11,298. The largest increases were seen in the categories of other service charges and mortgage banking income, which increased by $171 (8.7%) and $166 (18.4%), respectively. Other service charges went up because of an increase in debit card income (usage), while mortgage banking income increased because of servicing income from a larger portfolio. The remaining categories of non-interest income showed either slight increases or decreases over the prior year. The Corporation recorded $405 in net gains from the sale of investment securities in 2008, compared to $541 in 2007, a decrease of $136 (or 25.1%).

          The following table provides non-interest income by category, total non-interest income, and non-interest income to average total assets for the periods indicated:

	For the Years ended December 31

	2008	2007	2006

Trust and farm management fees	$1,530	$1,507	$1,467
Service charges on deposit accounts	4,408	4,431	4,235
Other service charges	2,137	1,966	1,782
Gain on sales of securities available-for-sale	405	541	250
Gain on sale of loans	-0-	-0-	90
Brokerage fee income	913	920	736
Mortgage banking income	1,069	903	755
Bank-owned life insurance income	874	816	770
Other operating income	257	214	160

Total non-interest income	$11,593	$11,298	$10,245

Non-interest income to average total assets	1.05%	1.09%	1.07%

          Total non-interest income of $11,298 in 2007 represented an increase of $1,053 (or 10.3%) from the 2006 total of $10,245. The brokerage department and the mortgage banking department had excellent results in 2007, reporting increases of $184 (or 25.0%) and $148 (or 19.6%), respectively. The Corporation recorded $541 in net gains from the sale of investment securities in 2007, compared to $250 in 2006, an increase of $291 (or 116.4%). The service charge categories continued to grow as well, as service charges on deposits increased $196 (or 4.6%) while other service charges increased $184 (or 10.3%), primarily from an increase in the number of accounts.

          Non-interest Expense. Total non-interest expense increased to $31,123 in 2008 from $29,565 in 2007 (an increase of $1,558 or 5.3%). The majority of the increase resulted in the category of salaries and employee benefits, which increased $818 or 4.8% (from $16,874 at December 31, 2007 to $17,692 at December 31, 2008). Additionally, the category of Federal deposit insurance assessments increased to $845 in 2008 from $338 in 2007 (an increase of $507, or 150.0%) due to expiration of credits (see Note 19 to Consolidated Financial Statements) and the accrual of FDIC premiums. In addition, the categories of occupancy expense and other operating expense increased by $183 (or 10.7%) and $199 (or 6.4%), respectively, from 2007 to 2008. As a percentage of average total assets, however, non-interest expense continued to decrease to 2.81% in 2008, compared to 2.85% in 2007.

          The following table provides non-interest expense, and non-interest expense to average total assets for the periods indicated:

	For the Years ended December 31

	2008	2007	2006

Salaries and employee benefits	$17,692	$16,874	$15,884
Occupancy	1,890	1,707	1,458
Equipment expense	2,996	3,158	2,933
Federal insurance assessments	845	338	313
Intangible assets amortization	714	704	651
Data processing	1,151	1,101	1,032
Advertising	742	722	841
Postage	547	542	539
Property taxes	669	686	527
Supplies	347	448	427
Other real estate owned expense	203	157	149
Other operating expense	3,327	3,128	3,581

Total non-interest expense	$31,123	$29,565	$28,335

Non-interest expense to average total assets	2.81%	2.85%	2.95%

          Total non-interest expense increased to $29,565 in 2007 from $28,335 in 2006 (an increase of $1,230 or 4.3%). The majority of the increase resulted in the category of salaries and employee benefits, which increased $990 or 6.2% (from $15,884 at December 31, 2006 to $16,874 at December 31, 2007). This increase was due to a higher number of employees, particularly from the addition of the Plainfield office, as well as salary expense for an entire year in Aurora as opposed to only eight months in 2006. In addition, the categories of occupancy expense and equipment expense increased by $249 (or 17.1%) and $225 (or 7.7%), respectively, from 2006 to 2007. As a percentage of average total assets, however, non-interest expense continued to decrease to 2.85% in 2007, compared to 2.95% in 2006 and 2.97% in 2005.

          Income taxes. Income tax expense totaled $1,697 in 2008, $1,377 in 2007, and $1,033 in 2006. The effective tax rates were 18.8%, 16.9%, and 13.7% for the respective years then ended. The higher effective tax rate in 2008 was primarily due to a decrease in the amount of interest income earned from municipal (tax-exempt) securities.

Analysis of Financial Condition

          Loans. The Corporation’s loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: agricultural, commercial, real estate, and consumer installment. The Corporation has no foreign loans. The following table summarizes the Corporation’s loan portfolio:

	December 31

	2008		2007		2006		2005		2004
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Agricultural	$79,536	10.1%	$85,571	11.8%	$83,610	13.3%	$73,884	12.7%	$42,063	10.3%
Commercial	225,806	28.5	168,936	23.4	134,402	21.4	114,342	19.7	96,390	23.5
Real Estate
1-4 family residences	132,056	16.7	127,656	17.7	120,585	19.1	138,959	23.9	76,644	18.7
Agricultural	64,212	8.1	61,158	8.5	61,511	9.8	56,069	9.6	39,688	9.7
Construction	31,444	4.0	46,874	6.5	42,991	6.8	37,286	6.4	17,271	4.2
Commercial	182,658	23.1	160,106	22.2	130,302	20.7	113,110	19.4	105,073	25.6

Real Estate Total	410,370	51.9	395,794	54.8	355,389	56.4	345,424	59.3	238,676	58.2
Installment	75,125	9.5	72,346	10.0	56,071	8.9	48,074	8.3	32,915	8.0

Total loans	$790,837	100.0%	$722,647	100.0%	$629,472	100.0%	$581,724	100.0%	$410,044	100.0%

Total assets	$1,163,130		$1,080,702		$1,031,959		$945,263		$655,738
Loans to total assets		68.0%		66.9%		61.0%		61.6%		62.5%

          Total loans increased $68.2 million (or 9.4%) in 2008 as compared to an increase of $93.2 million (14.8%) in 2007. There were no acquisitions in 2008, thus all loan growth was internal. The increase reflects business expansion in markets served by the subsidiary bank in 2008 as well as expansion of relationship banking in all markets.

          Commercial loans increased $56.9 million (or 33.7%) in 2008, which compares to an increase of $34.5 million (or 25.7%) in 2007. Building relationships with commercial businesses has been the largest component of loan growth in recent years. Increases occurred in both higher growth areas and established markets served by the subsidiary bank. Competition for high quality commercial and agricultural customers remains strong.

          Loans to agricultural operations decreased $6.0 million (or 7.1%) in 2008, which compares to an increase of $2.0 million (or 2.3%) in 2006. Short term agricultural loans are seasonal in nature with paydown from grain sales occurring near the beginning and end of each year. Rapid growth in the bio-fuels industry (primarily ethanol) and rising worldwide food demand have dramatically influenced corn prices since the latter part of 2007. Rising corn prices have influenced soybean prices as the two commodities compete for planted acreage. Corn and soybeans are the two primary crops of the Corporation’s market area. This has created an environment for significant profitability in agricultural crop production, which continued in 2008. While loan repayments are strong, costs of production have also increased maintaining the demand for operating credit. The highly experienced agricultural staff continues to effectively manage risk and seek opportunities in this portfolio. Agricultural loans as a percentage of total loans were 10.1% at year-end 2008, compared to 11.8% at year-end 2007.

          Real estate loans increased $14.6 million (or 3.7%) in 2008 compared to an increase of $40.4 million (or 11.3%) in 2007. The growth in real estate loans was primarily in the commercial area. Residential real estate loans with fixed rates of more than 5 years are generally sold into the secondary market. The Corporation retains the servicing of sold loans maintaining the local relationship with customers and generating servicing fee income. Total home mortgage closings were over $113 million in 2008. This was above budgeted volume which is a notable achievement in a time of reduced real estate sales. The Corporation has not originated any “sub prime” mortgages for our own portfolio or to sell in the secondary market. Construction loans decreased $15.4 million (or 32.9%) reflecting the significant national decline in building activity due to present economic conditions.

          Consumer installment loans increased $2.8 million (or 3.8%) in 2008 from 2007. This follows an increase of $16.3 million (or 29.0%) in 2007. Home equity lending comprises two thirds of the installment portfolio.

          Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower’s management and the impact of national economic factors. With respect to agricultural loans, the primary risks are weather and, like commercial loans, the quality of the borrower’s management. Risks associated with real estate loans include concentrations of loans in a loan type, such as commercial or agricultural, and fluctuating land values. Installment loans also have risks associated with concentrations of loans in a single type of loan. Installment loans additionally carry the risk of a borrower’s unemployment as a result of deteriorating economic conditions. With the notable exception of agricultural lending, the current economic downtrend has increased the risk level in the subsidiary bank’s loan portfolio.

          The Corporation’s strategy with respect to addressing and managing these types of risks, whether loan demand is weak or strong, is for the subsidiary bank to follow its conservative loan policies and underwriting practices, which include (i) granting loans on a sound and collectible basis, (ii) investing funds profitably for the benefit of the stockholders and the protection of depositors, (iii) serving the legitimate needs of the community and the subsidiary bank’s general market area while obtaining a balance between maximum yield and minimum risk, (iv) ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan, (v) administering loan policies through a Directors’ Loan Committee and Officer approvals, (vi) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each loan category, and (vii) ensuring that each loan is properly documented and, if appropriate, secured or guaranteed by government agencies, and that insurance coverage is adequate, especially with respect to certain agricultural loans because of the risk of poor weather. When problem situations occur bank staff actively work with borrowers to achieve the best resolution possible.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          Non-performing Loans and Other Real Estate Owned. Non-performing loans amounted to 4.18% of total loans at year-end 2008 compared to 1.03% at year-end 2007. The increase reflects a higher level of stress in the building industry as well as the general economy. Approximately eighty percent of the increase in 2008 is attributable to three loan relationships, all of which are development loans in the Corporation’s northern and eastern market areas. As sales have dramatically decreased, developers are facing difficulty in making interest payments, creating the non-performing status. The Corporation has been proactive in obtaining updated appraisals for development projects. No specific loss provisions have been established for these three relationships. Problem credits are closely monitored by the lending staff, and an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off, or if well secured and in the process of collection, placed on a non-accrual status. Problem credits have a life cycle. They either improve or they move through a workout/liquidation process. The workout process often includes non-accrual status. The allowance for possible loan losses was 15.3% and 43.7% of non-performing loans at year-end 2008 and 2007, respectively. The decrease in the percentage for 2008 is due to an increase in non-performing loans. These loans are substantially collateralized. Total other real estate owned as of December 31, 2008 was $2,487. The Corporation had $833 in other real estate owned as of December 31, 2007. The following table provides information on the Corporation’s non-performing loans since 2004:

	December 31

	2008	2007	2006	2005	2004

Non-accrual	$30,383	$7,361	$3,893	$3,822	$328
90 days past due and accruing	2,655	73	33	3	-0-
Restructured	-0-	-0-	-0-	-0-	-0-

Total non-performing loans	$33,038	$7,434	$3,926	$3,825	$328

Non-performing loans to total loans (net of unearned interest)	4.18%	1.03%	0.62%	0.66%	0.08%

          As of December 31, 2008 and 2007, loans which the Corporation’s management had serious doubts as to the ability of borrowers to comply with loan repayment terms not carried as non-performing loans totaled approximately $551 (or .07% of the total loan portfolio), and $115 (or .02% of the total loan portfolio), respectively.

          Allowance for Possible Loan Losses. The allowance shown in the following table represents the allowance available to absorb losses within the entire portfolio:

	For the Years Ended December 31

	2008	2007	2006	2005	2004

Amount of loans outstanding at end of year (net of unearned interest)	$790,837	$722,647	$629,472	$581,812	$410,044
Average amount of loans outstanding for the year (net of unearned interest)	$734,672	$666,853	$585,382	$482,448	$390,755
Allowance for loan losses at beginning of year	$3,248	$3,053	$3,109	$2,524	$2,250
Allowance of bank acquired	-0-	-0-	-0-	752	-0-
Charge-offs:
Agricultural	-0-	-0-	162	-0-	-0-
Commercial	797	373	227	85	54
Real estate-mortgage	91	22	21	10	3
Installment	446	269	194	252	301

Total charge-offs	1,334	664	604	347	358

Recoveries:

Agricultural	-0-	1	-0-	-0-	-0-
Commercial	37	29	90	2	54
Real estate-mortgage	-0-	17	5	-0-	4
Installment	145	172	168	178	199

Total recoveries	182	219	263	180	257

Net loans charged off	1,152	445	341	167	101
Provision for loan losses	2,968	640	285	-0-	375

Allowance for loan losses at end of year	$5,064	$3,248	$3,053	$3,109	$2,524

Net loans charged off to average loans	0.16%	0.07%	0.06%	0.03%	0.03%

Allowance for loan losses to non-performing loans	15.33%	43.69%	77.76%	81.28%	769.51%

Allowance for loan losses to total loans at end of year (net of unearned interest)	0.64%	0.45%	0.49%	0.53%	0.62%

          The allowance for loan losses is considered by management to be a critical accounting policy. The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries. The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management’s best judgment, deserve evaluation in estimating possible loan losses. The adequacy of the allowance for possible loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the Loan Review staff of the Audit Department, Senior Lending Officers, Chief Financial Officer, Risk Manager and Chief Executive Officer of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank’s staff, management and its Board of Directors.

          More specifically, the Corporation calculates the appropriate level of the allowance for possible loan losses on a monthly basis using base charge-offs for each loan type, substandard loans, and potential losses with respect to specific loans. In addition to management’s assessment of the portfolio, the Corporation and the subsidiary bank are examined periodically by regulatory agencies. Although the regulatory agencies do not determine whether the subsidiary bank’s allowance for loan losses is adequate, such agencies do review the procedures and policies followed by management of the subsidiary bank in establishing the allowance.

          Given the current state of the economy, management did assess the impact of the recession on each category of loans and adjusted historical loss factors for more recent economic trends. Management utilizes a five-year loss history as one component in assessing the probability of inherent future losses. Given the decline in economic conditions over the past year, management has also increased its allocation to various loan categories for economic factors. Some of the economic factors include the potential for reduced cash flow for commercial operating loans from reduction in sales or increased operating costs, decreased occupancy rates for commercial buildings, reduced levels of home sales for commercial land developments, the decline in and uncertainty regarding grain prices and increased operating costs for farmers, and increased levels of unemployment and bankruptcy impacting consumer’s ability to pay. Each of these economic uncertainties was taken into consideration in developing the level of the reserve.

          Net charge-offs were 0.16% of average (total loans) in 2008. The allowance for loan losses at year-end 2008 was $5.06 million, .64% of total loans, net of unearned interest, and 15.33% of non-performing loans. The year end 2008 allowance of ..64% of total loans is an increase of 42% from the year end 2007 number of ..45%, reflecting management’s assessment of the present economic environment. Non-performing loans are comprised of credits that management believes will not result in significant losses to the Corporation. There are $818 specific loan loss reserves for the non-performing or impaired loans as of December 31, 2008. Management considers the allowance for loan losses adequate to meet probable losses as of December 31, 2008.

          Investment Securities. The objectives of the investment portfolio are to provide the subsidiary bank with a source of earnings and liquidity. The following table provides information on the book value of investment securities as of the dates indicated:

	December 31

	2008	2007

U.S. Government Agencies	$92,198	$63,740
State and Municipal	103,960	95,134
Collateralized mortgage obligations	54,957	69,701

Total	$251,115	$228,575

          Investment securities totaled $251.1 million on December 31, 2008, an increase of $22.5 million (or 9.9%) from the December 31, 2007 total of $228.6 million. The increase was primarily due to securities purchased to meet increased pledging requirements for new deposits and a comparison to a lower than average total from 2007. Some changes occurred in the investment mix during 2008. Collateralized Mortgage Obligations (CMOs) decreased by 21.1%, or $14.7 million, and now represent 21.9% of the portfolio, down from 30.5%. Municipal bond holdings increased by $8.8 million or 9.3%. U.S. Government agencies and Mortgage-backed securities (MBS) increased $28.5 million or 44.6%, and now represent 36.7% of the portfolio, up from 27.9%. This can be attributed to the value created in that sector due to market pricing opportunities. The overall yield on the total portfolio rose by 21 basis points from 2007 to 5.51%. This occurred largely from the increase in allocation in mortgage backs and several swap strategies, where gains were captured and yield increases on reinvestment. It should also be noted that the investment portfolio does not contain any sub-prime mortgage securities nor any Fannie Mae or Freddie Mac preferred stock.

          Total investment securities were $228.6 million on December 31, 2007, a decrease of $35.2 million (or 13.4%) from the December 31, 2006 total of $264.0 million. The reduction in the portfolio was primarily due to liquidity needs to meet strong loan demand and a decision to reduce participation in the State of Illinois Ag Link Deposit program. Some changes occurred in the investment mix during 2007, as a result of maturities and principal paydowns that were not reinvested. Collateralized Mortgage Obligations (CMOs) decreased by 25.3%, or $23.6 million, and now represent 30.0% of the portfolio, down from 34.8%. Municipal bond holdings dropped by $10.8 million or 10.2%. The current yield on the total portfolio on a year over year basis fell by 7 basis points from 5.37% to 5.30%. The decrease in the yield of the municipal bond portfolio was the major contributing factor, with a drop of 16 basis points. This decline was largely a function of falling interest rates and subsequent calls exercised on higher coupon securities with imbedded unamortized premiums. Conversely, the current yield improved on all other investment categories.

          Deposits. Total deposits increased in 2008 by approximately $70.7 million, a 7.9% increase over 2007. Time deposits represented an increase of $55.0 million, an 11.2 % increase over the prior year largely due to customers continuing their prior years trend of investing in term accounts rather than liquid accounts. Interest-bearing demand accounts increased $5.0 million, a 2.1% increase over 2007. Non-interest bearing demand accounts showed an increase of $8.1 million (or 7.9%). Regular savings accounts experienced an increase of approximately $2.7 million (or 4.6%), with funds also moving to time deposits and money market products. The average rate for overall deposits decreased .84% in 2008 as a result of certificates of deposits maturing and re-pricing lower, as well as liquid accounts pricing lower. The concentration in the High Yield Money Market portfolio of $119 million and the Freedom IRA portfolio of $31 million were being offered at slightly higher rates than the other liquid products. This shift in deposits continues the trend of customers moving away from the market and into FDIC insured investments over the last several years. Additionally, a strong marketing campaign emphasizing the soundness, strength and experience of the subsidiary bank and the increase in late 2008 of FDIC coverage to $250,000 attracted deposits to the bank. Again this year, the subsidiary bank has experienced growth in all of the markets served. It is particularly noteworthy, the subsidiary bank’s deposits are core deposits and contain no brokered CD’s (other than CDARS relationships).

          Over the last three years, the subsidiary bank has seen overall deposits increase 20.5%. The increase in consumer deposits reflects our continued focus on investing in offices in high growth areas, and continued focus of officers calling on customers and potential customers through our officer call program to develop deposit relationships. This growth also reflects the well trained staff that looks to assist customers by identifying needs and providing sound solutions. There continues to be considerable interest in the alternative delivery mechanisms, such as electronic methods which include ATM’s, Internet Banking with Bill Payment

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

and Telebanker as a convenient means for customers to better manage their money, maximize return, and have peace of mind by dealing safely and securely with only one financial institution. Due to the diversity within our various market areas, such delivery mechanisms will continue to position us well for the future.

          The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated:

	For the Years Ended December 31

	2008		2007		2006
	Balance	Rate	Balance	Rate	Balance	Rate

Non-interest bearing demand	$110,559	n/a	$102,452	n/a	$107,834	n/a
Interest-bearing demand	246,714	1.44%	241,749	2.75%	231,953	2.25%
Savings	61,089	0.11	58,401	0.39	66,060	0.46
Time deposits	543,770	3.96	488,805	4.88	476,052	4.32

Total	$962,132	2.61%	$891,407	3.45%	$881,899	2.96%

          The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2008. These time deposits are made by individuals, corporations and public entities:

Three months or less	$92,614
Over three months through six months	46,349
Over six months through one year	71,006
Over one year	22,842

Total	$232,811

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

          The ratio of temporary investments and other short-term available funds (those investments maturing within one year plus twelve months’ projected payments on mortgage-backed securities and collateralized mortgage obligations, and cash and due from banks balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 32.6% at December 31, 2008 and 45.3% at December 31, 2007, respectively. Core deposits (demand deposits, interest-bearing checking accounts, total savings, and certificates of deposit less than $100) were 83.0 % of total deposits at December 31, 2008 and 90.5% of total deposits at December 31, 2007. Money market accounts of approximately $135.5 million at December 31, 2008 are classified by the Corporation as core deposits.

          In 2008, the Corporation experienced a net decrease of $7.3 million in cash and cash equivalents. The Corporation used $93.1 million for investing activities, which primarily consisted of a $71.7 million increase in net loans and a $22.6 million increase in investments. Offsetting this usage, financing activities provided the Corporation with $75.6 million, consisting of an increase in deposits of $70.7 million and an increase of $8.9 million in borrowings, less $3.7 million in dividends paid to shareholders, and operating activities which provided the Corporation with $10.2 million. Cash and cash equivalents of $20.3 million at December 31, 2008, along with established lines of credit, are deemed more than adequate to meet short-term liquidity needs.

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

          Asset-Liability Management. The Corporation actively manages its assets and liabilities through coordinating the levels of interest rate sensitive assets and liabilities to minimize changes in net interest income, despite changes in market interest rates. The Corporation defines interest rate sensitive assets and liabilities as any instruments that can be repriced within 180 days, either because the instrument will mature during the period or because it carries a variable interest rate. Changes in net interest income occur when interest rates on loans and investments change in a different time period from changes in interest rates on liabilities, or when the mix and volume of earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the total dollar amount of the difference between rate sensitive assets and rate sensitive liabilities within a given time period (GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

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

          The following table shows the estimated changes to net interest income from the base scenario as of December 31, 2008 and 2007:

Change in	Estimated Net Interest Income
Interest Rate	2008	% of change	2007	% of change

300 basis point rise	$32,774	-11.56%	$35,253	0.37%
200 basis point rise	33,974	-8.32	35,439	0.90
100 basis point rise	35,439	-4.37	35,723	1.71
Base scenario	37,058	—	35,124	—
100 basis point decline	35,528	-4.13	34,004	-3.19
200 basis point decline	32,706	-11.74	32,937	-6.23
300 basis point decline	30,019	-18.99	31,965	-8.99

          Contractual Obligations, Commercial Commitments and Off-Balance Sheet Arrangements. As disclosed in the Notes to Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2008, the aggregate contracted obligations (excluding bank deposits) and commercial commitments are as follows:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years

Contractual Obligations:
Time Deposits	$543,770	$463,332	$72,869	$7,519	$50
Customer repurchase agreements	35,532	35,532	-0-	-0-	$-0-
Interest-bearing demand notes issued to the U.S. Treasury	2,441	2,441	-0-	-0-	-0-
Advances from the Federal Home Loan Bank	32,493	12,500	19,993	-0-	-0-
Federal funds purchased	6,500	6,500	-0-	-0-	-0-
Trust preferred securities	25,000	-0-	25,000	-0-	-0-
Note payable	16,050	16,050	-0-	-0-	-0-
Post-retirement health insurance	698	44	117	112	425	(1)

Total	$662,484	$536,399	$117,979	$7,631	$475

Off-Balance Sheet Arrangements:
Commitments to lend	$155,603	$155,603	$-0-	$-0-	$-0-
Standby letters of credit	5,886	5,886	-0-	-0-	-0-

Total	$161,489	$161,489	$-0-	$-0-	$-0-

(1) For the years 2014 through 2018

          See Note 18 of the Consolidated Financial Statements for additional discussion on Contractual Obligations, Commercial Commitments and Off-Balance Sheet Arrangements.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          The following table sets forth the Corporation’s interest rate repricing gaps for selected maturity periods at December 31, 2008 (dollars in thousands):

	Rate Sensitive Within

	1 year	1-2 yrs.	2-3 yrs.	3-5 yrs.	Thereafter	Total	Fair Value

Interest-earning assets:
Interest-bearing deposits	$2,774	$-0-	$-0-	$-0-	$-0-	$2,774	$2,774
Taxable investment securities	34,582	17,386	14,517	14,128	70,753	151,366	151,366
Tax-exempt investment securities	4,574	3,128	1,503	6,504	88,252	103,961	104,190
Loans	408,157	101,384	92,543	132,310	53,533	787,927	793,410

Total rate sensitive assets (“RSA”)	$450,087	$121,898	$108,563	$152,942	$212,538	$1,046,028	$1,051,740

Interest-bearing liabilities:
Interest-bearing demand deposits	$246,714	$-0-	$-0-	$-0-	$-0-	$246,714	$246,714
Savings deposits	61,089	-0-	-0-	-0-	-0-	61,089	61,089
Time deposits	463,332	60,828	12,041	7,519	50	543,770	554,362
Customer repurchase agreements	35,532	-0-	-0-	-0-	-0-	35,532	35,532
Advances from the Federal Home Loan Bank	12,500	19,993	-0-	-0-	-0-	32,493	34,083
Federal funds purchased	6,500	-0-	-0-	-0-	-0-	6,500	6,500
Interest-bearing demand notes issued to the U.S. Treasury	2,441	-0-	-0-	-0-	-0-	2,441	2,441
Trust preferred securities	-0-	25,000	-0-	-0-	-0-	25,000	33,210
Note payable	16,050	-0-	-0-	-0-	-0-	16,050	16,050

Total rate sensitive liabilities (“RSL”)	$844,158	$105,821	$12,041	$7,519	$50	$969,589	$989,981

Interest rate sensitivity GAP (RSA less RSL)	$(394,071)	$16,077	$96,522	$145,423	$212,488
Cumulative GAP	$(394,071)	$(377,994)	$(281,472)	$(136,049)	$76,439
RSA/RSL	53.32%	115.19%	901.61%	2034.07%	425076.00%
Cumulative RSA/RSL	53.32%	60.21%	70.74%	85.97%	107.88%

          In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

          Management of the Corporation considers $55.6 million (one-half) of the interest-bearing checking account balances and $67.8 million (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank’s policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

          At December 31, 2008, savings deposits totaled approximately $61.1 million. If the $61.1 million in savings deposits, the $55.6 million of interest-bearing checking account balances and the $67.8 million in money market account balances reflected in the less than one year time frame are excluded from the rate sensitivity above (consistent with the consideration mentioned in the paragraph above), then rate sensitive liabilities would be approximately $659.7 million decreasing the negative gap to approximately $209.6 million. RSA as a percent of RSL would be 68.2%.

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

          Investment Maturities and Yields. The following table sets forth the contractual maturities of the amortized cost of investment securities at December 31, 2008, and the taxable equivalent yields of such securities:

	Due within one year		Due after one but within five years		Due after five years		Other (no stated maturity)

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Government Agencies	$420	5.50%	$5,598	3.70%	$82,861	5.05%	$-0-	—
State and Municipal	4,597	5.54	11,060	5.92	89,354	6.34	-0-	—
Collateralized mortgage obligations	-0-	—	4,295	4.31	50,111	4.71	-0-	—

Total	$5,017	5.54%	$20,953	5.00%	$222,326	5.49%	$-0-	—

          Loan Maturities. The following table sets forth scheduled loan repayments on agricultural, commercial and real estate construction loans at December 31, 2008:

	Due within one year	Due after one but within five years	Due after five years	Non-accrual	Total

Agricultural	$70,981	$7,952	$603	$-0-	$79,536
Commercial	160,699	39,043	10,477	15,587	225,806
Real Estate-Construction	27,615	3,829	-0-	-0-	31,444

Total	$259,295	$50,824	$11,080	$15,587	$336,786

          Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates or adjustable (variable) interest rates at December 31, 2008:

	Fixed rate	Variable rate	Total

Due after one year	$51,207	$10,697	$61,904

          Allocation of Allowance for Loan Losses. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans at December 31 are as follows:

	December 31

	2008		2007		2006		2005		2004
	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans

Agricultural	$235	10.1%	$580	11.8%	$830	13.3%	$1,011	12.7%	$656	10.3%
Commercial	2,469	28.5	1,188	23.4	1,022	21.4	890	19.7	770	23.5
Real estate-mortgage	1,284	51.9	743	54.8	490	56.4	420	59.3	193	58.2
Installment	890	9.5	486	10.0	540	8.9	484	8.3	359	8.0
Unallocated	186	n/a	251	n/a	171	n/a	304	n/a	546	n/a

Total	$5,064	100.0%	$3,248	100.0%	$3,053	100.0%	$3,109	100.0%	$2,524	100.0%

          Recent Developments - On January 23, 2009, the Corporation completed the sale of $25.1 million of preferred stock and a warrant to purchase common stock to the United States Department of the Treasury (the “U.S. Treasury”) under U.S. Treasury’s Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 (“EESA”).

          The Corporation issued and sold (1) 25,083 shares of Fixed Rate Cumulative Perpetual Preferred Stock Series B, liquidation preference of $1,000 per share (the “Series B Preferred Shares”), and (2) a ten-year warrant (the “Warrant”) to purchase up to 155,025 shares of the Corporation’s common stock (“Common Stock”) at an exercise price of $24.27 per share, or an aggregate purchase price of $3.8 million in cash. Cumulative dividends on the Series B Preferred Shares will accrue on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter.

          The securities purchase agreement, dated January 23, 2009 (the “Purchase Agreement”), between the Corporation and the U.S. Treasury, pursuant to which the Series B Preferred Shares and the Warrant were sold, limits the payment of dividends on the Common Stock to the current quarterly cash dividend of $0.28 per share, limits the Corporation’s ability to repurchase its Common Stock, and subjects the Corporation to certain of the executive compensation limitations included in the EESA.

          As a condition to the closing of the transaction, each of the Corporation’s Senior Executive Officers (as defined in the Purchase Agreement) executed a waiver voluntarily waiving any claim against the Treasury or the Corporation for any changes to their compensation or benefits, as required to comply with the regulation issued by the U.S. Treasury under the TARP Capital Purchase Program. The Senior Executive Officers also acknowledged that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including so-called “golden parachute” agreements) as they relate to the period the U.S. Treasury holds any equity or debt securities of the Corporation acquired through the Capital Purchase Program.

          In addition to EESA, on February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted. The ARRA contains numerous provisions which modify EESA and which require additional rule making by various regulatory bodies. The precise impact of ARRA and the rules promulgated under it will become known in the coming months.

Quarterly Results of Operations
(dollars in thousands except share data)

          The following table sets forth certain unaudited income and expense and share data on a quarterly basis for the three-month periods indicated:

	Year Ended December 31, 2008

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$15,066	$14,473	$14,812	$14,471
Interest expense	7,612	6,656	6,640	6,393

Net interest income	7,454	7,817	8,172	8,078
Provision for loan losses	368	450	550	1,600

Net interest income after provision for loan losses	7,086	7,367	7,622	6,478
Non-interest income	3,153	2,751	2,851	2,838
Non-interest expense	7,560	7,509	7,628	8,426

Income before income taxes	2,679	2,609	2,845	890
Income tax expense	589	589	658	(139)

Net income	$2,090	$2,020	$2,187	$1,029

Earnings per share:
Basic	$0.63	$0.61	$0.66	$0.32
Diluted	$0.63	$0.61	$0.66	$0.31
Cash dividends declared per share	$0.28	$0.28	$0.28	$0.28

	Year Ended December 31, 2007

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$14,817	$15,234	$15,632	$15,876
Interest expense	8,425	8,647	8,782	8,651

Net interest income	6,392	6,587	6,850	7,225
Provision for loan losses	185	115	250	90

Net interest income after provision for loan losses	6,207	6,472	6,600	7,135
Non-interest income	2,645	2,722	2,935	2,996
Non-interest expense	7,272	7,394	7,387	7,512

Income before income taxes	1,579	1,800	2,148	2,619
Income tax expense	150	247	408	571

Net income	$1,429	$1,553	$1,740	$2,048

Earnings per share:
Basic	$0.43	$0.47	$0.53	$0.62
Diluted	$0.42	$0.46	$0.52	$0.62
Cash dividends declared per share	$0.27	$0.27	$0.27	$0.27

Selected Consolidated Financial Information
(dollars in thousands except share data)

	For the Years Ended December 31

	2008	2007	2006	2005	2004

Summary of Income
Interest income	$58,822	$61,559	$53,526	$39,971	$29,719
Interest expense	27,301	34,505	27,630	15,726	9,070
Net interest income	31,521	27,054	25,896	24,245	20,649
Provision for loan losses	2,968	640	285	-0-	375
Non-interest income	11,593	11,298	10,245	8,840	8,315
Non-interest expense	31,123	29,565	28,335	23,253	19,503
Income before income taxes	9,023	8,147	7,521	9,832	9,086
Income tax expense	1,697	1,377	1,033	2,258	2,214
Net income	7,326	6,770	6,488	7,574	6,872

Per Share Data
Basic earnings per share	$2.22	$2.04	$1.93	$2.39	$2.22
Diluted earnings per share	2.21	2.03	1.91	2.37	2.21
Book value (at end of period)	21.97	20.74	19.50	18.87	17.13
Cash dividends declared	1.12	1.08	1.05	1.03	0.96
Dividend payout ratio	50.5%	53.1%	54.6%	44.0%	43.2%

Selected Balances (at end of year)
Total assets	$1,163,130	$1,080,702	$1,031,959	$945,263	$655,738
Earning assets	1,017,732	949,534	904,504	852,286	616,089
Investments	251,115	228,575	267,916	251,486	188,809
Gross loans	792,992	723,575	633,984	584,311	411,345
Allowance for loan losses	5,064	3,248	3,053	3,109	2,524
Deposits	962,132	891,407	881,899	798,558	573,561
Borrowings	118,016	109,089	74,147	72,575	25,535
Stockholders’ equity	72,471	68,607	65,355	63,144	52,369

Selected Financial Ratios
Net income to average stockholders’ equity	10.59%	10.32%	10.07%	13.43%	13.46%
Net income to average assets	0.66	0.65	0.68	0.97	1.11
Average stockholders’ equity to average assets	6.25	6.33	6.70	7.21	8.24
Average earning assets to average assets	88.57	88.61	88.73	90.21	91.37
Non-performing loans to total loans at end of year (net of unearned interest)	4.18	1.03	0.62	0.66	0.08
Tier 1 capital to average adjusted assets	6.22	6.33	6.67	7.83	7.88
Risk-based capital to risk-adjusted assets	8.30	8.44	9.18	9.76	11.49
Net loans charged-off to average loans	0.16	0.07	0.06	0.03	0.03
Allowance for loan losses to total loans at end of year (net of unearned interest)	0.64	0.45	0.49	0.53	0.62
Average interest-bearing deposits to average deposits	89.02	89.01	88.27	88.29	88.10
Average non-interest-bearing deposits to average deposits	10.98	10.99	11.73	11.71	11.90

Common Stock Price Performance Graph

          The following Common Stock price performance graph compares the monthly change in the Corporation’s cumulative total stockholder returns on its Common Stock, assuming the Common Stock was purchased on December 31, 2003 and sold on December 31, 2008, with the cumulative total return of stocks included in the Russell 3000, the NASDAQ Bank Index and the SNL Midwest Bank Stock Index for the same period. The amounts shown assume the reinvestment of dividends.

Total Return Performance

	Period Ending

Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08

Princeton National Bancorp, Inc.	100.00	104.33	124.41	125.70	97.18	92.63
Russell 3000	100.00	111.95	118.80	137.47	144.54	90.61
SNL Midwest Bank Index	100.00	112.84	108.73	125.68	97.96	64.44
NASDAQ Bank	100.00	110.99	106.18	117.87	91.85	69.88

          The Corporation’s Common Stock began trading on the NASDAQ Stock Market under the symbol PNBC on May 8, 1992. On December 31, 2008 and February 27, 2009, the Record Date, the closing bid prices for the Common Stock as quoted on NASDAQ Online were $22.14 and $13.03, respectively.