Form 10-K, Exhibit 13
period 2009-12-31
PRINCETON NATIONAL BANCORP INC
filed 2010-03-29
CIK 707855

Exhibit 13

Exhibit 13. Portions of 2009 Annual Report to Stockholders

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Princeton National Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Decatur, Illinois
March 26, 2010

Consolidated Balance Sheets
(dollars in thousands except share data)

	December 31
	2009	2008

ASSETS
Cash and due from banks	$15,546	$20,163
Interest-bearing deposits with financial institutions	55,527	98

Total cash and cash equivalents	71,073	20,261
Loans held-for-sale, at lower of cost or market	3,296	2,155
Investment securities:
Available-for-sale, at fair value	288,474	236,883
Held-to-maturity, at amortized cost (fair value of $13,331 and $14,461)	12,793	14,232

Total investment securities	301,267	251,115
Loans:
Loans, net of unearned interest	798,074	790,837
Allowance for loan losses	(12,075)	(5,064)

Net loans	785,999	785,773
Premises and equipment, net of accumulated depreciation	28,269	29,297
Land held for sale, at lower of cost or market	2,354	2,354
Federal Reserve and Federal Home Loan Bank stock	4,230	4,211
Bank-owned life insurance	22,540	21,588
Accrued interest receivable	9,267	9,693
Other real estate owned	17,658	2,487
Goodwill	-0-	24,521
Intangible assets, net of accumulated amortization	3,347	4,207
Other assets	11,430	5,468

TOTAL ASSETS	$1,260,730	$1,163,130

LIABILITIES
Deposits:
Demand	$136,026	$110,559
Interest-bearing demand	374,624	246,714
Savings	68,292	61,089
Time	496,597	543,770

Total deposits	1,075,539	962,132
Borrowings:
Customer repurchase agreements	47,327	35,532
Federal funds purchased	-0-	6,500
Interest-bearing demand notes issued to the U.S. Treasury	1,021	2,441
Advances from the Federal Home Loan Bank	31,500	32,493
Trust preferred securities	25,000	25,000
Note payable	-0-	16,050

Total borrowings	104,848	118,016
Other liabilities	5,683	10,511

TOTAL LIABILITIES	1,186,070	1,090,659

STOCKHOLDERS’ EQUITY
Preferred stock: no par value, 100,000 shares authorized:
25,083 shares issued and outstanding at December 31, 2009, and 0 shares issued and outstanding at December 31, 2008	24,958	-0-
Common stock: $5 par value, 7,000,000 shares authorized:
4,478,295 shares issued at December 31, 2009 and 2008	22,391	22,391
Common stock warrants	150	-0-
Surplus	18,423	18,420
Retained earnings	29,851	54,329
Accumulated other comprehensive income, net of tax	2,816	1,402
Less: cost of 1,171,926 and 1,180,254 treasury shares at December 31, 2009 and 2008, respectively	(23,929)	(24,071)

TOTAL STOCKHOLDERS’ EQUITY	74,660	72,471

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,260,730	$1,163,130

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
(dollars in thousands except share data)

	For the Years Ended December 31
	2009	2008	2007

Interest income:

Interest and fees on loans	$43,719	$47,715	$49,982
Interest and dividends on investment securities:
Taxable	7,607	6,834	6,822
Tax-exempt	5,296	4,148	4,302
Interest on federal funds sold	-0-	71	332
Interest on interest-bearing deposits in other banks	114	54	121

Total interest income	56,736	58,822	61,559

Interest expense:
Interest on deposits	19,220	23,782	30,324
Interest on borrowings	2,865	3,519	4,181

Total interest expense	22,085	27,301	34,505

Net interest income	34,651	31,521	27,054
Provision for loan losses	11,062	2,968	640

Net interest income after provision for loan losses	23,589	28,553	26,414

Non-interest income:
Trust & farm management fees	1,334	1,530	1,507
Service charges on deposit accounts	3,961	4,408	4,431
Other service charges	1,954	2,137	1,966
Gain on sales of securities available-for-sale	1,781	405	541
Brokerage fee income	857	913	920
Mortgage banking income, net	2,277	1,069	903
Bank-owned life insurance income	941	874	816
Other operating income	139	257	214

Total non-interest income	13,244	11,593	11,298

Non-interest expense:
Salaries and employee benefits	18,011	17,692	16,874
Occupancy	2,598	2,559	2,393
Equipment expense	3,071	2,996	3,158
Federal insurance assessments	2,584	845	338
Goodwill impairment losses	24,521	-0-	-0-
Intangible assets amortization	816	714	704
Data processing	1,290	1,151	1,101
Advertising	751	742	722
Other real estate expenses, net	1,064	201	157
Other operating expense	4,853	4,223	4,118

Total non-interest expense	59,559	31,123	29,565

Income (loss) before income taxes	(22,726)	9,023	8,147
Income tax expense (benefit)	(1,600)	1,697	1,377

Net income (loss)	$(21,126)	$7,326	$6,770

Dividends on preferred shares	1,178	-0-	-0-
Accretion of preferred stock discount	25	-0-	-0-

Net income (loss) available to common stockholders	$(22,329)	$7,326	$6,770

Earnings per share:
Basic net income (loss) per common share available to common stockholders	$(6.76)	$2.22	$2.04
Diluted net income (loss) per common share available to common stockholders	$(6.76)	$2.21	$2.03
Basic weighted average shares outstanding	3,301,016	3,297,990	3,326,467
Diluted weighted average shares outstanding	3,301,479	3,314,439	3,334,406

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity
(dollars in thousands except share data)

	Preferred Stock	Common Stock	Common Stock Warrants	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss) net of tax effect	Treasury Stock	Total

Balance, January 1, 2007	$-0-	$22,391	$-0-	$18,158	$48,109	$(960)	$(22,343)	$65,355

Net income					6,770			6,770
Sale of 6,537 shares of treasury stock				63			112	175
Purchase of 50,000 shares of treasury stock							(1,459)	(1,459)
Exercise of stock options and re-issuance of treasury stock (500 shares)				7	(3)		8	12
Cash dividends ($1.08 per share)					(3,597)			(3,597)
Amortization of unearned compensation expense				47				47
Other comprehensive income, net of $825 tax effect						1,304		1,304

Balance, December 31, 2007	$-0-	$22,391	$-0-	$18,275	$51,279	$344	$(23,682)	$68,607

Net income					7,326			7,326
Sale of 4,894 shares of treasury stock				40			84	124
Purchase of 20,000 shares of treasury stock							(553)	(553)
Exercise of stock options and re-issuance of treasury stock (4,700 shares)				21			80	101
Cash dividends ($1.12 per share)					(3,696)			(3,696)
Amortization of unearned compensation expense				84				84
Adjustment to initially apply ASC 715, split-dollar life insurance					(580)			(580)
Other comprehensive income, net of $660 tax effect						1,058		1,058

Balance, December 31, 2008	$-0-	$22,391	$-0-	$18,420	$54,329	$1,402	$(24,071)	$72,471

Net loss					(21,126)			(21,126)
Sale of 25,083 shares of preferred stock and 155,025 common stock warrants, net of expense	24,933		150	(63)				25,020
Dividends on preferred stock					(1,016)			(1,016)
Accretion on preferred stock discount	25				(25)			-0-
Sale of 8,328 shares of treasury common stock				(28)			142	114
Dividends on common stock ($.70 per share)					(2,311)			(2,311)
Amortization of unearned compensation expense				94				94
Other comprehensive income, net of $868 tax effect						1,414		1,414

Balance, December 31, 2009	$24,958	$22,391	$150	$18,423	$29,851	$2,816	$(23,929)	$74,660

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
(dollars in thousands)

	For the Years Ended December 31
	2009	2008	2007

Operating activities:
Net income (loss)	$(21,126)	$7,326	$6,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,170	2,219	2,482
Provision for loan losses	11,062	2,968	640
Deferred income tax benefit	(3,747)	(602)	(466)
Impairment of goodwill	24,521	-0-	-0-
Amortization of intangible assets and other purchase accounting adjustments, net	816	714	704
Amortization (accretion) of premiums and discounts on investment securities, net	1,549	56	(217)
Gain on sales of securities available-for-sale, net	(1,781)	(405)	(541)
Compensation expense for vested stock options	94	84	47
Impairment of mortgage servicing rights, net of recoveries	185	-0-	-0-
Gain (loss) on sales or writedowns of other real estate owned, net	943	2	47
Loans originated for sale	(141,315)	(77,851)	(56,791)
Proceeds from sales of loans originated for sale	140,174	76,624	60,375
(Decrease) increase in accrued interest payable	(1,473)	(669)	530
Decrease in accrued interest receivable	426	1,183	348
Increase in other assets	(7,099)	(398)	(1,465)
(Decrease) increase in other liabilities	(502)	(1,066)	466

Net cash provided by operating activities	4,897	10,185	12,929

Investing activities:
Proceeds from sales of investment securities available-for-sale	88,847	38,499	17,455
Proceeds from maturities of investment securities available-for-sale	58,550	53,568	63,876
Purchase of investment securities available-for-sale	(196,419)	(112,754)	(44,431)
Proceeds from maturities of investment securities held-to-maturity	4,564	2,100	3,108
Purchase of investment securities held-to-maturity	(3,182)	(1,944)	(2,237)
Proceeds from sales of other real estate owned	549	891	410
Net increase in loans	(27,873)	(71,668)	(77,600)
Purchase of premises and equipment	(1,142)	(1,725)	(1,457)
Purchase of Federal Home Loan and Federal Reserve Bank stock	(19)	(113)	(141)
Payments related to acquisitions, net of cash and cash equivalents acquired	-0-	-0-	(10,182)

Net cash used in investing activities	(76,125)	(93,146)	(51,199)

Financing activities:
Net increase (decrease) in deposits	113,408	70,725	(3,369)
Net increase (decrease) in short-term borrowings	2,875	(18,082)	28,877
Proceeds from borrowings	-0-	33,000	6,050
Repayment of borrowings	(16,050)	(6,001)	-0-
Dividends paid on preferred stock	(1,016)	-0-	-0-
Dividends paid on common stock	(2,311)	(3,696)	(3,597)
Purchase of treasury stock	-0-	(553)	(1,459)
Sales of treasury stock	114	124	175
Exercise of stock options and issuance of treasury stock	-0-	101	12
Proceeds from issuance of preferred stock and common stock warrants, net of expenses	25,020	-0-	-0-

Net cash provided by financing activities	122,040	75,618	26,689

Increase (decrease) in cash and cash equivalents	50,812	(7,343)	(11,581)
Cash and cash equivalents at beginning of year	20,261	27,604	39,185

Cash and cash equivalents at end of year	$71,073	$20,261	$27,604

Cash paid during the year for:
Interest	$23,558	$27,970	$33,975
Income taxes	$2,040	$3,123	$1,817
Supplemental disclosure of non-cash flow activities:
Loans transferred to other real estate owned	$16,663	$2,547	$1,290
Land transferred to held-for-sale	$-0-	$1,010	$1,344

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

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, fair value measurements of investment securities, income tax accruals and deferrals, and in the evaluation and impairment of goodwill, and mortgage servicing rights.

          Interest-bearing Deposits in Banks – Interest-bearing deposits in banks mature within one year and are carried at cost.

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

          Federal Reserve and Federal Home Loan Bank Stock - The subsidiary bank held Federal Home Loan Bank and Federal Reserve Bank stock totaling $2,373 and $1,857 at December 31, 2009, and $2,373 and $1,838 at December 31, 2008, respectively. During the third quarter of 2007, the Federal Home Loan Bank of Chicago received a Cease and Desist Order from their regulator, the Federal Housing Finance Board. The Federal Home Loan Bank will continue to provide liquidity and funding through advances, however, the order prohibits capital stock repurchases and redemptions until a time to be determined by the Federal Housing Finance Board and requires their approval for dividends. With regard to dividends, the Federal Home Loan Bank will continue to assess its dividend capacity each quarter and make appropriate request for approval. There were no dividends paid by the Federal Home Loan Bank of Chicago during 2009 or 2008. Management performed an analysis and deemed the cost-method investment in Federal Home Loan Bank stock was ultimately recoverable.

          Loans Held For Sale – Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to non-interest income. Gains and losses on loan sales are recorded in non-interest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in non-interest income upon sale of the loan.

          Loans - Loans are stated at the principal amount outstanding, net of unearned interest and allowance for loan losses. Interest on commercial, real estate and certain installment loans is credited to operations as earned, based upon the principal amount outstanding. Interest on other installment loans is credited to operations using a method which approximates the interest method. Certain non-refundable loan origination fees and direct costs are deferred at the time a loan is originated. Net deferred loan fees are recognized as yield adjustments over the contractual life of the loan fees using the interest method.

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

          The allowance consists of allocated and general components. The allocated components relate to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected loss given default derived from the Corporation’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

          A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

          Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

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

          Premises and Equipment - Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, as follows: buildings, fifteen to forty years and furniture and equipment, three to fifteen years. The carrying amounts of assets sold or retired and the related accumulated depreciation are eliminated from the accounts, and any resulting gains or losses are reflected in income.

          Goodwill and Intangible Assets – The Corporation has goodwill from business combinations, identifiable intangible assets assigned to core deposit relationships and customer lists acquired. Identifiable intangible assets generally arise from branches acquired that the Corporation accounted for as purchases. Such assets consist of the excess of the purchase price over the fair value of net assets acquired, with specific amounts assigned to core deposit relationships. Intangible assets are amortized by the straight-line method over various periods up to fifteen years. Management reviews intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may be not recoverable.

          A goodwill impairment test was performed as of December 31, 2009 and full impairment was deemed necessary.

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

          Income Taxes – The Corporation accounts for income taxes in accordance with income tax accounting guidance (ASC 740 – Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

          Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also includes resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

          The Corporation recognizes interest and penalties on income taxes as a component of income tax expense.

          The Corporation files consolidated income tax returns with its subsidiaries.

          Trust Assets – Assets held in fiduciary or agency capabilities are not included in the consolidated balance sheets since such items are not assets of the Corporation. Fees from trust activities are recorded on an accrual basis over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with fiduciary services. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a monthly prorated basis. Any out-of-pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Corporation was the manager or administrator of 965 trust accounts with assets totaling approximately $171,429 at December 31, 2009 and 966 trust accounts with assets totaling approximately $174,753 at December 31, 2008.

          Treasury Stock – Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

          Earnings Per Share – Basic earnings (loss) per share represents income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding each period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and warrants issued in conjunction with the Capital Purchase Program/Troubled Asset Relief Program (TARP). (See Note 21 - “Capital Purchase Program/Troubled Asset Relief Program (TARP)” in the Notes to Consolidated Financial Statements.

          Treasury shares are not deemed outstanding for earnings per share calculations.

          Comprehensive Income – Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities and changes in the funded status of the post-retirement health care plan.

          Cash Equivalents – The Corporation considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2009 and 2008, cash equivalents consisted of non-interest-bearing and interest-bearing cash accounts.

          The financial institutions holding the Corporation’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program. Under that

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

program, through June 30, 2010, all non-interest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.

          The Corporation’s interest-bearing cash accounts are held at the Federal Home Loan and Federal Reserve Banks of Chicago and are fully guaranteed for the entire amount in the account.

          Reclassification - Certain amounts in the 2008 and 2007 consolidated financial statements have been reclassified to conform to the 2009 presentation. These reclassifications had no effect on net income.

          Stock Options – At December 31, 2009 and 2008, the Corporation has a share-based employee compensation plan, which is described more fully in Note 13. The Corporation accounts for this plan under the recognition and measurement principles of Financial Accounting Standards Board Accounting Standards Codification 718 (ASC 718), “Share-Based Payment.” The number of shares of common stock authorized under the stock option plans is 802,500. The exercise price must be at least 100% of the fair market value of the common stock on the date of the grant, and the option term cannot exceed ten years.

          Impact of New Accounting Standards - In December 2007, the FASB issued ASC 805, “Business Combinations,” which changed multiple aspects of the accounting for business combinations. Under the guidance in ASC 805, the acquisition method must be used, which requires the acquirer to recognize most identifiable assets acquired, liabilities assumed and non-controlling interests in the acquiree at their full fair value on the acquisition date. Goodwill is to be recognized as the excess of the consideration transferred plus the fair value of the non-controlling interest over the fair values of the identifiable net assets acquired. Subsequent changes in the fair value of contingent consideration classified as a liability are to be recognized in earnings, while contingent consideration classified as equity is not to be re-measured. Costs such as transaction costs are to be excluded from acquisition accounting, generally leading to recognizing expense and additionally, restructuring costs that do not meet certain criteria at acquisition date are to be subsequently recognized as post-acquisition costs. ASC 805 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The implementation of ASC 805 did not have a material impact on the Corporation’s financial position or results of operations.

          In December 2007, the FASB issued ASC 810, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” The Statement requires that a noncontrolling interest in a subsidiary be reported separately within equity and the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated financial statements. It also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in deconsolidation. ASC 810 became effective for fiscal years beginning after December 15, 2008. The application of ASC 810 did not have a material impact on the Corporation’s consolidated financial statements.

          In March 2008, the FASB issued ASC 815, “Disclosures About Derivative Instruments and Hedging Activities.” ASC 815 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. ASC 815 is effective for fiscal years beginning after November 15, 2008. The implementation of ASC 815 did not have a material impact on its consolidated financial statements.

          In January 2009, the FASB issued ASC 325, “Amendments to the Impairment and Interest Income Measurement Guidance of EITF Issue No. 99-20.” ASC 325 amends the impairment guidance previously issued in order to achieve more consistent determination of whether an other-than-temporary impairment (OTTI) has occurred. This ASC amended previous guidance to more closely align the OTTI guidance therein to the guidance in ASC 320. Retrospective application to a prior interim or annual period is prohibited. The implementation of ASC 325 did not have a material impact on its consolidated financial statements.

          In April 2009, the FASB issued an accounting standard which amended other-than-temporary impairment (“OTTI”) guidance in GAAP for debt securities by requiring a write-down when fair value is below amortized cost in circumstances where: (1) an entity has the intent to sell a security; (2) it is more likely than not that an entity will be required to sell the security before recovery of its amortized cost basis; or (3) an entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security, or if it is more likely than not that the entity will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value. If an entity does not intend to sell the security, or it is not more likely than not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income. This accounting standard does not amend existing recognition and measurement guidance related to OTTI write-downs of equity securities. This accounting standard also extends disclosure requirements related to debt and equity securities to interim reporting periods. The Corporation adopted this accounting standard on April 1, 2009. The adoption of this standard had no impact on retained earnings and is not expected to have a material impact on the Corporation’s statements of income and condition. See Note 7 for the disclosures required under this accounting standard, which was subsequently codified into ASC 320, “Investments –Debt and Equity Securities.”

          In September 2006, the FASB issued an accounting standard related to fair value measurements, which was effective for the Corporation on January 1, 2008. This standard defined fair value, established a framework for measuring fair value and expanded disclosure requirements about fair value measurements. On January 1, 2008, the Corporation adopted this accounting standard related to fair value measurements for the Corporation’s financial assets and financial liabilities. The Corporation deferred adoption of this accounting standard related to fair value measurements for the Corporation’s nonfinancial assets and nonfinancial liabilities, except for those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. The adoption of this accounting standard related to fair value measurements for the Corporation’s nonfinancial assets and nonfinancial liabilities had no impact on retained earnings and did not have a material impact on the Corporation’s statements of income and condition. This accounting standard was subsequently codified into ASC Topic 820, “Fair Value Measurements and Disclosures.”

          In April 2009, the FASB issued an accounting standard which provided guidance on estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and in identifying transactions that are not orderly. In such instances, the accounting standard provides that management may determine that further analysis of the transactions or quoted prices is required, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value in accordance with GAAP. The Corporation adopted this accounting standard on April 1, 2009. The provisions in this accounting standard were applied prospectively and did not result in significant changes to the Corporation’s valuation techniques. Furthermore, the adoption of this accounting standard, which was subsequently codified into ASC Topic 820, “Fair Value Measurements and Disclosures,” did not have a material impact on the Corporation’s statements of income and condition.

          In April 2009, the FASB issued an accounting standard related to disclosures about the fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements. The Corporation adopted this accounting standard in preparing the Consolidated Financial Statements for the period ended June 30, 2009. As this accounting standard amended only the disclosure requirements about the fair value of financial instruments in interim periods, the adoption had no impact on the Corporation’s statements of income and condition. See Note 16 for the disclosures required under this accounting standard, which was subsequently codified into ASC Topic 825, “Financial Instruments.”

          In June 2009, the FASB issued an accounting standard which amends current GAAP related to the accounting for transfers and servicing of financial assets and extinguishments of liabilities, including the removal of the concept of a qualifying special-purpose entity from GAAP. This new accounting standard also clarifies that a transferor must evaluate whether it has maintained effective control of a financial asset by considering its continuing direct or indirect involvement with the transferred financial asset. This accounting standard is effective for financial asset transfers occurring after December 31, 2009. Management has not determined the impact adoption of this accounting standard may have on the Corporation’s consolidated financial statements.

          In June 2009, the FASB issued an accounting standard which will require a qualitative rather than a quantitative analysis to determine the primary beneficiary of a variable interest entity (“VIE”) for consolidation purposes. The primary beneficiary of a VIE is the enterprise that has: (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits of the VIE that could potentially be significant to the VIE. This accounting standard is effective for the Corporation on January 1, 2010. The adoption of this accounting standard will have no impact on the Corporation’s statements of income and condition.

          In June 2009, the FASB issued ASU No. 2009-01 (formerly Statement No. 168), “Topic 105 – Generally Accepted Accounting Principles - FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” The Codification is the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP). The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. The Corporation adopted this standard for the interim reporting period ended September 30, 2009. The adoption of this statement did not have a material impact on the Corporation’s operating results or financial position.

2. Earnings Per Share

          The following table sets forth the computation for basic and diluted earnings per share for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Numerator:
Net (loss) income available to common stockholders	$(22,329)	$7,326	$6,770
Denominator:
Basic earnings per share - weighted average common shares	3,301,016	3,297,990	3,326,467
Effect of dilutive securities - stock options	463	16,449	7,939

Diluted earnings per share - adjusted weighted average common shares	3,301,479	3,314,439	3,334,406
Net (loss) income per share available to common stockholders
Basic	$(6.76)	$2.22	$2.04
Diluted	$(6.76)	$2.21	$2.03

          The following shares were not considered in computing diluted earnings per share for the years ended December 31, 2009, 2008 and 2007 because they were anti-dilutive:

	2009	2008	2007

Stock options to purchase shares of common stock	519,777	341,516	221,583

Average dilutive potential common shares associated with common stock warrants	155,025	-0-	-0-

3. Cash and Due From Banks

          The average compensating balances held at correspondent banks during 2009 and 2008 were $2,384 and $2,847, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the Federal Reserve Bank required the subsidiary bank to maintain average balances of approximately $4,007 and $2,590, for 2009 and 2008, respectively, as reserve requirements.

4. Investment Securities

          The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31, 2009 and December 31, 2008 were as follows:

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale:
United States Government and
federal agency and U.S. Government
sponsored enterprises (GSEs)	$95,498	$1,560	$(745)	$96,313
State and Municipal	116,864	3,580	(366)	120,078
Collateralized mortgage obligations:
GSE residential	70,985	1,156	(58)	72,083

Total	283,347	6,296	(1,169)	288,474

Held-to-maturity:
State and Municipal	12,793	547	(9)	13,331

Total	$296,140	$6,843	$(1,178)	$301,805

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale:
United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$89,883	$2,344	$(29)	$92,198
State and Municipal	89,776	1,336	(1,384)	89,728
Collateralized mortgage obligations:
GSE residential	54,405	579	(27)	54,957

Total	234,064	4,259	(1,440)	236,883

Held-to-maturity:
State and Municipal	14,232	294	(65)	14,461

Total	$248,296	$4,553	$(1,505)	$251,344

          Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2009:

	Adjusted Carrying Value	Fair Value

Available-for-sale:
Due in one year or less	$1,180	$1,185
Due after one year through five years	10,022	10,405
Due after five years through ten years	65,739	67,680
Due after ten years	66,232	66,902

	143,713	146,172

Mortgage-backed securities	68,649	70,219
Collateralized mortgage obligations	70,985	72,083

	$283,347	$288,474

Held-to-maturity:
Due in one year or less	$2,281	$2,321
Due after one year through five years	6,856	7,213
Due after five years through ten years	3,258	3,367
Due after ten years	398	430

	$12,793	$13,331

          Proceeds from sales of investment securities available-for-sale during 2009, 2008 and 2007 were $88,847, $38,499 and $17,455, respectively. Gross gains were realized of $3,323 in 2009, $431 in 2008 and $541 in 2007 on those sales. Gross losses were realized of $1,542 in 2009 and $26 in 2008 on those sales. There were no gross losses from those sales in 2007. There was resulting tax expense of $690 in 2009, $157 in 2008 and $210 in 2007 from those sales. There were no sales of investment securities classified as held-to-maturity during 2009, 2008 or 2007.

          Securities with unrealized losses at December 31, 2009 and 2008 not recognized in income are as follows:

	2009
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$39,012	$(745)	$7	$-0-	$39,019	$(745)
State and Municipal	17,114	(255)	5,344	(120)	22,458	(375)
Collateralized mortgage obligations:
GSE residential	8,006	(58)	-0-	-0-	8,006	(58)

Total temporarily impaired	$64,132	$(1,058)	$5,351	$(120)	$69,483	$(1,178)

	2008
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$1,569	$(19)	$461	$(10)	$2,030	$(29)
State and Municipal	17,913	(679)	22,082	(770)	39,995	(1,449)
Collateralized mortgage obligations
GSE residential	3,310	(12)	3,308	(15)	6,618	(27)

Total temporarily impaired	$22,792	$(710)	$25,851	$(795)	$48,643	$(1,505)

          As of December 31, 2009, the amount of securities with an unrealized loss of more than twelve consecutive months is not material.

          There are 105 securities in an unrealized loss position in the investment portfolio at December 31, 2009, all due to interest rate changes and not credit events. These unrealized losses are considered temporary and, therefore, have not been recognized into income, because the issuers are of high credit quality, and management has the ability and intent to hold for the foreseeable future. The fair value is expected to recover as the investments approach their maturity date or there is a downward shift in interest rates.

          The carrying value of securities pledged as collateral, to secure public deposits and for other purposes was $283,011 at December 31, 2009 and $234,525 at December 31, 2008.

5. Loans

          The composition of the loan portfolio as of December 31 was as follows:

	2009	2008
Mortgage loans on real estate
Residential 1-4 family	$123,374	$132,056
Agricultural	61,022	64,212
Construction	24,118	31,444
Commercial	198,914	182,658

Total mortgage loans on real estate	407,428	410,370

Commercial	244,049	225,806
Agricultural	76,918	79,536
Installment	69,679	75,125

Total	$798,074	$790,837

          At December 31, 2009 and 2008, the Corporation held $198,914 and $182,658 in commercial real estate of which $70,359 and $72,304 represent loans collateralized by commercial and development real estate, respectively, which are considered loan concentrations. Generally, those loans are collateralized by the real estate being financed. The loans are expected to be repaid from cash flows or from proceeds of sale of the real estate of the borrowers.

          At December 31, 2009 and 2008, the Corporation held $76,918 and $79,536 in agricultural production loans and $61,022 and $64,212 in agricultural real estate loans, respectively, which are considered loan concentrations. Generally, those loans are collateralized by the assets of the borrower. The loans are expected to be repaid from cash flows or from proceeds of sale of selected assets of the borrowers.

          During 2009, the Corporation experienced a higher level of charge-offs due in part to the economic environment, particularly in the commercial sector. Accordingly, with the higher charge-offs and the increased level of non-performing loans, the Corporation recorded a provision for loan losses of $11,062 for 2009. Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2009	2008	2007
Balance, January 1	$5,064	$3,248	$3,053
Provision for loan losses	11,062	2,968	640
Loans charged off	(4,256)	(1,334)	(664)
Recoveries of loans previously charged off	205	182	219

Balance, December 31	$12,075	$5,064	$3,248

          Non-accrual loans at December 31, 2009, 2008 and 2007 were $51,450, $30,383 and $7,361, respectively. Interest income that would have been recorded on these loans, had they remained current, was approximately $3,256, $1,449 and $734, respectively. At December 31, 2009, 2008 and 2007, accruing loans delinquent 90 days or more totaled $2,087, $2,655 and $73, respectively.

          A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Corporation will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

          Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired. At December 31, 2009, the Corporation had $8,857 of commercial loans that were modified in troubled debt restructurings and impaired. In addition to these amounts, the Corporation had troubled debt restructurings that were performing in accordance with their modified terms of $5,011 in commercial loans and $73 of home equity loans at December 31, 2009. There were no troubled debt restructured loans at December 31, 2008.

          Impaired loans at December 31, 2009, 2008 and 2007 totaled $42,038, $25,128 and $4,523, respectively, and consist of commercial real estate, commercial real estate development and residential real estate development loans. Of these totals, $14,376, $1,976 and $540 of loans had valuation reserves totaling $2,905, $370 and $207 at December 31, 2009, 2008 and 2007, respectively. For the years ended December 31, 2009, 2008 and 2007, the average recorded investment in impaired loans was approximately $23,139, $10,414 and $3,301, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not material.

          The Corporation’s subsidiary bank had loans outstanding to directors, executive officers and to their related interests (related parties) of the Corporation and its subsidiary of approximately $9,394, $6,356 and $8,275, at December 31, 2009, 2008 and 2007, respectively. These loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. As a practice, the subsidiary bank does not make loans to its executive officers. A summary of the activity in 2009 for loans made to directors, executive officers or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2009 is as follows:

Balance January 1, 2009	Additions	Payments	Balance December 31, 2009

$6,416	$5,393	$(2,415)	$9,394

6. Premises and Equipment

          As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

	2009	2008
Land	$6,170	$6,163
Buildings	30,364	30,271
Furniture and Equipment	22,929	21,887

	59,463	58,321
Less: accumulated depreciation	31,194	29,024

Total	$28,269	$29,297

          The Corporation owns separate lots in Elburn, Aurora and Somonauk, Illinois that have been removed from the land balance and are shown on the Corporation’s balance sheet as land held-for-sale, at the lower of cost or market. The land in Elburn, approximately 2 acres, was purchased in 2003 for $930 in anticipation of the construction of a branch facility. The land in Aurora, consisting of two lots remaining from the original purchase of 14 acres in 2004 which was used to construct a branch facility, has a cost basis of $1,344. The land in Somonauk, acquired in 2005 during the acquisition of FSB Bancorp, Inc., consists of approximately 2 acres with a cost basis of $80.

          Depreciation expense charged to operating expense for 2009, 2008 and 2007 was $2,170, $2,219 and $2,482, respectively.

7. Aquisition

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

          The following unaudited pro forma condensed combined financial information presents the results of operations of the Corporation, including the effects of the purchase accounting adjustments, had the acquisition taken place at the beginning of each period:

PRO FORMA For the year ended December 31, 2007

Net interest income	$27,094
Provision for loan losses	640
Non-interest income	11,333
Non-interest expense	29,580

Income before income taxes	404,141
Income tax expense	1,401

Net income	$6,806

Earnings per share
Basic	$2.05
Diluted	2.04

Basic weighted average shares outstanding	3,326,467
Diluted weighted average shares outstanding	3,334,406

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

8. Goodwill

          The changes in carrying amount of goodwill for the years ended December 31, 2009 and 2008 were:

	2009	2008

Balance as of January 1	$24,521	$24,521
Goodwill impairment losses	(24,521)	-0-

Balance as of December 31	$-0-	$24,521

          In accordance with ASC 350, formerly SFAS No. 142, the Corporation’s goodwill is tested annually for potential impairment and more frequently if events or changes in circumstances indicate the asset might be impaired. Due to the decline in the Corporation’s stock price and the additional provision for loan losses and increased nonperforming assets, the Corporation hired a valuation specialist to perform a valuation of the Corporation’s goodwill to test for impairment at December 31, 2009.

          ASC 350 has a two-step process to test goodwill for impairment. The first step is to compare the estimated fair value, including goodwill, of the reporting unit (the Corporation) to its net book value. If the estimated fair value is less than the net book value, a second step is required. The Corporation evaluated the first step by utilizing three valuation methodologies including the Comparable Transactions approach, the Control Premium approach and the Discounted Cash Flow approach. The Comparable Transactions approach is based on pricing ratios recently paid in the sale or merger of reasonably comparable banking franchises; the Control Premium approach is based on the Corporation’s trading price and application of industry based control premiums and the Discounted Cash Flow approach is estimated based on the present value of projected dividends and a terminal value, based on a five-year forward-looking operating scenario. Based on the three approaches, it was determined the fair value, including goodwill, was lower than its net book value. This was primarily due to the Corporation’s continued stock price decline, the additional provisions for loan losses and increased nonperforming assets.

          Therefore, the Corporation performed the second step as required by ASC 350. In the second step of the process, the implied fair value of the Corporation’s goodwill (determined by comparing the estimated fair value of the Corporation to the sum of the fair values of the Corporation’s tangible and separately identifiable intangible net assets as determined by ASC 805, formerly SFAS No. 141R) was compared with the carrying value of goodwill in order to determine the amount of impairment. As a result of the second step of the process, the Corporation determined that the goodwill was fully impaired as of December 31, 2009 and recorded an impairment charge of $24,521 in the fourth quarter of 2009.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

9. Intangible Assets

          The balance of intangible assets, net of accumulated amortization, totaled $3,347 and $4,207 at December 31, 2009 and December 31, 2008, respectively. The following table summarizes the Corporation’s intangible assets, which are subject to amortization, as of December 31, 2009 and 2008:

	2009		2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangible	$9,004	$(5,715)	$9,004	$(4,869)
Other acquisition costs	234	(176)	234	(162)

Total	$9,238	$(5,891)	$9,238	$(5,031)

          Intangible asset amortization expense charged to operating expense for 2009, 2008 and 2007 was $816, $714 and $704, respectively. The following table shows the future estimated amortization expense for the Corporation’s intangible assets based on existing balances as of December 31, 2009:

          Estimated Amortization Expense for the years ended December 31:

2010	$816
2011	653
2012	549
2013	526
2014	504
Thereafter	299

          Mortgage servicing rights, which are included in other assets on the consolidated balance sheets, are accounted for on an individual loan-by-loan basis. Accordingly, amortization is recorded in proportion to the amount of principal payment received on loans serviced. The mortgage servicing rights are subject to periodic impairment testing. As of December 31, 2009, the Corporation recognized a valuation allowance on mortgage servicing rights of $185. The valuation allowance includes a first quarter impairment charge of $557 and a recovery of $372 in the fourth quarter. During the years ended December 31, 2008 and 2007, no impairment had been recorded and the recorded value was determined to approximate the fair market value. Changes in the carrying value of mortgage servicing rights are summarized as follows:

	2009	2008	2007
Balance, January 1	$2,936	$2,498	$2,079
Servicing rights capitalized	1,196	815	662
Amortization of servicing rights	(662)	(377)	(243)
Valuation adjustment	(185)	-0-	-0-

Balance, December 31	$3,285	$2,936	$2,498

Activity in the valuation allowance for mortgage servicing rights was as follows:

	2009	2008	2007
Balance, January 1	$-0-	$-0-	-0-
Additions	556	-0-	-0-
Reductions	(371)	-0-	-0-

Balance, December 31	$185	-0-	-0-

          The following table shows the future estimated amortization expense for mortgage servicing rights based on existing balances as of December 31, 2009. The Corporation’s actual amortization expense in any given period may be significantly different from the estimated amounts displayed, depending on the amount of additional mortgage servicing rights, changes in mortgage interest rates, estimated prepayment speeds and market conditions.

          Estimated Amortization Expense for the year ended December 31:

2010	$326
2011	306
2012	287
2013	269
2014	252
2015	237
Thereafter	1,608

          The Corporation services loans for others with unpaid principal balances at December 31, 2009, 2008 and 2007 of approximately $363,862, $304,551 and $268,391, respectively.

10. Deposits

          As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

	2009	2008	2007
Amount	$193,449	$232,811	$158,542
Interest expense for the year	4,044	4,124	4,204

          Total interest expense on deposits for the years ending December 31 was as follows:

	2009	2008	2007
Interest-bearing demand	$3,734	$3,647	$6,567
Savings	55	67	249
Time	15,431	20,068	23,508

Total	$19,220	$23,782	$30,324

          At December 31, 2009, the scheduled maturities of time deposits are as follows:

2010	$433,049
2011	48,006
2012	12,558
2013	1,848
2014	1,104
Thereafter	32

Total	$496,597

11. Borrowings

          As of December 31, borrowings consisted of the following:

	2009		2008
	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Customer repurchase agreements	$47,327	1.03%	$35,532	0.86%
Advances from the Federal Home Loan
Bank of Chicago due:
February 27, 2009	-0-	n/a	2,500	2.74
September 19, 2009	-0-	n/a	4,000	3.40
November 2, 2009	-0-	n/a	993	3.84
November 21, 2009	-0-	n/a	5,000	2.67
February 1, 2010	5,000	2.87	5,000	2.87
March 19, 2010	4,000	3.45	4,000	3.45
August 27, 2010	2,500	2.00	-0-	n/a
September 19, 2010	4,000	3.60	4,000	3.60
December 20, 2010	7,000	2.19	7,000	2.19
March 21, 2011	4,000	1.23	-0-	n/a
May 23, 2011	5,000	0.99	-0-	n/a
Federal funds purchased	-0-	n/a	6,500	0.45
Interest-bearing demand notes issued to the U.S. Treasury	1,021	0.00	2,441	0.00
Trust preferred securities	25,000	5.68	25,000	5.68
Note payable	-0-	n/a	16,050	4.50

Total	$104,848	2.51%	$118,016	2.91%

          The subsidiary bank has adopted a collateral pledge agreement whereby they agreed to keep on hand at all times, free of all other pledges, liens and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB). The advances from the FHLB, which have fixed interest rates ranging from 0.99% to 3.60% as of December 31, 2009, are subject to restrictions or penalties in the event of prepayment. All stock in the FHLB is also pledged as additional collateral for these advances.

          On July 15, 2005, the Corporation, through its subsidiary PNBC Capital Trust I, issued trust preferred securities in the amount of $25,000. These securities were issued to help finance the acquisition of Somonauk FSB Bancorp, Inc. Additionally, these securities have a maturity of thirty years and a fixed interest rate of 5.68% for the first five years, which was the rate on December 31, 2009. The interest then adjusts to a floating rate at the three-month LIBOR plus 154 basis points. While these securities are recorded as a liability for financial reporting purposes, they qualify as Tier 1 capital for regulatory purposes. According to the provisions of ASC Topic 810, “Consolidation of Variable Interest Entities,” PNBC Capital Trust I is a variable interest entity which is not required to be consolidated by the Corporation.

          The Corporation had a note payable with a balance of $16,050 at December 31, 2008. The note payable was a demand note that carried a floating interest rate equal to the higher of two-month LIBOR plus 200 basis points or 4.50% (4.50% at December 31, 2008). The note, which was secured by the capital stock certificates of the subsidiary bank, had a maturity of January 30, 2009 and contained the covenant the subsidiary bank would maintain risk-based capital at a minimum of 10% of risk-weighted assets. The loan was paid off on February 24, 2009 with proceeds from the sale of preferred stock under the Capital Purchase Program.

          Customer repurchase agreements consist of obligations of the Bank to other parties. The obligations are secured by government agency securities and mortgage-backed securities and such collateral is held by the Bank. The maximum amount of outstanding agreements at any month-end during 2009 and 2008 totaled $50,025 and $41,193, respectively, and the daily average of such agreements totaled $37,921 and $36,918 for 2009 and 2008, respectively. The agreements at December 31, 2009 are ongoing and as such have no fixed maturity date.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

12. Income Taxes

          Income tax expense (benefit) consisted of the following:

	Current	Deferred	Total

Year ended December 31, 2009:
Federal	$1,738	$(3,191)	$(1,453)
State	409	(556)	(147)

Total	$2,147	$(3,747)	$(1,600)

Year ended December 31, 2008:
Federal	$1,690	$(391)	$1,299
State	609	(211)	398

Total	$2,299	$(602)	$1,697

Year ended December 31, 2007:
Federal	$1,490	$(440)	$1,050
State	353	(26)	327

Total	$1,843	$(466)	$1,377

          Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following for the years ended December 31:

	2009	2008	2007
Computed “expected” tax expense (benefit)	$(7,727)	$3,068	$2,770
Increase (decrease) in income taxes resulting from:
Tax-exempt income	(1,891)	(1,439)	(1,499)
Non-deductible interest expense	118	131	203
State income taxes, net of federal tax benefit	(63)	240	204
Bank-owned life insurance income	(350)	(285)	(271)
Non-deductible goodwill impairment	8,269	-0-	-0-
Other, net	(44)	(18)	(30)

	$(1,600)	$1,697	$1,377

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are presented below:

	2009	2008

Deferred tax assets:
Deferred compensation	$176	$164
Allowance for loan losses	4,687	1,966
Nonaccrual loan interest income	408	562
AMT credit carryforwards	1,053	-0-
Post-retirement health benefit plan accrual	441	440
Stock option expense	70	-0-
Other, net	55	110

Total gross deferred tax assets	6,890	3,242

Deferred tax liabilities:
Buildings and equipment, principally due to differences in depreciation	(589)	(569)
Accretion	(21)	(39)
Purchase accounting adjustments	(2,069)	(2,289)
FHLB Stock dividends	(276)	(276)
Mortgage servicing rights	(1,275)	(1,140)
Prepaid expenses	(66)	(83)
Unrealized gain on investment securities available-for-sale	(1,986)	(1,117)

Total gross deferred tax liabilities	(6,282)	(5,513)

Net deferred tax assets (liabilities)	$608	$(2,271)

          At December 31, 2009, the Corporation has a $1,053,000 alternative minimum tax credit carryforward that can be carried forward indefinitely. Management believes it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation allowance has been recorded at December 31, 2009 and 2008.

13. Comprehensive Income

Other comprehensive income components and related taxes were as follows:

	2009	2008	2007
Net unrealized gains on securities available-for-sale	$4,089	$2,107	$2,211
Reclassification adjustment for realized gains included in income	(1,781)	(405)	(541)

	2,308	1,702	1,670
Defined benefit pension plan
Net prior service credit	62	-0-	640
Amortization of transition obligation	-0-	16	16
Net loss	(88)	-0-	(197)

Other comprehensive income, before tax effect	2,282	1,718	2,129
Tax expense	868	660	825

Other comprehensive income	$1,414	$1,058	$1,304

          The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	2009	2008	2007
Net unrealized gain on securities available-for-sale	$5,127	$2,820	$1,118
Net unrealized benefit obligations	(531)	(540)	(556)

	4,596	2,280	562
Tax effect	(1,780)	(878)	(218)

Net-of-tax amount	$2,816	$1,402	$344

14. Regulatory Matters

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

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2009, the subsidiary bank and the Corporation are categorized as well-capitalized for all three ratios under the regulatory framework. The subsidiary bank was categorized as well-capitalized for all three ratios under the regulatory framework, while the Corporation was classified as well-capitalized for two ratios and adequately-capitalized for one ratio at December 31, 2008.

          The most recent notifications, at December 31, 2009 and 2008, from the federal banking agencies categorized the subsidiary bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table that follows, at December 31, 2009.

          The Corporation’s and the subsidiary bank’s actual capital amounts and ratios as of December 31, 2009 and 2008 are as follows:

	Actual		Minimum Capital Requirement		Minimum To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$104,541	11.50%	$72,729	8.00%	$90,911	10.00%
Citizens First National Bank	102,305	11.25%	72,724	8.00%	90,905	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$93,168	10.25%	$36,364	4.00%	$54,547	6.00%
Citizens First National Bank	90,933	10.00%	36,362	4.00%	54,543	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$93,168	7.48%	$49,823	4.00%	$62,278	5.00%
Citizens First National Bank	90,933	7.30%	49,813	4.00%	62,266	5.00%

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

	Actual		Minimum Capital Requirement		Minimum To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2008:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$72,112	8.30%	$69,490	8.00%	$86,862	10.00%
Citizens First National Bank	86,935	10.00%	69,528	8.00%	86,909	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$67,048	7.72%	$34,745	4.00%	$52,117	6.00%
Citizens First National Bank	81,870	9.42%	34,764	4.00%	52,146	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$67,048	6.22%	$43,132	4.00%	$53,916	5.00%
Citizens First National Bank	81,870	7.59%	43,127	4.00%	53,909	5.00%

          On March 15, 2010 the Bank entered into a written agreement (the “Agreement”) with the OCC. The Agreement sets forth the Bank’s commitments to: (i) review and take action as necessary regarding its allowance for loan and lease losses; (ii) improve the Bank’s asset quality through the development of workout plans for criticized assets and the assessment of credit risk; and (iii) revise the Bank’s credit risk rating management information system. The Bank has taken steps to address the issues raised in the Agreement and intends to fully comply with the requirements set forth in the Agreement.

15. Employee, Officer and Director Benefit Plans

          The subsidiary bank has a defined contribution investment 401(k) plan. Under this plan employees could elect to contribute, on a tax-deferred basis, up to a maximum of $17 ($23 for those employees eligible to make catch-up contributions). In addition, the subsidiary bank will match employees’ contributions up to three percent of each employee’s salary and match 50% of the next two percent contributed. The subsidiary bank’s contribution to the defined contribution investment 401(k) plan for 2009, 2008 and 2007 was $438, $404 and $410, respectively.

          The subsidiary bank has an employee stock purchase program in which employees contribute through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation’s common stock on a quarterly basis at the opening bid price on the last business day of the quarter.

          The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank’s plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $142 in 2009, $409 in 2008 and $350 in 2007.

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

          The fair value of each option award is estimated on the date of grant using a Black-Scholes closed-form model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Corporation’s stock and other factors. The Corporation uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of the options granted is derived from the Corporation’s historical option exercise experience and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The following assumptions were used in estimating the fair value for options granted in 2009, 2008 and 2007:

	2009	2008	2007
Expected volatility	.380	.180	.110
Expected dividends	3.56%	4.96%	4.03%
Expected term (in years)	3 yrs.	3 yrs.	3 yrs.
Risk-free rate	1.70%	1.00%	3.07%

          A summary of option activity under the Plan as of December 31, 2009, 2008 and 2007, and changes during the years then ended, is presented as follows:

	2009
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	460,061	$27.53
Granted	63,150	10.91
Exercised	-0-	—
Forfeited or expired	-0-	—

Outstanding, end of year	523,211	25.53	6.89 yrs.	$-0-

Options exercisable end of year	375,994	$28.48	5.96 yrs.	$-0-

          The intrinsic value of the outstanding shares and the options exercisable noted above excludes 523,211 shares and 375,994 shares, respectively, which were anti-dilutive for 2009.

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

	2007
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	319,536	$29.61
Granted	86,750	24.84
Exercised	(500)	21.15
Forfeited or expired	(1,600)	32.81

Outstanding, end of year	404,186	28.57	7.86 yrs.	$208

Options exercisable end of year	262,247	$29.01	6.92 yrs.	$208

          The intrinsic value of the outstanding shares and the options exercisable noted above excludes 366,566 shares and 244,627 shares, respectively, which were anti-dilutive for 2007.

          The weighted-average grant date fair value of options granted during the years 2009, 2008 and 2007 was $133, $31 and $103, respectively. The total intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 was $0, $21 and $2, respectively.

          A summary of the status of the Corporation’s non-vested shares and changes during the year ended December 31, 2009, 2008 and 2007 is presented below:

	2009
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	165,019	$0.59
Granted	63,150	2.11
Vested	(80,952)	1.09
Forfeited	-0-	n/a

Non-vested, end of year	147,217	$0.97

	2008
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	141,939	$1.43
Granted	86,125	0.36
Vested	(37,495)	1.43
Forfeited	(25,550)	1.43

Non-vested, end of year	165,019	$0.59

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

	2007
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	83,783	$1.80
Granted	86,750	1.19
Vested	(27,594)	1.80
Forfeited	(1,000)	1.80

Non-vested, end of year	141,939	$1.43

          As of December 31, 2009, there was $188 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 3 years. The total fair value of shares vested during the years ended December 31, 2009, 2008, and 2007, was $88, $54 and $50, respectively.

16. Pension and Other Post-Retirement Benefits

Employee Health Benefit Plan

          The Corporation does not have a defined benefit pension plan. The Corporation does have a defined contribution investment plan which is discussed in footnote 15 (“Employee, Officer, and Director Benefit Plans”). The Corporation offers certain retirees the opportunity to continue benefits in the subsidiary bank’s Employee Health Benefit Plan. The Corporation’s level of contribution is based upon an age, service formula, date of employment and retirement date. Employees hired prior to October 1, 1994 who retired prior to July 1, 2008 were eligible to receive benefits under the Bank’s Health Benefit Plan for life. All employees hired on or before October 1, 1994 previously were allowed coverage for life. The plan was amended on December 31, 2007 to require employees hired on or before October 1, 1994 who retire after July 1, 2008 to convert to a Medicare Supplement Plan at age 65. Coverage stops at age 65 for employees hired after October 1, 1994. The Corporation uses a December 31 measurement date for its plan. Information about the plan’s funded status follows:

	Post Retirement Health Benefits
	2009	2008
Change in benefit obligation
Beginning of year	$1,100	$1,096
Service cost	23	20
Interest cost	58	66
Amortization of transition obligation	(16)	(16)
Amortization of prior service cost	(62)	(62)
Actuarial loss	56	69
Benefits paid	(44)	(73)

Funded status at end of year	$1,115	$1,100

          The components of the 2009, 2008, and 2007 net periodic post-retirement benefit cost are shown below:

	2009	2008	2007
Service cost	$23	$20	$37
Interest cost	58	66	92
Amortization of transition obligation	-0-	-0-	16
Amortization of prior service cost	(62)	(62)	-0-
Amortization of net loss	56	69	58

Net periodic post-retirement benefit cost	$75	$93	$203

          Other changes in benefit obligations recognized in other comprehensive income (loss):

	Post Retirement Health Benefits
	2009	2008

Net loss	$(88)	$-0-
Prior service cost recognized	62	16

Total recognized in other comprehensive income (loss)	(26)	16

Total recognized in net periodic benefit cost and other comprehensive loss	$(101)	$(77)

          The estimated net loss, prior service cost and transition obligation for the defined benefit plan that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year is a net loss of $9.

          Amounts recognized in the balance sheets:

	Post Retirement Health Benefits
	2009	2008

Liabilities	$1,115	$1,100

          Amounts recognized in accumulated other comprehensive (loss) income and not yet recognized as components of net periodic benefit cost consist of:

	Post Retirement Health Benefits
	2009	2008

Net loss	$(88)	-0-
Prior service cost recognized	62	-0-
Transition obligation	-0-	16

	$(26)	$16

          The accumulated benefit obligation for all defined benefit plans was $1,115 and $1,100 at December 31, 2009 and 2008, respectively. Significant assumptions include:

	Post Retirement Health Benefits
	2009	2008

Weighted average assumptions used to determine benefit obligation:
Discount rate	5.75%	6.0%
Rate of compensation increase	n/a	n/a

Weighted average assumptions used to determine benefit cost:
Discount rate	5.75%	6.0%
Expected return on plan assets	n/a	n/a
Rate of compensation increase	n/a	n/a

          For measurement purposes, a 7.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2009 and 2008, respectively. The rate was assumed to decrease gradually to 5.00% by the year 2014 and remain at that level thereafter.

          Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost components	$8	$(7)
Effect on post-retirement benefit obligation	81	(72)

          The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2009:

Post Retirement Health Benefits

2010	$51
2011	59
2012	48
2013	59
2014	67
2015-2019	485

Split Dollar Life Insurance

          ASC Topic 715 requires the Company to recognize a liability and compensation expense for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to post retirement periods. The benefit to the employees is the payment of the premiums by the Company. The Company adopted ASC Topic 715 as of January 1, 2008, through a cumulative effect adjustment as a liability and a decrease to retained earnings of $580. Beginning January 1, 2008, an expense was recorded as the remaining benefit is earned with a corresponding addition to the post retirement benefit obligation. The amount of the expense for 2009 was $58 and for 2008 was $36. For the period from retirement to the estimated date of death for the participants, this liability is reversed into income.

17. Fair Value of Financial Instruments

          Effective January 1, 2008, the Corporation adopted Financial Accounting Standards Board Accounting Standards Codification 820 (ASC 820), “Fair Value Measurements.” ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 has been applied prospectively as of the beginning of the period.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          ASC 820 defines the fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

          In accordance with ASC 820, the Corporation groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

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

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

          Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets.

          Available-for-Sale Securities - The fair value of available-for-sale securities are determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. The Corporation has no securities classified within Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities include U.S. Treasury securities, obligations of U.S. Government and federal agency and U.S. Government sponsored enterprises (GSEs), obligations of states and political subdivisions, mortgage-backed securities and GSE residential collateralized mortgage obligations. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Corporation has no securities classified within Level 3.

          The following table presents the Corporation’s assets that are measured at fair value on a recurring basis and the level within the ASC 820 hierarchy in which the fair value measurements fall as of December 31, 2009 and 2008:

		Fair Value Measurements Using

December 31, 2009	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale:
United States Government and Federal agency and U.S. Government sponsored enterprises (GSEs)	$96,313	$-0-	$96,313	$-0-
State and Municipal	120,078	-0-	120,078	-0-
Collateralized mortgage obligations:
GSE Residential	72,083	-0-	72,083	-0-

Total	$288,474	$-0-	$288,474	$-0-

		Fair Value Measurements Using

December 31, 2008	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale:
United States Government and Federal agency and U.S. Government sponsored enterprises (GSEs)	$92,198	$-0-	$92,198	$-0-
State and Municipal	89,728	-0-	89,728	-0-
Collateralized mortgage obligations:
GSE Residential	54,957	-0-	54,957	-0-

Total	$236,883	$-0-	$236,883	$-0-

          Following is a description of the valuation methodologies used for assets measured at fair value on a non-recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

          Impaired Loans (Collateral Dependent) - Loans for which it is probable that the Corporation will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating the fair value of the collateral for collateral dependent loans.

          If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

          Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

          Mortgage Servicing Rights - The fair value used to determine the valuation allowance is estimated using discounted cash flow models. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

          Goodwill - The fair value is estimated using recent market transactions on similar assets and discounted cash flows that are observable or that can be corrobrated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy.

          Other Real Estate Owned - Other real estate owned acquired through loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate and are classified within Level 3 of the fair value hierarchy. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through non-interest expense. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other non-interest expense.

          The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the ASC 820 fair value hierarchy in which the fair value measurements fall at December 31, 2009 and 2008:

		Fair Value Measurements Using

December 31, 2009	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$7,970	-0-	-0-	$7,970
Mortgage servicing rights	3,285	-0-	-0-	3,285
Other real estate owned	17,658	-0-	-0-	17,658
Goodwill	24,521	-0-	24,521	-0-

		Fair Value Measurements Using

December 31, 2008	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$2,494	-0-	-0-	$ 2,494

          ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires all entities to disclose the estimated fair value of their financial instrument assets and liabilities. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in ASC 825. Many of the Corporation’s financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation’s general practice and intent to hold its financial instruments to maturity and to not engage in trading or sales activities except for loans held-for-sale and available-for-sale securities. Therefore, significant estimations and assumptions, as well as present value calculations, were used by the Corporation for the purposes of this disclosure.

          Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values and the recorded book balances at December 31, 2009 and 2008, were as follows:

	December 31, 2009		December 31, 2008

	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial Assets:
Cash and due from banks	$15,546	$15,546	$19,943	$19,943
Interest-bearing deposits in financial institutions	55,527	55,527	98	98
Investment securities	301,267	301,805	251,115	251,344
Loans, net, including loans held-for-sale	789,295	793,674	787,928	793,411
Accrued interest receivable	9,267	9,267	9,693	9,693

Total Financial Assets	$1,170,902	$1,175,819	$1,068,777	$1,074,489

Financial Liabilities:
Non-interest-bearing demand deposits	$136,026	$136,026	$110,559	$110,559
Interest-bearing deposits	939,513	945,637	851,573	862,165
Borrowings	104,848	119,301	118,016	127,816
Accrued interest payable	2,999	2,999	4,472	4,472

Total Financial Liabilities	$1,183,386	$1,203,963	$1,084,620	$1,105,012
Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	-0-	-0-	-0-	-0-
Lines of credit	-0-	-0-	-0-	-0-

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

          Financial liability instruments with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

balance.

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

          The Corporation’s remaining assets and liabilities, which are not considered financial instruments, have not been valued differently than has been customary with historical cost accounting. No disclosure of the relationship value of the Corporation’s core deposit base is required by ASC 825.

          Fair value estimates are based on existing balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the subsidiary bank has a large fiduciary services department that contributes net fee income annually. The fiduciary services department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred taxes, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

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

18. Undistributed Earnings of Subsidiary Bank

          National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2009, the subsidiary bank had $0 available for dividends. Additionally, according to the guidelines, at January 1, 2010, the subsidiary bank had $0 available for dividends. Future dividend payments by the subsidiary bank will be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

19. Commitments, Contingencies and Credit Risk

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

          Foreclosed assets held for sale include residential real estate and commercial and residential real estate development properties. Of the $17,658 held in foreclosed assets as of December 31, 2009, $11,927 was commercial real estate development; $4,404 was residential real estate; $750 was residential real estate development; and $577 was commercial. The carrying value reflects management’s best estimate of the amount to be realized from the sale of the property. While the estimate is based on a valuation by an independent appraiser, there have been no recent sales of comparable properties in the area to consider in preparing the valuation, and the market for such properties is limited. Therefore, the amount that the Corporation realizes from the sale of the property could differ materially in the near term from the carrying value reflected in these financial statements.

          The current protracted economic decline continues to present financial institutions with circumstances and challenges, which in some cases have resulted in large and unanticipated declines in fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.

          As discussed further in Note 5, the Corporation has concentrations in commercial real estate and commercial and development real estate. Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed.

          Also as discussed further in Note 5, the Corporation has concentrations in agricultural production loans and agricultural real estate loans. During 2009, prices for corn, soybeans and livestock remained lower than previous years and, due to weather patterns in Illinois, crops were late in being harvested. These issues could significantly affect the repayment ability for many agricultural loan customers.

          The accompanying financial states have been prepared using values and information currently available to the Corporation.

          Given the volatility of current economic conditions, the value of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Corporation’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

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

          The subsidiary bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. At December 31, 2009, commitments to extend credit and standby letters of credit were approximately $129,142 and $3,970, respectively. At December 31, 2008, commitments to extend credit and standby letters of credit were approximately $155,603 and $5,886, respectively.

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the subsidiary bank upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing properties.

          Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank secures the standby letters of credit with the same collateral used to secure the loan. The maximum amount of credit that would be extended under standby letters of credit is equal to the off-balance sheet contract amount. At December 31, 2009 and 2008, the standby letters of credit had terms that expire in one year or less.

          There are various claims pending against the Corporation’s subsidiary bank, arising in the normal course of business. Management believes, based upon consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Corporation’s financial position or results of operations.

20. FDIC One-Time Assessment Credit

          On February 27, 2009, the FDIC adopted a final rule modifying the risk-based assessment system and setting initial base assessment rates beginning April 1, 2009, at 12 to 50 basis points and, due to extraordinary circumstances, extended the period of the Restoration Plan to seven years. The Corporation’s assessment, according to the new formula was 17 basis points in 2009. Previously, the quarterly assessment rate was 7 basis points. The FDIC has the ability to increase assessments each quarter, if needed.

          On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009, which was paid on September 30, 2009. This assessment equated to a one-time cost of $588 and is reflected in the Corporation’s income statement for the year ended December 31, 2009.

          On September 29, 2009 the Board of Directors of the FDIC adopted a Notice of Proposed Rulemaking (NPR) that would require insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The FDIC estimates that the total prepaid assessments collected would be approximately $45 billion. The FDIC Board also voted to adopt a uniform three-basis point increase in assessment rates effective on January 1, 2011 and to extend the restoration period from seven to eight years.

          Under GAAP accounting rules, unlike special assessments, prepaid assessments would not immediately affect bank earnings. Each institution would record the entire amount of its assessment related to future periods as a prepaid expense (an asset) as of December 31, 2009, the date the payment would be made. The Corporation paid an assessment of $6,763 for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.

          As of December 31, 2009, and each quarter thereafter, each institution would record an expense (charge to earnings) for its regular quarterly assessment and an offsetting credit to the prepaid assessment until the asset is exhausted. At December 31, 2009, the Corporation had a remaining prepaid assessment of $6,332. This amount is reflected in the category of Other Assets in the Consolidated Balance Sheet.

21. Capital Purchase Program/Troubled Asset Relief Program (TARP)

          On January 23, 2009, the Corporation received $25,083 of equity capital by issuing to the United States Department of Treasury 25,083 shares of the Corporation’s 5.00% Series B Non-voting Cumulative Preferred Stock, par value $0.01 per share with a liquidation preference of $1.000 per share and a ten-year warrant to purchase up to 155,025 shares of the Corporation’s common stock, par value $5.00 per share, at an exercise price of $24.27 per share. The proceeds received were allocated to the preferred stock and additional paid-in capital based on their relative fair values. The resulting discount on the preferred stock is amortized against retained earnings and is reflected in the Corporation’s consolidated statement of income as “Dividends on preferred shares,” resulting in additional dilution to the Corporation’s earnings per share. The warrants would be immediately exercisable, in whole or in part, over a term of 10 years. The warrants were included in the Corporation’s diluted average common shares outstanding (subject to anti-dilution). Both the preferred securities and warrants were accounted for as additions to the Corporation’s regulatory Tier 1 and total capital.

          The Series B Preferred stock is not mandatorily redeemable and will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. The Corporation can redeem the preferred securities at any time with Federal Reserve approval. The Series B Preferred stock ranks on equal priority with the Corporation’s currently authorized Series A Preferred stock.

          Based on a Black-Scholes options pricing model, the common stock warrants have been assigned a fair value of $0.97 per warrant, or $150,000 in the aggregate, as of January 23, 2009. As a result, $150,000 has been recorded as the discount on the preferred stock obtained above and will be accreted as a reduction in net income available for common stockholders over the next five years at approximately $30,000 per year. For purposes of these calculations, the fair value of the common stock warrants as of January 23, 2009 was estimated using the Black-Scholes option pricing model and the following assumptions:

Risk-free interest rate	1.64%
Expected life of options	5 years
Expected dividend yield	3.00%
Expected volatility	17.72%
Weighted average fair value	$0.97

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

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

22. Condensed Financial Information of Princeton National Bancorp, Inc.

          The following condensed financial statements are presented for the Corporation on a stand alone basis:

Condensed Balance Sheets

	December 31
	2009	2008
Assets
Cash	$840	$663
Interest-bearing deposits in subsidiary bank	554	180
Other assets	1,058	1,423
Investment in subsidiary bank	97,425	112,156

Total assets	99,877	114,422

Liabilities
Borrowings	$25,000	$41,050
Other liabilities	217	901

Total liabilities	25,217	41,951

Stockholders’ Equity
Preferred stock	24,958	-0-
Common stock	22,391	22,391
Common stock warrants	150	-0-
Surplus	18,423	18,420
Retained earnings	29,851	54,329
Accumulated other comprehensive income, net of tax	2,816	1,402
Less: Cost of treasury shares	(23,929)	(24,071)

Total stockholders’ equity	74,660	72,471

Total liabilities and stockholders’ equity	$99,877	$114,422

Condensed Statements of Income

	For the Years Ended December 31
	2009	2008	2007
Income
Dividends received from subsidiary bank	$5,200	$5,600	$4,300
Interest income	54	5	7
Other income	44	43	24

Total income	5,298	5,648	4,331

Expenses
Interest expense	1,517	2,100	2,209
Amortization and depreciation	5	7	7
Other expenses	521	253	264

Total expenses	2,043	2,360	2,480

Income before income taxes and equity in undistributed income of subsidiary bank	3,255	3,288	1,851
Applicable income tax benefit	(699)	(892)	(924)

Income before equity in undistributed income of subsidiary bank	3,954	4,180	2,775
Equity in undistributed income of subsidiary bank	(25,080)	3,146	3,995

Net income (loss)	(21,126)	$7,326	$6,770

Dividends on preferred shares	1,178	-0-	-0-
Accretion of preferred stock discount	25	-0-	-0-

Net income (loss) available to common stockholders	$(22,329)	$7,326	$6,770

Condensed Statements of Cash Flows

	For the Years Ended December 31
	2009	2008	2007
Operating activities:
Net income (loss)	$(21,126)	$7,326	$6,770
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed income (loss) of subsidiary bank	25,080	(3,146)	(3,995)
Amortization of other intangible assets	5	7	7
(Increase) decrease in other assets	(8,481)	(1,882)	5,148
(Decrease) increase in other liabilities	(683)	747	(208)

Net cash provided by (used in) operating activities	(5,205)	3,052	7,722

Investing Activities:
Payments related to acquisitions, net of cash and cash equivalents acquired	-0-	-0-	(10,182)

Net cash used in investing activities	-0-	-0-	(10,182)

Financing activities:
Net increase (decrease) in borrowings	(16,050)	1,500	6,050
Proceeds from issuance of preferred stock and common stock warrants, net of expenses	25,020	-0-	-0-
Dividends paid on preferred stock	(1,017)	-0-	-0-
Dividends paid on common stock	(2,311)	(3,696)	(3,597)
Sale of treasury stock	114	124	175
Purchase of treasury stock	-0-	(553)	(1,459)
Exercise of stock options and issuance of treasury stock	-0-	101	12

Net cash provided by (used in) financing activities	5,756	(2,524)	1,181

Increase (decrease) in cash and cash equivalents	551	528	(1,279)
Cash and cash equivalents at beginning of year	843	315	1,594

Cash and cash equivalents at end of year	$1,394	$843	$315

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
(dollar amounts in thousands except share data)

          The following discussion and analysis provides information about the Corporation’s financial condition and results of operations for the years ended December 31, 2009, 2008, and 2007. This discussion and analysis should be read in conjunction with “Selected Statistical Data,” and the Corporation’s Consolidated Financial Statements and the Notes thereto included in this report.

Overview

          The Corporation reported a net loss available to common stockholders of $(22,329) for 2009, a decrease of $29,700 (or 404.8%) when compared to net income available to common stockholders of $7,326 in 2008. Earnings were negatively impacted throughout the year by the impairment of goodwill of $24,521, an increase in the provision for loan losses ($11,062 in 2009 versus $2,968 in 2008), an increase in the amount of deposit insurance assessments ($2,584 in 2009 versus $845 in 2008) and an increase in OREO expenses ($1,064 in 2009 versus $201 in 2008). Additionally, the Corporation paid $1,017 in dividends on preferred stock in 2009, compared to $0 in 2008. Partially offsetting these items, there was an increase in net interest income and additional gains from the sales of available-for-sale securities. The following represents the Corporation’s net income (loss) available to common stockholders, earnings (loss) per share and provision for loan loss expense for each quarter of 2009:

	Net Income (Loss)	Earnings (Loss) per Share	Provision

1st Quarter	$914	$0.28	$1,170
2nd Quarter	1,575	0.48	1,465
3rd Quarter	440	0.13	2,410
4th Quarter	(25,258)	(7.65)	6,017

          The increase in the provision for loan losses in the fourth quarter was the result of further deterioration of credit and the receipt of updated appraisals in the Northeast markets, comprised of the following counties: Dekalb, Grundy and Kane.

          Non-interest expenses, other than the three categories mentioned in the first paragraph, were less than budget again in 2009. After subtracting the goodwill impairment loss, total non-interest expense as a percentage of average assets, decreased to 2.80% in 2009 from 2.81% in 2008. This continues a positive trend over the past few years and is the lowest level of non-interest expense the Corporation has seen since the 2.78% recorded in 1989. Non-interest income improved to 1.06% of average total assets for 2009, compared to 1.05% in 2008. Most categories were down year over year, reflecting an industry trend of lower service charge income. However, mortgage banking revenue grew by $1,208 over the past twelve months (due to increased loan production as well as servicing income from a larger portfolio) and gains from the sale of available-for-sale securities increased by $1,376 (due to an increase in the number of sales from re-positioning the portfolio).

          In 2009, the Corporation experienced asset growth of $97,600 (or 8.39%), ending the year at $1,261,000 in total assets. With loan demand somewhat tempered during the year, the majority of the growth came in the investment portfolio (increase of $50,200) and in the Corporation’s liquidity (increase of $54,100). Additionally, the Corporation’s other real estate owned increased by $15,200. On the liability side, total deposits grew by $113,400 (or 11.8%).

          Total stockholders’ equity increased by $2,189 from $72,471 in 2008 to a year-end balance of $74,660. There was an increase of $25,083 in 2009 due to the issuance of preferred shares to the U.S. Treasury in conjunction with the Capital Purchase Program/Troubled Asset Relief Program (TARP). See Note 21 in the Notes to Consolidated Financial Statements for additional details. Offsetting this increase was the net loss resulting from the impairment of goodwill. The goodwill impairment was due in part to the market in general and partly to the increase in non-performing loans. Management believes the allowance for loan losses is sufficient to cover potential losses in the loan portfolio based on facts known at this time. However, the impact on future earnings will be dependent on the future economic factors.

          On March 15, 2010 the Bank entered into a written agreement (the “Agreement”) with the OCC. The Agreement sets forth the Bank’s commitments to: (i) review and take action as necessary regarding its allowance for loan and lease losses; (ii) improve the Bank’s asset quality through the development of workout plans for criticized assets and the assessment of credit risk; and (iii) revise the Bank’s credit risk rating management information system. The Bank has taken steps to address the issues raised in the Agreement and intends to fully comply with the requirements set forth in the Agreement.

	Assets at Year-End	Percent Change	Equity at Year-End	Percent Change	Net Income (Loss) available to common stockholders	Percent Change

2009	$1,260,730	8.39%	$74,660	3.02%	$(22,329)	(404.79)%
2008	1,163,130	7.63	72,471	5.63	7,326	8.21
2007	1,080,702	4.72	68,607	4.98	6,770	4.35

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

          We estimate the appropriate level of allowance for loan losses by separately evaluating impaired and non-impaired loans. A specific allowance is assigned to an impaired loan when expected cash flows or collateral do not justify the carrying amount of the loan. The methodology used to assign an allowance to a non-

impaired loan is more subjective. Generally, the allowance assigned to non-impaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics, adjusted for qualitative factors including the volume and severity of identified classified loans, changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on any given borrower, can change rapidly, the risk profile of the loan portfolio is continually assessed and adjusted when appropriate. Notwithstanding these procedures, there still exists the possibility that our assessment could prove to be significantly incorrect and that an immediate adjustment to the allowance for loan losses would be required.

          Other Real Estate Owned - Other real estate owned acquired through loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined that fair value declines subsequent to foreclosure, a valuation allowance is recorded through non-interest expense. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other non-interest expense.

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

          Additionally, the Corporation reviews its uncertain tax positions annually under ASC Topic 740, Accounting for Uncertainty in Income Taxes. An uncertain tax position is recognized as a benefit only if it is “more likely than not’ that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount actually recognized is the largest amount of tax benefit that is greater than 50% likely to be recognized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. A significant amount of judgment is applied to determine both whether the tax position meets the “more likely than not” test as well as to determine the largest amount of tax benefit that is greater than 50% likely to be recognized. Differences between the position taken by management and that of taxing authorities could result in a reduction of a tax benefit or increase to tax liability, which could adversely affect future income tax expense.

          Impairment of Goodwill and Intangible Assets - Core deposit and customer relationships, which are intangible assets with a finite life, are recorded on our balance sheets. These intangible assets were capitalized as a result of past acquisitions and are being amortized over their estimated useful lives of up to 15 years. Core deposit intangible assets, with finite lives will be tested for impairment when changes in events or circumstances indicate that its carrying amount may not be recoverable. Core deposit intangible assets were tested for impairment during 2009 and 2008, as part of the goodwill impairment test and no impairment was deemed necessary.

          As a result of our acquisition activity, goodwill, an intangible asset with an indefinite life, was reflected on our balance sheet in prior periods. Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently than annually. Accordingly, as the Corporation’s stock price at December 31, 2009 decreased below book value, a goodwill impairment test was performed and full impairment was deemed necessary (see Note 8 – “Goodwill” in the Notes to Consolidated Financial Statements).

          Mortgaging Service Rights (MSRs) - MSR fair values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments. Prepayments usually increase when mortgage interest rates decline and decrease when mortgage interest rates rise. For discussion regarding the impairment of MSRs, see Note 9 – “Intangible Assets” in the Notes to Consolidated Financial Statements.

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

          ASC 820, “Fair Value Measurements,” establishes a framework for measuring the fair value of financial instrument that considers the attributes specific to particular assets or liabilities and establishes a three-level hierarchy for determining fair value based on the transparency of inputs to each valuation as of the fair value measurement date. The three levels are defined as follows:

Level 1 -	quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2-

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

          At the end of each quarter, the Corporation assesses the valuation hierarchy for each asset or liability measured. From time to time, assets or liabilities may be transferred within hierarchy levels due to changes in availability of observable market inputs to measure fair value at the measurement date. Transfers into or out of hierarchy levels are based upon the fair value at the beginning of the reporting period. A more detailed description of the fair values measured at each level of the fair value hierarchy can be found in Note 17-”Fair Value of Financial Instruments” in the Notes to Consolidated Financial Statements.

Analysis of Results of Operations

          Net Income (Loss). Net income (loss) available to common stockholders for 2009 decreased by $29,700 (or 404.8%) to $(22,329) (or $(6.76) per basic and diluted earnings per share available to common stockholders), from $7,326 (or $2.22 per basic earnings per share available to common stockholders and $2.21 per diluted earnings per share available to common stockholders) in 2008. The lower results are due in part to the impairment of goodwill of $24,521, an increase in provision for loan losses of $6.2 million and an increase in federal deposit insurance assessments of $1.7 million. In addition the Corporation paid $1,017 in dividends on preferred stock in 2009, compared to $0 in 2008. These were partially offset by a $3.1 million improvement in net interest income and a $1.7 million increase in non-interest income. For a more detailed review of net interest income, non-interest income and non-interest expense please refer to those sections contained in this Management’s Discussion and Analysis.

          Net income available to common stockholders for 2008 increased by $556 (or 8.2%) to $7,326 (or $2.22 per basic and $2.21 per diluted earnings per share available to common stockholders), from $6,770 (or $2.04 basic earnings per share available to common stockholders and $2.03 diluted earnings per share

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

available to common stockholders ) in 2007. This increase is due to an improved net interest margin, which generated an additional $4.5 million in net interest income when compared to the prior year. This more than offset the increase in provision for loan losses of $2.3 million.

          Net Interest Income. The Corporation experienced a $3,800 improvement in net interest income, on a taxable-equivalent basis, during 2009, increasing to $37,525 from $33,739 in 2008, representing an improvement of 11.2%. This positive change was made possible through growth in the balance sheet and, more importantly, continued emphasis on reducing the Corporation’s cost of funds with the lower interest rate environment. Average interest-earning assets during 2009 increased to $1,092,000 from $980,800 in 2008, representing growth of $111,400 (or 11.4%). As loan demand weakened in 2009, the asset mix of the balance sheet shifted more to investments with the average balance of investment securities increasing by $62,600 (or 26.3%), while the average balance of net loans increased just $9,200 (or 1.3%). In addition, the average balance of interest-bearing deposits increased $45,000 (or 1,614.9%) in 2009, as a result of the Corporation’s successful efforts to build liquidity into the balance sheet.

          However, on the liability side, although average interest-bearing liabilities increased by $105,000 (10.4%) to $1,030,000, the interest expense paid for those liabilities decreased from $27,301 in 2008 to $22,085 in 2009, a reduction of $5,200 (or 19.1%). This was due to controlled pricing and the efficient use of other borrowings, along with normal repricing from the low interest-rate environment. The net yield on interest-earning assets for 2009 remained at the same rate of 3.44% from 2008.

          The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a taxable equivalent basis using a tax rate of 34%:

	For the Years Ending December 31

	2009			2008			2007
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost

Average Interest-Earning Assets

Interest-bearing deposits	$47,760	$114	0.24%	$2,785	$55	1.97%	$2,456	$122	4.97%
Taxable investment securities	176,871	7,607	4.30	143,108	6,834	4.78	152,220	6,822	4.48
Tax-exempt investment securities (a)	123,723	8,025	6.49	94,926	6,284	6.62	89,989	6,518	7.24
Federal funds sold	5	-0-	0.00	5,316	71	1.34	6,706	332	4.95
Net loans (a) (b)	743,887	43,864	5.90	734,672	47,796	6.51	666,853	50,072	7.51

Total interest-earning assets	1,092,246	59,610	5.46	980,807	61,040	6.22	918,224	63,866	6.96

Average non-interest-earning assets	156,998			126,526			118,000

Total average assets	$1,249,244			$1,107,333			$1,036,224

Average Interest-Bearing Liabilities

Interest-bearing demand deposits	$301,035	3,734	1.24%	$253,982	3,647	1.44%	$238,568	6,567	2.75%
Savings deposits	66,040	55	0.08	61,815	67	0.11	63,357	249	0.39
Time deposits	563,901	15,431	2.74	506,663	20,068	3.96	481,725	23,509	4.88
Interest-bearing demand notes issued to the U.S. Treasury	924	0	0.00	1,099	15	1.36	1,035	49	4.73
Federal funds purchased and customer repurchase agreements	38,175	424	1.11	41,584	757	1.82	34,622	1,556	4.49
Advances from Federal Home Loan Bank	32,332	924	2.86	19,362	647	3.34	6,976	366	5.25
Trust preferred securities	25,000	1,420	5.68	25,000	1,420	5.68	25,000	1,420	5.68
Note payable	2,375	97	4.08	15,296	680	4.45	11,224	789	7.03

Total interest-bearing liabilities	1,029,782	22,085	2.14	924,801	27,301	2.95	862,507	34,505	4.00

Net taxable equivalent yield on average interest-earning assets		$37,525	3.44%		$33,739	3.44%		$29,361	3.20%

Average non-interest-bearing liabilities	121,578			113,348			108,093

Average stockholders’ equity	97,884			69,184			65,624

Total average liabilities and stockholders’ equity	$1,249,316			$1,107,333			$1,036,224

(a)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments, using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable equivalent basis. The amount of taxable equivalent adjustments were $2,874 in 2009, $2,218 in 2008 and $2,307 in 2007.

(b)	Includes $(167) in 2009, $32 in 2008 and $165 in 2007 attributable to interest from non-accrual loans.

          The following table reconciles taxable-equivalent net interest income (as shown above) to net interest income as reported on the Consolidated Statements of Income:

	2009	2008	2007

Net interest income as stated	$34,651	$31,521	$27,054
Taxable-equivalent adjustment-investments	2,729	2,137	2,216
Taxable-equivalent adjustment-loans	145	81	91

Taxable-equivalent net interest income	$37,525	$33,739	$29,361

          The following table reconciles the net yield on average interest-earning assets to the net yield on average interest-earning assets on a taxable-equivalent basis:

	2009	2008	2007

Net yield on interest-earning assets	3.17%	3.21%	2.95%
Taxable equivalent adjustment-investments	0.25	0.22	0.24
Taxable equivalent adjustment-loans	0.02	0.01	0.01

Taxable equivalent net yield on interest-earning assets	3.44%	3.44%	3.20%

          During 2008, the Corporation experienced a $4,400 improvement in net interest income, on a taxable-equivalent basis, increasing to $33,739 from $29,361 in 2007, representing an improvement of 14.9%. This positive change was made possible through growth in the balance sheet and an increased focus on reducing the Corporation’s cost of funds. Average interest-earning assets during 2008 increased to $980,800 from $918,200 in 2007, representing growth of $62,600 (or 6.8%). The asset mix of the balance sheet continued to shift more to loans, as the average balance of net loans increased $67,800 (or 10.1%), while the average balance of total investments fell $4,200 (or 1.8%). However, on the liability side, although average interest-bearing liabilities increased by $62,300 (7.2%) to $924,800, the interest expense paid for those liabilities decreased from $34,505 in 2007 to $27,301 in 2008, a reduction of $7,200 (or 20.9%). This was due to controlled pricing and the efficient use of other borrowings. Accordingly, the net yield on interest-earning assets, increased from 3.20% in 2007 to 3.44% in 2008. The net yield on interest-earning assets improved during the first three quarters: from 3.39% in the first quarter, to 3.49% in the second quarter, to 3.50% in the third quarter. The net yield in the fourth quarter of 3.38% was negatively impacted by the reversal of interest for loans that were placed in non-accrual.

          The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates:

	Year ended December 31

	2009 compared to 2008			2008 compared to 2007			2007 compared to 2006
	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net

Interest from interest-earning assets

Interest-bearing time deposits	$498	$(439)	$59	$11	$(78)	$(67)	$11	$(3)	$8
Taxable investment securities	1,532	(759)	773	(422)	434	12	(101)	553	452
Tax-exempt investment securities (b)	1,887	(146)	1,741	342	(576)	(234)	(748)	265	(483)
Federal funds sold	(35)	(36)	(71)	(44)	(217)	(261)	(154)	(13)	(167)
Net loans (c)	571	(4,503)	(3,932)	4,752	(7,028)	(2,276)	5,983	2,064	8,047

Total income from interest-earning assets	4,453	(5,883)	(1,430)	4,639	(7,465)	(2,826)	4,991	2,866	7,857

Expense of interest-bearing liabilities

Interest-bearing demand deposits	630	(543)	87	323	(3,243)	(2,920)	551	1,139	1,690
Savings deposits	4	(16)	(12)	(4)	(178)	(182)	(31)	(46)	(77)
Time deposits	1,917	(6,554)	(4,637)	1,102	(4,543)	(3,441)	2,327	2,542	4,869
Interest-bearing demand notes issued to the U.S. Treasury	(1)	(14)	(15)	2	(36)	(34)	9	1	10
Federal funds purchased and securities repurchase agreements	(50)	(283)	(333)	220	(1,019)	(799)	100	(30)	70
Advances from Federal Home Loan Bank	402	(125)	277	532	(251)	281	(35)	26	(9)
Trust preferred securities	-0-	-0-	-0-	-0-	-0-	-0-	-0-	10	10
Note payable	(551)	(32)	(583)	234	(343)	(109)	328	(16)	312

Total expense from interest-bearing liabilities	2,351	(7,567)	(5,216)	2,409	(9,613)	(7,204)	3,249	3,626	6,875

Net difference	$2,102	$1,684	$3,786	$2,230	$2,148	$4,378	$1,742	$(760)	$982

(a)	The change in interest due both to rate and volume has been allocated equally.

(b)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable-equivalent basis. The amount of taxable-equivalent adjustments were $2,874 in 2009, $2,218 in 2008 and $2,307 in 2007.

(c)

Includes loan fees of $734 in 2009, $996 in 2008 and $1,287 in 2007. Interest income on loans includes the effect of taxable-equivalent adjustments for non-taxable loans using a tax rate of 34% in adjusting interest on tax-exempt loans to a taxable-equivalent basis. Includes non-accrual loans, with year-end balances of $44,768 in 2009, $30,383 in 2008 and $7,361 in 2007.

          Non-interest Income. Total non-interest income increased in 2009 by $1,651, or 14.2%, to $13,244 from the 2008 total of $11,593. The Corporation recorded $1,781 in net gains from the sale of investment securities in 2009, compared to $405 in 2008, an increase of $1,376 or 339.8%. This was due largely to sales of shorter-term securities to reposition cash flows in the portfolio. Significant earnings improvement was seen in the category of mortgage banking income, which

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

increased by $1,208 or 113.0%, due to increased loan production as well as servicing income from a larger portfolio. Service charges on deposits decreased by $447, (or 10.1%) due largely to a decrease in the number of overdrafts. The remaining categories of non-interest income showed either slight increases or decreases over the prior year.

          The following table provides non-interest income by category, total non-interest income, and non-interest income to average total assets for the periods indicated:

	For the Years ended December 31

	2009	2008	2007

Trust and farm management fees	$1,334	$1,530	$1,507
Service charges on deposit accounts	3,961	4,408	4,431
Other service charges	1,954	2,137	1,966
Gain on sales of securities available-for-sale	1,781	405	541
Brokerage fee income	857	913	920
Mortgage banking income	2,277	1,069	903
Bank-owned life insurance income	941	874	816
Other operating income	139	257	214

Total non-interest income	$13,244	$11,593	$11,298

Non-interest income to average total assets	1.06%	1.05%	1.09%

          Total non-interest income increased in 2008 by $295, or 2.6%, to $11,593 from the 2007 total of $11,298. The largest increases were seen in the categories of other service charges and mortgage banking income, which increased by $171 (8.7%) and $166 (18.4%), respectively. Other service charges went up because of an increase in debit card income (usage), while mortgage banking income increased because of servicing income generated from a larger portfolio. The remaining categories of non-interest income showed either slight increases or decreases over the prior year. The Corporation recorded $405 in net gains from the sale of investment securities in 2008, compared to $541 in 2007, a decrease of $136 (or 25.1%).

          Non-interest Expense. Total non-interest expense increased to $59,559 in 2009 from $31,123 in 2008 (an increase of $28,436 or 91.37%). The majority of the increase resulted in the goodwill impairment losses, along with the categories of Federal insurance assessments and other real estate owned expense, which increased by $1,739 (205.8%) and $861 (424.1%), respectively. For more information regarding goodwill, see Note 8 - “Goodwill” in the Notes to Consolidated Financial Statements. The Federal insurance assessments increased to $2,584 in 2009 from $845 in 2008 due to the special assessment as well as an increase in the quarterly multiplier rate and an increase in the balance of deposit liabilities. The other real estate expense increased to $1,064 in 2009 from $203 in 2008, due to an increase in the balance of other real estate from 2008 to 2009. In addition, the categories of salaries and employee benefits and other operating expense increased by $319 (or 1.8%) and $597 (or 17.9%), respectively, from 2008 to 2009. As a percentage of average total assets, however, non-interest expense, after subtracting the goodwill impairment losses continued to decrease to 2.80% in 2009, compared to 2.81% in 2008.

          The following table provides non-interest expense, and non-interest expense to average total assets for the periods indicated:

	For the Years ended December 31

	2009	2008	2007

Salaries and employee benefits	$18,011	$17,692	$16,874
Occupancy	1,903	1,890	1,707
Equipment expense	3,071	2,996	3,158
Federal insurance assessments	2,584	845	338
Goodwill impairment losses	24,521	-0-	-0-
Intangible assets amortization	816	714	704
Data processing	1,290	1,151	1,101
Advertising	751	742	722
Postage	544	547	542
Property taxes	695	669	686
Supplies	386	347	448
Other real estate owned expense	1,064	203	157
Other operating expense	3,923	3,327	3,128

Total non-interest expense	$59,559	$31,123	$29,565

Non-interest expense to average total assets	4.77%	2.81%	2.85%

          Total non-interest expense increased to $31,123 in 2008 from $29,565 in 2007 (an increase of $1,558 or 5.3%). The majority of the increase resulted in the category of salaries and employee benefits, which increased $818 or 4.8% (from $16,874 at December 31, 2007 to $17,692 at December 31, 2008). Additionally, the category of Federal deposit insurance assessments increased to $845 in 2008 from $338 in 2007 (an increase of $507, or 150.0%) due to expiration of credits and a truing up of the FDIC accrued premiums. In addition, the categories of occupancy expense and other operating expense increased by $183 (or 10.7%) and $199 (or 6.4%), respectively, from 2007 to 2008. As a percentage of average total assets, however, non-interest expense continued to decrease to 2.81% in 2008, compared to 2.85% in 2007.

          Income Taxes. The income tax benefit in 2009 was $(1,600), while income tax expense totaled $1,697 in 2008 and $1,377 in 2007. The income tax benefit in 2009 was generated from lower pre-tax earnings of $1,795 ($9,023 in 2008), without regard to the goodwill impairment loss, which was a non-tax event of $24,521, coupled with tax-free income of $6,237 from tax-exempt investments and bank-owned life insurance. The effective tax rates were (8.9%), 18.8% and 16.9% for the respective years then ended.

Analysis of Financial Condition

          Loans. The Corporation’s loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: agricultural, commercial, real estate, and consumer installment. The Corporation has no foreign loans. The following table summarizes the Corporation’s loan portfolio:

	December 31

	2009		2008		2007		2006		2005
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Agricultural	$76,918	9.6%	$79,536	10.1%	$85,571	11.8%	$83,610	13.3%	$73,884	12.7%
Commercial	244,049	30.6	225,806	28.5	168,936	23.4	134,402	21.4	114,342	19.7
Real Estate
1-4 family residences	123,374	15.4	132,056	16.7	127,656	17.7	120,585	19.1	138,959	23.9
Agricultural	61,022	7.6	64,212	8.1	61,158	8.5	61,511	9.8	56,069	9.6
Construction	24,118	3.0	31,444	4.0	46,874	6.5	42,991	6.8	37,286	6.4
Commercial	198,914	24.9	182,658	23.1	160,106	22.2	130,302	20.7	113,110	19.4

Real Estate Total	407,428	51.1	410,370	51.9	395,794	54.8	355,389	56.4	345,424	59.3
Installment	69,679	8.7	75,125	9.5	72,346	10.0	56,071	8.9	48,074	8.3

Total loans	$798,074	100.0%	$790,837	100.0%	$722,647	100.0%	$629,472	100.0%	$581,724	100.0%

Total assets	$1,260,730		$1,163,130		$1,080,702		$1,031,959		$945,263
Loans to total assets		63.3%		68.0%		66.9%		61.0%		61.6%

          Total loans increased $7,200 (or 0.5%) in 2009 as compared to an increase of $68,200 (9.4%) in 2008. There were no acquisitions in 2009. The minimal increase reflects the recessionary environment where business and consumer borrowers have reduced demand and capacity for new indebtedness.

          Commercial loans increased $18,240 (or 8.1%) in 2009, which compares to an increase of $56,900 (or 33.7%) in 2008. Building relationships with commercial businesses has been the largest component of loan growth in recent years. Increases occurred in both higher growth areas and established markets served by the subsidiary bank. The competitive environment has lessened as many financial institutions are restricting lending activities.

          Loans to agricultural operations decreased $2,600 (or 3.3%) in 2009, which compares to a decrease of $6,000 (or 7.1%) in 2008. Short term agricultural loans are seasonal in nature with paydown from grain sales occurring near the beginning and end of each year. Rapid growth in the bio-fuels industry (primarily ethanol) and rising worldwide food demand have dramatically influenced corn prices since the latter part of 2006. Rising corn prices have influenced soybean prices as the two commodities compete for planted acreage. Corn and soybeans are the two primary crops of the Corporation’s market area. Selling prices were somewhat lower in 2009, while crop input costs where higher. This combination reduced overall profitability compared to 2008 but was still well above historic averages. The balance sheet of local agriculture remains strong both in terms of equity and liquidity. Agriculture remains the largest single loan industry concentration of the Corporation. The highly experienced agricultural staff continues to effectively manage risk and seek opportunities in this portfolio. Agricultural loans as a percentage of total loans were 9.7% at year-end 2009, compared to 10.1% at year-end 2008.

          Real estate loans decreased $2,900 (or .72%) in 2009 compared to an increase of $20,600 (or 3.7%) in 2008. Commercial real estate lending increased marginally in 2009. This was offset by decreases in residential and construction lending. Residential real estate loans with fixed rates of more than 5 years are generally sold into the secondary market. The Corporation retains the servicing of sold loans, maintaining the local relationship with customers and generating servicing fee income. With home mortgage rates at their lowest level in 50 years, many borrowers refinanced adjustable rate loans into fixed rate loans that were sold. Total home mortgage closings were $175,000 in 2009, a record level of activity. Construction loans decreased $9,600 (or 30.6%) reflecting the significant decline in building activity due to present economic conditions.

          Consumer installment loans decreased $5,400 (or 7.2%) in 2009 from 2008. This follows an increase of $2,800 (or 3.8%) in 2008. Home equity lending comprises over two thirds of the installment portfolio.

          Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower’s management and the impact of national economic factors. Development and construction loans have primary risks associated with demand for housing and other construction projects. As these businesses are capital intensive, when demand for product weakens, revenues are reduced while fixed costs such as debt service remain. With respect to agricultural loans, the primary risks are weather and, like commercial loans, the quality of the borrower’s management. Risks associated with real estate loans include concentrations of loans in a loan type, such as commercial or agricultural, and fluctuating land values. Non owner-occupied commercial real estate loans have risks related to occupancy and lease rates during economic downturns. Installment loans also have risks associated with concentrations of loans in a single type of loan. Installment loans additionally carry the risk of a borrower’s unemployment as a result of deteriorating economic conditions. With the notable exception of agricultural lending, the current economic environment has increased the risk level in the subsidiary bank’s loan portfolio.

          The Corporation’s strategy with respect to addressing and managing these types of risks, whether loan demand is weak or strong, is for the subsidiary bank to follow its loan policies and sound underwriting practices, which include (i) granting loans on a sound and collectible basis, (ii) investing funds profitably for the benefit of the stockholders and the protection of depositors, (iii) serving the legitimate needs of the community and the subsidiary bank’s general market area while obtaining a balance between maximum yield and minimum risk, (iv) ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan, (v) administering loan policies through a Directors’ Loan Committee and Officer approvals, (vi) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each loan category and (vii) ensuring that each loan is properly documented and, if appropriate, secured or guaranteed by government agencies, and that insurance coverage is adequate, especially with respect to certain agricultural loans because of the risk of poor weather. In the present difficult economic environment, bank staff actively work with borrowers to achieve the best resolutions possible.

          Non-performing Loans and Other Real Estate Owned. Non-performing loans amounted to 7.35% of total loans at year-end 2009 compared to 4.18% at year-end 2008. The increase reflects a higher level of stress in construction/development, commercial real estate and the general economy. The primary components of the non-accrual total are in two industries. One is the construction/development industry, primarily in the Corporation’s northern and eastern market areas. Non-performing construction/development credits comprise approximately 60% of the Corporation’s total non-performing loans as of December 31, 2009. As sales have dramatically decreased, builders and developers are facing difficulty in making interest payments, creating the non-performing status. The other largest category of non-performing loans is commercial real estate projects, which comprise approximately 20% of the year end 2009 non-performing total. These are comprised of owner-occupied facilities and leased facilities and are located throughout the Corporation’s market area. The balance of non-performing loans is comprised primarily of residential real estate and home equity credits. Restructured loans at the end of 2009 were $13,941 compared to zero as of year end 2008. The total was comprised primarily of two commercial real estate projects that are not fully leased. In both instances, the loan maturity was extended to improve the cash flow of the projects. In the present economic downturn, the vast majority of non-performing assets are secured by real estate. The

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

Corporation has been proactive in obtaining updated appraisals for non-performing loans that are secured by real estate. Specific loss provisions of $4,472 have been established for non-performing loans. The primary components of loan charge offs in 2009 were construction/development loans, home equity loans and commercial real estate loans.

          Problem credits are closely monitored by the lending staff, and an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off, or if well secured and in the process of collection, placed on a non-accrual status. Problem credits have a life cycle. They either improve or they move through a workout/liquidation process. The workout/liquidation process often includes non-accrual status. Non-accrual real estate loans that are not resolved by borrowers move through foreclosure or other processes and become other real estate owned. At that point the Corporation actively markets the properties for sale. Total other real estate owned as of December 31, 2009 was $17,658. The Corporation had $2,487 in other real estate owned as of December 31, 2008. Over 60% of the December 31, 2009 total is one industrial development property. This is located in the Corporation’s northern region. The Corporation is actively marketing the property by parcel or as a bulk sale. Most all improvements are complete on the property. Two distribution centers are presently located in the industrial park. Additional roadways may be built depending on how end users choose parcel configuration. The Corporation’s carrying value of the property is well supported by a current appraisal. As with non-performing loans, the Corporation is proactive in obtaining appraisals to support the carrying value of Other Real Estate Owned property on the balance sheet. The allowance for possible loan losses was 20.6% and 15.3% of non-performing loans at year-end 2009 and 2008, respectively. The following table provides information on the Corporation’s non-performing loans since 2005:

	December 31

	2009	2008	2007	2006	2005

Non-accrual	$42,593	$30,383	$7,361	$3,893	$3,822
90 days past due and accruing	2,087	2,655	73	33	3
Restructured	13,941	-0-	-0-	-0-	-0-

Total non-performing loans	$58,621	$33,038	$7,434	$3,926	$3,825

Other real estate owned	17,658	2,487	833	-0-	468
Total non-performing assets	$76,279	$35,525	$8,267	$3,926	$4,293

Non-performing loans to total loans (net of unearned interest)	7.35%	4.18%	1.03%	0.62%	0.66%
Non-performing assets to total assets	6.05%	3.05%	0.76%	0.38%	0.45%

          As of December 31, 2009 and 2008, loans which the Corporation’s management had serious doubts as to the ability of borrowers to comply with loan repayment terms not carried as non-performing loans totaled approximately $416 (or .05% of the total loan portfolio), and $551 (or .07% of the total loan portfolio), respectively.

          Allowance for Possible Loan Losses. The allowance shown in the following table represents the allowance available to absorb losses within the entire portfolio:

	For the Years Ended December 31

	2009	2008	2007	2006	2005

Amount of loans outstanding at end of year (net of unearned interest)	$798,074	$790,837	$722,647	$629,472	$581,812
Average amount of loans outstanding for the year (net of unearned interest)	$743,887	$734,672	$666,853	$585,382	$482,448
Allowance for loan losses at beginning of year	$5,064	$3,248	$3,053	$3,109	$2,524
Allowance of bank acquired	-0-	-0-	-0-	-0-	752
Charge-offs:
Agricultural	21	-0-	-0-	162	-0-
Commercial	2,516	797	373	227	85
Real estate-mortgage	511	91	22	21	10
Installment	1,208	446	269	194	252

Total charge-offs	4,256	1,334	664	604	347

Recoveries:

Agricultural	-0-	-0-	1	-0-	-0-
Commercial	42	37	29	90	2
Real estate-mortgage	-0-	-0-	17	5	-0-
Installment	163	145	172	168	178

Total recoveries	205	182	219	263	180

Net loans charged off	4,051	1,152	445	341	167
Provision for loan losses	11,062	2,968	640	285	-0-

Allowance for loan losses at end of year	$12,075	$5,064	$3,248	$3,053	$3,109

Net loans charged off to average loans	0.54%	0.16%	0.07%	0.06%	0.03%

Allowance for loan losses to non-performing loans	20.60%	15.33%	43.69%	77.76%	81.28%

Allowance for loan losses to total loans at end of year (net of unearned interest)	1.51%	0.64%	0.45%	0.49%	0.53%

          The allowance for loan losses is considered by management to be a critical accounting policy. The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries. The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management’s best judgment, deserve evaluation in estimating possible loan losses. The adequacy of the allowance for possible loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the Loan Review staff of the Risk Management Department, Senior Lending Officers, Chief Operating Officer, Chief Financial Officer, Risk Manager and Chief Executive Officer of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank’s staff, management and its Board of Directors.

          More specifically, the Corporation calculates the appropriate level of the allowance for possible loan losses on a monthly basis using base charge-offs for each loan type, substandard loans and potential losses with respect to specific loans. In addition to management’s assessment of the portfolio, the Corporation and the subsidiary bank are examined periodically by regulatory agencies. Although the regulatory agencies do not determine whether the subsidiary bank’s allowance for loan losses is adequate, such agencies do review the procedures and policies followed by management of the subsidiary bank in establishing the allowance.

          Given the current state of the economy, management has assessed the impact of the recession on each category of loans and adjusted historical loss factors for more recent economic trends. Management utilizes a three-year history as one component in assessing the probability of inherent future losses. Given the decline in economic conditions over the past year, management has also increased its allocation to various loan categories for economic factors. Some of the economic factors include the potential for reduced cash flow for commercial operating loans from reduction in sales or increased operating costs, decreased occupancy rates for commercial buildings, reduced levels of home sales for commercial and land developments, the decline in and uncertainty regarding grain prices and increased operating costs for farmers, and increased levels of unemployment and bankruptcy impacting consumers’ ability to pay. Each of these economic uncertainties were taken into consideration in developing the appropriate level of reserve.

          Net charge-offs were 0.54% of average (total loans) in 2009. The allowance for loan losses at year-end 2009 was $12,100, or 1.51% of total loans, net of unearned interest, and 20.60% of non-performing loans. The year-end 2009 allowance of 1.51% of total loans is an increase of .87% from the year-end 2008 number of ..64%, reflecting management’s assessment of the present economic environment. Although non-performing loans have increased, the balance is comprised of credits that management believes will not result in significant losses to the Corporation. There are $4,472 in specific loan loss reserves for the non-performing or impaired loans as of December 31, 2009, compared to $818 one year ago. Management considers the allowance for loan losses adequate to meet probable losses as of December 31, 2009.

          Investment Securities. The objectives of the investment portfolio are to provide the subsidiary bank with a source of earnings and liquidity. The following table provides information on the carrying value of investment securities as of the dates indicated:

	December 31

	2009	2008

United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$96,313	$92,198
State and Municipal	132,871	103,960
Collateralized mortgage obligations:
GSE Residential	72,083	54,957

Total	$301,267	$251,115

          Investment securities totaled $301,300 on December 31, 2009, an increase of $50,200 (or 20.0%) from the December 31, 2008 total of $251,100. The increase was due to securities purchases to meet pledging requirements for new deposits, as well as the investment of excess liquidity from deposit growth and a lack of loan demand. Every category of securities increased, but the investment mix changed only slightly. U.S. Government Agencies and mortgage-backed securities decreased to 55.9% of the total portfolio, down from 58.6% a year ago. Municipal bond holdings increased from 41.4% to 44.1%. This change occurred due to the tightening of yield spreads in the agency market, the value created in the tax-free market and increased purchases of taxable municipal bonds arising out of the new issuance of Build America Bonds.

          Several interest rate strategies executed during the year to improve the overall performance of the portfolio resulted in the repositioning of cash flows and the capture of $1,800 of gains on short-term securities. It should also be noted that the investment portfolio has never contained any sub-prime mortgage securities nor any Fannie Mae or Freddie Mac preferred stock.

          Investment securities totaled $251,100 on December 31, 2008, an increase of $22,500 (or 9.9%) from the December 31, 2007 total of $228,600. The increase was primarily due to securities purchased to meet increased pledging requirements for new deposits and a comparison to a lower than average total from 2007. Some changes occurred in the investment mix during 2008. Collateralized Mortgage Obligations (CMOs) decreased by 21.1%, or $14,700, and now represent 21.9% of the portfolio, down from 30.5%. Municipal bond holdings increased by $8,800 or 9.3%. U.S. Government agencies and Mortgage-backed securities (MBS) increased $28,500 or 44.6%, and now represent 36.7% of the portfolio, up from 27.9%. This can be attributed to the value created in that sector due to market pricing opportunities. The overall yield on the total portfolio rose by 21 basis points from 2007 to 5.51%. This occurred largely from the increase in allocation in mortgage backs and several swap strategies, where gains were captured and yield increases on reinvestment.

          Deposits. Total deposits increased in 2009 by approximately $113,400, to $1,076,000 at December 31 (an 11.8% increase over 2008). Time deposits decreased by $47,200 (or 8.7%) from the prior year largely due to customers investing in liquid accounts rather than term accounts because the time deposit rates were so low. Interest-bearing demand accounts increased $127,900 (or 51.8%) over 2008, a result of the investment in liquid accounts rather than time deposits. Non-interest bearing demand accounts showed an increase of $25,500, an increase of 23.0% over 2008. Regular savings accounts increased approximately $7,200 (or 11.8%) due to customers moving to fixed rate investments. The average interest rate paid for overall deposits decreased 0.91% in 2009 as a result of certificates of deposit maturing and re-pricing, as well as liquid account pricing lowering. The concentration in the High Yield Money Market portfolio of $220,000 and the Freedom IRA portfolio of $32,900 were due to these products being offered at slightly higher rates than the other liquid products. This shift in deposits continues the trend of customers moving away from the market and into FDIC insured investments over the last several years. Additionally, the increase in late 2008 of FDIC coverage to $250,000 and a strong marketing campaign emphasizing the soundness, strength and history of the subsidiary bank brought deposits to the bank. We have experienced growth in many of the markets served by the subsidiary bank and, it is worth noting again this year, the subsidiary bank’s deposits are core deposits and contain no brokered CDs (other than CDARS relationships).

          Over the last three years, the subsidiary bank has seen overall deposits increase 22.0%. The increase in consumer deposits reflects our continued focus on investing in offices in high growth areas, and continued focus of officers calling on customers and potential customers through our officer call program to develop deposit relationships. This growth also reflects the well trained staff that looks to assist customers by identifying needs and providing sound solutions. There continues to be considerable interest in the alternative delivery mechanisms, such as electronic methods which include ATMs, Internet Banking with Bill Payment and Telebanker as a convenient means for customers to better manage their money, maximize return, and have peace of mind by dealing safely and securely with only one financial institution. Due to the diversity within our various market areas, such delivery mechanisms will continue to position us well for the future.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated.

	For the Years Ended December 31

	2009		2008		2007
	Balance	Rate	Balance	Rate	Balance	Rate

Non-interest bearing demand	$136,026	n/a	$110,559	n/a	$102,452	n/a
Interest-bearing demand	374,624	1.24%	246,714	1.44%	241,749	2.75%
Savings	68,292	0.08	61,089	0.11	58,401	0.39
Time deposits	496,597	2.74	543,770	3.96	488,805	4.88

Total	$1,075,539	1.70%	$962,132	2.61%	$891,407	3.45%

          The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2009. These time deposits are made by individuals, corporations and public entities.

Three months or less	$53,240
Over three months through six months	43,282
Over six months through one year	79,216
Over one year	17,711

Total	$193,449

          Liquidity. Liquidity is measured by a financial institution’s ability to raise funds through deposits, borrowed funds, capital or the sale of assets. Additional sources of liquidity, including cash flow from both the repayment of loans and the securitization of assets, are also considered in determining whether liquidity is satisfactory. The funds are used to maintain reserve requirements, fund loans, purchase treasury shares, meet deposit withdrawals and operate the organization. Liquidity is achieved through growth of core funds (defined as core deposits, 50% of non-public entity certificates of deposit over $100 and repurchase agreements issued to commercial customers), liquid assets and accessibility to the money and capital markets. The Corporation and the subsidiary bank have access to short-term funds through their correspondent banks, as well as access to the Federal Home Loan Bank of Chicago and the Federal Reserve Bank of Chicago, which can provide longer-term funds to help meet liquidity needs.

          The ratio of temporary investments and other short-term available funds (those investments maturing within one year plus twelve months’ projected payments on mortgage-backed securities and collateralized mortgage obligations, and cash and due from banks’ balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 41.5% at December 31, 2009 and 32.2% at December 31, 2008, respectively. Core deposits (demand deposits, interest-bearing checking accounts, total savings, and certificates of deposit less than $100) were 83.2% of total deposits at December 31, 2009 and 82.7% at December 31, 2008. Money market accounts of approximately $240,000 at December 31, 2009 are classified by the Corporation as core deposits.

          In 2009, with the struggling economy, an effort was made to increase liquidity. Accordingly, the Corporation experienced a net increase of $50,800 in cash and cash equivalents. Financing activities, consisting mostly of an increase of deposits of $113,400, provided the Corporation with $122,000. Additionally, operating activities provided the Corporation with $4,900. Offsetting these provisions, the Corporation used $76,100 in investing activities, consisting of an increase in the investment portfolio of $47,600 and an increase of $27,900 in net loans. Cash and cash equivalents of $71,100 at December 31, 2009, along with established lines of credit, are deemed more than adequate to meet short-term liquidity needs.

          In 2008, the Corporation experienced a net decrease of $7,300 in cash and cash equivalents. The Corporation used $93,100 for investing activities, which primarily consisted of a $71,700 increase in net loans and a $22,600 increase in investments. Offsetting this usage, financing activities provided the Corporation with $75,600, consisting of an increase in deposits of $70,700 and an increase of $8,900 in borrowings, less $3,700 in dividends paid to shareholders, and operating activities which provided the Corporation with $10,200.

          The long-term liquidity needs of the Corporation will be driven by the changing needs of its customers and the ability to offset strategies of its competitors. The Corporation’s equity base, coupled with common stock available for issuance, a low level of debt, and available borrowing sources provide several options for future financing.

          Asset-Liability Management. The Corporation actively manages its assets and liabilities through coordinating the levels of interest rate sensitive assets and liabilities to minimize changes in net interest income, despite changes in market interest rates. The Corporation defines interest rate sensitive assets and liabilities as any instruments that can be repriced within 180 days, either because the instrument will mature during the period or because it carries a variable interest rate. Changes in net interest income occur when interest rates on loans and investments change in a different time period from changes in interest rates on interest-bearing liabilities. Additional changes occur when the mix and volume of interest-earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the total dollar amount of the difference between rate sensitive assets and rate sensitive liabilities within a given time period (GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

          The Corporation’s strategy with respect to asset-liability management is to maximize net interest income while limiting the Corporation’s exposure to risks associated with volatile interest rates. The subsidiary bank’s Funds Management Committee is responsible for monitoring the GAP position. As a general rule, the subsidiary bank’s policy is to maintain GAP as a percent of total assets within a range from +20% to -20% in any given time period. Based on the simulation of various rising or falling interest rate scenarios in comparison to one considered to be the most likely interest rate scenario, management seeks to operate with net interest income within a range of +/-15% and with net income within a range of +/- 25% during any twelve-month period. The Corporation also performs an interest rate risk analysis, on a monthly basis, on the assets and liabilities of the subsidiary bank. This analysis applies an immediate shift in interest rates of up to +300 basis points and -300 basis points to the assets and liabilities to determine the impact on the net interest income and net income of the subsidiary bank, when compared to a flat rate scenario. This analysis does not take into account any other balance sheet management plans that may be implemented should such rapid interest rate movement occur.

          The following table shows the estimated changes to net interest income from the base scenario as of December 31, 2009 and 2008 (note the 200 and 300 basis point decline scenarios were not calculated in 2009 due to many deposit products being unable to decline that many points):

Change in	Estimated Net Interest Income
Interest Rate	2009	% of change	2008	% of change

300 basis point rise	$34,663	-14.56%	$32,774	-11.56%
200 basis point rise	36,226	-10.71	33,974	-8.32
100 basis point rise	38,258	-5.70	35,439	-4.37
Base scenario	40,570	—	37,058	—
100 basis point decline	39,864	-1.74	35,528	-4.13
200 basis point decline	—	—	32,706	-11.74
300 basis point decline	—	—	30,019	-18.99

          Contractual Obligations, Commercial Commitments and Off-Balance Sheet Arrangements. As disclosed in the Notes to Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2009, the aggregate contracted obligations excluding bank deposits) and commercial commitments are as follows:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years

Contractual Obligations:
Time Deposits	$496,597	$433,049	$60,564	$2,952	$32
Customer repurchase agreements	47,327	47,327	-0-	-0-	-0-
Interest-bearing demand notes issued to the U.S. Treasury	1,021	1,021	-0-	-0-	-0-
Advances from the Federal Home Loan Bank	31,500	22,500	9,000	-0-	-0-
Federal funds purchased	-0-	-0-	-0-	-0-	-0-
Trust preferred securities	25,000	25,000	-0-	-0-	-0-
Post-retirement health insurance	769	51	107	126	485	(1)

Total	$602,214	$528,948	$69,671	$3,078	$517

Off-Balance Sheet Arrangements:
Commitments to lend	$129,142	$129,142	$-0-	$-0-	$-0-
Standby letters of credit	3,970	3,970	-0-	-0-	-0-

Total	$133,112	$133,112	$-0-	$-0-	$-0-

(1) For the years 2015 through 2019

          See Note 19 of the Consolidated Financial Statements for additional discussion on contractual obligations, commercial commitments and off-balance sheet arrangements.

          The following table sets forth the Corporation’s interest rate repricing gaps for selected maturity periods at December 31, 2009:

	Rate Sensitive Within

	1 year	1-2 yrs.	2-3 yrs.	3-5 yrs.	Thereafter	Total	Fair Value

Interest-earning assets:
Interest-bearing deposits	$55,527	$-0-	$-0-	$-0-	$-0-	$55,527	$55,527
Taxable investment securities	16,549	10,776	20,563	16,612	103,897	168,397	168,397
Tax-exempt investment securities	7,718	12,750	14,581	22,431	75,390	132,870	133,408
Loans	402,583	94,544	98,934	112,846	79,001	789,295	793,674

Total rate sensitive assets (“RSA”)	$482,377	$118,070	$134,078	$151,889	$258,288	$1,146,089	$1,151,006

Interest-bearing liabilities:
Interest-bearing demand deposits	$374,624	$-0-	$-0-	$-0-	$-0-	$374,624	$374,624
Savings deposits	68,292	-0-	-0-	-0-	-0-	68,292	68,292
Time deposits	433,049	48,006	12,558	2,952	32	496,597	502,721
Customer repurchase agreements	47,327	-0-	-0-	-0-	-0-	47,327	47,327
Advances from Federal Home Loan Bank	22,500	9,000	-0-	-0-	-0-	31,500	32,995
Federal funds purchased	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Interest-bearing demand notes issued to the U.S. Treasury	1,021	-0-	-0-	-0-	-0-	1,021	1,021
Trust preferred securities	25,000	-0-	-0-	-0-	-0-	25,000	37,958
Note payable	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Total rate sensitive liabilities (“RSL”)	$971,813	$57,006	$12,558	$2,952	$32	$1,044,361	$1,064,938

Interest rate sensitivity GAP (RSA less RSL)	$(489,436)	$61,064	$121,520	$148,937	$258,256
Cumulative GAP	$(489,436)	$(428,372)	$(306,852)	$(157,915)	$100,341
RSA/RSL	49.64%	207.12%	1,067.67%	5,145.29%	807,150.00%
Cumulative RSA/RSL	49.64%	58.36%	70.53%	84.88%	109.61%

          In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

          Management of the Corporation considers $67,300 (one-half) of the interest-bearing checking account balances and $120,000 (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank’s policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

          At December 31, 2009, savings deposits totaled approximately $68,300. If the $68,300 in savings deposits, the $67,300 of interest-bearing checking account balances and the $120,000 in money market account balances reflected in the less than one year time frame are excluded from the rate sensitivity above (consistent with the consideration mentioned in the paragraph above), then rate sensitive liabilities would be approximately $716,200 decreasing the negative gap to approximately $233,800. RSA as a percent of RSL would be 67.4%.

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

          Investment Maturities and Yields. The following table sets forth the contractual maturities of the amortized cost of investment securities at December 31, 2009, and the taxable equivalent yields of such securities:

	Due within one year		Due after one but within five years		Due after five years		Other (no stated maturity)

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$795	1.81%	$56,705	4.20%	$37,997	3.92%	$-0-	—
State and Municipal	3,333	5.19	13,515	5.48	112,810	5.88	-0-	—
Collateralized mortgage obligations:
GSE residential	6,685	4.28	57,073	4.08	7,227	4.07	-0-	—

Total	$10,813	4.38%	$127,293	4.28%	$158,034	5.33%	$-0-	—

          Loan Maturities. The following table sets forth scheduled loan repayments on agricultural, commercial and real estate construction loans at December 31, 2009:

	Due within one year	Due after one but within five years	Due after five years	Non-accrual	Total

Agricultural	$69,926	$6,934	$58	$-0-	$76,918
Commercial	174,365	35,385	7,070	27,229	244,049
Real Estate-Construction	21,812	6	-0-	-0-	21,818

Total	$266,103	$42,325	$7,128	$27,229	$342,785

          Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates or adjustable (variable) interest rates at December 31, 2009:

	Fixed rate	Variable rate	Total

Due after one year	$38,034	$11,419	$49,453

          Allocation of Allowance for Loan Losses. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans at December 31 are as follows:

	December 31

	2009		2008		2007		2006		2005
	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans

Agricultural	$181	9.7%	$235	10.1%	$580	11.8%	$830	13.3%	$1,011	12.7%
Commercial	7,213	30.7	2,469	28.5	1,188	23.4	1,022	21.4	890	19.7
Real estate-mortgage	3,610	50.8	1,284	51.9	743	54.8	490	56.4	420	59.3
Installment	1,060	8.8	890	9.5	486	10.0	540	8.9	484	8.3
Unallocated	11	n/a	186	n/a	251	n/a	171	n/a	304	n/a

Total	$12,075	100.0%	$5,064	100.0%	$3,248	100.0%	$3,053	100.0%	$3,109	100.0%

Quarterly Results of Operations
(dollars in thousands except share data)

          The following table sets forth certain unaudited income and expense and share data on a quarterly basis for the three-month periods indicated:

	Year Ended December 31, 2009

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$14,322	$14,418	$14,424	$13,572
Interest expense	5,928	5,789	5,541	4,827

Net interest income	8,394	8,629	8,883	8,745
Provision for loan losses	1,170	1,465	2,410	6,017

Net interest income after provision for loan losses	7,224	7,164	6,473	2,728
Non-interest income	2,544	3,731	2,772	4,197
Non-interest expense	8,716	8,715	9,001	33,128

Income before income taxes	1,052	2,180	244	(26,203)
Income tax expense	(104)	282	(516)	(1,263)

Net income	$1,156	$1,898	$760	$24,940
Preferred stock dividends	237	317	313	311
Accretion of preferred stock discount	5	6	7	7

Net income available to common stockholders	$914	$1,575	$440	$(25,258)

Earnings per share:
Basic net income per common share available to common stockholders	$0.28	$0.48	$0.13	$(7.65)
Diluted income per common share available to common stockholders	$0.28	$0.48	$0.13	$(7.65)
Cash dividends declared per share	$0.28	$0.14	$0.14	$0.14

	Year Ended December 31, 2008

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$15,066	$14,473	$14,812	$14,471
Interest expense	7,612	6,656	6,640	6,393

Net interest income	7,454	7,817	8,172	8,078
Provision for loan losses	368	450	550	1,600

Net interest income after provision for loan losses	7,086	7,367	7,622	6,478
Non-interest income	3,153	2,751	2,851	2,838
Non-interest expense	7,560	7,509	7,628	8,426

Income before income taxes	2,679	2,609	2,845	890
Income tax expense	589	589	658	(139)

Net income	$2,090	$2,020	$2,187	$1,029

Preferred stock dividends	-0-	-0-	-0-	-0-
Accretion of preferred stock discount	-0-	-0-	-0-	-0-

Net income available to common stockholders	$2,090	$2,020	$2,187	$1,029

Earnings per share:
Basic income per common share available to common stockholders	$0.63	$0.61	$0.66	$0.32
Diluted income per common share available to common stockholders	$0.63	$0.61	$0.66	$0.31
Cash dividends declared per share	$0.28	$0.28	$0.28	$0.28

Selected Consolidated Financial Information
(dollars in thousands except share data)

	For the Years Ended December 31

	2009	2008	2007	2006	2005

Summary of Income
Interest income	$56,736	$58,822	$61,559	$53,526	$39,971
Interest expense	22,085	27,301	34,505	27,630	15,726
Net interest income	34,651	31,521	27,054	25,896	24,245
Provision for loan losses	11,062	2,968	640	285	-0-
Non-interest income	13,244	11,593	11,298	10,245	8,840
Non-interest expense	59,559	31,123	29,565	28,335	23,253
(Loss) income before income taxes	(22,726)	9,023	8,147	7,521	9,832
Income tax expense (benefit)	(1,600)	1,697	1,377	1,033	2,258
Net (loss) income	(21,126)	7,326	6,770	6,488	7,574
Dividends on preferred shares	1,178	-0-	-0-	-0-	-0-
Accretion of preferred stock discount	25	-0-	-0-	-0-	-0-
Net (loss) income available to common stockholders	(22,329)	7,326	6,770	6,488	7,574

Per Share Data
Basic earnings per share available to common stockholders	$(6.76)	$2.22	$2.04	$1.93	$2.39
Diluted earnings per share available to common stockholders	(6.76)	2.21	2.03	1.91	2.37
Book value (at end of period)	15.03	21.97	20.74	19.50	18.87
Cash dividends declared	0.70	1.12	1.08	1.05	1.03
Dividend payout ratio	-4.6%	50.5%	53.1%	54.6%	44.0%

Selected Balances (at end of year)
Total assets	$1,260,730	$1,163,130	$1,080,702	$1,031,959	$945,263
Earning assets	1,097,992	1,013,521	949,534	904,504	852,286
Investments	301,267	251,115	228,575	267,916	251,486
Gross loans	801,370	792,992	723,575	633,984	584,311
Allowance for loan losses	12,075	5,064	3,248	3,053	3,109
Deposits	1,075,539	962,132	891,407	881,899	798,558
Borrowings	104,848	118,016	109,089	74,147	72,575
Stockholders’ equity	74,660	72,471	68,607	65,355	63,144

Selected Financial Ratios
Net income (loss) available to common stockholders to average stockholders’ equity	(22.81)%	10.59%	10.32%	10.07%	13.43%
Net income (loss) available to common stockholders to average assets	(1.79)	0.66	0.65	0.68	0.97
Average stockholders’ equity to average assets	7.84	6.25	6.33	6.70	7.21
Average earning assets to average assets	87.43	88.57	88.61	88.73	90.21
Non-performing loans to total loans at end of year (net of unearned interest)	7.35	4.18	1.03	0.62	0.66
Tier 1 capital to average adjusted assets	7.48	6.22	6.33	6.67	7.83
Risk-based capital to risk-adjusted assets	11.50	8.30	8.44	9.18	9.76
Net loans charged-off to average loans	0.54	0.16	0.07	0.06	0.03
Allowance for loan losses to total loans at end of year (net of unearned interest)	1.51	0.64	0.45	0.49	0.53
Average interest-bearing deposits to average deposits	89.36	89.02	89.01	88.27	88.29
Average non-interest-bearing deposits to average deposits	10.64	10.98	10.99	11.73	11.71

Market Information

MARKET INFORMATION

          The following firms are currently market-makers in Princeton National Bancorp, Inc. stock (symbol “PNBC”):

HOWE BARNES HOEFER & ARNETT	RBC DAIN RAUSCHER
222 South Riverside Plaza	Citicorp Center
7th Floor	500 West Madison, Suite 2500
Chicago, IL 60606	Chicago, IL 60661
Contact: Todd Raclaw	Contact: Brian Foster
Phone: 800-800-4693	Phone: 800-683-3246

WILLIAM BLAIR & COMPANY	KEEFE BRUYETTE & WOODS
222 West Adams Street	The Equitable Building
Chicago, IL 60606	787 Seventh Avenue, 4th Floor
Contact: Samuel C. Gross	New York, NY 10019
Phone: 800-621-0687	Contact: Cathy Bellina
Phone: 800-966-1559

          The table below indicates the high and low prices and the dividends declared per share for PNBC common stock during the periods indicated:

2009	High	Low	Cash Dividend Declared	2008	High	Low	Cash Dividend Declared

First Quarter	$23.06	$12.30	$0.28	First Quarter	$29.73	$23.56	$0.28
Second Quarter	15.75	13.49	0.14	Second Quarter	29.75	26.00	0.28
Third Quarter	18.94	13.39	0.14	Third Quarter	28.95	24.78	0.28
Fourth Quarter	15.99	9.70	0.14	Fourth Quarter	26.00	22.05	0.28

          On December 31, 2009, PNB had 769 registered holders of record of its common stock.

          The holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of PNBC, which considers payment of dividends quarterly. The ability of PNBC to pay dividends is dependent upon receipt of dividends from the Bank. In determining cash dividends, the Board of Directors considers the earnings, capital requirements, debt servicing requirements, financial ratio guidelines established by the Board, the financial condition of PNBC and other relevant factors. The Bank’s ability to pay dividends to PNBC is subject to regulatory restrictions. See “Supervision and Regulation.”

          PNBC has paid regular cash dividends on the Common Stock since it commenced operations in 1982. There can be no assurance, however, that any such dividends will be paid by PNBC or that such dividends will not be reduced or eliminated in the future. The timing and amount of dividends will depend upon the earnings, capital requirements, and financial condition of PNBC and the Bank as well as the general economic conditions and other relevant factors affecting PNBC and the Bank. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Annual Report on Form 10-K and Investor Information

A copy of Princeton National Bancorp, Inc.’s Annual Report on Form 10-K to be filed with the Securities & Exchange Commission, is available without charge by writing:

Lou Ann Birkey Vice President - Investor Relations & Corporate Secretary Princeton National Bancorp, Inc. 606 South Main St. Princeton, IL 61356

or E-MAIL us at pnbc@citizens1st.com

Annual Meeting of Stockholders

The annual meeting of the stockholders of Princeton National Bancorp, Inc. will be held at 10:00 AM, Tuesday, April 27, 2010, at the following location:

The Galleria Convention Center 1659 North Main St. Princeton, IL 61356

Stockholders are invited to attend.

Common Stock Price Performance Graph

          The following Common Stock price performance graph compares the monthly change in the Corporation’s cumulative total stockholder returns on its Common Stock, assuming the Common Stock was purchased on December 31, 2004 and sold on December 31, 2009, with the cumulative total return of stocks included in the Russell 3000, the NASDAQ Bank Index and the SNL Midwest Bank Stock Index for the same period. The amounts shown assume the reinvestment of dividends.

Total Return Performance

	Period Ending

Index	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09

Princeton National Bancorp, Inc.	100.00	119.25	120.48	93.15	88.78	45.59
Russell 3000	100.00	106.12	122.80	129.11	80.94	103.88
SNL Midwest Bank Index	100.00	96.36	111.38	86.81	57.11	48.40
NASDAQ Bank	100.00	95.67	106.20	82.76	62.96	51.31

          The Corporation’s Common Stock began trading on the NASDAQ Stock Market under the symbol PNBC on May 8, 1992. On December 31, 2009 and February 26, 2010, the Record Date, the closing bid prices for the Common Stock as quoted on NASDAQ Online were $10.81 and $9.90, respectively.