Form 10-K, Exhibit 13
period 2010-12-31
PRINCETON NATIONAL BANCORP INC
filed 2011-03-30
CIK 707855

Exhibit 13

Stockholders’ Information 2006-2010 Summary (dollars in thousands except share data)	December 31

For the Years Ended	2010	2009	2008	2007	2006
Net income (loss)	$(16,979)	$(21,126)	$7,326	$6,770	$6,488
Net income (loss) available to common stockholders	(18,262)	(22,329)	7,326	6,770	6,488
Common cash dividends	-0-	2,311	3,696	3,597	3,542
Net income (loss) available to common stockholders to average stockholders’ equity	(23.82)%	(22.81)%	10.59%	10.32%	10.07%

At Year-End
Common stock shares outstanding	3,325,941	3,306,369	3,298,041	3,308,447	3,351,410
Treasury shares outstanding	1,152,354	1,171,926	1,180,254	1,169,848	1,126,885
Basic weighted average shares outstanding	3,311,291	3,301,016	3,297,990	3,326,467	3,369,567
Diluted weighted average shares outstanding	3,311,291	3,301,479	3,314,439	3,334,406	3,389,765

Per Share Data
Basic earnings (loss) per share available to common stockholders	$(5.52)	$(6.76)	$2.22	$2.04	$1.93
Diluted earnings (loss) per share available to common stockholders	(5.52)	(6.76)	2.21	2.03	1.91
Common book value	9.58	15.03	21.97	20.74	19.50
Common cash dividends	-0-	0.70	1.12	1.08	1.05

Market Valuation (at year-end)
Stock price	$3.64	$10.81	$22.14	$24.25	$32.55
Price/Earnings multiple	n/a	n/a	10.0	11.9	16.9

225 N. Water Street, Suite 400 P.O. Box 1580 Decatur, IL 62525-1580 217.429.2411 Fax 217.429.6109 www.bkd.com

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Princeton National Bancorp, Inc.
Princeton, Illinois

We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Decatur, Illinois
March 30, 2011

Consolidated Balance Sheets
(dollars in thousands except share data)

	December 31
	2010	2009

ASSETS
Cash and due from banks	$12,992	$15,546
Interest-bearing deposits with financial institutions	30,888	55,527

Total cash and cash equivalents	43,880	71,073
Loans held-for-sale, at lower of cost or market	5,515	3,296
Investment securities:
Available-for-sale, at fair value	248,752	288,474
Held-to-maturity, at amortized cost (fair value of $12,472 and $13,331)	12,187	12,793

Total investment securities	260,939	301,267
Loans:
Loans, net of unearned interest	704,074	798,074
Allowance for loan losses	(29,726)	(12,075)

Net loans	674,348	785,999
Premises and equipment, net of accumulated depreciation	26,901	28,269
Land held for sale, at lower of cost or market	2,244	2,354
Federal Reserve and Federal Home Loan Bank stock	4,498	4,230
Bank-owned life insurance	23,416	22,540
Accrued interest receivable	7,482	9,267
Other real estate owned	20,652	17,658
Deferred income taxes	10,512	608
Intangible assets, net of accumulated amortization	2,531	3,347
Other assets	13,553	11,430

TOTAL ASSETS	$1,096,471	$1,261,338

LIABILITIES
Deposits:
Demand	$138,683	$136,026
Interest-bearing demand	383,126	374,624
Savings	74,817	68,292
Time	366,335	496,597

Total deposits	962,961	1,075,539
Borrowings:
Customer repurchase agreements	35,806	47,327
Interest-bearing demand notes issued to the U.S. Treasury	1,753	1,021
Advances from the Federal Home Loan Bank	9,000	31,500
Trust preferred securities	25,000	25,000

Total borrowings	71,559	104,848
Other liabilities	5,090	6,291

TOTAL LIABILITIES	1,039,610	1,186,678

STOCKHOLDERS’ EQUITY
Preferred stock: no par value, 100,000 shares authorized:
25,083 shares issued and outstanding at December 31, 2010 and 2009	24,986	24,958
Common stock: $5 par value, 7,000,000 shares authorized:
4,478,295 shares issued at December 31, 2010 and 2009	22,391	22,391
Common stock warrants	150	150
Surplus	18,275	18,423
Retained earnings	11,589	29,851
Accumulated other comprehensive income, net of tax	3,064	2,816
Less: cost of 1,152,354 and 1,171,926 treasury shares at December 31, 2010 and 2009, respectively	(23,594)	(23,929)

TOTAL STOCKHOLDERS’ EQUITY	56,861	74,660

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,096,471	$1,261,338

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
(dollars in thousands except share data)

	For the Years Ended December 31
	2010	2009	2008

Interest income:
Interest and fees on loans	$39,310	$43,719	$47,715
Interest and dividends on investment securities:
Taxable	6,290	7,607	6,834
Tax-exempt	3,827	5,296	4,148
Interest on federal funds sold	-0-	-0-	71
Interest on interest-bearing deposits in other banks	139	114	54

Total interest income	49,566	56,736	58,822

Interest expense:
Interest on deposits	10,385	19,220	23,782
Interest on borrowings	1,853	2,865	3,519

Total interest expense	12,238	22,085	27,301

Net interest income	37,328	34,651	31,521
Provision for loan losses	40,550	11,062	2,968

Net interest income (loss) after provision for loan losses	(3,222)	23,589	28,553

Non-interest income:
Trust and farm management fees	1,148	1,334	1,530
Service charges on deposit accounts	3,695	3,961	4,408
Other service charges	1,913	1,954	2,137
Gain on sales of securities available-for-sale	722	1,781	405
Brokerage fee income	754	857	913
Mortgage servicing rights impairment	(110)	(185)	-0-
Mortgage banking income, net	2,383	2,462	1,069
Bank-owned life insurance income	910	941	874
Other operating income	77	139	257

Total non-interest income	11,492	13,244	11,593

Non-interest expense:
Salaries and employee benefits	18,211	18,011	17,692
Occupancy	2,635	2,598	2,559
Equipment expense	3,117	3,071	2,996
Federal insurance assessments	2,519	2,584	845
Goodwill impairment losses	-0-	24,521	-0-
Intangible assets amortization	807	816	714
Data processing	1,327	1,290	1,151
Marketing	696	751	742
Other real estate expenses, net	2,586	1,064	201
Loan collection expenses	691	581	218
Write-down of land held-for-sale	110	-0-	-0-
Other operating expense	4,454	4,272	4,005

Total non-interest expense	37,153	59,559	31,123

Income (loss) before income taxes	(28,883)	(22,726)	9,023
Income tax expense (benefit)	(11,904)	(1,600)	1,697

Net income (loss)	$(16,979)	$(21,126)	$7,326

Dividends on preferred shares	1,255	1,178	-0-
Accretion of preferred stock discount	28	25	-0-

Net income (loss) available to common stockholders	$(18,262)	$(22,329)	$7,326

Earnings (loss) per share:
Basic net income (loss) per common share available to common stockholders	$(5.52)	$(6.76)	$2.22
Diluted net income (loss) per common share available to common stockholders	$(5.52)	$(6.76)	$2.21
Basic weighted average shares outstanding	3,311,291	3,301,016	3,297,990
Diluted weighted average shares outstanding	3,311,291	3,301,479	3,314,439

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity
(dollars in thousands except share data)

	Preferred Stock	Common Stock	Common Stock Warrants	Surplus	Retained Earnings	Accumulated Other Comprehensive Income net of tax effect	Treasury Stock	Total

Balance, January 1, 2008	$-0-	$22,391	$-0-	$18,275	$51,279	$344	$(23,682)	$68,607

Net income					7,326			7,326
Sale of 4,894 shares of treasury stock				40			84	124
Purchase of 20,000 shares of treasury stock							(553)	(553)
Exercise of stock options and re-issuance of treasury stock (4,700 shares)				21			80	101
Cash dividends ($1.12 per share)					(3,696)			(3,696)
Amortization of unearned compensation expense				84				84
Adjustment to initially apply ASC 715, split-dollar life insurance					(580)			(580)
Other comprehensive income, net of $660 tax effect						1,058		1,058

Balance, December 31, 2008	$-0-	$22,391	$-0-	$18,420	$54,329	$1,402	$(24,071)	$72,471

Net loss					(21,126)			(21,126)
Sale of 25,083 shares of preferred stock and 155,025 common stock warrants, net of expense	24,933		150	(63)				25,020
Dividends on preferred stock					(1,016)			(1,016)
Accretion on preferred stock discount	25				(25)			-0-
Sale of 8,328 shares of treasury common stock				(28)			142	114
Dividends on common stock ($.70 per share)					(2,311)			(2,311)
Amortization of unearned compensation expense				94				94
Other comprehensive income, net of $868 tax effect						1,414		1,414

Balance, December 31, 2009	$24,958	$22,391	$150	$18,423	$29,851	$2,816	$(23,929)	$74,660

Net loss					(16,979)			(16,979)
Dividends on preferred stock					(1,255)			(1,255)
Accretion on preferred stock discount	28				(28)			-0-
Sale of 11,072 shares of treasury common stock				(135)			190	55
Award of 8,500 shares of nonvested common stock out of treasury common stock				(102)			145	43
Amortization of unearned compensation expense				89				89
Other comprehensive income, net of $157 tax effect						248		248

Balance, December 31, 2010	$24,986	$22,391	$150	$18,275	$11,589	$3,064	$(23,594)	$56,861

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(dollars in thousands)

	For the Years Ended December 31
	2010	2009	2008

Operating activities:
Net income (loss)	$(16,979)	$(21,126)	$7,326
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,075	2,170	2,219
Provision for loan losses	40,550	11,062	2,968
Deferred income tax (benefit) expense	(10,061)	(3,747)	(602)
Impairment of goodwill	-0-	24,521	-0-
Amortization of intangible assets and other purchase accounting adjustments, net	816	816	714
Amortization (accretion) of premiums and discounts on investment securities, net	1,544	1,549	56
Gain on sales of securities available-for-sale, net	(722)	(1,781)	(405)
Compensation expense for vested stock options	89	94	84
Impairment of mortgage servicing rights, net of recoveries	110	185	-0-
Loss on sales or writedowns of other real estate owned, net	1,380	943	2
Writedown of land held for sale	110	-0-	-0-
Loans originated for sale	(126,400)	(141,315)	(77,851)
Proceeds from sales of loans originated for sale	124,181	140,174	76,624
Decrease in accrued interest payable	(1,660)	(1,473)	(669)
Decrease in accrued interest receivable	1,785	426	1,183
Increase in other assets	(3,109)	(7,099)	(398)
Increase (decrease) in other liabilities	459	(502)	(1,066)

Net cash provided by (used in) operating activities	14,168	4,897	10,185

Investing activities:
Proceeds from sales of investment securities available-for-sale	52,730	88,847	38,499
Proceeds from maturities of investment securities available-for-sale	23,863	58,550	53,568
Purchase of investment securities available-for-sale	(37,288)	(196,419)	(112,754)
Proceeds from maturities of investment securities held-to-maturity	4,129	4,564	2,100
Purchase of investment securities held-to-maturity	(3,523)	(3,182)	(1,944)
Proceeds from sales of other real estate owned	6,675	549	891
Net (increase) decrease in loans	60,052	(27,873)	(71,668)
Purchase of premises and equipment	(707)	(1,142)	(1,725)
Purchase of Federal Home Loan and Federal Reserve Bank stock	(268)	(19)	(113)

Net cash provided by (used in) investing activities	105,663	(76,125)	(93,146)

Financing activities:
Net increase (decrease) in deposits	(112,578)	113,408	70,725
Net increase (decrease) in short-term borrowings	(10,789)	2,875	(18,082)
Proceeds from borrowings	-0-	-0-	33,000
Repayment of borrowings	(22,500)	(16,050)	(6,001)
Dividends paid on preferred stock	(1,255)	(1,016)	-0-
Dividends paid on common stock	-0-	(2,311)	(3,696)
Purchase of treasury stock	-0-	-0-	(553)
Sales of treasury stock	55	114	124
Exercise of stock options and issuance of treasury stock	-0-	-0-	101
Award of nonvested stock from treasury stock	43	-0-	-0-
Proceeds from issuance of preferred stock and common stock warrants, net of expenses	-0-	25,020	-0-

Net cash provided by (used in) financing activities	(147,024)	122,040	75,618

Increase (decrease) in cash and cash equivalents	(27,193)	50,812	(7,343)
Cash and cash equivalents at beginning of year	71,073	20,261	27,604

Cash and cash equivalents at end of year	$43,880	$71,073	$20,261

Cash paid during the year for:
Interest	$13,898	$23,558	$27,970
Income taxes	$1,019	$2,040	$3,123
Supplemental disclosure of non-cash flow activities:
Loans transferred to other real estate owned	$11,049	$16,663	$2,547
Land transferred to held-for-sale	$-0-	$-0 -	$1,010

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

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, fair value measurements of investment securities, income tax accruals and deferrals, evaluation of the impairment of intangibles and mortgage servicing rights.

          Interest-bearing Deposits in Banks - Interest-bearing deposits with financial institutions mature within one year and are carried at cost.

          Investment Securities - Investment securities which the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. The Corporation does not have a trading portfolio. All other investment securities that are not classified as held-to-maturity are classified as available-for-sale. Investment securities available-for-sale are recorded at fair value, with any changes in fair value reflected as a separate component of stockholders’ equity, net of related tax effects. Gains and losses on the sales of securities are determined using the specific identification method. Premiums and discounts on investment securities are amortized or accreted over the contractual lives of those securities. The method of amortization or accretion results in a constant effective yield on those securities (the interest method). Any security for which there has been other than temporary impairment of value is written down to its estimated market value through a charge to earnings.

          For debt securities with fair value below carrying value when the Corporation does not intend to sell a debt security, and it is more likely than not the Corporation will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

          Federal Reserve and Federal Home Loan Bank Stock - The subsidiary bank held Federal Home Loan Bank and Federal Reserve Bank stock totaling $2,373 and $2,125 at December 31, 2010, and $2,373 and $1,857 at December 31, 2009, respectively. During the third quarter of 2007, the Federal Home Loan Bank of Chicago received a Cease and Desist Order from their regulator, the Federal Housing Finance Board. The Federal Home Loan Bank will continue to provide liquidity and funding through advances, however, the order prohibits capital stock repurchases until a time to be determined by the Federal Housing Finance Board and requires their approval for dividends. With regard to dividends, the Federal Home Loan Bank of Chicago continues to assess its dividend capacity each quarter and make appropriate request for approval. While there were no dividends paid in 2010, 2009 or 2008, a dividend was declared based on preliminary results from the fourth quarter of 2010, payable in February 2011. Management performed an analysis and deemed the cost-method investment in Federal Home Loan Bank stock was ultimately recoverable.

          Loans Held For Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to non-interest income. Gains and losses on loan sales are recorded in non-interest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in non-interest income upon sale of the loan.

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

          The allowance is based on factors that include overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, substandard and doubtful credits, and such other factors that, in management’s best judgment, deserve evaluation in estimating loan losses.

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

          Intangible Assets - The Corporation has identifiable intangible assets assigned to core deposit relationships and customer lists acquired. Identifiable intangible assets generally arise from branches acquired that the Corporation accounted for as purchases. Such assets consist of the excess of the purchase price over the fair value of net assets acquired, with specific amounts assigned to core deposit relationships. Intangible assets are amortized by the straight-line method over various periods up to fifteen years. Management reviews intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may be not recoverable. As of December 31, 2010, no impairment was deemed necessary.

          Other Real Estate Owned - Other real estate owned represents assets to which the subsidiary bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the lower of cost or fair market value at the date of acquisition, less estimated selling costs. Any deficiency, at the date of transfer, is charged to the allowance for loan losses. Subsequent declines in value, based on changes in market conditions, are recorded to expense as incurred. Gains or losses on the disposition of other real estate owned are recorded to the income statement in the period in which they are realized.

          Income Taxes - The Corporation accounts for income taxes in accordance with income tax accounting guidance (ASC 740 – Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

          Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

          The Corporation recognizes interest and penalties on income taxes as a component of income tax expense.

          The Corporation files consolidated income tax returns with its subsidiaries.

          Trust Assets - Assets held in fiduciary or agency capabilities are not included in the Consolidated Balance Sheets since such items are not assets of the Corporation. Fees from trust activities are recorded on an accrual basis over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions and fees for other services rendered, as set forth in the underlying client agreement with fiduciary services. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a monthly prorated basis. Any out-of-pocket expenses for services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Corporation was the manager or administrator of 907 trust accounts with assets totaling approximately $175,519 at December 31, 2010 and 965 trust accounts with assets totaling approximately $171,429 at December 31, 2009.

          Treasury Stock - Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          Transfers of Financial Assets - Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

          Earnings Per Share - Basic earnings (loss) per share represents income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding each period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and warrants issued in conjunction with the Capital Purchase Program/Troubled Asset Relief Program (TARP). (See Note 20 - “Capital Purchase Program/Troubled Asset Relief Program (TARP)” in the Notes to Consolidated Financial Statements.

          Treasury shares are not deemed outstanding for earnings per share calculations.

          Comprehensive Income - Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities and changes in the funded status of the post-retirement health care plan.

          Cash Equivalents - The Corporation considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2010 and 2009, cash equivalents consisted of non-interest bearing and interest-bearing cash accounts.

          The financial institutions holding the Corporation’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program. Under that program, through December 31, 2010, all non-interest bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account. Pursuant to legislation enacted in 2010, the FDIC will fully insure all non-interest bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

          The Corporation’s interest-bearing cash accounts are held at the Federal Home Loan and Federal Reserve Banks of Chicago and are fully guaranteed for the entire amount in the account.

          Reclassification - Certain amounts in the 2009 and 2008 Consolidated Financial Statements have been reclassified to conform to the 2010 presentation. These reclassifications had no effect on net income.

          Stock Options - At December 31, 2010 and 2009, the Corporation had a share-based employee compensation plan, which is described more fully in Note 14 - “Employee, Officer and Director Benefit Plans” in the Notes to Consolidated Financial Statements. The Corporation accounts for this plan under the recognition and measurement principles of Financial Accounting Standards Board Accounting Standards Codification 718 (ASC 718), “Share-Based Payment.” The number of shares of common stock authorized under the stock option plans is 802,500. The exercise price must be at least 100% of the fair market value of the common stock on the date of the grant, and the option term cannot exceed ten years.

          Beginning in 2010, the Corporation awarded nonvested shares at no cost to certain officers as described more fully in Note 14 - “Employee, Officer and Director Benefit Plans” in the Notes to Consolidated Financial Statements. The Corporation also accounts for this plan under the recognition and measurement principles of ASC 718, “Share-Based Payment.”

          Impact of New Accounting Standards - In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2009-16, “Transfers and Servicing (Topic 860) - Accounting for Transfers of Financial Assets.” ASU 2009-16 amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. ASU 2009-16 eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. ASU 2009-16 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The provisions of ASU 2009-16 did not have a significant impact on the Corporation’s Consolidated Financial Statements.

          The FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures About Fair Value Measurements.” ASU 2010-06 requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) companies should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy will be required for the Corporation beginning January 1, 2011. The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective for the Corporation on January 1, 2010. The adoption of this accounting standard related to expanded disclosures of the Corporation’s fair value measurements is included in Note 16 - “Fair Value of Financial Instruments” to the Consolidated Financial Statements and had no impact on the retained earnings of the Corporation or the Corporation’s statements of income or condition.

          ASU No. 2010-20, “Receivables (Topic 310) - Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses,” requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses. Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment. The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators. ASU 2010-20 became effective for the Corporation’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Disclosures that relate to activity during a reporting period will be required for the Corporation’s financial statements that include periods beginning on or after January 1, 2011. ASU 2011-01, “Receivables (Topic 310) - Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” temporarily deferred the effective date for disclosures related to troubled debt restructurings to coincide with the effective date of a proposed accounting standards update related to troubled debt restructurings, which is currently expected to be effective for periods ending after June 15, 2011. The adoption of this accounting standard related to expanded disclosures of the Corporation’s disclosures about the credit quality of loans and the allowance for loan and lease losses is included in Note 5 - “Loans and the Allowance for Loan Losses” to the Consolidated Financial Statements and had no impact on the retained earnings of the Corporation or the Corporation’s statements of income or condition.

2. Earnings Per Share

          The following table sets forth the computation for basic and diluted earnings (loss) per share for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Numerator:
Net income (loss) available to common stockholders	$(18,262)	$(22,329)	$7,326
Denominator:
Basic earnings per share - weighted average common shares	3,311,291	3,301,016	3,297,990
Effect of dilutive securities - stock options	-0-	463	16,449

Diluted earnings per share - adjusted weighted average common shares	3,311,291	3,301,479	3,314,439
Net income (loss) per share available to common stockholders
Basic	$(5.52)	$(6.76)	$2.22
Diluted	$(5.52)	$(6.76)	$2.21

          The following shares were not considered in computing diluted earnings per share for the years ended December 31, 2010, 2009 and 2008 because they were anti-dilutive:

	2010	2009	2008

Stock options to purchase shares of common stock	555,277	519,777	341,516

Average dilutive potential common shares associated with common stock warrants	155,025	155,025	-0-

3. Cash and Due From Banks

          The average compensating balances held at correspondent banks during 2010 and 2009 were $3,272 and $2,384, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the Federal Reserve Bank required the subsidiary bank to maintain average balances of approximately $5,002 and $4,007, for 2010 and 2009, respectively, as reserve requirements.

4. Investment Securities

          The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31, 2010 and December 31, 2009 were as follows:

	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale:
United States Government and
federal agency and U.S. Government
sponsored enterprises (GSEs)	$77,166	$1,671	$(633)	$78,204
State and Municipal	113,308	2,730	(384)	115,654
Collateralized mortgage obligations:
GSE residential	52,746	2,148	-0-	54,894

Total	243,220	6,549	(1,017)	248,752

Held-to-maturity:
State and Municipal	12,187	309	(24)	12,472

Total	$255,407	$6,858	$(1,041)	$261,224

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale:
United States Government and
federal agency and U.S. Government
sponsored enterprises (GSEs)	$95,498	$1,560	$(745)	$96,313
State and Municipal	116,864	3,580	(366)	120,078
Collateralized mortgage obligations:
GSE residential	70,985	1,156	(58)	72,083

Total	283,347	6,296	(1,169)	288,474

Held-to-maturity:
State and Municipal	12,793	547	(9)	13,331

Total	$296,140	$6,843	$(1,178)	$301,805

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2010:

	Adjusted Carrying Value	Fair Value

Available-for-sale:
Due in one year or less	$2,677	$2,730
Due after one year through five years	26,271	26,984
Due after five years through ten years	65,031	66,322
Due after ten years	39,601	40,008

	133,580	136,044

Mortgage-backed securities	56,893	57,813
Collateralized mortgage obligations	52,747	54,895

	$243,220	$248,752

Held-to-maturity:
Due in one year or less	$2,841	$2,866
Due after one year through five years	6,627	6,862
Due after five years through ten years	2,540	2,567
Due after ten years	179	177

	$12,187	$12,472

          Proceeds from sales of investment securities available-for-sale during 2010, 2009 and 2008 were $52,730, $88,847 and $38,499, respectively. Gross gains were realized of $974 in 2010, $3,323 in 2009 and $431 in 2008 on those sales. Gross losses were realized of $252 in 2010, $1,542 in 2009 and $26 in 2008 on those sales. There was resulting tax expense of $280 in 2010, $690 in 2009 and $157 in 2008 from those sales. There were no sales of investment securities classified as held-to-maturity during 2010, 2009 or 2008.

          Securities with unrealized losses at December 31, 2010 and 2009 not recognized in income are as follows:

			2010
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$26,238	$(633)	$-0-	$-0-	$26,238	$(633)
State and Municipal	20,493	(367)	1,343	(41)	21,836	(408)
Collateralized mortgage obligations:
GSE residential	6	-0-	-0-	-0-	6	-0-

Total temporarily impaired	$46,737	$(1,000)	$1,343	$(41)	$48,080	$(1,041)

			2009
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$39,012	$(745)	$7	$-0-	$39,019	$(745)
State and Municipal	17,114	(255)	5,344	(120)	22,458	(375)
Collateralized mortgage obligations GSE residential	8,006	(58)	-0-	-0-	8,006	(58)

Total temporarily impaired	$64,132	$(1,058)	$5,351	$(120)	$69,483	$(1,178)

          As of December 31, 2010, the amount of securities with an unrealized loss of more than twelve consecutive months is not material.

          There are 68 securities in an unrealized loss position in the investment portfolio at December 31, 2010, all due to interest rate changes and not credit events. These unrealized losses are considered temporary and, therefore, have not been recognized into income, because the issuers are of high credit quality and management has the ability and intent to hold for the foreseeable future. The fair value is expected to recover as the investments approach their maturity date or there is a downward shift in interest rates.

          The carrying value of securities pledged as collateral to secure public deposits and for other purposes was $209,512 at December 31, 2010 and $283,011 at December 31, 2009.

5. Loans and Allowance for Loan Losses

          The composition of the loan portfolio as of December 31 was as follows:

	2010	2009
Commercial	$138,325	$163,761
Agricultural	78,086	77,060
Agricultural Real Estate	46,361	61,348
Commercial Real Estate	205,301	214,767
Commercial Real Estate Development	88,402	102,633
Residential Real Estate	90,869	108,096

Total real estate	430,933	486,844

Consumer	56,730	70,409

Total	$704,074	$798,074

          At December 31, 2010 and 2009, the Corporation held $205,301 and $214,767 in commercial real estate and $88,402 and $102,633 in commercial real estate development, respectively. Generally, those loans are collateralized by the real estate being financed. The loans are expected to be repaid from cash flows or from proceeds of sale of the real estate of the borrowers.

          At December 31, 2010 and 2009, the Corporation held $78,086 and $77,060 in agricultural production loans and $46,361 and $61,348 in agricultural real estate loans, respectively. Generally, those loans are collateralized by the assets of the borrower. The loans are expected to be repaid from cash flows or from proceeds of sale of selected assets of the borrowers.

          During 2010, the Corporation experienced a higher level of charge-offs due in part to the economic environment, particularly in the commercial sector. Accordingly, with the higher charge-offs and the increased level of non-performing loans, the Corporation recorded a provision for loan losses of $40,550 (an increase of $29,488, or 266.6%, over the 2009 provision).

          The following table presents the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2010.

	Commercial	Agricultural	Agricultural Real Estate	Commercial Real Estate	Commercial Real Estate Development	Residential Real Estate	Consumer	Unallocated	Total

Allowance for Loan Losses
Balance, beginning of year	$181	$129	$1,181	$2,661	$3,022	$3,419	$1,059	$423	$12,075
Provision charged to expense	9,134	(173)	(1,054)	4,828	25,681	745	1,774	(385)	40,550
Less: loans charged off	4,888	-0-	68	1,460	13,177	2,267	1,306	-0-	23,166
Recoveries	8	143	48	-0-	-0-	-0-	68	-0-	267

Balance, end of year	$4,435	$99	$107	$6,029	$15,526	$1,897	$1,595	$38	$29,726

Ending Balance: individually evaluated for impairment	$1,004	$-0-	$-0-	$3,425	$6,906	$484	$426	$-0-	$12,245

Ending Balance: collectively evaluated for impairment	$3,431	$99	$107	$2,604	$8,620	$1,413	$1,169	$38	$17,481

Loans
Ending Balance	$138,325	$78,086	$46,361	$205,301	$88,402	$90,869	$56,730	$-0-	$704,074

Ending Balance: individually evaluated for impairment	$2,085	$-0-	$-0-	$18,130	$18,334	$3,873	$734	$-0-	$43,156

Ending Balance: collectively evaluated for impairment	$136,240	$78,086	$46,361	$187,171	$70,068	$86,996	$55,996	$-0-	$660,918

          Changes in the allowance for loan losses for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008
Balance, January 1	$5,064	$3,248
Provision for loan losses	11,602	2,968
Loans charged off	(4,256)	(1,334)
Recoveries of loans previously charged off	205	182

Balance, December 31	$12,075	$5,064

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          The following tables present the credit risk profile of the Corporation’s loan portfolio based on rating category and payment activity as of December 31, 2010:

          Commercial Credit Exposure: Credit Risk Profile by Creditworthiness Category

Risk Rating:	Commercial	Agricultural	Agricultural Real Estate	Commercial Real Estate	Commercial Real Estate Development	Total
1-2	$3,921	$12,680	$5,346	$5,676	$52	$27,675
3	90,147	41,653	27,742	101,219	13,631	274,392
4	23,495	17,319	9,195	29,985	8,744	88,738
5	3,370	2,994	3,385	25,814	22,414	57,977
6	17,392	3,440	693	42,607	43,561	107,693
7	-0-	-0-	-0-	-0-	-0-	-0-

Total	$138,325	$78,086	$46,361	$205,301	$88,402	$556,475

          Consumer Credit Exposure: Credit Risk Profile by Creditworthiness Category

Risk Rating:	Residential Real Estate	Consumer	Total
Pass	$81,504	$53,958	$135,462
Special Mention	314	147	461
Substandard	9,051	2,539	11,590
Doubtful	-0-	86	86

Total	$90,869	$56,730	$147,599

Credit Quality Indicators

          The Corporation categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information and current economic trends among other factors. The Corporation analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on all loans at origination and regularly reviewed by the Risk Management department.

          The Corporation has established a uniform internal risk rating methodology for commercial loans utilizing risk grades from 1 through 7, with 1 being considered “excellent” and the rating of 7 being considered “doubtful.” A summary of the general definitions for the risk ratings follows:

1

Prime Quality: This category includes all obligors whose balance sheet, current position, capitalization, profitability and cash flow have been demonstrated to be consistently of such high quality that the potential for significant disruption in their financial performance is virtually nonexistent. Such borrowers have excellent management in place with depth, well defined and established product lines or services, and operate businesses generally isolated from the normal influences of the business cycle.

2

High Quality: Borrowers assigned this rating are considered above average with high quality and excellent credit standards based on leverage, liquidity and debt coverage ratios, as well as having excellent management in critical areas.

3	Satisfactory “Average” Quality: This category includes borrowers that have average leverage, liquidity and debt service ratios that compare favorably with industry standards.

4

Low Pass: This risk rating includes borrowers that have below average leverage, liquidity and debt service coverage ratios and management that may not be as solid on a historical basis or may compare less favorably with industry standards but are still considered acceptable.

5

Watch/Special Mention (OAEM): A borrower assigned to this rating category exhibits potential weaknesses or early warning signals that deserve close monitoring by management. If left uncorrected, these potential weaknesses may result in the borrower being unable to meet its financial obligations at some future date.

6

Substandard: A substandard rating is assigned to a borrower whose credit is inadequately protected by the paying capacity of the borrower, or by the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. These credits are characterized by the distinct possibility that the Corporation will sustain some loss if deficiencies are not corrected.

7

Doubtful: Borrowers assigned to this rating category have all of the weaknesses inherent in a substandard rating with the added factor that the weaknesses are pronounced to the point where, on the basis of current facts, conditions and values, collection or liquidation in full is highly questionable or improbable. While the possibility of loss is extremely high, the existence of specific pending factors, which may work to the borrower’s advantage, warrants that the estimated loss be deferred until a more exact status can be determined.

          The Corporation classifies consumer loans in the risk rating classifications of Pass, Special Mention, Substandard and Doubtful. These classifications generally conform to the risk rating methodology for commercial loans as follows: Pass - risk rating 1 through 4; Special Mention - risk rating 5; Substandard - risk rating 6; Doubtful - risk rating 7.

          The following table presents the Corporation’s loan portfolio aging analysis as of December 31, 2010:

	30-59 Days Past Due	60-89 Days Past Due	>90 Days Past Due	Total Past Due	Total Current	Total Loans	> 90 Days and Accruing

Commercial	$2,221	$420	$222	$2,863	$126,621	$129,484	$222
Agricultural	284	-0-	-0-	284	75,892	76,176	-0-
Agricultural Real Estate	249	-0-	-0-	249	45,667	45,916	-0-
Commercial Real Estate	3,288	1,324	1,140	5,752	173,890	179,642	1,140
Commercial Real Estate Development	669	-0-	-0-	669	50,642	51,311	-0-
Residential Real Estate	4,340	1,601	199	6,140	77,970	84,110	199
Consumer	681	156	-0-	837	55,176	56,013	-0-
Non-Accrual	846	8,390	53,393	62,629	18,793	81,422	-0-

Total	$12,578	$11,891	$54,954	$79,423	$624,651	$704,074	$1,561

          A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events it is probable the Corporation will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include non-performing loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

          The following table presents impaired loans for the year ended December 31, 2010:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized

With no related allowance recorded:
Commercial	$9,887	$11,660	$-0-	$5,874	$36
Commercial Real Estate	12,903	13,220	-0-	8,915	480
Commercial Real Estate Development	26,695	36,909	-0-	21,573	225
Residential Real Estate	4,680	5,306	-0-	5,591	96
Consumer	-0-	-0-	-0-	-0-	-0-
With an allowance recorded:
Commercial	$1,908	$2,095	$1,004	$1,384	$59
Commercial Real Estate	18,130	18,130	3,425	9,065	77
Commercial Real Estate Development	18,507	18,507	6,906	14,444	428
Residential Real Estate	3,873	3,873	484	3,505	82
Consumer	768	735	426	679	14
Total:
Commercial	$88,030	$100,521	$11,335	$61,254	$1,305

Residential	$8,553	$9,179	$484	$9,096	$178

Consumer	$768	$735	$426	$679	$14

          Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired. At December 31, 2010, the Corporation had $1,672 of residential real estate loans, $330 of consumer loans, $5,293 of commercial real estate development loans and $16,091 of commercial real estate loans that were modified in troubled debt restructurings and impaired. Of these amounts, the Corporation had troubled debt restructurings that were performing in accordance with their modified terms of $1,522 of residential real estate loans, $262 of consumer loans, $5,293 of commercial real estate development loans and $14,757 of commercial real estate loans at December 31, 2010.

          The following table presents the Corporation’s non-accrual loans at December 31, 2010 and 2009. This table excludes accruing troubled debt restructurings.

	2010	2009
Commercial	$8,841	$10,751
Agricultural	1,910	110
Agricultural Real Estate	444	444
Commercial Real Estate	25,659	16,169
Commercial Real Estate Development	37,091	16,367
Residential Real Estate	6,760	7,024
Consumer	717	621

Total	$81,422	$51,486

          Interest income that would have been recorded on these non-accrual loans, had they remained current, was approximately $5,694, $3,256 and $1,449, respectively. At December 31, 2010, 2009 and 2008, accruing loans delinquent 90 days or more totaled $1,561, $2,087 and $2,655, respectively.

          Impaired loans at December 31, 2009 and 2008 totaled $44,116 and $25,128, respectively, and consisted of commercial, commercial real estate, commercial real estate development and residential real estate loans. Of these totals, $14,376 and $1,976 of loans had valuation reserves totaling $4,472 and $370 at December 31, 2009 and 2008, respectively. For the years ended December 31, 2009 and 2008, the average recorded investment in impaired loans was approximately $23,139 and $10,414, respectively. Interest recognized on impaired loans during the portion of the year that they were impaired was not material.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          The Corporation’s subsidiary bank had loans outstanding to directors, executive officers and to their related interests (related parties) of the Corporation and its subsidiary bank of approximately $2,404, $9,394 and $6,356, at December 31, 2010, 2009 and 2008, respectively. These loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. As a practice, the subsidiary bank does not make loans to its executive officers. A summary of the activity in 2010 for loans made to directors, executive officers or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2010 is as follows:

Balance January 1, 2010	Change in Related Parties	Additions	Payments	Balance December 31, 2010

$9,394	$(5,197)	$5,455	$7,248	$2,404

6. Premises and Equipment

          As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

	2010	2009
Land	$6,175	$6,170
Buildings	30,398	30,364
Furniture and Equipment	23,597	22,929

	60,170	59,463
Less: accumulated depreciation	33,269	31,194

Total	$26,901	$28,269

          The Corporation owns separate lots in Elburn, Aurora and Somonauk, Illinois that have been removed from the land balance and are shown on the Corporation’s balance sheet as land held-for-sale, at the lower of cost or market. The land in Elburn, approximately 2 acres, was purchased in 2003 in anticipation of the construction of a branch facility and has a cost basis of $820 at December 31, 2010, down from $930 at December 31, 2009, due to a write down of $110 in 2010. The land in Aurora, consisting of two lots remaining from the original purchase of 14 acres in 2004 which was used to construct a branch facility, has a cost basis of $1,344. The land in Somonauk, acquired in 2005 during the acquisition of FSB Bancorp, Inc., consists of approximately 2 acres with a cost basis of $80.

          Depreciation expense charged to operating expense for 2010, 2009 and 2008 was $2,075, $2,170 and $2,219, respectively.

7. Goodwill

          The changes in carrying amount of goodwill for the year ended December 31, 2009 was:

2009

Balance as of January 1	$24,521
Goodwill impairment losses	(24,521)

Balance as of December 31	$-0-

          In accordance with ASC 350, formerly SFAS No. 142, the Corporation’s goodwill was tested annually for potential impairment and more frequently if events or changes in circumstances indicated the asset might be impaired. Due to the decline in the Corporation’s stock price and the additional provision for loan losses and increased nonperforming assets, the Corporation hired a valuation specialist to perform a valuation of the Corporation’s goodwill to test for impairment at December 31, 2009.

          ASC 350 has a two-step process to test goodwill for impairment. The first step is to compare the estimated fair value, including goodwill, of the reporting unit (the Corporation) to its net book value. If the estimated fair value is less than the net book value, a second step is required. The Corporation evaluated the first step by utilizing three valuation methodologies including the Comparable Transactions approach, the Control Premium approach and the Discounted Cash Flow approach. The Comparable Transactions approach is based on pricing ratios recently paid in the sale or merger of reasonably comparable banking franchises; the Control Premium approach is based on the Corporation’s trading price and application of industry based control premiums, and the Discounted Cash Flow approach is estimated based on the present value of projected dividends and a terminal value, based on a five-year forward-looking operating scenario. Based on the three approaches, it was determined the fair value, including goodwill, was lower than its net book value. This was primarily due to the Corporation’s continued stock price decline, the additional provisions for loan losses and increased nonperforming assets.

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

8. Intangible Assets

          The balance of intangible assets, net of accumulated amortization, totaled $2,531 and $3,347 at December 31, 2010 and December 31, 2009, respectively.

          The following table summarizes the Corporation’s intangible assets, which are subject to amortization, as of December 31, 2010 and 2009:

	2010		2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangible	$9,004	$(6,522)	$9,004	$(5,715)
Other acquisition costs	234	(185)	234	(176)

Total	$9,238	$(6,707)	$9,238	$(5,891)

          Intangible asset amortization expense charged to operating expense for 2010, 2009 and 2008 was $816, $860 and $714, respectively. The following table shows the future estimated amortization expense for the Corporation’s intangible assets based on existing balances as of December 31, 2010:

          Estimated Amortization Expense for the years ended December 31:

2011	$653
2012	549
2013	526
2014	504
2015	289
Thereafter	10

          Mortgage servicing rights, which are included in other assets on the Consolidated Balance Sheets, are accounted for on an individual loan-by-loan basis. Accordingly, amortization is recorded in proportion to the amount of principal payment received on loans serviced. The mortgage servicing rights are subject to periodic impairment testing. As of December 31, 2010, the Corporation recognized a valuation allowance on mortgage servicing rights of $110. The valuation allowance includes impairment charges of $922, as well as a subsequent recovery of $812 during 2010. As of December 31, 2009, the Corporation recognized a valuation allowance on mortgage servicing rights of $185. Changes in the carrying value of mortgage servicing rights are summarized as follows:

	2010	2009	2008
Balance, January 1	$3,285	$2,936	$2,498
Servicing rights capitalized	900	1,196	815
Amortization of servicing rights	(690)	(662)	(377)
Valuation adjustment	(110)	(185)	-0-

Balance, December 31	$3,385	$3,285	$2,936

          Activity in the valuation allowance for mortgage servicing rights was as follows:

	2010	2009	2008
Balance, January 1	$185	$-0-	$-0-
Additions	922	556	-0-
Reductions	(812)	(371)	-0-

Balance, December 31	$295	$185	$-0-

          The following table shows the future estimated amortization expense for mortgage servicing rights based on existing balances as of December 31, 2010. The Corporation’s actual amortization expense in any given period may be significantly different from the estimated amounts displayed, depending on the amount of additional mortgage servicing rights, changes in mortgage interest rates, estimated prepayment speeds and market conditions.

          Estimated Amortization Expense for the year ended December 31:

2011	$381
2012	357
2013	335
2014	314
2015	295
Thereafter	1,703

          The Corporation services loans for others with unpaid principal balances at December 31, 2010, 2009 and 2008 of approximately $395,046, $363,862 and $304,551, respectively.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

9. Deposits

          As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

	2010	2009	2008
Amount	$146,685	$193,449	$232,811
Interest expense for the year	1,883	4,044	4,124

          Total interest expense on deposits for the years ending December 31 was as follows:

	2010	2009	2008
Interest-bearing demand	$2,972	$3,734	$3,647
Savings	62	55	67
Time	7,351	15,431	20,068

Total	$10,385	$19,220	$23,782

          At December 31, 2010, the scheduled maturities of time deposits are as follows:

2011	$316,816
2012	42,055
2013	2,950
2014	1,184
2015	3,311
Thereafter	19

Total	$366,335

10. Borrowings

          As of December 31, borrowings consisted of the following:

	2010		2009
	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Customer repurchase agreements	$35,806	0.63%	$47,327	1.03%
Advances from the Federal Home Loan Bank of Chicago due:
February 1, 2010	-0-	n/a	5,000	2.87
March 19, 2010	-0-	n/a	4,000	3.45
August 27, 2010	-0-	n/a	2,500	2.00
September 19, 2010	-0-	n/a	4,000	3.60
December 20, 2010	-0-	n/a	7,000	2.19
March 21, 2011	4,000	1.23	4,000	1.23
May 23, 2011	5,000	0.99	5,000	0.99
Interest-bearing demand notes issued to the U.S. Treasury	1,753	0.00	1,021	0.00
Trust preferred securities	25,000	4.55	25,000	5.68

Total	$71,559	2.04%	$104,848	2.51%

          The subsidiary bank has adopted a collateral pledge agreement whereby they agree to keep on hand at all times, free of all other pledges, liens and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB). The advances from the FHLB, which have fixed interest rates ranging from 0.99% to 1.23% as of December 31, 2010, are subject to restrictions or penalties in the event of prepayment. All stock in the FHLB is also pledged as additional collateral for these advances.

          On July 15, 2005, the Corporation, through its subsidiary PNBC Capital Trust I, issued trust preferred securities in the amount of $25,000. These securities were issued to help finance the acquisition of Somonauk FSB Bancorp, Inc. Additionally, these securities have a maturity of thirty years and a fixed interest rate of 5.68% for the first five years to July 15, 2010. The interest then adjusts to a floating rate at the three-month LIBOR plus 154 basis points. The rate on December 31, 2010 was LIBOR plus 154 basis points, or 1.84%. While these securities are recorded as a liability for financial reporting purposes, a portion qualifies as Tier 1 capital for regulatory purposes. According to the provisions of ASC Topic 810, “Consolidation of Variable Interest Entities,” PNBC Capital Trust I is a variable interest entity which is not required to be consolidated by the Corporation.

          On January 24, 2011, the Corporation provided notice to Bank of America, N.A., as successor trustee by merger, of the Corporation’s $25,000 in junior subordinated debt securities due 2035 (PNBC Capital Trust I) that the Corporation is exercising its right to defer interest payments for a period of twenty (20) consecutive quarterly interest payment periods beginning with the next interest payment period of March 15, 2011, unless the Corporation subsequently gives notice that it has elected to shorten such deferral period.

          Customer repurchase agreements consist of obligations of the Bank to other parties. The obligations are secured by investment securities and such collateral is held by the Bank. The maximum amount of outstanding agreements at any month-end during 2010 and 2009 totaled $43,391 and $50,025, respectively, and the daily average of such agreements totaled $36,981 and $37,921 for 2010 and 2009, respectively. The agreements at December 31, 2010 are ongoing and as such have no fixed maturity date.

11. Income Taxes

          Income tax expense (benefit) consisted of the following:

	Current	Deferred	Total

Year ended December 31, 2010:
Federal	$(1,843)	$(7,863)	$(9,706)
State	-0-	(2,198)	(2,198)

Total	$(1,843)	$(10,061)	$(11,904)

Year ended December 31, 2009:
Federal	$1,738	$(3,191)	$(1,453)
State	409	(556)	(147)

Total	$2,147	$(3,747)	$(1,600)

Year ended December 31, 2008:
Federal	$1,690	$(391)	$1,299
State	609	(211)	398

Total	$2,299	$(602)	$1,697

          Income tax expense (benefit) differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income (loss) as a result of the following for the years ended December 31:

	2010	2009	2008
Computed “expected” tax expense (benefit)	$(9,820)	$(7,727)	$3,068
Increase (decrease) in income taxes resulting from:
Tax-exempt income	(1,391)	(1,891)	(1,439)
Non-deductible interest expense	67	118	131
State income taxes, net of federal tax benefit	(1,452)	(63)	240
Bank-owned life insurance income	(314)	(350)	(285)
Non-deductible goodwill impairment	-0-	8,269	-0-
Recharacterization of municipal income	962	-0-	-0-
Other, net	44	44	(18)

	$(11,904)	$(1,600)	$1,697

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 are presented below:

	2010	2009
Deferred tax assets:
Deferred compensation	$143	$176
Allowance for loan losses	11,542	4,687
Nonaccrual loan interest income	942	408
AMT credit carryforwards	1,975	1,053
Post-retirement health benefit plan accrual	441	441
Stock option expense	104	70
Federal net operating losses, net	772	-0-
State net operating losses, net of federal benefit	526	-0-
Other, net	441	55

Total gross deferred tax assets	16,886	6,890

Deferred tax liabilities:
Buildings and equipment, principally due to differences in depreciation	(403)	(589)
Accretion	(32)	(21)
Purchase accounting adjustments	(1,853)	(2,069)
FHLB stock dividends	(276)	(276)
Mortgage servicing rights	(1,314)	(1,275)
Prepaid expenses	(353)	(66)
Unrealized gain on investment securities available-for-sale	(2,143)	(1,986)

Total gross deferred tax liabilities	(6,374)	(6,282)

Net deferred tax assets	$10,512	$608

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          During 2010, the Corporation filed amended tax returns for 2007 through 2009 to recharacterize income on certain municipal securities determined to be taxable. The effect was recognized in the 2010 tax provision as a change in estimate.

          At December 31, 2010 and 2009, the Company had alternative minimum tax credits of $1,975 and $1,053, respectively, that can be carried forward indefinitely. At December 31, 2010, the Company has a federal net operating loss carryforward of $2,272 that will expire in 2030 and an Illinois net operating loss carryforward of $10,913 that is suspended until 2014 and will expire in 2025. Management believes it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation allowance has been recorded at December 31, 2010 and 2009.

12. Comprehensive Income

          Other comprehensive income components and related taxes were as follows:

	2010	2009	2008
Net unrealized gains on securities available-for-sale	$1,127	$4,089	$2,107
Reclassification adjustment for realized gains included in income	(722)	(1,781)	(405)

	405	2,308	1,702
Defined benefit pension plan
Net prior service credit	62	62	-0-
Amortization of transition obligation	-0-	-0-	16
Net loss	(62)	(88)	-0-

Other comprehensive income, before tax effect	405	2,282	1,718
Tax expense	157	868	660

Other comprehensive income	$248	$1,414	$1,058

          The components of accumulated other comprehensive income included in stockholders’ equity, are as follows:

	2010	2009	2008
Net unrealized gain on securities available-for-sale	$5,532	$5,127	$2,820
Net unrealized benefit obligations	(531)	(531)	(540)

	5,001	4,596	2,280
Tax effect	(1,937)	(1,780)	(878)

Net-of-tax amount	$3,064	$2,816	$1,402

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

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2010, the subsidiary bank was categorized as well-capitalized for all three ratios under the regulatory framework, while the Corporation was classified as well-capitalized for two ratios and adequately-capitalized for one ratio. As of December 31, 2009, the subsidiary bank and the Corporation were categorized as well-capitalized for all three ratios under the regulatory framework.

          The most recent notifications, at December 31, 2010 and 2009, from the federal banking agencies categorized the subsidiary bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table that follows, at December 31, 2010.

          The Corporation’s and the subsidiary bank’s actual capital amounts and ratios as of December 31, 2010 and 2009 are as follows:

	Actual		Minimum Capital Requirement		Minimum To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2010:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$76,618	9.68%	$63,339	8.00%	$79,174	10.00%
Citizens First National Bank	81,447	10.29%	63,326	8.00%	79,157	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$66,476	8.40%	$31,669	4.00%	$47,504	6.00%
Citizens First National Bank	71,307	9.01%	31,663	4.00%	47,494	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$66,476	5.76%	$46,190	4.00%	$57,738	5.00%
Citizens First National Bank	71,307	6.18%	46,184	4.00%	57,730	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$104,541	11.50%	$72,729	8.00%	$90,911	10.00%
Citizens First National Bank	102,305	11.25%	72,724	8.00%	90,905	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$93,168	10.25%	$36,364	4.00%	$54,547	6.00%
Citizens First National Bank	90,933	10.00%	36,362	4.00%	54,543	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$93,168	7.48%	$49,823	4.00%	$62,278	5.00%
Citizens First National Bank	90,933	7.30%	49,813	4.00%	62,266	5.00%

          On March 15, 2010, the Bank entered into a written agreement (the “Agreement”) with the OCC. The Agreement sets forth the Bank’s commitment to: (i) review and take action as necessary regarding its allowance for loan and lease losses; (ii) improve the Bank’s asset quality through the development of workout plans for criticized assets and the assessment of credit risk; and (iii) revise the Bank’s credit risk rating management information system. The Bank has taken steps to address the issues raised in the Agreement and intends to fully comply with the requirements set forth in the Agreement.

          On February 28, 2011, as required by the Corporation’s primary regulator, the Federal Reserve Bank, a resolution of the Corporation’s Board of Directors was passed requiring that the Corporation obtain written approval from the Federal Reserve Bank prior to any of the following: the declaration or payment of dividends; any increase in debt; any distribution of interest, principal, or other sum associated with subordinated debentures or trust preferred securities; and the redemption of Corporation stock.

14. Employee, Officer and Director Benefit Plans

          The subsidiary bank has a defined contribution investment 401(k) plan. Under this plan employees could elect to contribute, on a tax-deferred basis, up to a maximum of $17 ($23 for those employees eligible to make catch-up contributions). In addition, the subsidiary bank will match employees’ contributions up to three percent of each employee’s salary and match 50% of the next two percent contributed. The subsidiary bank’s contribution to the defined contribution investment 401(k) plan for 2010, 2009 and 2008 was $442, $438 and $404, respectively.

          The subsidiary bank has an employee stock purchase program in which employees contribute through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation’s common stock on a quarterly basis at the opening bid price on the last business day of the quarter.

          The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank’s plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $0 in 2010, $142 in 2009 and $409 in 2008.

Stock Based Compensation Plan

          Additionally, the Corporation has non-qualified stock option plans (“the plans”) for the benefit of employees and directors of the subsidiary bank, as well as directors of the Corporation. The plans permit the grant of share options and shares for up to 802,500 shares of common stock. The Corporation believes that such awards better align the interests of its employees with those of its stockholders. Option awards are granted with an exercise price equal to the market price of the Corporation’s stock at the date of grant. The option awards generally vest based on three years of continuous service and have ten-year contractual terms.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          The fair value of each option award is estimated on the date of grant using a Black-Scholes closed-form model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Corporation’s stock and other factors. The Corporation uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of the options granted is derived from the Corporation’s historical option exercise experience and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The following assumptions were used in estimating the fair value for options granted in 2010, 2009 and 2008:

	2010	2009	2008
Expected volatility	.360	.380	.180
Expected dividends	5.75%	3.56%	4.96%
Expected term (in years)	7 yrs.	3 yrs.	3 yrs.
Risk-free rate	2.71%	1.70%	1.00%

          A summary of option activity under the Plan as of December 31, 2010, 2009 and 2008, and changes during the years then ended, is presented as follows:

	2010
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	523,211	$25.53
Granted	51,700	3.64
Exercised	-0-	n/a
Forfeited or expired	(19,634)	n/a

Outstanding, end of year	555,277	23.60	6.31 yrs.	$-0-

Options exercisable end of year	435,469	$27.22	5.51 yrs.	$-0-

          The intrinsic value of the outstanding shares and the options exercisable noted above excludes 555,277 shares and 415,319 shares, respectively, which were anti-dilutive for 2010.

	2009
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	460,061	$27.53
Granted	63,150	10.91
Exercised	-0-	n/a
Forfeited or expired	-0-	n/a

Outstanding, end of year	523,211	25.53	6.89 yrs.	$-0-

Options exercisable end of year	375,994	$28.48	5.96 yrs.	$-0-

          The intrinsic value of the outstanding shares and the options exercisable noted above excludes 523,211 shares and 375,944 shares, respectively, which were anti-dilutive for 2009.

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

          The weighted-average grant date fair value of options granted during the years 2010, 2009 and 2008 was $35, $133 and $21, respectively. The total intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was $0, $0 and $21, respectively.

          A summary of the status of the Corporation’s non-vested shares and changes during the year ended December 31, 2010, 2009 and 2008 is presented below:

	2010
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	147,217	$0.97
Granted	51,700	0.68
Vested	(72,309)	1.13
Forfeited	(6,800)	1.34

Non-vested, end of year	119,808	$0.90

	2009
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	165,019	$0.59
Granted	63,150	2.11
Vested	(80,952)	1.09
Forfeited	-0-	n/a

Non-vested, end of year	147,217	$0.97

	2008
	Shares	Weighted Average Grant-Date Fair Value

Non-vested, beginning of year	141,939	$1.43
Granted	86,125	0.36
Vested	(37,495)	1.43
Forfeited	(25,550)	1.43

Non-vested, end of year	165,019	$0.59

          As of December 31, 2010, there was $137 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 3 years. The total fair value of shares vested during the years ended December 31, 2010, 2009, and 2008, was $82, $88 and $54, respectively.

          During 2010, 8,500 shares were granted under the plans in the form of nonvested shares at no cost to the officers. The nonvested shares vest annually over a five year restriction period, and the participant is not entitled to receive distribution on the nonvested shares during the five year period.

          The fair value of nonvested shares is determined based on the market value of the Corporation’s shares on the grant date. The weighted average grant date fair value of awards granted during 2010 was $5.05.

          A summary of the nonvested share activity during 2010 is presented below. There were no nonvested share awards granted in 2009.

	Nonvested Shares	Weighted Average Grant-Date Fair Value

Nonvested, beginning of year	-0-	$-0-
Granted	8,500	5.05
Vested	-0-	-0-
Forfeited	-0-	-0-

Nonvested, end of year	8,500	$5.05

          At December 31, 2010, there was approximately $43 of total unrecognized compensation expense related to nonvested shares. The amount to be recognized as compensation expense during the next four fiscal years is approximately $11 per year. The total fair value of nonvested share awards vesting during 2010 is $0 as the shares first vest in January, 2015.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

15. Pension and Other Post-Retirement Benefits

Employee Health Benefit Plan

          The Corporation does not have a defined benefit pension plan. The Corporation does have a defined contribution investment plan which is discussed in Note 14 - “Employee, Officer, and Director Benefit Plans.” The Corporation offers certain retirees the opportunity to continue benefits in the subsidiary bank’s Employee Health Benefit Plan. The Corporation’s level of contribution is based upon age, service formula, date of employment and retirement date. Employees hired prior to October 1, 1994 who retired prior to July 1, 2008 were eligible to receive benefits under the Bank’s Health Benefit Plan for life. All employees hired on or before October 1, 1994 previously were allowed coverage for life. The plan was amended on December 31, 2007 to require employees hired on or before October 1, 1994 who retire after July 1, 2008 to convert to a Medicare Supplement Plan at age 65. Coverage stops at age 65 for employees hired after October 1, 1994. The Corporation uses a December 31 measurement date for its plan. Information about the plan’s funded status follows:

	2010	2009
Change in benefit obligation
Beginning of year	$1,115	$1,100
Service cost	23	23
Interest cost	59	58
Amortization of transition obligation	-0-	(16)
Amortization of prior service cost	(62)	(62)
Actuarial loss	53	56
Benefits paid	(51)	(44)

Funded status at end of year	$1,137	$1,115

          The components of the 2010, 2009, and 2008 net periodic post-retirement benefit cost are shown below:

	2010	2009	2008
Service cost	$23	$23	$20
Interest cost	59	58	66
Amortization of transition obligation	-0-	-0-	-0-
Amortization of prior service cost	(62)	(62)	(62)
Amortization of net loss	53	56	69

Net periodic post-retirement benefit cost	$73	$75	$93

          Other changes in benefit obligations recognized in other comprehensive loss:

	2010	2009
Net loss	$(62)	$(88)
Prior service cost recognized	62	62

Total recognized in other comprehensive loss	-0-	(26)

Total recognized in net periodic benefit cost and other comprehensive loss	$(73)	$(101)

          The estimated net loss, prior service cost and transition obligation for the defined benefit plan that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year is a net loss of $5.

          Amounts recognized in the Consolidated Balance Sheets:

	2010	2009
Liabilities	$1,137	$1,115

          Amounts recognized in accumulated other comprehensive income (loss) and not yet recognized as components of net periodic benefit cost consist of:

	2010	2009
Net loss	$(62)	(88)
Prior service cost recognized	62	62

Total	$-0-	$(26)

          The accumulated benefit obligation for all defined benefit plans was $1,137 and $1,115 at December 31, 2010 and 2009, respectively.

Significant assumptions include:

	2010	2009

Weighted average assumptions used to determine benefit obligation:
Discount rate	5.25%	5.75%
Rate of compensation increase	n/a	n/a

Weighted average assumptions used to determine benefit cost:
Discount rate	5.25%	5.75%
Expected return on plan assets	n/a	n/a
Rate of compensation increase	n/a	n/a

          For measurement purposes, a 7.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2010 and 2009, respectively. The rate was assumed to decrease gradually to 5.00% by the year 2015 and remain at that level thereafter.

          Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost components	$8	$(7)
Effect on post-retirement benefit obligation	75	(68)

          The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2010:

Post Retirement Health Benefits

2011	$67
2012	49
2013	76
2014	90
2015	108
2016-2020	546

Split Dollar Life Insurance

          ASC Topic 715 requires the Corporation to recognize a liability and compensation expense for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to post retirement periods. The benefit to the employees is the payment of the premiums by the Corporation. The Corporation adopted ASC Topic 715 as of January 1, 2008, through a cumulative effect adjustment as a liability and a decrease to retained earnings of $580. Beginning January 1, 2008, an expense was recorded as the remaining benefit is earned with a corresponding addition to the post retirement benefit obligation. The amount of the expense for 2010, 2009 and 2008 was $61, $58 and $36, respectively. For the period from retirement to the estimated date of death for the participants, this liability is reversed into income.

16. Fair Value of Financial Instruments

          ASC 820, Fair Value Measurements, defines the fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

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

          Following is a description of the valuation methodologies and inputs used for instruments measured at fair value on a recurring basis and recognized in the accompanying Consolidated Balance Sheets.

          Available-for-Sale Securities - The fair values of available-for-sale securities are determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. The Corporation has no securities classified within Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities include U.S. Treasury securities, obligations of U.S. Government and federal agency and U.S. Government sponsored enterprises (GSEs), obligations of states and political subdivisions, mortgage-backed securities and GSE residential collateralized mortgage obligations. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Corporation has no securities classified within Level 3.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

          The following table presents the Corporation’s assets that are measured at fair value on a recurring basis and the level within the ASC 820 hierarchy in which the fair value measurements fall as of December 31, 2010 and 2009:

		Fair Value Measurements Using

December 31, 2010	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale:
United States Government and Federal agency and U.S. Government sponsored enterprises (GSEs)	$78,204	$-0-	$78,204	$-0-
State and Municipal	115,654	-0-	115,654	-0-
Collateralized mortgage obligations:
GSE Residential	54,894	-0-	54,894	-0-

Total	$248,752	$-0-	$248,752	$-0-

		Fair Value Measurements Using

December 31, 2009	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale:
United States Government and Federal agency and U.S. Government sponsored enterprises (GSEs)	$96,313	$-0-	$96,313	$-0-
State and Municipal	120,078	-0-	120,078	-0-
Collateralized mortgage obligations:
GSE Residential	72,083	-0-	72,083	-0-

Total	$288,474	$-0-	$288,474	$-0-

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

          Mortgage Servicing Rights - The fair value used to determine the valuation allowance is estimated using discounted cash flow models. The valuation models incorporate assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter to quarter as market conditions and projected interest rates change, and may have an adverse impact on the value of the mortgage servicing rights and may result in a reduction to noninterest income. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

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

          The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the ASC 820 fair value hierarchy in which the fair value measurements fall at December 31, 2010 and 2009:

		Fair Value Measurements Using

December 31, 2010	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$30,756	-0-	-0-	$30,756
Mortgage servicing rights	3,385	-0-	-0-	3,385
Other real estate owned	2,899	-0-	-0-	2,899

		Fair Value Measurements Using

December 31, 2009	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$14,716	-0-	-0-	$14,716
Mortgage servicing rights	3,285	-0-	-0-	3,285
Other real estate owned	17,658	-0-	-0-	17,658

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

          Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values and the recorded book balances at December 31, 2010 and 2009, were as follows:

	December 31, 2010		December 31, 2009

	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial Assets:
Cash and due from banks	$12,992	$12,992	$15,546	$15,546
Interest-bearing deposits in financial institutions	30,888	30,888	55,527	55,527
Investment securities	260,939	261,224	301,267	301,805
Loans, net, including loans held-for-sale	679,863	684,438	789,295	793,674
Accrued interest receivable	7,482	7,482	9,267	9,267

Total Financial Assets	$992,164	$997,024	$1,170,902	$1,175,819

Financial Liabilities:
Non-interest-bearing demand deposits	$138,683	$138,683	$136,026	$136,026
Interest-bearing deposits	824,278	827,266	939,513	945,637
Borrowings	71,559	71,615	104,848	119,301
Accrued interest payable	1,315	1,315	2,999	2,999

Total Financial Liabilities	$1,035,835	$1,038,879	$1,183,386	$1,203,963
Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	-0-	-0-	-0-	-0-
Lines of credit	-0-	-0-	-0-	-0-

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

          Fair value estimates are based on existing balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the subsidiary bank has a fiduciary services department that contributes net fee income annually. The fiduciary services department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred taxes, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

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

17. Undistributed Earnings of Subsidiary Bank

          National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2010, the subsidiary bank had $0 available for dividends. Additionally, according to the guidelines, at January 1, 2011, the subsidiary bank had $0 available for dividends. Future dividend payments by the subsidiary bank will be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

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

          Foreclosed assets held for sale include commercial real estate development, residential real estate and commercial properties. Of the $20,652 held in foreclosed assets as of December 31, 2010, $12,859 was commercial real estate development; $5,288 was residential real estate; and $2,505 was commercial. The carrying value reflects management’s best estimate of the amount to be realized from the sale of the property. The amount that the Corporation realizes from the sale of the property could differ materially in the near term from the carrying value reflected in these financial statements.

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

          The accompanying financial statements have been prepared using values and information currently available to the Corporation.

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

          The subsidiary bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 2010, commitments to extend credit and standby letters of credit were approximately $118,357 and $1,503, respectively. At December 31, 2009, commitments to extend credit and standby letters of credit were approximately $129,142 and $3,970, respectively.

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

          Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank secures the standby letters of credit with the same collateral used to secure the loan. The maximum amount of credit that would be extended under standby letters of credit is equal to the off-balance sheet contract amount. At December 31, 2010 and 2009, the standby letters of credit had terms that expire in one year or less.

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

          As of December 31, 2009, and each quarter thereafter, each institution would record an expense (charge to earnings) for its regular quarterly assessment and an offsetting credit to the prepaid assessment until the asset is exhausted. At December 31, 2010 and 2009, the Corporation had a remaining prepaid assessment of $4,243 and $6,332, respectively. This amount is reflected in the Other Assets in the Consolidated Balance Sheets.

20. Capital Purchase Program/Troubled Asset Relief Program (TARP)

          On January 23, 2009, the Corporation received $25,083 of equity capital by issuing to the United States Department of Treasury 25,083 shares of the Corporation’s 5.00% Series B Non-voting Cumulative Preferred Stock, par value $0.01 per share with a liquidation preference of $1.000 per share and a ten-year warrant to purchase up to 155,025 shares of the Corporation’s common stock, par value $5.00 per share, at an exercise price of $24.27 per share. The proceeds received were allocated to the preferred stock and additional paid-in capital based on their relative fair values. The resulting discount on the preferred stock is amortized against retained earnings and is reflected in the Corporation’s Consolidated Statements of Income as “Dividends on preferred shares,” resulting in additional dilution to the Corporation’s earnings per share. The warrants would be immediately exercisable, in whole or in part, over a term of 10 years. The warrants were included in the Corporation’s diluted average common shares outstanding (subject to anti-dilution). Both the preferred securities and warrants were accounted for as additions to the Corporation’s regulatory Tier 1 and total capital.

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

          Based on a Black-Scholes options pricing model, the common stock warrants have been assigned a fair value of $0.97 per warrant, or $150 in the aggregate, as of January 23, 2009. As a result, $150 has been recorded as the discount on the preferred stock obtained above and will be accreted as a reduction in net income available for common stockholders over the next five years at approximately $28 per year. For purposes of these calculations, the fair value of the common stock warrants as of January 23, 2009 was estimated using the Black-Scholes option pricing model and the following assumptions:

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

          On January 24, 2011, the Corporation notified the U.S. Treasury that it will defer regularly scheduled dividend payments on the Corporation’s 25,083 in Series B Preferred Shares.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

21. Condensed Financial Information of Princeton National Bancorp, Inc.

          The following condensed financial statements are presented for the Corporation on a stand alone basis:

Condensed Balance Sheets

	December 31
	2010	2009
Assets
Cash	$31	$840
Interest-bearing deposits in subsidiary bank	18	554
Other assets	1,718	1,058
Investment in subsidiary bank	80,157	97,425

Total assets	81,924	99,877

Liabilities
Borrowings	$25,000	$25,000
Other liabilities	63	217

Total liabilities	25,063	25,217

Stockholders’ Equity
Preferred stock	24,986	24,958
Common stock	22,391	22,391
Common stock warrants	150	150
Surplus	18,275	18,423
Retained earnings	11,589	29,851
Accumulated other comprehensive income, net of tax	3,064	2,816
Less: cost of treasury shares	(23,594)	(23,929)

Total stockholders’ equity	56,861	74,660

Total liabilities and stockholders’ equity	$81,924	$99,877

Condensed Statements of Income

	For the Years Ended December 31
	2010	2009	2008
Income
Dividends received from subsidiary bank	$1,500	$5,200	$5,600
Interest income	3	54	5
Other income	18	44	43

Total income	1,521	5,298	5,648

Expenses
Interest expense	1,142	1,517	2,100
Amortization and depreciation	5	5	7
Other expenses	300	521	253

Total expenses	1,447	2,043	2,360

Income before income taxes and equity in undistributed income (loss) of subsidiary bank	74	3,255	3,288
Applicable income tax benefit	(552)	(699)	(892)

Income before equity in undistributed income of subsidiary bank	626	3,954	4,180
Equity in undistributed income (loss) of subsidiary bank	(17,605)	(25,080)	3,146

Net income (loss)	(16,979)	(21,126)	7,326

Dividends on preferred shares	1,255	1,178	-0-
Accretion of preferred stock discount	28	25	-0-

Net income (loss) available to common stockholders	$(18,262)	$(22,329)	$7,326

Condensed Statements of Cash Flows

	For the Years Ended December 31
	2010	2009	2008
Operating activities:
Net income (loss)	$(16,979)	$(21,126)	$7,326
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed (income) loss of subsidiary bank	17,605	25,080	(3,146)
Amortization of other intangible assets	5	5	7
Increase in other assets	(665)	(8,481)	(1,882)
(Decrease) increase in other liabilities	(154)	(683)	747

Net cash provided by (used in) operating activities	(188)	(5,205)	3,052

Financing activities:
Net increase (decrease) in borrowings	-0-	(16,050)	1,500
Proceeds from issuance of preferred stock and common stock warrants, net of expenses	-0-	25,020	-0-
Dividends paid on preferred stock	(1,255)	(1,017)	-0-
Dividends paid on common stock	-0-	(2,311)	(3,696)
Sale of treasury stock	55	114	124
Purchase of treasury stock	-0-	-0-	(553)
Award of nonvested common stock out of treasury stock	43	-0-	-0-
Exercise of stock options and issuance of treasury stock	-0-	-0-	101

Net cash provided by (used in) financing activities	(1,157)	5,756	(2,524)

Increase (decrease) in cash and cash equivalents	(1,345)	551	528
Cash and cash equivalents at beginning of year	1,394	843	315

Cash and cash equivalents at end of year	$49	$1,394	$843

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
(dollar amounts in thousands except share data)

          The following discussion and analysis provides information about the Corporation’s financial condition and results of operations for the years ended December 31, 2010, 2009, and 2008. This discussion and analysis should be read in conjunction with the Corporation’s Consolidated Financial Statements and the Notes thereto included in this report.

Overview

          The Corporation reported a net loss available to common stockholders of $(18,262) for 2010, a decrease in net loss of $4,067 (or 18.2%) when compared to a net loss of $(22,329) in 2009. Earnings in 2010 were negatively impacted by an increase in the provision for loan losses ($40,550 in 2010 versus $11,062 in 2009) and an increase in other real estate owned expenses ($2,586 in 2010 versus $1,064 in 2009). Partially offsetting these expenses was an increase in net interest income of $2,677, or 7.7%. Earnings in 2009 were significantly impacted by the impairment of goodwill of $24,521. The following represents the Corporation’s net income (loss) available to common stockholders, earnings (loss) per share and provision for loan loss expense for each quarter of 2010:

	Net Income (Loss) Available to Common Stockholders	Earnings (Loss) per Share	Provision for Loan Losses

1st Quarter	$(62)	$(0.02)	$3,925
2nd Quarter	99	0.03	2,650
3rd Quarter	(2,232)	(0.67)	6,725
4th Quarter	(16,067)	(4.86)	27,250

          During the fourth quarter of 2010, $16,076 in loan charge-offs were recorded due to the receipt of updated appraisals reflecting the current deterioration in the collateral value of commercial real estate and commercial real estate development properties, primarily in the northern and eastern markets. In estimating the adequacy of the allowance for loan losses, management utilizes a twelve-quarter loan loss history as one component in assessing the probability of inherent future losses, which includes higher weighting of the most recent data. Thus, fourth quarter 2010 loan charge-offs increased the historical losses contained in the twelve quarter loan loss history and significantly increased the general reserve portion of the allowance for loan losses. These charge-offs, combined with the continued credit deterioration in the northern and eastern markets, resulted in the large fourth quarter provision for loan losses.

          Updated collateral assessments, particularly in the areas noted, were negatively impacted by economic conditions which, though improving, have not yet stabilized and continue to be influenced by the volume of troubled commercial and residential real estate properties on the market. This situation remains dynamic and, though overall improvement is expected, further deterioration could occur in the future in isolated circumstances. Management considers the balance of the allowance for loan losses adequate to meet probable losses as of December 31, 2010.

          Non-interest income declined to 0.99% of average total assets for 2010, compared to 1.06% in 2009. Most categories were down year over year, reflecting an industry trend of lower service charge income. Gains from the sales of available for sale securities decreased by $1,059 due to (1) a decrease in the number of securities sold, and (2) a decrease in the level of gain realized from portfolio management and restructuring transactions.

          Total non-interest expense as a percentage of average assets increased to 3.21% in 2010 from 2.80% in 2009, excluding the 2009 goodwill impairment loss of $24,521. Excluding the increase in other real estate owned and loan collection expenses in 2010 over 2009 of $1,632, and a 2010 write down of land held for sale of $110, total non-interest expense as a percentage of average assets increased to 3.06%.

          In 2010, the Corporation’s asset size declined by $164,867 (or 13.1%), ending the year at $1,096,471 in total assets. With loan demand remaining tempered during 2010, the Corporation implemented a strategic reduction of the balance sheet. This was accomplished by using the proceeds of investment security sales to fund the redemption of higher rate public deposits and borrowings. This resulted in a decrease in the investment portfolio of $40,328, a decrease in time deposits of $130,262, and a decrease in the Corporation’s liquidity of $27,193. Additionally, the Corporation’s borrowings in the form of Federal Home Loan Bank advances decreased by $22,500.

          Total stockholders’ equity decreased by $17,799 from $74,660 in 2009 to a 2010 balance of $56,861. This decrease was substantially due to the $(18,262) net loss available to common stockholders discussed above.

          On March 15, 2010, the Bank entered into a written agreement (the “Agreement”) with the OCC. The Agreement sets forth the Bank’s commitments to: (i) review and take action as necessary regarding its allowance for loan and lease losses; (ii) improve the Bank’s asset quality through the development of workout plans for criticized assets and the assessment of credit risk; and (iii) revise the Bank’s credit risk rating management information system. The Bank has taken steps to address the issues raised in the Agreement and intends to fully comply with the requirements set forth in the Agreement.

          On February 28, 2011, as required by the Corporation’s primary regulator, the Federal Reserve Bank, a resolution of the Corporation’s Board of Directors was passed requiring that the Corporation obtain written approval from the Federal Reserve Bank prior to any of the following: the declaration or payment of dividends; any increase in debt; any distribution of interest, principal, or other sum associated with subordinated debentures or trust preferred securities; and the redemption of Corporation stock.

	Assets at Year-End	Percent Change	Equity at Year-End	Percent Change	Net Income (Loss) Available to Common Stockholders	Percent Change

2010	$1,096,471	(13.07)%	$56,861	(23.84)%	$(18,262)	18.21%
2009	1,261,338	8.44	74,660	3.02	(22,329)	(404.79)
2008	1,163,130	7.63	72,471	5.63	7,326	8.21

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

          We estimate the appropriate level of allowance for loan losses by separately evaluating impaired and non-impaired loans. A specific allowance is assigned to an impaired loan when expected cash flows or collateral do not justify the carrying amount of the loan. The methodology used to assign an allowance to a non-impaired loan is more subjective. Generally, the allowance assigned to non-impaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics, adjusted for qualitative factors including the volume and severity of identified classified loans, changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on any given borrower, can change rapidly, the risk profile of the loan portfolio is continually assessed and adjusted when appropriate. Notwithstanding these procedures, there still exists the possibility that our assessment could prove to be incorrect and that an immediate adjustment to the allowance for loan losses would be required.

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

          Deferred Income Tax Assets/Liabilities - Our net deferred income tax asset arises from differences in the dates that items of income and expense enter into our reported income and taxable income. Deferred tax assets and liabilities are established for these items as they arise. From an accounting standpoint, deferred tax assets are reviewed to determine if they are realizable based on the historical level of our taxable income, estimates of our future taxable income and the reversals of deferred tax liabilities. In most cases, the realization of the deferred tax asset is based on our future profitability. If we experience net operating losses for tax purposes, the realization of deferred tax assets is evaluated for a potential valuation reserve.

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

          Impairment of Intangible Assets - Core deposit and customer relationships, which are intangible assets with a finite life, are recorded on our balance sheets. These intangible assets were capitalized as a result of past acquisitions and are being amortized over their estimated useful lives of up to 15 years. Core deposit intangible assets with finite lives will be tested for impairment when changes in events or circumstances indicate that its carrying amount may not be recoverable. Core deposit intangible assets were tested for impairment during 2010 and 2009, and no impairment was deemed necessary.

          As a result of our acquisition activity, goodwill, an intangible asset with an indefinite life, was reflected on our balance sheet in prior periods. Goodwill was evaluated for impairment annually, unless there were factors present that indicated a potential impairment, in which case, the goodwill impairment test was performed more frequently than annually. Accordingly, as the Corporation’s stock price at December 31, 2009 decreased below book value, a goodwill impairment test was performed and full impairment was deemed necessary (see Note 7 – “Goodwill” in the Notes to Consolidated Financial Statements).

          Mortgaging Service Rights (MSRs) - MSR fair values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments. Prepayments usually increase when mortgage interest rates decline and decrease when mortgage interest rates rise. For discussion regarding the impairment of MSRs, see Note 8 – “Intangible Assets” in the Notes to Consolidated Financial Statements.

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          ASC 820, “Fair Value Measurements,” establishes a framework for measuring the fair value of financial instruments that considers the attributes specific to particular assets or liabilities and establishes a three-level hierarchy for determining fair value based on the transparency of inputs to each valuation as of the fair value measurement date. The three levels are defined as follows:

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

          At the end of each quarter, the Corporation assesses the valuation hierarchy for each asset or liability measured. From time to time, assets or liabilities may be transferred within hierarchy levels due to changes in availability of observable market inputs to measure fair value at the measurement date. Transfers into or out of hierarchy levels are based upon the fair value at the beginning of the reporting period. A more detailed description of the fair values measured at each level of the fair value hierarchy can be found in Note 16 - “Fair Value of Financial Instruments” in the Notes to Consolidated Financial Statements.

Analysis of Results of Operations

          Net Income (Loss). The Corporation recorded a net loss available to common stockholders of $(18,262), or $(5.52) per basic and diluted loss per common share, in 2010. This represented an improvement over the net loss available to common stockholders reported in 2009 of $(22,329), or $(6.76) per basic and diluted earnings (loss) per common share. The loss experienced in 2010 is primarily due to an increase in loan loss provisioning expense during the year and increased costs incurred in the collection of problem loans and management of other real estate owned properties. The heightened provision level of $40,550 was significantly impacted by the level of deterioration in the valuation of collateral supporting problem loans. The Corporation experienced an increase of $2,677, or 7.7%, in net interest income from $34,651 in 2009 to $37,328 in 2010 due to a continued focus on interest cost reduction in the current low rate environment.

          Net income (loss) available to common stockholders for 2009 decreased by $29,655 (or 404.8%) to $(22,329) (or $(6.76) per basic and diluted earnings (loss) per share available to common stockholders), from $7,326 (or $2.22 per basic earnings per share available to common stockholders and $2.21 per diluted earnings per share available to common stockholders) in 2008. The lower results are due in part to the impairment of goodwill of $24,521, an increase in provision for loan losses of $8,094 and an increase in federal deposit insurance assessments of $1,739. These were partially offset by a $3,130 improvement in net interest income and a $1,651 increase in non-interest income.

          For a more detailed review of net interest income, non-interest income and non-interest expense please refer to those sections contained in this Management’s Discussion and Analysis.

          Net Interest Income. The Corporation experienced a $1,924 improvement in net interest income, on a taxable-equivalent basis, during 2010, increasing to $39,449 from $37,525 in 2009, representing an improvement of 5.1%. This positive change was made possible through continued emphasis on reducing the Corporation’s cost of funds in the current low interest rate environment. Average interest-earning assets decreased $99,940 (9.1%) during 2010 to $992,306 from $1,092,246 in 2009. This decrease was due in part to the Corporation’s strategy to shrink the balance sheet. Implementation of this strategy resulted in the sale of investment securities to fund the redemption of higher-rate public deposits. The average balance of investment securities decreased by $50,817, or 16.9%, to $249,777 in 2010 from $300,594 in 2009. Net loans decreased $56,710 or 7.6% in 2010 due to limited customer demand, loans charged-off and reclassification of loans to other real estate owned. Efforts in 2010 to maintain a higher level of liquidity resulted in an increase in average interest-bearing deposits of $7,592 or 15.9%.

          Average interest-bearing liabilities decreased by $81,535 or 7.9% to $948,247, while the interest expense paid for those liabilities decreased significantly by $9,847 or 44.6% from $22,085 in 2009 to $12,238 in 2010. This interest cost reduction was due to tightly controlled pricing and the reduction of other borrowings, along with scheduled repricing during the continued historic low interest rate environment. The resulting net yield on average interest-earning assets for 2010 increased significantly to 3.98% from 3.44% in 2009 primarily due to reduction in interest costs on redemption of higher rate public deposits.

          The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a taxable equivalent basis using a tax rate of 34%:

	For the Years Ending December 31

	2010			2009			2008
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost

Average Interest-Earning Assets
Interest-bearing deposits	$55,352	$139	0.25%	$47,760	$114	0.24%	$2,785	$55	1.97%
Taxable investment securities	151,930	6,290	4.14	176,871	7,607	4.30	143,108	6,834	4.78
Tax-exempt investment securities (a)	97,847	5,798	5.93	123,723	8,025	6.49	94,926	6,284	6.62
Federal funds sold	-0-	-0-	0.00	5	-0-	0.00	5,316	71	1.34
Net loans (a) (b)	687,177	39,460	5.74	743,887	43,864	5.90	734,672	47,796	6.51

Total interest-earning assets	992,306	51,687	5.21	1,092,246	59,610	5.46	980,807	61,040	6.22

Average non-interest-earning assets	165,319			156,998			126,526

Total average assets	$1,157,625			$1,249,244			$1,107,333

Average Interest-Bearing Liabilities
Interest-bearing demand deposits	$375,537	2,972	0.79%	$301,035	3,734	1.24%	$253,982	3,647	1.44%
Savings deposits	73,196	62	0.08	66,040	55	0.08	61,815	67	0.11
Time deposits	415,127	7,351	1.77	563,901	15,431	2.74	506,663	20,068	3.96
Interest-bearing demand notes issued to the U.S. Treasury	957	-0-	0.00	924	-0-	0.00	1,099	15	1.36
Federal funds purchased and customer repurchase agreements	36,981	279	0.75	38,175	424	1.11	41,584	757	1.82
Advances from Federal Home Loan Bank	21,449	432	2.01	32,332	924	2.86	19,362	647	3.34
Trust preferred securities	25,000	1,142	4.57	25,000	1,420	5.68	25,000	1,420	5.68
Note payable	-0-	-0-	0.00	2,375	97	4.08	15,296	680	4.45

Total interest-bearing liabilities	948,247	12,238	1.29	1,029,782	22,085	2.14	924,801	27,301	2.95

Net taxable equivalent yield on average interest-earning assets		$39,449	3.98%		$37,525	3.44%		$33,739	3.44%

Average non-interest-bearing liabilities	132,696			121,578			113,348

Average stockholders’ equity	76,682			97,884			69,184

Total average liabilities and stockholders’ equity	$1,157,625			$1,249,244			$1,107,333

(a)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments, using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable equivalent basis. The amount of taxable equivalent adjustments were $2,121 in 2010, $2,874 in 2009 and $2,218 in 2008.

(b)	Includes $59 in 2010, $(167) in 2009 and $32 in 2008 attributable to interest from non-accrual loans.

          The following table reconciles taxable-equivalent net interest income (as shown above) to net interest income as reported on the Consolidated Statements of Income:

	2010	2009	2008

Net interest income as stated	$37,328	$34,651	$31,521
Taxable-equivalent adjustment-investments	1,971	2,729	2,137
Taxable-equivalent adjustment-loans	150	145	81

Taxable-equivalent net interest income	$39,449	$37,525	$33,739

          The following table reconciles the net yield on average interest-earning assets to the net yield on average interest-earning assets on a taxable-equivalent basis:

	2010	2009	2008

Net yield on interest-earning assets	3.76%	3.17%	3.21%
Taxable equivalent adjustment-investments	0.20	0.25	0.22
Taxable equivalent adjustment-loans	0.02	0.02	0.01

Taxable equivalent net yield on interest-earning assets	3.98%	3.44%	3.44%

          The Corporation experienced a $3,786 improvement in net interest income, on a taxable-equivalent basis, during 2009, increasing to $37,525 from $33,739 in 2008, representing an improvement of 11.2%. This positive change was made possible through growth in the balance sheet and, more importantly, continued emphasis on reducing the Corporation’s cost of funds in the lower interest rate environment. Average interest-earning assets during 2009 increased to $1,092,246 from $980,807 in 2008, representing growth of $111,439 (or 11.4%). As loan demand weakened in 2009, the asset mix of the balance sheet shifted more to investments with the average balance of investment securities increasing by $62,560 (or 26.3%), while the average balance of net loans increased just $9,215 (or 1.3%). In addition, the average balance of interest-bearing deposits increased $44,975 (or 1,614.9%) in 2009, as a result of the Corporation’s successful efforts to build liquidity into the balance sheet.

          However, on the liability side, although average interest-bearing liabilities increased by $105,000 (10.4%) to $1,029,782, the interest expense paid for those liabilities decreased from $27,301 in 2008 to $22,085 in 2009, a reduction of $5,216 (or 19.1%). This was due to controlled pricing and the efficient use of other borrowings, along with normal repricing from the low interest-rate environment. The net yield on interest-earning assets for 2009 remained at the same rate of 3.44% from 2008.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates:

	Year ended December 31

	2010 compared to 2009			2009 compared to 2008			2008 compared to 2007
	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net

Interest from interest-earning assets

Interest-bearing time deposits	$19	$6	$25	$498	$(439)	$59	$11	$(78)	$(67)
Taxable investment securities	(1,053)	(264)	(1,317)	1,532	(759)	773	(422)	434	12
Tax-exempt investment securities (b)	(1,606)	(621)	(2,227)	1,887	(146)	1,741	342	(576)	(234)
Federal funds sold	-0-	-0-	-0-	(35)	(36)	(71)	(44)	(217)	(261)
Net loans (c)	(3,300)	(1,104)	(4,404)	571	(4,503)	(3,932)	4,752	(7,028)	(2,276)

Total income from interest-earning assets	(5,940)	(1,983)	(7,923)	4,453	(5,883)	(1,430)	4,639	(7,465)	(2,826)

Expense of interest-bearing liabilities

Interest-bearing demand deposits	757	(1,519)	(762)	630	(543)	87	323	(3,243)	(2,920)
Savings deposits	6	1	7	4	(16)	(12)	(4)	(178)	(182)
Time deposits	(3,353)	(4,727)	(8,080)	1,917	(6,554)	(4,637)	1,102	(4,543)	(3,441)
Interest-bearing demand notes issued to the U.S. Treasury	-0-	-0-	-0-	(1)	(14)	(15)	2	(36)	(34)
Federal funds purchased and securities repurchase agreements	(11)	(134)	(145)	(50)	(283)	(333)	220	(1,019)	(799)
Advances from Federal Home Loan Bank	(265)	(227)	(492)	402	(125)	277	532	(251)	281
Trust preferred securities	-0-	(278)	(278)	-0-	-0-	-0-	-0-	-0-	-0-
Note payable	(49)	(48)	(97)	(551)	(32)	(583)	234	(343)	(109)

Total expense from interest-bearing liabilities	(2,915)	(6,932)	(9,847)	2,351	(7,567)	(5,216)	2,409	(9,613)	(7,204)

Net difference	$(3,025)	$4,949	$1,924	$2,102	$1,684	$3,786	$2,230	$2,148	$4,378

(a)	The change in interest due both to rate and volume has been allocated equally.

(b)

Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable-equivalent basis. The amount of taxable-equivalent adjustments were $2,121 in 2010, $2,874 in 2009 and $2,218 in 2008.

(c)

Includes loan fees of $294 in 2010, $734 in 2009 and $996 in 2008. Interest income on loans includes the effect of taxable-equivalent adjustments for non-taxable loans using a tax rate of 34% in adjusting interest on tax-exempt loans to a taxable-equivalent basis. Includes non-accrual loans, with year-end balances of $72,404 in 2010, $42,593 in 2009 and $30,383 in 2008.

          Non-interest Income. Total non-interest income decreased in 2010 by $1,752, or 13.2%, to $11,492 from the 2009 total of $13,244. The largest decrease occurred due to a reduction in net gains realized from the sales of investment securities. The Corporation realized $722 in net gains from the sales of investment securities in 2010, compared to $1,781 in 2009, a decrease of $1,059 or 59.5%. This was largely due to the level of sales in 2009 of short-term securities to reposition cash flows in the portfolio. Service charges on deposits decreased by $266, or 6.7%, due largely to a decrease in the number of customer overdrafts. Trust and farm management fees decreased by $186, or 13.9%, due to a decline in estate settlement fees and a restructuring of fee levels. The remaining categories of non-interest income showed either slight increases or decreases over the prior year.

          The following table provides non-interest income by category, total non-interest income and non-interest income to average total assets for the periods indicated:

	For the Years ended December 31

	2010	2009	2008

Trust and farm management fees	$1,148	$1,334	$1,530
Service charges on deposit accounts	3,695	3,961	4,408
Other service charges	1,913	1,954	2,137
Gain on sales of securities available-for-sale	722	1,781	405
Brokerage fee income	754	857	913
Mortgage banking income	2,273	2,277	1,069
Bank-owned life insurance income	910	941	874
Other operating income	77	139	257

Total non-interest income	$11,492	$13,244	$11,593

Non-interest income to average total assets	0.99%	1.06%	1.05%

          Total non-interest income increased in 2009 by $1,651, or 14.2%, to $13,244 from the 2008 total of $11,593. The Corporation recorded $1,781 in net gains from the sales of investment securities in 2009, compared to $405 in 2008, an increase of $1,376 or 339.8%. This was due largely to sales of shorter-term securities to reposition cash flows in the portfolio. Significant earnings improvement was seen in the category of mortgage banking income, which increased by $1,208 or 113.0%, due to increased loan production as well as servicing income from a larger portfolio. Service charges on deposits decreased by $447, (or 10.1%) due largely to a decrease in the number of overdrafts. The remaining categories of non-interest income showed either slight increases or decreases over the prior year.

          Non-interest Expense. Total non-interest expense decreased to $37,153 in 2010 from $59,559 in 2009 (a decrease of $22,406 or 37.6%). This change was primarily the result of the goodwill impairment loss of $24,521 recorded in 2009. See Note 7 - “Goodwill” in the Notes to the Consolidated Financial Statements. Other real estate owned expense increased by $1,522, or 143.0%, from $1,064 in 2009 to $2,586 in 2010, due to an increase in the balance of other real estate owned property and an increase in losses on sales or writedowns of other real estate owned from 2009 to 2010. Loan collection expenses increased by $110, or 18.9%, from 2009 to 2010. The Corporation also incurred a write-down on a parcel of land held for sale of $110 in 2010. As a percentage of average total assets, non-interest expense declined to 3.21% in 2010 from 4.77% in 2009, due to 2009 including the goodwill impairment loss.

          The following table provides non-interest expense and non-interest expense to average total assets for the periods indicated:

	For the Years ended December 31

	2010	2009	2008

Salaries and employee benefits	$18,211	$18,011	$17,692
Occupancy	2,635	1,903	1,890
Equipment expense	3,117	3,071	2,996
Federal insurance assessments	2,519	2,584	845
Goodwill impairment losses	-0-	24.521	-0-
Intangible assets amortization	807	816	714
Data processing	1,327	1,290	1,151
Marketing	696	751	742
Postage	537	544	547
Property taxes	717	695	669
Supplies	408	386	347
Other real estate owned expense	2,586	1,064	203
Loan collection expenses	691	581	218
Write-down of land held for sale	110	-0-	-0-
Other operating expense	2,792	3,342	3,109

Total non-interest expense	$37,153	$59,559	$31,123

Non-interest expense to average total assets	3.21%	4.77%	2.81%

          Total non-interest expense increased to $59,559 in 2009 from $31,123 in 2008 (an increase of $28,436 or 91.4%). The majority of the increase resulted from the goodwill impairment loss recorded in the fourth quarter, along with the increases in Federal deposit insurance assessments and other real estate owned expenses, which increased by $1,739 (205.8%) and $861 (424.1%), respectively. See Note 7 - “Goodwill” in the Notes to Consolidated Financial Statements. Federal insurance assessments increased to $2,584 in 2009 from $845 in 2008 due to the special assessment as well as an increase in the quarterly multiplier rate and an increase in the balance of deposit liabilities. Other real estate owned expenses increased to $1,064 in 2009 from $203 in 2008, due to an increase in the balance of other real estate owned property from 2008 to 2009. In addition, the categories of salaries and employee benefits and other operating expense increased by $319 (or 1.8%) and $233 (or 7.5%), respectively, from 2008 to 2009. Due primarily to the goodwill impairment loss, non-interest expense as a percentage of average total assets increased to 4.77% in 2009, compared to 2.81% in 2008. Without the goodwill impairment loss, non-interest expense as a percentage of average assets would have decreased slightly to 2.80% in 2009.

          Income Taxes. The income tax benefit in 2010 was $11,904 and $1,600 in 2009, while income tax expense was $1,697 in 2008. The income tax benefit in 2010 was generated from a pre-tax loss of $(28,883), largely from loan charge-offs, coupled with tax-free income of $4,263 from tax-exempt loans, investments and bank-owned life insurance. In 2009, the income tax benefit was generated from lower pre-tax earnings of $1,795, without regard to the goodwill impairment loss, in conjunction with tax-free income of $6,237 from tax-exempt loans, investment securities and bank-owned life insurance. The effective tax rates were (41.2%), (8.9%) and 18.8% for the respective years then ended.

          At year-end 2010, after weighing all positive and negative evidence, the Corporation concluded that it was more than likely than not that the deferred tax asset would be realized, and no valuation allowance was required. Management concluded that the positive weight of its historic profitability prior to the current economic environment and the non-recurring goodwill impairment loss in 2009, and management’s projections that sufficient taxable income would be generated within the carryforward periods allowed by current federal and state tax regulations, was greater than the negative weight represented by issues concerning the Corporation’s asset quality in the current economic environment.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

Analysis of Financial Condition

          Loans. The Corporation’s loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: commercial, agricultural, real estate and consumer installment. The Corporation has no foreign loans. The following table summarizes the Corporation’s loan portfolio:

	December 31

	2010		2009		2008		2007		2006
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial	$138,325	19.6%	$163,761	20.5%	$151,520	19.1%	$113,359	15.6%	$90,186	14.3%
Agricultural	78,086	11.1	77,060	9.7	79,536	10.1	85,571	11.8	83,610	13.3
Agricultural real estate	46,361	6.6	61,348	7.7	64,212	8.1	61,158	8.4	61,511	9.8
Commercial real estate	205,301	29.2	214,767	26.9	197,215	24.9	172,866	23.9	140,687	22.3
Commercial real estate development	88,402	12.6	102,633	12.9	107,526	13.6	107,499	14.8	91,754	14.6
Residential real estate	90,869	12.9	108,096	13.5	115,703	14.6	111,848	15.4	105,652	16.8

Total Real Estate	430,933	61.2	486,844	61.0	484,657	61.3	453,371	62.6	399,604	63.4

Consumer	56,730	8.1	70,409	8.8	75,125	9.5	72,346	10.0	56,071	8.9

Total loans	$704,074	100.0%	$798,074	100.0%	$790,837	100.0%	$722,647	100.0%	$629,472	100.0%

Total assets	$1,096,471		$1,261,338		$1,163,130		$1,080,702		$1,031,959
Loans to total assets		64.2%		63.3%		68.0%		67.1%		61.0%

          Total loans decreased $94,000 (or 11.8%) in 2010 as compared to an increase of $7,237 (or 0.9%) in 2009. There were no acquisitions in 2010. The decrease reflects the Corporation’s 2010 capital management objectives, as well as the dual effects of the present economic environment in which business and consumer borrowers have reduced demand and capacity for new indebtedness and borrower financial deterioration resulting in a higher level of loans charged off and transferred to other real estate owned.

          Commercial loans decreased $25,436 (or 18.4%) in 2010, which compares to an increase of $12,241 (or 8.1%) in 2009. The competitive environment has lessened as many financial institutions are restricting lending activities.

          Loans to agricultural operations increased $1,026 (or 1.3%) in 2010, which compared to a decrease of $2,476 (or 3.1%) in 2009. Short-term agricultural loans are seasonal in nature with paydown from grain sales occurring near the beginning and end of each year. Rapid growth in the bio-fuels industry (primarily ethanol) and rising worldwide food demand have dramatically influenced corn prices since the latter part of 2006. Rising corn prices have influenced soybean prices as the two commodities compete for planted acreage. Corn and soybeans are the two primary crops of the Corporation’s market area. Selling prices were again strong in 2010, particularly the second half of the year, resulting in another year of high profitability for most of the Corporation’s agricultural customers. The balance sheet of local agriculture remains strong, both in terms of equity and liquidity. Agriculture remains the largest single loan industry concentration of the Corporation. The highly experienced agricultural staff continues to effectively manage risk and seek opportunities in this portfolio. Agricultural loans as a percentage of total loans were 11.1% at year-end 2010, compared to 9.7% at year-end 2009.

          Total real estate loans decreased $55,911 (or 11.5%) in 2010 compared to an increase of $2,187 (or 0.5%) in 2009. Residential real estate loans with fixed rates of more than 5 years are generally sold into the secondary market. The Corporation retains the servicing of sold loans, maintaining the local relationship with customers and generating servicing fee income. With home mortgage rates in 2010 at their lowest level in over 50 years, many borrowers refinanced adjustable rate loans into fixed rate loans that were sold. Total home mortgage closings were $130,000 in 2010, $45,000 below the record level of $175,000 in 2009.

          Consumer installment loans decreased $13,679 (or 19.4%) in 2010 from 2009. This follows a decrease of $4,716 (or 6.3%) in 2009. Home equity lending comprises over two thirds of the installment portfolio.

          Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower’s management and the impact of national economic factors. Development and construction loans have primary risks associated with demand for housing and other construction projects. As these businesses are capital intensive, when demand for product weakens, revenues are reduced while fixed costs such as debt service remain. With respect to agricultural loans, the primary risks are weather and, like commercial loans, the quality of the borrower’s management. Risks associated with real estate loans include concentrations of loans in a loan type, such as commercial or agricultural, and fluctuating land values. Non-owner occupied commercial real estate loans have risks related to occupancy and lease rates during economic downturns. Installment loans also have risks associated with concentrations of loans in a single type of loan. Installment loans additionally carry the risk of a borrower’s unemployment as a result of deteriorating economic conditions. With the exception of agricultural lending, the current economic environment has increased the risk level in the subsidiary bank’s loan portfolio.

          The Corporation’s strategy with respect to addressing and managing these types of risks, whether loan demand is weak or strong, is for the subsidiary bank to follow its loan policies and sound underwriting practices, which include: (i) granting loans on a sound and collectible basis, (ii) investing funds profitably for the benefit of the stockholders and the protection of depositors, (iii) serving the legitimate needs of the community and the subsidiary bank’s general market area while obtaining a balance between maximum yield and minimum risk, (iv) ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan, (v) administering loan policies through a Directors’ Loan Committee, an Executive Loan Committee and Officer approvals, (vi) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each loan category and (vii) ensuring that each loan is properly documented and, if appropriate, secured or guaranteed by government agencies, and that insurance coverage is adequate, especially with respect to certain agricultural loans because of the risk of poor weather. In the present difficult economic environment, bank staff actively work with borrowers to achieve the best resolutions possible.

          Non-performing Loans and Other Real Estate Owned. Non-performing loans consist of non-accrual loans, loans past due 90 days on which interest is still accruing, and loans modified in troubled debt restructurings (restructured loans). Non-performing loans amounted to 13.83% of total loans at year-end 2010 compared to 7.35% at year-end 2009. The increase reflects a higher level of stress in the commercial real estate industry. The primary components of the non-accrual total are in two industries. One is the commercial real estate development industry, primarily in the Corporation’s northern and eastern market areas. Non-performing commercial real estate development loans comprise approximately 46.4% of the Corporation’s total non-performing loans as of December 31, 2010. Due to dramatic declines in residential real estate sales activity, certain builders and developers have encountered difficulty in servicing their debt, eventually leading to non-performing status. The other primary component of non-performing loans is commercial real estate loans, which comprise approximately 31.9% of the year-end 2010 non-performing total. These are comprised of owner-occupied facilities and leased facilities and are located throughout the Corporation’s market area. The balance of non-performing loans is comprised primarily of residential real estate and home equity credits. The Corporation has been proactive in obtaining updated appraisals for non-performing loans secured by real estate. The continued downward pressure on real estate values, particularly development properties, has prompted charge-offs and the recording of specific reserves for potential loss on loans secured by real estate. Management believes this situation has peaked at year-end 2010.

          Restructured loans at the end of 2010 were $23,386 compared to $13,941 at year-end 2009. These are loans to borrowers that are experiencing varying levels of financial stress but are expected to recover. To assist the borrowers, the Corporation has provided some concession in loan terms, most commonly extending the loan amortization or adjusting the interest rate. In the present economic environment, the vast majority of non-performing loans are secured by real estate. At the time a loan is restructured, the Corporation considers the repayment history of the loan and the value of the collateral. If the principal or interest is due and has remained unpaid for 90 days of more and the loan is not well-secured, the loan is placed on nonaccrual status. If the principal and interest payments are current and the loan is well-secured, the restructured loan continues to accrue interest. Once a loan is placed on nonaccrual status, the borrower is required to make current principal and interest payments based on the modified terms for a period of at least 6 months before returning the loan to accrual status.

          As of December 31, 2010 and 2009, $14,368 and $5,084, respectively, in restructured loans were in accrual status. When the loan is restructured, the Loan Officer is required to document the basis for the restructure, obtain current and complete credit and cash flow information and identify a specific repayment plan that would retire the debt. This information is provided to the Credit Analysis department which prepares a thorough credit presentation. The credit presentation includes the modified terms of the loan, a collateral analysis and a cash flow analysis based on the modified terms of the loan. The credit presentation is presented to the Directors’ Loan Committee for approval.

          Problem credits are closely monitored by the lending staff, credit administration division and special assets group, which was newly formed in 2010. In addition, an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off or placed on a non-accrual status. Problem credits have a life cycle. They either improve or they move through a workout/liquidation process. The workout process often includes reclassification to non-accrual status, unless the loan is well secured and in the process of collection. Collateral securing non-accrual real estate loans that are not resolved by borrowers becomes other real estate owned via foreclosure or receipt of a deed in lieu of foreclosure. The Corporation actively markets other real estate owned properties for sale.

          The Corporation formed a special assets group in 2010 to focus on the management of the other real estate owned workout process. Total other real estate owned as of December 31, 2010 was $20,652. The Corporation had $17,658 in other real estate owned as of December 31, 2009. Over 40% of the December 31, 2010 total is one industrial development property located in the Corporation’s northern region. The Corporation is actively marketing the property by parcel or as a bulk sale. Most of all improvements are complete on the property. Two distribution centers are presently located in the industrial park. Additional roadways may be built depending on how end users choose parcel configuration. A third distribution center is under construction as of December 31, 2010 on a portion of the parcel that was sold in 2010. The selling price per acre was significantly above the Corporation’s carrying value of the property. As with non-performing loans, the Corporation is proactive in obtaining appraisals to support the carrying value of other real estate owned property on the Consolidated Balance Sheets. The following table provides information on the Corporation’s non-performing loans and other real estate owned since 2006:

	December 31

	2010	2009	2008	2007	2006
Non-accrual	$72,404	$42,593	$30,383	$7,361	$3,893
90 days past due and accruing	1,561	2,087	2,655	73	33
Restructured	23,386	13,941	-0-	-0-	-0-

Total non-performing loans	$97,351	$58,621	$33,038	$7,434	$3,926
Other real estate owned	20,652	17,658	2,487	833	-0-
Total non-performing assets	$118,003	$76,279	$35,525	$8,267	$3,926

Non-performing loans to total loans (net of unearned interest)	13.83%	7.35%	4.18%	1.03%	0.62%
Non-performing assets to total assets	10.76%	6.05%	3.05%	0.76%	0.38%

          Impaired loans consist of non-accrual loans, loans past due 90 days on which interest is still accruing and restructured loans. Of the $97,351 in impaired loans at December 31, 2010, the Corporation relied on third party appraisals for $96,726 of the impaired loans. Approximately, $82,946 or 85.29% of the impaired loans had current third party appraisals which were relied upon. These appraisals were completed within 12 months of December 31, 2010. The appraisals for the remaining $14,405 in impaired loans in which third party appraisals were obtained had not been updated as the fair value in the last appraisal received and the current estimated value were in significant excess of the outstanding debt. The average loan to fair value for the $14,405 was approximately 73.9%. Collateral values which are not based on current appraisals are discounted 10% to 20% in the collateral evaluation in addition to the already required 10% discount. The initial 10% discount is due to the anticipated selling costs of the collateral. The additional discount is based on several factors. These factors include the Loan Officer’s review of the collateral and its current condition, the Corporation’s knowledge of the current economic environment in the collateral’s market, and the Corporation’s past experience with real estate in the area. The date of the appraisal is also considered in conjunction with the economic environment and the decline in the real estate market since the appraisal was obtained. The increase in the general reserve portion of the allowance for loan losses, which was significantly impacted by the increased level of fourth quarter 2010 loan losses, is adequate to provide for the potential exposure on loans with non-current appraisals.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations(Continued)
(dollar amounts in thousands except share data)

          The following table provides a loan-to-value ratio distribution for the $14,405 in impaired loans with appraisals over twelve months old as of December 31, 2010:

Loan-to-Value	Amount
0 - 50%	$880
50 - 60%	348
60 - 70%	3,291
70 - 80%	554
80 - 90%	7,262
90%+	$2,070

          Once a loan is deemed an impaired loan, the Loan Officer completes a Problem Asset Workout Summary, which includes a detailed review of the collateral. If the estimated current collateral value is in significant excess of the outstanding debt, a new appraisal is not ordered. If the collateral value is not in significant excess of the outstanding debt, the Loan Officer will determine if a new appraisal should be ordered based on their knowledge of the current market in the collateral’s area. If the Corporation determines that full collection of the principal of the debt owed is not likely, a new appraisal is ordered. If the estimated fair value represented in the new appraisal is less than the outstanding debt, a charge-off is recorded equal to the difference between the discounted collateral value and the outstanding debt.

          The determination of a specific allowance or charge-off is reviewed by the Corporation on a monthly basis. During 2010, the Corporation recorded partial charge-offs totaling $13,097 of the impaired loans with an outstanding balance of $23,155. The charge-offs were considered warranted as the loans were considered collateral dependent and the discounted collateral value was not sufficient to cover the outstanding debt.

          Through December 31, 2009, there were charge-offs of $1,221 on impaired loans of $5,679 out of the total impaired loans of $44,116 as of December 31, 2009. Specific valuation allowances of $234 were recorded on the $5,679 of impaired loans as of December 31, 2009 and $3,007 was charged off on these loans in 2010. On the total impaired loans of $44,116 as of December 31, 2009, $10,267 has been charged off in 2010. Therefore, through December 31, 2010, the total amount of charge-offs on the December 31, 2009 impaired loans was $11,488. The charge-offs were based on the fair values in the most recently obtained independent appraisals. The fair values in the appraisals on impaired loans were discounted by 10% to 20% to obtain the estimated value based on the Loan Officer’s review of the collateral and its current condition, the Corporation’s knowledge of the current economic environment and the Corporation’s past experience with real estate in the area. The date of the appraisal is also considered in conjunction with the economic environment and the decline in the real estate market since the appraisal was obtained. This was in addition to the 10% discount on the collateral as already required by the Corporation. The fair value from the appraisal was discounted to determine a reasonable amount that would be received in the liquidation of the collateral.

          The Corporation requires appraisals on real estate if the loan is over $250,000 or if the collateral is commercial real estate at the time of origination of the loan. If the appraisal is not within one year of the reporting period, the loan officer provides an additional discount on the collateral based on the Loan Officer’s review of the collateral and its current condition, the Corporation’s knowledge of the current economic environment in the collateral’s market and the Corporation’s past experience with real estate in the area. The date of the appraisal is also considered in conjunction with the economic environment and the decline in the real estate market since the appraisal was obtained. This additional discount is usually 10% to 20%. If the loan is below $250,000 and is not commercial real estate, an internal valuation of the collateral may be used, but must be completed by a staff member who has no involvement in the credit decision. Underlying collateral consisting of vehicles, equipment or other assets is valued using information provided by the borrower. The Loan Officer must confirm the existence of the assets and provide adequate discounts on the value of the collateral when determining its adequacy to cover the loan.

          Problem Asset Workout Summaries are reviewed by the Risk Management department and utilized in the preparation of the allowance for loan losses calculation. Summaries include a collateral analysis detailing a description of the collateral, the date of the appraisal and the discounts on the collateral. If the discounted collateral is sufficient to cover the outstanding loan balance, no specific valuation allowance is placed on the loan.

          Allowance for Possible Loan Losses. The allowance shown in the following table represents the allowance available to absorb losses within the entire portfolio:

	For the Years Ended December 31

	2010	2009	2008	2007	2006
Amount of loans outstanding at end of year (net of unearned interest)	$704,074	$798,074	$790,837	$722,647	$629,472
Average amount of loans outstanding for the year (net of unearned interest)	$687,177	$743,887	$734,672	$666,853	$585,382
Allowance for loan losses at beginning of year	$12,075	$5,064	$3,248	$3,053	$3,109
Charge-offs:
Agricultural	68	21	-0-	-0-	162
Commercial	19,525	2,516	797	373	227
Real estate-mortgage	2,266	511	91	2	21
Installment	1,307	1,208	446	269	194

Total charge-offs	23,166	4,256	1,334	664	604

Recoveries:
Agricultural	-0-	-0-	-0-	1	-0-
Commercial	45	42	37	29	90
Real estate-mortgage	-0-	-0-	-0-	17	5
Installment	222	163	145	172	168

Total recoveries	267	205	182	219	263

Net loans charged off	22,899	4,051	1,152	445	341
Provision for loan losses	40,550	11,062	2,968	640	285

Allowance for loan losses at end of year	$29,726	$12,075	$5,064	$3,248	$3,053

Net loans charged off to average loans	3.33%	0.54%	0.16%	0.07%	0.06%
Allowance for loan losses to non-performing loans	30.53%	20.60%	15.33%	43.69%	77.76%
Allowance for loan losses to total loans at end of year (net of unearned interest)	4.22%	1.51%	0.64%	0.45%	0.49%

          The allowance for loan losses is considered by management to be a critical accounting policy. The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries. The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management’s best judgment, deserve evaluation in estimating possible loan losses. The adequacy of the allowance for possible loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the Loan Review staff of the Risk Management Department, Senior Lending Officers, Chief Credit Officer, Chief Operating Officer, Chief Financial Officer, Risk Manager and Chief Executive Officer of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis. Monitoring and addressing problem loan situations are primarily the responsibility of the subsidiary bank’s staff, management and its Board of Directors.

          More specifically, the Corporation calculates the appropriate level of the allowance for loan losses on a monthly basis using base charge-offs for each loan type, substandard loans and potential losses with respect to specific loans. In addition to management’s assessment of the portfolio, the Corporation and the subsidiary bank are examined periodically by regulatory agencies. Although the regulatory agencies do not determine whether the subsidiary bank’s allowance for loan losses is adequate, such agencies do review the procedures and policies followed by management of the subsidiary bank in establishing the allowance.

          Given the current state of the economy, management has assessed the impact of the recession on each category of loans and adjusted historical loss factors for more recent economic trends. Management utilizes a twelve quarter history as one component in assessing the probability of inherent future losses, while including additional weighting of the most recent historical data. Given the decline in economic conditions over the past year, management has also increased its allocation to various loan categories for economic factors. Some of the economic factors include the potential for reduced cash flow for commercial operating loans from reduction in sales or increased operating costs, decreased occupancy rates for commercial buildings, reduced levels of home sales for commercial and land developments, reduced values in real estate or other collateral, the decline in and uncertainty regarding grain prices and increased operating costs for farmers, and increased levels of unemployment and bankruptcy impacting consumers’ ability to pay. Each of these economic uncertainties was taken into consideration in developing the appropriate level of reserve.

          The Corporation’s allowance for loan losses has two components. The first component is based upon individual review of nonperforming, substandard or other loans identified as a risk for loss and deemed impaired. This includes our nonperforming loans, which consist of nonaccrual loans, loans past due over 90 days and troubled debt restructurings, loans designated as impaired as defined by accounting and regulatory guidance and loans evaluated for potential loss on an individual basis.

          The second component is based upon expected, but unidentified, losses inherent in our loan portfolio. The second component is determined utilizing the Corporation’s most recent twelve quarter net charge-off history which is then adjusted for qualitative and quantitative factors. These reserve percentages are reviewed on a quarterly basis by an Allowance Review Committee which is comprised of members of management, including lending, accounting and risk management. The qualitative and quantitative factors considered include economic conditions, changes in underwriting practices, changes in the value of collateral, changes in the portfolio volume, staff experience, past due and nonaccrual loans, loan review oversight, concentrations of loans and competition.

          The allowance for loan losses of $29,726 and $12,075, respectively, was 4.22% and 1.51% of total loans as of December 31, 2010 and December 31, 2009. The Corporation’s net losses as a percentage of loans was 3.33% and 0.54% for the years ended 2010 and 2009, respectively. The Corporation’s net losses experienced and the level of the required allowance for loan losses continue to grow due to the continued deterioration in the economic environment, especially relative to commercial real estate and commercial real estate development loans in its northern and eastern markets in Grundy, Kane and DuPage counties.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          During the fourth quarter of 2010, $16,076 in loan charge-offs were recorded due to the receipt of updated appraisals reflecting the current deterioration in the collateral value of commercial real estate and commercial real estate development properties primarily in the northern and eastern markets. In estimating the adequacy of the allowance for loan losses, management utilizes a twelve-quarter loan loss history as one component in assessing the probability of inherent future losses, while including higher weighting of the most recent data. Thus, fourth quarter 2010 loan charge-offs increased the historical losses contained in the twelve quarter loan loss history and significantly increased the general reserve portion of the allowance for loan losses. These charge-offs, combined with the continued credit deterioration in the northern and eastern markets, resulted in the large fourth quarter provision for loan losses, resulting in a total of $40,550 provision for loan losses for 2010. In conjunction with recorded charge-offs and recoveries for 2010, this resulted in an increase in the ratio of the allowance for loan losses to loans net of unearned interest as of December 31, 2010 to 4.22% compared to 1.51% as of December 31, 2009.

          The allowance for loan losses as a percentage of non-performing loans has increased from 20.6% as of December 31, 2009 to 30.5% as of December 31, 2010. The allowance for loan losses calculation takes into consideration continuing economic declines and resulting increases in non-performing loans in the quantitative and qualitative factors used to adjust the reserve percentages on loans not specifically reserved for in the calculation.

          There are $12,245 in specific loan loss reserves for the non-performing loans as of December 31, 2010, compared to $4,472 one year ago. Although non-performing loans have increased, the balance is comprised of loans that management believes will not result in significant additional losses not reserved in the allowance for loan losses as of December 31, 2010. Management considers the allowance for loan losses adequate to meet probable losses as of December 31, 2010.

          Investment Securities. The objective of the investment portfolio is to provide the subsidiary bank with an adequate source of earnings and liquidity. The following table provides information on the carrying value of investment securities as of the dates indicated:

	December 31

	2010	2009

United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$78,203	$96,313
State and Municipal	127,841	132,871
Collateralized mortgage obligations:
GSE Residential	54,895	72,083

Total	$260,939	$301,267

          Investment securities totaled $260,939 on December 31, 2010, a decrease of $40,328 (or 13.4%) from the December 31, 2009 total of $301,267. The decrease was due to securities sold to meet funding requirements due to the redemption of higher-cost public deposits. These term deposits were redeemed as part of a general strategy to shrink the asset size of the Bank, thereby improving capital ratios. Each category of securities decreased, but the majority of the decrease was in the U.S. Government Agency and GSE securities category and collateralized mortgage obligations. Because the reduction of the municipal bond category was less, this caused the investment mix of the overall portfolio to shift higher in relation to the percentage of municipal bonds. U.S. Government Agencies and GSEs declined to 30.0% of the total portfolio in 2010, down from 32.0% in 2009, and collateralized mortgage obligations decreased to 21.0%, down from 24.2% in 2009. Municipal bond holdings increased in 2010 from 44.1% in 2009 to 49.0%. A portion of this change occurred due to continued value created in the tax-free market and purchases of taxable municipal bonds arising out of the continued issuance of Build America Bonds. Certain investment restructuring strategies executed during the year to improve the overall performance of the portfolio resulted in the repositioning of cash flows and the capture of $722 of gains on shorter-term securities. There were no positions in Fannie Mae or Freddie Mac preferred stock, collateralized deposit obligations, asset-backed securities or sub-prime mortgage securities held in the securities portfolio in 2010, 2009 or 2008.

          Investment securities totaled $301,267 on December 31, 2009, an increase of $50,152 (or 20.0%) from the December 31, 2008 total of $251,115. The increase was due to securities purchased to meet pledging requirements for new deposits, as well as the investment of excess liquidity from deposit growth with a lack of loan demand. Every category of securities increased, but the investment mix changed only slightly. U.S. Government Agencies and mortgage-backed securities decreased to 55.9% of the total portfolio, down from 58.6% a year ago. Municipal bond holdings increased from 41.4% to 44.1%. This change occurred due to the tightening of yield spreads in the agency market, the value created in the tax-free market, and increased purchases of taxable municipal bonds arising out of the new issuance of Build America Bonds. Several investment restructuring strategies executed during the year to improve the overall performance of the portfolio resulted in the repositioning of cash flows and the capture of $1,781 of gains on short-term securities. It should also be noted that the investment portfolio has never contained any sub-prime mortgage securities, nor any Fannie Mae or Freddie Mac preferred stock.

          Deposits. Total deposits decreased in 2010 by approximately $112,578, a 10.5% reduction from 2009. Time deposits were $130,262 lower, a 26.2% decrease from the prior year, largely due to a restructuring of the balance sheet, including redemption of higher rate public deposits. Interest-bearing demand accounts increased $8,502, a 2.3% increase from 2009. Non-interest bearing demand accounts showed an increase of $2,657, or 1.95%, from 2009. Savings accounts represented an increase of $6,525 or 9.6%, due to customers moving to fixed rate investments. The average rate for overall deposits decreased 0.71% in 2010 as a result of certificates of deposit maturing and repricing as well as liquid accounts pricing lowering. These deposit balance changes reflect a continuing trend of customers shifting deposits to FDIC-insured investments over the last several years. We have experienced growth in many of the markets served by the subsidiary bank and continue to have no brokered deposits other than $16,196 of CDARS relationships.

          Over the last three years, the subsidiary bank has seen deposits increase 8.0%. The increase in consumer deposits reflects our continued focus on investing in offices in high growth areas and continued emphasis on officers calling on customers and potential customers through our officer call program to develop core deposit relationships. This growth also reflects the well-trained staff that looks to assist customers by identifying needs and providing sound solutions. There continues to be considerable interest in alternative delivery mechanisms, such as electronic methods which include ATMs, Internet Banking with Bill Payment, Remote Deposit Capture and Telebanker as a convenient means for customers to better manage their money, maximize return and have peace of mind by dealing safely and securely with only one financial institution. Due to the diversity within our various market areas, such delivery mechanisms provide a solid foundation for continued future growth.

          The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated.

	For the Years Ended December 31

	2010		2009		2008
	Balance	Rate	Balance	Rate	Balance	Rate

Non-interest bearing demand	$138,683	n/a	$136,026	n/a	$110,559	n/a
Interest-bearing demand	383,126	0.79%	374,624	1.24%	246,714	1.44%
Savings	74,817	0.08	68,292	0.08	61,089	0.11
Time deposits	366,335	1.77	496,597	2.74	543,770	3.96

Total	$962,961	0.99%	$1,075,539	1.70%	$962,132	2.61%

          The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2010. These time deposits are made by individuals, corporations and public entities.

Three months or less	$34,273
Over three months through six months	16,253
Over six months through one year	66,849
Over one year	17,407

Total	$134,782

          Liquidity. Liquidity is measured by a financial institution’s ability to raise funds through deposits, borrowed funds, capital or the sale of assets. Additional sources of liquidity, including cash flow from both the repayment of loans and the securitization of assets, are also considered in determining whether liquidity is satisfactory. The funds are used to maintain reserve requirements, fund loans, purchase treasury shares and meet deposit withdrawals and operational requirements. Liquidity is obtained through growth of core funds (defined as core deposits, 50% of non-public entity certificates of deposit over $100 and repurchase agreements issued to commercial customers), liquid assets and accessibility to the money and capital markets. The Corporation and the subsidiary bank have access to short-term funds through the Federal Home Loan Bank of Chicago and the Federal Reserve Bank, which can also provide longer-term borrowings to help meet liquidity requirements.

          The ratio of temporary investments and other short-term available funds (those investments maturing within one year, plus twelve months’ projected payments on mortgage-backed securities and collateralized mortgage obligations, and cash and due from banks’ balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 43.1% at December 31, 2010 and 41.5% at December 31, 2009. Core deposits (demand deposits, interest-bearing checking accounts, savings deposits and certificates of deposit less than $100) were 87.4% of total deposits at December 31, 2010 and 83.2% at December 31, 2009. Money market accounts of approximately $252,000 and $240,000 at December 31, 2010 and 2009, respectively, are classified by the Corporation as core deposits.

          In 2010, the Corporation experienced a net decrease of $27,193 in cash and cash equivalents. This decrease was due in part to the use of excess liquidity to redeem higher rate public deposits in an effort to restructure the balance sheet. As a result of this restructuring, deposits decreased $112,578 making up the majority of the $147,024 in liquidity used by financing activities. Investing activities, consisting of a $60,052 decrease in new loans and a $39,911 decrease in the investment portfolio, provided the Corporation with $105,663 in liquidity.

          In 2009, with the struggling economy, an effort was made to increase liquidity. Accordingly, the Corporation experienced a net increase of $50,812 in cash and cash equivalents. Financing activities, consisting mostly of an increase in deposits of $113,408, provided the Corporation with $122,040. Additionally, operating activities provided the Corporation with $4,897. Offsetting these provisions, the Corporation used $76,125 in investing activities, consisting of an increase in the investment portfolio of $47,640 and an increase of $27,873 in net loans. Cash and cash equivalents of $71,073 at December 31, 2009, along with established lines of credit, are deemed more than adequate to meet short-term liquidity needs.

          On January 24, 2011, the Corporation notified the U.S. Treasury that it will defer regularly scheduled dividend payments on the Corporation’s 25,083 in Series B Preferred Shares, and the Corporation provided notice to Bank of America, N.A., as successor Trustee by merger, of the Corporation’s $25,000 in junior subordinated debt securities due 2035 (the Corporation Capital Trust I) that the Corporation is exercising its right to defer interest payments for a period of twenty (20) consecutive quarterly interest payment periods beginning with the next interest payment period of March 15, 2011, unless the Corporation subsequently gives notice that it has elected to shorten such deferral period. By taking these actions, the Corporation expects to save approximately $1,700 in annual cash payments, based on current rates.

          The long-term liquidity needs of the Corporation will be driven by the changing needs of its customers and the ability to offset strategies of its competitors. The Corporation’s equity base, coupled with common stock available for issuance, a low level of debt and available borrowing sources provide multiple options for funding future liquidity needs, including contingency funding in the event of periods of unexpected reduction of liquidity.

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

          The Corporation’s strategy with respect to asset-liability management is to maximize net interest income while limiting the Corporation’s exposure to risks associated with volatile interest rates. The subsidiary bank’s Funds Management Committee is responsible for monitoring the GAP position. As a general rule, the subsidiary bank’s policy is to maintain GAP as a percent of total assets within a range from +20% to -20% in any given time period. Based on the simulation of various rising or falling interest rate scenarios in comparison to one considered to be the most likely interest rate scenario (“base model”), management seeks to operate with net interest income within a range of +/-10% and with net income within a range of +/- 25% during any twelve-month period. The Corporation also performs an interest rate risk analysis, on a monthly basis, on the assets and liabilities of the subsidiary bank. This analysis applies an immediate shift (“interest-rate shock”) in interest rates of up to +300 basis points and -300 basis points to the assets and liabilities to determine the impact on the net interest income and net income of the subsidiary bank, when compared to a flat rate scenario. This analysis does not take into account any other balance sheet management plans that would most likely be implemented should such rapid interest rate movement occur.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

          The following table shows the estimated changes to net interest income (on a taxable-equivalent basis) from the base scenario as of December 31, 2010 and 2009 (note the 200 and 300 basis point decline scenarios were not calculated due to many deposit products being unable to decline to that level):

Change in	Estimated Net Interest Income
Interest Rate	2010	% of change	2009	% of change

300 basis point rise	$38,720	-6.90%	$34,663	-14.56%
200 basis point rise	39,331	-5.43	36,226	-10.71
100 basis point rise	40,314	-3.07	38,258	-5.70
Base scenario	41,591	—	40,570	—
100 basis point decline	39,819	-4.26	39,864	-1.74

          Contractual Obligations, Commercial Commitments and Off-Balance Sheet Arrangements. As disclosed in the Notes to Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2010, the aggregate contracted obligations (excluding bank deposits) and commercial commitments are as follows:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years

Contractual Obligations:
Time Deposits	$366,335	$316,816	$45,005	$4,495	$19
Customer repurchase agreements	35,806	35,806	-0-	-0-	-0-
Interest-bearing demand notes issued to the U.S. Treasury	1,753	1,753	-0-	-0-	-0-
Advances from the Federal Home Loan Bank	9,000	9,000	-0-	-0-	-0-
Federal funds purchased	-0-	-0-	-0-	-0-	-0-
Trust preferred securities	25,000	25,000	-0-	-0-	-0-
Post-retirement health insurance	936	67	125	198	546	(1)

Total	$438,830	$388,442	$45,130	$4,693	$565

Off-Balance Sheet Arrangements:
Commitments to lend	$118,357	$118,357	$-0-	$-0-	$-0-
Standby letters of credit	1,503	1,503	-0-	-0-	-0-

Total	$119,860	$119,860	$-0-	$-0-	$-0-

(1) For the years 2016 through 2020.

          See Note 18 of the Consolidated Financial Statements for additional discussion on contractual obligations, commercial commitments and off-balance sheet arrangements.

          The following table sets forth the Corporation’s interest rate repricing gaps for selected maturity periods at December 31, 2010:

	Rate Sensitive Within

	1 year	1-2 yrs.	2-3 yrs.	3-5 yrs.	Thereafter	Total	Fair Value

Interest-earning assets:
Interest-bearing deposits	$30,888	$-0-	$-0-	$-0-	$-0-	$30,888	$30,888
Taxable investment securities	10,183	29,084	33,362	34,829	52,656	160,114	164,064
Tax-exempt investment securities	2,973	3,688	2,828	12,712	73,092	95,293	97,160
Loans	354,425	90,694	82,392	63,663	88,689	679,863	684,438

Total rate sensitive assets (“RSA”)	$398,469	$123,466	$118,582	$111,204	$214,437	$966,158	$976,550

Interest-bearing liabilities:
Interest-bearing demand deposits	$383,126	$-0-	$-0-	$-0-	$-0-	$383,126	$383,126
Savings deposits	74,817	-0-	-0-	-0-	-0-	74,817	74,817
Time deposits	316,816	42,055	2,950	4,495	19	366,335	369,323
Customer repurchase agreements	35,806	-0-	-0-	-0-	-0-	35,806	35,806
Advances from Federal Home Loan Bank	9,000	-0-	-0-	-0-	-0-	9,000	9,055
Federal funds purchased	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Interest-bearing demand notes issued to the U.S. Treasury	1,753	-0-	-0-	-0-	-0-	1,753	1,753
Trust preferred securities	25,000	-0-	-0-	-0-	-0-	25,000	25,000

Total rate sensitive liabilities (“RSL”)	$846,318	$42,055	$2,950	$4,495	$19	$895,837	$898,880

Interest rate sensitivity GAP (RSA less RSL)	$(447,849)	$81,411	$115,632	$106,709	$214,418
Cumulative GAP	$(447,849)	$(366,439)	$(250,807)	$(144,098)	$70,320
RSA/RSL	47.08%	293.58%	4,019.73%	2,473.95%	1,128,615.79%
Cumulative RSA/RSL	47.08%	58.75%	71.86%	83.91%	107.85%

          In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

          Management of the Corporation considers $65,500 (one-half) of the interest-bearing checking account balances and $126,000 (one-half) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank’s policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

          At December 31, 2010, savings deposits totaled approximately $74,800. If the $74,800 in savings deposits, the $65,500 of interest-bearing checking account balances and the $126,000 in money market account balances reflected in the less than one year time frame are excluded from the rate sensitivity above (consistent with the consideration mentioned in the paragraph above), then rate sensitive liabilities would be approximately $579,900 decreasing the negative gap to approximately $181,500. RSA as a percent of RSL would be 68.7%.

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

          Investment Maturities and Yields. The following table sets forth the contractual maturities of the amortized cost of investment securities at December 31, 2010, and the taxable equivalent yields of such securities:

	Due within one year		Due after one but within five years		Due after five years		Other (no stated maturity)

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$7	4.36%	$48,876	3.30%	$28,283	3.40%	$-0-	—
State and Municipal	2,973	3.52	25,168	5.42	97,354	5.80	-0-	—
Collateralized mortgage obligations:
GSE residential	10,176	3.02	42,459	3.77	111	6.97	-0-	—

Total	$13,156	3.13%	$116,503	3.93%	$125,748	5.27%	$-0-	—

          Loan Maturities. The following table sets forth scheduled loan repayments on agricultural, commercial and real estate construction loans at December 31, 2010:

	Due within one year	Due after one but within five years	Due after five years	Non-accrual	Total

Agricultural	$69,528	$6,549	$99	$1,910	$78,086
Commercial	73,783	41,969	6,762	8,665	131,179
Real Estate-Construction	53,565	4,731	-0-	37,091	95,387

Total	$196,876	$53,249	$6,861	$47,666	$304,652

          Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates or adjustable (variable) interest rates at December 31, 2010:

	Fixed rate	Variable rate	Total

Due after one year	$51,526	$8,584	$60,110

          Allocation of Allowance for Loan Losses. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance during 2010 is found in Note 5 - “Loans and the Allowance for Loan and Lease Losses” in the Notes to Consolidated Financial Statements. The allocation of the allowance and the ratio of loans within each category to total loans at December 31, 2010, 2009, 2008 and 2007 are as follows:

	December 31

	2010		2009		2008		2007
	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans

Commercial	$4,435	19.6%	$181	20.5%	$2,469	19.1%	$1,188	15.6%
Agricultural	99	11.1	129	9.7	235	10.1	580	11.8
Real estate	23,559	61.2	10,283	61.0	1,284	61.3	743	62.6
Consumer	1,595	8.1	1,059	8.8	890	9.5	486	10.0
Unallocated	38	n/a	423	n/a	186	n/a	251	n/a

Total	$29,726	100.0%	$12,075	100.0%	$5,064	100.0%	$3,248	100.0%

Quarterly Results of Operations
(dollars in thousands except share data)

          The following table sets forth certain unaudited income and expense and share data on a quarterly basis for the three-month periods indicated:

	Year Ended December 31, 2010

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$13,460	$12,373	$12,042	$11,691
Interest expense	3,977	3,188	2,797	2,276

Net interest income	9,483	9,185	9,245	9,415
Provision for loan losses	3,925	2,650	6,725	27,250

Net interest income after provision for loan losses	5,558	6,535	2,520	(17,835)
Non-interest income	3,192	2,029	2,474	3,797
Non-interest expense	9,286	8,816	9,047	10,004

Income (loss) before income taxes	(536)	(252)	(4,053)	(24,042)
Income tax (benefit)	(795)	(672)	(2,142)	(8,295)

Net income (loss)	259	420	(1,911)	(15,747)
Preferred stock dividends	314	314	314	313
Accretion of preferred stock discount	7	7	7	7

Net income (loss) available to common stockholders	$(62)	$99	$(2,232)	$(16,067)

Earnings (loss) per share:
Basic net income (loss) per common share available to common stockholders	$(0.02)	$0.03	$(0.67)	$(4.86)
Diluted income (loss) per common share available to common stockholders	$(0.02)	$0.03	$(0.67)	$(4.86)
Cash dividends declared per share	$-0-	$-0-	$-0-	$-0-

	Year Ended December 31, 2009

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$14,322	$14,418	$14,424	$13,572
Interest expense	5,928	5,789	5,541	4,827

Net interest income	8,394	8,629	8,883	8,745
Provision for loan losses	1,170	1,465	2,410	6,017

Net interest income after provision for loan losses	7,224	7,164	6,473	2,728
Non-interest income	2,544	3,731	2,772	4,197
Non-interest expense	8,716	8,715	9,001	33,128

Income (loss) before income taxes	1,052	2,180	244	(26,203)
Income tax expense	(104)	282	(516)	(1,263)

Net income (loss)	1,156	1,898	760	24,940
Preferred stock dividends	237	317	313	311
Accretion of preferred stock discount	5	6	7	7

Net income (loss) available to common stockholders	$914	$1,575	$440	$(25,258)

Earnings per share:
Basic income (loss) per common share available to common stockholders	$0.28	$0.48	$0.13	$(7.65)
Diluted income (loss) per common share available to common stockholders	$0.28	$0.48	$0.13	$(7.65)
Cash dividends declared per share	$0.28	$0.14	$0.14	$0.14

Selected Consolidated Financial Information
(dollars in thousands except share data)

	For the Years Ended December 31

	2010	2009	2008	2007	2006

Summary of Income
Interest income	$49,566	$56,736	$58,822	$61,559	$53,526
Interest expense	12,238	22,085	27,301	34,505	27,630
Net interest income	37,328	34,651	31,521	27,054	25,896
Provision for loan losses	40,550	11,062	2,968	640	285
Non-interest income	11,492	13,244	11,593	11,298	10,245
Non-interest expense	37,153	59,559	31,123	29,565	28,335
Income (loss) before income taxes	(28,883)	(22,726)	9,023	8,147	7,521
Income tax expense (benefit)	(11,904)	(1,600)	1,697	1,377	1,033
Net income (loss)	(16,979)	(21,126)	7,326	6,770	6,488
Dividends on preferred shares	1,255	1,178	-0-	-0-	-0-
Accretion of preferred stock discount	28	25	-0-	-0-	-0-
Net income (loss) available to common stockholders	(18,262)	(22,329)	7,326	6,770	6,488

Per Share Data
Basic earnings (loss) per share available to common stockholders	$(5.52)	$(6.76)	$2.22	$2.04	$1.93
Diluted earnings (loss) per share available to common stockholders	(5.52)	(6.76)	2.21	2.03	1.91
Common Book value (at end of period)	9.58	15.03	21.97	20.74	19.50
Cash dividends declared	0.00	0.70	1.12	1.08	1.05
Dividend payout ratio	n/a	n/a	50.5%	53.1%	54.6%

Selected Balances (at end of year)
Total assets	$1,096,471	$1,261,338	$1,163,130	$1,080,702	$1,031,959
Earning assets	914,119	1,097,992	1,013,521	949,534	904,504
Investments	260,939	301,267	251,115	228,575	267,916
Gross loans	709,589	801,370	792,992	723,575	633,984
Allowance for loan losses	29,726	12,075	5,064	3,248	3,053
Deposits	962,961	1,075,539	962,132	891,407	881,899
Borrowings	71,559	104,848	118,016	109,089	74,147
Stockholders’ equity	56,861	74,660	72,471	68,607	65,355

Selected Financial Ratios
Net income (loss) available to common stockholders to average stockholders’ equity	(23.82)%	(22.81)%	10.59%	10.32%	10.07%
Net income (loss) available to common stockholders to average assets	(1.58)	(1.79)	0.66	0.65	0.68
Average stockholders’ equity to average assets	6.62	7.84	6.25	6.33	6.70
Average earning assets to average assets	85.72	87.43	88.57	88.61	88.73
Non-performing loans to total loans at end of year (net of unearned interest)	13.83	7.35	4.18	1.03	0.62
Tier 1 capital to average adjusted assets	5.76	7.48	6.22	6.33	6.67
Risk-based capital to risk-weighted assets	9.68	11.50	8.30	8.44	9.18
Net loans charged-off to average loans	3.33	0.54	0.16	0.07	0.06
Allowance for loan losses to total loans at end of year (net of unearned interest)	4.22	1.51	0.64	0.45	0.49
Average interest-bearing deposits to average deposits	87.13	89.36	89.02	89.01	88.27
Average non-interest-bearing deposits to average deposits	12.87	10.64	10.98	10.99	11.73

Market Information

MARKET INFORMATION

          Citizens First National Bank acts as the transfer agent for Princeton National Bancorp, Inc. All transfer requests or inquiries should be directed to the following:

Lou Ann Birkey
Vice President - Investor Relations & Corporate Secretary
Princeton National Bancorp, Inc.
606 South Main St.
Princeton, IL 61356

PHONE: 815-872-6131 or 815-872-6134
E-MAIL: pnbc@citizens1st.com

          The table below indicates the high and low prices and the dividends declared per share for PNBC common stock during the periods indicated:

2010	High	Low	Cash Dividend Declared	2009	High	Low	Cash Dividend Declared

First Quarter	$11.50	$8.01	$0.00	First Quarter	$23.06	$12.30	$0.28
Second Quarter	10.00	5.50	0.00	Second Quarter	15.75	13.49	0.14
Third Quarter	6.50	4.65	0.00	Third Quarter	18.94	13.39	0.14
Fourth Quarter	5.50	2.73	0.00	Fourth Quarter	15.99	9.70	0.14

          On December 31, 2010, PNBC had 758 registered holders of record of its common stock.

          The holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Corporation, which considers payment of dividends quarterly. The ability of the Corporation to pay dividends is dependent upon receipt of dividends from the Bank. In determining cash dividends, the Board of Directors considers the earnings, capital requirements, debt servicing requirements, financial ratio guidelines established by the Board, the financial condition of the Corporation and other relevant factors. The Bank’s ability to pay dividends to the Corporation is subject to regulatory restrictions. See Note 17 - “Undistributed Earnings of Subsidiary Bank” in the Notes to Consolidated Financial Statements.

          The timing and amount of dividends will depend upon the earnings, capital requirements, and financial condition of the Corporation and the subsidiary bank, as well as the general economic conditions and other relevant factors affecting the Corporation and the subsidiary bank. In 2010, a decision was made to suspend dividends to bolster capital levels. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Annual Report on Form 10-K and Investor Information	Annual Meeting of Stockholders

A copy of Princeton National Bancorp, Inc.’s Annual Report on Form 10-K to be filed with the Securities & Exchange Commission, is available without charge by writing:	The annual meeting of the stockholders of Princeton National Bancorp, Inc. will be held at 10:00 AM, Tuesday, May 10, 2011, at the following location:

Lou Ann Birkey	The Galleria Convention Center
Vice President - Investor Relations & Corporate Secretary	1659 North Main St.
Princeton National Bancorp, Inc.	Princeton, IL 61356
606 South Main St.
Princeton, IL 61356	Stockholders are invited to attend.

or E-MAIL us at pnbc@citizens1st.com

Common Stock Price Performance Graph

          The following Common Stock price performance graph compares the monthly change in the Corporation’s cumulative total stockholder returns on its Common Stock, assuming the Common Stock was purchased on December 31, 2005 and sold on December 31, 2010, with the cumulative total return of stocks included in the Russell 3000, the NASDAQ Bank Index and the SNL Midwest Bank Stock Index for the same period. The amounts shown assume the reinvestment of dividends.

	Period Ending

Index	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10

Princeton National Bancorp, Inc.	100.00	101.04	78.11	74.45	38.23	12.87
Russell 3000	100.00	115.71	121.66	76.27	97.89	114.46
SNL Midwest Bank Index	100.00	115.59	90.09	59.27	50.23	62.38
NASDAQ Bank	100.00	113.82	91.16	71.52	59.87	68.34

          The Corporation’s Common Stock began trading on the NASDAQ Stock Market under the symbol PNBC on May 8, 1992. On December 31, 2010, the closing bid price for the Common Stock as quoted on NASDAQ Online was $3.64.