Form 10-K, Exhibit 13
period 2011-12-31
PRINCETON NATIONAL BANCORP INC
filed 2012-04-12
CIK 707855

Exhibit 13

Stockholders’ Information 2007-2011 Summary (dollars in thousands except share data)	December 31

For the Years Ended	2011	2010	2009	2008	2007
Net income (loss)	$(54,350)	$(16,979)	$(21,126)	$7,326	$6,770
Net income (loss) available to common stockholders	(55,634)	(18,262)	(22,329)	7,326	6,770
Common cash dividends	-0-	-0-	2,311	3,696	3,597
Net income (loss) available to common stockholders to average stockholders’ equity	(107.44)%	(23.82)%	(22.81)%	10.59%	10.32%

At Year-End
Common stock shares outstanding	3,341,029	3,325,941	3,306,369	3,298,041	3,308,447
Treasury shares outstanding	1,137,266	1,152,354	1,171,926	1,180,254	1,169,848
Basic weighted average shares outstanding	3,329,523	3,311,291	3,301,016	3,297,990	3,326,467
Diluted weighted average shares outstanding	3,329,523	3,311,291	3,301,479	3,314,439	3,334,406

Per Share Data
Basic earnings (loss) per share available to common stockholders	$(16.71)	$(5.52)	$(6.76)	$2.22	$2.04
Diluted earnings (loss) per share available to common stockholders	(16.71)	(5.52)	(6.76)	2.21	2.03
Common book value	(6.01)	9.58	15.03	21.97	20.74
Common cash dividends	-0-	-0-	0.70	1.12	1.08

Market Valuation (at year-end)
Stock price	$1.51	$3.64	$10.81	$22.14	$24.25
Price/Earnings multiple	n/a	n/a	n/a	10.0	11.9

BKD LLP
CPAs & Advisors

225 N. Water Street, Suite 400
P.O. Box 1580
Decatur, IL 62525-1580
217.429.2411 Fax 217.429.6109 www.bkd.com

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Princeton National Bancorp, Inc.
Princeton, Illinois

We have audited the accompanying consolidated balance sheets of Princeton National Bancorp, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton National Bancorp, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As further discussed in Note 20, the Company has suffered recurring losses resulting from the effects of the economic downturn causing its subsidiary bank to be undercapitalized and resulting in a consent order to be issued by their primary regulator. These facts raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 20. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BKD, LLP

Decatur, Illinois
April 12, 2012

experience BKD

Praxity MEMBER
GLOBAL ALLIANCE OF INDEPENDENT FIRMS

Consolidated Balance Sheets
(dollars in thousands except share data)

	December 31
	2011	2010
ASSETS
Cash and due from banks	$16,307	$12,992
Interest-bearing deposits with financial institutions	46,988	30,888
Total cash and cash equivalents	63,295	43,880
Loans held-for-sale, at lower of cost or market	2,220	5,515
Investment securities:
Available-for-sale, at fair value	251,747	248,752
Held-to-maturity, at amortized cost (fair value of $9,942 and $12,472)	9,836	12,187
Total investment securities	261,583	260,939
Loans:
Loans, net of unearned interest	621,021	704,074
Allowance for loan losses	(30,413)	(29,726)
Net loans	590,608	674,348
Premises and equipment, net of accumulated depreciation	25,850	26,901
Land held for sale, at lower of cost or market	2,164	2,244
Federal Reserve and Federal Home Loan Bank stock	4,500	4,498
Bank-owned life insurance	24,330	23,416
Accrued interest receivable	6,453	7,482
Other real estate owned	21,848	20,652
Deferred income taxes	0	10,512
Intangible assets, net of accumulated amortization	1,877	2,531
Other assets	9,588	13,553
TOTAL ASSETS	$1,014,316	$1,096,471

LIABILITIES
Deposits:
Demand	$171,939	$138,683
Interest-bearing demand	353,462	383,126
Savings	84,599	74,817
Time	307,295	366,335
Total deposits	917,295	962,961
Borrowings:
Customer repurchase agreements	54,835	35,806
Interest-bearing demand notes issued to the U.S. Treasury	0	1,753
Advances from the Federal Home Loan Bank	5,000	9,000
Trust preferred securities	25,000	25,000
Total borrowings	84,835	71,559
Other liabilities	7,251	5,090
TOTAL LIABILITIES	1,009,381	1,039,610
Commitments and contingent liabilities	--	--

STOCKHOLDERS’ EQUITY
Preferred stock: no par value, 100,000 shares authorized: 25,083 shares issued and outstanding at December 31, 2011and 2010	25,016	24,986
Common stock: $5 par value, 7,000,000 shares authorized: 4,478,295 shares issued at December 31, 2011 and 2010	22,391	22,391
Common stock warrants	150	150
Surplus	18,126	18,275
Retained earnings (accumulated deficit)	(42,791)	11,589
Accumulated other comprehensive income, net of tax	5,378	3,064
Less: cost of 1,137,266 and 1,152,354 treasury shares at December 31, 2011 and 2010, respectively	(23,335)	(23,594)
TOTAL STOCKHOLDERS’ EQUITY	4,935	56,861
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,014,316	$1,096,471

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations
(dollars in thousands except share data)

	For the Years Ended December 31
	2011	2010	2009
Interest and dividend income:
Interest and fees on loans	$32,397	$39,310	$43,719
Interest and dividends on investment securities:
Taxable	6,018	6,168	7,496
Tax-exempt	2,894	3,827	5,296
Dividends on Federal Reserve and Federal Home Loan Bank stock	130	122	111
Interest on interest-bearing deposits in other banks	136	139	114
Total interest and dividend income	41,575	49,566	56,736
Interest expense:
Interest on deposits	6,085	10,385	19,220
Interest on borrowings	804	1,853	2,865
Total interest expense	6,889	12,238	22,085
Net interest income	34,686	37,328	34,651
Provision for loan losses	51,803	40,550	11,062
Net interest income (loss) after provision for loan losses	(17,117)	(3,222)	23,589
Non-interest income:
Trust and farm management fees	1,073	1,148	1,334
Service charges on deposit accounts	4,033	3,969	3,961
Other service charges	1,674	1,593	1,954
Gain on sales of securities available-for-sale	2,693	722	1,781
Brokerage fee income	684	754	857
Mortgage servicing rights impairment	(1,017)	(110)	(185)
Mortgage banking income, net	2,104	2,383	2,462
Bank-owned life insurance income	904	910	941
Other operating income	438	123	139
Total non-interest income	12,586	11,492	13,244
Non-interest expense:
Salaries and employee benefits	18,388	18,211	18,011
Occupancy	2,661	2,635	2,598
Equipment expense	3,065	3,117	3,071
Federal insurance assessments	2,714	2,519	2,584
Goodwill impairment losses	0	0	24,521
Intangible assets amortization	657	807	816
Data processing	1,330	1,327	1,290
Marketing	605	696	751
Other real estate expenses, net	3,998	2,586	1,064
Loan collection expenses	3,127	691	581
Write-down of land held-for-sale	80	110	0
Other operating expense	5,307	4,454	4,272
Total non-interest expense	41,932	37,153	59,559
Loss before income taxes	(46,463)	(28,883)	(22,726)
Income tax expense (benefit)	7,887	(11,904)	(1,600)
Net loss	$(54,350)	$(16,979)	$(21,126)
Dividends on preferred shares	0	1,255	1,178
Dividends in arrears on preferred shares	1,254	0	0
Accretion of preferred stock discount	30	28	25
Net loss available to common stockholders	$(55,634)	$(18,262)	$(22,329)

Loss per share:
Basic net loss per common share available to common stockholders	$(16.71)	$(5.52)	$(6.76)
Diluted net loss per common share available to common stockholders	$(16.71)	$(5.52)	$(6.76)
Basic weighted average shares outstanding	3,329,523	3,311,291	3,301,016
Diluted weighted average shares outstanding	3,329,523	3,311,291	3,301,479

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity
(dollars in thousands except share data)

	Preferred Stock	Common Stock	Common Stock Warrants	Surplus	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income net of tax effect	Treasury Stock	Total
Balance, January 1, 2009	$-0-	$22,391	$-0-	$18,420	$54,329	$1,402	$(24,071)	$72,471

Sale of 25,083 shares of preferred stock and 155,025 common stock warrants, net of expense	24,933		150	(63)				25,020
Dividends on preferred stock					(1,016)			(1,016)
Accretion on preferred stock discount	25				(25)			-0-
Sale of 8,328 shares of treasury common stock				(28)			142	114
Dividends on common stock ($.70 per share)					(2,311)			(2,311)
Amortization of unearned compensation expense				94				94
Comprehensive loss
Net loss					(21,126)			(21,126)
Net change in fair value of securities classified as available for sale, net of income taxes and reclassification adjustments						1,414		1,414
Total comprehensive loss								(19,712)
Balance, December 31, 2009	$24,958	$22,391	$150	$18,423	$29,851	$2,816	$(23,929)	$74,660

Dividends on preferred stock					(1,255)			(1,255)
Accretion on preferred stock discount	28				(28)			-0-
Sale of 11,072 shares of treasury common stock				(135)			190	55
Award of 8,500 shares of nonvested common stock out of treasury common stock				(102)			145	43
Amortization of unearned compensation expense				89				89
Comprehensive loss
Net loss					(16,979)			(16,979)
Net change in fair value of securities classified as available for sale, net of income taxes and reclassification adjustments						248		248
Total comprehensive loss								(16,731)
Balance, December 31, 2010	$24,986	$22,391	$150	$18,275	$11,589	$3,064	$(23,594)	$56,861
Accretion on preferred stock discount	30				(30)			-0-
Sale of 15,088 shares of treasury common stock				(215)			259	44
Amortization of unearned compensation expense				66				66
Comprehensive loss
Net loss					(54,350)			(54,350)
Net change in fair value of securities classified as available for sale, net of income taxes and reclassification adjustments						2,314		2,314
Total comprehensive loss								(52,036)
Balance, December 31, 2011	$25,016	$22,391	$150	$18,126	$(42,791)	$5,378	$(23,335)	$4,935

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(dollars in thousands)
	For the Years Ended December 31
	2011	2010	2009
Operating activities:
Net loss	$(54,350)	$(16,979)	$(21,126)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,864	2,075	2,170
Provision for loan losses	51,803	40,550	11,062
Deferred income tax (benefit) expense	9,049	(10,061)	(3,747)
Impairment of goodwill	-0-	-0-	24,521
Amortization of intangible assets and other purchase accounting adjustments, net	654	816	816
Amortization of premiums and discounts on investment securities, net	1,657	1,544	1,549
Gain on sales of securities available-for-sale, net	(2,693)	(722)	(1,781)
Gain on sales of premises and equipment	(5)	-0-	-0-
Compensation expense for vested stock options	66	89	94
Impairment of mortgage servicing rights, net of recoveries	1,017	110	185
Loss on sales or writedowns of other real estate owned, net	2,170	1,380	943
Writedown of land held for sale	80	110	-0-
Loans originated for sale	(81,659)	(126,400)	(141,315)
Proceeds from sales of loans originated for sale	84,954	124,181	140,174
Decrease in accrued interest payable	(437)	(1,660)	(1,473)
Decrease in accrued interest receivable	1,029	1,785	426
Decrease (increase) in other assets	2,034	(3,109)	(7,099)
Increase (decrease) in other liabilities	2,598	459	(502)

Net cash provided by operating activities	19,831	14,168	4,897

Investing activities:
Proceeds from sales of investment securities available-for-sale	87,042	52,730	88,847
Proceeds from maturities of investment securities available-for-sale	27,873	23,863	58,550
Purchase of investment securities available-for-sale	(113,079)	(37,288)	(196,419)
Proceeds from maturities of investment securities held-to-maturity	3,378	4,129	4,564
Purchase of investment securities held-to-maturity	(1,045)	(3,523)	(3,182)
Proceeds from sales of other real estate owned	5,009	6,675	549
Net (increase) decrease in loans	23,562	60,052	(27,873)
Purchase of premises and equipment	(813)	(707)	(1,142)
Proceeds from sales of premises and equipment	5	-0-	-0-
Purchase of Federal Home Loan and Federal Reserve Bank stock	(2)	(268)	(19)

Net cash provided by (used in) investing activities	31,930	105,663	(76,125)

Financing activities:
Net increase (decrease) in deposits	(45,666)	(112,578)	113,408
Net increase (decrease) in short-term borrowings	17,276	(10,789)	2,875
Repayment of borrowings	(4,000)	(22,500)	(16,050)
Dividends paid on preferred stock	-0-	(1,255)	(1,016)
Dividends paid on common stock	-0-	-0-	(2,311)
Sales of treasury stock	44	55	114
Award of nonvested stock from treasury stock	-0-	43	-0-
Proceeds from issuance of preferred stock and common stock warrants, net of expenses	-0-	-0-	25,020

Net cash provided by (used in) financing activities	(32,346)	(147,024)	122,040

Increase (decrease) in cash and cash equivalents	19,415	(27,193)	50,812
Cash and cash equivalents at beginning of year	43,880	71,073	20,261

Cash and cash equivalents at end of year	$63,295	$43,880	$71,073

Cash paid during the year for:
Interest	$7,326	$13,898	$23,558
Income taxes	$870	$1,019	$2,040
Supplemental disclosure of non-cash flow activities:
Loans transferred to other real estate owned	$8,375	$11,049	$16,663

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

Interest-bearing Deposits with Financial Institutions - Interest-bearing deposits with financial institutions mature within one year and are carried at cost.

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

Federal Reserve and Federal Home Loan Bank Stock - The subsidiary bank held Federal Home Loan Bank and Federal Reserve Bank stock totaling $2,373 and $2,127 at December 31, 2011, and $2,373 and $2,125 at December 31, 2010, respectively. During the third quarter of 2007, the Federal Home Loan Bank of Chicago received a Cease and Desist Order from their regulator, the Federal Housing Finance Agency. The Federal Home Loan Bank will continue to provide liquidity and funding through advances; however, the order prohibited capital stock repurchases until a time to be determined by the Federal Housing Finance Board and required their approval for dividends. In the fourth quarter 2011, the Federal Home Loan Bank received approval from the regulator of their Capital Stock Conversion Plan and the reinstatement of capital stock repurchases to begin in 2012.  With regard to dividends, the Federal Home Loan Bank of Chicago continues to assess its dividend capacity each quarter and make appropriate request for approval. While there were no dividends paid in 2010 or 2009, dividends were declared and paid by the Federal Home Loan Bank in 2011. Management performed an impairment analysis and deemed the cost-method investment in Federal Home Loan Bank stock was ultimately recoverable.

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

Loans - Loans are stated at the principal amount outstanding, net of unearned interest and allowance for loan losses. Interest on commercial, real estate and certain installment loans is credited to operations as earned, based upon the principal amount outstanding. Interest on other installment loans is credited to operations using a method which approximates the interest method. Certain non-refundable loan origination fees and direct costs are deferred at the time a loan is originated. Net deferred loan fees are recognized as yield adjustments over the contractual life of the loans using the interest method.

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

Allowance for Loan Losses - The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries, and is available to absorb probable losses on loans. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

The Corporation recognizes as a separate asset the rights to service mortgage loans for others. Mortgage servicing rights are recorded at the lower of cost or market value and are included in other assets in the Consolidated Balance Sheets. Mortgage servicing rights are amortized in proportion to the amount of principal received on loans serviced. The amortization of capitalized mortgage servicing rights is reflected in the Consolidated Statements of Operations as a reduction to mortgage banking income. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

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

Intangible Assets - The Corporation has identifiable intangible assets assigned to core deposit relationships and customer lists acquired. Identifiable intangible assets generally arise from branches acquired that the Corporation accounted for as purchases. Such assets consist of the excess of the purchase price over the fair value of net assets acquired, with specific amounts assigned to core deposit relationships. Intangible assets are amortized by the straight-line method over various periods up to fifteen years. Management reviews intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of December 31, 2011, no impairment was deemed necessary.

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

Trust Assets - Assets held in fiduciary or agency capacities are not included in the Consolidated Balance Sheets since such items are not assets of the Corporation. Fees from trust activities are recorded on an accrual basis over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions and fees for other services rendered, as set forth in the underlying client agreement with fiduciary services. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a monthly prorated basis. Any out-of-pocket expenses for services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Corporation was the manager or administrator of 905 trust accounts with assets totaling approximately $166,597 at December 31, 2011 and 907 trust accounts with assets totaling approximately $175,519 at December 31, 2010.

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

Earnings (Loss) Per Share - Basic earnings (loss) per share represents income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding each period. Diluted earnings (loss) per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and warrants issued in conjunction with the Capital Purchase Program/Troubled Asset Relief Program (TARP). (See Note 19 - “Capital Purchase Program/Troubled Asset Relief Program (TARP)” in the Notes to Consolidated Financial Statements.

Treasury shares are not deemed outstanding for earnings (loss) per share calculations.

Comprehensive Income (Loss) - Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities and changes in the funded status of the post-retirement health care plan.

Cash Equivalents - The Corporation considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2011 and 2010, cash equivalents consisted of non-interest bearing and interest-bearing cash accounts.

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

Reclassification - Certain amounts in the 2010 and 2009 Consolidated Financial Statements have been reclassified to conform to the 2011 presentation. These reclassifications had no effect on net income.

Stock Options - At December 31, 2011 and 2010, the Corporation had a share-based employee compensation plan, which is described more fully in Note 14 - “Employee, Officer and Director Benefit Plans” in the Notes to Consolidated Financial Statements. The Corporation accounts for this plan under the recognition and measurement principles of Financial Accounting Standards Board Accounting Standards Codification 718 (ASC 718), “Share-Based Payment.” The number of shares of common stock authorized under the stock option plans is 802,500. The exercise price must be at least 100% of the fair market value of the common stock on the date of the grant, and the option term cannot exceed ten years.

Beginning in 2010, the Corporation awarded nonvested shares at no cost to certain officers as described more fully in Note 14 - “Employee, Officer and Director Benefit Plans” in the Notes to Consolidated Financial Statements. The Corporation also accounts for this plan under the recognition and measurement principles of ASC 718, “Share-Based Payment.”

Impact of New Accounting Standards - In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements by U.S. GAAP and IFRSs.”  The amendments in this ASU generally represent clarifications of FASB ASC Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRSs.  The amendments in this ASU are to be applied prospectively.  For public entities, the amendments are effective for interim and annual periods beginning after December 15, 2011.  Early application by public entities is not permitted.  The adoption of this ASU is not expected to have any impact on the Corporation’s consolidated financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, “Amendments to Topic 220, Comprehensive Income.”  Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income.  This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity.  The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.  The amendments in this ASU should be applied retrospectively.  For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  Early adoption is permitted, because compliance with the amendments is already permitted.  The amendments do not require any transition disclosures.  The Corporation plans to adopt the ASU during the first quarter of 2012 with a separate statement of comprehensive income.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment.”  The update provides entities with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary.  However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit.  If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any.  Under the amendments in ASU No. 2011-08, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.  An entity may resume performing the qualitative assessment in any subsequent period.  The amendments enacted by ASU No. 2011-08 are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for the nonpublic entities, have not yet been made available for issuance.  The adoption of this update is not expected to have any impact on the Corporation’s consolidated financial position or results of operations.

2. Loss Per Share

The following table sets forth the computation for basic and diluted loss per share for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Numerator:
Net loss available to common stockholders	$(55,634)	$(18,262)	$(22,329)
Denominator:
Basic earnings per share - weighted average common shares	3,329,523	3,311,291	3,301,016
Effect of dilutive securities - stock options	-0-	-0-	463
Diluted earnings per share - adjusted weighted average common shares	3,329,523	3,311,291	3,301,479
Net loss per share available to common stockholders
Basic	$(16.71)	$(5.52)	$(6.76)
Diluted	$(16.71)	$(5.52)	$(6.76)

The following shares were not considered in computing diluted earnings per share for the years ended December 31, 2011, 2010 and 2009 because they were anti-dilutive:

	2011	2010	2009

Stock options to purchase shares of common stock	360,308	555,277	519,777

Average dilutive potential common shares associated with common stock warrants	155,025	155,025	155,025

3. Cash and Due From Banks

The average compensating balances held at correspondent banks during 2011 and 2010 were $ 7,329 and $3,272, respectively. The subsidiary bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks. In addition, the Federal Reserve Bank required the subsidiary bank to maintain average balances of approximately $6,576 and $5,002, for 2011 and 2010, respectively, as reserve requirements.

4. Investment Securities

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of available-for-sale and held-to-maturity securities by major security type at December 31, 2011 and December 31, 2010 were as follows:

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$76,694	$1,374	$(46)	$78,022
State and Municipal	89,264	6,274	(55)	95,483
Collateralized mortgage obligations:
GSE residential	76,480	1,796	(34)	78,242
Total	242,438	9,444	(135)	251,747
Held-to-maturity:
State and Municipal	9,836	114	(8)	9,942
Total	$252,274	$9,558	$(143)	$261,689

	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$77,166	$1,671	$(633)	$78,204
State and Municipal	113,308	2,730	(384)	115,654
Collateralized mortgage obligations:
GSE residential	52,746	2,148	-0-	54,894
Total	243,220	6,549	(1,017)	248,752
Held-to-maturity:
State and Municipal	12,187	309	(24)	12,472
Total	$255,407	$6,858	$(1,041)	$261,224

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

Maturities of investment securities classified as available-for-sale and held-to-maturity were as follows at December 31, 2011:

	Adjusted Carrying Value	Fair Value
Available-for-sale:
Due in one year or less	$2,799	$2,825
Due after one year through five years	20,558	21,243
Due after five years through ten years	48,647	52,021
Due after ten years	34,909	37,355
	106,913	113,444
Mortgage-backed securities	59,045	60,061
Collateralized mortgage obligations	76,480	78,242
	$242,438	$251,747
Held-to-maturity:
Due in one year or less	$3,945	$3,972
Due after one year through five years	3,872	3,942
Due after five years through ten years	1,916	1,928
Due after ten years	103	100
	$9,836	$9,942

Proceeds from sales of investment securities available-for-sale during 2011, 2010 and 2009 were $87,042, $52,730 and $88,847, respectively. Gross gains were realized of $4,740 in 2011, $974 in 2010 and $3,323 in 2009 on those sales. Gross losses were realized of $2,047 in 2011, $252 in 2010 and $1,542 in 2009 on those sales. There was resulting tax expense of $1,044 in 2011, $280 in 2010 and $690 in 2009 from those sales. There were no sales of investment securities classified as held-to-maturity during 2011, 2010 or 2009.

Securities with unrealized losses at December 31, 2011 and 2010 not recognized in income are as follows:

			2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$4,932	$(46)	$-0-	$-0-	$4,932	$(46)
State and Municipal	505	(8)	1,597	(55)	2,102	(63)
Collateralized mortgage obligations:
GSE residential	6,083	(34)	-0-	-0-	6,083	(34)
Total temporarily impaired	$11,520	$(88)	$1,597	$(55)	$13,117	$(143)

			2010
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$26,238	$(633)	$-0-	$-0-	$26,238	$(633)
State and Municipal	20,493	(367)	1,343	(41)	21,836	(408)
Collateralized mortgage obligations GSE residential	6	-0-	-0-	-0-	6	-0-)
Total temporarily impaired	$46,737	$(1,000)	$1,343	$(41)	$48,080	$(1,041)

As of December 31, 2011, the amount of securities with an unrealized loss of more than twelve consecutive months is not material.

There are 9 and 68 securities in an unrealized loss position in the investment portfolio at December 31, 2011 and 2010, all due to interest rate changes and not credit events.  Total fair value of the investments at December 31, 2011 and 2010 was $13,117 and $48,080 which was approximately 5% and 18%, respectively of the Corporation’s available-for-sale and held-to-maturity investment portfolio. These unrealized losses are considered temporary and, therefore, have not been recognized into income, because the issuers are of high credit quality and management has the ability and intent to hold for the foreseeable future. The fair value is expected to recover as the investments approach their maturity date or there is a downward shift in interest rates.

The carrying value of securities pledged as collateral to secure public deposits and for other purposes was $201,385 at December 31, 2011 and $209,512 at December 31, 2010.

5. Loans and Allowance for Loan Losses

Classification of loans as of December 31 was as follows:

	2011	2010
Commercial	$62,609	$138,325

Agricultural	61,251	78,086

Agricultural Real Estate	60,523	46,361
Commercial Real Estate	235,103	205,301
Commercial Real Estate Development	58,279	88,402
Residential Real Estate	97,172	90,869
Total real estate	451,077	430,933

Consumer	46,084	56,730
Total	$621,021	$704,074

At December 31, 2011 and 2010, the Corporation held $235,103 and $205,301 in commercial real estate loans and $58,279 and $88,402 in commercial real estate development loans, respectively. Combined, these loan types comprised 47.2% and 41.7% of total loans at December 31, 2011 and 2010, respectively.  Generally, these loans are collateralized by the real estate being financed. The loans are expected to be repaid from cash flows or from proceeds of sale of the real estate of the borrowers.

At December 31, 2011 and 2010, the Corporation held $61,251 and $78,086 in agricultural production loans and $60,523 and $46,361 in agricultural real estate loans, respectively. Combined, these loan types comprised 19.6% and 17.6% of total loans at December 31, 2011 and 2010, respectively.  Generally, these loans are collateralized by the assets of the borrower. The loans are expected to be repaid from cash flows or from proceeds of sale of selected assets of the borrowers.

Affecting the loan balance changes in 2011 was the impact of an adjustment of loan classification in 2010 from a product categorization to a collateral categorization in response to our internally revised reporting standards.  The primary impact of this classification change was a shift of $36,075 in loans formerly classified as commercial loans to commercial real estate loans.

During 2011, the Corporation experienced a higher level of charge-offs due to a continued general economic decline particularly in the commercial sector. Accordingly, with the increased charge-offs and the impact of a higher level of non-performing loans, the Corporation recorded a provision for loan losses of $51,803 in 2011 an increase of $11,253, or 27.8%, from the 2010 provision for loan losses of $40,550.

During 2011, in evaluating the adequacy of the allowance for loan losses, the Corporation implemented a loan migration analysis to further analyze the risk in the loan portfolio based on previous loan risk rating, current loan risk rating and charge off history associated with each individual loan pool.  The loans risk-rated 1 through 4 (“pass loan pools”) related to loan classifications that have experienced high historical losses during the past three years of economic downturn have been adjusted with negative qualitative adjustments to reflect the estimation of future losses within these pools based on the most recent migration analysis.  The loss migration analysis of these pass loan pools reflected less than a 1% charge off rate compared to a significantly higher charge off rate for loans with risk ratings of 5 and 6 (“substandard loan pools”).  These qualitative adjustments to the pass loan pool component of the ALLL analysis reflect the results of this migration analysis, as well as the seasoned nature of the loans comprising the pass loan pool that have been evaluated by an independent loan review process with over 80% loan review penetration.

The Corporation is also using migration analysis to analyze the risk in the substandard loan pools.  The migration analysis tracks all classified loans and the resulting charge offs that have resulted from these classified loans.  In certain loan sectors, the qualitative adjustment factors have been increased due to the risks reflected in the most recent migration analysis.  This is primarily in loan sectors, such as commercial real estate, where the Corporation has experienced recent elevated charge off history.

The following table presents the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2011.

	Commercial	Agricultural	Agricultural Real Estate	Commercial Real Estate	Commercial Real Estate Development	Residential Real Estate	Consumer	Unallocated	Total
Allowance for Loan Losses
Balance, beginning of year	$4,435	$99	$107	$6,029	$15,526	$1,897	$1,595	$38	$29,726
Provision charged to expense	4,494	(35)	2,675	24,479	14,564	4,489	1,175	(38)	51,803
Less: loans charged off	4,059	16	2,242	18,951	21,401	3,541	1,667	-0-	51,877
Recoveries	370	7	8	49	82	10	235	-0-	761
Balance, end of year	$5,240	$55	$548	$11,606	$8,771	$2,855	$1,338	$-0-	$30,413
Ending Balance: individually evaluated for impairment	$2,632	$-0-	$229	$2,337	$8,215	$1,584	$219	$-0-	$15,216
Ending Balance: collectively evaluated for impairment	$2,608	$55	$319	$9,269	$556	$1,271	$1,119	$-0-	$15,197

Loans
Ending Balance	$62,609	$61,251	$60,523	$235,103	$58,279	$97,172	$46,084	$-0-	$621,021
Ending Balance: individually evaluated for impairment	$4,803	$-0-	$5,530	$35,042	$45,944	$11,291	$1,680	$-0-	$104,290
Ending Balance: collectively evaluated for impairment	$57,806	$61,251	$54,993	$200,061	$12,335	$85,881	$44,404	$-0-	$516,731

The following table presents the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2010.

	Commercial	Agricultural	Agricultural Real Estate	Commercial Real Estate	Commercial Real Estate Development	Residential Real Estate	Consumer	Unallocated	Total
Allowance for Loan Losses
Balance, beginning of year	$181	$129	$1,181	$2,661	$3,022	$3,419	$1,059	$423	$12,075
Provision charged to expense	9,134	(173)	(1,054)	4,828	25,681	745	1,774	(385)	40,550
Less: loans charged off	4,888	-0-	68	1,460	13,177	2,267	1,306	-0-	23,166
Recoveries	8	143	48	-0-	-0-	-0-	68	-0-	267
Balance, end of year	$4,435	$99	$107	$6,029	$15,526	$1,897	$1,595	$38	$29,726
Ending Balance: individually evaluated for impairment	$1,004	$-0-	$-0-	$3,425	$6,906	$484	$426	$-0-	$12,245
Ending Balance: collectively evaluated for impairment	$3,431	$99	$107	$2,604	$8,620	$1,413	$1,169	$38	$17,481

Loans
Ending Balance	$138,325	$78,086	$46,361	$205,301	$88,402	$90,869	$56,730	$-0-	$704,074
Ending Balance: individually evaluated for impairment	$2,085	$-0-	$-0-	$18,130	$18,334	$3,873	$734	$-0-	$43,156
Ending Balance: collectively evaluated for impairment	$136,240	$78,086	$46,361	$187,171	$70,068	$86,996	$55,996	$-0-	$660,918

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

Changes in the allowance for loan losses for the year ended December 31, 2009 were as follows:

Balance, January 1	$5,064
Provision for Loan Losses	11,602
Loans charged off	(4,256)
Recoveries of loans previously charged off	205
Balance, December 31	$12,075

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

The Corporation has established a uniform internal risk rating methodology for commercial loans utilizing risk grades from 1 through 7, with 1 being considered “prime quality” and the rating of 7 being considered “doubtful.” A summary of the general definitions for the risk ratings follows:

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

The following tables present the credit risk profile of the Corporation’s loan portfolio based on rating category and payment activity as of December 31, 2011:

Commercial Credit Exposure: Credit Risk Profile by Creditworthiness Category

Risk Rating:	Commercial	Agricultural	Agricultural Real Estate	Commercial Real Estate	Commercial Real Estate Development	Total
1-2	$4,509	$25,979	$14,832	$26,075	$376	$71,771
3	30,037	27,348	24,142	87,772	8,348	177,647
4	18,892	7,096	13,434	54,909	1,744	96,075
5	1,970	381	1,769	4,582	-0-	8,702
6	7,201	447	4,647	61,111	35,673	109,079
7	-0-	-0-	1,699	654	12,138	14,491
Total	$62,609	$61,251	$60,523	$235,103	$58,279	$477,765

Consumer Credit Exposure: Credit Risk Profile by Creditworthiness Category

Risk Rating:	Residential Real Estate	Consumer	Total
Pass	$83,381	$42,826	$126,207
Special Mention	253	125	378
Substandard	13,358	3,113	16,471
Doubtful	180	20	200
Total	$97,172	$46,084	$143,256

 The following tables present the credit risk profile of the Corporation’s loan portfolio based on rating category and payment activity as of December 31, 2010:

Commercial Credit Exposure: Credit Risk Profile by Creditworthiness Category

Risk Rating:	Commercial	Agricultural	Agricultural Real Estate	Commercial Real Estate	Commercial Real Estate Development	Total
1-2	$3,921	$12,680	$5,346	$5,676	$52	$27,675
3	90,147	41,653	27,742	101,219	13,631	274,392
4	23,495	17,319	9,195	29,985	8,744	88,738
5	3,370	2,994	3,385	25,814	22,414	57,977
6	17,392	3,440	693	42,607	43,561	107,693
7	-0-	-0-	-0-	-0-	-0-	-0-
Total	$138,325	$78,086	$46,361	$205,301	$88,402	$556,475

Consumer Credit Exposure: Credit Risk Profile by Creditworthiness Category

Risk Rating:	Residential Real Estate	Consumer	Total
Pass	$81,504	$53,958	$135,462
Special Mention	314	147	461
Substandard	9,051	2,539	11,590
Doubtful	-0-	86	86
Total	$90,869	$56,730	$147,599

The following table presents the Corporation’s loan portfolio aging analysis as of December 31, 2011:

	30-59 Days Past Due	60-89 Days Past Due	>90 Days Past Due	Total Past Due	Total Current	Total Loans	>90 Days and Accruing
Commercial	$1,205	$248	$63	$1,516	$57,411	$58,927	$63
Agricultural	-0-	-0-	-0-	-0-	61,251	61,251	-0-
Agricultural Real Estate	80	18	-0-	98	54,895	54,993	-0-
Commercial Real Estate	3,631	1,702	1,588	6,921	195,302	202,223	1,588
Commercial Real Estate Development	-0-	114	-0-	114	14,656	14,770	-0-
Residential Real Estate	3,308	342	-0-	3,650	84,877	88,527	-0-
Consumer	540	349	-0-	889	44,194	45,083	-0-
Non-Accrual	4,375	7,414	62,579	74,368	20,879	95,247	-0-
Total	$13,139	$10,187	$64,230	$87,556	$533,465	$621,021	$1,651

The following table presents the Corporation’s loan portfolio aging analysis as of December 31, 2010:

	30-59 Days Past Due	60-89 Days Past Due	>90 Days Past Due	Total Past Due	Total Current	Total Loans	> 90 Days and Accruing
Commercial	$2,221	$420	$222	$2,863	$126,621	$129,484	$222
Agricultural	284	-0-	-0-	284	75,892	76,176	-0-
Agricultural Real Estate	249	-0-	-0-	249	45,667	45,916	-0-
Commercial Real Estate	3,288	1,324	1,140	5,752	173,890	179,642	1,140
Commercial Real Estate Development	669	-0-	-0-	669	50,642	51,311	-0-
Residential Real Estate	4,340	1,601	199	6,140	77,970	84,110	199
Consumer	681	156	-0-	837	55,176	56,013	-0-
Non-Accrual	846	8,390	53,393	62,629	18,793	81,422	-0-
Total	$12,578	$11,891	$54,954	$79,423	$624,651	$704,074	$1,561

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

The following table presents impaired loans for the year ended December 31, 2011:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized - Cash Basis
With no related allowance recorded:
Commercial	$1,300	$1,631	$-0-	$5,593	$74	$77
Commercial Real Estate	33,494	55,356	-0-	24,916	721	861
Commercial Real Estate Development	23,970	46,275	-0-	25,961	323	371
Residential Real Estate	7,305	9,773	-0-	5,993	173	205
Consumer	1,119	1,359	-0-	559	50	54
With an allowance recorded:
Commercial	$3,566	$3,566	$2,632	$2,737	$148	$165
Commercial Real Estate	8,666	8,666	2,566	13,398	424	478
Commercial Real Estate Development	21,974	21,974	8,215	20,241	1,335	1,420
Residential Real Estate	3,986	4,365	1,584	3,930	157	172
Consumer	561	561	219	665	23	24
Total:
Commercial	$92,970	$137,468	$13,413	$92,845	$3,025	$3,372
Residential	$11,291	$14,138	$1,584	$9,923	$330	$377
Consumer	$1,680	$1,920	$219	$1,224	$73	$78

Interest income recognized on impaired loans includes interest accrued and collected on the outstanding balance of accrued impaired loans as well as interest cash collections on non-accruing impaired loans for which ultimate collectability is uncertain.

The following table presents impaired loans for the year ended December 31, 2010:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized - Cash Basis
With no related allowance recorded:
Commercial	$9,887	$11,660	$-0-	$5,874	$36	$51
Commercial Real Estate	12,903	13,220	-0-	8,915	480	548
Commercial Real Estate Development	26,695	36,909	-0-	21,573	225	258
Residential Real Estate	4,680	5,306	-0-	5,591	96	140
Consumer	-0-	-0-	-0-	-0-	-0-	-0-
With an allowance recorded:
Commercial	$1,908	$2,095	$1,004	$1,384	$59	$84
Commercial Real Estate	18,130	18,130	3,425	9,065	77	326
Commercial Real Estate Development	18,507	18,507	6,906	14,444	428	775
Residential Real Estate	3,873	3,873	484	3,505	82	92
Consumer	768	735	426	679	14	16
Total:
Commercial	$88,030	$100,521	$11,335	$61,254	$1,305	$2,042
Residential	$8,553	$9,179	$484	$9,096	$178	$232
Consumer	$768	$735	$426	$679	$14	$16

Included in certain loan categories in the impaired loans are troubled debt restructuring, where economic concessions have been granted to borrowers who have experienced financial difficulties.  These concessions typically result from our loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions.  Troubled debt restructurings are considered impaired at the time of restructuring and typically are returned to accrual status after considering the borrower’s sustained repayment performance, as agreed, for a reasonable period of at least six months, or once the granted concessions have ended or are no longer applicable.

When a loan is modified into a troubled debt restructuring, the Corporation evaluates any possible impairment similar to other impaired loans based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, and uses the current fair value of the collateral, less selling costs for collateral dependent loans.  If the Corporation determines that the value of the modified loan is less than recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance for loan losses.  In periods subsequent to modification, the Corporation evaluates all troubled debt restructurings, including those that have payment defaults, for possible impairment through the allowance for loan losses.

During the quarter ended September 30, 2011, the Corporation adopted ASU 2011-02, “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.”  The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those receivables newly identified as impaired.  As a result of adopting ASU 2011-02, the Corporation reassessed all restructurings that occurred on or after January 1, 2011, the beginning of our current fiscal year, for identification as troubled debt restructurings.  The Corporation identified no loans as troubled debt restructurings for which the allowance for loan losses had previously been measured under a general allowance for credit losses methodology.  Therefore, there was no additional impact to the allowance for loan losses as a result of the adoption.

The following tables present the recorded balance of troubled debt restructurings as of December 31, 2011 and December 31, 2010.

	December 31, 2011
	Total Troubled Debt	Troubled debt restructurings performing in accordance with modified terms		Troubled debt restructurings not performing in accordance
	Restructurings	Accruing	Nonaccrual	with modified terms

Commercial	$928	$928	$0	$0
Agricultural	0	0	0	0
Agricultural Real Estate	0	0	0	0
Commercial Real Estate	11,588	506	0	11,082
Commercial Real Estate Development	2,711	0	0	2,711
Residential Real Estate	3,963	1,618	884	1,461
Consumer	188	145	43	0
Total	$19,378	$3,197	$927	$15,254

	December 31, 2010
	Total Troubled Debt	Troubled debt restructurings performing in accordance with modified terms		Troubled debt restructurings not performing in accordance
	Restructurings	Accruing	Nonaccrual	with modified terms

Commercial	$0	$0	$0	$0
Agricultural	0	0	0	0
Agricultural Real Estate	0	0	0	0
Commercial Real Estate	16,091	6,327	0	9,764
Commercial Real Estate Development	5,293	5,293	0	0
Residential Real Estate	1,570	875	545	150
Consumer	432	320	43	69
Total	$23,386	$12,815	$588	$9,983
The following table presents loans modified as troubled debt restructurings during the year ended December 31, 2011:

	Number of	Recorded
	Modifications	Investment
Commercial	1	$928
Agricultural	0	0
Agricultural Real Estate	0	0
Commercial Real Estate	1	506
Commercial Real Estate Development	0	0
Residential Real Estate	13	2,463
Consumer	0	0
Total	15	$3,897

During the year ended December 31, 2011, the Corporation modified thirteen residential real estate loans with a recorded investment of $2,463 prior to modification which were deemed troubled debt restructurings.  A total of twelve modifications totaling $2,234 were in conjunction with the Federal Home Affordable Modification program (HAMP).  These modifications generally involved a reduction in the contractual interest rate or an adjusted loan amortization schedule.  One of the modifications, with a recorded investment of $229 was completed outside of the HAMP program and resulted in a reduction of the contractual interest rate and extension of the loan’s maturity date.  Of these residential troubled debt restructurings, eight were considered to be collateral dependent, and the modifications resulted in the recording of a specific allowance of $467, based upon the fair value of the collateral.

In addition, the Corporation modified one commercial loan during the year ended December 31, 2011 which had a recorded investment of $928 prior to modification and was deemed a troubled debt restructuring.  The Corporation modified the loan payment terms to grant an interest only payment period.  Based on the fair value of the collateral, no specific reserve was determined necessary for this loan.

The Corporation modified one commercial real estate loan during the year ended December 31, 2011 which had a recorded investment of $506 prior to modification and was deemed a troubled debt restructuring.  The Corporation modified the loan payment terms to grant a concession by lengthening the amortization. Based on the fair value of the collateral, no specific reserve was determined necessary for this loan.

Specific loss allowances are included in the calculation of estimated future loss ratios, which are applied to the various loan portfolios for purposes of estimated future losses.  Management considers the level of defaults within the various portfolios when evaluating qualitative adjustments used to determine the adequacy of the allowance for loan losses.

During the year ended December 31, 2011, seven out of a total of thirty-four troubled debt restructuring loans held by the Corporation were either charged down or charged off by a total of $2,774.  These loans were primarily commercial real estate or commercial real estate development loans.  Since these loans were collateral dependent, they were written down to the fair market value of the collateral minus estimated selling costs.

Subsequent to December 31, 20111the Corporation executed four loan modifications approximating $1,200 deemed to be troubled debt restructurings. One of these loan modifications, in the amount of approximately $1,000, provided payment relief for a borrower by lowering the contractual interest rate and lengthening the loan amortization. The remaining three modifications were of minor amount and were deemed troubled debt restructurings due to concessions granted to the borrowers, such as modifications under the HAMP program or payment extensions that are not normally granted to other borrowers. One of the three minor amount modifications was non-performing when restructured. The remaining restructured loans were, and continue to be, performing.

The following table presents the Corporation’s non-accrual loans at December 31, 2011 and 2010. This table excludes accruing troubled debt restructurings.

	2011	2010
Commercial	$3,682	$8,841
Agricultural	-0-	1,910
Agricultural Real Estate	5,530	444
Commercial Real Estate	32,880	25,659
Commercial Real Estate Development	43,510	37,091
Residential Real Estate	8,644	6,760
Consumer	1,001	717
Total	$95,247	$81,422

Interest income that would have been recorded on these non-accrual loans in 2011, 2010 and 2009, had they remained current, was approximately $5,944, $5,694 and $3,256, respectively.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

The Corporation’s subsidiary bank had loans outstanding to directors, executive officers and to their related interests (related parties) of the Corporation and its subsidiary bank of approximately $1,952, $2,404 and $9,394, at December 31, 2011, 2010 and 2009, respectively. These loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectability. As a practice, the subsidiary bank does not make loans to its executive officers. A summary of the activity in 2011 for loans made to directors, executive officers or principal holders of common stock or to any associate of such persons for which the aggregate to any such person exceeds $60 at December 31, 2011 is as follows:

Balance January 1, 2011	Change in Related Parties	Additions	Payments	Balance December 31, 2011
$2,404	$(125)	$3,005	$3,332	$1,952

6. Premises and Equipment

As of December 31, the components of premises and equipment (at cost), less accumulated depreciation, were as follows:

	2011	2010
Land	$6,175	$6,175
Buildings	30,505	30,398
Furniture and Equipment	24,261	23,597
	60,941	60,170
Less: accumulated depreciation	35,091	33,269
Total	$25,850	$26,901

The Corporation owns separate lots in Elburn, Aurora and Somonauk, Illinois that have been removed from the land balance and are shown on the Corporation’s balance sheet as land held-for-sale, at the lower of cost or market. The land in Elburn, approximately 2 acres, was purchased in 2003 in anticipation of the construction of a branch facility and has a cost basis of $740 at December 31, 2011, down from $820 at December 31, 2010, due to a write down of $80 in 2011. The land in Aurora, consisting of two lots remaining from the original purchase of 14 acres in 2004 which was used to construct a branch facility, has a cost basis of $1,344. The land in Somonauk, acquired in 2005 during the acquisition of FSB Bancorp, Inc., consists of approximately 2 acres with a cost basis of $80.

Depreciation expense charged to operating expense for 2011, 2010 and 2009 was $1,864, $2,075 and $2,170, respectively.

7. Goodwill

The change in carrying amount of goodwill for the year ended December 31, 2009 was:

2009

Balance as of January 1	$24,521
Goodwill impairment losses	(24,521)
Balance as of December 31	$-0-

In accordance with ASC 350, formerly SFAS No. 142, the Corporation’s goodwill was tested annually for potential impairment and more frequently if events or changes in circumstances indicated the asset might be impaired. Due to the decline in the Corporation’s stock price, additional provision for loan losses and increased nonperforming assets, the Corporation hired a valuation specialist to perform a valuation of the Corporation’s goodwill to test for impairment at December 31, 2009.

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

 8. Intangible Assets

The balance of intangible assets, net of accumulated amortization, totaled $1,877 and $2,531 at December 31, 2011 and December 31, 2010, respectively.

The following table summarizes the Corporation’s intangible assets, which are subject to amortization, as of December 31, 2011 and 2010:

	2011		2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangible	$9,004	$(7,168)	$9,004	$(6,522)
Other acquisition costs	234	(193)	234	(185)
Total	$9,238	$(7,361)	$9,238	$(6,707)

Intangible asset amortization expense charged to operating expense for 2011, 2010 and 2009 was $654, $816 and $860, respectively. The following table shows the future estimated amortization expense for the Corporation’s intangible assets based on existing balances as of December 31, 2011:

Estimated amortization expense for the years ended December 31:

2012	$549
2013	526
2014	504
2015	289
2016	7
Thereafter	2

Mortgage servicing rights, which are included in other assets on the Consolidated Balance Sheets, are accounted for on an individual loan-by-loan basis. Accordingly, amortization is recorded in proportion to the amount of principal payment received on loans serviced. The mortgage servicing rights are subject to periodic impairment testing.  During 2011, the Corporation recognized an impairment charge of $1,017.  As of December 31, 2010, the Corporation recognized a net valuation adjustment on mortgage servicing rights of $110. The net valuation allowance included impairment charges of $922, as well as a subsequent recovery of $812 during 2010. Changes in the carrying value of mortgage servicing rights are summarized as follows:

	2011	2010	2009
Balance, January 1	$3,385	$3,285	$2,936
Servicing rights capitalized	620	900	1,196
Amortization of servicing rights	(551)	(690)	(662)
Valuation adjustment	(1,017)	(110)	(185)
Balance, December 31	$2,437	$3,385	$3,285

Activity in the valuation allowance for mortgage servicing rights was as follows:

	2011	2010	2009
Balance, January 1	$295	$185	$-0-
Additions	1,017	922	556
Reductions	-0-	(812)	(371)
Balance, December 31	$1,312	$295	$185

The following table shows the future estimated amortization expense for mortgage servicing rights based on existing balances as of December 31, 2011. The Corporation’s actual amortization expense in any given period may be significantly different from the estimated amounts displayed, depending on the amount of additional mortgage servicing rights, changes in mortgage interest rates, estimated prepayment speeds and market conditions.

Estimated Amortization Expense for the years ended December 31:

2012	$295
2013	277
2014	260
2015	244
2016	229
Thereafter	1,132

The Corporation services loans for others with unpaid principal balances at December 31, 2011, 2010 and 2009 of approximately $403,545, $395,046 and $363,862, respectively.

The Corporation's mortgage servicing rights are retained from mortgages sold primarily to the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC").  In January 2012, the Corporation received notice from FNMA that it was not in compliance with the FNMA Servicing Agreement due to the subsidiary bank's capital ratios falling below the well-capitalized standard for regulatory capital adequacy as of September 30, 2011.  The Corporation was required to raise capital ratios to the well-capitalized regulatory standard by February 29, 2012 to avoid FNMA's seizure of the mortgage servicing rights portfolio.  Management solicited bids for sale of the mortgage servicing rights in February 2012, and FNMA agreed to extend the original deadline to July 31, 2012 to allow time to complete the sale of the mortgage servicing rights to an approved servicer or raise appropriate capital. Preliminary bids have been received for the mortgage servicing rights. The Corporation recognized an additional $200,000 impairments as of December 31, 2011 based on the received bids. Management intends to consumate a sale of the mortgage servicing rights in the second quarter 2012 at an amount reasonably equivalent to the recorded value at December 31, 2011.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

9. Deposits

As of December 31, the aggregate amounts of time deposits in denominations of $100 or more and related interest expense were as follows:

	2011	2010	2009
Amount	$113,904	$146,685	$193,449
Interest expense for the year	1,355	1,883	4,044

Total interest expense on deposits for the years ended December 31 was as follows:

	2011	2010	2009
Interest-bearing demand	$2,041	$2,972	$3,734
Savings	55	62	55
Time	3,989	7,351	15,431
Total	$6,085	$10,385	$19,220

At December 31, 2011, the scheduled maturities of time deposits are as follows:

2012	$258,167
2013	39,628
2014	4,066
2015	3,712
2016	1,714
Thereafter	8
Total	$307,295

10. Borrowings

As of December 31, borrowings consisted of the following:

	2011		2010
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Customer repurchase agreements	$54,835	0.59%	$35,806	0.63%
Advances from the Federal Home Loan Bank of Chicago due:
March 21, 2011	-0-	n/a	4,000	1.23
May 23, 2011	-0-	n/a	5,000	0.99
May 23, 2012	5,000	0.38	-0-	n/a
Interest-bearing demand notes issued to the U.S. Treasury	-0-	n/a	1,753	0.00
Trust preferred securities	25,000	1.85	25,000	4.55
Total	$84,835	0.95%	$71,559	2.04%

The subsidiary bank has adopted a collateral pledge agreement whereby they agreed to keep on hand at all times, free of all other pledges, liens and encumbrances, first mortgages with unpaid principal balances aggregating to no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago (FHLB).  The advance from the FHLB, which has a fixed interest rate of 0.38% as of December 31, 2011, is subject to restrictions or penalties in the event of prepayment.  All stock in the FHLB is also pledged as collateral for these advances.

On July 15, 2005, the Corporation, through its subsidiary PNBC Capital Trust I, issued trust preferred securities in the amount of $25,000.  These securities were issued to help finance the acquisition of Somonauk FSB Bancorp, Inc.  Additionally, these securities have a maturity of thirty years and a fixed interest rate of 5.68% for the first five years to July 15, 2010.  The interest then adjusted to a floating rate at the three-month LIBOR plus 154 basis points. The rate on December 31, 2011 was LIBOR plus 154 basis points, or 2.09%.  While these securities are recorded as a liability for financial reporting purposes, a portion qualifies as Tier 1 capital for regulatory purposes.  According to the provisions of ASC Topic 810, “Consolidation of Variable Interest Entities,” PNBC Capital Trust I is a variable interest entity which is not required to be consolidated by the Corporation.

On January 24, 2011, the Corporation provided notice to Bank of America, N.A., as successor trustee by merger, of the Corporation’s $25,000 in junior subordinated debt securities due 2035 (PNBC Capital Trust I) that the Corporation was exercising its right to defer interest payments for a period of twenty (20) consecutive quarterly interest payment periods beginning with the interest payment period of March 15, 2011, unless the Corporation subsequently gives notice that it has elected to shorten such deferral period.  The Corporation continues to accrue the quarterly interest obligation.  This deferred interest, which totals $493,000 as of December 31, 2011, is recorded in other liabilities on the Consolidated Balance Sheets.

Customer repurchase agreements consist of obligations of the subsidiary bank to other parties. The obligations are secured by investment securities and such collateral is held by the subsidiary bank. The maximum amount of outstanding agreements at any month-end during 2011 and 2010 totaled $58,576 and $43,391, respectively, and the daily average of such agreements totaled $43,866 and $36,981 for 2011 and 2010, respectively. The agreements at December 31, 2011 are ongoing and, as such, have no fixed maturity date.

11. Income Taxes

Income tax expense (benefit) consisted of the following:

	Current	Deferred	Total
Year ended December 31, 2011:
Federal	$(1,164)	$(944)	$(2,108)
State	2	(275)	(273)
Valuation Allowance – change in judgment	-0-	10,268	10,268
Total	$(1,162)	$9,049	$7,887

Year ended December 31, 2010:
Federal	$(1,843)	$(7,863)	$(9,706)
State	-0-	(2,198)	(2,198)
Total	$(1,843)	$(10,061)	$(11,904)
Year ended December 31, 2009:
Federal	$1,738	$(3,191)	$(1,453)
State	409	(556)	(147)
Total	$2,147	$(3,747)	$(1,600)

Income tax expense (benefit) differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income (loss) as a result of the following for the years ended December 31:

	2011	2010	2009
Computed “expected” tax expense (benefit)	$(15,797)	$(9,820)	$(7,727)
Increase (decrease) in income taxes resulting from:
Tax-exempt income	(1,075)	(1,391)	(1,891)
Non-deductible interest expense	34	67	118
State income taxes, net of federal tax benefit	(2,381)	(1,452)	(63)
Bank-owned life insurance income	(336)	(314)	(350)
Recharacterization of municipal income	-0-	962	-0-
Intra-period tax allocation	(1,463)	-0-	-0-
Impact of state income tax rate change	(360)	-0-	-0-
Change in Valuation Allowance	29,185	-0-	-0-
Other, net	80	44	44
	$(7,887)	$(11,904)	$(1,600)

The calculation of the income tax provision or benefit generally does not consider the tax effects of changes in other comprehensive income (“OCI”) which is a component of stockholder’s equity on the balance sheet.  However, an exception is provided in certain circumstances, such as when there is a full valuation allowance against net deferred tax assets, and there is both a loss from continuing operations and income in other components of the financial statements.  In such a case, pre-tax income from other categories, such as changes in OCI, must be considered in determining a tax benefit to be allocated to the loss from continuing operations.  For 2011, this resulted in $1,463 of income tax benefit allocated to continuing operations.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011 and 2010 are presented below:

	2011	2010
Deferred tax assets:
Deferred compensation	$143	$143
Allowance for loan losses	12,167	11,542
Nonaccrual loan interest income	661	942
AMT credit carryforwards	753	1,975
Post-retirement health benefit plan accrual	450	441
Stock option expense	134	104
Federal net operating losses, net	16,713	772
State net operating losses, net of federal benefit	2,781	526
Other, net	1,200	441
Total gross deferred tax assets	35,003	16,886
Deferred tax liabilities:
Buildings and equipment, principally due to differences in depreciation	(256)	(403)
Accretion	(92)	(32)
Purchase accounting adjustments	(1,704)	(1,853)
FHLB stock dividends	(284)	(276)
Mortgage servicing rights	(975)	(1,314)
Prepaid expenses	(364)	(353)
Unrealized gain on investment securities available-for-sale	(3,606)	(2,143)
Total gross deferred tax liabilities	(7,281)	(6,374)
Net deferred tax assets, before valuation allowance	27,722	10,512
Valuation allowance:
Beginning balance	-0-	-0-
Increase during the period	(27,722)	-0-
Ending balance	(27,722)	-0-

Net deferred tax assets	$-0-	$10,512

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

During the third quarter of 2011, management established a full valuation allowance of $27,722 against existing net deferred tax assets. Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is "more likely than not" that a deferred tax asset will not be realized. The realizability of the deferred tax asset is based on management's evaluation of both positive and negative evidence, the forecasts of future income, prudent and feasible tax planning strategy and assessments of current and future economic and business conditions. Positive evidence includes the existence of taxes paid in available carry-back years as well as taxable income projections for future periods, while negative evidence includes the cumulative losses in the current year and prior two years and general business and economic trends. After evaluating all of the factors previously summarized and considering the weight of the positive evidence compared to the negative evidence, the Corporation has determined a full valuation adjustment was necessary as of December 31, 2011.

During 2011, the Corporation filed amended tax returns for 2007 through 2009 to recharacterize income on certain municipal securities determined to be taxable. The effect was recognized in the 2010 tax provision as a change in estimate.

At December 31, 2011 and 2010, the Corporation had alternative minimum tax credits of $753 and $1,975, respectively, that can be carried forward indefinitely. At December 31, 2011, the Corporation has a federal net operating loss carryforward of $49,157 that will expire in 2031 and an Illinois net operating loss carryforward of $54,365 that is suspended until 2014 and will expire in 2026.

12. Comprehensive Income

Other comprehensive income components and related taxes were as follows:

	2011	2010	2009
Net unrealized gains on securities available-for-sale	$6,470	$1,127	$4,089
Reclassification adjustment for realized gains included in income	(2,693)	(722)	(1,781)
	3,777	405	2,308
Defined benefit pension plan
Net prior service credit	62	62	62
Amortization of transition obligation	-0-	-0-	-0-
Net loss	(62)	(62)	(88)
Other comprehensive income, before tax effect	3,777	405	2,282
Tax expense	1,463	157	868
Other comprehensive income	$2,314	$248	$1,414

The components of accumulated other comprehensive income included in stockholders’ equity, are as follows:

	2011	2010	2009
Net unrealized gain on securities available-for-sale	$9,309	$5,532	$5,127
Net unrealized benefit obligations	(530)	(531)	(531)
	8,779	5,001	4,596
Tax effect	(3,401)	(1,937)	(1,780)
Net-of-tax amount	$5,378	$3,064	$2,816

13. Regulatory Matters

The Corporation and its subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of each entity’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation’s and its subsidiary bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.  Furthermore, the Corporation and subsidiary bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average adjusted assets. As of December 31, 2011, the subsidiary bank was categorized as significantly under-capitalized for two of the three ratios under the regulatory framework, while the Corporation was classified as significantly under-capitalized for all three ratios.  As of December 31, 2010, the subsidiary bank was categorized as well-capitalized for all three ratios under the regulatory framework, while the Corporation was classified as well-capitalized for two ratios and adequately-capitalized for one ratio.

On March 29, 2012, the subsidiary bank's Board of Directors received a Prompt Corrective Action (“PCA”) Notice under 12 U.S.C. 1831o and 12 C.F.R. Part 6 due to its amended Call Report filed with the OCC on March 22, 2012 reflecting capital ratios in the Significantly Undercapitalized PCA capital category.  This Notice places the Bank under certain mandatory PCA restrictions regarding the payment of capital distributions and management fees, as well as restrictions on asset growth, on certain expansion activities, including acquisitions, new branches, and new lines of business, and on payment of bonuses and compensation to senior executive officers.  These mandatory requirements also include a requirement that the Bank submit an acceptable Capital Restoration Plan (“CRP”) to the OCC no later than May 7, 2012, addressing the steps the Bank will take to become adequately capitalized, the levels of capital to be attained during each quarter of each year of the CRP, the types and level of activities in which the Bank will engage; and how management will comply with the restrictions against asset growth, and acquisition, branching and new lines of business. The subsidiary bank's capital category is determined solely for the purpose of applying PCA and may not constitute an accurate representation of the subsidiary bank's overall financial condition or prospects.

To be categorized as well-capitalized, the Corporation and the subsidiary bank must maintain total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table that follows, at December 31, 2011. The Corporation’s and the subsidiary bank’s actual capital amounts and ratios as of December 31, 2011 and 2010 are as follows:

	Actual		Minimum Capital Requirement per Regulation for Capital Adequacy Purposes		Minimum To Be Considered Adequately Capitalized per Consent Order
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2011:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$(3,418)	(0.50)%	$54,204	8.00%		$81,306	12.00%
Citizens First National Bank	31,554	4.60%	54,892	8.00%		82,339	12.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$(3,418)	(0.50)%	$27,102	4.00%	$	N/A	N/A
Citizens First National Bank	22,707	3.31%	27,446	4.00%		N/A	N/A

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$3,418	(0.32)%	$42,365	4.00%		$84,729	8.00%
Citizens First National Bank	22,707	2.14%	42,354	4.00%		84,718	8.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010:

Total Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$76,618	9.68%	$63,339	8.00%	$79,174	10.00%
Citizens First National Bank	81,447	10.29%	63,326	8.00%	79,157	10.00%

Tier 1 Capital (to risk-weighted assets):
Princeton National Bancorp, Inc.	$66,476	8.40%	$31,669	4.00%	$47,504	6.00%
Citizens First National Bank	71,307	9.01%	31,663	4.00%	47,494	6.00%

Tier 1 Capital (to average adjusted assets):
Princeton National Bancorp, Inc.	$66,476	5.76%	$46,190	4.00%	$57,738	5.00%
Citizens First National Bank	71,307	6.18%	46,184	4.00%	57,730	5.00%

On March 15, 2010, the Bank entered into a formal written agreement (the “Agreement”) with the OCC. The Agreement sets forth the Bank’s commitments to: (i) review and take action as necessary regarding its allowance for loan losses; (ii) improve the Bank’s asset quality through the development of workout plans for criticized assets and the assessment of credit risk; and (iii) revise the Bank’s credit risk rating management information system.

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

On September 20, 2011, the Bank entered into a Stipulation and Consent to the Issuance of a Consent Order (the “Consent Order”) with the Office of the Comptroller of the Currency (the “OCC”).  The Consent Order replaced the above-noted formal written agreement entered into by the Bank with the OCC on March 15, 2010. Under the terms of the Consent Order, the subsidiary bank is required to, among other things: (i) adopt and adhere to a three-year written strategic plan that establishes objectives for the subsidiary bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in non-performing assets and its product development; (ii) adopt and maintain a capital plan; (iii) by December 19, 2011, achieve and thereafter maintain a Tier 1 capital ratio of at least 8% and a total risk-based capital ratio of at least 12%; (iv) seek approval of the OCC prior to paying dividends on its capital stock; (v) develop a program to reduce the subsidiary bank’s credit risk; (vi) take certain actions related to credit and collateral exceptions; (vii) reaffirm the subsidiary bank’s liquidity risk management program; and (viii) appoint a compliance committee of the Board of Directors to help ensure the subsidiary bank’s compliance with the Consent Order.  The subsidiary bank is also required to submit certain regular reports with respect to the foregoing requirements.

On December 19, 2011, the subsidiary bank submitted to the OCC a three year strategic plan and capital plan designed to strengthen the Corporation and its subsidiary bank’s operations and capital position going forward.  The plans reflected the current challenges with respect to capital and difficulties in projecting the impact of economic weakness in the Corporation’s markets on its loan portfolio, as well as strategies to maintain the financial strength of the Corporation and its subsidiary bank.  A significant part of the plans was the initiative by the Corporation to evaluate the sale of branch locations of the subsidiary bank in order to generate profits to improve capital ratios of the subsidiary bank.  As of December 31, 2011, the corporation has not committed to a plan to sell any particular branches.

On October 27, 2011, the Corporation entered into a Written Agreement with the Federal Reserve Bank (the “FRB”).  Under the terms of the Written Agreement, the Corporation is required to, among other things: (i) serve as a source of strength to the subsidiary bank, including taking steps to ensure  that the subsidiary bank complies with the Consent Order it entered into with the OCC on September 20, 2011, and any other supervisory action taken by the subsidiary bank’s federal regulator; (ii) refrain from declaring or paying any dividend, or taking dividends or other payments representing a reduction in the subsidiary bank’s capital, each without the prior written consent of the FRB and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors of the Federal Reserve System; (iii) refrain from making any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior approval of the FRB and the Director; (iv) refrain from incurring, increasing, or guaranteeing any debt, and from purchasing or redeeming any shares of its capital stock, each without the prior approval of the FRB; (v) provide the FRB with a written plan to maintain sufficient capital at the Corporation on a consolidated basis; (vi) provide the FRB with a projection of the Corporation’s planned sources and uses of cash; (vii) comply with certain regulatory notice provisions pertaining to the appointment of any new director or senior executive officer, or the changing of responsibilities of any senior executive officer; and (viii) comply with certain regulatory restrictions on indemnification and severance payments.  The Corporation is also required to submit certain reports to the FRB with respect to the foregoing requirements.  Pursuant to the Written Agreement, the Corporation has agreed to take certain actions and operate in compliance with the Written Agreement’s provisions during its term.

As of December 31, 2011, the Corporation’s total risk-based capital ratio was (0.50)%, Tier 1 risk-based capital ratio was (0.50)% and its Tier 1 leverage ratio was (0.32)%. The capital ratios fell below the adequately capitalized levels primarily due to continued operating losses at the subsidiary bank. The regulatory capital ratios are further reduced by the limitation on trust preferred securities includible in Tier 1 capital, based on the decreased level of core capital. As of December 31, 2011, the subsidiary bank had a total capital to risk weighted assets ratio of 4.60%, a Tier 1 capital to risk-weighted assets ratio of 3.31% and a leverage ratio of 2.14%

The Corporation has generated net losses in each of the last three years, with losses of $54,350 in 2011, $16,979 in 2010 and $21,126 in 2009. The 2009 loss was largely due to the 100% write-off of the subsidiary bank’s goodwill of $24,521. The subsidiary bank has continued to generate losses in 2010 and 2011 from significant increases in non-performing assets, impaired loans and loan loss provisions, resulting in the subsidiary bank’s primary regulator imposing a Consent Order. Due to the net losses incurred by the Corporation in the last three years, equity capital has been reduced to a level that leaves the Corporation with very little capacity to absorb further losses.

In 2010, the Corporation and subsidiary bank’s Boards of Directors initiated a process to identify and evaluate a broad range of strategic alternatives to strengthen the Corporation’s capital base and enhance shareholder value. These strategic alternatives include asset sales, consolidation of operations, closing of branches, capital enhancement and other recapitalization transactions. The subsidiary bank retained outside financial and legal advisors to assist with its evaluation and oversight.

In December 2011, as part of the capital plan submitted to the OCC in response to the Consent Order, several capital enhancement alternatives were evaluated including a public offering of common shares, a shareholder rights offering, the sale of branch locations and other asset sales.  In 2012, the board and management continue to evaluate these potential alternatives with advisors, independent parties and the OCC, which under the consent order must provide prior approval before the execution of any capital enhancement transaction.

If the Corporation is unsuccessful in assessing and implementing other strategic and capital-raising options, and if a liquidity crisis would develop, the Corporation has various alternatives, which could include selling or closing additional branches, packaging and selling high-quality commercial loans, executing sale/leaseback agreements on its banking facilities and other options. If executed, these transactions would decrease the subsidiary bank’s assets and liabilities, improve capital ratios and reduce general, administrative and other expense. The Corporation is continuing to explore and evaluate all strategic and capital-raising options with its financial and legal advisors.

14. Employee, Officer and Director Benefit Plans

The subsidiary bank has a defined contribution investment 401(k) plan. Under this plan employees could elect to contribute, on a tax-deferred basis, up to a maximum of $17 ($23 for those employees eligible to make catch-up contributions). In addition, the subsidiary bank will match employees’ contributions up to three percent of each employee’s salary and match 50% of the next two percent contributed. The subsidiary bank’s contribution to the defined contribution investment 401(k) plan for 2011, 2010 and 2009 was $430, $442 and $438, respectively.

The subsidiary bank has an employee stock purchase program in which employees contribute through payroll deductions. These amounts are pooled and used to purchase shares of the Corporation’s common stock on a quarterly basis at the opening bid price on the last business day of the quarter.

The subsidiary bank also has a profit sharing plan. Annual contributions to the subsidiary bank’s plan are based on a formula. The total contribution is at the discretion of the Board of Directors. The cost of the profit sharing plan charged to operating expense was $0 in 2011 and 2010, and $142 in 2009.

Stock Based Compensation Plan

Additionally, the Corporation has non-qualified stock option plans (“the Plans”) for the benefit of employees and directors of the subsidiary bank, as well as directors of the Corporation. The plans permit the grant of share options and shares for up to 802,500 shares of common stock. The Corporation believes that such awards better align the interests of its employees and directors with those of its stockholders. Option awards are granted with an exercise price equal to the market price of the Corporation’s stock at the date of grant. The option awards generally vest based on three years of continuous service and have ten-year contractual terms.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

The fair value of each option award is estimated on the date of grant using a Black-Scholes closed-form model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Corporation’s stock and other factors. The Corporation uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of the options granted is derived from the Corporation’s historical option exercise experience and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The following assumptions were used in estimating the fair value for options granted in 2011, 2010 and 2009:

	2011	2010	2009
Expected volatility	.600	.360	.380
Expected dividends	0.00%	5.75%	3.56%
Expected term (in years)	7 yrs.	7 yrs.	3 yrs.
Risk-free rate	1.35%	2.71%	1.70%

A summary of option activity under the Plan as of December 31, 2011, 2010 and 2009, and changes during the years then ended, is presented as follows:

2011
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, beginning of year	555,277	$23.60
Granted	75,250	1.51
Exercised	-0-	n/a
Forfeited or expired	(270,219)	n/a
Outstanding, end of year	360,308	17.51	6.65 yrs.	$-0-
Options exercisable end of year	243,575	$24.39	5.27 yrs.	$-0-

The intrinsic value of the outstanding shares and the options exercisable noted above excludes 360,308 shares and 243,575 shares, respectively, which were anti-dilutive for 2011.

2010
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, beginning of year	523,211	$25.53
Granted	51,700	3.64
Exercised	-0-	n/a
Forfeited or expired	(19,634)	n/a
Outstanding, end of year	555,277	23.60	6.31 yrs.	$-0-
Options exercisable end of year	435,469	$27.22	5.51 yrs.	$-0-

The intrinsic value of the outstanding shares and the options exercisable noted above excludes 555,277 shares and 435,469 shares, respectively, which were anti-dilutive for 2010.

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

The weighted-average grant date fair value of options granted during the years 2011, 2010 and 2009 was $68, $35 and $133, respectively. The total intrinsic value of options exercised was $0 during the years ended December 31, 2011, 2010 and 2009.

A summary of the status of the Corporation’s non-vested shares and changes during the year ended December 31, 2011, 2010 and 2009 is presented below:

	2011
	Shares	Weighted Average Grant-Date Fair Value
Non-vested, beginning of year	119,808	$1.09
Granted	75,250	0.90
Vested	(41,125)	1.08
Forfeited	(37,200)	0.99
Non-vested, end of year	116,733	$1.00

	2010
	Shares	Weighted Average Grant-Date Fair Value
Non-vested, beginning of year	147,217	$0.97
Granted	51,700	0.68
Vested	(72,309)	1.13
Forfeited	(6,800)	1.34
Non-vested, end of year	119,808	$1.09

	2009
	Shares	Weighted Average Grant-Date Fair Value
Non-vested, beginning of year	165,019	$0.59
Granted	63,150	2.11
Vested	(80,952)	1.09
Forfeited	-0-	n/a
Non-vested, end of year	147,217	$0.97

As of December 31, 2011, there was $136 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 3 years. The total fair value of shares vested during the years ended December 31, 2011, 2010 and 2009, was $44, $82 and $88, respectively.

During 2011 and 2010, 12,500 and 8,500 shares were granted under the plans in the form of nonvested shares at no cost to the officers. The nonvested shares vest annually over a five year restriction period, and the participant is not entitled to receive distribution on the nonvested shares during the five year period.

The fair value of nonvested shares is determined based on the market value of the Corporation’s shares on the grant date. The weighted average grant date fair value of awards granted during 2011 and 2010 was $1.51 and $5.12.

A summary of the nonvested share activity during 2011 and 2010 is presented below.

	2011		2010
	Nonvested Shares	Weighted Average Grant-Date Fair Value	Nonvested Shares	Weighted Average Grant-Date Fair Value
Nonvested, beginning of year	8,500	$5.12	-0-	$-0-
Granted	12,500	1.51	8,500	5.12
Vested	-0-	-0-	-0-	-0-
Forfeited	(1,500)	(7.84)	-0-	-0-
Nonvested, end of year	19,500	$2.60	8,500	$5.12

At December 31, 2011, there was approximately $51 of total unrecognized compensation expense related to nonvested shares. The amount to be recognized as compensation expense during the next four fiscal years is approximately $12 and $11 per year as of December 31, 2011 and 2010, respectively. The total fair value of nonvested share awards vesting during 2010 is $0 as the shares first vest in January 2015.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

15. Pension and Other Post-Retirement Benefits

Employee Health Benefit Plan

The Corporation does not have a defined benefit pension plan. The Corporation does have a defined contribution investment plan which is discussed in Note 14 - “Employee, Officer and Director Benefit Plans.” The Corporation offers certain retirees the opportunity to continue benefits in the subsidiary bank’s Employee Health Benefit Plan. The Corporation’s level of contribution is based upon age, service formula, date of employment and retirement date. Employees hired prior to October 1, 1994 who retired prior to July 1, 2008 were eligible to receive benefits under the Bank’s Health Benefit Plan for life. All employees hired on or before October 1, 1994 previously were allowed coverage for life. The plan was amended on December 31, 2007 to require employees hired on or before October 1, 1994 who retire after July 1, 2008 to convert to a Medicare Supplement Plan at age 65. Coverage stops at age 65 for employees hired after October 1, 1994. The Corporation uses a December 31 measurement date for its plan. Information about the plan’s unfunded status follows:

	2011	2010
Change in benefit obligation
Beginning of year	$1,137	$1,115
Service cost	27	23
Interest cost	58	59
Amortization of prior service cost	(62)	(62)
Actuarial loss	39	53
Benefits paid	(67)	(51)
Unfunded status at end of year	$1,132	$1,137

The components of the 2011, 2010 and 2009 net periodic post-retirement benefit cost are shown below:

	2011	2010	2009
Service cost	$27	$23	$23
Interest cost	58	59	58
Amortization of prior service cost	(62)	(62)	(62)
Amortization of net loss	57	53	56
Net periodic post-retirement benefit cost	$80	$73	$75

Other changes in benefit obligations recognized in other comprehensive loss:

	2011	2010
Net loss	$(62)	$(62)
Prior service cost recognized	62	62
Total recognized in other comprehensive loss	-0-	-0-

Total recognized in net periodic benefit cost and other comprehensive loss	$(80)	$(73)

The estimated net loss, prior service cost and transition obligation for the defined benefit plan that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year is a net loss of $5.

Amounts recognized in the Consolidated Balance Sheets:

	2011	2010
Liabilities	$1,132	$1,137

Amounts recognized in accumulated other comprehensive income (loss) and not yet recognized as components of net periodic benefit cost consist of:

	2011	2010
Net loss	$(62)	(62)
Prior service cost recognized	62	62
Total	$-0-	$-0-

The accumulated benefit obligation for all defined benefit plans was $1,132 and $1,137 at December 31, 2011 and 2010, respectively.

Significant assumptions include:

	2011	2010

Weighted average assumptions used to determine benefit obligation:
Discount rate	4.50%	5.25%
Rate of compensation increase	n/a	n/a

Weighted average assumptions used to determine benefit cost:
Discount rate	4.50%	5.25%
Expected return on plan assets	n/a	n/a
Rate of compensation increase	n/a	n/a

For measurement purposes, a 7.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2011 and 2010. The rate was assumed to decrease gradually to 5.00% by the year 2015 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost components	$8	$(7)
Effect on post-retirement benefit obligation	72	(65)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2011:

Post Retirement Health Benefits
2012	$59
2013	84
2014	103
2015	114
2016	103
2017-2021	530

Split Dollar Life Insurance

ASC Topic 715 requires the Corporation to recognize a liability and compensation expense for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to post retirement periods. The benefit to the employee is the payment of the premiums by the Corporation. The Corporation adopted ASC Topic 715 as of January 1, 2008, through a cumulative effect adjustment as a liability and a decrease to retained earnings of $580. Beginning January 1, 2008, an expense was recorded as the remaining benefit is earned with a corresponding addition to the post retirement benefit obligation. The amount of the expense for 2011, 2010 and 2009 was $62, $61 and $58, respectively. For the period from retirement to the estimated date of death for the participants, this liability is reversed into income.

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

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

The following table presents the Corporation’s assets that are measured at fair value on a recurring basis and the level within the ASC 820 hierarchy in which the fair value measurements fall as of December 31, 2011 and 2010:

		Fair Value Measurements Using
December 31, 2011	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale:
United States Government and Federal agency and U.S. Government sponsored enterprises (GSEs)	$78,022	$-0-	$78,022	$-0-
State and Municipal	95,483	-0-	95,483	-0-
Collateralized mortgage obligations:
GSE Residential	78,242	-0-	78,242	-0-
Total	$251,747	$-0-	$251,747	$-0-

		Fair Value Measurements Using
December 31, 2010	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale:
United States Government and Federal agency and U.S. Government sponsored enterprises (GSEs)	$78,204	$-0-	$78,204	$-0-
State and Municipal	115,654	-0-	115,654	-0-
Collateralized mortgage obligations:
GSE Residential	54,894	-0-	54,894	-0-
Total	$248,752	$-0-	$248,752	$-0-

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

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.  Fair value adjustments on impaired loans were $2,147 and $16,040 for the years ended December 31, 2011 and 2010, respectively.

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

Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy. Fair value adjustments on mortgage servicing rights were $1,017 and $110 for the years ended December 31, 2011 and 2010.

Other Real Estate Owned - Other real estate owned acquired through loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate and is classified within Level 3 of the fair value hierarchy. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through non-interest expense. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other non-interest expense.  Fair value adjustments on other real estate owned were $4,199 and $14,759 for the years ended December 31, 2011 and 2010, respectively.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the ASC 820 fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010:

		Fair Value Measurements Using
December 31, 2011	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans (collateral dependent)	$32,903	-0-	-0-	$32,903
Mortgage servicing rights	2,437	-0-	-0-	2,437
Other real estate owned	7,098	-0-	-0-	7,098

		Fair Value Measurements Using
December 31, 2010	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans (collateral dependent)	$30,756	-0-	-0-	$30,756
Mortgage servicing rights	3,385	-0-	-0-	3,385
Other real estate owned	2,899	-0-	-0-	2,899

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires all entities to disclose the estimated fair value of their financial instrument assets and liabilities. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in ASC 825. Many of the Corporation’s financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation’s general practice and intent to hold its financial instruments to maturity and to not engage in trading or sales activities except for loans held-for-sale and available-for-sale securities. Therefore, significant estimations and assumptions, as well as present value calculations, were used by the Corporation for the purpose of this disclosure.

Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values and the recorded book balances at December 31, 2011 and 2010, were as follows:

	December 31, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial Assets:
Cash and due from banks	$16,307	$16,307	$12,992	$12,992
Interest-bearing deposits in financial institutions	46,988	46,988	30,888	30,888
Investment securities	261,583	261,689	260,939	261,224
Loans, net, including loans held-for-sale	592,828	658,359	679,863	684,438
Accrued interest receivable	6,453	6,453	7,482	7,482
Total Financial Assets	$924,154	$989,796	$992,164	$997,024

Financial Liabilities:
Non-interest-bearing demand deposits	$171,939	$171,939	$138,683	$138,683
Interest-bearing deposits	745,356	750,355	824,278	827,266
Borrowings	84,835	84,829	71,559	71,615
Accrued interest payable	877	877	1,315	1,315
Total Financial Liabilities	$1,003,007	$1,008,000	$1,035,835	$1,308,879
Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	-0-	-0-	-0-	-0-
Lines of credit	-0-	-0-	-0-	-0-
Letters of credit	-0-	-0-	-0-	-0-

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

17. Undistributed Earnings of Subsidiary Bank

National banking regulations and capital guidelines limit the amount of dividends that may be paid by banks. At December 31, 2011, the subsidiary bank had $0 available for dividends. Additionally, according to the guidelines, at January 1, 2012, the subsidiary bank had $0 available for dividends. Future dividend payments by the subsidiary bank will be dependent upon individual regulatory capital requirements and levels of profitability. Since the Corporation is a legal entity, separate and distinct from the subsidiary bank, the dividends of the Corporation are not subject to such bank regulatory guidelines.

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

Foreclosed assets held for sale include commercial real estate development, agricultural real estate, residential real estate and commercial properties. Of the $21,848 held in foreclosed assets as of December 31, 2011, $11,002 was commercial real estate development; $1,695 was agricultural real estate; $3,373 was residential real estate; and $5,778 was commercial. The carrying value reflects management’s best estimate of the amount to be realized from the sale of the property. The amount that the Corporation realizes from the sale of the property could differ materially in the near term from the carrying value reflected in these financial statements.

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

As discussed further in Note 5 – “Loans and Allowance for Loan Losses,” the Corporation has concentrations in commercial real estate and commercial real estate development. Due to national, state and local economic conditions, values for commercial and commercial development real estate have declined significantly, and the market for these properties is depressed.

The accompanying financial statements have been prepared using values and information currently available to the Corporation.

Given the volatility of current economic conditions, the value of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Corporation’s ability to meet regulatory capital requirements and maintain sufficient liquidity.  Furthermore, the Corporation and subsidiary bank’s regulators could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the Corporation and subsidiary bank’s measurement of regulatory capital and compliance with the capital adequacy guidelines under the framework for prompt corrective action.

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

The subsidiary bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 2011, commitments to extend credit and standby letters of credit were approximately $96,510 and $1,756, respectively. At December 31, 2010, commitments to extend credit and standby letters of credit were approximately $118,357 and $1,503, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the subsidiary bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary bank secures the standby letters of credit with the same collateral used to secure the loan. The maximum amount of credit that would be extended under standby letters of credit is equal to the off-balance sheet contract amount. At December 31, 2011 and 2010, the standby letters of credit had terms that expire in one year or less.

There are various claims pending against the Corporation’s subsidiary bank, arising in the normal course of business. Management believes, based upon consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Corporation’s financial position or results of operations.

19. Capital Purchase Program/Troubled Asset Relief Program (TARP)

On January 23, 2009, the Corporation received $25,083 of equity capital by issuing to the United States Department of Treasury 25,083 shares of the Corporation’s 5.00% Series B Non-voting Cumulative Preferred Stock, par value $0.01 per share with a liquidation preference of $1.000 per share and a ten-year warrant to purchase up to 155,025 shares of the Corporation’s common stock, par value $5.00 per share, at an exercise price of $24.27 per share. The proceeds received were allocated to the preferred stock and additional paid-in capital based on their relative fair values. The resulting discount on the preferred stock is amortized against retained earnings and is reflected in the Corporation’s Consolidated Statements of Operations as “Dividends on preferred shares,” resulting in additional dilution to the Corporation’s earnings per share. The warrants would be immediately exercisable, in whole or in part, over a term of 10 years. The warrants were included in the Corporation’s diluted average common shares outstanding (subject to anti-dilution). Both the preferred securities and warrants were accounted for as additions to the Corporation’s regulatory Tier 1 and total capital.

The Series B Preferred stock is not mandatorily redeemable and will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. The Corporation can redeem the preferred securities at any time with Federal Reserve approval. The Series B Preferred stock ranks on equal priority with the Corporation’s currently authorized Series A Preferred stock.

Based on a Black-Scholes options pricing model, the common stock warrants have been assigned a fair value of $0.97 per warrant, or $150 in the aggregate, as of January 23, 2009. As a result, $150 has been recorded as the discount on the preferred stock obtained above and will be accreted as a reduction in net income available to common stockholders over the next five years at approximately $28 per year. For purposes of these calculations, the fair value of the common stock warrants as of January 23, 2009 was estimated using the Black-Scholes option pricing model and the following assumptions:

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

On January 24, 2011, the Corporation notified the U.S. Treasury that it will defer regularly scheduled dividend payments on the Corporation’s 25,083 in Series B Preferred Shares.  At December 31, 2011, dividends in arrears on preferred shares, which must be paid prior to the payment of dividends on the common shares, total approximately $1,254.

Notes to Consolidated Financial Statements (Continued)
(dollar amounts in thousands except share data)

20. Going Concern Considerations

As a result of the effects of the economic downturn and the record losses generated by the Corporation, the capital of the Corporation and the subsidiary bank has been significantly depleted.  The subsidiary bank has experienced significant increases in non-performing assets, impaired loans and loan loss provisions, resulting in the imposition of a Consent Order at the subsidiary bank and a Written Agreement at the Corporation.  For further discussion of these regulatory enforcements, see Note 13 – “Regulatory Matters” in the Notes to Consolidated Financial Statements.  Management is currently attempting to raise additional capital that will return the subsidiary bank to compliance with regulatory capital requirements of the Consent Order.  The Corporation’s ability to raise capital is contingent on the current capital markets and the Corporation’s financial performance.  Available capital markets are not currently favorable and the Corporation cannot be certain of its ability to raise capital on any terms.

The losses reported by the Corporation during the recent three years were primarily due to large provisions for loan losses, goodwill impairment charges and the establishment of a valuation allowance against the Corporation’s net deferred tax asset.  Prior to sustaining these losses in 2011, 2010 and 2009, the Corporation had a history of profitable operations.  The return to profitable operations is contingent on the overall economic recovery and the stability of collateral values of the real estate that secures many of the Corporation’s loans.

While the Corporation believes that it may be able to raise sufficient capital to meet its capital requirements and manage loan losses in the near term until such time that the overall economy improves without having to liquidate assets, the realization of assets in other-than-normal course of business in order to provide liquidity could result in additional losses to be reflected in the Corporation’s financial statements.

21. Condensed Financial Information of Princeton National Bancorp, Inc.

The following condensed financial statements are presented for the Corporation on a stand alone basis:

Condensed Balance Sheets

	December 31
	2011	2010
Assets
Cash	$35	$31
Interest-bearing deposits in subsidiary bank	19	18
Other assets	241	1,718
Investment in subsidiary bank	30,206	80,157
Total assets	30,501	81,924
Liabilities
Borrowings	$25,000	$25,000
Other liabilities	566	63
Total liabilities	25,566	25,063
Stockholders’ Equity
Preferred stock	25,016	24,986
Common stock	22,391	22,391
Common stock warrants	150	150
Surplus	18,126	18,275
Retained earnings (accumulated deficit)	(42,791)	11,589
Accumulated other comprehensive income, net of tax	5,378	3,064
Less: cost of treasury shares	(23,335)	(23,594)
Total stockholders’ equity	4,935	56,861
Total liabilities and stockholders’ equity	$30,501	$81,924

Condensed Statements of Operations

	For the Years Ended December 31
	2011	2010	2009
Income
Dividends received from subsidiary bank	$0	$1,500	$5,200
Interest income	1	3	54
Other income	2	18	44
Total income	3	1,521	5,298
Expenses
Interest expense	472	1,142	1,517
Amortization and depreciation	15	5	5
Other expenses	363	300	521
Total expenses	850	1,447	2,043
Income (loss) before income taxes and equity in undistributed loss of subsidiary bank	(847)	74	3,255
Applicable income tax expense (benefit)	1,171	(552)	(699)
Income (loss) before equity in undistributed loss of subsidiary bank	(2,018)	626	3,954
Equity in undistributed loss of subsidiary bank	(52,332)	(17,605)	(25,080)
Net loss	(54,350)	(16,979)	(21,126)
Dividends on preferred shares	0	1,255	1,178
Dividends in arrears on preferred shares	1,254	0	0
Accretion of preferred stock discount	30	28	25
Net loss available to common stockholders	$(55,634)	$(18,262)	$(22,329)

Condensed Statements of Cash Flows

	For the Years Ended December 31
	2011	2010	2009
Operating activities:
Net loss	$(54,350)	$(16,979)	$(21,126)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in undistributed loss of subsidiary bank	52,332	17,605	25,080
Amortization of other intangible assets	15	5	5
(Increase) decrease in other assets	1,461	(665)	(8,481)
(Decrease) increase in other liabilities	503	(154)	(683)
Net cash used in operating activities	(39)	(188)	(5,205)

Financing activities:
Net decrease in borrowings	-0-	-0-	(16,050)
Proceeds from issuance of preferred stock and common stock warrants, net of expenses	-0-	-0-	25,020
Dividends paid on preferred stock	-0-	(1,255)	(1,017)
Dividends paid on common stock	-0-	-0-	(2,311)
Sale of treasury stock	44	55	114
Award of nonvested common stock out of treasury stock	-0-	43	-0-
Net cash provided by (used in) financing activities	44	(1,157)	5,756
Increase (decrease) in cash and cash equivalents	5	(1,345)	551
Cash and cash equivalents at beginning of year	49	1,394	843
Cash and cash equivalents at end of year	$54	$49	$1,394

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
(dollar amounts in thousands except share data)

The following discussion and analysis provides information about the Corporation’s financial condition and results of operations for the years ended December 31, 2011, 2010, and 2009. This discussion and analysis should be read in conjunction with the Corporation’s Consolidated Financial Statements and the Notes thereto included in this report.

Overview

The Corporation reported a net loss available to common stockholders of $(55,634) for 2011, an increase in the net loss of $37,372 (or 204.6%) when compared to a net loss of $(18,262) in 2010. The net loss in 2011 was negatively impacted by the recognition of a full valuation allowance against deferred tax assets resulting in recognition of tax expense of $7,887 in 2011 versus a tax benefit of $11,904 in 2010. The deferred tax asset valuation allowance plus the corresponding inability to recognize the current tax benefit of net operating losses resulted in an increase in net loss from 2010 to 2011 of $19,791. The net loss in 2011 was also negatively impacted by continued high provision for loan losses of $51,803, an increase in other real estate owned expenses ($3,998 in 2011 versus $2,586 in 2010) and a decrease in net interest income ($34,686 in 2011 versus $37,328 in 2010). The decrease in net interest income was primarily a result of a managed reduction in the balance sheet, yield compression on earning assets and the impact of continued high levels of non-performing assets. Also in 2011, mortgage banking income declined by $1,186 primarily due to $1,017 in additional impairment recorded on mortgage servicing rights. Partially offsetting these expenses was an increase in gains from the sales of available for sale securities ($2,693 in 2011 versus $722 in 2010). Earnings in 2010 were significantly impacted by a $40,550 provision for loan losses and increased other real estate owned expenses, while earnings in 2009 were reduced by goodwill impairment of $24,521.

The following represents the Corporation’s net income (loss) available to common stockholders, earnings (loss) per share and provision for loan loss expense for each quarter of 2011:

	Net Income (Loss) Available to Common Stockholders	Earnings (Loss) per Share	Provision for Loan Losses
1st Quarter	$1,413	$0.43	$1,875
2nd Quarter	(3,245)	(0.98)	8,050
3rd Quarter	(19,146)	(5.75)	7,975
4th Quarter	(34,656)	(10.39)	33,903

During the fourth quarter of 2011, $20,002 in loan charge-offs were recorded due to the receipt of updated appraisals reflecting the deterioration in the collateral value of commercial real estate and commercial real estate development properties that has arisen due to the impacts on the real estate and construction industries of the economic downturn which continued from 2010 through 2011.  This credit deterioration, which is focused primarily in the northern and eastern markets, resulted in the large fourth quarter provision for loan losses totaling $33,903.  In conjunction with recorded charge-offs and recoveries for 2011, this resulted in an increase in the ratio of the allowance for loan losses to loans net of unearned interest as of December 31, 2011 to 4.90% compared to 4.22% as of December 31, 2010.

Updated collateral assessments, particularly in the areas noted, were negatively impacted by economic conditions which, though improving, have not stabilized and continue to be influenced by the volume of troubled commercial and residential real estate properties on the market. This situation remains dynamic and, though overall improvement may occur, further deterioration in the future in certain circumstances is possible. Management considers the balance of the allowance for loan losses adequate to meet probable losses as of December 31, 2011.

Non-interest income increased to 1.17% of average total assets for 2011, compared to 0.99% in 2010. Gains from the sales of available for sale securities increased by $1,971 due to investment portfolio restructuring to reduce municipal bond concentration, lower the generation of tax exempt income, improve the credit position of the municipal portfolio and enhance the efficiency of the portfolio via strategic sale opportunities.

Total non-interest expense as a percentage of average assets increased to 3.88% in 2011 from 3.21% in 2010. Excluding the increase of $3,848 in the combined amounts of other real estate owned and loan collection expenses in 2011 over 2010, total non-interest expense as a percentage of average assets increased to 3.52%.

In 2011, the Corporation’s total asset size declined by $82,155 (or 7.5%), ending the year at $1,014,316. With loan demand remaining tempered and loan redemption continuing during 2011, the Corporation continued to strategically reduce the balance sheet. This was accomplished by using the proceeds of investment security sales to fund the redemption of higher rate public deposits and borrowings, combined with the managed reduction of deposit account balances. This strategy resulted in a decrease in the loan portfolio of $83,053, a decrease in time deposits of $59,040, an increase in the balance of customer repurchase agreements of $19,029 and an increase in the Corporation’s liquidity of $19,415. Additionally, the Corporation’s borrowings in the form of Federal Home Loan Bank advances decreased by $4,000.

Total stockholders’ equity decreased by $51,926 from $56,861 in 2010 to a 2011 balance of $4,935. This decrease was due to the $(55,634) net loss available to common stockholders discussed above.

On March 15, 2010, the subsidiary bank entered into a written agreement (the “Agreement”) with the OCC. The Agreement sets forth the subsidiary bank’s commitments to: (i) review and take action as necessary regarding its allowance for loan and lease losses; (ii) improve the subsidiary bank’s asset quality through the development of workout plans for criticized assets and the assessment of credit risk; and (iii) revise the subsidiary bank’s credit risk rating management information system.

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

On September 20, 2011, the Bank entered into a Stipulation and Consent to the Issuance of a Consent Order (the “Consent Order”) with the Office of the Comptroller of the Currency (the “OCC”). The Consent Order replaced the above-noted formal written agreement entered into by the Bank with the OCC on March 15, 2010. Pursuant to the Consent Order, the Bank has agreed to take certain actions and operate in compliance with the Consent Order’s provisions during its term. Further information can be found in Note 13 - “Regulatory Matters” in the Notes to Consolidated Financial Statements.

On October 27, 2011, the Corporation entered into a Written Agreement with the Federal Reserve Bank. Pursuant to the Written Agreement, the Corporation has agreed to take certain actions and operate in compliance with the Written Agreement’s provisions during its term. Further information can be found in Note 13 - “Regulatory Matters” in the Notes to Consolidated Financial Statements.

On March 29, 2012, the subsidiary bank's Board of Directors received a Prompt Corrective Action (“PCA”) Notice under 12 U.S.C. 1831o and 12 C.F.R. Part 6 due to its amended Call Report filed with the OCC on March 22, 2012 reflecting capital ratios in the Significantly Undercapitalized PCA capital category.  This Notice places the Bank under certain mandatory PCA restrictions regarding the payment of capital distributions and management fees, as well as restrictions on asset growth, on certain expansion activities, including acquisitions, new branches, and new lines of business, and on payment of bonuses and compensation to senior executive officers.  These mandatory requirements also include a requirement that the Bank submit an acceptable Capital Restoration Plan (“CRP”) to the OCC no later than May 7, 2012, addressing the steps the Bank will take to become adequately capitalized, the levels of capital to be attained during each quarter of each year of the CRP, the types and level of activities in which the Bank will engage; and how management will comply with the restrictions against asset growth, and acquisition, branching and new lines of business. The Bank's capital category is determined solely for the purpose of applying PCA and may not constitute an accurate representation of the Bank's overall financial condition or prospects.

	Assets at Year-End	Percent Change	Equity at Year-End	Percent Change	Net Loss Available to Common Stockholders	Percent Change
2011	$1,014,316	(7.49)%	$4,935	(91.32)%	$(55,634)	(204.64)%
2010	1,096,471	(13.07)	56,861	(23.84)	(18,262)	18.21
2009	1,261,338	8.44	74,660	3.02	(22,329)	(404.79)

Critical Accounting Policies and Use of Significant Estimates

The Corporation has established various accounting policies that govern the application of U.S. generally accepted accounting principles in the preparation of the Corporation’s financial statements. The significant accounting policies of the Corporation are described in the Notes to Consolidated Financial Statements. Certain accounting policies involve significant judgments and assumptions by management that have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and assumptions, which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Corporation.

Allowance for Loan Losses - The Corporation believes the allowance for loan losses is the critical accounting policy that requires the most significant judgments and assumptions used in the preparation of its Consolidated Financial Statements. Management determines probable incurred losses inherent in the loan portfolio and establishes an allowance for those losses by considering factors including historical loss rates, expected cash flows and estimated collateral values. In assessing these factors, organizational history and experience with credit decisions and related outcomes is used. The allowance for loan losses represents the best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. Management evaluates the allowance for loan losses quarterly. If the underlying assumptions later prove to be in need of revision based on subsequent loss evaluations, the allowance for loan losses is adjusted.

Management estimates the appropriate level of allowance for loan losses by separately evaluating impaired and non-impaired loans. A specific allowance is assigned to an impaired loan when expected cash flows or collateral do not justify the carrying amount of the loan. The methodology used to assign an allowance to a non-impaired loan is more subjective. Generally, the allowance assigned to non-impaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics, adjusted for qualitative factors including the volume and severity of identified classified loans, changes in economic conditions, changes in credit policies or underwriting standards and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on any given borrower, can change rapidly, the risk profile of the loan portfolio is continually assessed and adjusted when appropriate. Notwithstanding these procedures, there still exists the possibility that our assessment could prove to be incorrect and that an immediate adjustment to the allowance for loan losses would be required.

During 2011, in evaluating the adequacy of the allowance for loan losses, the Corporation implemented a loan migration analysis to further analyze the risk in the loan portfolio based on previous loan risk rating, current loan risk rating and charge off history associated with each individual loan pool.  The loans risk-rated 1 through 4 (“pass loan pools”) for loan classifications that have experienced high historical losses during the past three years of economic downturn have been adjusted with negative qualitative adjustments to reflect the estimation of future losses within these pools based on the most recent migration analysis.  The loss migration analysis of these pass loan pools reflected less than a 1% charge off rate compared to a significantly higher charge off rate for loans with risk ratings of 5 and 6 (“substandard loan pools”).  These qualitative adjustments to the pass loan pool component of the ALLL analysis reflect the results of this migration analysis, as well as the seasoned nature of the loans comprising the pass loan pool that have been evaluated by an independent loan review process with over 80% loan review penetration.

The Corporation is also using migration analysis to analyze the risk in the substandard loan pools.  The migration analysis tracks all classified loans and the resulting charge offs that have resulted from these classified loans.  In certain loan sectors, the qualitative adjustment factors have been increased due to the risks reflected in the most recent migration analysis.  This is primarily in loan sectors, such as commercial real estate, where the Corporation has experienced recent elevated charge off history.

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

Deferred Income Tax Assets/Liabilities - Net deferred income tax assets arise from differences in the dates that items of income and expense enter into reported income and taxable income. Deferred tax assets and liabilities are established for these items as they arise. Deferred tax assets are reviewed quarterly to determine if they are realizable based on the historical level of taxable income, estimates of future taxable income and the reversals of deferred tax liabilities. In most cases, the realization of the deferred tax asset is based on future profitability. If the Corporation experiences net operating losses for tax purposes, the realization of deferred tax assets is evaluated for a potential valuation reserve.

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

Further information can be found in Note 11 - "Income Taxes" in the Notes to Consolidated Financial Statements.

Impairment of Intangible Assets - Core deposit and customer relationships, which are intangible assets with a finite life, are recorded on our balance sheets. These intangible assets were capitalized as a result of past acquisitions and are being amortized over their estimated useful lives of up to 15 years. Core deposit intangible assets with finite lives will be tested for impairment when changes in events or circumstances indicate that its carrying amount may not be recoverable. Core deposit intangible assets were tested for impairment during 2011 and 2010, and no impairment was deemed necessary.

As a result of the Corporation's acquisition activity, goodwill, an intangible asset with an indefinite life, was reflected on our balance sheet in prior periods. Goodwill was evaluated for impairment annually, unless there were factors present that indicated a potential impairment, in which case, the goodwill impairment test was performed more frequently than annually. Accordingly, as the Corporation’s stock price at December 31, 2009 decreased below book value, a goodwill impairment test was performed and full impairment was deemed necessary (see Note 7 – “Goodwill” in the Notes to Consolidated Financial Statements).

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

Analysis of Results of Operations

Net Loss.  Net loss available to common stockholders for 2011 increased to $(55,634) or $(16.71) per basic and diluted loss per share available to common stockholders, from $(18,262), or $(5.52) per basic and diluted loss per share available to common stockholders in 2010. The increased loss was due to continued high levels of provision for loan losses, increased costs incurred in the collection of problem loans and disposition of other real estate owned properties, and a decrease in net interest income caused primarily by a reduction in loans, yield compression on earning assets and continued high levels of non-performing assets. Provision for loan losses recorded in 2011 was $51,803, up from $40,550 in 2010. Net interest income in 2011 declined to $34,686 from $37,328 in 2010 due to yield compression experienced in the low interest rate environment combined with the impact of a continued high level of non-performing assets, mitigated by the historically low cost of funds of 0.79% at December 31, 2011, down from 1.29% at December 31, 2010.

Despite the net loss, net tax expense of $7,887 was recorded in 2011 due to a 100% valuation allowance recorded against deferred tax assets. See more detailed discussion in Note 11 - “Income Taxes” in the Notes to Consolidated Financial Statements. The tax benefit recorded in 2010 was $11,904, therefore income tax expense resulted in an increase in the net loss available to common stockholders of $19,791 comparing 2011 and 2010.

The Corporation recorded a net loss available to common stockholders of $(18,262), or $(5.52) per basic and diluted loss per common share, in 2010. This represented an improvement over the net loss available to common stockholders reported in 2009 of $(22,329), or $(6.76) per basic and diluted loss per common share. The loss experienced in 2010 is primarily due to an increase in loan loss provisioning expense during the year and increased costs incurred in the collection of problem loans and management of other real estate owned properties. The heightened provision level of $40,550 was significantly impacted by the level of deterioration in the valuation of collateral supporting problem loans. The Corporation experienced an increase of $2,677, or 7.7%, in net interest income from $34,651 in 2009 to $37,328 in 2010 due to a continued focus on interest cost reduction in the current low rate environment.

For a more detailed review of net interest income, non-interest income and non-interest expense please refer to those sections contained in this Management’s Discussion and Analysis.

Net Interest Income. The Corporation experienced a $3,130 reduction in net interest income, on a taxable-equivalent basis, during 2011, decreasing to $36,319 from $39,449 in 2010, representing a reduction of 7.9%. This decline was primarily a result of a managed reduction in the balance sheet, yield compression on earning assets and the impact of continued high levels of non-performing assets. Providing some mitigation to this decline was continued emphasis on reducing the Corporation’s cost of funds in the historically low interest rate environment. Average interest-earning assets during 2011 decreased to $889,362 from $992,306 in 2010, representing a reduction of $102,944 (or 10.4%). As competition for quality loan origination has remained high in 2011, the asset mix of the balance sheet continues to shift away from loans as reflected in the average balance of loans decreasing by $102,249 (or 14.9%). In addition, the yield compression experienced is reflected in the reduction in yield on net loans to 5.56% in 2011 from 5.74% in 2010 and the reduction in the yield on taxable investment securities to 3.49% in 2011 from 4.14% in 2010. Also, efforts to maintain high levels of liquidity during 2011 resulted in greater yield compression and lower net interest income.

Average interest-bearing liabilities decreased by $72,934 (7.7%) to $875,313 as the Corporation continued to strategically shrink the balance sheet to positively impact the cost of funds and capital ratios. The interest expense paid for those liabilities decreased from $12,238 in 2010 to $6,889 in 2011, a reduction of $5,349 (or 43.7%). Again in 2011, this was due to controlled pricing and the efficient use of other borrowings, along with normal re-pricing as a result of the low interest-rate environment. The cost of funds at December 31, 2011 has now decreased 135 basis points to 0.79% from the 2.14% cost of funds two years prior at December 31, 2009.

The following table sets forth details of average balances, interest income and expense, and resulting rates for the past three years, reported on a taxable equivalent basis using a tax rate of 34%:

	For the Years Ending December 31
	2011			2010			2009
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost

Average Interest-Earning Assets
Interest-bearing deposits	$54,987	$136	0.25%	$55,352	$139	0.25%	$47,760	$114	0.24%
Taxable investment securities	176,330	6,148	3.49	151,930	6,290	4.14	176,871	7,607	4.30
Tax-exempt investment securities (a)	73,117	4,385	6.00	97,847	5,798	5.93	123,723	8,025	6.49
Federal funds sold	-0-	-0-	0.00	-0-	-0-	0.00	5	-0-	0.00
Net loans (a) (b) (c)	584,928	32,539	5.56	687,177	39,460	5.74	743,887	43,864	5.90
Total interest-earning assets	889,362	$43,208	4.86%	992,306	$51,687	5.21%	1,092,246	$59,610	5.46%
Average non-interest-earning assets	190,062			165,319			156,998
Total average assets	$1,079,424			$1,157,625			$1,249,244
Average Interest-Bearing Liabilities
Interest-bearing demand deposits	$380,551	$2,041	0.54%	$375,537	$2,972	0.79%	$301,035	$3,734	1.24%
Savings deposits	81,227	55	0.07	73,196	62	0.08	66,040	55	0.08
Time deposits	337,845	3,989	1.18	415,127	7,351	1.77	563,901	15,431	2.74
Interest-bearing demand notes issued to the U.S. Treasury	958	-0-	0.00	957	-0-	0.00	924	-0-	0.00
Federal funds purchased and customer repurchase agreements	43,866	285	0.65	36,981	279	0.75	38,175	424	1.11
Advances from Federal Home Loan Bank	5,866	47	0.80	21,449	432	2.01	32,332	924	2.86
Trust preferred securities	25,000	472	1.89	25,000	1,142	4.57	25,000	1,420	5.68
Note payable	-0-	-0-	0.00	-0-	-0-	0.00	2,375	97	4.08
Total interest-bearing liabilities	875,313	6,889	0.79	948,247	12,238	1.29	1,029,782	22,085	2.14
Net taxable equivalent yield on average interest-earning assets		$36,319	4.08%		$39,449	3.98%		$37,525	3.44%
Average non-interest-bearing liabilities	152,331			132,696			121,578

Average stockholders’ equity	51,780			76,682			97,884
Total average liabilities and stockholders’ equity	$1,079,424			$1,157,625			$1,249,244

(a)
Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments, using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable equivalent basis. The amount of taxable equivalent adjustments were $1,634 in 2011, $2,121 in 2010 and $2,874 in 2009.

(b)	Includes $185 in 2011, $59 in 2010 and $(167) in 2009 attributable to interest from non-accrual loans.

(c)	Exludes $82,887 in 2011, $72,404 in 2010 and $42,593 in 2009 of the principal balance attributable to non-accrual loans.

The following table reconciles taxable-equivalent net interest income (as shown above) to net interest income as reported on the Consolidated Statements of Operations:

	2011	2010	2009

Net interest income as stated	$34,686	$37,328	$34,651
Taxable-equivalent adjustment-investments	1,491	1,971	2,729
Taxable-equivalent adjustment-loans	142	150	145
Taxable-equivalent net interest income	$36,319	$39,449	$37,525

The following table reconciles the net yield on average interest-earning assets to the net yield on average interest-earning assets on a taxable-equivalent basis:

	2011	2010	2009

Net yield on interest-earning assets	3.89%	3.76%	3.17%
Taxable equivalent adjustment-investments	0.17	0.20	0.25
Taxable equivalent adjustment-loans	0.02	0.02	0.02
Taxable equivalent net yield on interest-earning assets	4.08%	3.98%	3.44%

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

Average interest-bearing liabilities decreased by $81,535 or 7.9% to $948,247, while the interest expense paid for those liabilities decreased significantly by $9,847 or 44.7% from $22,085 in 2009 to $12,238 in 2010. This interest cost reduction was due to tightly controlled pricing and the reduction of other borrowings, along with scheduled repricing during the continued historic low interest rate environment. The resulting net yield on average interest-earning assets for 2010 increased significantly to 3.98% from 3.44% in 2009 primarily due to reduction in interest costs on redemption of higher rate public deposits.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

The following table describes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates:

	Year ended December 31
	2011 compared to 2010			2010 compared to 2009			2009 compared to 2008
	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net	Volume(a)	Rate(a)	Net
Interest from interest-earning assets

Interest-bearing time deposits	$(1)	$(2)	$(3)	$19	$6	$25	$498	$(439)	$59
Taxable investment securities	930	(1,072)	(142)	(1,053)	(264)	(1,317)	1,532	(759)	773
Tax-exempt investment securities (b)	(1,474)	61	(1,413)	(1,606)	(621)	(2,227)	1,887	(146)	1,741
Federal funds sold	-0-	-0-	-0-	-0-	-0-	-0-	(35)	(36)	(71)
Net loans (c)	(5,780)	(1,141)	(6,921)	(3,300)	(1,104)	(4,404)	571	(4,503)	(3,932)
Total income from interest-earning assets	(6,324)	(2,155)	(8,479)	(5,940)	(1,983)	(7,923)	4,453	(5,883)	(1,430)

Expense of interest-bearing liabilities

Interest-bearing demand deposits	33	(964)	(931)	757	(1,519)	(762)	630	(543)	87
Savings deposits	6	(13)	(7)	6	1	7	4	(16)	(12)
Time deposits	(1,140)	(2,222)	(3,362)	(3,353)	(4,727)	(8,080)	1,917	(6,554)	(4,637)
Interest-bearing demand notes issued to the U.S. Treasury	-0-	-0-	-0-	-0-	-0-	-0-	(1)	(14)	(15)
Federal funds purchased and securities repurchase agreements	48	(42)	6	(11)	(134)	(145)	(50)	(283)	(333)
Advances from Federal Home Loan Bank	(219)	(166)	(385)	(265)	(227)	(492)	402	(125)	277
Trust preferred securities	-0-	(670)	(670)	-0-	(278)	(278)	-0-	-0-	-0-
Note payable	-0-	-0-	-0-	(49)	(48)	(97)	(551)	(32)	(583)
Total expense from interest-bearing liabilities	(1,272)	(4,077)	(5,349)	(2,915)	(6,932)	(9,847)	2,351	(7,567)	(5,216)

Net difference	$(5,052)	$1,922	$(3,130)	$(3,025)	$4,949	$1,924	$2,102	$1,684	$3,786

(a)	The change in interest due both to rate and volume has been allocated equally.

(b)
Interest income on non-taxable investment securities and non-taxable loans includes the effects of taxable-equivalent adjustments using a tax rate of 34% in adjusting interest on tax-exempt securities and tax-exempt loans to a taxable-equivalent basis. The amount of taxable-equivalent adjustments were $1,634 in 2011, $2,121 in 2010 and $2,874 in 2009.

(c)
Includes loan fees of $264 in 2011, $294 in 2010 and $734 in 2009. Interest income on loans includes the effect of taxable-equivalent adjustments for non-taxable loans using a tax rate of 34% in adjusting interest on tax-exempt loans to a taxable-equivalent basis. Excludes non-accrual loans, with average balances of $82,887 in 2011, $72,404 in 2010 and $42,593 in 2009.

Non-interest Income.  Total non-interest income increased in 2011 by $1,094, or 9.5%, to $12,586 from the 2010 total of $11,492. The Corporation recorded $2,693 in net gains from the sales of investment securities in 2011, compared to $722 in 2010, an increase of $1,971 or 272.9%. This was due to investment portfolio restructuring to reduce municipal bond concentration, lower the generation of tax exempt income, improve the credit position of the municipal portfolio and enhance the overall efficiency of the portfolio via strategic swap opportunities. Other operating income experienced a $315 increase due primarily to rental income on other real estate owned properties received in 2011. These increases were partially offset by a decline in mortgage banking income, which decreased by $1,186 or 52.2%, due to $1,017 in valuation allowance for impairment on mortgage servicing rights assets recorded in 2011. The remaining categories of non-interest income showed either slight increases or decreases compared to the prior year.

The following table provides non-interest income by category, total non-interest income and non-interest income to average total assets for the periods indicated:

	For the Years ended December 31
	2011	2010	2009

Trust and farm management fees	$1,073	$1,148	$1,334
Service charges on deposit accounts	4,033	3,969	3,961
Other service charges	1,674	1,593	1,954
Gain on sales of securities available-for-sale	2,693	722	1,781
Brokerage fee income	684	754	857
Mortgage banking income	1,087	2,273	2,277
Bank-owned life insurance income	904	910	941
Other operating income	438	123	139
Total non-interest income	$12,586	$11,492	$13,244
Non-interest income to average total assets	1.17%	0.99%	1.06%

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

Non-interest Expense.  Total non-interest expense increased to $41,932 in 2011 from $37,153 in 2010 (an increase of $4,779 or 12.9%). This is primarily caused by additional costs incurred in the collection and management of troubled loans and other real estate owned properties. Loan collection expenses increased in 2011 by $2,436 to $3,127 from $691 in 2010, an increase of 352.5%. Other real estate owned expense, including the costs of managing, maintaining and disposing of other real estate owned properties increased by $1,412, or 54.6%, from $2,586 in 2010 to $3,998 in 2011. Other operating expenses also increased by $1,612, or 57.7% in 2011 from $2,792 to $4,404 due primarily to increased insurance and legal costs. As a result of the cost containment efforts in 2011 all other non-interest expense categories experienced a reduction of $682 or 2.2%.

Non-interest expense to average total assets increased in 2011 to 3.88% from 3.21% in 2010, but without the impact of the increase in loan collection expenses, other real estate owned expense, and other operating expense, non-interest expense to average assets would have reflected only a slight increase to 3.36% in 2011.

The following table provides non-interest expense and non-interest expense to average total assets for the periods indicated:

	For the Years ended December 31
	2011	2010	2009

Salaries and employee benefits	$18,388	$18,211	$18,011
Occupancy	1,914	2,635	1,903
Equipment expense	3,065	3,117	3,071
Federal insurance assessments	2,714	2,519	2,584
Goodwill impairment losses	-0-	-0-	24.521
Intangible assets amortization	657	807	816
Data processing	1,330	1,327	1,290
Marketing	605	696	751
Postage	548	537	544
Property taxes	747	717	695
Supplies	355	408	386
Other real estate owned expense	3,998	2,586	1,064
Loan collection expenses	3,127	691	581
Write-down of land held for sale	80	110	-0-
Other operating expense	4,404	2,792	3,342
Total non-interest expense	$41,932	$37,153	$59,559
Non-interest expense to average total assets	3.88%	3.21%	4.77%

Total non-interest expense decreased to $37,153 in 2010 from $59,559 in 2009 (a decrease of $22,406 or 37.6%). This change was primarily the result of the goodwill impairment loss of $24,521 recorded in 2009. See Note 7 - “Goodwill” in the Notes to Consolidated Financial Statements. Other real estate owned expense increased by $1,522, or 143.0%, from $1,064 in 2009 to $2,586 in 2010, due to an increase in the balance of other real estate owned property and an increase in losses on sales or writedowns of other real estate owned from 2009 to 2010. Loan collection expenses increased by $110, or 18.9%, from 2009 to 2010. The Corporation also incurred a write-down on a parcel of land held for sale of $110 in 2010. As a percentage of average total assets, non-interest expense declined to 3.21% in 2010 from 4.77% in 2009, due to 2009 including the goodwill impairment loss.

Income Taxes. The income tax expense in 2011 was $7,887, while income tax benefit was $11,904 in 2010 and $1,600 in 2009.  In 2011, the income tax expense was generated from the recognition of a full valuation allowance against deferred tax assets combined with the inability to recognize the current tax benefit of net operating losses. The income tax benefit in 2010 was generated from a pre-tax loss of $(28,883), largely from loan charge-offs, combined with tax-exempt income of $4,263 from tax-exempt loans, investments and bank-owned life insurance. In 2009, the income tax benefit was generated from lower pre-tax earnings of $1,795, without regard to the goodwill impairment loss, in conjunction with tax-exempt income of $6,237 from tax-exempt loans, investment securities and bank-owned life insurance. The effective tax rates were 17.0%, (41.2%) and (7.0%) for the respective years then ended.

During the third quarter of 2011, management established a full valuation allowance of $27,722 against net deferred tax assets.  Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that a deferred tax asset will not be realized.  The realizability of the deferred tax asset is based on management’s evaluation of both positive and negative evidence, the forecast of future income, prudent and feasible tax planning strategies and assessments of current and future economic and business conditions.  Positive evidence includes the existence of taxes paid in available carry-back years as well as taxable income projections for future periods, while negative evidence includes the cumulative losses in the current year and prior two years and general business and economic trends.  After evaluating all of the factors previously summarized and considering the weight of the positive evidence compared to the negative evidence, the Corporation has determined a full valuation adjustment was necessary as of December 31, 2011.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

Analysis of Financial Condition

Loans. The Corporation’s loan portfolio largely reflects the profile of the communities in which it operates. The Corporation essentially offers four types of loans: commercial, agricultural, real estate and consumer installment. The Corporation has no foreign loans. The following table summarizes the Corporation’s loan portfolio:

	December 31
	2011		2010		2009		2008		2007
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial	$62,609	10.1%	$138,325	19.6%	$163,761	20.5%	$151,520	19.1%	$113,359	15.6%
Agricultural	61,251	9.9	78,086	11.1	77,060	9.7	79,536	10.1	85,571	11.8
Agricultural real estate	60,523	9.8	46,361	6.6	61,348	7.7	64,212	8.1	61,158	8.4
Commercial real estate	235,103	37.9	205,301	29.2	214,767	26.9	197,215	24.9	172,866	23.9
Commercial real estate development	58,279	9.4	88,402	12.6	102,633	12.9	107,526	13.6	107,499	14.8
Residential real estate	97,172	15.5	90,869	12.9	108,096	13.5	115,703	14.6	111,848	15.4
Total real estate	451,077	72.6	430,933	61.2	486,844	61.0	484,657	61.3	453,371	62.6

Consumer	46,084	7.4	56,730	8.1	70,409	8.8	75,125	9.5	72,346	10.0
Total loans	$621,021	100.0%	$704,074	100.0%	$798,074	100.0%	$790,837	100.0%	$722,647	100.0%

Total assets	$1,014,316		$1,096,471		$1,261,338		$1,163,130		$1,080,702
Loans to total assets		61.2%		64.2%		63.3%		68.0%		67.1%

Total loans decreased $83,053 (or 11.8%) in 2011 as compared to a decrease of $94,000 (or 11.8%) in 2010. There were no acquisitions in 2011. The decrease continues to reflect the Corporation’s 2011 capital management objectives, as well as the downward influence of the present economic environment in which demand and capacity for new indebtedness of business and consumer borrowers has not yet recovered from prior years decline and borrower/collateral  financial deterioration has resulted in increased loan charge offs and loan transfers to other real estate owned.

Commercial loans decreased $75,716 (54.7%) in 2011, which compares to a decrease of $25,436 (or 15.5%) in 2010. The primary reasons for this decrease are the heightened competition by banks and lessened demand or capacity of borrowers for high quality new loans. Also affecting the balance change in 2011 was the impact of an adjustment of loan classification in 2010 from a product categorization to a collateral categorization in response to our internally revised reporting standards. The primary result of this classification change was a shift of $36,075 in loans formerly classified as commercial loans to commercial real estate loans and commercial real estate development loans.

Loans to agricultural operations decreased $16,835 (or 21.5%) in 2011, compared to an increase of $1,026 (or 1.3%) in 2010. Short-term agricultural loans remain seasonal in nature with pay-down from grain sales occurring near the beginning and end of each year. Rapid growth in the bio-fuels industry (primarily ethanol) and rising worldwide food demand continue to dramatically influence corn prices since the latter part of 2006. Rising corn prices have influenced soybean prices as the two commodities compete for planted acreage. Corn and soybeans are the two primary crops of the Corporation’s market area. Grain prices remained strong in 2011, resulting in another year of solid profitability for most of the Corporation’s agricultural customers and creating a lessened demand for new loan origination. The balance sheet of local agriculture remains strong, both in terms of equity and liquidity. Agriculture remains the largest single loan industry concentration of the Corporation. The highly experienced agricultural staff continues to effectively manage risk and seek opportunities in this portfolio. Agricultural loans as a percentage of total loans were 9.9% at year-end 2011, compared to 11.1% at year-end 2010.

Total real estate loans increased $20,144 (or 4.7%) in 2011 compared to a decrease of $55,911 (or 11.5%) in 2010. Despite increased competition and lessened borrower demand, real estate loans increased in 2011 primarily due to an adjustment of loan classification in response to revised reporting standards.  The primary result of this classification change was a shift of $36,075 in loans formerly classified as commercial loans to commercial real estate loans and commercial real estate development loans.  Residential real estate loans with fixed rates of more than 5 years are generally sold into the secondary market. The Corporation retains the servicing of sold loans, maintaining the local relationship with customers and generating servicing fee income. With home mortgage rates in 2010 and again in 2011 at their lowest level in over 50 years, many borrowers refinanced adjustable rate loans into fixed rate loans that were sold. Total home mortgage closings were $95,000 in 2011 and $130,000 in 2010.

Consumer installment loans decreased $10,646 (or 18.8%) in 2011 from 2010. This follows a decrease of $13,769 (or 19.6%) in 2010. Home equity lending comprises over two thirds of the installment portfolio and continues to experience a net reduction in demand.

Although the risk of non-payment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower’s management and the impact of national economic factors. Development and construction loans have primary risks associated with demand for housing and other construction projects. As these businesses are capital intensive, whendemand for product weakens, revenues are reduced while fixed costs such as debt service remain. With respect to agricultural loans, the primary risks are weather and, like commercial loans, the quality of the borrower’s management. Risks associated with real estate loans include concentrations of loans in a loan type, such as commercial or agricultural, and fluctuating land values. Non-owner occupied commercial real estate loans have risks related to occupancy and lease rates during economic downturns. Installment loans also have risks associated with concentrations of loans in a single type of loan. Installment loans additionally carry the risk of a borrower’s unemployment as a result of deteriorating economic conditions. Also, in the current economic environment the risk of non-payment related to declines in the value of collateral properties has increased. With the exception of agricultural lending, the current economic environment has increased the risk level in the subsidiary bank’s loan portfolio.

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

Non-performing Loans and Other Real Estate Owned. Non-performing loans consist of non-accrual loans, loans past due 90 days on which interest is still accruing, and loans modified in troubled debt restructurings ("restructured loans"). Non-performing loans amounted to 16.26% of total loans at year-end 2011 compared to 13.83% at year-end 2010. The increase reflects continued high stress in the commercial real estate industry. The primary components of the non-performing total are in two loan sectors. One is the commercial real estate development industry, primarily in the Corporation’s northern and eastern market areas. Non-performing commercial real estate development loans comprise approximately 43.1% and 46.4%, respectively of the Corporation’s total non-performing loans as of December 31, 2011 and December 31, 2010. Due to dramatic declines in residential real estate sales activity, many builders and developers have encountered difficulty in servicing their debt, eventually leading to non-performing status. The other primary sector of non-performing loans is commercial real estate loans, which comprise approximately 32.6% and 31.9% of the year-end 2011 and 2010 non-performing total. These are comprised of owner-occupied facilities and leased facilities located throughout the Corporation’s market area. The balance of non-performing loans is comprised primarily of residential real estate and home equity credits. The Corporation has been proactive in obtaining updated annual appraisals for non-performing loans secured by real estate. The continued downward pressure on real estate values, particularly development properties, has prompted accelerated charge-offs and the recording of increased levels of specific reserves for potential loss on loans secured by real estate. Though additional reserve levels are expected to be required due to the potential for future devaluation of these troubled loan sectors, management believes this situation peaked in 2011, and the level of additional reserves will begin to diminish.

Restructured loans at the end of 2011 were $19,378 compared to $23,386 at year-end 2010. These are loans to borrowers that are experiencing varying levels of financial stress but are expected to recover. To assist the borrowers, the Corporation has provided some concession in loan terms, most commonly extending the loan amortization or adjusting the interest rate. In the present economic environment, the vast majority of non-performing loans are secured by real estate. At the time a loan is restructured, the Corporation considers the repayment history of the loan and the value of the collateral. If the principal or interest is due and has remained unpaid for 90 days of more and the loan is not well-secured, the loan is placed on nonaccrual status. If the principal and interest payments are current and the loan is well-secured, the restructured loan continues to accrue interest. Once a loan is placed on nonaccrual status, the borrower is required to make current principal and interest payments based on the modified terms for a period of at least 6 months before returning the loan to accrual status.

As of December 31, 2011 and 2010, $4,074 and $14,368, respectively, in restructured loans were in accrual status. When the loan is restructured, the loan officer is required to document the basis for the restructure, obtain current and complete credit and cash flow information and identify a specific repayment plan that would retire the debt. This information is provided to the Credit Analysis department which prepares a thorough credit presentation. The credit presentation includes the modified terms of the loan, a collateral analysis and a cash flow analysis based on the modified terms of the loan. The credit presentation is presented to the Directors’ Loan Committee for approval.

Problem credits are closely monitored by the lending staff, credit administration division and special assets group, which was newly formed in 2011. In addition, an independent loan review staff provides further assistance in identifying problem situations. Loans over 90 days past due are normally either charged off or placed on a non-accrual status. Problem credits have a life cycle, where they either improve or they move through a workout/liquidation process. The workout process often includes reclassification to non-accrual status, unless the loan is well secured and in the process of collection. Collateral securing non-accrual real estate loans that are not resolved by borrowers becomes other real estate owned via foreclosure or receipt of a deed in lieu of foreclosure. The Corporation actively markets other real estate owned properties for sale.

The Corporation formed a special assets group in January 2011 to focus on the management of the other real estate owned workout process. Total other real estate owned as of December 31, 2011 was $21,848. The Corporation had $20,652 in other real estate owned as of December 31, 2010. Almost 40% of the December 31, 2011 total is one industrial development property located in the Corporation’s northern region which was sold in January 2012 resulting in a gain of $627. As with non-performing loans, the Corporation is proactive in obtaining annual appraisals to support the carrying value of other real estate owned property on the Consolidated Balance Sheets. The following table provides information on the Corporation’s non-performing loans and other real estate owned since 2007:

	December 31
	2011	2010	2009	2008	2007
Non-accrual	$79,943	$72,404	$42,593	$30,383	$7,361
90 days past due and accruing	1,651	1,561	2,087	2,655	73
Restructured	19,378	23,386	13,941	-0-	-0-
Total non-performing loans	$100,972	$97,351	$58,621	$33,038	$7,434
Other real estate owned	21,848	20,652	17,658	2,487	833
Total non-performing assets	$122,820	$118,003	$76,279	$35,525	$8,267

Non-performing loans to total loans (net of unearned interest)	16.26%	13.83%	7.35%	4.18%	1.03%
Non-performing assets to total assets	12.11%	10.76%	6.05%	3.05%	0.76%

Impaired loans consist of non-accrual loans, loans past due 90 days on which interest is still accruing and restructured loans. Of the $100,972 in impaired loans at December 31, 2011, the Corporation relied on third party appraisals for $97,046 of the impaired loans. Approximately, $92,280 or 95.1% of the impaired loans had current third party appraisals which were relied upon. These appraisals were completed within 12 months of December 31, 2011. The appraisals for the remaining $4,766 in impaired loans in which third party appraisals were obtained had not been updated as the fair value in the last appraisal received and the current estimated value were in significant excess of the outstanding debt. The average loan to fair value for the $4,766 was approximately 71.7%. Collateral values which are not based on current appraisals are discounted 10% to 20% in the collateral evaluation in addition to the initial 10% discount. The initial 10% discount is due to the anticipated selling costs of the collateral. The additional discount is based on several factors. These factors include the loan officer’s review of the collateral and its current condition, the Corporation’s knowledge of the current economic environment in the collateral’s market and the Corporation’s past experience with real estate in the area. The date of the appraisal is also considered in conjunction with the economic environment and the decline in the real estate market since the appraisal was obtained. The increase in the general reserve portion of the allowance for loan losses, which was significantly impacted by the increased level of fourth quarter 2011 loan losses, is adequate to provide for the potential exposure on loans with non-current appraisals.

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations(Continued)
(dollar amounts in thousands except share data)

The following table provides a loan-to-value ratio distribution for the $4,766 in impaired loans with appraisals over twelve months old as of December 31, 2011:

Loan-to-Value	Amount
0 - 50%	$20
50 - 60%	144
60 - 70%	204
70 - 80%	4,398
80 - 90%	-0-
90%+	-0-

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

The determination of a specific allowance or charge-off is reviewed by the Corporation on a monthly basis. During 2011, the Corporation recorded partial charge-offs totaling $38,224 of the impaired loans with an outstanding balance of $53,309. The charge-offs were considered warranted as the loans were considered collateral dependent and the discounted collateral value was not sufficient to cover the outstanding debt.

Through December 31, 2010, there were charge-offs of $9,361 on impaired loans of $20,918 out of the total impaired loans of $97,351 as of December 31, 2010. Specific valuation allowances of $0 were recorded on the $20,918 of impaired loans as of December 31, 2010 and $7,949 was charged off on these loans in 2011. On the total impaired loans of $97,531 as of December 31, 2010, $33,533 has been charged off in 2011. Therefore, through December 31, 2011, the total amount of charge-offs on the December 31, 2010 impaired loans was $9,301. The charge-offs were based on the fair values in the most recently obtained independent appraisals. The fair values in the appraisals on impaired loans were discounted by 10% to 20% to obtain the estimated value based on the loan officers’s review of the collateral and its current condition, the Corporation’s knowledge of the current economic environment and the Corporation’s past experience with real estate in the area. The date of the appraisal is also considered in conjunction with the economic environment and the decline in the real estate market since the appraisal was obtained. This was in addition to the 10% discount on the collateral as already required by the Corporation. The fair value from the appraisal was discounted to determine a reasonable amount that would be received in the liquidation of the collateral.

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

Problem Asset Workout Summaries are reviewed by the Credit Administration department and utilized in the preparation of the allowance for loan losses calculation. Summaries include a collateral analysis detailing a description of the collateral, the date of the appraisal and the discounts on the collateral. If the discounted collateral is sufficient to cover the outstanding loan balance, no specific valuation allowance is placed on the loan.

Allowance for Possible Loan Losses. The allowance shown in the following table represents the allowance available to absorb losses within the entire portfolio:

	For the Years Ended December 31
	2011	2010	2009	2008	2007
Amount of loans outstanding at end of year (net of unearned interest)	$621,021	$704,074	$798,074	$790,837	$722,647
Average amount of loans outstanding for the year (net of unearned interest)	$584,928	$687,177	$743,887	$734,672	$666,853
Allowance for loan losses at beginning of year	$29,726	$12,075	$5,064	$3,248	$3,053
Charge-offs:
Agricultural	2,258	68	21	-0-	-0-
Commercial	44,411	19,525	2,516	797	373
Real estate-mortgage	3,541	2,266	511	91	2
Consumer	1,667	1,307	1,208	446	269
Total charge-offs	51,877	23,166	4,256	1,334	664

Recoveries:
Agricultural	15	-0-	-0-	-0-	1
Commercial	501	45	42	37	29
Real estate-mortgage	10	-0-	-0-	-0-	17
Consumer	235	222	163	145	172
Total recoveries	761	267	205	182	219
Net loans charged off	51,116	22,899	4,051	1,152	445
Provision for loan losses	51,803	40,550	11,062	2,968	640
Allowance for loan losses at end of year	$30,413	$29,726	$12,075	$5,064	$3,248
Net loans charged off to average loans	8.74%	3.33%	0.54%	0.16%	0.07%
Allowance for loan losses to non-performing loans	30.12%	30.53%	20.60%	15.33%	43.69%
Allowance for loan losses to total loans at end of year (net of unearned interest)	4.90%	4.22%	1.51%	0.64%	0.45%

The allowance for loan losses is considered by management to be a critical accounting policy. The allowance for loan losses is increased by provisions charged to operating expense and decreased by charge-offs, net of recoveries. The allowance is based on factors that include the overall composition of the loan portfolio, types of loans, past loss experience, loan delinquencies, potential substandard and doubtful loans, and such other factors that, in management’s best judgment, deserve evaluation in estimating possible loan losses. The adequacy of the allowance for possible loan losses is monitored monthly during the ongoing, systematic review of the loan portfolio by the Senior Lending Officer, Chief Credit Officer, Chief Operating Officer, Chief Financial Officer, Risk Manager and Chief Executive Officer of the subsidiary bank. The results of these reviews are reported to the Board of Directors of the subsidiary bank on a monthly basis. Monitoring and addressing problem loan situations is the responsibility of the subsidiary bank’s staff, management and its Board of Directors.

More specifically, the Corporation calculates the appropriate level of the allowance for loan losses on a monthly basis using base charge-offs for each loan type, substandard loans and potential losses with respect to specific loans. In addition to management’s assessment of the portfolio, the Corporation and the subsidiary bank are examined periodically by regulatory agencies. Although the regulatory agencies are not responsible for determining whether the subsidiary bank’s allowance for loan losses is adequate, such agencies do review the procedures and policies followed by management of the subsidiary bank in establishing the allowance.

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

The second component is based upon expected, but unidentified, losses inherent in our loan portfolio. The second component is determined utilizing the Corporation’s most recent twelve quarter net charge-off history which is then adjusted for qualitative and quantitative factors. These reserve percentages are reviewed on a quarterly basis by an Allowance Review Committee which is comprised of members of management, including lending, credit adminstration, accounting and risk management. The qualitative and quantitative factors considered include economic conditions, changes in underwriting practices, changes in the value of collateral, changes in the portfolio volume, staff experience, past due and nonaccrual loans, loan review oversight, concentrations of loans and competition.

During 2011, in evaluating the adequacy of the allowance for loan losses, the Corporation implemented a loan migration analysis to further analyze the risk in the loan portfolio based on previous loan risk rating, current loan risk rating and charge off history associated with each individual loan pool.  The loans with risk-rated 1 through 4 (“pass loan pools”) related to loan classifications that have experienced high historical losses during the past three years of economic downturn have been adjusted with negative qualitative adjustments to reflect the estimation of future losses within these pools based on the most recent migration analysis.  The loss migration analysis of these pass loan pools reflected less than a 1% charge off rate compared to a significantly higher charge off rate for loans with risk ratings of 5 and 6 (“substandard loan pools”).  These qualitative adjustments to the pass loan pool component of the ALLL analysis reflect the results of this migration analysis, as well as the seasoned nature of the loans comprising the pass loan pool that have been evaluated by an independent loan review process with over 80% loan review penetration.

The Corporation is also using migration analysis to analyze the risk in the substandard loan pools.  The migration analysis tracks all classified loans and the resulting charge offs that have resulted from these classified loans.  In certain loan sectors, the qualitative adjustment factors have been increased due to the risks reflected in the most recent migration analysis.  This is primarily in loan sectors, such as commercial real estate, where the Corporation has experienced recent elevated charge off history.

The allowance for loan losses of $30,413 and $29,726, respectively, was 4.90% and 4.22% of total loans as of December 31, 2011 and December 31, 2010. The Corporation’s net losses as a percentage of loans was 8.74% and 3.33% for the years ended 2011 and 2010, respectively. The Corporation’s net losses experienced and the level of the required allowance for loan losses have remained high due to additional unexpected deterioration in the economic environment, especially relative to commercial real estate and commercial real estate development loans in the subsidiary bank’s northern and eastern markets in Grundy, Kane and DuPage counties.

During 2011, $51,877 in loans were charged-off compared to $23,166 in 2010.  $44,411 of these 2011 charge-offs were of commercial loans, primarily $23,513 of commercial real estate loans and $14,543 of commercial real estate development loans.  This is primarily due to the continued economic downturn and the resulting weak economic recovery creating ongoing negative impact on the housing and commercial real estate industries.  Specifically, the sluggish economic recovery in the real estate industry continues to negatively impact real estate valuations, which combined with the high number and dollar amount of troubled loans in the subsidiary bank's portfolio has increased the level of charge-offs incurred.

During the fourth quarter of 2011, $20,002 in loan charge-offs were recorded due to the receipt of updated appraisals reflecting the current deterioration in the collateral value of commercial real estate and commercial real estate development properties that has arisen due to the impacts on the real estate and construction industries of the economic downturn which continued from 2010 through 2011.  This credit deterioration, which is focused primarily in the northern and eastern markets, resulted in the large fourth quarter provision for loan losses totaling $33,902.  In conjunction with recorded charge-offs and recoveries for 2011, this resulted in an increase in the ratio of the allowance for loan losses to loans net of unearned interest as of December 31, 2011 to 4.90% compared to 4.22% as of December 31, 2010.

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

The allowance for loan losses as a percentage of non-performing loans has decreased from 30.53% as of December 31, 2010 to 30.12% as of December 31, 2011. The allowance for loan losses calculation takes into consideration continuing economic declines and resulting increases in non-performing loans in the quantitative and qualitative factors used to adjust the reserve percentages on loans not specifically reserved for in the calculation.

There are $15,216 in specific loan loss reserves for the non-performing loans as of December 31, 2011, compared to $12,245 as of December 31, 2010 and $4,472 as of December 31, 2009. Although non-performing loans have increased, the balance is comprised of loans that management believes will not result in significant additional losses not reserved in the allowance for loan losses as of December 31, 2011. Management considers the allowance for loan losses adequate to meet probable losses as of December 31, 2011.

Investment Securities. The objective of the investment portfolio is to provide the subsidiary bank with an adequate source of earnings and liquidity. The following table provides information on the carrying value of investment securities as of the dates indicated:

	December 31
	2011	2010

United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$78,022	$78,203
State and Municipal	105,319	127,841
Collateralized mortgage obligations:
GSE Residential	78,242	54,895
Total	$261,583	$260,939

Investment securities totaled $261,583 on December 31, 2011, an increase of $644 (or 0.2%) from the December 31, 2010 total of $260,939. The increase was the result of the 2011 investment portfolio restructuring to reduce municipal bond concentration, lower the generation of tax exempt income, improve the credit position of the municipal portfolio and enhance the overall efficiency of the portfolio via strategic swap opportunities. As part of this portfolio restructuring municipal bonds decreased by $22,522 to $105,319 at December 31, 2011, now 40.3% of the investment securities portfolio, down from 49.0% at December 31, 2010. Reinvestment of restructuring proceeds increased agency collateralized mortgage obligations by $23,347 to $78,242 at December 31, 2011.

Investment securities totaled $260,939 on December 31, 2010, a decrease of $40,328 (or 13.4%) from the December 31, 2009 total of $301,267. The decrease was due to securities sold to meet funding requirements due to the redemption of higher-cost public deposits. These term deposits were redeemed as part of a general strategy to shrink the asset size of the Bank, thereby improving capital ratios. Each category of securities decreased, but the majority of the decrease was in the U.S. Government agency and GSE securities category and collateralized mortgage obligations. Because the reduction of the municipal bond category was less, this caused the investment mix of the overall portfolio to shift higher in relation to the percentage of municipal bonds. U.S. Government agencies and GSEs declined to 30.0% of the total portfolio in 2010, down from 32.0% in 2009, and collateralized mortgage obligations decreased to 21.0%, down from 24.2% in 2009.  Municipal bond holdings increased in 2010 from 44.1% in 2009 to 49.0%. A portion of this change occurred due to continued value created in the tax-exempt market and purchases of taxable municipal bonds arising out of the continued issuance of Build America Bonds. Certain investment restructuring strategies executed during the year to improve the overall performance of the portfolio resulted in the repositioning of cash flows and the capture of $722 of gains on shorter-term securities.

         There were no positions in Fannie Mae or Freddie Mac preferred stock, collateralized deposit obligations, asset-backed securities or sub-prime mortgage securities held in the securities portfolio in 2011 or 2010.

Deposits.  Total deposits decreased in 2011 by $45,666, a 4.7% reduction from 2010. Time deposits decreased by $59,040, a 16.1% decrease from the prior year, largely due to changing consumer behavior in the historically low-rate environment which appears to be a reflection of a depositor shift to safety of principal as opposed to yield. Interest-bearing demand accounts decreased $29,664, a 7.7% decrease from 2010. Non-interest bearing demand accounts increased by $33,256, or 24.0%, from 2010. Savings accounts increased by $9,782 or 13.1%. The average rate for overall deposits decreased 0.38% in 2011 as a result of certificates of deposit maturing and re-pricing as well as liquid accounts pricing lowering. These deposit balance changes reflect a several year trend of customers shifting deposits to FDIC-insured investments. The Corporation continues to have no brokered deposits other than $6,763 of CDARS relationships in 2011, down from $16,196 in 2010.

Over the last two years, the subsidiary bank has experienced a deposit decrease of $158,244, or 14.7%. The decrease in consumer deposits reflects a continuing balance sheet restructuring strategy in which deposit rates were managed to implement reduction in higher cost deposit balances causing decreases in the subsidiary bank’s cost of funds and a positive impact on capital ratios. This has caused a general decline in the level of deposits and assets over 2010 and 2011. The low cost of funds level generated without unexpected reduction in deposit levels reflects our continued emphasis on officers calling on customers and potential customers through our officer call program to develop and maintain core deposit relationships. This also highlights our well-trained staff that strives to assist customers by proactively identifying needs and providing sound solutions. There continues to be considerable interest in alternative delivery mechanisms, including electronic methods such as ATMs, Internet Banking with Bill Payment, Remote Deposit Capture and Telebanker as a convenient means for customers to better manage their money, maximize return and have peace of mind by dealing safely and securely with only one financial institution. Due to the diversity within our various market areas, such delivery mechanisms provide a solid foundation for deposit stability and future growth.

The following table sets forth the classification of deposits with year-end balances and the average rates paid for the periods indicated.

	For the Years Ended December 31
	2011		2010		2009
	Balance	Rate	Balance	Rate	Balance	Rate
Non-interest bearing demand	$171,939	n/a	$138,683	n/a	$136,026	n/a
Interest-bearing demand	353,462	0.54%	383,126	0.79%	374,624	1.24%
Savings	84,599	0.07	74,817	0.08	68,292	0.08
Time deposits	307,295	1.18	366,335	1.77	496,597	2.74
Total	$917,295	0.61%	$962,961	0.99%	$1,075,539	1.70%

The following table summarizes time deposits in amounts of $100 or more by time remaining until maturity as of December 31, 2011. These time deposits are made by individuals, corporations and public entities.

Three months or less	$27,636
Over three months through six months	23,745
Over six months through one year	38,644
Over one year	23,879
Total	$113,904

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

Liquidity. Liquidity is measured by a financial institution’s ability to raise funds through deposits, borrowed funds, capital or the sale of assets, including other real estate owned. Additional sources of liquidity, including cash flow from both the repayment of loans and the securitization of assets, are also considered in determining whether liquidity is satisfactory. Liquid funds are used to maintain reserve requirements, fund loans, purchase treasury shares and meet deposit withdrawals and operational requirements. Liquidity is obtained through growth of core funds (defined as core deposits, 50% of non-public entity certificates of deposit over $100 and repurchase agreements issued to commercial customers), liquid assets and accessibility to the money and capital markets. The Corporation and the subsidiary bank have access to short-term funds through the Federal Home Loan Bank of Chicago and the Federal Reserve Bank. The Federal Home Loan Bank of Chicago can also provide longer-term borrowings to help meet liquidity requirements.

As of December 31, 2011, the Corporation’s liquidity level is stressed as a result of the lack of a borrowing line of credit with another financial institution and the inability of the subsidiary bank to pay dividends to the Corporation due to restrictions imposed by the regulatory enforcement order at the subsidiary bank. In response, the Corporation has initiated a process to identify and evaluate a broad range of strategic alternatives to strengthen the company’s capital base and enhance shareholder value, and has retained outside financial and legal advisors to assist with its evaluation and oversight. For further duscussion, see the “Capital Resources” section of the Management's Discussion and Analysis.

The subsidiary bank has adequate liquidity available. The most liquid assets are cash and due from banks, interest-bearing deposits with financial institutions and federal funds sold. The balance of these assets, which represent the Corporation’s cash and cash equivalents, are dependent on the Corporation’s operating, investing, lending and financing activities during any given period.

The following table summarizes the Corporation’s average cash and cash equivalent balances as of December 31, 2011, 2010 and 2009.
	For the Years Ended December 31
	2011	2010	2009
Cash and due from banks	$18,362	$14,769	$14,415
Interest-bearing deposits with financial institutions	54,987	55,352	47,764
Total	$73,349	$70,121	$62,179

Percent of average total assets	6.79%	6.06%	4.98%

The following table summarizes the Corporation’s cash and cash equivalent balances as of December 31, 2011, 2010 and 2009.

	For the Years Ended December 31
	2011	2010	2009
Cash and due from banks	$16,307	$12,992	$15,546
Interest-bearing deposits with financial institutions	46,988	30,888	55,527
Total	$63,295	$43,880	$71,073

Percent of average total assets	6.20%	4.00%	5.63%

As of December 31, 2011 average cash and cash equivalents increased 4.6% to $73,349 from $70,121 in 2010, which increased 12.8% from $62,179 in 2009. As a percent of average total assets, average cash and cash equivalents increased to 6.79% in 2011 from 6.06% in 2010, which had increased from 4.98% in 2009. The increase in average cash and cash equivalents during 2011 was attributable to increased liquidity maintained by the Corporation as a cushion for liquidity reserves.

In 2011, the Corporation experienced an increase in cash and cash equivalents of $19,415 or 44.2%, to $63,295 from $43,880 in 2010. This increase was due primarily to a net decrease in loans of $23,562. Investing activities provided $31,930, including $23,562 in net loan redemption and $5,009 in proceeds from the sales of other real estate owned. Financing activities utilized $32,346 from a $45,666 reduction in deposits, offset by a $17,276 increase in short term borrowings, primarily customer repurchase agreement accounts. Cash and cash equivalents of $63,295 at December 31, 2011, along with short-term borrowing lines are deemed adequate to meet short-term liquidity needs.

In 2010, the Corporation experienced a net decrease in cash and cash equivalents of $27,193, or (38.3%), to $43,880 from $71,073 in 2009. This decrease was due in part to the use of excess liquidity to redeem higher rate public deposits in an effort to restructure the balance sheet. As a result of this restructuring, deposits decreased $112,578 making up the majority of the $147,024 in liquidity used by financing activities. Investing activities, consisting of a $60,052 decrease in loans and a $39,911 decrease in investment securities provided the Corporation with $105,663 in liquidity.

The ratio of temporary investments and other short-term available funds (those investments maturing within one year, plus twelve months’ projected payments on mortgage-backed securities and collateralized mortgage obligations, and cash and due from banks’ balances) to volatile liabilities (50% of non-public entity certificates of deposit over $100, repurchase agreements issued to public entities, treasury tax and loan deposits, short-term borrowings from banks, and deposits of public entities) was 67.7% at December 31, 2011 and 43.1% at December 31, 2010. Core deposits (demand deposits, interest-bearing checking accounts, savings deposits and certificates of deposit less than $100) were 87.8% of total deposits at December 31, 2011 and 87.4% at December 31, 2010. Money market accounts of approximately $221,130 and $252,108 at December 31, 2011 and 2010, respectively, are classified by the Corporation as core deposits.

The subsidiary bank’s core deposit base is stable. While a majority of time deposits in amounts of $100,000 or more will mature within 12 months, management expects that a significant portion of these deposits will be renewed. Historically, large time deposits have been stable and management is confident it can offer interest rates at the time of renewal that are competitive with other financial institutions. If a significant portion of the certificates of deposit were not renewed, it would have an adverse effect on liquidity. However, the Corporation has other available funding sources, including excess liquidity reserves, purchased funds from correspondent banks and Federal Home Loan Bank advances, to mitigate this risk.

On January 24, 2011, the Corporation notified the U.S. Treasury that it will defer regularly scheduled dividend payments on the Corporation’s 25,083 in Series B Preferred Shares, and the Corporation provided notice to Bank of America, N.A., as successor Trustee by merger, of the Corporation’s $25,000 in junior subordinated debt securities due 2035 (the Corporation Capital Trust I) that the Corporation is exercising its right to defer interest payments for a period of twenty (20) consecutive quarterly interest payment periods beginning with the interest payment period of March 15, 2011, unless the Corporation subsequently gives notice that it has elected to shorten such deferral period. By taking these actions, the Corporation expects to save approximately $1,776 in annual cash payments, based on current rates.

The long-term liquidity needs of the Corporation will be driven by the changing needs of its customers and the ability to offset strategies of its competitors. The Corporation’s existing liquidity and equity base, coupled with common stock available for issuance, a low level of debt, unpledged investment securities and available borrowing sources provide multiple options for funding future liquidity needs, including contingency funding in the event of periods of unexpected reduction of liquidity.

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

The following table sets forth the Corporation’s interest rate repricing gaps for selected maturity periods at December 31, 2011:

	Rate Sensitive Within
	1 year	1-2 yrs.	2-3 yrs.	3-5 yrs.	Thereafter	Total	Fair Value
Interest-earning assets:
Interest-bearing deposits	$46,988	$-0-	$-0-	$-0-	$-0-	$46,988	$46,988
Taxable investment securities	24,543	17,539	18,020	25,471	106,876	192,449	198,836
Tax-exempt investment securities	14,887	7,973	5,991	23,729	7,245	59,825	62,853
Loans	267,781	106,728	52,239	85,052	109,221	621,021	658,359
Total rate sensitive assets (“RSA”)	$354,199	$132,240	$76,250	$134,252	$223,342	$920,283	$967,036
Interest-bearing liabilities:
Interest-bearing demand deposits	$353,462	$-0-	$-0-	$-0-	$-0-	$353,462	$353,462
Savings deposits	84,599	-0-	-0-	-0-	-0-	84,599	84,599
Time deposits	258,156	39,628	4,066	5,426	19	307,295	312,294
Customer repurchase agreements	54,835	-0-	-0-	-0-	-0-	54,835	54,835
Advances from Federal Home Loan Bank	5,000	-0-	-0-	-0-	-0-	5,000	4,994
Federal funds purchased	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Trust preferred securities	25,000	-0-	-0-	-0-	-0-	25,000	25,000
Total rate sensitive liabilities (“RSL”)	$781,052	$39,628	$4,066	$5,426	$19	$830,191	$835,184

Interest rate sensitivity GAP (RSA less RSL)	$(426,853)	$92,612	$72,184	$128,826	$223,323
Cumulative GAP	$(426,853)	$(334,241)	$(262,057)	$(133,231)	$90,092
RSA/RSL	45.35%	333.70%	1,875.31%	2,474.24%	1,175,484.21%
Cumulative RSA/RSL	45.35%	59.27%	68.23%	83.95%	110.85%

In the table above, interest-bearing demand deposits and savings deposits are included as rate sensitive in the amounts reflected in the 0-3 month time frame, as such interest-bearing liabilities are subject to immediate withdrawal.

Management of the Corporation considers $99,200 (three-fourths) of the interest-bearing checking account balances and $165,800 (three-fourths) of the money market account balances (both being the components of interest-bearing demand deposits) and all savings deposits as core, or non-rate sensitive deposits, primarily since interest-bearing demand and savings deposits historically have not been rate sensitive. As a general rule, the subsidiary bank’s policy is to maintain RSA as a percent of RSL within a range of +70% to +120% within a six-month time period.

At December 31, 2011, savings deposits totaled approximately $84,600. If the $84,600 in savings deposits, the $99,200 of interest-bearing checking account balances and the $165,800 in money market account balances reflected in the less than one year time frame are excluded from the rate sensitivity above (consistent with the consideration mentioned in the paragraph above), then rate sensitive liabilities would be approximately $431,500 decreasing the negative gap to approximately $77,300. RSA as a percent of RSL would be 82.1%.

The Corporation’s strategy with respect to asset-liability management is to maximize net interest income while limiting the Corporation’s exposure to risks associated with volatile interest rates. The subsidiary bank’s Funds Management Committee is responsible for monitoring the GAP position. As a general rule, the subsidiary bank’s policy is to maintain GAP as a percent of total assets within a range of  +/- 20% in any given time period. Based on the simulation of various rising or falling interest rate scenarios in comparison to one considered to be the most likely interest rate scenario (“base model”), management seeks to operate with net interest income within a range of +/-10% and with net income within a range of +/- 25% during any twelve-month period. The Corporation also performs an interest rate risk analysis, on a monthly basis, on the assets and liabilities of the subsidiary bank. This analysis applies an immediate shift (“interest-rate shock”) in interest rates of up to +300 basis points and -300 basis points to the assets and liabilities to determine the impact on the net interest income and net income of the subsidiary bank, when compared to a flat rate scenario. This analysis does not take into account any other balance sheet management plans that would most likely be implemented should such rapid interest rate movement occur.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (Continued)
(dollar amounts in thousands except share data)

The following table shows the estimated changes to net interest income (on a taxable-equivalent basis) from the base scenario as of December 31, 2011 and 2010 (note the 200 and 300 basis point decline scenarios were not calculated due to many deposit products being unable to decline to that level):

Change in	Estimated Net Interest Income
Interest Rate	2011	% of change	2010	% of change
300 basis point rise	$27,884	-16.51%	$38,720	-6.90%
200 basis point rise	29,519	-11.61	39,331	-5.43
100 basis point rise	31,412	-5.95	40,314	-3.07
Base scenario	33,398	—	41,591	—
100 basis point decline	32,118	-3.83	39,819	-4.26

Contractual Obligations, Commercial Commitments and Off-Balance Sheet Arrangements. As disclosed in the Notes to Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2011, the aggregate contracted obligations (excluding bank deposits) and commercial commitments are as follows:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Contractual Obligations:
Time deposits	$307,295	$258,167	$43,694	$5,426	$8
Customer repurchase agreements	54,835	54,835	-0-	-0-	-0-
Advances from the Federal Home Loan Bank	5,000	5,000	-0-	-0-	-0-
Federal funds purchased	-0-	-0-	-0-	-0-	-0-
Trust preferred securities	25,000	-0-	-0-	-0-	25,000
Post-retirement health insurance	994	59	187	217	530	(1)
Total	$393,124	$318,061	$43,881	$5,643	$25,539

Off-Balance Sheet Arrangements:
Commitments to lend	$96,510	$96,510	$-0-	$-0-	$-0-
Standby letters of credit	1,756	1,756	-0-	-0-	-0-
Total	$98,266	$98,266	$-0-	$-0-	$-0-
(1) For the years 2017 through 2021.

See Note 18 of the Notes to Consolidated Financial Statements for additional discussion on contractual obligations, commercial commitments and off-balance sheet arrangements.

Effects of Inflation. The Consolidated Financial Statements and related consolidated financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America and practices within the banking industry which require the measurement of financial condition and operating results in terms of historical dollars, without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation.

Investment Maturities and Yields. The following table sets forth the contractual maturities of the amortized cost of investment securities at December 31, 2011, and the taxable equivalent yields of such securities:

	Due within one year		Due after one but within five years		Due after five years		Other (no stated maturity)
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
United States Government and federal agency and U.S. Government sponsored enterprises (GSEs)	$137	2.97%	$64,619	2.26%	$11,938	2.80%	$-0-	—
State and Municipal	4,195	4.36	14,802	5.31	80,103	5.65	-0-	—
Collateralized mortgage obligations:
GSE residential	7,593	3.34	66,588	2.65	2,299	5.40	-0-	—
Total	$11,925	3.70%	$146,009	2.75%	$94,340	5.28%	$-0-	—

Loan Maturities. The following table sets forth scheduled loan repayments on agricultural, commercial and commercial real estate development loans at December 31, 2011:

	Due within one year	Due after one but within five years	Due after five years	Non-accrual	Total
Agricultural	$55,504	$4,029	$75	$1,643	$61,251
Commercial	32,145	21,183	627	8,654	62,609
Commercial Real Estate Development	12,314	1,326	-0-	44,639	58,279
Total	$99,963	$26,538	$702	$54,936	$182,139

          Of the loans shown above, the following table sets forth loans due after one year which have predetermined (fixed) interest rates or adjustable (variable) interest rates at December 31, 2011:

	Fixed rate	Variable rate	Total
Due after one year	$5,617	$21,623	$27,240

Allocation of Allowance for Loan Losses. The subsidiary bank has allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation of the allowance during 2011 is found in Note 5 - “Loans and the Allowance for Loan Losses” in the Notes to Consolidated Financial Statements. The allocation of the allowance and the ratio of loans within each category to total loans at December 31, 2011, 2010, 2009 and 2008 are as follows:

	December 31
	2011		2010		2009		2008
	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans	Allowance amount	Percent of loans in each category to total loans
Commercial	$5,240	10.1%	$4,435	19.6%	$181	20.5%	$2,469	19.1%
Agricultural	55	9.9	99	11.1	129	9.7	235	10.1
Real estate	23,780	72.6	23,559	61.2	10,283	61.0	1,284	61.3
Consumer	1,338	7.4	1,595	8.1	1,059	8.8	890	9.5
Unallocated	0	n/a	38	n/a	423	n/a	186	n/a
Total	$30,413	100.0%	$29,726	100.0%	$12,075	100.0%	$5,064	100.0%

Capital Resources. Other than the issuance of common stock, the Corporation’s primary source of capital is net income retained by the Corporation. During the years ended December 31, 2011 and 2010, the Corporation incurred net losses of $54,350 and $16,979 respectively, and paid no common dividends. During the year ended December 31, 2009, the Corporation had a net loss of $21,126 and paid dividends to common stockholders of $2,301. As of December 31, 2011, total stockholders’ equity was $4,935, a decrease of $51,908 from $56,861 as of December 31, 2010.

In recent regulatory guidance, the Board of Governors of the Federal Reserve System has emphasized that voting common stockholders’ equity generally should be the dominant element within Tier 1 capital for bank holding companies and that it is the most desirable element of capital from the supervisory standpoint. The Board of Governors has reiterated that bank holding companies should place primary reliance on common equity and has cautioned bank holding companies against over-reliance on non-common-equity capital elements.

The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies and their subsidiary banks. Risk-based capital ratios are established by allocating assets and certain off-balance sheet commitments into four risk-weighted categories. These balances are then multiplied by the factor appropriate for that risk-weighted category. The guidelines require bank holding companies and their subsidiary banks to maintain a total capital to total risk-weighted assets ratio of not less than 8.0%, of which at least one half must be Tier 1 capital, and a Tier 1 leverage ratio of not less than 4.0%.

As of December 31, 2011, the Corporation’s total risk-based capital ratio was (0.50)%, Tier 1 risk-based capital ratio was (0.50)% and its Tier 1 leverage ratio was (0.32)%. The capital ratios fell below the adequately capitalized levels primarily due to continued operating losses at the subsidiary bank. The Corporation's regulatory capital ratios are further reduced by the limitation on trust preferred securities includible in Tier 1 capital, based on the decreased level of core capital. As of December 31, 2011 the subsidiary bank's total risk-based capital ratio was 4.60%, tier 1 risk-based capital ratio was 3.31% and its tier 1 leverage ratio was 2.14%.

Without prior approval, the subsidiary bank is restricted as to the amount of dividends that they may declare to the balance of the retained earnings account, adjusted for defined bad debts. In addition, the FDIC has authority to prohibit or to limit the payment of dividends by a bank if, in the banking regulator’s opinion, payment of a dividend would constitute an unsafe or unsound practice in light of the financial condition of the banking organization. The Corporation and its subsidiary bank are prohibited from paying any dividends without regulatory consent, pursuant to regulatory enforcement actions taken at the Corporation and subsidiary bank. For further discussion, see the “Regulatory Matters” section of the Management's Discussion and Analysis.

The Corporation has generated net losses in each of the last three years, with losses of $54,350 in 2011, $16,979 in 2010 and $21,126 in 2009. The 2009 loss was largely due to the 100% write-off of the subsidiary bank’s goodwill of $24,521. The subsidiary bank has continued to generate losses in 2010 and 2011 from significant increases in non-performing assets, impaired loans and loan loss provisions, resulting in the subsidiary bank’s primary regulator imposing a consent order. For further discussion of these regulatory enforcement actions, see the “Regulatory Matters” section of the Management's Discussion and Analysis.

Due to the net losses incurred by the Corporation in the last three years, equity capital has been reduced to a level that leaves the Corporation with very little capacity to absorb further losses.

In 2010, the Corporation and subsidiary bank’s Boards of Directors (“the Board”) initiated a process to identify and evaluate a broad range of strategic alternatives to strengthen the Corporation’s capital base and enhance shareholder value. These strategic alternatives include asset sales, consolidation of operations, closing of branches, capital enhancement and other recapitalization transactions. The subsidiary bank retained outside financial and legal advisors to assist with its evaluation and oversight.

In December 2011, as part of the capital plan submitted to the OCC in response to the consent order, several capital enhancement alternatives were evaluated including a public offering of common shares, a shareholder rights offering, the sale of branch locations and other asset sales.  In 2012, the Board and management continue to evaluate these potential alternatives with advisors, independent parties and the OCC, which under the consent order must provide prior approval before the execution of any capital enhancement transaction.

If the Corporation is unsuccessful in assessing and implementing other strategic and capital-raising options, and if a liquidity crisis would develop, the Corporation has various alternatives, which could include selling or closing additional branches, packaging and selling high-quality commercial loans, executing sale/leaseback agreements on its banking facilities and other options. If executed, these transactions would decrease the subsidiary bank’s assets and liabilities, improve capital ratios and reduce general, administrative and other expenses. The Corporation is continuing to explore and evaluate all strategic and capital-raising options with its financial and legal advisors.

Regulatory Matters. In connection with regular examinations of the Corporation by the Federal Reserve Bank of Chicago (“FRB”), and the Office of the Comptroller of the Currency (“OCC”), various actions were taken by the regulatory agencies, none of which resulted in the imposition of fines or penalties.

A Consent Order (“Order”) is a formal action by the OCC requiring a bank to take corrective measures to address deficiencies identified by the OCC. The subsidiary bank can continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. All customer deposits remain fully insured to the maximum limits set by the FDIC.

A Memorandum of Understanding (a “Memorandum”) agreement is characterized by regulatory authorities as an informal action that is neither published nor made publicly available by the agencies and is used when circumstances warrant a milder form of action than a formal supervisory action, such as an Order.

A Written Agreement (an “Agreement”) is a formal enforcement action by the FRB, similar in nature to a Memorandum, but is legally binding and will be published and made public.

On March 15, 2010 the subsidiary bank entered into a Written Agreement with the OCC.  The Agreement sets forth the subsidiary bank’s commitments to: (i) review and take action as necessary regarding its allowance for loan and lease losses; (ii) improve the subsidiary bank’s asset quality through the development of workout plans for criticized assets and the assessment of credit risk; and (iii) revise the subsidiary bank’s credit risk rating management information system.  The subsidiary bank has taken steps to address the issues raised in the Agreement and intends to fully comply with the requirements set forth in the Agreement.

Pursuant to the Agreement, the subsidiary bank’s Board of Directors has reviewed on a monthly basis the adequacy of the subsidiary bank’s allowance for loan losses and established a program for the maintenance of an adequate allowance.  The subsidiary bank also took immediate action to protect its interest in criticized assets and to adopt individual written workout plans with respect to such assets.  A copy of the workout plans is provided to the OCC on a quarterly basis for any criticized asset equal to or exceeding $100,000. Under the Agreement, the board ensures that the subsidiary bank’s internal ratings of loan relationships are timely, accurate and consistent with the regulatory credit classification criteria established by the OCC.

The subsidiary bank’s risk management staff reports independently to the Directors’ Loan Committee.  The Directors’ Loan Committee reports further to the subsidiary bank’s Board of Directors.  Management furnishes its reports and additional documentation to these committees on a regular basis.  The coverage of independent loan review processes, which are monitored by the risk management department, have been expanded significantly.  The Directors’ Loan Committee has directed risk management to refine its loan review grading methodology to ensure that loans with a probability of payment default or well-defined weaknesses are graded substandard regardless of mitigating controls which might reduce the credit risk.  The Directors’ Loan Committee monitors this process through bi-monthly meetings and reviews loan review reports to ensure compliance with the terms of the Agreement.
In the fourth quarter of 2010, the subsidiary bank filled a newly created role of Chief Credit Officer and established a credit administration division and a special assets group.  The primary responsibility of the credit administration division is to oversee the development, maintenance, and monitoring of loan policies and procedures. Other responsibilities include credit analysis, credit risk management, loan servicing and administration and collections, as well as loan portfolio analysis and the allowance for loan losses.  The functions of the special assets group include loss mitigation and workout of non-performing loans, liquidation of non-performing assets and other responsibilities to accelerate and maximize loan recoveries.  As part of establishing the new credit administration division, the subsidiary bank’s Chief Credit Officer identified and engaged experienced personnel to fill key roles within credit administration in continuing to address the subsidiary bank’s commitments relative to the Agreement.

On September 20, 2011, the subsidiary bank entered into a Stipulation and Consent to the Issuance of a Consent Order (the “Consent Order”) with the OCC.  Pursuant to the Consent Order, the subsidiary bank has agreed to take certain actions and operate in compliance with the Consent Order’s provisions during its term.

Under the terms of the Consent Order, the subsidiary bank is required to, among other things: (i) adopt and adhere to a three-year written strategic plan that establishes objectives for the subsidiary bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in non-performing assets and its product development; (ii) adopt and maintain a capital plan; (iii) by December 19, 2011, achieve and thereafter maintain a Tier 1 capital ratio of at least 8% and a total risk-based capital ratio of at least 12%; (iv) seek approval of the OCC prior to paying dividends on its capital stock; (v) develop a program to reduce the subsidiary bank’s credit risk; (vi) take certain actions related to credit and collateral exceptions; (vii) reaffirm the subsidiary bank’s liquidity risk management program; and (viii) appoint a compliance committee of the Board of Directors to help ensure the subsidiary bank’s compliance with the Consent Order.  The subsidiary bank is also required to submit certain regular reports with respect to the foregoing requirements.

On October 27, 2011, the Corporation entered into a Written Agreement with the Federal Reserve Bank.  Pursuant to the Written Agreement, the Corporation has agreed to take certain actions and operate in compliance with the Written Agreement’s provisions during its term.

Under the terms of the Written Agreement, the Corporation is required to, among other things: (i) serve as a source of strength to the subsidiary bank, including taking steps to ensure  that the subsidiary bank complies with the Consent Order it entered into with the OCC on September 20, 2011, and any other supervisory action taken by the subsidiary bank’s federal regulator; (ii) refrain from declaring or paying any dividend, or taking dividends or other payments representing a reduction in the subsidiary bank’s capital, each without the prior written consent of the FRB and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors of the Federal Reserve System; (iii) refrain from making any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior approval of the FRB and the Director; (iv) refrain from incurring, increasing, or guaranteeing any debt, and from purchasing or redeeming any shares of its capital stock, each without the prior approval of the FRB; (v) provide the FRB with a written plan to maintain sufficient capital at the Corporation on a consolidated basis; (vi) provide the FRB with a projection of the Corporation’s planned sources and uses of cash; (vii) comply with certain regulatory notice provisions pertaining to the appointment of any new director or senior executive officer, or the changing of responsibilities of any senior executive officer; and (viii) comply with certain regulatory restrictions on indemnification and severance payments.  The Corporation is also required to submit certain reports to the FRB with respect to the foregoing requirements.

The Consent Order replaced the previously disclosed formal written agreement entered into by the subsidiary bank with the OCC on March 15, 2010.  The formal written agreement had  set forth the subsidiary bank’s commitment to; (i) review and take action as necessary regarding its allowance for loan losses; (ii) improve the subsidiary bank’s asset quality through the development of workout plans for criticized assets and the assessment of credit risk; and (iii) revise the subsidiary bank’s credit risk rating management information system.

On December 19, 2011, the subsidiary bank submitted to the OCC a three year strategic plan and capital plan designed to strengthen the Corporation and its subsidiary bank’s operations and capital position going forward.  The plans reflected the current challenges with respect to capital and difficulties in projecting the impact of economic weakness in the Corporation’s markets on its loan portfolio, as well as strategies to maintain the financial strength of the Corporation and its subsidiary bank.  A significant part of the plans was the initiative by the Corporation to evaluate the sale of branch locations of the subsidiary bank in order to generate profits to improve capital ratios of the subsidiary bank.

On March 29, 2012, the subsidiary bank's Board of Directors received a Prompt Corrective Action (“PCA”) Notice under 12 U.S.C. 1831o and 12 C.F.R. Part 6 due to its amended Call Report filed with the OCC on March 22, 2012 reflecting capital ratios in the Significantly Undercapitalized PCA capital category.  This Notice places the Bank under certain mandatory PCA restrictions regarding the payment of capital distributions and management fees, as well as restrictions on asset growth, on certain expansion activities, including acquisitions, new branches, and new lines of business, and on payment of bonuses and compensation to senior executive officers.  These mandatory requirements also include a requirement that the Bank submit an acceptable Capital Restoration Plan (“CRP”) to the OCC no later than May 7, 2012, addressing the steps the Bank will take to become adequately capitalized, the levels of capital to be attained during each quarter of each year of the CRP, the types and level of activities in which the Bank will engage; and how management will comply with the restrictions against asset growth, and acquisition, branching and new lines of business. The Bank's capital category is determined solely for the purpose of applying PCA and may not constitute an accurate representation of the Bank's overall financial condition or prospects.

Quarterly Results of Operations
(dollars in thousands except share data)

The following table sets forth certain unaudited income and expense and share data on a quarterly basis for the three-month periods indicated:

	Year Ended December 31, 2011
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$11,294	$10,574	$10,084	$9,623
Interest expense	1,937	1,818	1,719	1,415
Net interest income	9,357	8,756	8,365	8,208
Provision for loan losses	1,875	8,050	7,975	33,903
Net interest income after provision for loan losses	7,482	706	390	(25,695)
Non-interest income	3,600	4,027	2,089	2,870
Non-interest expense	9,435	10,233	10,089	12,175
Income (loss) before income taxes	1,647	(5,500)	(7,610)	(35,000)
Income tax expense (benefit)	(88)	(2,575)	11,215	665
Net income (loss)	1,735	(2,925)	(18,825)	(34,335)
Dividends in arrears on preferred shares	314	313	314	313
Accretion of preferred stock discount	8	7	7	8
Net income (loss) available to common stockholders	$1,413	$(3,245)	$(19,146)	$(34,656)

Earnings (loss) per share:
Basic net income (loss) per common share available to common stockholders	$0.43	$(0.98)	$(5.75)	$(10.39)
Diluted net income (loss) per common share available to common stockholders	$0.43	$(0.98)	$(5.75)	$(10.39)
Cash dividends declared per share	$-0-	$-0-	$-0-	$-0-

	Year Ended December 31, 2010
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$13,460	$12,373	$12,042	$11,691
Interest expense	3,977	3,188	2,797	2,276
Net interest income	9,483	9,185	9,245	9,415
Provision for loan losses	3,925	2,650	6,725	27,250
Net interest income after provision for loan losses	5,558	6,535	2,520	(17.835)
Non-interest income	3,192	2,029	2,474	3,797
Non-interest expense	9,286	8,816	9,047	10,004
Income (loss) before income taxes	(536)	(252)	(4,053)	(24,042)
Income tax expense	(795)	(672)	(2,142)	(8,295)
Net income (loss)	259	420	(1,911)	(15,747)
Preferred stock dividends	314	314	314	313
Accretion of preferred stock discount	7	7	7	7
Net income (loss) available to common stockholders	$(62)	$99	$(2,232)	$(16,067)
Earnings per share:
Basic net income (loss) per common share available to common stockholders	$(0.02)	$0.03	$(0.67)	$(4.86)
Diluted net income (loss) per common share available to common stockholders	$(0.02)	$0.03	$(0.67)	$(4.86)
Cash dividends declared per share	$-0-	$-0-	$-0-	$-0-

Selected Consolidated Financial Information
(dollars in thousands except share data)

	For the Years Ended December 31
	2011	2010	2009	2008	2007
Summary of Income
Interest income	$41,575	$49,566	$56,736	$58,822	$61,559
Interest expense	6,889	12,238	22,085	27,301	34,505
Net interest income	34,686	37,328	34,651	31,521	27,054
Provision for loan losses	51,803	40,550	11,062	2,968	640
Non-interest income	12,586	11,492	13,244	11,593	11,298
Non-interest expense	41,932	37,153	59,559	31,123	29,565
Income (loss) before income taxes	(46,463)	(28,883)	(22,726)	9,023	8,147
Income tax expense (benefit)	7,887	(11,904)	(1,600)	1,697	1,377
Net income (loss)	(54,350)	(16,979)	(21,126)	7,326	6,770
Dividends in arrears on preferred shares	1,254	-0-	-0-	n/a	n/
Dividends on preferred shares	-0-	1,255	1,178	n/a	n/a
Accretion of preferred stock discount	30	28	25	n/a	n/a
Net income (loss) available to common stockholders	(55,634)	(18,262)	(22,329)	7,326	6,770

Per Share Data
Basic earnings (loss) per share available to common stockholders	$(16.71)	$(5.52)	$(6.76)	$2.22	$2.04
Diluted earnings (loss) per share available to common stockholders	(16.71)	(5.52)	(6.76)	2.21	2.03
Common book value (at end of period)	(6.01)	9.58	15.03	21.97	20.74
Cash dividends declared	0.00	0.00	0.70	1.12	1.08
Dividend payout ratio	n/a	n/a	n/a	50.5%	53.1%

Selected Balances (at end of year)
Total assets	$1,014,316	$1,096,471	$1,261,338	$1,163,130	$1,080,702
Earning assets	826,363	914,119	1,097,992	1,013,521	949,534
Investments	261,583	260,939	301,267	251,115	228,575
Gross loans	623,241	709,589	801,370	792,992	723,575
Allowance for loan losses	30,413	29,726	12,075	5,064	3,248
Deposits	917,295	962,961	1,075,539	962,132	891,407
Borrowings	84,835	71,559	104,848	118,016	109,089
Stockholders’ equity	4,935	56,861	74,660	72,471	68,607

Selected Financial Ratios
Net income (loss) available to common stockholders to average stockholders’ equity	(107.44)%	(23.82)%	(22.81)%	10.59%	10.32%
Net income (loss) available to common stockholders to average assets	(5.15)	(1.58)	(1.79)	0.66	0.65
Average stockholders’ equity to average assets	4.80	6.62	7.84	6.25	6.33
Average earning assets to average assets	82.39	85.72	87.43	88.57	88.61
Non-performing loans to total loans at end of year (net of unearned interest)	16.26	13.83	7.35	4.18	1.03
Tier 1 capital to average adjusted assets	(0.32)	5.76	7.48	6.22	6.33
Risk-based capital to risk-weighted assets	(0.50)	9.68	11.50	8.30	8.44
Net loans charged-off to average loans	8.74	3.33	0.54	0.16	0.07
Allowance for loan losses to total loans at end of year (net of unearned interest)	4.90	4.22	1.51	0.64	0.45
Average interest-bearing deposits to average deposits	84.54	87.13	89.36	89.02	89.01
Average non-interest-bearing deposits to average deposits	15.46	12.87	10.64	10.98	10.99

Market Information

MARKET INFORMATION

Citizens First National Bank acts as the transfer agent for Princeton National Bancorp, Inc. All transfer requests or inquiries should be directed to the following:

Lou Ann Birkey
Vice President - Investor Relations & Corporate Secretary
Princeton National Bancorp, Inc.
606 South Main St.
Princeton, IL 61356
PHONE: 815-872-6131 or 815-872-6134
E-MAIL: pnbc@citizens1st.com

The table below indicates the high and low prices and the dividends declared per share for PNBC common stock during the periods indicated:

2011	High	Low	Cash Dividend Declared	2010	High	Low	Cash Dividend Declared
First Quarter	$7.32	$3.75	$0.00	First Quarter	$11.50	$8.01	$0.00
Second Quarter	7.24	4.85	0.00	Second Quarter	10.00	5.50	0.00
Third Quarter	5.39	2.71	0.00	Third Quarter	6.50	4.65	0.00
Fourth Quarter	3.10	0.86	0.00	Fourth Quarter	5.50	2.73	0.00

On December 31, 2011, PNBC had 742 registered holders of record of its common stock.

The holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Corporation, which considers payment of dividends quarterly. The ability of the Corporation to pay dividends is dependent upon receipt of dividends from the subsidiary bank. In determining cash dividends, the Board of Directors considers the earnings, capital requirements, debt servicing requirements, financial ratio guidelines established by the Board, the financial condition of the Corporation and other relevant factors. The subsidiary bank's ability to pay dividends to the Corporation is subject to regulatory restrictions. See Note 17 - "Undistributed Earnings of Subsidiary Bank" in the Notes to Consolidated Financial Statements.

The timing and amount of dividends will depend upon the earnings, capital requirements, and financial condition of the Corporation and the subsidiary bank, as well as the general economic conditions and other relevant factors affecting the Corporation and the subsidiary bank. In 2010, a decision was made to suspend dividends to bolster capital levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Annual Report on Form 10-K and Investor Information	Annual Meeting of Stockholders

A copy of Princeton National Bancorp, Inc.’s Annual Report on Form 10-K to be filed with the Securities & Exchange Commission, is available without charge by writing:	The annual meeting of the stockholders of Princeton National Bancorp, Inc. will be held at 10:00 AM, Thursday, May 17, 2012, at the following location:

Lou Ann Birkey	The Galleria Convention Center
Vice President - Investor Relations & Corporate Secretary	1659 North Main St.
Princeton National Bancorp, Inc.	Princeton, IL 61356
606 South Main St.
Princeton, IL 61356	Stockholders are invited to attend.

or E-MAIL us at pnbc@citizens1st.com

Common Stock Price Performance Graph

The following Common Stock price performance graph compares the monthly change in the Corporation’s cumulative total stockholder returns on its Common Stock, assuming the Common Stock was purchased on December 31, 2006 and sold on December 31, 2011, with the cumulative total return of stocks included in the Russell 3000, the NASDAQ Bank Index and the SNL Midwest Bank Stock Index for the same period. The amounts shown assume the reinvestment of dividends.

	Period Ending
Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11
Princeton National Bancorp, Inc.	101.04	78.11	74.45	38.23	12.87	5. 29
Russell 3000	115.71	121.66	76.27	97.89	114.46	99.93
SNL Midwest Bank Index	115.59	90.09	59.27	50.23	62.38	50.97
NASDAQ Bank	113.82	91.16	71.52	59.87	68.34	53.74

The Corporation’s Common Stock began trading on the NASDAQ Stock Market under the symbol PNBC on May 8, 1992. On December 31, 2011, the closing bid price for the Common Stock as quoted on NASDAQ Online was $1.51.